Form 10-K, Exhibit 13
period 1993-12-26
GANNETT CO INC /DE/
filed 1994-03-22
CIK 39899

EXHIBIT 13
Page 1

Company Profile
Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and outdoor advertising businesses, and is engaged in research, marketing, commercial printing, a newswire service, data services and news programming. The company has facilities in 41 states, the District of Columbia, Canada, Guam, the U.S. Virgin Islands, Great Britain, France, Switzerland, Hong Kong and Singapore.
   Gannett's is the largest U.S. newspaper group, with 83 daily newspapers, including USA TODAY, more than 50 non-daily publications and USA WEEKEND, a weekly newspaper magazine. Total average paid daily circulation of Gannett's daily newspapers in 1993 exceeded 6.3 million, more than any other newspaper group.
   Gannett owns and operates 10 television stations, six FM radio stations and five AM radio stations in major markets. Gannett Outdoor Group is the largest outdoor advertising group in North America, with operations in 11 states and Canada.
   Gannett was founded by Frank E. Gannett in 1906 and incorporated in 1923. The company went public in 1967. Its nearly 147 million shares of common stock are held by more than 14,000 shareholders of record in all 50 states and abroad. The company has 36,500 employees. Corporate headquarters is located at Arlington, Va.

Board of Directors - 1993
John J. Curley
Chairman, president and chief executive officer, Gannett Co., Inc. Formerly:
President and chief executive officer, Gannett Co., Inc. (1986-89); president and chief operating officer (1984-86). Other directorships: Dickinson
College and Columbia University Boards of Trustees. Age 55. Term expires in 1996. (b,d,g,h)

Andrew F. Brimmer
President, Brimmer & Company, Inc. Other directorships: BankAmerica Corporation and Bank of America NT&SA; BellSouth Corporation; BlackRock Investment Income Trust, Inc.; Brimmer & Company, Inc.; Connecticut Mutual Life Insurance Company; E.I. duPont de Nemours & Company; Navistar International Corporation; PHH Corporation; UAL Corporation, Inc.; public governor and vice chairman, Commodity Exchange, Inc.; and trustee of the College Retirement Equities Fund. Age 67. Term expires in 1995. (a,f)

Meredith A. Brokaw
President, Penny Whistle Toys, Inc., New York City, and author. Other directorships: National Home Library Board; Coro Foundation, New York City; Conservation International, Washington, D.C. Age 53. Term expires in 1996. (b,d,f)

Rosalynn Carter
Author and businesswoman; distinguished lecturer, Agnes Scott College, Atlanta; fellow, Women's Studies Institute, Emory University, Atlanta.
Formerly: First Lady (1977-81). Other directorships: Carter Presidential Center; Friendship Force International; adviser, Habitat for Humanity, Inc.; trustee, The Menninger Foundation. Age 66. Term expires in 1994. (b,e,h)

Peter B. Clark
Former chairman, president and chief executive officer, The Evening News Association (1969-86). Formerly: Regents professor, Graduate School of Management, University of California at Los Angeles (1987). Other directorships: Trustee, Harper-Grace Hospital. Age 65. Term expires in 1996. (c,f)

Stuart T.K. Ho
Chairman of the board and president, Capital Investment of Hawaii, Inc., and chairman of the board of Gannett Pacific Corporation, publisher of the Company's Honolulu Advertiser and the Pacific Daily News at Agana, Guam. Other directorships: Aloha Airgroup, Inc.; Bancorp Hawaii, Inc.; College Retirement Equities Fund; Capital Investment of Hawaii, Inc. Age 58. Term expires in 1995. (a,b,e)

John J. Louis Jr.
Founder of Combined Communications Corporation and chairman (1968-81).
Formerly: U.S. Ambassador to the United Kingdom of Great Britain and Northern Ireland (1981-83). Other directorships: S.C. Johnson & Son, Inc. Age 68. Term expires in 1996. (a,b,d)

Douglas H. McCorkindale
Vice chairman and chief financial and administrative officer, Gannett Co., Inc. Formerly: Vice chairman and chief financial officer, Gannett Co., Inc. (1984-85). Other directorships: Rochester Telephone Corporation;
Continental Airlines, Inc.; and seven funds which are part of the Prudential complex of mutual funds. Age 54. Term expires in 1995. (b,g,h)

Rollan D. Melton
Chairman and chief executive officer of Speidel Newspapers Inc., and columnist, Reno (Nev.) Gazette-Journal. Other directorships: National Judicial College; John Ben Snow Trust and Foundation. Age 61. Term expires in 1995. (e,h)

Thomas A. Reynolds Jr.
Chairman emeritus of Chicago law firm of Winston & Strawn. Other directorships: Jefferson Smurfit Group; Union Pacific Corp. Age 65. Term expires in 1994. (a,b,c)

Carl T. Rowan
President, CTR Productions Inc.; author and lecturer; columnist, King Features and the Chicago Sun-Times; television commentator, Post-Newsweek Broadcasting; radio commentator, CTR Productions. Age 68. Term expires in 1994. (d,e)

Dolores D. Wharton
Chairman and CEO, Fund for Corporate Initiatives, Inc. Other directorships:
COMSAT Corporation; Kellogg Company. Age 66. Term expires in 1994. (c,h)

(a) Member of Audit Committee.
(b) Member of Executive Committee.
(c) Member of Executive Compensation Committee.
(d) Member of Management Continuity Committee.
(e) Member of Public Responsibility Committee.
(f) Member of Personnel Practices Committee.
(g) Member of Gannett Management Committee.
(h) Member of Contributions Committee.

Company and Divisional Officers
Gannett's principal management group is the Gannett Management Committee, which coordinates overall management policies for the Company. The members are identified below and on the previous pages.
   The managers of the Company's various local operating units enjoy substantial autonomy in local policy, operational details, news content and political endorsements.
         The Company's corporate headquarters staff includes specialists who provide advice and assistance to the Company's operating units in various phases of the Company's operations.
         Below are brief descriptions of the business experience during the last five years of the officers of the Company and the heads of its national and regional divisions. Officers serve for a term of one year and may be re-elected. Information about the two officers who serve as directors (John J. Curley and Douglas H. McCorkindale) can be found on pages 20-21.

Christopher W. Baldwin, Vice president, taxes. Formerly: Director, taxes (1979-1993). Age 50.

Thomas L. Chapple, General counsel and secretary. Formerly: Vice president, associate general counsel and secretary (1981-1991). Age 46.

Richard L. Clapp, Vice president, compensation and benefits.  Age 53.

Susan Clark-Jackson, President, Gannett West Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal. Age 47.

Michael J. Coleman, President, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard County. Formerly:
President, Gannett Central Newspaper Group, and president and publisher, Rockford (Ill.) Register Star (1986-1991). Age 50.

Thomas Curley, President and publisher, USA TODAY. Formerly: President and chief operating officer, USA TODAY (1986-1991). Thomas Curley is the brother of John J. Curley. Age 45.*

Philip R. Currie, Vice president, news, Newspaper Division. Formerly: Vice president, news, Gannett Community Newspapers (1986-89). Age 52.

Donald W. Davidson, President, Gannett Outdoor Group. Age 55.*

Gerry DeFrancesco, President, Gannett Radio. Formerly: President and general manager, KIIS/KIIS-FM at Los Angeles (1991-1992); executive vice president, Gannett Radio, and vice president and station manager, KIIS/KIIS-FM (1991); vice president and operations manager, Pyramid Broadcasting, Philadelphia, Pa. (1990-1991); vice president and station manager, KIIS/KIIS-FM (1989-1990); vice president and general manager, WDAE/WUSA-FM at Tampa, Fla. (1988-1989). Age 39.

Thomas J. Farrell, President, Gannett New Media Group. Formerly: Executive vice president, general manager, USA TODAY (1986-1992); publisher, Baseball Weekly, and chairman, USA TODAY Sky Radio (1991-1992); president, Gannett New Media Group (1990-1992). Age 49.*

Millicent A. Feller, Senior vice president, public affairs and government relations. Formerly: Vice president, public affairs and government relations (1986-1991). Age 46.*

Lawrence P. Gasho, Vice president, financial analysis. Age 51.

George R. Gavagan, Vice president/corporate accounting services.
Formerly: Assistant controller (1986-1993). Age 47.

George N. Gill, Vice president, Gannett Metro Newspaper Group, and president and publisher, The Courier-Journal at Louisville, Ky. Formerly:
President and publisher, The Courier-Journal. Age 59. He retired August 1,
1993.

John B. Jaske, Senior vice president, labor relations and assistant general counsel. Formerly: Vice president, labor relations and assistant general counsel (1980-1991). Age 49.

Madelyn P. Jennings, Senior vice president, personnel. Age 59.*

Kristin H. Kent, Vice president, senior legal counsel. Formerly: Senior legal counsel (1986-1993). Age 43.

Gracia C. Martore, Vice president, treasury services. Formerly: Assistant treasurer (1985-1993). Age 42.

William Metzfield, President, Gannett Supply Corp., and vice president, purchasing, Gannett Co., Inc. Age 52.

Larry F. Miller, Senior vice president, financial planning and controller.
Formerly: Vice president, financial planning and controller (1986-1991). Age
55.*

Peter S. Prichard, Senior vice president, news/chief news executive, Gannett, and editor, USA TODAY. Formerly: Senior editor, News, USA TODAY
(1988); managing editor, special projects, USA TODAY (1987-1988). Age 49.*

W. Curtis Riddle, President, Gannett East Newspaper Group, and president and publisher, Lansing (Mich.) State Journal. Formerly: President, Gannett Central Newspaper Group (1991-1993), and president and publisher, Lansing (Mich.) State Journal (1990-1993); vice president, Gannett Central Newspaper Group (1989-1991); president and publisher, Lafayette (Ind.) Journal and Courier (1988-1990); assistant to the publisher, The Cincinnati Enquirer (1987-1988). Age 42.

Carleton F. Rosenburgh, Senior vice president, Gannett Newspaper Division.
Formerly: Vice president/circulation (1986-1991). Age 54.

Gary F. Sherlock, Vice president, Gannett Metro Newspaper Group, and president and publisher, Gannett Suburban Newspapers. Formerly: Executive vice president, advertising, Newspaper Division (1988-90); president, Gannett National Newspaper Sales (1986-90). Age 48.

Mary P. Stier, President, Gannett Central Newspaper Group, and president and publisher, Rockford (Ill.) Register Star. Formerly: Vice president, Gannett Central Newspaper Group (1990-1993), and president and publisher, Rockford (Ill.) Register Star (1991-1993); publisher, Iowa City Press-Citizen (1987-1991). Age 36.

Jimmy L. Thomas, Senior vice president, financial services and treasurer.
Formerly: Vice president, financial services and treasurer (1980-1991). Age
52.*

Ronald Townsend, President, Gannett Television. Formerly: President and general manager, WUSA-TV at Washington, D.C. (1987-89). Age 52.*

Wendell J. Van Lare, Vice president, labor counsel. Formerly: Director, labor relations (1980-1993). Age 48.

Frank J. Vega, President and chief executive officer, Detroit Newspaper Agency. Formerly: President, Gannett South Newspaper Group, and publisher and CEO, FLORIDA TODAY at Brevard County, Fla. (1985-1991). Age 45.

Cecil L. Walker, President, Gannett Broadcasting Division. Formerly: Acting president, Gannett Television (1986). Age 57.*

Barbara W. Wall, Vice president, senior legal counsel. Formerly: Senior legal counsel (1990-1993); assistant general counsel (1985-1990). Age 39.

Gary L. Watson, President, Gannett Newspaper Division. Formerly: President, Gannett Community Newspaper Group (1985-1990). Age 48.*

Susan V. Watson, Vice president, investor relations. Age 41.

* Member of the Gannett Management Committee.

Gannett common stock prices

Restated to reflect the 2-for-1 stock split effective January 6, 1987, and the 3-for-2 stock split effective January 5, 1984. High-low range by quarters based on NYSE-composite closing prices.

Year      Quarter      Low       High
- -------  ---------  ---------  ---------
1983     first        $17.13     $21.92
         second       $21.09     $24.00
         third        $19.75     $23.17
         fourth       $18.75     $21.59
1984     first        $16.88     $21.69
         second       $18.13     $21.63
         third        $19.44     $23.69
         fourth       $21.38     $25.25
1985     first        $23.57     $29.38
         second       $27.38     $31.50
         third        $27.25     $32.88
         fourth       $26.63     $31.25
1986     first        $29.63     $37.00
         second       $34.25     $43.56
         third        $33.19     $42.75
         fourth       $33.88     $38.25
1987     first        $35.94     $49.63
         second       $43.75     $54.88
         third        $48.50     $55.25
         fourth       $31.75     $52.75
1988     first        $33.75     $39.50
         second       $29.38     $35.63
         third        $30.50     $34.25
         fourth       $32.38     $35.00
1989     first        $34.63     $38.25
         second       $36.63     $48.50
         third        $43.64     $49.88
         fourth       $39.50     $45.25
1990     first        $39.50     $44.38
         second       $35.50     $42.25
         third        $29.88     $37.50
         fourth       $30.63     $37.75
1991     first        $35.75     $42.63
         second       $39.75     $44.38
         third        $39.38     $46.63
         fourth       $35.88     $42.25
1992     first        $42.25     $47.88
         second       $41.50     $49.13
         third        $43.88     $48.25
         fourth       $46.00     $53.63
1993     first        $50.63     $55.38
         second       $47.50     $54.75
         third        $47.75     $51.38
         fourth       $47.50     $58.13
1994     first        $54.00     $58.38     *

* Through February 22, 1994

Management's responsibility for financial statements

The management of the Company has prepared and is responsible for the consolidated financial statements and related financial information included in this report. These financial statements were prepared in accordance with generally accepted accounting principles. These financial statements necessarily include amounts determined using management's best judgments and estimates.
         The Company's accounting and other control systems provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the Company. Underlying the concept of reasonable assurance is the premise that the cost of control not exceed the benefit derived. Management believes that the Company's accounting and other control systems appropriately recognize this cost/benefit relationship.
         The Company's independent accountants, Price Waterhouse, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the Company's system of internal accounting control and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The Price Waterhouse report appears on page 47.
         The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the Company's financial reports and accounting practices to ascertain that they are appropriate in the circumstances. The Audit Committee consists of four non-management directors, and meets regularly to discuss audit and financial reporting matters with representatives of financial management, the internal auditors and the independent accountants. The internal auditors and the independent accountants have direct access to the Audit Committee to review the results of their examinations, the adequacy of internal accounting controls and the quality of financial reporting.

By s/ John J. Curley                     By s/ Douglas H. McCorkindale
   -----------------------                  ------------------------------
   John J. Curley                           Douglas H. McCorkindale
   Chairman, President and                  Vice Chairman, Chief Financial
   Chief Executive Officer                  and Administrative Officer

Management's discussion and analysis of results of operations and financial position

Basis of reporting
Following is a discussion of the key factors which have affected the Company's business over the last three years. This commentary should be read in conjunction with the Company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.
         The Company's fiscal year ends on the last Sunday of the calendar year. Each of its fiscal years 1991-1993 encompasses a 52-week period.

Acquisitions and dispositions
On January 30, 1993, the Company completed the acquisition of the Honolulu Advertiser and the sale of the Honolulu Star-Bulletin. The acquisition of the morning publication Advertiser was for approximately $250 million. Consideration for this purchase included the issuance of approximately 1,980,000 shares of the Company's common stock and the assumption of certain liabilities of the acquired business. Concurrent with these transactions, the Honolulu joint operating agreement was amended to provide the Company with a greater share of profits from the operation.
         This acquisition is reflected in the 1993 financial statements under the purchase method of accounting.
         In the fourth quarter of 1993, the Company sold its radio stations in Kansas City and St. Louis, Mo. The Company also provided for the pending sale of its television station in Boston, which is expected to be completed in early 1994. The Company recognized a minor net gain on these transactions which is reflected in non-operating income.

Changes in accounting principles
In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109).
         Under the provisions of SFAS 106, the Company is required to recognize the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits. Prior to the adoption of SFAS 106, the Company recognized the cost of these benefits as payments were made on behalf of retirees.
         As permitted under SFAS 106, the Company recognized the Accumulated Postretirement Benefit Obligation as of the beginning of fiscal 1992 of $295 million as a change in accounting principle. On an after-tax basis, this non-cash charge was $180 million or $1.25 per share.

         Ongoing operating costs for 1992 under SFAS 106 were $6 million greater than under the previous cash basis method. On an after-tax basis, these charges totaled $4 million or $.03 per share. Further information concerning SFAS 106 can be found in Note 6 to the Consolidated Financial Statements.
         Under the provisions of SFAS 109, the Company adjusted previously recorded deferred taxes to reflect currently enacted statutory tax rates. The Company has reflected the cumulative effect of adopting SFAS 109 as a change in accounting principle at the beginning of fiscal 1992. This adjustment was recorded as a non-cash credit to earnings of $34 million or $.24 per share. Prior years' financial statements were not restated. The adoption of SFAS 109 had no effect on the provision for income taxes for 1992.

Results of operations
Consolidated summary

In millions of dollars
                        1993    Change   1992    Change   1991    Change
                       -------  ------- -------  ------- -------  -------
Operating revenues      $3,642       5%  $3,469       3%  $3,382      -2%
Operating  income         $714      16%    $617      10%    $559     -18%
Income before
 cumulative effect
 of accounting changes    $398      15%    $346      15%    $302     -20%
Net income                $398      99%    $200     -34%    $302     -20%

A discussion of the operating results of each of the Company's principal business segments and other factors affecting financial results follows.

Newspapers
In addition to its local newspapers, the Company's newspaper publishing operations include USA TODAY, USA WEEKEND and Gannett Offset commercial printing. Newspaper publishing operating results for the last three years were as follows:

In millions of dollars
                       1993    Change   1992    Change   1991    Change
                      -------  ------- -------  ------- -------  -------
Revenues               $3,014       5%  $2,858       3%  $2,767       -
Expenses               $2,337       4%  $2,250       1%  $2,222       3%
                      -------  ------- -------  ------- -------  -------
Operating income         $677      11%    $608      12%    $545     -12%
                      =======  ======= =======  ======= =======  =======

         Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 67% and 28%, respectively, of total newspaper revenue in 1993. Other newspaper publishing revenues are mainly from commercial printing business.
         The table below presents these revenue components for the last three years:

Newspaper publishing revenues, in millions of dollars
                       1993    Change   1992    Change   1991    Change
                     --------  ------- -------  ------- -------  -------
Advertising            $2,005       7%  $1,882       2%  $1,853      -3%
Circulation              $839       4%    $807       4%    $777       6%
Commercial printing
 and other               $170       1%    $169      23%    $137       7%
                     --------  ------- -------  ------- -------  -------
Total                  $3,014       5%  $2,858       3%  $2,767       -
                     ========  ======= =======  ======= =======  =======

         In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis for newspapers owned at the end of 1993.

Advertising revenue, in millions of dollars (pro forma)
                       1993    Change   1992    Change   1991    Change
                     --------  ------- -------  ------- -------  -------
Local                    $779       1%    $770       -     $774       -
National                 $290       4%    $279       8%    $259     -11%
Classified               $612       6%    $575       3%    $561      -9%
                     --------  ------- -------  ------- -------  -------
Total Run-of-Press     $1,681       3%  $1,624       2%  $1,594      -5%
Preprint and other
 advertising             $324       9%    $299       8%    $277       6%
                     --------  ------- -------  ------- -------  -------
Total ad revenue       $2,005       4%  $1,923       3%  $1,871      -4%
                     ========  ======= =======  ======= =======  =======


Advertising linage, in millions of inches (pro forma)
                       1993    Change   1992    Change   1991    Change
                     --------  ------- -------  ------- -------  -------
Local                    32.1      -2%    32.6      -2%    33.4      -9%
National                  2.0      -1%     2.0      -7%     2.2     -13%
Classified               28.9       5%    27.5       5%    26.3      -6%
                     --------  ------- -------  ------- -------  -------
Total Run-of-Press       63.0       1%    62.1       -     61.9      -8%
Preprint                 64.3       8%    59.4       8%    55.0       2%
                     --------  ------- -------  ------- -------  -------
Total ad linage         127.3       5%   121.5       4%   116.9      -4%
                     ========  ======= =======  ======= =======  =======

         Newspaper advertising revenues increased $123 million or 7% in 1993. On a pro forma basis, which reflects the purchase of the Honolulu
Advertiser as if it occurred at the beginning of 1992, newspaper ad revenues rose $82 million or 4% for 1993. Total advertising linage rose 5% for the year.

"Run-of-press" (ROP) advertising linage, which appears within the bodies of the Company's newspapers, was 1% higher than 1992. ROP classified linage increased 5%, while local linage and national linage declined 2% and 1%, respectively. Preprint linage, which includes local and national supplements that are inserted into the Company's newspapers, rose 8% for the year. At USA TODAY, ad revenues and linage rose 9%.
         The growth in newspaper ad revenues in 1993 reflects the improved national economic climate. Business trends for important retail advertisers improved. In classified, improving trends continued in the automotive and employment categories. The Company remains cautious about the direction of general economic conditions in 1994, but expects a modest increase in overall ad revenue.
         Newspaper circulation revenues rose $32 million or 4% for 1993. On a pro forma basis, circulation revenues rose 2%. The Company continued its efforts to increase circulation and household penetration at all of its local daily and Sunday newspapers. Average paid circulation grew at 49% of the Company's daily newspapers and 57% of its Sunday newspapers in 1993.
         Pro forma circulation volume for the Company's local newspapers is summarized in the table below:

Average net paid circulation, in thousands
                       1993    Change   1992    Change   1991    Change
                     --------  ------- -------  ------- -------  -------
Local Newspaper
Morning                 3,089     0.4%   3,077     0.6%   3,058     0.3%
Evening                 1,250    -3.4%   1,295    -3.2%   1,338    -2.6%
                     --------  ------- -------  ------- -------  -------
Total daily             4,339    -0.8%   4,372    -0.6%   4,396    -0.6%
Sunday                  6,165     0.3%   6,143     0.7%   6,100     0.3%

         While overall daily circulation for the Company's local newspapers declined 0.8%, that decline was principally among the Company's afternoon newspapers, including The Detroit News, for which circulation declined 7%.
         The Company increased circulation prices at certain of its local newspapers during 1993. The Company expects further circulation growth for its morning newspapers and plans circulation price increases at certain newspapers in 1994.
         USA TODAY reported an average daily paid circulation of 1,973,296 in the ABC Publisher's statement for the six months ended September 26, 1993, which, subject to audit, is a 2.5% increase over the year-ago period. For the full year, USA TODAY circulation volume increased nearly 2% and circulation revenues grew 2%.
         Newspaper advertising revenues increased $29 million or 2% in 1992. On a pro forma basis, which excludes 1991 revenues from the Arkansas
Gazette in Little Rock which was sold that year, newspaper advertising revenues rose $52 million or 3% in 1992. Total advertising linage rose 4% for the year. "Run-of-press" (ROP) advertising linage was even with 1991.
ROP local linage declined 3% and national linage declined 9%, while classified linage increased 4%. Preprint linage rose 9% for the year. At USA TODAY, ad revenues rose 5% and linage rose 4%. At USA WEEKEND, ad revenues rose 16%.
         The growth in newspaper ad revenues in 1992 reflected slightly improved economic conditions and positive trends for classified ads.
         Newspaper circulation revenues rose $30 million or 4% for 1992. On a pro forma basis, circulation revenues rose 5%. The Company increased circulation at 53% of its local daily newspapers and 66% of its Sunday newspapers.
         Excluding The Detroit News, overall daily and Sunday circulation for the Company's local newspapers rose slightly less than 1% in 1992. USA
TODAY reported an average daily paid circulation of 1,924,958 in the ABC Publisher's Statement for the six months ended September 27, 1992, a 6% increase over the comparable period of 1991. Circulation revenues at USA TODAY rose 6% for the year.
         Newspaper advertising revenues declined $65 million or 3% in 1991. Total advertising linage declined 4% for the year. ROP advertising declined 8% as classified linage was 7% lower, local linage declined 9% and national linage was off 13%. Preprint linage rose 2% for the year. At USA TODAY,ad revenues and linage declined 4% in 1991.
         Demand for newspaper advertising in 1991 was affected by the recession in the national economy. Customers in retail businesses curtailed spending on newspaper advertising. Classified ads declined in all important categories. The decline in revenues and linage was most pronounced for newspapers in the Northeast and Mid-Atlantic areas.
         Newspaper circulation revenues rose $47 million or 6% in 1991. Sixty-three percent of the Company's local daily newspapers and 74% of its Sunday newspapers increased average paid circulation for the full year, compared with 1990. Excluding The Detroit News, overall daily and Sunday circulation for the Company's local newspapers rose 1% in 1991.
         USA TODAY reported an average daily paid circulation of 1,812,395 in the ABC Publisher's Statement for the six months ended September 29, 1991, a 1% decrease from the comparable period of 1990. USA TODAY's average daily paid circulation for the full year 1991, however, rose nearly 2%. Circulation revenues also rose 2% in 1991.

Newspaper advertising revenues in millions

         Newspaper
        advertising
 Year     revenues
- ------  ------------
1984         $1,064
1985         $1,214
1986         $1,589
1987         $1,787
1988         $1,909
1989         $2,018
1990         $1,917
1991         $1,853
1992         $1,882
1993         $2,005

Newspaper circulation revenues in millions

         Newspaper
        circulation
 Year     revenues
- ------  ------------
1984           $419
1985           $465
1986           $576
1987           $645
1988           $686
1989           $718
1990           $730
1991           $777
1992           $807
1993           $839

         Newspaper operating expenses:  Newspaper operating expenses rose
$86 million or 4% in 1993. On a pro forma basis, operating expenses rose 3%. Newsprint costs rose 3% for the year, reflecting higher prices and higher consumption. The Company expects newsprint prices to rise in 1994.
         Payroll costs for the newspaper segment rose 3% for the year. Year-end employment levels declined slightly from 1992. Employment levels are not expected to change significantly in 1994.
         Newspaper operating expenses rose $28 million or 1% in 1992. Newsprint costs declined 15%, reflecting significantly lower average prices for the year, and slightly higher consumption. Payroll costs for the newspaper segment rose 5% for 1992. Year-end employment levels were up slightly.
         Operating cost comparisons for 1992 were favorably affected by the sale of the Arkansas Gazette in 1991, however, costs from new commercial printing business and other new business activities were offsetting.
         Newspaper operating costs in 1991 rose $63 million or 3% from 1990. Operating expenses of new businesses in the newspaper segment were the principal factors for the increase in costs. Newsprint costs declined 4% for the year, reflecting lower prices and consumption. Payroll costs for the newspaper segment rose 4% for the year. Employment levels increased slightly.
         Newspaper operating income: Operating income for the newspaper segment rose $70 million or 11% in 1993. Revenue gains at most of the Company's local newspapers, led by classified advertising, coupled with only modest growth in costs, anchored the strong performance. Most of the Company's local newspapers reported higher earnings in 1993, with the larger newspapers posting the strongest gains.
         USA TODAY recorded its first annual profit in 1993, fueled by a 9% increase in advertising revenues and effective controls over costs, which declined slightly.
         Operating income for the newspaper segment for 1992 increased $63 million or 12% over 1991. Lower newsprint costs and the favorable effects of the sale of the Arkansas Gazette in 1991 contributed to the improvement.
Many of the Company's local newspapers reported profit gains in 1992. USA TODAY, USA WEEKEND and Gannett Offset also reported improved financial results for the year.
         Operating income for the newspaper segment declined $72 million or 12% for 1991. Soft demand for advertising led to lower results at most of the Company's newspapers, including USA TODAY.
         Other developments: On August 30, 1991, the Company acquired the Times Journal Company located in Springfield, Va., which included a commercial printing operation, The Journal Newspapers and a telephone database service. On December 26, 1991, the Company sold The Journal Newspapers. Consideration for this purchase (net of the proceeds from the sale of The Journal Newspapers) totaled $35 million and included shares of the Company's common stock and the assumption of certain obligations of the acquired businesses.
         On October 18, 1991, the Company sold its newspaper in Little Rock, Ark., for $69 million in cash. Operating results for 1991 were not materially affected by this sale transaction, however, operating income comparisons for the fourth quarter of 1991 and the first three quarters of 1992 were favorably affected because of losses of this newspaper.
         During 1993, 1992 and 1991, the Company also purchased certain other publications which are included in the newspaper publishing segment. These purchases in the aggregate were not material.
         In April 1991, the Company successfully launched USA TODAY Baseball Weekly, which in 1993 achieved an average paid circulation of more than 280,000.

Broadcasting
Broadcasting operations at the end of the Company's 1993 fiscal year included 10 television stations and 11 radio stations. The Company's radio stations in Kansas City and St. Louis were sold in the fourth quarter of 1993. Also in 1993, the Company provided for the sale of its television station in Boston, which is expected to close in early 1994.
         Over the last three years, the Company's broadcasting revenues, expenses and operating income were as follows:

In millions of dollars
                       1993    Change   1992    Change   1991    Change
                     --------  ------- -------  ------- -------  -------
Revenues                 $397       7%    $371       4%    $357     -10%
Expenses                 $310       2%    $305       3%    $295      -5%
                     --------  ------- -------  ------- -------  -------
Operating income          $87      31%     $66       7%     $62     -29%
                     ========  ======= =======  ======= =======  =======

         Total broadcasting revenues rose $27 million or 7% for 1993. Television revenues rose 7% and radio revenues rose 8%. On a pro forma basis, radio station revenues rose 15%.
         For television, local and national ad revenues rose 11% and 3%, respectively. Television revenue results for 1993 were particularly strong in light of 1992's election year and Olympics advertising. Both television and radio revenue gains reflect generally improved ratings for the Company's stations and stronger demand for advertising time.
         The sharp improvement in operating earnings for broadcasting reflects gains in nearly all of the Company's television and radio station markets.
         Total broadcasting revenues rose $13 million or 4% for 1992. Television revenues rose 6%, while radio revenues declined 5%. For television, local and national revenues grew 7% and 5%, respectively. Political advertising and advertising associated with the Winter and Summer Olympics contributed to television's revenue growth for the year. For radio, continued softness in demand for advertising, along with format changes at certain stations, were the principal factors in the revenue decline. Operating income for broadcast in 1992 reflects gains in earnings at most of the Company's television stations, while earnings were lower at most of the Company's radio stations.
         Revenues from broadcasting declined $40 million or 10% in 1991; television and radio revenues were down 9% and 13%, respectively. For television, local revenues declined 7%, while national revenues were 13% below 1990. Operating costs for television declined in 1991. Operating income results from television were significantly lower in 1991, reflecting the difficult revenue environment. Most of the Company's television stations reported lower earnings in 1991. Operating income from radio also declined in 1991, reflecting lower results in both Los Angeles and Chicago, the Company's largest markets.

Broadcasting revenues in millions
        Broadcasting
 Year     revenues
- ------  ------------
1984           $233
1985           $265
1986           $351
1987           $357
1988           $391
1989           $408
1990           $397
1991           $357
1992           $371
1993           $397

Outdoor advertising
The Company's outdoor advertising business includes operations in 17 major market areas in the U.S. and most major markets in Canada.
         Over the last three years, the revenues, expenses and operating income for outdoor advertising were as follows:

In millions of dollars
                       1993    Change   1992    Change   1991    Change
                     --------  ------- -------  ------- -------  -------
Revenues                 $231      -4%    $241      -7%    $260      -4%
Expenses                 $216      -7%    $233      -5%    $244       4%
                     --------  ------- -------  ------- -------  -------
Operating income          $15      81%      $8     -48%     $16     -57%
                     ========  ======= =======  ======= =======  =======

         Outdoor revenues declined $11 million or 4% in 1993. U.S. operations again experienced a significant loss in revenues from the tobacco industry, and revenues from Southern California operations were lower because of continuing economic difficulties. Revenue comparisons are also affected by the sale in August 1992 of the Company's outdoor business in Phoenix. On a pro forma basis, outdoor ad revenues declined 2%.
         Outdoor operating costs were 7% below 1992 levels, reflecting benefits of a restructuring at the end of 1992. For transit operations, certain franchise costs were renegotiated and lowered significantly for 1993.
         Because of cost reductions, operating profit for Outdoor rose $7 million or 81% in 1993. All of the larger outdoor markets reported improved results except Southern California.
         Outdoor revenues declined $19 million or 7% in 1992. Revenues from operations in California were lower because of poor economic conditions, and U.S. operations experienced a significant loss in advertising by the tobacco industry. The decline in revenue also reflects the sale of the Phoenix outdoor operation. Operating profit for outdoor declined 48% in 1992 as most major U.S. operations reported lower earnings. Financial results from the Company's Canadian subsidiary improved in 1992.
         Outdoor revenues declined $11 million or 4% in 1991. Revenue losses were centered in Canadian operations, where recessionary conditions were severe and a goods and services tax disrupted advertising spending patterns. Outdoor operating costs rose 4% in 1991. Operating profit for outdoor declined 57% as most of the Company's outdoor businesses reported lower earnings. Sharply lower results in Canada, however, were the principal cause of the earnings decline.

Outdoor advertising revenues in millions

          Outdoor
        advertising
 Year     revenues
- ------  ------------
1984           $200
1985           $208
1986           $211
1987           $202
1988           $227
1989           $258
1990           $271
1991           $260
1992           $241
1993           $231

         In recent years, outdoor revenues and operating income have been adversely affected by reduced ad expenditures by the tobacco industry, which is among the principal sources of national revenues. The Company expects further, but smaller, reductions in ad spending by this industry in 1994.

Consolidated operating expenses
Over the last three years, the Company's consolidated operating expenses were as follows:

In millions of dollars
                       1993    Change   1992    Change   1991    Change
                      -------  ------- -------  ------- -------  -------
Cost of sales          $2,067       2%  $2,025       -   $2,022       2%
Selling, general
 and admin. expenses     $650       3%    $629       5%    $601       3%
Depreciation             $164       5%    $157      -1%    $158       3%
Amortization of
 intangible assets        $45      11%     $41       -      $41       -

         Cost of sales for 1993 rose $43 million or 2%, reflecting modest increases in newsprint and payroll costs for newspapers, lower television programming costs and broad reductions in outdoor costs. The increase in selling, general and administrative (SG&A) costs in 1993 of $21 million or 3% relates to generally higher sales activity for newspapers and broadcasting and savings in outdoor from restructuring.
         The increase in depreciation in 1993 reflects recent capital expenditures and the acquisition of the Honolulu Advertiser. The increase in the amortization of intangible assets in 1993 reflects the acquisition of the Honolulu Advertiser.
         At the end of 1993, the Company lowered the discount rate used in the valuation of the Gannett Retirement Plan from 8.5% to 7%. As a result, pension expense will increase significantly in 1994. In early 1994, the Company contributed $46 million to the Gannett Retirement Plan. Pension matters are discussed further in Note 5 to the financial statements.
         Cost of sales for 1992 was favorably affected by lower newsprint costs and the sale of the Arkansas Gazette in 1991. Greater sales and promotion costs and costs of new businesses contributed to the increase in SG&A expenses for 1992.
         For 1991, cost of goods sold and SG&A expenses rose due principally to operating expenses of new businesses.
         Payroll and newsprint costs, the largest elements of the Company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.

                               1993     1992     1991
                               -------  -------  -------
Payroll and employee benefits    44.0%    43.8%    42.0%
Newsprint and other
 production material             17.4%    17.3%    19.1%

Non-operating income and expense
Interest expense for 1993 was even with last year. Higher average interest rates resulting from new fixed rate debt were offset by lower average borrowings. The Company's financing activities are discussed in further detail in the Financial Position section of this report.
         Interest expense was sharply lower for 1992, declining $20 million or 28%. Average borrowings were slightly above 1991 levels, but average interest rates were significantly lower. Non-operating income was down from 1991 because of a gain recognized that year on the sale of The Culver Studios.
         Interest expense declined slightly in 1991. While the Company increased its borrowings to finance the purchase of its shares from the former Gannett Foundation, average interest rates were significantly lower than in 1990.

Provision for income taxes
The Company's effective income tax rate was 40.5% in 1993, 39.8% in 1992 and 40.0% in 1991.
         In August 1993, the statutory federal corporate income tax rate was raised from 34% to 35%. The provision for income taxes for 1993 includes the effect of this higher rate on pre-tax income for 1993 as well as an adjustment to the Company's deferred tax liabilities.

Net income and income before cumulative effect of accounting principle changes

In millions

         Net
 Year   income
- ------  --------
1984       $224
1985       $253
1986       $276
1987       $319
1988       $364
1989       $398
1990       $377
1991       $302
1992       $200 *
1993       $398

* Income before accounting principle changes was $346

Net income rose $52 million or 15% in 1993, excluding the cumulative effect of accounting principle changes recognized in 1992 (discussed on page 26). On a per share basis, net income reached $2.72, up 13% from $2.40 in 1992 before accounting changes. Solid profit gains from the newspaper, broadcast and outdoor business segments contributed to 1993's record earnings performance.
       The average number of shares outstanding for 1993 totaled 146,474,000, 1.6% higher than in 1992, reflecting the shares issued in connection with the acquisition of the Honolulu Advertiser.
       Income before the non-recurring charge for accounting principle changes rose $44 million to $346 million in 1992, a 15% increase, reflecting improved newspaper and broadcast earnings, and lower interest expense. On a per share basis before the cumulative effect of accounting changes, the Company earned $2.40, up 20% from $2.00 in 1991. In addition, ongoing operating costs for 1992 under SFAS 106 for retiree benefits were $6 million greater than under the previous cash basis method. On an after-tax basis, these charges totaled $4 million or $.03 per share.
         The average number of shares outstanding for 1992 totaled 144,148,000, down 4% from 1991, reflecting the purchase of shares from the former Gannett Foundation in June 1991.
         Net income for 1992 was $200 million or $1.39 per share, which reflected the non-recurring charge of $146 million or $1.01 per share for the aforementioned accounting principle changes.
         Net income for 1991 was $302 million, 20% below the prior year, reflecting lower operating earnings in all three business segments. Net income per share fell 15% to $2.00 in 1991, down from $2.36 in 1990. The average number of common shares outstanding for 1991 totaled 150,783,000, down 6% from 1990, reflecting the purchase of shares from the former
Gannett Foundation.

In percentages

            Return on
              sales
       (before cumulative
            effect of
           accounting
 Year       changes)
- ------ ------------------
1984                11.4
1985                11.5
1986                 9.9
1987                10.4
1988                11.0
1989                11.3
1990                11.0
1991                 8.9
1992                10.0
1993                10.9

Financial Position

Liquidity and capital resources
The principal change in the Company's financial position during 1993 was the net pay-down of long-term debt of $230 million from year-ago levels from operating cash flow.
         During the last two years, the Company has reduced its long-term debt by $485 million.
         The increase in property, plant and equipment in 1993 reflects capital spending of $132 million and the acquisition of the Honolulu Advertiser. The increase in intangible assets also reflects this acquisition.
         Cash flow from operating activities totaled $670 million in 1993 and $545 million in 1992. Working capital, or the excess of current assets over current liabilities, totaled $303 million at the end of 1993, compared with $200 million at the end of 1992. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

                                1993      1992      1991
                              --------- -------- ----------
Current ratio                 1.7-to-1  1.5-to-1  1.4-to-1
Accounts receivable turnover       8.0       7.9       7.6
Newsprint inventory turnover       9.9      10.6       9.3


         A summary of debt transactions in 1993 follows:

In millions

Long-term debt at end of 1992                 $1,081
Debt assumed in connection with acquisition      142
New fixed-rate borrowings                        525
Pay-down of long-term debt                      (897)
                                             --------
Long-term debt at end of 1993                   $851
                                             ========

         The fixed-rate borrowings include $275 million in long-term notes issued in March 1993 at 5.25%, which are repayable in full on March 1, 1998, and $250 million in long-term notes issued in April 1993 at 5.85%, which are repayable in full on May 1, 2000. These notes were issued under registration statements with the Securities and Exchange Commission.
Proceeds were used to repay commercial paper obligations.
         The Company's operations have historically generated strong positive cash flow, which, along with the Company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the Company's requirements, including requirements for acquisitions.
         Commercial paper obligations were reduced by $752 million in 1993 and $253 million in 1992.
         During 1991, commercial paper obligations increased by $695 million mainly to finance the purchase of common shares from the former Gannett Foundation and the retirement of $200 million of long-term notes.
         The Company regularly issues commercial paper for cash requirements and maintains revolving credit agreements equal to or in excess of any commercial paper outstanding. The Company's commercial paper has been rated A-1+ and P-1 by Standard and Poor's Corporation and Moody's
Investors Service, Inc., respectively. Further, the Company has filed a shelf registration statement with the Securities and Exchange Commission under which up to $500 million of additional debt securities may be issued. The Company's Board of Directors has established a maximum aggregate level of $1.85 billion for amounts which may be raised through borrowings or the issuance of equity securities.
         Note 4 to the Company's financial statements on page 41 of this report provides further information concerning commercial paper transactions and the Company's revolving credit agreements.

         The Company has a capital expenditure program (not including business acquisitions) of approximately $150 million planned for 1994, including approximately $25 million for land and buildings or renovation of existing facilities, $112 million for machinery and equipment, $6 million for vehicles and $7 million for outdoor advertising structures or improvements to existing structures. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 1994 capital program will be funded from operating cash flow.

Capital stock
During 1993, the Company issued 1,980,000 shares of its common stock as partial consideration for the acquisition of the Honolulu Advertiser.
During 1991, the Company issued 399,137 shares of common stock in connection with the acquisition of the Times Journal Company. The shares issued for these acquisitions were formerly held as treasury stock.
         In June 1991, the Company acquired 15,940,679 shares, or approximately 10% of its common stock, held by the former Gannett
Foundation, for $670 million in cash. These shares were recorded as treasury stock.
         In 1988, the Company's Board of Directors authorized the repurchase of up to 7.5 million shares of its outstanding common stock. During the period 1988-1991 the Company purchased 4,530,200 shares of its common stock under this program at a cost of $158 million. No purchases were made under this program during 1992 or 1993.
         Certain of the shares acquired by the Company have been reissued for acquisitions or in settlement of employee stock awards. The remaining shares are held as treasury stock. The Company may purchase additional shares from time to time.
         An employee 401(k) Savings Plan was established in 1990 which includes a Company matching contribution in the form of Gannett stock. To fund the Company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired 1,250,000 shares of Gannett stock from the Company for $50 million. The stock purchase was financed with a loan from the Company.

Before cumulative effect of accounting changes, in percentages

            Return on
          shareholders'
 Year        equity
- -------  ----------------
1984                20.7
1985                21.0
1986                20.4
1987                21.0
1988                21.5
1989                21.0
1990                18.6
1991                16.7
1992                21.2
1993                21.9

         The Company's common stock outstanding at December 26, 1993 totaled 146,966,857 shares, compared with 144,401,718 shares at December 27, 1992. The increase is due to shares issued for the acquisition of the Honolulu Advertiser, stock options and stock incentive rights.

Dividends
Dividends declared on common stock amounted to $191 million in 1993, compared with $182 million in 1992, reflecting increased shares outstanding and an increase in the dividend rate.


         Dividends
         declared
 Year    per share
- -------  ----------
1984        $0.665
1985        $0.765
1986        $0.860
1987        $0.940
1988        $1.020
1989        $1.110
1990        $1.210
1991        $1.240
1992        $1.260
1993        $1.300

         In October 1993, the quarterly dividend was increased from $.32 to $.33 per share.

Cash Dividends   Quarter     Payment date   Per share
- -------------- -----------  --------------  ---------
1993           4th Quarter  Jan. 3, 1994       $0.33
               3rd Quarter  Oct. 1, 1993       $0.33
               2nd Quarter  July 1, 1993       $0.32
               1st Quarter  April 1, 1993      $0.32

1992           4th Quarter  Jan. 4, 1993       $0.32
               3rd Quarter  Oct. 1, 1992       $0.32
               2nd Quarter  July 1, 1992       $0.31
               1st Quarter  April 1, 1992      $0.31

Effects of inflation and changing prices
The Company's results of operations and financial condition have not been significantly affected by inflation and changing prices. In all three of its business segments, subject to normal competitive conditions, the Company generally has been able to pass along rising costs through increased selling prices. Further, the effects of inflation and changing prices on the Company's property, plant and equipment and related depreciation expense have been reduced as a result of an ongoing capital expenditure program and because of the availability of replacement assets with improved technology and efficiency.

CONSOLIDATED BALANCE SHEETS

In thousands of dollars
                                                   Dec., 26, 1993  Dec., 27, 1992
                                                   --------------- ---------------
ASSETS
Current assets:
Cash                                                      $32,461         $31,672
Marketable securities, at cost, which
 approximates market                                       43,034          41,657
Trade receivables (less allowance for
 doubtful receivables of $13,915 and $12,241,
 respectively)                                            449,063         431,293
Other receivables                                         135,036          23,008
Inventories                                                53,094          48,087
Prepaid expenses                                           45,269          55,730
                                                   --------------- ---------------
Total current assets                                      757,957         631,447
                                                   --------------- ---------------
Property, plant and equipment:
Land                                                      131,676         101,313
Buildings and improvements                                689,103         661,337
Advertising display structures                            262,145         262,145
Machinery, equipment and fixtures                       1,673,237       1,618,776
Construction in progress                                   38,449          49,771
                                                   --------------- ---------------
Total                                                   2,794,610       2,693,342
Less accumulated depreciation                          (1,316,341)     (1,218,051)
                                                   --------------- ---------------
Net property, plant and equipment                       1,478,269       1,475,291
                                                   --------------- ---------------
Intangible and other assets:
Excess of acquisition cost over the
 value of assets acquired (less amortization
 of $396,915 and $361,204, respectively)                1,501,102       1,364,883
Investments and other assets (Note 5)                      86,470         137,388
                                                   --------------- ---------------
Total intangible and other assets                       1,587,572       1,502,271
                                                   --------------- ---------------
Total assets                                           $3,823,798      $3,609,009
                                                   =============== ===============

CONSOLIDATED BALANCE SHEETS

In thousands of dollars
                                                   Dec., 26, 1993  Dec., 27, 1992
                                                   --------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt (Note 4)                $164            $267
Accounts payable
 Trade                                                    169,425         153,484
 Other                                                     17,783          30,102
Accrued liabilities
 Compensation                                              53,922          46,746
 Interest                                                  11,774           4,491
 Other                                                     74,761          56,681
Dividend payable                                           48,399          46,221
Income taxes (Note 7)                                       5,760          25,837
Deferred income                                            73,151          67,722
                                                   --------------- ---------------
Total current liabilities                                 455,139         431,551
                                                   --------------- ---------------
Deferred income taxes (Note 7)                            205,314          93,439
Long-term debt (Note 4)                                   850,686       1,080,756
Postretirement medical and life insurance
 liabilities (Note 6)                                     308,024         304,863
Other long-term liabilities                                96,715         118,299
                                                   --------------- ---------------
Total liabilities                                       1,915,878       2,028,908
                                                   --------------- ---------------
Shareholders' equity (Notes 4 and 8):
Preferred stock, par value $1: Authorized,
 2,000,000 shares: Issued, none
Common stock, par value $1: Authorized,
 400,000,000 shares: Issued, 162,211,590 shares           162,212         162,212
Additional paid-in capital                                 70,938          40,506
Retained earnings                                       2,366,246       2,158,583
Foreign currency translation adjustment                    (9,442)         (6,548)
                                                   --------------- ---------------
                                                        2,589,954       2,354,753
Less Treasury stock, 15,244,733 shares and
 17,809,872 shares, respectively, at cost                (643,787)       (733,196)
Deferred compensation related to ESOP (Note 8)            (38,247)        (41,456)
                                                   --------------- ---------------
Total shareholders' equity                              1,907,920       1,580,101
                                                   --------------- ---------------
Commitments and contingent liabilities (Note 9)
                                                   --------------- ---------------
Total liabilities and shareholders' equity             $3,823,798      $3,609,009
                                                   =============== ===============

CONSOLIDATED STATEMENTS OF INCOME

In thousands of dollars
Fiscal year ended
                                                   Dec. 26, 1993  Dec. 27, 1992   Dec. 29, 1991
                                                   -------------- -------------- ---------------
Net operating revenues:
Newspaper advertising                                 $2,005,037     $1,882,114      $1,852,591
Newspaper circulation                                    838,706        807,093         777,221
Broadcasting                                             397,204        370,613         357,383
Outdoor advertising                                      230,771        241,313         260,120
Other                                                    169,903        167,824         134,720
                                                   -------------- -------------- ---------------
Total                                                  3,641,621      3,468,957       3,382,035
                                                   -------------- -------------- ---------------
Operating Expenses:
Cost of sales and operating expenses,
 exclusive of depreciation                             2,067,244      2,024,601       2,022,389
Selling, general and administrative expenses,
 exclusive of depreciation                               650,390        629,202         600,946
Depreciation                                             164,420        157,242         158,389
Amortization of intangible assets                         45,215         40,629          41,364
                                                   -------------- -------------- ---------------
Total                                                  2,927,269      2,851,674       2,823,088
                                                   -------------- -------------- ---------------
Operating Income                                         714,352        617,283         558,947
                                                   -------------- -------------- ---------------
Non-operating income (expense):
Interest expense                                         (51,250)       (50,817)        (71,057)
Interest income                                            4,493          5,430           8,443
Other                                                        857          2,384           6,416
                                                   -------------- -------------- ---------------
Total                                                    (45,900)       (43,003)        (56,198)
                                                   -------------- -------------- ---------------
Income before income taxes                               668,452        574,280         502,749
Provision for income taxes (Note 7)                      270,700        228,600         201,100
                                                   -------------- -------------- ---------------
Income before cumulative effect of accounting
principle changes                                        397,752        345,680         301,649
                                                   -------------- -------------- ---------------
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes (Note 7)                                                    34,000
Retiree health and life insurance
 benefits (Note 6)                                                     (180,000)
                                                   -------------- -------------- ---------------
Total                                                                  (146,000)
                                                   -------------- -------------- ---------------
Net Income                                              $397,752       $199,680        $301,649
                                                   ============== ============== ===============
Earnings per share:
Before cumulative effect of accounting
 principle changes                                         $2.72          $2.40           $2.00
Cumulative effect of accounting principle changes                         (1.01)
                                                   -------------- -------------- ---------------
Net income per share                                       $2.72          $1.39           $2.00
                                                   ============== ============== ===============


CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands of dollars
Fiscal year ended
                                                         Dec. 26, 1993  Dec. 27, 1992  Dec. 29, 1991
                                                         -------------- -------------- ---------------
Cash flows from operating activities:
Net income                                                    $397,752       $199,680       $301,649
Adjustments to reconcile net income to
 operating cash flows:
Cumulative effect on prior years of accounting
 principle changes (Notes 6 and 7)                                            146,000
Depreciation                                                   164,420        157,242        158,389
Amortization of intangibles                                     45,215         40,629         41,364
Deferred income taxes                                           20,315        (17,227)       (10,800)
Loss (gain) on sale of assets                                   (8,307)         2,172        (20,035)
Other, net                                                      44,339         23,186         14,762
Changes in assets and liabilities, net of
 effect of acquisitions:
Decrease (increase) in receivables                             (18,273)       (12,607)        19,548
Decrease (increase) in inventories                              (1,709)         3,405         13,858
Decrease in film broadcast rights, net of liabilities               51         12,696            151
Increase (decrease) in accounts payable                         (3,270)        (5,418)         5,368
Increase (decrease) in interest and taxes payable               16,117        (23,025)       (59,849)
Change in other assets and liabilities, net                     13,610         18,222         (3,201)
                                                         -------------- -------------- --------------
Net cash provided by operating activities                      670,260        544,955        461,204
                                                         -------------- -------------- --------------
Cash flows from investing activities:
Purchase of property, plant and equipment                     (132,122)      (154,072)      (192,392)
Payments for acquisitions, net of cash acquired                 (5,291)          (591)        (3,491)
Decrease (increase) in partnership and other investments          (167)        (5,000)        64,806
Proceeds from sale of assets                                    20,531         28,535         71,236
Collection of long-term receivables                              2,998          6,880            793
                                                         -------------- -------------- --------------
Net cash used for investing activities                        (114,051)      (124,248)       (59,048)
                                                         -------------- -------------- --------------
Cash flows from financing activities:
Proceeds from long-term debt                                   525,000                       737,922
Payments of long-term debt                                    (897,942)      (254,731)      (271,727)
Dividends paid                                                (188,425)      (180,029)      (192,530)
Common stock transactions, net                                   9,899         21,227       (662,368)
                                                         -------------- -------------- --------------
Net cash used for financing activities                        (551,468)      (413,533)      (388,703)
                                                         -------------- -------------- --------------
Effect of currency exchange rate change                         (2,575)        (4,518)           982
Net increase in cash and cash equivalents                        2,166          2,656         14,435
Cash and cash equivalents at beginning of year                  73,329         70,673         56,238
                                                         -------------- -------------- --------------
Cash and cash equivalents at end of year                       $75,495        $73,329        $70,673
                                                         ============== ============== ==============

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

In thousands of dollars
Fiscal years ended
December 29, 1991,
December 27, 1992,
and December 26, 1993
                                                                            Foreign                 Deferred
                                Common stock   Additional                   currency               compensation
                                   $1 par       paid-in       Retained     translation   Treasury    related
                                    value       capital       earnings     adjustment    stock       to ESOP       Total
                                ------------- ------------- -------------- ----------- ----------- ------------ ------------
Balance: Dec. 30, 1990              $162,212       $39,748     $2,025,503         $33   ($116,440)    ($47,979)  $2,063,077
Net income, 1991                                                  301,649                                           301,649
Dividends declared, 1991:
 $1.24 per share                                                 (187,088)                                         (187,088)
Treasury stock acquired                                                                  (671,833)                 (671,833)
Stock options exercised                             (3,964)                                 8,846                     4,882
Stock issued under
 incentive plan                                       (473)                                 5,055                     4,582
Stock issued in connection
 with acquisition                                    2,274                                 15,726                    18,000
Tax benefit derived from
 stock incentive plans                               2,183                                                            2,183
Compensation expense
 related to ESOP                                                                                         3,235        3,235
Tax benefit from ESOP                                  589                                                              589
Foreign currency
 translation adjustment                                                           211                                   211
                                ------------- ------------- -------------- ----------- ----------- ------------ ------------
Balance: Dec. 29, 1991               162,212        40,357      2,140,064         244    (758,646)     (44,744)   1,539,487
                                ------------- ------------- -------------- ----------- ----------- ------------ ------------
Net income, 1992                                                  199,680                                           199,680
Dividends declared, 1992:
 $1.26 per share                                                 (181,697)                                         (181,697)
Stock options exercised                             (3,198)                                19,813                    16,615
Stock issued under
 incentive plan                                     (1,025)                                 5,637                     4,612
Tax benefit derived from
 stock incentive plans                               4,372                                                            4,372
Compensation expense
 related to ESOP                                                                                         3,288        3,288
Tax benefit from ESOP                                                 536                                               536
Foreign currency
 translation adjustment                                                        (6,792)                               (6,792)
                                ------------- ------------- -------------- ----------- ----------- ------------ ------------
Balance: Dec. 27, 1992               162,212        40,506      2,158,583      (6,548)   (733,196)     (41,456)   1,580,101
                                ------------- ------------- -------------- ----------- ----------- ------------ ------------
Net income, 1993                                                  397,752                                           397,752
Dividends declared, 1993:
 $1.30 per share                                                 (190,604)                                         (190,604)
Stock options exercised                             (2,967)                                15,412                    12,445
Stock issued under
 incentive plan                                     (1,463)                                 5,586                     4,123
Tax benefit derived from
 stock incentive plans                               3,767                                                            3,767
Stock issued in connection
 with acquisition                                   31,095                                 68,411                    99,506
Compensation expense
 related to ESOP                                                                                         3,209        3,209
Tax benefit from ESOP                                                 515                                               515
Foreign currency
 translation adjustment                                                        (2,894)                               (2,894)
                                ------------- ------------- -------------- ----------- ----------- ------------ ------------
Balance: Dec. 26, 1993              $162,212       $70,938     $2,366,246     ($9,442)  ($643,787)    ($38,247)  $1,907,920
                                ------------- ------------- -------------- ----------- ----------- ------------ ------------


Notes to consolidated financial statements

Note 1
Summary of significant accounting policies
Fiscal year: The Company's fiscal year ends on the last Sunday of the calendar year. Each of the fiscal years 1991-1993 encompasses a 52-week period.
         Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany transactions and profits.
         Operating agencies: Six of the Company's subsidiaries are participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The Company includes its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.
         Inventories: Inventories, which consist principally of newsprint, printing ink, plate material and production film for the Company's newspaper publishing operations, are valued at the lower of cost (first-in, first-out) or market.
          Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; machinery, equipment and fixtures, four to 25 years; outdoor advertising display structures, five to 30 years. Major renewals, improvements, relocation of outdoor advertising structures and interest incurred during the construction period of major additions are capitalized. Expenditures for the removal of outdoor advertising structures, maintenance, repairs and minor renewals are charged to expense as incurred.
         Excess of acquisition cost over fair value of assets acquired: The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time the subsidiaries were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the excess acquisition cost of subsidiaries arising from acquisitions accounted for as purchases since October 31, 1970 ($1.82 billion at December 26, 1993) is being amortized over a 40-year period on a straight-line basis. Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.
         Other assets: The Company's television stations are parties to program broadcast contracts. These contracts are recorded at the gross amount of the related liability when the programs are available for telecasting. Program assets are classified as current (as a prepaid expense) or noncurrent (as an other asset) in the consolidated balance sheet, based upon the expected use of the programs in succeeding years.
The amount charged to expense appropriately matches the cost of the programs with the revenues associated with them. The liability for these contracts is classified as current or noncurrent in accordance with the payment terms of the contracts. The payment period generally coincides with the period of telecast for the programs, but may be shorter.
         Retirement plans: Pension costs under the Company's retirement plans are actuarially computed. It is the policy of the Company to fund costs accrued under its qualified pension plans.
         Postretirement benefits other than pensions: In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No.
106, "Employers' Accounting for Postretirement Benefits Other Than
Pensions" (SFAS 106).
         Under the provisions of SFAS 106, the Company recognizes the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits.
Prior to the adoption of SFAS 106, the Company recognized the cost of these benefits as payments were made on behalf of retirees.
         As permitted under SFAS 106, the Company recognized the Accumulated Postretirement Benefit Obligation as of the beginning of fiscal 1992.
         Income taxes: The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax reporting purposes. Deferred income taxes are provided in recognition of these temporary differences.
         In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), and adjusted previously recorded deferred taxes to reflect then-enacted tax rates. The Company has reflected the effect of adopting SFAS 109 as a change in accounting principle at the beginning of fiscal 1992.
         Per share amounts: All income per share amounts are based on the weighted average number of common shares outstanding during the year.
         Foreign currency translation: The income statement of Mediacom, the Company's Canadian outdoor advertising operation, has been translated to U.S. dollars using the average currency exchange rates in effect during the year. Mediacom's balance sheet has been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of Mediacom's balance sheet has been charged directly to shareholders' equity.

Note 2
Acquisitions and dispositions
1993: In January 1993, the Company completed the acquisition of the Honolulu Advertiser and the sale of the Honolulu Star-Bulletin.
Consideration for this purchase was approximately $250 million and included the issuance of 1,980,000 shares of the Company's common stock from treasury valued at approximately $100 million and the assumption of certain liabilities of the acquired business. Concurrent with these transactions, the Honolulu joint operating agreement was amended to provide the Company with a greater share of profits from the operation. Proceeds from the sale of the Honolulu Star-Bulletin in excess of carrying value were accounted for as a reduction in the acquisition cost of the Honolulu Advertiser.
         In the fourth quarter of 1993, the Company sold its radio stations in Kansas City and St. Louis, Mo. The Company also provided for the pending sale of its television station in Boston, which is expected to be completed in early 1994. The Company recognized a minor net gain on these transactions which is reflected in non-operating income.
         1992: In August 1992, the Company sold its outdoor operation in Phoenix, Ariz. Operating results for 1992 were not materially affected by this transaction.
         1991: On August 30, 1991, the Company acquired the Times Journal Company located in Springfield, Va., which included a commercial printing operation, The Journal Newspapers and a telephone database service. On December 26, 1991, the Company sold The Journal Newspapers. Consideration for this purchase (net of the proceeds from the sale of The Journal Newspapers) totaled $35 million and included shares of the Company's common stock and the assumption of certain obligations of the acquired businesses.
         On October 18, 1991, the Company sold its newspaper in Little Rock, Ark., for $69 million in cash. Operating results for 1991 were not materially affected by this transaction.
         During 1993, 1992 and 1991, the Company also purchased certain other publications which are included in the newspaper publishing segment.
         All acquisitions discussed above were accounted for by the purchase method and, accordingly, operations for the purchased companies are included in the financial statements from the dates of acquisition. Pro forma results of operations, assuming these acquisitions were made at the beginning of the year previous to the year in which the transactions were consummated, are not materially different from reported results of operations.

Note 3
Statement of cash flows
For purposes of this statement, the Company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.
         Cash paid in 1993, 1992 and 1991 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars
                      1993      1992      1991
                   --------- --------- ----------
Income taxes        $249,858  $274,741  $271,188
Interest             $43,967   $50,871   $73,394

         In 1993, the Company issued 1,980,000 shares of its common stock from treasury valued at approximately $100 million in connection with the acquisition of the Honolulu Advertiser and assumed net liabilities totaling approximately $150 million. Refer to Note 2 for more information on this transaction.
         In 1993, 1992 and 1991, the Company issued 146,371 shares, 142,383 shares and 126,789 shares, respectively, in settlement of previously granted stock incentive rights. The compensation liability for these rights of $7 million for 1993 and 1992 and $6 million for 1991 was transferred to shareholders' equity at the time the shares were issued.
         In 1991, the Company issued 399,137 shares of its common stock with a value of $18 million in connection with the acquisition of the Times Journal Company. The Company assumed net liabilities totaling $17 million in connection with this and other acquisitions in 1991. Refer to Note 2 for more information concerning this transaction.

Note 4
Long-term debt
The long-term debt of the Company is summarized below.

In thousands of dollars
                                     Dec. 26, 1993  Dec. 27, 1992
                                     -------------- --------------
Unsecured promissory notes                $239,118       $991,211
Notes due 2/1/96, interest at 9.55%         17,260         17,260
Notes due 3/12/96, interest at 9.5%         42,200         42,200
Notes due 3/1/98, interest at 5.25%        272,836              -
Notes due 5/1/00, interest at 5.85%        249,418              -
Secured obligations due through
 2011, interest averaging 6.3% at
 Dec. 26, 1993 and Dec. 27, 1992,
 varying annual installments                12,196         12,366
Unsecured obligations                       17,427         17,500
Other indebtedness                             395            486
                                    --------------- --------------
                                           850,850      1,081,023
Less amount included in
 current liabilities                          (164)          (267)
                                    --------------- --------------
Total long-term debt                      $850,686     $1,080,756
                                    =============== ==============

         The unsecured promissory notes at December 26, 1993 were due from December 27, 1993 to January 24, 1994 with rates varying from 3.1% to 3.23%.
         The unsecured promissory notes at December 27, 1992 were due from January 5, 1993 to January 28, 1993 with interest rates varying from 3.35% to 3.75%.
         The maximum amount of such promissory notes outstanding at the end of any period during 1993 was $1.071 billion and during 1992 was $1.219 billion. The daily average outstanding balance was $584 million during 1993 and $1.124 billion during 1992. The weighted average interest rate was 3.17% for 1993 and 3.75% for 1992.
         The unsecured obligations are due from 1994 to 2009 and bear interest at varying rates. At December 26, 1993 and December 27, 1992, the weighted average interest rates were 4.5% and 4.6%, respectively.
         At December 26, 1993, the Company had a total of $1.5 billion of credit available under two revolving credit agreements. One agreement for $1 billion provides for a revolving credit period which permits borrowings up to the maximum commitment from time to time. The revolving credit period extends to December 1, 1998.
         The second agreement is a 364-day revolving credit agreement which provides for borrowings up to $500 million. This agreement extends to December 1, 1994.
         Commitment fee rates are 0.125% for the $1 billion agreement and 0.09% for the $500 million agreement. At the option of the Company, the interest rate on borrowings under the agreements may be at the prime rate, at 0.165% above the London Interbank Offered Rate or at 0.29% above a certificate of deposit-based rate. The prime rate was 6.0% at December 26, 1993 and December 27, 1992.
         The revolving credit agreements contain restrictive provisions that relate primarily to the maintenance of net worth of $1.2 billion. At
December 26, 1993 and December 27, 1992, net worth was $1.9 billion and $1.58 billion, respectively.
         At December 26, 1993, the unsecured promissory notes are supported by the $1 billion revolving credit agreement and, therefore, are classified as long-term debt.
         Approximate annual maturities of long-term debt, assuming that the Company had used the $1 billion revolving credit agreement as of the balance sheet date to refinance existing unsecured promissory notes on a long-term basis, are:

In thousands of dollars

1994              $164
1995                91
1996            59,542
1997                90
1998           512,661
Later years    278,302
              ---------
Total         $850,850
              =========

Note 5
Retirement plans
The Company and its subsidiaries have various retirement and profit sharing plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the Company's principal retirement plan and covers most of the employees of the Company and its subsidiaries. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The Company's pension plan assets include insurance contracts, marketable securities including common stocks, bonds and U.S. government obligations and interest-bearing deposits.
         The Company's pension cost for 1993, 1992 and 1991 consists of the following:

In thousands of dollars
                                1993      1992       1991
                              --------- ---------- ---------
Service cost-benefits earned
 during the period             $33,627    $31,230   $24,971
Interest cost on projected
 benefit obligation             63,067     58,220    48,838
Actual return on plan assets   (98,622)   (25,656) (147,855)
Net amortization and
 deferral of actuarial gains    19,473    (54,469)   80,288
                              --------- ---------- ---------
Net pension expense for
 Company-sponsored
 retirement plans               17,545      9,325     6,242
Union and other
 pension cost                    7,399      8,582     6,999
                              --------- ---------- ---------
Net pension cost               $24,944    $17,907   $13,241
                              ========= ========== =========

         The majority of the Company's pension plans, including the Gannett Retirement Plan, have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following tables summarize the funded status of the Company's pension plans and the related amounts that are recognized in the consolidated balance sheet:

In thousands of dollars
Dec. 26, 1993                   Plans for which   Plans for which
                                 assets exceed      accumulated
                                  accumulated         benefits
                                    benefits       exceed assets
                                ----------------- -----------------
Actuarial present value
of benefit obligations:
Vested benefit obligation               $655,550           $21,616
                                ================= =================
Accumulated benefit obligation          $706,654           $22,493
                                ================= =================
Projected benefit obligation           ($918,059)         ($33,940)
Plan assets at market value              789,534                 -
                                ----------------- -----------------
Projected benefit obligation
 in excess of plan assets               (128,525)          (33,940)
Unrecognized net loss                    183,177             7,026
Unrecognized prior service cost           15,197             1,530
Unrecognized net (asset)
 obligation at year-end                  (46,176)            2,844
                                ----------------- -----------------
Pension asset (liability)
 reflected in consolidated
 balance sheet                           $23,673          ($22,540)
                                ================= =================


In thousands of dollars
Dec. 27, 1992                   Plans for which   Plans for which
                                 assets exceed      accumulated
                                  accumulated         benefits
                                    benefits       exceed assets
                                ----------------- -----------------
Actuarial present value
of benefit obligations:
Vested benefit obligation               $494,461           $19,156
                                ================= =================
Accumulated benefit obligation          $531,655           $19,776
                                ================= =================
Projected benefit obligation           ($711,906)         ($26,991)
Plan assets at market value              724,977                 -
                                ----------------- -----------------
Projected benefit obligation
 less than (in excess of)
 plan assets                              13,071           (26,991)
Unrecognized net loss                     64,066             1,993
Unrecognized prior service cost           17,565             1,737
Unrecognized net (asset)
 obligation at year-end                  (57,706)            3,579
                                ----------------- -----------------
Pension asset (liability)
 reflected in consolidated
 balance sheet                           $36,996          ($19,682)
                                ================= =================

         The projected benefit obligation was determined using an assumed discount rate of 7% at the end of 1993 and 8.5% at the end of 1992. The assumed rate of compensation increase was 5% at the end of 1993 and 6% at the end of 1992. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Pension plan assets include 590,700 shares of the Company's common stock valued at $34 million at the end of 1993 and 1,090,700 shares valued at $56 million at the end of 1992.

Note 6
Postretirement benefits other than pensions
The Company provides health care and life insurance benefits to certain retired employees. Employees become eligible for benefits after meeting certain age and service requirements.
         In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). Under SFAS 106, the cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. Prior to 1992, retiree health care and life insurance benefits were expensed as claims and premiums were paid.
         As permitted by SFAS 106, the Company elected to fully recognize the Accumulated Postretirement Benefit Obligation as of the beginning of fiscal 1992 of $295 million as a change in accounting principle. On an after-tax basis, this non-cash charge was $180 million, or $1.25 per share. In addition, operating results for 1992 reflect incremental after-tax costs of $4 million or 3 cents per share for postretirement benefit costs recorded under the new accounting rule.
         The following table sets forth the amounts included in the Consolidated Balance Sheet at December 26, 1993 and December 27, 1992 for postretirement medical and life insurance liabilities:

In thousands of dollars
Accumulated postretirement
benefit obligation                        Dec. 26, 1993   Dec. 27, 1992
                                         --------------- --------------
Retirees                                      ($168,190)     ($137,383)
Fully eligible active plan participants         (32,553)       (45,777)
Other active plan participants                  (70,531)       (57,823)
                                         --------------- --------------
                                               (271,274)      (240,983)
Unrecognized net loss                            22,294              -
Unrecognized prior service credit               (59,044)       (63,880)
                                         --------------- --------------
Accrued postretirement benefit cost           ($308,024)     ($304,863)
                                         =============== ==============

         Postretirement benefit cost for health care and life insurance for the years ended December 26, 1993 and December 27, 1992 included the following components:

In thousands of dollars
                                                   1993       1992
                                                 ---------- ----------
Service costs-benefits earned during the period     $4,055     $4,553
Interest cost on accumulated postretirement
 benefit obligation                                 18,997     17,732
Net amortization and deferral                       (4,768)    (4,261)
                                                 ---------- ----------
Net periodic postretirement benefit cost           $18,284    $18,024
                                                 ========== ==========

         For 1991, the cost of postretirement medical and life insurance benefits recognized on a cash basis was $7 million.
         At December 26, 1993, the accumulated postretirement benefit obligation was determined using a discount rate of 7% and a health care cost trend rate of 12.9% for pre-age 65 benefits, decreasing to 5.5% in the year 2007 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 12.1%, declining to 5.5% in the year 2003 and thereafter.
         The accumulated postretirement benefit obligation at December 27, 1992 was determined using a discount rate of 8.5% and a health care cost trend rate of 14% for pre-age 65 benefits, decreasing to 6.5% in the year 2007 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 13%, declining to 6.5% in the year 2003 and thereafter.
         The Company's policy is to fund the above-mentioned benefits as claims and premiums are paid.
         The effect of a 1% increase each year in the health care cost trend rate used would result in increases of approximately $19 million in the 1993 accumulated postretirement benefit obligation and $2 million in the aggregate service and interest components of the 1993 expense.
         During 1992, the Company amended its retiree medical insurance plan to provide limits on the Company's share of the cost of such benefits it will pay to future retirees. Amendments were also made which related the Company's share of retiree cost to employee retirement age and length of service.

Note 7
Income taxes
The sources of income before income taxes consist of the following:

In thousands of dollars
                                1993      1992      1991
                             ---------- --------- ---------
Domestic                      $650,896  $559,971  $489,928
Foreign                         17,556    14,309    12,821
                             ---------- --------- ---------
Total                         $668,452  $574,280  $502,749
                             ========== ========= =========

         The provision for income taxes on income before the cumulative effects of accounting principle changes consists of the following:

In thousands of dollars
1993                         Current    Deferred    Total
                             ---------- --------- ----------
Federal                       $204,733   $19,333   $224,066
State                           38,750     1,232     39,982
Foreign                          6,902      (250)     6,652
                             ---------- --------- ----------
Total                         $250,385   $20,315   $270,700
                             ========== ========= ==========

In thousands of dollars
1992                         Current    Deferred    Total
                             ---------- --------- ----------
Federal                       $200,192  ($14,381)  $185,811
State                           40,343    (2,846)    37,497
Foreign                          5,292         -      5,292
                             ---------- --------- ----------
Total                         $245,827  ($17,227)  $228,600
                             ========== ========= ==========

In thousands of dollars
1991                         Current    Deferred    Total
                             ---------- --------- ----------
Federal                       $179,042   ($8,635)  $170,407
State                           33,342    (2,027)    31,315
Foreign                           (484)     (138)      (622)
                             ---------- --------- ----------
Total                         $211,900  ($10,800)  $201,100
                             ========== ========= ==========


         The provision for income taxes exceeds the U.S. federal statutory tax rate as a result of the following differences:

Fiscal year                     1993      1992      1991
                              ---------- --------- --------
U.S. statutory tax rate           35.0%     34.0%     34.0%
Increase (decrease) in
taxes resulting from:
State income taxes net of
 federal income tax benefit        3.9%      4.3%      4.2%
Goodwill amortization not
 deductible for tax purposes       1.6%      2.0%      2.4%
Other, net                         0.0%     -0.5%     -0.6%
                              ---------- --------- --------
Effective tax rate                40.5%     39.8%     40.0%
                              ========== ========= ========

In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109).
Under the provisions of SFAS 109, the Company adjusted previously recorded deferred taxes to reflect then-enacted statutory rates. The
Company has reflected the cumulative effect of adopting SFAS 109 as a change in accounting principle at the beginning of 1992. This adjustment was recorded as a non-cash credit to earnings of $34 million or $.24 per share. Prior years' financial statements were not restated; however, previously reported first quarter 1992 results have been restated to reflect this adjustment. The adoption of SFAS 109 had no effect on the provision for income taxes for 1992.
         Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.
         Deferred tax liabilities and assets were comprised of the following at the end of 1993 and 1992:

In thousands of dollars
                                Dec. 26, 1993  Dec. 27, 1992
                                -------------- -------------
Liabilities:
Accelerated depreciation             $223,000      $239,000
Accelerated amortization of
 deductible intangibles                88,000             -
Pension                                20,000        15,000
Other                                  39,512        23,100
                                -------------- -------------
Total deferred tax liabilities        370,512       277,100
                                -------------- -------------
Assets:
Accrued compensation costs            (18,000)      (26,000)
Postretirement medical and life      (119,000)     (122,000)
Other                                 (28,198)      (35,661)
                                -------------- -------------
Total deferred tax assets            (165,198)     (183,661)
                                -------------- -------------
Net deferred tax liabilities         $205,314       $93,439
                                ============== =============

Note 8
Capital stock, stock options, incentive plans
During 1988, the Company's Board of Directors authorized the repurchase of up to 7.5 million shares of its outstanding common stock. During the period 1988-1991 the Company purchased 4,530,200 shares of its common stock under this program at a cost of $158 million. No shares were purchased under this program in 1992 or 1993. In June 1991, the Company acquired 15,940,679 shares, or approximately 10% of its common stock, held by the former Gannett Foundation, for $670 million in cash. These share purchases were recorded as treasury stock.
         In January 1993, the Company issued 1,980,000 shares of its common stock from treasury as partial consideration for the purchase of the Honolulu Advertiser. The Company issued 399,137 shares of treasury stock in connection with the acquisition of the Times Journal Company in 1991. (Refer to Note 2 for further information concerning these transactions.)
         Certain of the shares acquired by the Company have been reissued in settlement of employee stock awards or were sold to an Employee Stock Ownership Plan which was established in 1990. The remaining shares are held as treasury stock.
         The weighted average number of common shares outstanding used in the computation of earnings per share was 146,474,000 in 1993, 144,148,000 in 1992 and 150,783,000 in 1991.
         The Company's 1978 Executive Long-term Incentive Plan (the 1978 Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees.
         Stock options are granted to purchase common stock of the Company at not less than 100% of the fair market value on the day the option is granted. The exercise period is eight years with the options becoming exercisable at 25% per year after a one-year waiting period.
         Stock incentive rights entitle the employee to receive for each such right, without payment, one share of common stock at the end of an incentive period, conditioned upon the employee's continued employment throughout the incentive period. The incentive period, which is determined by the Committee, is normally four years. During the incentive period, the employee receives cash payments for each incentive right equivalent to the cash dividend the Company would have paid had the employee owned the shares of common stock issuable under the incentive rights.

         In July 1989, the Board of Directors approved an amendment to the 1978 Plan to provide that all outstanding awards will be vested if there is a change in control of the Company. Under the amendment, stock options become 100% exercisable immediately upon a change in control. Option surrender rights related one-for-one to all outstanding stock options have been awarded, which are effective only in the event of a change in control and entitle the employee to receive cash for option surrender rights equal to 100% of the difference between the exercise price of the related stock option and the change-in-control price (which is the highest price paid for a share of stock as part of the change in control). The amendment also provides for the payment in cash of the value of stock incentive rights based on the change-in-control price.

         Awards made under the 1978 Plan were as follows:

                               1993     1992     1991
                             --------- -------- --------
Stock options                 761,910  957,675  547,815
Stock incentive rights        163,702  484,295  319,715

         Awards reflected above for 1991 relate to the four-year employment period 1991-1994. Awards for 1992 include 505,665 stock options and 244,730 stock incentive rights that relate to the four-year period 1993-1996, and 452,010 stock options and 239,565 stock incentive rights that relate to the four-year period 1992-1995. Awards for 1993 are for the four-year employment period 1994-1997.
         At the beginning of the Company's 1994 fiscal year, 131,655 shares of common stock were issued in settlement of previously granted stock incentive rights.
         With respect to awards under the 1978 Plan, the Company has recorded as compensation expense $11 million for 1993, $10 million for 1992 and $4 million for 1991. Under the 1978 Plan, the Company has accrued liabilities aggregating $24 million at December 26, 1993 and $22 million at December 27, 1992.

         A summary of the Company's stock option activity appears below:

                                Number    Option price
Stock options                 of shares    per share
- --------------------         ------------ -------------
Balance outstanding
Dec. 30, 1990                  2,172,685  $18.00-54.63
Granted                          547,815   36.13-46.13
Exercised                       (249,816)  18.00-43.75
Expired or canceled              (63,562)  30.88-54.63
                             ------------ -------------
Balance outstanding
Dec. 29, 1991                  2,407,122   19.54-47.00
Granted                          957,675   43.88-51.38
Exercised                       (549,740)  19.54-43.75
Expired or canceled              (40,706)  34.88-44.75
                             ------------ -------------
Balance outstanding
Dec. 27, 1992                  2,774,351   30.88-51.38
Granted                          761,910   49.00-55.50
Exercised                       (421,458)  30.88-47.38
Expired or canceled              (73,411)  36.13-51.38
                             ------------ -------------
Balance outstanding
Dec. 26, 1993                  3,041,392  $30.88-55.50
                             ============ =============

         Options were exercisable for 1,299,908 shares at December 26, 1993 and 1,133,077 shares at December 27, 1992. Shares available for future grants under the 1978 Plan totaled 2,805,985 at December 26, 1993.
         On July 1, 1990, the Company established a 401(k) Savings Plan, which includes a Company matching contribution in the form of Gannett stock. To fund the Company's matching contribution, an Employee Stock Ownership Plan
(ESOP) was formed which acquired 1,250,000 shares of Gannett stock from the Company for $50 million. The stock purchase was financed with a loan from the Company. Compensation expense related to the ESOP, based on the number of common shares allocated to employee 401(k) accounts and cash contributed for withdrawals, was $2.2 million in 1993 and 1992, and $1.8 million in 1991.
          In May 1990, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right ("Right") for each common share held, payable to shareholders of record on June 8, 1990. The Rights become exercisable when a person or group of persons acquires or announces an intention to acquire ownership of 15% or more of the Company's common shares. Holders of the Rights may acquire an interest in a new series of junior participating preferred stock, or they may acquire an additional interest in the Company's common shares at 50% of the market value of the shares at the time the Rights are exercised. The Rights are redeemable by the Company at any time prior to the time they become exercisable, at a price of $.01 per Right.

Note 9
Commitments, contingent liabilities and other matters
Litigation: The Company and a number of its subsidiaries are defendants in judicial and administrative proceedings involving matters incidental to their business. The Company's management does not believe that any material liability will be imposed as a result of these matters.
         Leases: Approximate future minimum annual rentals payable under non-cancelable operating leases are as follows:

In thousands of dollars
1994           $39,170
1995            38,286
1996            37,182
1997            35,272
1998            30,401
Later years    112,012
              ---------
Total         $292,323
              =========

         Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $4 million. Total rental costs were $100 million for 1993, $109 million for 1992 and $111 million for 1991.
          In December 1990, the Company adopted a Transitional Compensation Plan ("Plan") which provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the Company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage.
         Other matters: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires the
Company to disclose the estimated fair value of its financial instruments.
         For financial instruments other than long-term debt, including cash and cash equivalents, trade and other receivables, current maturities of long-term debt and other long-term liabilities, the amounts reported on the balance sheet approximate fair value.
         The Company estimates the fair value of its long-term debt, based on borrowing rates currently available, to be $862 million, compared with the carrying amount of $851 million.
          Statement of Financial Accounting Standards No. 112, "Employer's Accounting for Postemployment Benefits," requires the accrual method of accounting to be adopted for such benefits no later than the Company's
1994 fiscal year. The Company is currently evaluating this Statement and does not believe its adoption will have a material effect on its financial position or results of operations.

Note 10
Business segment information
The Company is a diversified information company with three principal business segments in 41 states and the District of Columbia, two U.S. territories, Canada, Great Britain, France, Hong Kong, Singapore and Switzerland. The newspaper segment consists of 83 daily newspapers in 34 states and two U.S. territories, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes non-daily publications, an international survey firm and a nationwide network of offset presses for commercial printing.
         The broadcasting segment's principal activities include the operation of television and radio stations. At the end of 1993 the Company owned 10 television stations and 11 radio stations. Refer to Note 2 for a discussion of the sale of certain broadcast stations.
         The outdoor advertising segment involves the selling of advertising space on outdoor advertising structures and transit and transit shelter advertising operations in 11 states and Canada.
         Separate financial data for each of the Company's three business segments is presented on page 51. In that presentation, operating revenues by industry segment include both sales to unaffiliated customers, as reported in the Company's consolidated statements of income, and intersegment sales, which are accounted for at prices charged unaffiliated customers. Operating income represents total revenue less operating expenses, depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense and other income and expense items of a non-operating nature are not considered. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.

Report of independent accountants

To the Board of Directors and
Shareholders of Gannett Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Gannett Co., Inc., and its subsidiaries at December 26, 1993 and December 27, 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
         As discussed in Notes 6 and 7 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1992.

By s/ Price Waterhouse
   -------------------
   Price Waterhouse
   Washington, D.C.
   January 27, 1994

Pages 48 and 49

11-YEAR SUMMARY

In thousands of dollars except per share amounts
                                                  1993         1992         1991         1990          1989        1988
                                               ----------- ------------ ------------ ------------- ------------ -----------

Net operating revenues:
Newspaper advertising                          $2,005,037   $1,882,114   $1,852,591    $1,917,477   $2,018,076  $1,908,566
Newspaper circulation                             838,706      807,093      777,221       730,426      718,087     685,663
Broadcasting                                      397,204      370,613      357,383       396,693      408,363     390,507
Outdoor advertising                               230,771      241,313      260,120       271,366      257,890     226,532
Other                                             169,903      167,824      134,720       125,659      115,773     103,217
                                               ----------- ------------ ------------ ------------- ------------ -----------
 Total (Notes a and b, see page 50)             3,641,621    3,468,957    3,382,035     3,441,621    3,518,189   3,314,485
                                               ----------- ------------ ------------ ------------- ------------ -----------
Operating Expenses:
Costs and expenses                              2,717,634    2,653,803    2,623,335     2,568,744    2,571,617   2,449,587
Depreciation                                      164,420      157,242      158,389       153,211      149,893     136,861
Amortization of intangible assets                  45,215       40,629       41,364        40,825       40,168      40,312
                                               ----------- ------------ ------------ ------------- ------------ -----------
 Total                                          2,927,269    2,851,674    2,823,088     2,762,780    2,761,678   2,626,760
                                               ----------- ------------ ------------ ------------- ------------ -----------
Operating Income                                  714,352      617,283      558,947       678,841      756,511     687,725
Non-operating income (expense):
Interest expense                                  (51,250)     (50,817)     (71,057)      (71,567)     (90,638)    (88,557)
Other                                               5,350        7,814       14,859        10,689      (18,364)      8,292
                                               ----------- ------------ ------------ ------------- ------------ -----------
Income before income taxes                        668,452      574,280      502,749       617,963      647,509     607,460
Provision for income taxes                        270,700      228,600      201,100       241,000      250,000     243,000
                                               ----------- ------------ ------------ ------------- ------------ -----------
Income before cumulative effect of accounting
principle changes                                 397,752      345,680      301,649       376,963      397,509     364,460
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes                                                    34,000
Retiree health and life insurance benefits                    (180,000)
                                               ----------- ------------ ------------ ------------- ------------ -----------
Net Income                                       $397,752     $199,680     $301,649      $376,963     $397,509    $364,460
                                               =========== ============ ============ ============= ============ ===========
Per share amounts (1)
Income before cumulative effect of accounting
 principle changes                                  $2.72        $2.40        $2.00         $2.36        $2.47       $2.26
Net income                                          $2.72        $1.39        $2.00         $2.36        $2.47       $2.26
Dividends declared                                   1.30         1.26         1.24          1.21         1.11        1.02
Shareholders' equity (3)                            12.98        10.94        10.71         12.98        12.40       11.09
Weighted average number of common and common
equivalent shares outstanding in thousands (2)    146,474      144,148      150,783       160,047      161,253     161,622
Financial position:
Current assets                                   $757,957     $631,447     $636,101      $668,690     $671,030    $665,031
Current Liabilities                               455,139      431,551      443,835       500,203      477,822     500,835
Working capital                                   302,818      199,896      192,266       168,487      193,208     164,196
Long-term debt excluding current maturities       850,686    1,080,756    1,335,394       848,633      922,470   1,134,737
Shareholders' equity                            1,907,920    1,580,101    1,539,487     2,063,077    1,995,791   1,786,441
Total assets                                    3,823,798    3,609,009    3,684,080     3,826,145    3,782,848   3,792,820
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings after tax (4)                               15.1%        14.6%       -20.0%         -5.2%         9.1%       14.1%
Earnings per share (4)                               13.3%        20.0%       -15.3%         -4.5%         9.3%       14.1%
Dividends declared per share                          3.2%         1.6%         2.5%          9.0%         8.8%        8.5%
Book value per share                                 18.6%         2.1%       -17.5%          4.7%        11.8%       11.6%
Credit ratios
Long-term debt to shareholders' equity               44.6%        68.4%        86.7%         41.1%        46.2%       63.5%
Times interest expense earned                       14.0X        12.3X         8.1X          9.6X         8.1X        7.9X






                                                  1987         1986         1985         1984          1983
                                               ----------- ------------ ------------ ------------- ------------
Net operating revenues:
Newspaper advertising                          $1,787,077   $1,588,985   $1,213,577    $1,064,056     $933,432
Newspaper circulation                             645,356      575,806      464,976       418,552      361,135
Broadcasting                                      356,815      351,133      265,480       232,748      192,874
Outdoor advertising                               201,771      210,572      207,572       199,570      183,795
Other                                              88,428       75,001       57,816        45,271       32,410
                                               ----------- ------------ ------------ ------------- ------------
 Total (Notes a and b, see page 50)             3,079,447    2,801,497    2,209,421     1,960,197    1,703,646
                                               ----------- ------------ ------------ ------------- ------------
Operating Expenses:
Costs and expenses                              2,257,304    2,061,789    1,601,372     1,423,088    1,246,554
Depreciation                                      124,485      111,229       85,512        75,922       67,012
Amortization of intangible assets                  36,595       31,980       18,017        14,591       14,392
                                               ----------- ------------ ------------ ------------- ------------
 Total                                          2,418,384    2,204,998    1,704,901     1,513,601    1,327,958
                                               ----------- ------------ ------------ ------------- ------------
Operating Income                                  661,063      596,499      504,520       446,596      375,688
Non-operating income (expense):
Interest expense                                  (85,681)     (79,371)     (25,926)      (24,190)     (26,331)
Other                                              15,013       23,076        6,183         8,428       18,908
                                               ----------- ------------ ------------ ------------- ------------
Income before income taxes                        590,395      540,204      484,777       430,834      368,265
Provision for income taxes                        271,000      263,800      231,500       206,900      176,600
                                               ----------- ------------ ------------ ------------- ------------
Income before cumulative effect of accounting
principle changes                                 319,395      276,404      253,277       223,934      191,665
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes
Retiree health and life insurance benefits
                                               ----------- ------------ ------------ ------------- ------------
Net Income                                       $319,395     $276,404     $253,277      $223,934     $191,665
                                               =========== ============ ============ ============= ============
Per share amounts (1)
Income before cumulative effect of accounting
 principle changes                                  $1.98        $1.71        $1.58         $1.40        $1.20
Net income                                          $1.98        $1.71        $1.58         $1.40        $1.20
Dividends declared                                   0.94         0.86        0.765         0.665         0.61
Shareholders' equity (3)                             9.94         8.88         7.93          7.13         6.39
Weighted average number of common and common
equivalent shares outstanding in thousands (2)    161,704      161,380      160,466       160,224      159,942
Financial position:
Current assets                                   $601,220     $570,589     $473,394      $394,222     $334,991
Current Liabilities                               474,775      432,327      303,142       293,423      231,612
Working capital                                   126,445      138,262      170,252       100,799      103,379
Long-term debt excluding current maturities     1,094,321    1,201,370      491,565       188,724      294,853
Shareholders' equity                            1,609,394    1,433,781    1,275,213     1,141,964    1,022,289
Total assets                                    3,510,259    3,365,903    2,313,218     1,812,200    1,689,556
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings after tax (4)                               15.6%         9.1%        13.1%         16.8%         6.2%
Earnings per share (4)                               15.8%         8.2%        12.9%         16.7%         6.2%
Dividends declared per share                          9.3%        12.4%        15.0%          9.0%         5.2%
Book value per share                                 11.9%        11.7%        11.5%         11.5%         9.6%
Credit ratios
Long-term debt to shareholders' equity               68.0%        83.8%        38.6%         16.6%        29.0%
Times interest expense earned                        7.9X         7.8X        19.7X         18.8X        15.0X


(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustments in (2).
(2) Shares outstanding have been converted to a comparable basis by reflecting retroactively shares issued for a 2-for-1 stock split effective
January 6, 1987 and a 3-for-2 stock split effective January 5, 1984.
(3) Based upon year-end shareholders' equity and shares outstanding.
(4) Before cumulative effect of accounting principle changes (refer to Notes 6 and 7 to the consolidated financial statements).


Page 50

Notes to 11-year summary

         (a) The Company and its subsidiaries made the acquisitions listed at right during the period. The results of operations of these acquired businesses are included in the accompanying financial information from the date of purchase. Note 2 of the consolidated financial statements on page
40 contains further information concerning certain of these acquisitions.
         (b) During the period, the Company sold substantially all of the assets or capital stock of certain other subsidiaries and divisions of other subsidiaries for which the revenues and contributions to consolidated net income were not material. Note 2 of the consolidated financial statements on page 40 contains further information concerning certain of these dispositions.


1983
April 13      WTCN-TV now KARE-TV, Minneapolis-St.Paul
June 23       WLVI-TV, Boston

1984
June 27       WDAE-AM, Tampa
Dec. 3        KKBQ/KKBQ-FM, Houston

1985
March 15      Triangle Sign Company
March 29      Family Weekly magazine, now USA WEEKEND
July 1        The Des Moines Register and The Jackson Sun
Nov. 27       Peekskill Star Corporation

1986
Jan. 3        KTKS-FM now KHKS-FM, Dallas
Feb. 18       The Evening News Association
July 14       The Courier-Journal and Louisville Times Company
July 29       KCMO-AM and KBKC-FM now KCMO-FM, Kansas City
Sept. 16      KHIT-FM, Seattle
Dec. 1        Arkansas Gazette Company

1987
July 15       Gannett Direct Marketing Services, Inc.

1988
Feb. 1        WFMY-TV, Greensboro, N.C.
              WTLV-TV, Jacksonville, Fla.
July 1        New York Subways Advertising Co., Inc.
              and related companies

1989
Oct. 31       Rockford Magazine
Nov. 6        Outdoor advertising displays merged into New Jersey Outdoor

1990
March 28      Great Falls (Mont.) Tribune
May 17        Ye Olde Fishwrapper
June 18       The Shopper Advertising, Inc.
Sept. 7       Desert Community Newspapers
Dec. 27       North Santiam Newspapers
Dec. 28       Pensacola Engraving Co.

1991
Feb. 11       The Add Sheet
April 3       New Jersey Publishing Co.
Aug. 30       The Times Journal Co., including The Journal Newspapers,
              The Journal Printing Co. (now Springfield Offset)
              and Telematch
Oct. 3        Gulf Breeze Publishing Co.

1992
April 24      Graphic Publications, Inc.

1993
Jan. 30       Honolulu Advertiser
April 24      Tulare Advance-Register


Form 10-K information

Business of the company
Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. Approximately 98% of its revenues are from domestic operations. Its foreign operations are primarily in Canada, but it also conducts business in certain European, Asian and other foreign markets.
Its corporate headquarters is in Arlington, Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.
         The Company's principal business segments are newspaper publishing, broadcasting and outdoor advertising.
         The Company's newspapers make up the largest newspaper group in the U.S. in circulation. The Company operates 83 daily newspapers, with a total average daily circulation of more than 6.3 million for 1993, including USA TODAY. The Company also publishes USA WEEKEND, a weekend newspaper magazine, and a number of non-daily publications.
         On December 26, 1993, the broadcasting division included 10 television stations in markets with more than 11 million households and 11 radio stations in markets with a listening population of more than 36 million.
         The outdoor division is the largest in North America, with operations in 11 states and Canada. It includes 12 outdoor advertising companies, transit and transit shelter advertising operations, and a printing division.
         The Company also owns the following: Gannett News Service, which provides news services for its newspaper operations; Gannett National
Newspaper Sales, which markets the Company's nationwide newspaper advertising resources; Gannett Offset, which coordinates the sale, marketing and production of commercial offset printing done for national and regional customers at many of Gannett's newspapers with offset presses and at the Company's offset printing facilities in Chandler, Ariz., Miramar, Fla., Nashville, Tenn., Atlanta, Ga., St. Louis, Mo., Norwood, Mass., and Springfield, Va.; Louis Harris & Associates, the international opinion research firm; electronic information services, including USA TODAY Hot
Lines and USA TODAY Sports and Information Center; USA TODAY Sky Radio, an audio news and entertainment service for commercial airlines; Gannett
Direct Marketing Services, a direct marketing company with operations in Louisville, Ky.; Telematch, a telephone database service; Gannett Community Directories of New Jersey, yellow-pages publishing; The Add Sheet, a group of weekly advertising shoppers; and Gannett TeleMarketing, a telephone sales and marketing business.

Business segment financial information
Selected financial information for the Company's three business segments is presented below. For a description of the accounting policies related to this information, see Note 10 to the Company's Consolidated Financial Statements. The Company's business segments have seasonal aspects with peak revenue generally occurring in the fourth and, to a lesser extent, the second fiscal quarters.

In thousands of dollars
Business segment financial information
                                    1993        1992        1991
                                ------------ ----------- -----------
Operating revenues:
Newspaper publishing             $3,013,646  $2,857,839  $2,766,564
Broadcasting                        397,204     370,613     357,383
Outdoor advertising                 230,771     241,313     260,120
Intersegment items                        -        (808)     (2,032)
                                ------------ ----------- -----------
                                 $3,641,621  $3,468,957  $3,382,035
                                ------------ ----------- -----------
Operating income:
Newspaper publishing               $677,285    $607,637    $544,660
Broadcasting                         86,686      66,181      61,666
Outdoor advertising                  14,799       8,191      15,851
Corporate                           (64,418)    (64,726)    (63,230)
                                ------------ ----------- -----------
                                   $714,352    $617,283    $558,947
                                ------------ ----------- -----------
Identifiable assets:
Newspaper publishing             $2,548,143  $2,360,546  $2,388,965
Broadcasting                        685,230     721,675     746,859
Outdoor advertising                 263,286     279,236     313,868
Corporate                           327,139     247,552     234,388
                                ------------ ----------- -----------
                                 $3,823,798  $3,609,009  $3,684,080
                                ------------ ----------- -----------
Depreciation and amortization:
Newspaper publishing               $147,524    $135,076    $138,897
Broadcasting                         31,449      31,249      28,408
Outdoor advertising                  18,616      19,594      20,864
Corporate                            12,046      11,952      11,584
                                ------------ ----------- -----------
                                   $209,635    $197,871    $199,753
                                ------------ ----------- -----------
Capital expenditures:
Newspaper publishing               $111,111    $122,684    $134,507
Broadcasting                          9,144      17,606      36,439
Outdoor advertising                   7,528       8,473      13,242
Corporate                             4,339       5,309       8,204
                                ------------ ----------- -----------
                                   $132,122    $154,072    $192,392
                                ------------ ----------- -----------

Newspaper publishing
On December 26, 1993, the Company operated 83 daily newspapers, including
USA TODAY, and a number of non-daily local publications, in 34 states, Guam and the U.S. Virgin Islands. The Newspaper Division is headquartered in Arlington, Va., and on December 26, 1993, it had approximately 32,300 full-time and part-time employees. Newspaper operating revenues accounted for approximately 82% of the Company's net operating revenues in 1991 and 1992, and 83% in 1993.
         The Company's newspaper operations include the Metro Group, composed of newspapers serving larger metropolitan areas; four regional groups (East, South, Central and West) made up of newspapers in medium-sized and smaller markets; and USA TODAY.
         USA TODAY was introduced on September 15, 1982, as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.
         USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 21 U.S. markets and under contract at offset plants in 11 other U.S. markets.
         USA TODAY is sold at newsstands and vending machines, Monday through Friday, at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 61% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.
         USA TODAY's financial results improved in 1993, as advertising and circulation revenues rose 9% and 2%, respectively, and costs declined slightly. As a result, the paper reported its first profitable year in 1993.
         USA TODAY International, published separately from USA TODAY, is printed from satellite transmission under contract in London, Zurich and Hong Kong, and operates in Europe, the Middle East, Africa and Asia. It is available in more than 90 foreign countries.
         The Gannett News Service is headquartered in Arlington, Va., and has bureaus in nine other states (see page 67 for more information). Gannett
News Service provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers.
         The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper supplement in 401 newspapers throughout the country, with a total circulation of 17.9 million at the end of 1993.
         At the end of 1993, 50 of the Company's daily newspapers, including USA TODAY, were published in the morning and 33 were published in the evening.
         At all of its newspaper operations, the Company is striving to improve customer service and product quality with a view toward better serving readers and advertisers. New products are being developed at several of the Company's newspapers, including zoned community editions, new monthly and weekly editions and special niche publications. Gannett Community Directories of New Jersey published 37 separate yellow-page directories with added features, including coupons, maps and expanded use of color. The yellow-page directories published in Binghamton and Elmira, N.Y., produced increased advertising and market share along with greater popularity among users.
         In 1993, the Company's newspapers refined strategies to improve editorial quality and focus content on the needs of the individual communities they serve. They updated their approaches to NEWS 2000, a program launched in 1991 to help each newspaper better address community interests, and increased training for newsroom managers and professionals.
         In June 1992, the Company introduced ADvance, a program to develop marketing partnerships with advertisers and enhance the skills of newspaper sales and marketing staffs. ADvance is designed to expand and diversify the base of newspaper advertisers. Its premise is a better understanding of advertisers' businesses and objectives and the development of programs responsive to advertisers' needs. The Company has undertaken significant training efforts to implement ADvance concepts and will continue to do so in 1994.
         All of the Company's daily newspapers receive the Gannett News Service. In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services.
         The senior executive of each newspaper is the publisher, and the newspapers have advertising, business, circulation, editorial, market development and production departments.
         Technological advances in recent years have had an impact on the way newspapers are produced. Computer-based text editing systems capture drafts of reporters' stories and are then used to edit and produce type for transfer by a photographic process to printing plates. All of the Company's daily newspapers are produced by this method. "Pagination" enables editors to create a newspaper page by computer, avoiding all or part of the manual "paste-up" of the page before it can be converted into a printing plate. The Company uses pagination systems at 44 newspaper plants.

         Gannett began to install production versions of a voice-activated system which can substitute for traditional keyboard text entry. Five newsrooms now have 12 systems in use and more are planned. NEWSworks, the newsroom story planning system that is designed to add functionality to existing newsroom systems, is being tested in Poughkeepsie, N.Y. Gannett began to test a multi-media archive system late in 1993 and also an investigative reporting program to help reporters analyze public records.
The Mobile Advertising Sales System, a lap-top personal computer for our advertising sales staffs, was successfully tested in Rochester and installation is planned at additional newspapers in 1994.
         Fifty-one daily newspaper plants print by the offset process, and 20 plants print using various letterpress processes.
         Improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked per page. In 1993, the production hours worked per page were reduced by 5%.
         The principal sources of newspaper revenues are circulation and advertising.
         Circulation: The following table summarizes the circulation volume and revenues of the newspapers owned by the Company at the end of 1993.
USA TODAY circulation is included in this table.
         This table assumes that all newspapers owned by the Company at the end of 1993 were owned during all years shown:

Circulation: newspapers owned on Dec. 26, 1993

         Circulation      Daily        Sunday
           revenues     net paid      net paid
         in thousands  circulation  circulation
        -------------- ------------ ------------
1993         $838,706    6,338,000    6,165,000
1992         $818,260    6,339,000    6,143,000
1991         $782,435    6,272,000    6,100,000
1990         $735,368    6,267,000    6,082,000
1989         $725,584    6,340,000    5,583,000


         The Company emphasized improving customer service and increasing circulation and household penetration at all of its newspaper operations in 1993 and will continue to do so in 1994.
         Forty of the Company's local newspapers reported gains in daily circulation during 1993, and 38 increased Sunday circulation.
         Home delivery prices for the Company's newspapers are established individually for each newspaper and range from $1.25 to $3.00 per week in the case of daily newspapers and from $.57 to $2.00 per copy for Sunday newspapers.
         Additional information about the circulation of the Company's newspapers may be found on page 28 and on pages 64-66 of this annual report.
         Advertising: Advertising revenues are generated through the sale of retail (local), classified and national advertising. A detailed analysis of newspaper advertising revenues is presented on pages 27 and 54 of this report.
         Retail advertising is display advertising associated with local merchants, such as department and grocery stores. Classified advertising includes the ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and "help wanted." National advertising is display advertising principally from advertisers who are promoting products or brand names on a nationwide basis. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city. The newspapers have advertising departments that solicit retail, classified and national advertising.
         Gannett National Newspaper Sales also solicits national advertisers and certain national and regional retail advertisers. The newspapers have made continuing efforts to serve their readers and advertisers by introducing total market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.
         Classified revenue rose for the year, reflecting continued growth in the employment and automotive categories. Real estate advertising was down slightly, reflecting the slow recovery of home sales. Retail (local) run-of-press advertising (ROP) improved slightly for the year. There was consistent growth of medium and small advertisers throughout the year. Preprint revenues grew as well in 1993, as certain multi-market advertisers continued to convert their ad spending from ROP to preprint.
         Overall, general economic conditions for newspaper advertising improved. Metro newspapers, which were hardest hit by the recession, experienced the greatest turnaround in advertising revenues. Regionally, the Central region performed the strongest for the second consecutive year. While overall advertising revenue was up in the West, California newspapers for much of the year lagged the rest of the country because of difficult economic conditions there. For 1994, Gannett anticipates modest overall advertising revenue growth to result from the expected continuation of the national economic recovery.
         The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the Company at the end of 1993. Again, this chart assumes that all of the newspapers owned at the end of 1993 were owned throughout the years shown:

Advertising: newspapers owned on Dec. 26, 1993

         Advertising
           revenues     Inches of
         in thousands  advertising
        -------------- ------------
1993       $2,004,939  127,322,000
1992       $1,923,153  121,578,000
1991       $1,870,682  116,906,000
1990       $1,940,440  121,196,000
1989       $2,032,458  126,299,000

         Competition: The Company's newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping sell the advertisers' products or services. They compete for circulation principally on the basis of their content and their price. While most of the Company's newspapers do not have daily newspaper competitors that are published in the same city, in certain of the Company's larger markets, there is such direct competition. Most of the Company's newspapers compete with other newspapers published in nearby cities and towns and with free distribution and paid advertising weeklies.
         At the end of 1993, The Cincinnati Enquirer, The Detroit News, the El Paso (Texas) Times, the Honolulu Advertiser, The Tennessean at Nashville and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the Company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.
         On January 30, 1993, the Company completed the acquisition of the Honolulu Advertiser and the sale of the Honolulu Star-Bulletin. The acquisition of the morning publication Advertiser was for approximately
$250 million. Concurrent with these transactions, the Honolulu joint operating agreement was amended to provide the Company with a greater share of profits from the operation.
         On March 31, 1991, the Shreveport, La., joint operating agreement was terminated and the Shreveport Journal, the non-Gannett newspaper in the agreement, ceased publication. The partners in this agreement will continue their contractual division of profits through December 25, 1994.
         Through internal development programs and acquisitions, the Company continues to explore new opportunities in news, information and communications businesses. Recent business developments include USA
TODAY Baseball Weekly, which was successfully launched in 1991; USA TODAY
Sky Radio, which began satellite distribution of news and entertainment programming to commercial airlines in 1992; Telematch, a telephone database service; as well as publishing and electronic information services.
         Properties: Generally, the Company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at December 26, 1993, 11 non-Gannett printers were used to print the newspaper in the U.S. in markets where there are no Company newspapers with appropriate facilities. Three non-Gannett printers in foreign countries are used to print USA TODAY International. USA WEEKEND is also printed under contract with a commercial printing company. Many of the Company's newspapers also have outside news bureaus and sales offices, which generally are leased. In a few cities, two or more of the Company's newspapers share combined facilities; and in two locations, facilities are shared with other newspaper properties under joint operating agreements.
The Company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.
         During the past five years, new or substantial additions or remodeling of existing newspaper facilities have been completed or are at some stage of construction at 12 of the Company's newspaper operations.
During 1993, facility expansion and renovations in Detroit, Fort Myers and Gainesville were completed. As part of the Company's annual capital expenditure program, its properties are improved or upgraded on a regular basis. The Company's facilities are adequate for present operations.
         Raw materials: Newsprint is the basic raw material used to publish newspapers. During 1993, the Company's newsprint consumption was approximately 894,000 short-tons, including the Company's portion of newsprint consumed at joint operating agencies, consumption by USA
WEEKEND, and USA TODAY tonnage consumed at non-Gannett print sites. The
Company purchases newsprint from 29 North American and offshore suppliers under contracts which expire at various times through 2010.
         During 1993, all of the Company's newspapers used some recycled newsprint. For the year, approximately 68% of the Company's newsprint consumption contained recycled content. The Company expects to further increase its newsprint consumption from recycled sources.
         In 1993, newsprint supplies were ample and the weighted average newsprint price was slightly higher than in 1992. The Company believes the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers. The
Company expects newsprint prices to rise in 1994.
         Regulation: Gannett is committed to protecting the environment. Our goal is to ensure that Gannett facilities are in compliance with federal, state and local environmental laws and to incorporate appropriate environmental practices and standards in our newspaper, broadcast and outdoor advertising operations. The Company employs a corporate environmental manager responsible not only for regulatory compli-ance but also for preventive measures. The Company is one of the industry lead-ers in the use of recycled newsprint. From 1989 to 1993, the Company increased usage of newsprint containing recycled content from 42,000 tons in 1989 to more than 600,000 tons in 1993. The Company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. The
Company believes it is taking effective measures regarding the disposal of these compounds, including returning material to manufacturers for recycling. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment, including the issuance of permits.
         Several of the Company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency or comparable state agencies. The
Company does not believe that these matters will have any significant impact on its financial condition.

Broadcasting
On December 26, 1993, the Company's television division, headquartered in Arlington, Va., included 10 television stations, in markets with a total of more than 11 million households. The Company's radio division now includes 11 radio stations in eight markets with a listening population of more than 36 million.
         The Company's radio stations in Kansas City and St. Louis were sold in the fourth quarter of 1993. Also in 1993, the Company provided for the sale of its television station in Boston, which is expected to close in early
1994.
         Exclusive rights to market and distribute USA TODAY Radio, a news and information script service, were licensed to ABC Radio Networks. ABC Radio Networks began broadcast and delivery of the USA TODAY service to approximately 2,000 radio affiliates in 1987.
         At the end of 1993, the broadcasting division had approximately 2,000 full-time and part-time employees. Broadcasting revenues accounted for approximately 11% of the Company's net operating revenues in 1991, 1992 and 1993.
         The principal sources of the Company's broadcasting revenues are: 1) local advertising focusing on the immediate geographic area of the stations; 2) national advertising; 3) compensation paid by the networks for carrying commercial network programs; and 4) payments by advertisers to television stations for other services, such as the production of advertising material. The advertising revenues derived from a station's local news programs make up a significant part of its total revenues.
         Advertising rates charged by a television station are based primarily upon the station's ability to attract viewers, demographics and the number of television households in the area served by the station.
         Practically all national advertising is placed through advertising representatives. Local advertising time is sold by each station's own sales force.
         Generally, a network provides programs to its affiliated television stations, sells commercial advertising announcements within the network programs and compensates the local stations by paying an amount based on the television station's network affiliation agreement. Each radio station with a network affiliation is paid a flat annual fee under its affiliation agreement. Local programming quality and the geographic coverage of its signal are key factors in a radio station's competitive position within the market. Since most radio programming originates locally, network affiliation has little effect on a radio station's competitive position.
         Programming: The costs of locally produced and purchased syndicated programming are a significant portion of television operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and affiliated stations within the market and in some cases from cable operations. In recent years, the Company's television stations have increased their locally produced news and entertainment programming in an effort to provide programs that distinguish the stations from the competition and to better control costs.
         Properties: The Company's broadcasting facilities are adequately equipped with the necessary television and radio broadcasting equipment. The Company owns transmitter sites in 13 locations and leases sites in nine others.
         During the past five years, new broadcasting facilities have been built in Denver and Washington, D.C. Substantial additions or remodelings were completed in Austin, Texas, Greensboro, N.C., and Jacksonville, Fla. The Company's broadcast facilities are adequate for present purposes.
         Competition: In each of its broadcasting markets, the Company's stations compete for revenues with other network-affiliated and independent television and radio broadcasters and with other advertising media, such as cable television, newspapers, magazines and outdoor advertising. The Company's broadcasting stations compete principally on the basis of their market share, advertising rates and audience composition.
         Network programming constitutes a substantial part of the programs broadcast on the Company's network-affiliated television stations, and the Company's competitive position is directly affected by viewer acceptance of network programming. Local news has been most important to a station's success and there is a growing emphasis on other forms of local programming as well as continuing involvement in the local community.

         Other sources of present and potential competition for the Company's broadcasting properties include pay cable, home video and audio recorders and video disc players, direct broadcast satellite and low-power television. Some of these competing services have the potential of providing improved signal reception or increased home entertainment selection, and they are continuing development and expansion.
         Regulation: The Company's television and radio stations are operated under the authority of the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (Communications Act), and the rules and policies of the FCC (FCC Regulations).
         Under the Communications Act, television broadcast licenses are granted for a maximum period of five years and radio licenses are granted for a maximum period of seven years. Television and radio broadcast licenses are renewable upon application to the FCC and in the past usually have been renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications has resulted in loss of the license. Petitions to deny license renewal are currently pending against two of the Company's radio facilities and two television stations, but in the Company's judgment none of the petitions has merit. No competing applications are pending with respect to any of the Company's stations. The Company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC Regulations.
         FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming and syndication of programs. FCC
Regulations governing multiple ownership prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio, except that waivers can be sought for television and radio ownership in the top 25 markets; television and daily newspapers; radio and daily newspapers; or television and cable television) and limit the number of broadcast interests held by any person to a maximum of 12 television stations (subject to certain restrictions with respect to the size of the audience reached by the stations), 18 AM radio stations and 18 FM radio stations.
         Other matters: Gannett Broadcasting, along with CBS Radio and Westinghouse Electric subsidiaries Group W Radio and Xetron Corporation, have formed a partnership, USA Digital Radio, to develop in-band on-channel AM and FM digital audio broadcasting (DAB) systems. During 1993, the partnership substantially completed prototypes of AM and FM DAB. USA
Digital Radio's systems, along with those of competing developers, have been submitted for testing and evaluation by the National Radio Systems Committee. Additionally, USA Digital Radio's success is dependent on FCC approval of its techniques for broadcasting DAB within the AM and FM radio bands.
         Additional information about the Company's television and radio stations may be found on page 68 of this annual report.

Outdoor advertising
At the end of 1993, the Company's outdoor advertising division, headquartered in New York City, included 12 outdoor advertising companies operating in 17 major markets in the U.S. and most major markets in Canada, and a printing division. The outdoor division had approximately 1,600 full-time and part-time employees at the end of 1993. The group accounted for approximately 8% of the Company's net operating revenues in 1991, 7% in 1992 and 6% in 1993.
         The Company derives its outdoor advertising revenues from leasing space on its approximately 44,000 advertising displays. These displays fall into four major groups: poster panels, bulletins, transit shelter displays and other displays.
         Poster panels (28% of outdoor revenues): Poster panels include standardized posters, which are approximately 12 feet high and 25 feet long, eight-sheet posters, which are 6 feet high and 12 feet long (also known as junior posters) and smaller posters displayed in shopping centers and airports. Posters are sold in packages based on daily exposure opportunities, usually for 30-day increments. They feature lithographed or silk-screened advertising copy, posted on the surface of the board.
         Bulletins (41% of outdoor revenues): Bulletins typically are 14 feet high and 48 feet long. They are sold on a unit basis, typically for four to 12 months. Most are rotated to a different location every 60 days.
"Permanent" bulletins, however, do not rotate. They tend to have more viewers and are higher priced than rotating bulletins. The surface of the board is usually hand painted by skilled company artists, computer painted or covered with lithographed paper. The Company pioneered the use of Superflex and Uniface, flexible vinyl faces for bulletins, which provide a more attractive advertising surface. The flexible vinyl faces also are compatible with new computer printing technology. Additionally, the Company offers backlights, which are rear-illuminated units on major arterial highways with the advertising message air-brushed, computer-painted or silk-screened on translucent plastic. These are available in both the USA and Canada.
         Transit shelter displays (19% of outdoor revenues): These primarily include internally illuminated 4-foot-by-5-foot posters displayed on public transit shelters in several major cities in the U.S. and Canada.

         Other displays (12% of outdoor revenues): This category includes poster advertising throughout the New York City subway system and on buses in Detroit and Rochester, N.Y. Printing division revenues also are categorized here.
         Monthly advertising rates for each of these outdoor advertising media are based on such factors as the size of the advertising display, visibility, cost of leasing, construction and maintenance and the number of people who have the opportunity to see the advertising message. The latter is measured by the Traffic Audit Bureau (USA) or the Canadian Outdoor Measurement Bureau.
         Revenues: The principal source of national outdoor advertising revenues has been the tobacco industry. In recent years, the tobacco industry has reduced its advertising expenditures significantly. To partially replace this business, the Company has obtained additional advertising from packaged-goods advertisers, as well as the more traditional sources of automotive, supermarkets, media, financial, fashion, entertainment and issue-oriented advertising. Outdoor revenues declined
$11 million or 4% in 1993. U.S. operations again experienced a significant loss in revenues from advertising by the tobacco industry and revenues from Southern California operations were lower because of continuing economic difficulties. Revenue comparisons are also affected by the sale in August 1992 of the Company's outdoor business in Phoenix. On a pro forma basis, outdoor ad revenues declined 2%.
         The Company also formed and operates Outdoor Network, USA, which includes 52 independent outdoor companies operating in 91 of the top 100 markets. Gannett Outdoor develops advertising nationally on behalf of the group, providing a central source to clients for market information and research, and providing single-invoice billing. The network's benefits are simplicity in planning and buying the medium, proof of performance audits, creative assistance and strengthened client service. The objective is to bring these benefits to bear in developing new and lasting sources of national business for network members.
         Properties: In the conduct of its outdoor business, the Company constructs advertising display structures on land or buildings owned by the Company or leased from others. These leases are for varying terms and generally have renewal options. At the end of 1993, the Company leased approximately 21,000 sign locations. The Company owns approximately 600 parcels of varying sizes on which it maintains sign structures.
         Advertising displays placed in public transit areas are subject to the terms of separate contracts with various municipal authorities. These contracts are for varying periods and require payments to the municipalities which are generally based on a percentage of the Company's revenue from the displays. The Company's outdoor facilities and displays are adequate for present operations.
         Competition: The Company encounters direct competition in all of its principal outdoor advertising market areas. In most of its markets, the Company is among the larger competitors in terms of the number of advertising displays. The Company's outdoor operations also compete for revenues with newspapers, magazines, television, radio and other advertising media.
         Regulation: Federal agencies from time to time propose restrictions upon the tobacco industry and other businesses that use outdoor advertising, which could affect the outdoor industry. A prohibition of advertising for tobacco products in Canada was phased in over the years 1988-1990. Effective January 1, 1993, New York City regulations prohibit the advertising of tobacco products on the city's subway system.
In many localities in which the Company operates, outdoor advertising is the object of restrictive, and in some cases prohibitive, zoning regulations. Management expects federal, state and local regulations to continue to be a significant factor in the operation of the Company's outdoor advertising business. It is not possible to predict the extent to which such regulations could affect future earnings.

Corporate facilities
The Company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The capital expenditure program for 1991, 1992 and 1993 included amounts for leasehold improvements, land, building, furniture, equipment and fixtures for headquarters operations. Headquarters facilities are adequate for present operations. In early March 1994, the Company signed an agreement to purchase 30 acres of land in Fairfax County, Va., for possible use as a future site for corporate headquarters and perhaps other operations.

Employee relations
On December 26, 1993, the Company and its subsidiaries had 36,500 full-time and part-time employees. On the basis of hours worked, the Company employed the equivalent of 32,600 full-time employees. Six of the Company's newspapers are published together with non-Company newspapers pursuant to joint operating agreements, and the employment numbers above include the Company's pro-rata share of employees at those operations.
         Approximately 20% of those employed by the Company and its subsidiaries are represented by labor unions. They are represented by 162 local bargaining units affiliated with 18 international unions under collective bargaining agreements. These agreements conform generally with the pattern of labor agreements in the newspaper, broadcasting and outdoor advertising industries. The Company does not engage in industrywide or companywide bargaining. From time to time, the Company has had strikes involving its operations, but the strikes have not significantly affected its operations. The Company strives to maintain good relationships with its employees and has been successful in doing so.
         The Company provides competitive group life and medical insurance programs for full-time employees at each location. The Company pays a substantial portion of these costs. Beginning in 1990, however, most employees began making contributions to cover a portion of the annual increase in medical insurance cost. Virtually all of the Company's units provide retirement or profit-sharing plans which cover eligible full-time employees.
         In 1990, the Company established a 401(k) Savings Plan which is available to most of its employees.

Acquisitions and dispositions 1989-1993
The growth of the Company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1989 are shown on the next page. The Company has disposed of several businesses during this period, which also are listed on the next page.

Acquisitions     1989-1993
Year acquired    Name                               Location                         Publication times or business
- ---------------  ---------------------------------  -------------------------------  -----------------------------------
1989             Rockford Magazine                  Rockford, Ill.                   Local monthly magazine
                 Outdoor advertising displays       New Jersey                       Outdoor advertising
                 merged into New Jersey Outdoor

1990             Great Falls Tribune                Great Falls, Mont.               Daily and Sunday
                 Ye Olde Fishwrapper                Port Clinton, Ohio               Monthly
                 The Shopper Advertising, Inc.      Port Huron, Mich.                Weekly
                 Desert Community Newspapers        Palm Springs, Calif.             Weeklies
                 North Santiam Newspapers           Salem, Ore.                      Weeklies
                 Pensacola Engraving Co.            Pensacola, Fla.                  Commercial printing

1991             The Add Sheet                      Columbia, Mo.                    Weekly advertising shopper
                 New Jersey Publishing Co.          Paramus, N.J.                    Yellow-page directories
                 The Times Journal Co.              Springfield, Va.                 Daily newspapers, commercial
                                                                                     printing and telephone data service
                 Gulf Breeze Publishing             Gulf Breeze, Fla.                Weekly
                 USA TODAY Sky Radio (1)            Arlington, Va.                   Live news programming for
                                                                                     commercial airlines

1992             Graphic Publications, Inc.         Richmond, Ind.                   Weekly

1993             Honolulu Advertiser                Honolulu, Hawaii                 Daily
                 Tulare Advance-Register            Tulare, Calif.                   Daily

(1) Business formed in 1991 under a partnership agreement in which Gannett Co., Inc. holds a majority interest.

Dispositions     1989-1993
Year sold        Name                               Location                         Publication times or business
- ---------------  ---------------------------------  -------------------------------  ---------------------------------
1989             Fremont Tribune                    Fremont, Neb.                    Daily
                 Sturgis Journal                    Sturgis, Mich.                   Daily
                 El Diario-La Prensa                New York, N.Y.                   Daily and Sunday
                 The New Mexican                    Santa Fe, N.M.                   Daily and Sunday

1990             KNUA-FM                            Seattle, Wash.                   Radio station

1991             Arkansas Gazette Company           Little Rock, Ark.                Daily and Sunday
                 Journal Newspapers                 Springfield, Va.                 Daily

1992             Phoenix Outdoor                    Phoenix, Ariz.                   Outdoor advertising

1993             Honolulu Star-Bulletin             Honolulu, Hawaii                 Daily
                 KCMO/KCMO-FM                       Kansas City, Mo.                 Radio stations
                 KUSA/KSD-FM                        St. Louis, Mo.                   Radio stations
                 WLVI-TV (2)                        Boston, Mass.                    Television station


(2) Sale pending and expected to be completed in early 1994.

QUARTERLY STATEMENTS OF INCOME

In thousands of dollars
Fiscal year ended December 26, 1993
                                              1st Quarter    2nd Quarter    3rd Quarter   4th Quarter      Total
                                            --------------- -------------- -------------- ------------- -------------
Net operating revenues:
Newspaper advertising                             $465,072       $513,226       $475,509      $551,230    $2,005,037
Newspaper circulation                              210,053        210,124        207,558       210,971       838,706
Broadcasting                                        82,876        109,017         92,207       113,104       397,204
Outdoor advertising                                 47,825         63,987         60,063        58,896       230,771
Other                                               38,904         41,415         41,195        48,389       169,903
                                            --------------- -------------- -------------- ------------- -------------
Total                                              844,730        937,769        876,532       982,590     3,641,621
                                            --------------- -------------- -------------- ------------- -------------
Operating expenses:
Cost of sales and operating
 expenses, exclusive of depreciation               509,377        517,941        507,291       532,635     2,067,244
Selling, general and administrative
 expenses, exclusive of depreciation               163,007        166,242        154,499       166,642       650,390
Depreciation                                        40,947         41,098         40,687        41,688       164,420
Amortization of intangible assets                   11,279         11,404         11,114        11,418        45,215
                                            --------------- -------------- -------------- ------------- -------------
Total                                              724,610        736,685        713,591       752,383     2,927,269
                                            --------------- -------------- -------------- ------------- -------------
Operating Income                                   120,120        201,084        162,941       230,207       714,352
Non-operating income (expense):
Interest expense                                   (11,045)       (13,504)       (13,590)      (13,111)      (51,250)
Other                                                1,492          1,848          3,429        (1,419)        5,350
                                            --------------- -------------- -------------- ------------- -------------
Total                                               (9,553)       (11,656)       (10,161)      (14,530)      (45,900)
                                            --------------- -------------- -------------- ------------- -------------
Income before income taxes                         110,567        189,428        152,780       215,677       668,452
Provision for income taxes                          44,225         75,775         64,000        86,700       270,700
                                            --------------- -------------- -------------- ------------- -------------
Net income                                         $66,342       $113,653        $88,780      $128,977      $397,752
                                            =============== ============== ============== ============= =============
Net income per share (1)                             $0.46          $0.78          $0.61         $0.88         $2.72
                                            =============== ============== ============== ============= =============

(1) As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

QUARTERLY STATEMENTS OF INCOME

In thousands of dollars
Fiscal year ended December 27, 1992
                                            1st Quarter(1)  2nd Quarter(1)  3rd Quarter(1)   4th Quarter      Total
                                            --------------- -------------- --------------- ------------- -------------
Net operating revenues:
Newspaper advertising                             $426,789       $487,063        $453,512      $514,750    $1,882,114
Newspaper circulation                              199,193        201,296         200,739       205,865       807,093
Broadcasting                                        78,849         97,528          89,353       104,883       370,613
Outdoor advertising                                 52,059         66,770          62,485        59,999       241,313
Other                                               36,231         39,482          42,520        49,591       167,824
                                            --------------- -------------- --------------- ------------- -------------
Total                                              793,121        892,139         848,609       935,088     3,468,957
Operating expenses:
Cost of sales and operating
 expenses, exclusive of depreciation               488,961        503,876         506,568       525,196     2,024,601
Selling, general and administrative
 expenses, exclusive of depreciation               149,925        163,108         151,574       164,595       629,202
Depreciation                                        40,484         39,851          39,940        36,967       157,242
Amortization of intangible assets                   10,140         10,138          10,110        10,241        40,629
                                            --------------- -------------- --------------- ------------- -------------
Total                                              689,510        716,973         708,192       736,999     2,851,674
                                            --------------- -------------- --------------- ------------- -------------
Operating Income                                   103,611        175,166         140,417       198,089       617,283
Non-operating income(expense):
Interest expense                                   (14,450)       (14,009)        (11,424)      (10,934)      (50,817)
Other                                                1,580          1,899           2,513         1,822         7,814
                                            --------------- -------------- --------------- ------------- -------------
Total                                              (12,870)       (12,110)         (8,911)       (9,112)      (43,003)
                                            --------------- -------------- --------------- ------------- -------------
Income before income taxes                          90,741        163,056         131,506       188,977       574,280
Provision for income taxes                          36,190         65,220          52,390        74,800       228,600
                                            --------------- -------------- --------------- ------------- -------------
Income before cumulative effect of
 accounting principle changes                       54,551         97,836          79,116       114,177       345,680
Cumulative effect on prior years of
 accounting principle changes for:
Income taxes                                        34,000              -               -             -        34,000
Retiree health and life insurance benefits        (180,000)             -               -             -      (180,000)
                                            --------------- -------------- --------------- ------------- -------------
Total                                             (146,000)             -               -             -      (146,000)
                                            --------------- -------------- --------------- ------------- -------------
Net income (loss)                                 ($91,449)       $97,836         $79,116      $114,177      $199,680
                                            =============== ============== =============== ============= =============
Earnings per share:
Before cumulative effect of
 accounting principle changes                        $0.38          $0.68           $0.55         $0.79         $2.40
Cumulative effect of accounting
 principle changes                                   (1.01)             -               -             -          (1.01)
                                            --------------- -------------- --------------- ------------- -------------
Net income (loss) per share                         ($0.63)         $0.68           $0.55         $0.79         $1.39
                                            =============== ============== =============== ============= =============

(1) Restated from previously issued quarterly statements to reflect changes in accounting principles retroactive to the first quarter of 1992.
Refer to Notes 6 and 7 of the financial statements for further discussion of these accounting principle changes.

SCHEDULES TO FORM 10-K INFORMATION

In thousands of dollars
                                   Balance at
                                   beginning        Additions              Retirements         Other         Balance at end
Property, plant & equipment        of period         at cost                 or sales         Changes          of period
- -------------------------------- -------------- ------------------        --------------    ------------     --------------
Dec. 29, 1991
Land                                   $92,561             $3,624                $1,970            $402            $94,617
Buildings & improvements               559,642             69,640                14,595          (1,143)           613,544
Advertising display structures         277,380              1,657                 7,256             346            272,127
Machinery, equipment & fixtures      1,475,721            106,090                69,162             868          1,513,517
Construction in progress and
 deposits on contracts                  67,659             32,277                     3            (220)            99,713
                                 -------------- ------------------        --------------    ------------     --------------
                                    $2,472,963           $213,288  (A)(E)       $92,986            $253  (D)    $2,593,518
                                 ============== ==================        ==============    ============     ==============

Dec. 27, 1992
Land                                   $94,617             $8,069                  $809           ($564)          $101,313
Buildings & improvements               613,544             51,631                 3,502            (336)           661,337
Advertising display structures         272,127              6,602                12,575          (4,009)           262,145
Machinery, equipment & fixtures      1,513,517            155,442                50,012            (171)         1,618,776
Construction in progress and
 deposits on contracts                  99,713            (49,212)                 (384)         (1,114)            49,771
                                 -------------- ------------------        --------------    ------------     --------------
                                    $2,593,518           $172,532  (B)(E)       $66,514         ($6,194) (D)    $2,693,342
                                 ============== ==================        ==============    ============     ==============

Dec. 26, 1993
Land                                  $101,313            $31,647                $1,284              $0           $131,676
Buildings & improvements               661,337             34,823                 6,778            (279)           689,103
Advertising display structures         262,145              5,454                 3,696          (1,758)           262,145
Machinery, equipment & fixtures      1,618,776            118,924                65,651           1,188          1,673,237
Construction in progress and
 deposits on contracts                  49,771             (9,193)                  485          (1,644)            38,449
                                 -------------- ------------------        --------------    ------------     --------------
                                    $2,693,342           $181,655  (C)(E)       $77,894         ($2,493) (D)    $2,794,610
                                 ============== ==================        ==============    ============     ==============

Page 63


Accumulated depreciation and       Balance at   Additions charged
amortization of property,          beginning         to costs              Retirements         Other         Balance at end
plant and equipment                of period       and expenses              or sales         Changes          of period
- -------------------------------- -------------- ------------------        --------------    ------------     --------------
Dec. 29, 1991
Buildings & improvements              $183,155            $25,640                $4,198         ($3,527)          $201,070
Advertising display structures         112,694             14,282                 4,082             187            123,081
Machinery, equipment & fixtures        704,991            118,467                42,424           3,423            784,457
                                 -------------- ------------------        --------------    ------------     --------------
                                    $1,000,840           $158,389   (F)         $50,704             $83  (D)    $1,108,608
                                 ============== ==================        ==============    ============     ==============

Dec. 27, 1992
Buildings & improvements              $201,070            $25,793                $1,447          $2,104           $227,520
Advertising display structures         123,081             13,404                 3,969          (2,043)           130,473
Machinery, equipment & fixtures        784,457            118,045                39,420          (3,024)           860,058
                                 -------------- ------------------        --------------    ------------     --------------
                                    $1,108,608           $157,242   (F)         $44,836         ($2,963) (D)    $1,218,051
                                 ============== ==================        ==============    ============     ==============

Dec. 26, 1993
Buildings & improvements              $227,520            $26,617                $3,310             $24           $250,851
Advertising display structures         130,473             13,039                 3,067            (920)           139,525
Machinery, equipment & fixtures        860,058            124,764                58,474            (383)           925,965
                                 -------------- ------------------        --------------    ------------     --------------
                                    $1,218,051           $164,420   (F)         $64,851         ($1,279) (D)    $1,316,341
                                 ============== ==================        ==============    ============     ==============

Notes
(A) Includes assets at acquisition net of adjustments for prior years' acquisitions             $20,896
(B) Includes assets at acquisition net of adjustments for prior years' acquisitions             $18,460
(C) Includes assets at acquisition net of adjustments for prior years' acquisitions             $49,533
(D) Net effect of current foreign currency translation adjustment.
(E) Includes capitalized interest of $4,951 in 1992, $2,440 in 1992 and $268 in 1993.
(F) Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements,
    3.3% to 20% for advertising display structures and 4% to 25% for machinery, equipment and fixtures.

Valuation and qualifying accounts
Allowance for doubtful receivables
                                     Balance at beginning  Additions charged to  Additions recorded    Deductions     Balance at end
                                          of period         costs and expenses   upon acquisitions   from reserves      of period
                                     --------------------  --------------------  ------------------ ----------------  --------------
Year ended Dec. 29, 1991                         $10,698               $26,122                              $24,351         $12,469
Year ended Dec. 27, 1992                         $12,469               $22,010                              $22,238         $12,241
Year ended Dec. 26, 1993                         $12,241               $20,505                $473          $19,304         $13,915


Supplementary income statement information
Fiscal year ended
                                                              Dec. 26, 1993        Dec. 27, 1992     Dec. 29, 1991
                                                           --------------------  ------------------ ----------------
Maintenance and repairs                                                $45,004             $44,555          $38,851
Taxes other than payroll and income tax:
 Property                                                              $20,855             $18,313          $16,365
 Other                                                                   9,157               7,699            7,961
                                                           --------------------  ------------------ ----------------
                                                                       $30,012             $26,012          $24,326
                                                           --------------------  ------------------ ----------------

Pages 64 - 66

MARKETS WE SERVE - 1993

Daily newspapers
    State                                                            Circulation Circulation  Circulation         Joined
  Territory            City                     Newspaper              Morning    Afternoon     Sunday    Founded Gannett   *
- -------------- --------------------- ------------------------------- ----------- ------------ ----------- ------- -------------
Arizona        Tucson                Tucson Citizen                                   49,570              1870    1976     (46)
California     Marin County          Marin Independent Journal                        41,382      43,015  1861    1980     (67)
               Palm Springs          The Desert Sun                      48,237                   50,253  1927    1986     (78)
               Salinas               The Californian                     23,333                           1871    1977     (53)
               San Bernardino        The San Bernardino County Sun       85,623                   97,961  1894    1969     (23)
               Stockton              The Stockton Record                 54,631                   60,207  1895    1977     (48)
               Tulare                Tulare Advance-Register                           8,771              1882    1993     (83)
               Visalia               Visalia Times-Delta                 22,772                           1859    1977     (54)
Colorado       Fort Collins          Fort Collins Coloradoan             26,126                   32,437  1873    1977     (55)
Connecticut    Norwich               Norwich Bulletin                    33,478                   38,206  1791    1981     (70)
Delaware       Wilmington            The News Journal                   126,540                  148,545  1871    1978     (61)
Florida        Brevard County        FLORIDA TODAY                       86,138                  113,355  1966    1966     (21)
               Fort Myers            News-Press                          95,400                  116,589  1884    1971     (37)
               Pensacola             Pensacola News Journal              63,117                   84,096  1889    1969     (24)
Georgia        Gainesville           The Times                                        22,908      27,020  1947    1981     (69)
Guam           Agana                 Pacific Daily News                  25,107                   22,989  1944    1971     (36)
Hawaii         Honolulu              Honolulu Advertiser                104,188                  195,777  1856    1993     (82)
Idaho          Boise                 The Idaho Statesman                 64,291                   85,685  1864    1971     (29)
Illinois       Danville              Commercial-News                                  22,539      24,997  1866    1934      (7)
               Rockford              Rockford Register Star              77,679                   90,478  1855    1967     (22)
Indiana        Lafayette             Journal and Courier                 38,307                   44,901  1829    1971     (30)
               Marion                Chronicle-Tribune                   20,720                   25,043  1867    1971     (33)
               Richmond              Palladium-Item                                   19,687      24,988  1831    1976     (45)
Iowa           Des Moines            The Des Moines Register            187,294                  323,235  1849    1985     (74)
               Iowa City             Iowa City Press-Citizen                          16,310              1860    1977     (57)
Kentucky       Louisville            The Courier-Journal                238,079                  328,472  1868    1986     (80)
Louisiana      Monroe                The News-Star                       39,148                   46,818  1890    1977     (60)
               Shreveport            The Times                           82,244                  102,923  1871    1977     (59)
Michigan       Battle Creek          Battle Creek Enquirer                            28,185      38,011  1900    1971     (31)
               Detroit               The Detroit News                                370,184              1873    1986     (77)
                                     The Detroit News and Free Press                           1,181,213
               Lansing               Lansing State Journal               70,985                   95,034  1855    1971     (28)
               Port Huron            Times Herald                                     31,169      39,412  1900    1970     (25)
Minnesota      St. Cloud             St. Cloud Times                                  28,531      36,544  1861    1977     (52)
Mississippi    Hattiesburg           Hattiesburg American                             26,254      29,195  1897    1982     (72)
               Jackson               The Clarion-Ledger                 110,364                  129,009  1837    1982     (71)
Missouri       Springfield           Springfield News-Leader             62,139                  103,249  1893    1977     (51)
Montana        Great Falls           Great Falls Tribune                 34,275                   41,210  1885    1990     (81)
Nevada         Reno                  Reno Gazette-Journal                66,813                   84,891  1870    1977     (47)
New Jersey     Bridgewater           The Courier-News                                 49,761      54,369  1884    1927      (5)
               Camden                Courier-Post                        87,984                   98,626  1875    1959     (11)
               Vineland              The Daily Journal                                19,275              1864    1986     (79)
New York       Binghamton            Press & Sun-Bulletin                70,815                   91,910  1904    1943      (9)
               Elmira                Star-Gazette                        35,654                   50,383  1828    1906      (1)
               Ithaca                The Ithaca Journal                               19,444              1815    1912      (2)
               Niagara Falls         Niagara Gazette                     26,686                   28,965  1854    1954     (10)
               Poughkeepsie          Poughkeepsie Journal                44,399                   62,082  1785    1977     (50)
               Rochester             Democrat and Chronicle             137,578                  258,389  1833    1928      (6)
                                     Times-Union                                      67,394              1918    1918      (3)
               Saratoga Springs      The Saratogian                      12,651                   14,429  1855    1934      (8)
               Utica                 Observer-Dispatch                   53,740                   67,668  1817    1922      (4)
               Gannett Suburban Newspapers:
                Mamaroneck           The Daily Times                                   5,714       5,759  1879    1964     (18)
                Mount Vernon         The Daily Argus                      7,298                    9,535  1892    1964     (17)
                New Rochelle         The Standard-Star                   11,124                   12,205  1908    1964     (15)
                Ossining             The Citizen-Register                              6,156       7,614  1847    1964     (19)
                Peekskill            The Star                                          6,414       9,117  1922    1985     (76)
                Port Chester         The Daily Item                                    9,289      10,370  1885    1964     (16)
                Tarrytown            The Daily News                                    3,668       4,399  1897    1964     (20)
                West Nyack-Rockland  Rockland Journal-News               41,928                   53,082  1850    1964     (13)
                White Plains         The Reporter Dispatch                            47,536      59,189  1829    1964     (12)
                Yonkers              The Herald Statesman                24,847                   33,812  1852    1964     (14)
Ohio           Chillicothe           Chillicothe Gazette                              16,394              1800    1977     (58)
               Cincinnati            The Cincinnati Enquirer            203,222                  356,948  1841    1979     (63)
               Fremont               The News-Messenger                               13,620              1856    1975     (41)
               Marietta              The Marietta Times                               13,418              1864    1974     (40)
               Port Clinton          News Herald                                       6,183              1864    1975     (42)
Oklahoma       Muskogee              Muskogee Daily Phoenix
                                      and Times-Democrat                 19,139                   20,686  1888    1977     (56)
Oregon         Salem                 Statesman Journal                   61,946                   71,310  1851    1974     (39)
Pennsylvania   Chambersburg          Public Opinion                                   21,283              1869    1971     (27)
               Lansdale              The Reporter                                     19,005              1870    1980     (68)
               North Hills           North Hills News Record                          27,663      27,094  1962    1976     (44)
               Tarentum              Valley News Dispatch                             36,519      35,138  1891    1976     (43)
South Dakota   Sioux Falls           Argus Leader                        50,707                   74,477  1881    1977     (49)
Tennessee      Jackson               The Jackson Sun                     38,899                   44,187  1848    1985     (75)
               Nashville             The Tennessean                     144,067                  281,023  1812    1979     (64)
Texas          El Paso               El Paso Times                       67,154                  101,643  1879    1972     (38)
Vermont        Burlington            The Burlington Free Press           53,870                   68,012  1827    1971     (26)
Virgin Islands St. Thomas            The Virgin Islands Daily News       15,826                           1930    1978     (62)
Virginia       Arlington             USA TODAY                        2,000,821                           1982    1982     (73)
Washington     Bellingham            The Bellingham Herald                            26,994      34,484  1890    1971     (34)
               Olympia               The Olympian                        35,357                   44,248  1889    1971     (32)
West Virginia  Huntington            The Herald-Dispatch                 41,796                   49,675  1909    1971     (35)
Wisconsin      Green Bay             Green Bay Press-Gazette                          60,964      87,265  1915    1980     (65)
               Wausau                Wausau Daily Herald                              25,487      30,662  1903    1980     (66)


* Number in parentheses notes chronological order in which existing newspapers joined Gannett.

Pages 67 and 68


MARKETS WE SERVE - 1993
           Operation                             Location and other information
- ---------------------------------------- -------------------------------------------------------------------------------
Non-daily publications                   Weekly, semi-weekly or monthly publications in Arizona, Arkansas,
                                         California, Colorado, Florida, Georgia, Illinois, Indiana, Iowa,
                                         Kentucky, Michigan, Minnesota, Mississippi, Missouri, New Jersey,
                                         New York, Ohio, Oklahoma, Oregon, Pennsylvania, Vermont, Virginia,
                                         Washington, West Virginia and Wisconsin

USA TODAY                                Headquarters: Arlington, Va.
Print sites                              Arlington, Texas; Atlanta; Batavia, N.Y.; Brevard County, Fla.;
                                         Chandler, Ariz.; Chicago; Columbia, S.C.; Fort Collins, Colo.;
                                         Fort Myers, Fla.; Gainesville, Ga.; Greensboro, N.C.; Hattiesburg,
                                         Miss.; Kankakee, Ill.; Lansdale, Pa.; Lawrence, Kan.; Mansfield, Ohio; Marin
                                         County, Calif.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Olympia,
                                         Wash.; Pasadena, Texas; Port Huron, Mich.; Richmond, Ind.;
                                         Rockaway, N.J.; St. Cloud, Minn.; St. Louis; Salt Lake City; San
                                         Bernardino, Calif.; Springfield, Va.; Tarentum, Pa.; White Plains, N.Y.
International print sites                Hong Kong; London, England; Lucerne, Switzerland
Regional offices                         Atlanta; Boston; Buffalo, N.Y.; Charlotte, N.C.; Chicago; Cincinnati;
                                         Cleveland; Columbus, Ohio; Dallas; Denver; Detroit; Houston; Indianapolis;
                                         Kansas City, Mo.; Los Angeles; Milwaukee; Minneapolis-St. Paul; Miramar, Fla.;
                                         Nashville, Tenn.; New Orleans; Orlando, Fla.; Philadelphia; Phoenix,
                                         Ariz.; Pittsburgh; Port Washington, N.Y.; St. Louis; San Francisco; Seattle;
                                         Springfield, Va.; Union, N.J.
Advertising offices                      Arlington, Va.; Atlanta; Boston; Chicago; Dallas; Detroit; Hong Kong;
                                         London, England; Los Angeles; New York, N.Y.

USA TODAY Baseball Weekly                Circulation 280,000
Editorial and advertising offices        Arlington, Va.

USA WEEKEND                              Circulation 17.9 million in 401 newspapers
Advertising offices                      Chicago; Detroit; Los Angeles; New York, N.Y.
Editorial and production offices         Arlington, Va.

USA TODAY Sky Radio
Broadcast studios, business/
 operations offices                      Arlington, Va.
Advertising offices                      Arlington, Va.; Chicago; Los Angeles; New York, N.Y.

Gannett Direct Marketing Services, Inc.  Headquarters:  Louisville, Ky.

Gannett International                    Headquarters:  New York, N.Y.
International offices                    Hong Kong; London, England; Singapore; Zurich, Switzerland
Products                                 USA TODAY International Edition; USA TODAY
                                         International/Gannett News Service

Gannett National Newspaper Sales         Headquarters:  New York, N.Y.
Regional offices                         Chicago; Dallas; Detroit; Los Angeles; Melbourne, Fla.

Gannett New Business and
Product Development                      Headquarters:  Arlington, Va.

Gannett/USA TODAY Sports
and Information Center                   Headquarters:  Greensboro, N.C.
Products                                 Radio and on-line computer information services

Gannett/USA TODAY
Information Center                       Headquarters:  Arlington, Va.
Products                                 Telephonic information services

Gannett News Service                     Headquarters:  Arlington, Va.
Bureaus                                  Albany, N.Y.; Baton Rouge, La.; Columbus, Ohio; Harrisburg, Pa.;
                                         Indianapolis; Olympia, Wash.; Sacramento, Calif; Springfield, Ill.;
                                         Tallahassee, Fla.

Gannett Offset                           Headquarters:  Springfield, Va.
Offset sites                             Atlanta; Chandler, Ariz.; Miramar, Fla.; Nashville, Tenn.;
                                         Norwood, Mass.; Olivette, Mo.; Springfield, Va.

Gannett Outdoor Group                    Headquarters:  New York, N.Y.
Outdoor and Transit operations           Berkeley, Calif.; Chicago; Denver; Detroit; Fairfield, N.J.;
                                         Flint, Mich.; Grand Rapids, Mich.; Houston; New Haven, Conn.;
                                         Kansas City, Mo.; Lakewood, N.J.; Los Angeles; New York, N.Y.;
                                         Philadelphia; Rochester, N.Y.; St. Louis; Sacramento, Calif.;
                                         San Diego; San Francisco

Outdoor Network, USA                     Headquarters:  New York, N.Y.
Sales offices                            Chicago; Detroit; Los Angeles; New York, N.Y.; San Francisco

Mediacom, Inc.                           Headquarters:  Toronto, Ontario
Mediacom operations                      Mississauga, Montreal, Quebec City, Toronto, Winnipeg
                                         and 26 other Canadian cities

Gannett Satellite Information Network    Headquarters:  Arlington, Va.

Gannett TeleMarketing, Inc.              Headquarters:  Arlington, Va.
Operations                               Cincinnati; Nashville, Tenn.; Silver Spring, Md.

GANNETTWORK                              Headquarters:  New York, N.Y.
Sales offices                            Chicago; New York, N.Y.; San Francisco

Louis Harris & Associates
Offices                                  New York, N.Y.; London, England; Paris, France

Telematch                                Headquarters:  Springfield, Va.


MARKETS WE SERVE - 1993
                                                                           **
                                       Television                        Weekly              Joined
     State               City            Station     Channel/Network    Audience   Founded  Gannett    *
- ---------------- --------------------- ------------ ------------------ ----------- -------- --------------
Arizona          Phoenix               KPNX-TV      Channel 12/NBC        972,000  1953     1979      (3)
Colorado         Denver                KUSA-TV      Channel 9/ABC       1,249,000  1952     1979      (2)
District of
 Columbia        Washington            WUSA-TV      Channel 9/CBS       1,922,000  1949     1986      (7)
Florida          Jacksonville          WTLV-TV      Channel 12/NBC        466,000  1957     1988      (9)
Georgia          Atlanta               WXIA-TV      Channel 11/NBC      1,630,000  1948     1979      (1)
Massachusetts    Boston                WLVI-TV ***  Channel 56/Ind.     1,565,000  1953     1983      (6)
Minnesota        Minneapolis-St. Paul  KARE-TV      Channel 11/NBC      1,312,000  1953     1983      (5)
North Carolina   Greensboro            WFMY-TV      Channel 2/CBS         594,000  1949     1988     (10)
Oklahoma         Oklahoma City         KOCO-TV      Channel 5/ABC         542,000  1956     1979      (4)
Texas            Austin                KVUE-TV      Channel 24/ABC        348,000  1971     1986      (8)



                                                                           **
                                          Radio                          Weekly              Joined
     State               City            Station     Channel/Network    Audience   Founded  Gannett    *
- ---------------- --------------------- ------------ ------------------ ----------- -------- --------------
California       Los Angeles           KIIS         1150 Khz               30,600  1927     1979      (3)
                                       KIIS-FM      102.7 Mhz           1,917,600  1961     1979      (1)
                 San Diego             KSDO         1130 Khz              308,000  1947     1979      (5)
                                       KCLX-FM      102.9 Mhz             191,300  1963     1979      (4)
Florida          Tampa-St. Petersburg  WDAE         1250 Khz               27,500  1922     1984      (8)
                                       WUSA-FM      100.7 Mhz             275,400  1951     1980      (7)
Illinois         Chicago               WGCI         1390 Khz              280,000  1923     1979      (6)
                                       WGCI-FM      107.5 Mhz             953,100  1959     1979      (2)
Texas            Dallas                KHKS-FM      106.1 Mhz             573,800  1950     1986     (11)
                 Houston               KKBQ         790 Khz                 8,000  1944     1984     (10)
                                       KKBQ-FM      92.9 Mhz              411,900  1962     1984      (9)


*   Number in parentheses notes chronological order in which existing stations joined Gannett.
**  Weekly audience for television stations is number of TV households reached, according to the November 1993 Nielsen book.
    Weekly audience for radio stations is number of different listeners age 12 and up reached, according to the Fall 1993 Arbitron book.
*** Sale pending.


INFORMATION ON BACK COVER

GCI
Gannett Co., Inc. shares are traded on the New York Stock Exchange with the symbol GCI.

The Annual Meeting
The annual meeting of shareholders will be held at 10 a.m., Tuesday, May 3,1994, at Gannett headquarters, 1100 Wilson Boulevard, Arlington, Va.

Form 10-K
Information provided by Gannett in its Form 10-K annual report to the Securities and Exchange Commission has been incorporated in this report.

Copies of the complete 1993 Form 10-K annual report may be obtained by writing the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Va. 22234.

Transfer Agent and Registrar
Norwest Bank Minnesota, N.A.

Gannett Co., Inc. Headquarters
1100 Wilson Boulevard
Arlington, Va. 22234
703-284-6000


This annual report was written and produced by employees of Gannett.

Senior Vice President/Public Affairs and Government Relations
Mimi Feller

Director/Public Affairs and Editor/Annual Report
Sheila Gibbons

Vice President/Investor Relations
Susan Watson

Vice President/Corporate Accounting Services
George Gavagan

Manager/Consolidation Accounting
Julie Valpey

Manager/Publications
Ashley Weissenburger

Art Director
Michael Abernethy

Printing
Monroe Litho Rochester, N.Y.