Form 10-K, Exhibit 13
GANNETT CO INC /DE/
filed 1995-03-24
CIK 39899

-1-

Company profile

Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and outdoor advertising businesses, and is engaged in research, marketing, commercial printing, a newswire service, data services and news programming. The company has facilities in 41 states, the District of Columbia, Canada, Guam, the U.S. Virgin Islands, Great Britain, Switzerland and Hong Kong.
   Gannett's is the largest U.S. newspaper group, with 82 daily newspapers, including USA TODAY, more than 50 non-daily publications and USA WEEKEND, a weekly newspaper magazine. Total average paid daily circulation of Gannett's daily newspapers in 1994 exceeded 6.3 million, more than any other newspaper group.
   Gannett owns and operates 10 television stations and six FM and five AM radio stations in major markets. Gannett Outdoor Group is the largest outdoor advertising group in North America, with operations in 11 states and Canada.
   Gannett was founded by Frank E. Gannett in 1906 and incorporated in 1923. The company went public in 1967. Its nearly 140 million shares of common stock are held by more than 14,000 shareholders of record in all 50 states and abroad. The company has 36,000 employees. Corporate headquarters is located at Arlington, Va.

Board of Directors

John J. Curley
Chairman, president and chief executive officer, Gannett Co., Inc. Formerly: President and chief executive officer, Gannett Co., Inc. (1986-89); president and chief operating officer (1984-86). Other directorships: Dickinson College Board of Trustees. Age 56. Term expires in 1996. (b,d,g,h)

Andrew F. Brimmer
President, Brimmer & Company, Inc. Other directorships: Airborne Express; BankAmerica Corporation and Bank of America NT&SA; BellSouth Corporation; BlackRock Investment Income Trust, Inc. (and other Funds); Brimmer & Company, Inc.; Carr Realty Corporation; Connecticut Mutual Life Insurance Company; E.I. duPont de Nemours & Company; Navistar International Corporation; PHH Corporation; and trustee of the College Retirement Equities Fund. Age 68. Term expires in 1995. (a,f)

Meredith A. Brokaw
President, Penny Whistle Toys, Inc., New York City, and author of seven children's books. Other directorships: Conservation
International, Washington, D.C. Age 54. Term expires in 1996.
(b,d,f)

Rosalynn Carter
Author and businesswoman. Formerly: First Lady (1977-81). Other directorships: Carter Presidential Center; Friendship Force International; adviser, Habitat for Humanity, Inc.; trustee, The Menninger Foundation. Age 67. Term expires in 1997. (b,e,h)

Peter B. Clark
Former chairman, president and chief executive officer, The Evening News Association (1969-86). Formerly: Regents professor, Graduate School of Management, University of California at Los Angeles (1987). Other directorships: Trustee, Harper-Grace Hospital. Age 66. Term expires in 1996. (c,f)

Stuart T.K. Ho
Chairman of the board and president, Capital Investment of Hawaii, Inc., and chairman of the board of Gannett Pacific Corporation, publisher of the Company's Honolulu Advertiser and the Pacific Daily News at Agana, Guam. Other directorships: Aloha Airgroup, Inc.; Bancorp Hawaii, Inc.; College Retirement Equities Fund; Capital Investment of Hawaii, Inc. Age 59. Term expires in 1995. (a,b,e)

Josephine P. Louis
Chairman and chief executive officer, Eximious Inc., and chairman and chief executive officer, Eximious Ltd. Other directorships:
HDO Productions, Inc.; trustee, Chicago Horticultural Society; trustee, Chicago Historical Society. Age 64. Term expires in 1996. (b,f)

Douglas H. McCorkindale
Vice chairman and chief financial and administrative officer, Gannett Co., Inc. Formerly: Vice chairman and chief financial officer, Gannett Co., Inc. (1984-85). Other directorships:
Frontier Corporation;

Continental Airlines, Inc.; and seven funds which are part of the Prudential group of mutual funds. Age 55.
Term expires in 1995. (b,g,h)

Rollan D. Melton
Chairman and chief executive officer of Speidel Newspapers Inc., and columnist, Reno (Nev.) Gazette-Journal. Other directorships:
National Judicial College; John Ben Snow Trust and Foundation.
Age 63. Term expires in 1995. (e,h)

Thomas A. Reynolds Jr.
Chairman emeritus of Chicago law firm of Winston & Strawn. Other directorships: Jefferson Smurfit Group; Union Pacific Corp. Age
66. Term expires in 1997. (a,b,c)

Carl T. Rowan
President, CTR Productions Inc.; author and lecturer; columnist, King Features and the Chicago Sun-Times; television and radio commentator. Age 69. Term expires in 1997. (d,e)

Dolores D. Wharton
Chairman and CEO, Fund for Corporate Initiatives, Inc. Other directorships: COMSAT Corporation; Kellogg Company. Age 67. Term expires in 1997. (c,h)



(a) Member of Audit Committee.
(b) Member of Executive Committee.
(c) Member of Executive Compensation Committee.
(d) Member of Management Continuity Committee.
(e) Member of Public Responsibility Committee.
(f) Member of Personnel Practices Committee.
(g) Member of Gannett Management Committee.
(h) Member of Contributions Committee.

Company and Divisional Officers

Gannett's principal management group is the Gannett Management Committee, which coordinates overall management policies for the Company. The members are identified below and on the previous pages.
     The managers of the Company's various local operating units enjoy substantial autonomy in local policy, operational details, news content and political endorsements.
     The Company's corporate headquarters staff includes specialists who provide advice and assistance to the Company's operating units in various phases of the Company's operations.
     Below are brief descriptions of the business experience during the last five years of the officers of the Company and the heads of its national and regional divisions. Officers serve for a term of one year and may be re-elected. Information about the two officers who serve as directors (John J. Curley and Douglas
H. McCorkindale) can be found on pages 16-17.

Christopher W. Baldwin, Vice president, taxes. Formerly:
Director, taxes (1979-1993). Age 51.

Denise H. Bannister, President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Formerly: Vice president, Gannett South Newspaper Group, and president and publisher, Pensacola News Journal (1991-1994); vice president, Gannett East Newspaper Group (1990-1991), and president and publisher, The Herald-Dispatch, Huntington, W. Va. (1989-1991). Age 44.

Sara M. Bentley, President, Gannett Northwest Newspaper Group, and president and publisher, Statesman Journal, Salem, Ore.
Formerly: President and publisher, Statesman Journal (1988-1994).
Age 43.

Thomas L. Chapple, General counsel and secretary. Formerly: Vice president, associate general counsel and secretary (1981-1991).
Age 47.

Richard L. Clapp, Vice president, compensation and benefits. Age
54.

Susan Clark-Jackson, Senior group president, Gannett Pacific Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal. Formerly: President, Gannett West Newspaper Group, and president and publisher, Reno Gazette-Journal (1985-1994). Age 48.

Michael J. Coleman, Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard County. Formerly: President, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY (1991-1994); president, Gannett Central Newspaper Group, and president and publisher, Rockford (Ill.) Register Star (1986-1991). Age 51.

Thomas Curley, President and publisher, USA TODAY. Formerly:
President and chief operating officer, USA TODAY (1986-1991).
Thomas Curley is the brother of John J. Curley. Age 46.*

Philip R. Currie, Vice president, news, Newspaper Division. Age
53.

Donald W. Davidson, President, Gannett Outdoor Group. Age 56.*

Gerry DeFrancesco, President, Gannett Radio. Formerly: President and general manager, KIIS/KIIS-FM at Los Angeles (1991-1992); executive vice president, Gannett Radio, and vice president and station manager, KIIS/KIIS-FM (1991); vice president and operations manager, Pyramid Broadcasting, Philadelphia, Pa. (1990-1991); vice president and station manager, KIIS/KIIS-FM (1989-1990).
Age 40.

Millicent A. Feller, Senior vice president, public affairs and government relations. Formerly: Vice president, public affairs and government relations (1986-1991). Age 47.*

Lawrence P. Gasho, Vice president, financial analysis. Age 52.

George R. Gavagan, Vice president, corporate accounting services.
Formerly: Assistant controller (1986-1993). Age 48.

Dale Henn, Assistant treasurer. Formerly: Director, capital appropriations (1987-1994). Age 43.

John B. Jaske, Senior vice president, labor relations and assistant general counsel. Formerly: Vice president, labor relations and assistant general counsel (1980-1991). Age 50.

Madelyn P. Jennings, Senior vice president, personnel. Age 60.*

Kristin H. Kent, Vice president, senior legal counsel. Formerly:
Senior legal counsel (1986-1993). Age 44.

Gracia C. Martore, Vice president, treasury services. Formerly:
Assistant treasurer (1985-1993). Age 43.

William Metzfield, President, Gannett Supply Corp., and vice president, purchasing, Gannett Co., Inc. Age 53.

Larry F. Miller, Senior vice president, financial planning and controller. Formerly: Vice president, financial planning and controller (1986-1991). Age 56.*

W. Curtis Riddle, Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del. Formerly: President, East Newspaper Group, and president and publisher, Lansing (Mich.) State Journal (1993-1994); president, Gannett Central Newspaper Group (1991-1993), and president and publisher, Lansing State Journal (1990-1993); vice president, Gannett Central Newspaper Group (1989-1991); president and publisher, Lafayette (Ind.) Journal and Courier (1988-1990). Age 43.

Carleton F. Rosenburgh, Senior vice president, Gannett Newspaper
Division. Formerly: Vice president, circulation (1986-1991). Age
55.

Gary F. Sherlock, President, Gannett Atlantic Newspaper Group, and president and publisher, Gannett Suburban Newspapers.
Formerly: Vice president, Gannett Metro Newspaper Group, and president and publisher, Gannett Suburban Newspapers (1990-1994); executive vice president, advertising, Newspaper Division (1988-90); president, Gannett National Newspaper Sales (1986-90). Age 49.

Mary P. Stier, President, Gannett Midwest Newspaper Group, and president and publisher, Rockford (Ill.) Register Star. Formerly:
Vice president, Gannett Central Newspaper Group (1990-1993), and president and publisher, Rockford Register Star (1991-1993); publisher, Iowa City Press-Citizen (1987-1991). Age 37.

Jimmy L. Thomas, Senior vice president, financial services and treasurer. Formerly: Vice president, financial services and treasurer (1980-1991). Age 53.*

Ronald Townsend, President, Gannett Television. Age 53.*

Wendell J. Van Lare, Vice president, senior labor counsel.
Formerly: Director, labor relations (1980-1993). Age 49.

Cecil L. Walker, President, Gannett Broadcasting Division. Age
58.*

Barbara W. Wall, Vice president, senior legal counsel. Formerly:
Senior legal counsel (1990-1993); assistant general counsel
(1985-1990). Age 40.


Gary L. Watson, President, Gannett Newspaper Division. Formerly:
President, Gannett Community Newspaper Group (1985-1990). Age
49.*

Susan V. Watson, Vice president, investor relations. Age 42.


* Member of the Gannett Management Committee.

Gannett common stock prices

Restated to reflect the 2-for-1 stock split effective January 6, 1987. High-low range by quarters based on the NYSE-composite closing prices.


 Year   Quarter      Low      High
------ ---------  --------- ---------
1984   first        $16.88    $21.69
       second       $18.13    $21.63
       third        $19.44    $23.69
       fourth       $21.38    $25.25
1985   first        $23.57    $29.38
       second       $27.38    $31.50
       third        $27.25    $32.88
       fourth       $26.63    $31.25
1986   first        $29.63    $37.00
       second       $34.25    $43.56
       third        $33.19    $42.75
       fourth       $33.88    $38.25
1987   first        $35.94    $49.63
       second       $43.75    $54.88
       third        $48.50    $55.25
       fourth       $31.75    $52.75
1988   first        $33.75    $39.50
       second       $29.38    $35.63
       third        $30.50    $34.25
       fourth       $32.38    $35.00
1989   first        $34.63    $38.25
       second       $36.63    $48.50
       third        $43.64    $49.88
       fourth       $39.50    $45.25
1990   first        $39.50    $44.38
       second       $35.50    $42.25
       third        $29.88    $37.50
       fourth       $30.63    $37.75
1991   first        $35.75    $42.63
       second       $39.75    $44.38
       third        $39.38    $46.63
       fourth       $35.88    $42.25
1992   first        $42.25    $47.88
       second       $41.50    $49.13
       third        $43.88    $48.25
       fourth       $46.00    $53.63
1993   first        $50.63    $55.38
       second       $47.50    $54.75
       third        $47.75    $51.38
       fourth       $47.50    $58.13
1994   first        $53.38    $58.38
       second       $50.63    $54.88
       third        $48.38    $51.63
       fourth       $46.75    $53.38
1995   first        $50.13    $55.00 *


* through February  28, 1995

Management's responsibility for financial statements

The management of the Company has prepared and is responsible for the consolidated financial statements and related financial information included in this report. These financial statements were prepared in accordance with generally accepted accounting principles. These financial statements necessarily include amounts determined using management's best judgments and estimates.
      The Company's accounting and other control systems provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the Company. Underlying the concept of reasonable assurance is the premise that the cost of control not exceed the benefit derived. Management believes that the Company's accounting and other control systems appropriately recognize this cost/benefit relationship.
      The Company's independent accountants, Price Waterhouse LLP, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the Company's system of internal accounting control and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The Price Waterhouse LLP report appears on page 43.
      The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the Company's financial reports and accounting practices to ascertain that they are appropriate in the circumstances. The Audit Committee consists of three non-management directors, and meets to discuss audit and financial reporting matters with representatives of financial management, the internal auditors and the independent accountants. The internal auditors and the independent accountants have direct access to the Audit Committee to review the results of their examinations, the adequacy of internal accounting controls and the quality of financial reporting.


John J. Curley                Douglas H. McCorkindale
Chairman, President and       Vice Chairman, Chief Financial
Chief Executive Officer       and Administrative Officer


Management's discussion and analysis of results of operations and financial position

Basis of reporting
Following is a discussion of the key factors which have affected the Company's business over the last three years. This commentary should be read in conjunction with the Company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.
      The Company's fiscal year ends on the last Sunday of the calendar year. Each of its fiscal years 1992-1994 encompasses a 52-week period.

Acquisitions and dispositions
In May 1994, the Company purchased Nursing Spectrum, which publishes a group of biweekly periodicals specializing in advertising for nursing employment. In December 1994, the Company purchased television station KTHV-TV in Little Rock, a CBS affiliate.
      These acquisitions were accounted for under the purchase method of accounting, and consideration paid included cash and shares of the Company's common stock. The acquisitions were not material to the Company's financial position or results of operations.
      In November 1994, the Company sold its newspaper in Stockton, Calif., and realized a gain which is reflected in non-operating income.

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

Results of operations
Consolidated summary

In millions of dollars
                         1994     Change    1993     Change    1992    Change
                       --------- -------- --------- -------- --------- -------
Operating revenues       $3,825        5%   $3,642        5%   $3,469       3%
Operating  income          $813       14%     $714       16%     $617      10%
Income before
 cumulative effect
 of accounting changes     $465       17%     $398       15%     $346      15%
Net income                 $465       17%     $398       99%     $200     -34%



A discussion of the operating results of each of the Company's principal business segments and other factors affecting financial results follows.

Newspapers
In addition to its local newspapers, the Company's newspaper publishing operations include USA TODAY, USA WEEKEND and Gannett
Offset commercial printing. Newspaper publishing operating results were as follows:


In millions of dollars
                       1994    Change   1993    Change   1992    Change
                     --------- -------- ------- -------- ------- -------
Revenues               $3,177       5%  $3,014       5%  $2,858       3%
Expenses               $2,443       5%  $2,337       4%  $2,250       1%
                     --------- -------- ------- -------- ------- -------
Operating income         $734       8%    $677      11%    $608      12%
                     ========= ======== ======= ======== ======= =======


      Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 68% and 27%, respectively, of total newspaper revenue in 1994. Other newspaper publishing revenues are mainly from commercial printing business.
      The table below presents these components of reported revenue for the last three years:

Newspaper publishing revenues, in millions of dollars
                       1994     Change    1993     Change    1992     Change
                     --------- -------- --------- -------- --------- --------
Advertising            $2,153        7%   $2,005        7%   $1,882        2%
Circulation              $849        1%     $839        4%     $807        4%
Commercial printing
 and other               $175        3%     $170        1%     $169       23%
                     --------- -------- --------- -------- --------- --------
Total                  $3,177        5%   $3,014        5%   $2,858        3%
                     ========= ======== ========= ======== ========= ========

      In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis for newspapers owned at the end of 1994.


Advertising revenue, in millions of dollars (pro forma)
                       1994     Change    1993     Change    1992     Change
                     --------- -------- --------- -------- --------- --------
Local                    $798        2%     $784        1%     $775        -
National                 $320       11%     $289        4%     $278        8%
Classified               $684       13%     $604        7%     $567        3%
                     --------- -------- --------- -------- --------- --------
Total Run-of-Press     $1,802        7%   $1,677        4%   $1,620        2%
Preprint and other
 advertising             $336        4%     $325        9%     $298        8%
                     --------- -------- --------- -------- --------- --------
Total ad revenue       $2,138        7%   $2,002        4%   $1,918        3%
                     ========= ======== ========= ======== ========= ========


Advertising linage, in millions of inches (pro forma)
                       1994     Change    1993     Change    1992     Change
                     --------- -------- --------- -------- --------- --------
Local                    31.5        -      31.7       -1%     32.1       -2%
National                  2.1        8%      2.0       -1%      2.0       -7%
Classified               30.9        8%     28.6        6%     27.1        5%
                     --------- -------- --------- -------- --------- --------
Total Run-of-Press       64.5        4%     62.2        2%     61.1        1%
Preprint                 66.8        5%     63.5        9%     58.5        9%
                     --------- -------- --------- -------- --------- --------
Total ad linage         131.4        4%    125.8        5%    119.6        5%
                     ========= ======== ========= ======== ========= ========

      Reported newspaper advertising revenues rose $148 million or 7% in 1994. On a pro forma basis, ad revenues also reflect a 7% increase.
      "Run-of-Press" (ROP) ad linage, which appears within the bodies of the Company's newspapers, was 4% higher than in 1993. Classified linage growth of 8% was broad-based and translated to a 13% increase in revenues. In the classified category, gains in employment advertising were strongest, followed by significant improvement in automotive.
      National ROP advertising volume rose 8% and related revenues increased 11%, reflecting gains at USA TODAY, USA WEEKEND and at most of the Company's local newspapers, with particularly strong improvement in the South and Gulf Coast groups, which benefited from advertising related to new casino operations.
      For local ROP advertising, linage was even with 1993, while revenues rose 2%. Business conditions for local retail advertisers improved in 1994 in much of the country, offsetting lagging demand in the East and Atlantic groups.
      Preprint linage, which includes local and national supplements inserted into the Company's newspapers, rose 5% for the year.

      A growing national economy which improved consumer confidence, coupled with the Company's efforts to enhance the value of its advertising services and expand its advertiser base, contributed to the growth in overall ad volume and revenues. At USA TODAY, ad linage rose 1% and ad revenues rose 7%.
      Looking to 1995, the Company expects further but slower newspaper ad revenue growth.


In millions, as reported
        Newspaper
       advertising
 Year    revenues
--------------------
1985         $1,214
1986         $1,589
1987         $1,787
1988         $1,909
1989         $2,018
1990         $1,917
1991         $1,853
1992         $1,882
1993         $2,005
1994         $2,153

      Newspaper circulation revenues rose $11 million or 1% in 1994.
      Morning newspaper circulation in total rose 1% for the year, reflecting gains at 28 of 49 newspapers. Evening newspaper circulation continued to decline, reflecting the national trend. In total, evening circulation was off 2% as 19 of 32 newspapers reported lower volume. For the Company's 66 Sunday newspapers, total circulation was 1% lower compared to 1993, as 25 newspapers reported gains and 41 reported lower volume.
      For 1995, the Company expects modest circulation growth for its local morning newspapers and its Sunday newspapers. Further declines in afternoon circulation are expected. The Company plans to implement selective circulation price increases again in 1995 where conditions warrant.
      USA TODAY reported an average daily paid circulation of 2,009,523 in the ABC Publisher's statement for the six months ended September 25, 1994, which, subject to audit, is a 2% increase over the year-ago period. For the full year, USA TODAY circulation volume and revenue increased 1%.
      Pro forma circulation volume for the Company's local newspapers is summarized in the table below:


Average net paid circulation, in thousands
                       1994     Change    1993     Change    1992     Change
                     --------- -------- --------- -------- --------- --------
Local Newspaper
Morning                 3,101        1%    3,083        -     3,072        1%
Evening                 1,176       -2%    1,203       -4%    1,247       -3%
                     --------- -------- --------- -------- --------- --------
Total daily             4,277        -     4,286       -1%    4,319        -
Sunday                  6,044       -1%    6,103        -     6,083        1%


      Newspaper advertising revenues increased $123 million or 7% in 1993. On a pro forma basis, which reflects the purchase of the Honolulu Advertiser as if it occurred at the beginning of 1992, newspaper ad revenues rose $82 million or 4%. Total advertising linage rose 5% for the year. ROP advertising linage was 1% higher than 1992. ROP classified increased 5%, while local and national linage declined 2% and 1%, respectively. Preprint linage rose 8% for the year. At USA TODAY, ad revenues and linage rose 9%.
      Newspaper circulation revenues rose $32 million or 4% for 1993. On a pro forma basis, circulation revenues rose 2%. The Company continued its efforts to increase circulation and household penetration at all of its local daily and Sunday newspapers. Average paid circulation grew at 49% of the Company's daily newspapers and 57% of its Sunday newspapers in 1993.
      The decline in overall daily circulation in 1993 was principally among the Company's afternoon newspapers, including The Detroit News, for which circulation declined 7%. The Company increased circulation prices at certain of its local newspapers during 1993.
      USA TODAY reported an average daily paid circulation of 1,973,296 in the ABC Publisher's statement for the six months ended September 26, 1993, a 2.5% increase over the prior year. For the full year, USA TODAY circulation volume increased nearly 2% and circulation revenues grew 2%.
      Newspaper advertising revenues increased $29 million or 2% in 1992. On a pro forma basis, newspaper advertising revenues rose $52 million or 3% in 1992. Total advertising linage rose 4% for the year. ROP advertising linage was even with 1991. ROP local linage declined 3% and national linage declined 9%, while classified linage increased 4%. Preprint linage rose 9% for the year. At USA TODAY, ad revenues rose 5% and linage rose 4%.
      Newspaper circulation revenues rose $30 million or 4% for 1992. On a pro forma basis, circulation revenues rose 5%. The Company increased circulation at most of its local daily and Sunday newspapers. USA TODAY reported an average daily paid circulation of 1,924,958 in the ABC Publisher's Statement for the six months ended September 27, 1992, a 6% increase over the comparable period of 1991. Circulation revenues at USA TODAY rose 6% in 1992.

In millions, as reported
        Newspaper
       circulation
 Year    revenues
------ -------------
1985           $465
1986           $576
1987           $645
1988           $686
1989           $718
1990           $730
1991           $777
1992           $807
1993           $839
1994           $849


      Newspaper operating expenses: Newspaper operating expenses rose $107 million or 5% in 1994. Newsprint costs rose 1%, which reflects increased consumption and slightly lower average prices. Newsprint suppliers began raising prices in the second half of 1994. At year-end, the cost of newsprint was up 12% from the end of 1993. Suppliers have implemented or announced further increases to take effect at various times in 1995, which will raise prices at least 40% from 1994 year-end price levels.
      Payroll costs for newspaper operations rose 3%. Year-end employment levels were down slightly, due in part to the sale of the Company's newspaper in Stockton. Newspaper payroll costs include increased sales costs associated with the growth in advertising revenues. Employment levels are expected to decline slightly in 1995.
      Newspaper operating expenses rose $86 million or 4% in 1993. On a pro forma basis, operating expenses rose 3%. Newsprint costs rose 3% for the year, reflecting higher prices and higher consumption. Payroll costs for the newspaper segment rose 3% for the year. Year-end employment levels declined slightly from 1992.
      Newspaper operating expenses rose $28 million or 1% in 1992. Newsprint costs declined 15%, reflecting significantly lower average prices for the year, and slightly higher consumption. Payroll costs for the newspaper segment rose 5% for 1992.
Year-end employment levels were up slightly.
      Newspaper operating income: Operating income for the newspaper segment rose $57 million or 8% in 1994. Advertising revenue gains at virtually all of the Company's newspaper operations, led principally by classified advertising, provided the impetus for the profit gains. Most of the Company's local newspapers reported higher earnings in 1994. USA TODAY earnings rose on an advertising revenue increase of 7%.
      For 1995, the Company believes that continued growth in ad revenues along with selective circulation price increases and cost containment and reduction efforts, will more than offset the effect of expected newsprint price increases. Accordingly, further gains in newspaper operating profits are anticipated in 1995.
      Operating income for newspapers rose $70 million or 11% in 1993. Revenue gains at most local newspapers, led by classified advertising, coupled with modest growth in costs, anchored the strong performance. Most of the Company's local newspapers reported higher earnings in 1993, with the larger newspapers posting the strongest gains.
      USA TODAY recorded its first annual profit in 1993, fueled by a 9% increase in advertising revenues and effective controls over costs, which declined slightly.
      Operating income for the newspaper segment for 1992 increased $63 million or 12% over 1991. Lower newsprint costs and the favorable effects of the sale of the Arkansas Gazette in 1991 contributed to the improvement. Many of the Company's local newspapers reported profit gains in 1992. USA TODAY, USA WEEKEND and Gannett Offset also reported improved financial results for the year.

Broadcasting
Broadcasting operations at the end of the Company's 1994 fiscal year included 10 television stations (including KTHV-TV in Little Rock, acquired December 1, 1994) and 11 radio stations.
      Over the last three years, the Company's broadcasting revenues, expenses and operating income were as follows:

In millions of dollars
                       1994     Change    1993     Change    1992     Change
                     --------- -------- --------- -------- --------- --------
Revenues                 $407        2%     $397        7%     $371        4%
Expenses                 $278      -11%     $310        2%     $305        3%
                     --------- -------- --------- -------- --------- --------
Operating income         $129       49%      $87       31%      $66        7%
                     ========= ======== ========= ======== ========= ========

      Total broadcasting revenues rose $9 million or 2% in 1994, which reflects the sale of four radio stations and the Company's television station in Boston in 1993. On a pro forma basis, broadcasting revenues rose 14%.
      For television, pro forma local and national ad revenues rose 12% and 16%, respectively. Television revenues were favorably affected in 1994 by the Winter Olympics, political advertising and renewed confidence in the economy, which translated to stronger demand for TV ad time, particularly for automotive, retail and telecommunications.
      Pro forma radio station revenues improved 20%, reflecting generally improved ratings and a stronger economy.
      Reported operating costs for broadcast reflect a decline of $33 million or 11%, due to the sale of stations in 1993. On a pro forma basis, costs for broadcasting rose 4%, reflecting higher sales and promotion costs.
      The improvement in broadcast operating earnings for 1994 reflects earnings gains at all but one of the Company's smaller broadcast markets, as well as the positive effect of stations sold in 1993. The Company expects continued gains in broadcast revenues and earnings in 1995.

      Total broadcasting revenues rose $27 million or 7% for 1993. Television revenues rose 7% and radio revenues rose 8%. On a pro forma basis, radio station revenues rose 15%. For television, local and national ad revenues rose 11% and 3%, respectively. Television revenue results for 1993 were particularly strong in light of 1992's election year and Olympics advertising. The sharp improvement in operating earnings for broadcasting in 1993 reflected gains in nearly all of the Company's television and radio station markets.
      Total broadcasting revenues rose $13 million or 4% for 1992. Television revenues rose 6%, while radio revenues declined 5%.
For television, local and national revenues grew 7% and 5%, respectively. Political advertising and advertising associated with the Winter and Summer Olympics contributed to television's revenue growth. For radio, continued softness in demand for advertising, along with format changes at certain stations, were the principal factors in the revenue decline. Operating income for broadcast in 1992 reflected gains in earnings at most of the Company's television stations, while earnings were lower at most of the Company's radio stations.

In millions, as reported
       Broadcasting
 Year    revenues
------ -------------
1985           $265
1986           $351
1987           $357
1988           $391
1989           $408
1990           $397
1991           $357
1992           $371
1993           $397
1994           $407

Outdoor advertising
The Company's outdoor advertising business includes operations in 17 major market areas in the U.S. and most major markets in Canada.
      Over the last three years, the revenues, expenses and operating income for outdoor advertising were as follows:


In millions of dollars
                       1994    Change   1993    Change   1992    Change
                     --------- -------- ------- -------- ------- -------
Revenues                 $241       4%    $231      -4%    $241      -7%
Expenses                 $224       4%    $216      -7%    $233      -5%
                     --------- -------- ------- -------- ------- -------
Operating income          $17      16%     $15      81%      $8     -48%
                     ========= ======== ======= ======== ======= =======

      Outdoor revenues rose $10 million or 4% in 1994. Despite further losses of ad revenues from the tobacco industry and difficult operating conditions in the earthquake-stricken areas of Southern California, domestic revenues rose 5%, reflecting stronger national demand and improved penetration among new customers at the local and national levels. Outdoor operating costs rose $8 million or 4%. Operating profit for outdoor rose $2 million or 16%, as all markets, except Southern California, showed improvement.
      Outdoor revenues declined $11 million or 4% in 1993. U.S. operations experienced a loss in revenues from the tobacco industry, and revenues from Southern California operations were lower. Revenue comparisons are affected by the sale in August 1992 of the Company's outdoor business in Phoenix. On a pro forma basis, outdoor ad revenues declined 2%.
      Outdoor operating costs were 7% below 1992 levels, reflecting benefits of a restructuring at the end of 1992. For transit operations, certain franchise costs were renegotiated and lowered significantly for 1993. Because of cost reductions, operating profit for outdoor rose $7 million or 81% in 1993. All of the larger outdoor markets reported improved results except Southern California.
      Outdoor revenues declined $19 million or 7% in 1992. Revenues from operations in California were lower because of poor economic conditions, and U.S. operations experienced a significant loss in advertising by the tobacco industry. The decline in revenue also reflected the sale of the Phoenix outdoor operation. Operating profit for outdoor declined 48% in 1992 as most major U.S. operations reported lower earnings. Financial results from the Company's Canadian subsidiary improved in 1992.


In millions, as reported
         Outdoor
       advertising
 Year    revenues
------ -------------
1985           $208
1986           $211
1987           $202
1988           $227
1989           $258
1990           $271
1991           $260
1992           $241
1993           $231
1994           $241

      In recent years, outdoor revenues and operating income have been adversely affected by reduced ad expenditures by the tobacco industry, which is among the principal sources of national revenues. The Company expects further, but smaller, reductions in ad spending by this industry in 1995.

Consolidated operating expenses
Over the last three years, the Company's consolidated operating expenses were as follows:

In millions of dollars
                       1994    Change   1993    Change   1992    Change
                      -------- ------- -------- ------- -------- -------
Cost of sales          $2,107       2%  $2,067       2%  $2,025       -
Selling, general
 and admin. expenses     $696       7%    $650       3%    $629       5%
Depreciation             $163      -1%    $164       5%    $157      -1%
Amortization of
 intangible assets        $46       1%     $45      11%     $41       -

Cost of sales for 1994 rose $40 million or 2%, reflecting increases in newsprint and payroll expenses for newspapers and lower television programming costs (due principally to the sale at the end of 1993 of the Company's station in Boston). The increase in selling, general and administrative (SG&A) costs of $46 million or 7% is attributed to higher sales and promotion costs in all three business segments. Fourth-quarter selling, general and administrative expenses also include an incremental contribution of $15 million to the Gannett Foundation, formerly the Gannett Communities Fund, which supports local and national charities serving communities where the Company does business.
      Cost of sales for 1993 rose $43 million or 2%, reflecting modest increases in newsprint and payroll costs for newspapers, lower television programming costs and broad reductions in outdoor costs. The increase in SG&A costs in 1993 of $21 million or 3% related to generally higher sales activity for newspapers and broadcasting and savings in outdoor from restructuring.
      The increase in depreciation and amortization of intangible assets in 1993 reflects the acquisition of the Honolulu Advertiser.
      Cost of sales for 1992 was favorably affected by lower newsprint costs and the sale of the Arkansas Gazette in 1991. Greater sales and promotion costs and costs of new businesses contributed to the increase in SG&A expenses for 1992.
      Payroll and newsprint costs, the largest elements of the Company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.


                               1994      1993      1992
                             --------- --------- ---------
Payroll and employee benefits    44.2%     44.0%     43.8%
Newsprint and other
 production material             17.3%     17.4%     17.3%

Non-operating income and expense
Interest expense declined $6 million or 11% in 1994, reflecting lower average borrowings, partially offset by higher average borrowing rates. The Company's financing activities are discussed in further detail in the Financial Position section of this report.
      Other non-operating income for 1994 reflects a gain on the sale of the Company's newspaper in Stockton, Calif., partially offset by costs associated with non-operating assets and minority investments in developing businesses.
      Interest expense for 1993 was even with 1992 as higher average interest rates resulting from new fixed rate debt were offset by lower average borrowings.
      Interest expense was sharply lower for 1992, declining $20 million or 28%. Average borrowings were slightly above 1991 levels, but average interest rates were significantly lower.

Provision for income taxes
The Company's effective income tax rate was 40.5% in 1994 and 1993, and 39.8% in 1992.
      In August 1993, the statutory federal corporate income tax rate was raised from 34% to 35%. The provision for income taxes for 1993 includes the effect of this higher rate on pre-tax income for 1993 as well as an adjustment to the Company's deferred tax liabilities.

Net income and income before cumulative effect of accounting principle changes

In millions

          Net
 Year    income
------ ----------
1985        $253
1986        $276
1987        $319
1988        $364
1989        $398
1990        $377
1991        $302
1992        $200 *
1993        $398
1994        $465

* Income before accounting principle changes was $346

Net income rose $68 million or 17% in 1994. On a per share basis, net income reached $3.23, up 19% from $2.72 in 1993. Significant earnings progress from newspaper and outdoor operations and a dramatic improvement in broadcast earnings contributed to the Company's second straight year of record profits.
      The average number of shares outstanding for 1994 totaled 144,276,000, 1.5% lower than in 1993, reflecting the purchase of 8 million shares in the third quarter of 1994. Shares outstanding at the end of 1994 totaled 139,767,000.

      Net income rose $52 million or 15% in 1993, excluding the cumulative effect of accounting principle changes recognized in 1992 (discussed on page 22). On a per share basis, net income reached $2.72, up 13% from $2.40 in 1992 before accounting changes. Profit gains from the newspaper, broadcast and outdoor business segments contributed to 1993's earnings performance.
      The average number of shares outstanding for 1993 totaled 146,474,000, 1.6% higher than in 1992, reflecting the shares issued in connection with the acquisition of the Honolulu Advertiser.
      Income before the non-recurring charge for accounting principle changes rose $44 million to $346 million in 1992, a 15% increase, reflecting improved newspaper and broadcast earnings, and lower interest expense. On a per share basis before the cumulative effect of accounting changes, the Company earned $2.40, up 20% from $2.00 in 1991. In addition, ongoing operating costs for 1992 under SFAS 106 for retiree benefits were $6 million greater than under the previous cash basis method. On an after-tax basis, these charges totaled $4 million or $.03 per share.
      The average number of shares outstanding for 1992 totaled 144,148,000, down 4% from 1991, reflecting the repurchase of shares.
      Net income for 1992 was $200 million or $1.39 per share, which reflected the non-recurring charge of $146 million or $1.01 per share for the aforementioned accounting principle changes.
      The table below presents net income expressed as a percent of sales over the last 10 years. The Company's return on sales in 1994 reached a 13-year high.

In percentages
            Return on
              sales
       (before cumulative
            effect of
           accounting
 Year       changes)
------ -------------------
1985                 11.5
1986                  9.9
1987                 10.4
1988                 11.0
1989                 11.3
1990                 11.0
1991                  8.9
1992                 10.0
1993                 10.9
1994                 12.2

Financial Position

Liquidity and capital resources
The principal changes in the Company's financial position during 1994 were the net pay-down of long-term debt of $85 million from year-ago levels and the acquisition of 8 million shares of the Company's common stock for $399 million. The increase in property, plant and equipment in 1994 reflects capital spending of $145 million. Also in 1994, the Company made a $46 million contribution to the Gannett Retirement Plan which is reflected in "Other Assets" in the consolidated balance sheet.
      Cash flow from operating activities totaled $714 millionin 1994 and $670 million in 1993. Working capital, or the excess of current assets over current liabilities, totaled $124 million at the end of 1994 and $303 million at the end of 1993. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

                               1994      1993      1992
                             --------- --------- ---------
Current ratio                1.2-to-1  1.7-to-1  1.5-to-1
Accounts receivable turnover      7.9       8.0       7.9
Newsprint inventory turnover      9.6       9.9      10.6

      During the last two years, the Company has reduced its long-term debt by $313 million.
      A summary of debt transactions in 1994 follows:

In millions of dollars

Long-term debt at end of 1993                    $851
Debt assumed in connection with acquisition         2
Pay-down of long-term debt                        (85)
                                             ---------
Long-term debt at end of 1994                    $768
                                             =========


      The Company's operations have historically generated strong positive cash flow, which, along with the Company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the Company's requirements, including requirements for acquisitions.
      The Company regularly issues commercial paper for cash requirements and maintains a revolving credit agreement equal to or in excess of any commercial paper outstanding. The Company's commercial paper has been rated A-1+ and P-1 by Standard and Poor's Corporation and Moody's Investors Service, Inc., respectively. Further, the Company has filed a shelf registration statement with the Securities and Exchange Commission under which up to $500 million of additional debt securities may be issued. The Company's Board of Directors has established a maximum aggregate level of $1.85 billion for amounts which may be raised through borrowings or the issuance of equity securities.

      Note 4 to the Company's financial statements on page 37 of this report provides further information concerning commercial paper transactions and the Company's revolving credit agreements.
      The Company has a capital expenditure program (not including business acquisitions) of approximately $153 million planned for 1995, including approximately $32 million for land and buildings or renovation of existing facilities, $111 million for machinery and equipment, $6 million for vehicles and $4 million for outdoor advertising structures or improvements to existing structures. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 1995 capital program will be funded from operating cash flow.

Capital stock
In 1988, the Company's Board of Directors authorized the repurchase of up to 7.5 million shares of its outstanding common stock. During the period 1988-1991 the Company purchased 4.5 million shares of its common stock under this program at a cost of $158 million. In 1994, the Company purchased the remaining 3 million shares, and the program was expanded by an additional 5 million shares, which were also purchased. The total cost of the share repurchase program in 1994 was $399 million.
      Certain of the shares acquired by the Company have been reissued for acquisitions or in settlement of employee stock awards. The remaining shares are held as treasury stock. The Company may purchase additional shares from time to time.
      An employee 401(k) Savings Plan was established in 1990 which includes a Company matching contribution in the form of Gannett stock. To fund the Company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired 1,250,000 shares of Gannett stock from the Company for $50 million. The stock purchase was financed with a loan from the Company.
      The Company's common stock outstanding at December 25, 1994 totaled 139,767,110 shares, compared with 146,966,857 shares at December 26, 1993.
      The Company's return on shareholders' equity, as presented in the table below, reached an all-time high in 1994, reflecting record earnings and the repurchase of shares.


In percentages
           Return on
         shareholders'
            equity
      (before cumulative
           effect of
 Year accounting changes)
----- -------------------
1985                21.0
1986                20.4
1987                21.0
1988                21.5
1989                21.0
1990                18.6
1991                16.7
1992                21.2
1993                21.9
1994                25.0

Dividends
Dividends declared on common stock amounted to $193 million in 1994, compared with $191 million in 1993, reflecting an increase in the dividend rate partially offset by lower shares outstanding.

         Dividends
         declared
 Year    per share
------ -------------
1985         $0.765
1986         $0.860
1987         $0.940
1988         $1.020
1989         $1.110
1990         $1.210
1991         $1.240
1992         $1.260
1993         $1.300
1994         $1.340

      In October 1994, the quarterly dividend was increased from $.33 to $.34 per share.

Cash Dividends     Quarter      Payment date   Per share
--------------- -------------- -------------- -----------
1994            4th Quarter    Jan. 3, 1995        $0.34
                3rd Quarter    Oct. 1, 1994        $0.34
                2nd Quarter    July 1, 1994        $0.33
                1st Quarter    April 1, 1994       $0.33

1993            4th Quarter    Jan. 3, 1994        $0.33
                3rd Quarter    Oct. 1, 1993        $0.33
                2nd Quarter    July 1, 1993        $0.32
                1st Quarter    April 1, 1993       $0.32


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

                                -30-

CONSOLIDATED BALANCE SHEETS
In thousands of dollars
                                                 Dec., 25, 1994  Dec., 26, 1993
                                                 --------------- ---------------
ASSETS
Current assets:
Cash                                                    $44,229         $32,461
Marketable securities, at cost, which
 approximates market                                         23          43,034
Trade receivables (less allowance for
 doubtful receivables of $15,846 and $13,915,
 respectively)                                          487,615         449,063
Other receivables                                        29,745         135,036
Inventories                                              53,047          53,094
Prepaid expenses                                         36,178          45,269
                                                 --------------- ---------------
Total current assets                                    650,837         757,957
                                                 --------------- ---------------
Property, plant and equipment:
Land                                                    130,166         131,676
Buildings and improvements                              690,589         689,103
Advertising display structures                          259,532         262,145
Machinery, equipment and fixtures                     1,669,192       1,673,237
Construction in progress                                 64,977          38,449
                                                 --------------- ---------------
Total                                                 2,814,456       2,794,610
Less accumulated depreciation                        (1,386,312)     (1,316,341)
                                                 --------------- ---------------
Net property, plant and equipment                     1,428,144       1,478,269
                                                 --------------- ---------------
Intangible and other assets:
Excess of acquisition cost over the
 value of assets acquired (less amortization
 of $442,166 and $396,915, respectively)              1,472,002       1,501,102
Investments and other assets (Note 5)                   156,069          86,470
                                                 --------------- ---------------
Total intangible and other assets                     1,628,071       1,587,572
                                                 --------------- ---------------
Total assets                                         $3,707,052      $3,823,798
                                                 =============== ===============

CONSOLIDATED BALANCE SHEETS
In thousands of dollars
                                                 Dec., 25, 1994  Dec., 26, 1993
                                                 --------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt (Note 4)            $1,026            $164
Accounts payable
 Trade                                                  202,550         169,425
 Other                                                   13,335          17,783
Accrued liabilities
 Compensation                                            60,574          53,922
 Interest                                                11,658          11,774
 Other                                                   76,274          74,761
Dividend payable                                         47,739          48,399
Income taxes (Note 7)                                    37,618           5,760
Deferred income                                          76,280          73,151
                                                 --------------- ---------------
Total current liabilities                               527,054         455,139
                                                 --------------- ---------------
Deferred income taxes (Note 7)                          164,691         205,314
Long-term debt (Note 4)                                 767,270         850,686
Postretirement medical and life insurance
 liabilities (Note 6)                                   306,863         308,024
Other long-term liabilities                             118,936          96,715
                                                 --------------- ---------------
Total liabilities                                     1,884,814       1,915,878
                                                 --------------- ---------------
Shareholders' equity (Notes 4 and 8):
Preferred stock, par value $1: Authorized,
 2,000,000 shares: Issued, none
Common stock, par value $1: Authorized,
 400,000,000 shares: Issued, 162,211,590 shares         162,212         162,212
Additional paid-in capital                               76,604          70,938
Retained earnings                                     2,639,440       2,366,246
Foreign currency translation adjustment                 (12,894)         (9,442)
                                                 --------------- ---------------
                                                      2,865,362       2,589,954
Less Treasury stock, 22,444,480 shares and
 15,244,733 shares, respectively, at cost            (1,008,199)       (643,787)
Deferred compensation related to ESOP (Note 8)          (34,925)        (38,247)
                                                 --------------- ---------------
Total shareholders' equity                            1,822,238       1,907,920
                                                 --------------- ---------------
Commitments and contingent liabilities (Note 9)
                                                 --------------- ---------------
Total liabilities and shareholders' equity           $3,707,052      $3,823,798
                                                 =============== ===============

CONSOLIDATED STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended                                   Dec. 25, 1994  Dec. 26, 1993   Dec. 27, 1992
                                                   --------------- -------------- ---------------
Net operating revenues:
Newspaper advertising                                  $2,152,671     $2,005,037      $1,882,114
Newspaper circulation                                     849,461        838,706         807,093
Broadcasting                                              406,608        397,204         370,613
Outdoor advertising                                       241,128        230,771         241,313
Other                                                     174,655        169,903         167,824
                                                   --------------- -------------- ---------------
Total                                                   3,824,523      3,641,621       3,468,957
                                                   --------------- -------------- ---------------
Operating Expenses:
Cost of sales and operating expenses,
 exclusive of depreciation                              2,106,810      2,067,244       2,024,601
Selling, general and administrative expenses,
 exclusive of depreciation                                696,139        650,390         629,202
Depreciation                                              163,242        164,420         157,242
Amortization of intangible assets                          45,554         45,215          40,629
                                                   --------------- -------------- ---------------
Total                                                   3,011,745      2,927,269       2,851,674
                                                   --------------- -------------- ---------------

Operating Income                                          812,778        714,352         617,283
                                                   --------------- -------------- ---------------
Non-operating income (expense):
Interest expense                                          (45,624)       (51,250)        (50,817)
Interest income                                             3,239          4,493           5,430
Other                                                      11,706            857           2,384
                                                   --------------- -------------- ---------------
Total                                                     (30,679)       (45,900)        (43,003)
                                                   --------------- -------------- ---------------
Income before income taxes                                782,099        668,452         574,280
Provision for income taxes (Note 7)                       316,700        270,700         228,600
                                                   --------------- -------------- ---------------
Income before cumulative effect of accounting
principle changes                                         465,399        397,752         345,680
                                                   --------------- -------------- ---------------
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes (Note 7)                                                                     34,000
Retiree health and life insurance
 benefits (Note 6)                                                                      (180,000)
                                                   --------------- -------------- ---------------
Total                                                                                   (146,000)
                                                   --------------- -------------- ---------------
Net Income                                               $465,399       $397,752        $199,680
                                                   =============== ============== ===============
Earnings per share:
Before cumulative effect of accounting
 principle changes                                          $3.23          $2.72           $2.40
Cumulative effect of accounting principle changes                                          (1.01)
                                                   --------------- -------------- ---------------
Net income per share                                        $3.23          $2.72           $1.39
                                                   =============== ============== ===============

CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands of dollars
Fiscal year ended                                          Dec. 25, 1994  Dec. 26, 1993   Dec. 27, 1992
                                                          --------------- -------------- ---------------
Cash flows from operating activities:
Net income                                                      $465,399       $397,752        $199,680
Adjustments to reconcile net income to
 operating cash flows:
Cumulative effect on prior years of accounting
 principle changes (Notes 6 and 7)                                                              146,000
Depreciation                                                     163,242        164,420         157,242
Amortization of intangibles                                       45,554         45,215          40,629
Deferred income taxes                                            (40,623)        20,315         (17,227)
Other, net                                                        42,933         36,032          25,358
Changes in assets and liabilities, net of
 effect of acquisitions:
Increase in receivables                                          (49,978)       (18,273)        (12,607)
Decrease (increase) in inventories                                  (140)        (1,709)          3,405
Decrease (increase) in film broadcast rights,
 net of liabilities                                               (1,008)            51          12,696
Increase (decrease) in accounts payable                           29,368         (3,270)         (5,418)
Increase (decrease) in interest and taxes payable                 35,374         16,117         (23,025)
Change in other assets and liabilities, net                       24,176         13,610          18,222
                                                          --------------- -------------- ---------------
Net cash provided by operating activities                        714,297        670,260         544,955
                                                          --------------- -------------- ---------------
Cash flows from investing activities:
Purchase of property, plant and equipment                       (144,854)      (132,122)       (154,072)
Payments for acquisitions, net of cash acquired                  (28,258)        (5,291)           (591)
Increase in partnership and other investments                    (23,500)          (167)         (5,000)
Proceeds from sale of assets                                     130,387         20,531          28,535
Collection of long-term receivables                                1,658          2,998           6,880
                                                          --------------- -------------- ---------------
Net cash used for investing activities                           (64,567)      (114,051)       (124,248)
                                                          --------------- -------------- ---------------
Cash flows from financing activities:
Proceeds from long-term debt                                                    525,000
Payments of long-term debt                                       (85,265)      (897,942)       (254,731)
Dividends paid                                                  (194,465)      (188,425)       (180,029)
Common stock transactions, net                                  (395,117)         9,899          21,227
                                                          --------------- -------------- ---------------
Net cash used for financing activities                          (674,847)      (551,468)       (413,533)
                                                          --------------- -------------- ---------------
Effect of currency exchange rate change                           (6,126)        (2,575)         (4,518)
Net increase (decrease) in cash and cash equivalents             (31,243)         2,166           2,656
Cash and cash equivalents at beginning of year                    75,495         73,329          70,673
                                                          --------------- -------------- ---------------
Cash and cash equivalents at end of year                         $44,252        $75,495         $73,329
                                                          =============== ============== ===============

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
In thousands of dollars
Fiscal years ended
December 27, 1992,
December 26, 1993
and December 25, 1994
                                                                       Foreign                  Deferred
                             Common stock  Additional                 currency                compensation
                                $1 par      paid-in      Retained    translation   Treasury     related
                                value       capital      earnings    adjustment     stock       to ESOP       Total
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 29, 1991           162,212       40,357     2,140,064         244     (758,646)     (44,744)   1,539,487
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1992                                            199,680                                            199,680
Dividends declared, 1992:
 $1.26 per share                                           (181,697)                                          (181,697)
Stock options exercised                        (3,198)                                19,813                    16,615
Stock issued under
 incentive plan                                (1,025)                                 5,637                     4,612
Tax benefit derived from
 stock incentive plans                          4,372                                                            4,372
Compensation expense
 related to ESOP                                                                                    3,288        3,288
Tax benefit from ESOP                                           536                                                536
Foreign currency
 translation adjustment                                                  (6,792)                                (6,792)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 27, 1992           162,212       40,506     2,158,583      (6,548)    (733,196)     (41,456)   1,580,101
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1993                                            397,752                                            397,752
Dividends declared, 1993:
 $1.30 per share                                           (190,604)                                          (190,604)
Stock options exercised                        (2,967)                                15,412                    12,445
Stock issued under
 incentive plan                                (1,463)                                 5,586                     4,123
Tax benefit derived from
 stock incentive plans                          3,767                                                            3,767
Stock issued in connection
 with acquisition                              31,095                                 68,411                    99,506
Compensation expense
 related to ESOP                                                                                    3,209        3,209
Tax benefit from ESOP                                           515                                                515
Foreign currency
 translation adjustment                                                  (2,894)                                (2,894)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 26, 1993          $162,212      $70,938    $2,366,246     ($9,442)   ($643,787)    ($38,247)  $1,907,920
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1994                                            465,399                                            465,399
Dividends declared, 1994:
 $1.34 per share                                           (192,696)                                          (192,696)
Treasury stock acquired                                                             (399,336)                 (399,336)
Stock options exercised                          (924)                                 8,014                     7,090
Stock issued under
 incentive plan                                  (692)                                 5,636                     4,944
Tax benefit derived from
 stock incentive plans                          2,996                                                            2,996
Stock issued in connection
 with acquisition                               4,286                                 21,274                    25,560
Compensation expense
 related to ESOP                                                                                    3,322        3,322
Tax benefit from ESOP                                           491                                                491
Foreign currency
 translation adjustment                                                  (3,452)                                (3,452)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 25, 1994          $162,212      $76,604    $2,639,440    ($12,894) ($1,008,199)    ($34,925)  $1,822,238
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------



Notes to consolidated financial statements

Note 1
Summary of significant accounting policies
Fiscal year: The Company's fiscal year ends on the last Sunday of the calendar year. Each of the fiscal years 1992-1994 encompasses a 52-week period.
      Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany transactions and profits.
      Operating agencies: Six of the Company's subsidiaries are participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The Company includes its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.
      Inventories: Inventories, which consist principally of newsprint, printing ink, plate material and production film for the Company's newspaper publishing operations, are valued at the lower of cost (first-in, first-out) or market.
      Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; machinery, equipment and fixtures, four to 25 years; outdoor advertising display structures, five to 30 years. Major renewals, improvements, relocation of outdoor advertising structures and interest incurred during the construction period of major additions are capitalized. Expenditures for the removal of outdoor advertising structures, maintenance, repairs and minor renewals are charged to expense as incurred.
      Excess of acquisition cost over fair value of assets acquired: The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time the subsidiaries were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the excess acquisition cost of subsidiaries arising from acquisitions accounted for as purchases since October 31, 1970 ($1.84 billion at December 25, 1994) is being amortized over a 40-year period on a straight-line basis. Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.
      Other assets: The Company's television stations are parties to program broadcast contracts. These contracts are recorded at the gross amount of the related liability when the programs are available for telecasting. Program assets are classified as current (as a prepaid expense) or noncurrent (as an other asset) in the consolidated balance sheet, based upon the expected use of the programs in succeeding years. The amount charged to expense appropriately matches the cost of the programs with the revenues associated with them. The liability for these contracts is classified as current or noncurrent in accordance with the payment terms of the contracts. The payment period generally coincides with the period of telecast for the programs, but may be shorter.
      Retirement plans: Pension costs under the Company's retirement plans are actuarially computed. It is the policy of the Company to fund costs accrued under its qualified pension plans.
      Postretirement benefits other than pensions: In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106).
      Under the provisions of SFAS 106, the Company recognizes the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits. Prior to the adoption of SFAS 106, the Company recognized the cost of these benefits as payments were made on behalf of retirees.
      As permitted under SFAS 106, the Company recognized the Accumulated Postretirement Benefit Obligation as of the beginning of fiscal 1992.
      Income taxes: The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax reporting purposes. Deferred income taxes are provided in recognition of these temporary differences.
      In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), and adjusted previously recorded deferred taxes to reflect then-enacted tax rates. The Company has reflected the effect of adopting SFAS 109 as a change in accounting principle at the beginning of fiscal 1992.
      Per share amounts: All income per share amounts are based on the weighted average number of common shares outstanding during the year.
      Foreign currency translation: The income statement of Mediacom, the Company's Canadian outdoor advertising operation, has been translated to U.S. dollars using the average currency exchange rates in effect during each year. Mediacom's balance sheet has been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of Mediacom's balance sheet has been charged directly to shareholders' equity.

Note 2
Acquisitions and dispositions
1994: In May 1994, the Company purchased Nursing Spectrum, which publishes a group of biweekly periodicals specializing in advertising for nursing employment. In December 1994, the Company purchased television station KTHV-TV in Little Rock, a CBS affiliate.
      These acquisitions were accounted for under the purchase method of accounting, and consideration paid included cash and shares of the Company's common stock. The acquisitions were not material to the Company's financial position or results of operations.
      In November 1994, the Company sold its newspaper in Stockton, Calif., and realized a gain which is reflected in non-operating income.
      1993: In January 1993, the Company completed the acquisition of the Honolulu Advertiser and the sale of the Honolulu Star-Bulletin. Consideration for this purchase was approximately $250 million and included the issuance of 1,980,000 shares of the Company's common stock from treasury valued at approximately $100 million and the assumption of certain liabilities of the acquired business. Concurrent with these transactions, the Honolulu joint operating agreement was amended to provide the Company with a greater share of profits from the operation. Proceeds from the sale of the Honolulu Star-Bulletin in excess of carrying value were accounted for as a reduction in the acquisition cost of the Honolulu Advertiser.
      In the fourth quarter of 1993, the Company sold its radio stations in Kansas City and St. Louis, Mo. The Company also provided for the sale of its television station in Boston, which was completed in early 1994. The Company recognized a minor net gain on these transactions in 1993 which is reflected in non-operating income.
      1992: In August 1992, the Company sold its outdoor operation in Phoenix, Ariz. Operating results for 1992 were not materially affected by this transaction.
      During 1994, 1993 and 1992, the Company also purchased certain other publications which are included in the newspaper publishing segment.
      All acquisitions discussed above were accounted for by the purchase method and, accordingly, operations for the purchased companies are included in the financial statements from the dates of acquisition. Pro forma results of operations, assuming these acquisitions were made at the beginning of the year previous to the year in which the transactions were consummated, are not materially different from reported results of operations.

Note 3
Statement of cash flows
For purposes of this statement, the Company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.
      Cash paid in 1994, 1993 and 1992 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars
                      1994      1993      1992
                   ---------- --------- ---------
Income taxes        $264,601  $249,858  $274,741
Interest             $45,740   $43,967   $50,871


      In 1994, the Company issued 506,000 shares of its common stock from treasury valued at approximately $26 million in connection with the acquisition of KTHV-TV in Little Rock.
      In 1993, the Company issued 1,980,000 shares of its common stock from treasury valued at approximately $100 million in connection with the acquisition of the Honolulu Advertiser and assumed net liabilities totaling approximately $150 million.
      In 1994, 1993 and 1992, the Company issued 134,243 shares, 146,371 shares and 142,383 shares, respectively, in settlement of previously granted stock incentive rights. The compensation liability for these rights of $8 million in 1994 and $7 million in 1993 and in 1992 was transferred to shareholders' equity at the time the shares were issued.

Note 4
Long-term debt
The long-term debt of the Company is summarized below.

In thousands of dollars
                                    Dec. 25, 1994   Dec. 26, 1993
                                   --------------- ---------------
Unsecured promissory notes               $156,136        $239,118
Notes due 2/1/96, interest at 9.55%        17,260          17,260
Notes due 3/12/96, interest at 9.5%        42,200          42,200
Notes due 3/1/98, interest at 5.25%       273,354         272,836
Notes due 5/1/00, interest at 5.85%       249,509         249,418
Secured obligations due through
 2011, interest averaging 7.6%,
 varying annual installments               12,062          12,196
Unsecured obligations                      17,351          17,427
Other indebtedness                            424             395
                                   --------------- ---------------
                                          768,296         850,850
Less amount included in
 current liabilities                       (1,026)           (164)
                                   --------------- ---------------
Total long-term debt                     $767,270        $850,686
                                   =============== ===============

      The unsecured promissory notes at December 25, 1994 were due from December 27, 1994 to January 13, 1995 with rates varying from 5.8% to 6.0%.
      The unsecured promissory notes at December 26, 1993 were due from December 27, 1993 to January 24, 1994 with rates varying from 3.1% to 3.2%.
      The maximum amount of such promissory notes outstanding at the end of any period during 1994 was $305 million and during 1993 was $1.07 billion. The daily average outstanding balance was $165 million during 1994 and $584 million during 1993. The weighted average interest rate was 4.2% for 1994 and 3.2% for 1993.
      The unsecured obligations are due from 1995 to 2009 and bear interest at varying rates. At December 25, 1994 and December 26, 1993, the weighted average interest rates were 5.9% and 4.5%, respectively.
      At December 25, 1994, the Company had $1.5 billion of credit available under a revolving credit agreement. The agreement provides for a revolving credit period which permits borrowings from time to time up to the maximum commitment. The revolving credit period extends to August 1, 1999.
      The commitment fee rate is 0.09% for the agreement. At the option of the Company, the interest rate on borrowings under the agreement may be at the prime rate, at 0.165% above the London Interbank Offered Rate or at 0.29% above a certificate of deposit-based rate. The prime rate was 8.5% at December 25, 1994 and 6.0% at December 26, 1993.
      The revolving credit agreement contains restrictive provisions that relate primarily to the maintenance of net worth of $1.2 billion. At December 25, 1994 and December 26, 1993, net worth was $1.8 billion and $1.9 billion, respectively.
      At December 25, 1994, the unsecured promissory notes are supported by the $1.5 billion revolving credit agreement and, therefore, are classified as long-term debt.
      Approximate annual maturities of long-term debt, assuming that the Company had used the $1.5 billion revolving credit agreement as of the balance sheet date to refinance existing unsecured promissory notes on a long-term basis, are:

In thousands of dollars
1995            $1,026
1996            61,417
1997             1,965
1998           275,937
1999           158,119
Later years    269,832
              ---------
Total         $768,296
              =========


Note 5
Retirement plans
The Company and its subsidiaries have various retirement and profit sharing plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the Company's principal retirement plan and covers most of the employees of the Company and its subsidiaries. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The Company's pension plan assets include insurance contracts, marketable securities including common stocks, bonds and U.S. government obligations and interest-bearing deposits.
      The Company's pension cost for 1994, 1993 and 1992 consists of the following:

In thousands of dollars
                                 1994       1993        1992
                              ---------- ----------- ----------
Service cost-benefits earned
 during the period              $42,070     $33,627    $31,230
Interest cost on projected
 benefit obligation              65,365      63,067     58,220
Actual return on plan assets     41,287     (98,622)   (25,656)
Net amortization and
 deferral of actuarial gains   (127,176)     19,473    (54,469)
                              ---------- ----------- ----------
Net pension expense for
 Company-sponsored
 retirement plans                21,546      17,545      9,325
Union and other
 pension cost                     7,061       7,399      8,582
                              ---------- ----------- ----------
Net pension cost                $28,607     $24,944    $17,907
                              ========== =========== ==========

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

In thousands of dollars
Dec. 25, 1994                    Plans for which    Plans for which
                                  assets exceed       accumulated
                                   accumulated          benefits
                                     benefits        exceed assets
                                ------------------ ------------------
Actuarial present value
of benefit obligations:
Vested benefit obligation                $575,129            $25,672
                                ================== ==================
Accumulated benefit obligation           $611,023            $26,504
                                ================== ==================
Projected benefit obligation            ($753,403)          ($42,287)
Plan assets at market value               754,454                  -
                                ------------------ ------------------
Projected benefit obligation
 (in excess of) plan assets                 1,051            (42,287)
Unrecognized net (gain) or loss            86,612                (62)
Unrecognized prior service cost            12,829              1,323
Unrecognized net (asset)
 obligation at year-end                   (34,123)             1,585
                                ------------------ ------------------
Pension asset (liability)
 reflected in consolidated
 balance sheet                            $66,369           ($39,441)
                                ================== ==================



In thousands of dollars
Dec. 26, 1993                    Plans for which    Plans for which
                                  assets exceed       accumulated
                                   accumulated          benefits
                                     benefits        exceed assets
                                ------------------ ------------------
Actuarial present value
of benefit obligations:
Vested benefit obligation                $655,550            $21,616
                                ================== ==================
Accumulated benefit obligation           $706,654            $22,493
                                ================== ==================
Projected benefit obligation            ($918,059)          ($33,940)
Plan assets at market value               789,534                  -
                                ------------------ ------------------
Projected benefit obligation
 in excess of plan assets                (128,525)           (33,940)
Unrecognized net loss                     183,177              7,026
Unrecognized prior service cost            15,197              1,530
Unrecognized net (asset)
 obligation at year-end                   (46,176)             2,844
                                ------------------ ------------------
Pension asset (liability)
 reflected in consolidated
 balance sheet                            $23,673           ($22,540)
                                ================== ==================


      The projected benefit obligation was determined using an assumed discount rate of 8.5% and 7% at the end of 1994 and 1993, respectively. The assumed rate of compensation increase was 5% at the end of 1994 and 1993. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Pension plan assets include 700,700 shares of the Company's common stock valued at $37 million at the end of 1994 and 590,700 shares valued at $34 million at the end of 1993.

Note 6
Postretirement benefits other than pensions
The Company provides health care and life insurance benefits to certain retired employees. Employees become eligible for benefits after meeting certain age and service requirements.
      In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). Under SFAS 106, the cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. Prior to 1992, retiree health care and life insurance benefits were expensed as claims and premiums were paid.
      As permitted by SFAS 106, the Company elected to fully recognize the Accumulated Postretirement Benefit Obligation as of the beginning of fiscal 1992 of $295 million as a change in accounting principle. On an after-tax basis, this non-cash charge was $180 million, or $1.25 per share.
      The following table sets forth the amounts included in the Consolidated Balance Sheet at December 25, 1994 and December 26, 1993 for postretirement medical and life insurance liabilities:

In thousands of dollars
Accumulated postretirement
benefit obligation                       Dec. 25, 1994   Dec. 26, 1993
                                         --------------- ---------------
Retirees                                      ($156,416)      ($168,190)
Fully eligible active plan participants         (11,016)        (32,553)
Other active plan participants                  (52,872)        (70,531)
                                         --------------- ---------------
                                               (220,304)       (271,274)
Unrecognized net loss (gain)                    (14,336)         22,294
Unrecognized prior service credit               (72,223)        (59,044)
                                         --------------- ---------------
Accrued postretirement benefit cost           ($306,863)      ($308,024)
                                         =============== ===============

      Postretirement benefit cost for health care and life insurance for the years ended December 25, 1994, December 26, 1993 and December 27, 1992 included the following components:

In thousands of dollars
                                                    1994        1993        1992
                                                 ----------- ----------- -----------
Service costs-benefits earned during the period      $4,125      $4,055      $4,553
Interest cost on accumulated postretirement
 benefit obligation                                  16,133      18,997      17,732
Net amortization and deferral                        (4,818)     (4,768)     (4,261)
                                                 ----------- ----------- -----------
Net periodic postretirement benefit cost            $15,440     $18,284     $18,024
                                                 =========== =========== ===========


      At December 25, 1994, the accumulated postretirement benefit obligation was determined using a discount rate of 8.5% and a health care cost trend rate of 12% for pre-age 65 benefits, decreasing to 5.5% in the year 2007 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 10%, declining to 5.5% in the year 2003 and thereafter.
      At December 26, 1993, the accumulated postretirement benefit obligation was determined using a discount rate of 7% and a health care cost trend rate of 12.9% for pre-age 65 benefits, decreasing to 5.5% in the year 2007 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 12.1%, declining to 5.5% in the year 2003 and thereafter.
      The Company's policy is to fund the above-mentioned benefits as claims and premiums are paid.
      The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $15 million in the 1994 accumulated postretirement benefit obligation and $2 million in the aggregate service and interest components of the 1994 expense.
      During 1992, the Company amended its retiree medical insurance plan to provide limits on the Company's share of the cost of such benefits it will pay to future retirees. Amendments were also made which related the Company's share of retiree cost to employee retirement age and length of service.

Note 7
Income taxes
The sources of income before income taxes consist of the following:

In thousands of dollars
                                1994       1993       1992
                             ---------- ---------- ----------
Domestic                      $765,576   $650,896   $559,971
Foreign                         16,523     17,556     14,309
                             ---------- ---------- ----------
Total                         $782,099   $668,452   $574,280
                             ========== ========== ==========


      The provision for income taxes on income before the cumulative effects of accounting principle changes consists of the following:

In thousands of dollars
1994                        Current     Deferred     Total
                            ---------- ---------- -----------
Federal                      $302,379   ($33,652)   $268,727
State                          47,578     (6,305)     41,273
Foreign                         7,366       (666)      6,700
                            ---------- ---------- -----------
Total                        $357,323   ($40,623)   $316,700
                            ========== ========== ===========

In thousands of dollars
1993                        Current     Deferred     Total
                            ---------- ---------- -----------
Federal                      $204,733    $19,333    $224,066
State                          38,750      1,232      39,982
Foreign                         6,902       (250)      6,652
                            ---------- ---------- -----------
Total                        $250,385    $20,315    $270,700
                            ========== ========== ===========

In thousands of dollars
1992                        Current     Deferred     Total
                            ---------- ---------- -----------
Federal                      $200,192   ($14,381)   $185,811
State                          40,343     (2,846)     37,497
Foreign                         5,292          -       5,292
                            ---------- ---------- -----------
Total                        $245,827   ($17,227)   $228,600
                            ========== ========== ===========


      The provision for income taxes exceeds the U.S. federal statutory tax rate as a result of the following differences:

Fiscal year                      1994       1993       1992
                              ---------- ---------- ----------
U.S. statutory tax rate            35.0%      35.0%      34.0%
Increase (decrease) in
taxes resulting from:
State income taxes net of
 federal income tax benefit         3.4%       3.9%       4.3%
Goodwill amortization not
 deductible for tax purposes        1.5%       1.6%       2.0%
Other, net                          0.6%       0.0%      -0.5%
                              ---------- ---------- ----------
Effective tax rate                 40.5%      40.5%      39.8%
                              ========== ========== ==========

      In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the provisions of SFAS 109, the Company adjusted previously recorded deferred taxes to reflect then-enacted statutory rates. The Company has reflected the cumulative effect of adopting SFAS 109 as a change in accounting principle at the beginning of 1992. This adjustment was recorded as a non-cash credit to earnings of $34 million or $.24 per share.
      Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.
      Deferred tax liabilities and assets were composed of the following at the end of 1994 and 1993:

In thousands of dollars
                                Dec. 25, 1994  Dec. 26, 1993
                                -------------- --------------
Liabilities:
Accelerated depreciation             $230,813       $223,000
Accelerated amortization of
 deductible intangibles                91,991         88,000
Pension                                10,783         20,000
Other                                  21,397         39,512
                                -------------- --------------
Total deferred tax liabilities        354,984        370,512
                                -------------- --------------
Assets:
Accrued compensation costs            (23,262)       (18,000)
Postretirement medical and life      (118,965)      (119,000)
Other                                 (48,066)       (28,198)
                                -------------- --------------
Total deferred tax assets            (190,293)      (165,198)
                                -------------- --------------
Net deferred tax liabilities         $164,691       $205,314
                                ============== ==============


Note 8
Capital stock, stock options, incentive plans
During 1988, the Company's Board of Directors authorized the repurchase of up to 7.5 million shares of its outstanding common stock. During the period 1988-1991, the Company purchased 4.5 million shares of its common stock under this program at a cost of $158 million. In 1994, the Company purchased the remaining 3 million shares, and the program was expanded by an additional 5 million shares, which were also purchased. The total cost of the share repurchase program in 1994 was $399 million.
      In December 1994, the Company issued 506,000 shares of its common stock from treasury as consideration for the purchase of KTHV-TV in Little Rock. In January 1993, the Company issued 1,980,000 shares of its common stock from treasury as partial consideration for the purchase of the Honolulu Advertiser.
      Certain of the shares acquired by the Company have been reissued in settlement of employee stock awards or were sold to an Employee Stock Ownership Plan which was established in 1990. The remaining shares are held as treasury stock.
      The weighted average number of common shares outstanding used in the computation of earnings per share was 144,276,000 in 1994, 146,474,000 in 1993 and 144,148,000 in 1992.
      The Company's 1978 Executive Long-term Incentive Plan (the 1978 Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees.
      Stock options are granted to purchase common stock of the Company at not less than 100% of the fair market value on the day the option is granted. The exercise period is eight years with the options becoming exercisable at 25% per year after a one-year waiting period.
      Stock incentive rights entitle the employee to receive for each such right, without payment, one share of common stock at the end of an incentive period, conditioned upon the employee's continued employment throughout the incentive period. The incentive period is normally four years. During the incentive period, the employee receives cash payments for each incentive right equivalent to the cash dividend the Company would have paid had the employee owned the shares of common stock issuable under the incentive rights.
      In July 1989, the Board of Directors approved an amendment to the 1978 Plan to provide that all outstanding awards will be vested if there is a change in control of the Company. Under the amendment, stock options become 100% exercisable immediately upon a change in control. Option surrender rights related one-for-one to all outstanding stock options have been awarded, which are effective only in the event of a change in control and entitle the employee to receive cash for option surrender rights equal to 100% of the difference between the exercise price of the related stock option and the change-in-control price (which is the highest price paid for a share of stock as part of the change in control). The amendment also provides for the payment in cash of the value of stock incentive rights based on the change-in-control price.
      Awards made under the 1978 Plan were as follows:

                             1994      1993      1992
                           --------- --------- ---------
Stock options               726,450   761,910   957,675
Stock incentive rights      177,975   163,702   484,295

      Awards for 1992 include 505,665 stock options and 244,730 stock incentive rights that relate to the four-year period 1993-1996, and 452,010 stock options and 239,565 stock incentive rights that relate to the four-year period 1992-1995. Awards for 1993 are for the four-year employment period 1994-1997. Awards for 1994 are for the four-year period 1995-1998.
      At the beginning of the Company's 1995 fiscal year, 168,150 shares of common stock were issued in settlement of previously granted stock incentive rights.
      With respect to awards under the 1978 Plan, the Company has recorded as compensation expense $13 million for 1994, $11 million for 1993 and $10 million for 1992. Under the 1978 Plan, the Company has accrued liabilities aggregating $28 million at December 25, 1994 and $24 million at December 26, 1993.
      A summary of the Company's stock option activity appears below:

                              Number     Option price
Stock options               of shares     per share
-------------------------- ------------ --------------
Balance outstanding
Dec. 29, 1991                2,407,122  $19.54-47.00
Granted                        957,675   43.88-51.38
Exercised                     (549,740)  19.54-43.75
Expired or canceled            (40,706)  34.88-44.75
                           ------------ --------------
Balance outstanding
Dec. 27, 1992                2,774,351  $30.88-51.38
Granted                        761,910   49.00-55.50
Exercised                     (421,458)  30.88-47.38
Expired or canceled            (73,411)  36.13-51.38
                           ------------ --------------
Balance outstanding
Dec. 26, 1993                3,041,392  $30.88-55.50
Granted                        726,450   49.75-54.75
Exercised                     (235,884)  30.88-51.38
Expired or canceled            (10,084)  36.13-55.50
                           ------------ --------------
Balance outstanding
Dec. 25, 1994                3,521,874  $32.00-55.50
                           ============ ==============

      Options were exercisable for 1,690,704 shares at December 25, 1994 and 1,299,908 shares at December 26, 1993. Shares available for future grants under the 1978 Plan totaled 2,261,935 at December 25, 1994.
      On July 1, 1990, the Company established a 401(k) Savings Plan. Most employees of the Company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan.
      Employees may elect to save up to 10% of compensation on a pre-tax basis subject to certain limits. The Company matches, with Company common stock, 25% of the first 4% of employee contributions. To fund the Company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired 1,250,000 shares of Gannett stock from the Company for $50 million. The stock purchase was financed with a loan from the Company and the shares are pledged as collateral for the loan. The Company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.
      The Company follows the shares allocated method in accounting for its ESOP. The cost of shares allocated to match employee contributions or to replace dividends that are used for debt service are accounted for as compensation expense. The cost of unallocated shares is reported as deferred compensation in the financial statements. The Company may, at its option, repurchase shares from employees who leave the Plan. The shares are purchased at fair market value and the difference between the original cost of the shares and fair market value is expensed at the time of purchase. All of the shares initially purchased by the ESOP are considered outstanding for earnings per share calculations. Dividends on allocated and unallocated shares are recorded as reductions of retained earnings.
      Compensation expense for the 401(k) match and repurchased shares was $2.6 million in 1994 and $2.2 million in 1993 and in 1992. The ESOP shares as of the end of 1994 and 1993 were as follows:

                                   1994        1993
                                ----------- -----------
Allocated shares                   376,680     293,643
Shares released for allocation       7,570       7,052
Unreleased shares                  865,750     949,305
Shares distributed to               (3,706)     (1,817)
  terminated participants       ----------- -----------
ESOP shares                      1,246,294   1,248,183
                                =========== ===========


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

In thousands of dollars

1995            $35,520
1996             33,623
1997             29,180
1998             24,984
1999             22,966
Later years      80,916
               ---------
Total          $227,189
               =========

      Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $3 million. Total rental costs were $107 million for 1994, $103 million for 1993 and $110 million for 1992.
      In December 1990, the Company adopted a Transitional Compensation Plan ("Plan") which provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the Company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage.
      Other matters: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Company to disclose the estimated fair value of its financial instruments.
      For financial instruments other than long-term debt, including cash and cash equivalents, trade and other receivables, current maturities of long-term debt and other long-term liabilities, the amounts reported on the balance sheet approximate fair value.
      The Company estimates the fair value of its long-term debt, based on borrowing rates currently available, to be $731 million, compared with the carrying amount of $767 million.

Note 10
Business segment information
The Company is a diversified information company with three principal business segments in 41 states and the District of Columbia, two U.S. territories, Canada, Great Britain, Hong Kong and Switzerland. The newspaper segment consists of 82 daily newspapers in 34 states and two U.S. territories, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes non-daily publications, a survey firm and a nationwide network of offset presses for commercial printing.
      The broadcasting segment's principal activities include the operation of television and radio stations. At the end of 1994, the Company owned 10 television stations and 11 radio stations. Refer to Note 2 for a discussion of the acquisition of a TV station in 1994.
      The outdoor advertising segment involves the selling of advertising space on outdoor advertising structures and transit and transit shelter advertising operations in 11 states and Canada.
      Separate financial data for each of the Company's three business segments is presented on page 47. Operating income represents total revenue less operating expenses, depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense and other income and expense items of a non-operating nature are not considered. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.

Report of independent accountants

To the Board of Directors and
Shareholders of Gannett Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at December 25, 1994 and December 26, 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
     As discussed in Notes 6 and 7 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1992.


Price Waterhouse LLP
Washington, D.C.
January 26, 1995

                                -44,45-


11-YEAR SUMMARY
In thousands of dollars except per share amounts
                                                  1994         1993         1992         1991          1990        1989
                                               ----------- ------------ ------------ ------------- ------------ -----------
Net operating revenues:
Newspaper advertising                          $2,152,671   $2,005,037   $1,882,114    $1,852,591   $1,917,477  $2,018,076
Newspaper circulation                             849,461      838,706      807,093       777,221      730,426     718,087
Broadcasting                                      406,608      397,204      370,613       357,383      396,693     408,363
Outdoor advertising                               241,128      230,771      241,313       260,120      271,366     257,890
Other                                             174,655      169,903      167,824       134,720      125,659     115,773
                                               ----------- ------------ ------------ ------------- ------------ -----------
 Total (Notes a and b, see page 46)             3,824,523    3,641,621    3,468,957     3,382,035    3,441,621   3,518,189
                                               ----------- ------------ ------------ ------------- ------------ -----------
Operating Expenses:
Costs and expenses                              2,802,949    2,717,634    2,653,803     2,623,335    2,568,744   2,571,617
Depreciation                                      163,242      164,420      157,242       158,389      153,211     149,893
Amortization of intangible assets                  45,554       45,215       40,629        41,364       40,825      40,168
                                               ----------- ------------ ------------ ------------- ------------ -----------
 Total                                          3,011,745    2,927,269    2,851,674     2,823,088    2,762,780   2,761,678
                                               ----------- ------------ ------------ ------------- ------------ -----------
Operating Income                                  812,778      714,352      617,283       558,947      678,841     756,511
Non-operating income (expense):
Interest expense                                  (45,624)     (51,250)     (50,817)      (71,057)     (71,567)    (90,638)
Other                                              14,945        5,350        7,814        14,859       10,689     (18,364)
                                               ----------- ------------ ------------ ------------- ------------ -----------
Income before income taxes                        782,099      668,452      574,280       502,749      617,963     647,509
Provision for income taxes                        316,700      270,700      228,600       201,100      241,000     250,000
                                               ----------- ------------ ------------ ------------- ------------ -----------
Income before cumulative effect of accounting
principle changes                                 465,399      397,752      345,680       301,649      376,963     397,509
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes                                                                 34,000
Retiree health and life insurance benefits                                 (180,000)
                                               ----------- ------------ ------------ ------------- ------------ -----------
Net Income                                       $465,399     $397,752     $199,680      $301,649     $376,963    $397,509
                                               =========== ============ ============ ============= ============ ===========
Per share amounts (1)
Income before cumulative effect of accounting
 principle changes                                  $3.23        $2.72        $2.40         $2.00        $2.36       $2.47
Net income                                          $3.23        $2.72        $1.39         $2.00        $2.36       $2.47
Dividends declared                                   1.34         1.30         1.26          1.24         1.21        1.11
Shareholders' equity (3)                            13.04        12.98        10.94         10.71        12.98       12.40
Weighted average number of common and common
equivalent shares outstanding in thousands (2)    144,276      146,474      144,148       150,783      160,047     161,253
Financial position:
Current assets                                   $650,837     $757,957     $631,447      $636,101     $668,690    $671,030
Current Liabilities                               527,054      455,139      431,551       443,835      500,203     477,822
Working capital                                   123,783      302,818      199,896       192,266      168,487     193,208
Long-term debt excluding current maturities       767,270      850,686    1,080,756     1,335,394      848,633     922,470
Shareholders' equity                            1,822,238    1,907,920    1,580,101     1,539,487    2,063,077   1,995,791
Total assets                                    3,707,052    3,823,798    3,609,009     3,684,080    3,826,145   3,782,848
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings after tax (4)                               17.0%        15.1%        14.6%        -20.0%        -5.2%        9.1%
Earnings per share (4)                               18.8%        13.3%        20.0%        -15.3%        -4.5%        9.3%
Dividends declared per share                          3.1%         3.2%         1.6%          2.5%         9.0%        8.8%
Book value per share                                  0.5%        18.6%         2.1%        -17.5%         4.7%       11.8%
Credit ratios
Long-term debt to shareholders' equity               42.1%        44.6%        68.4%         86.7%        41.1%       46.2%
Times interest expense earned                       18.1X        14.0X        12.3X          8.1X         9.6X        8.1X




                                                  1988         1987         1986         1985          1984
                                               ----------- ------------ ------------ ------------- ------------
Net operating revenues:
Newspaper advertising                          $1,908,566   $1,787,077   $1,588,985    $1,213,577   $1,064,056
Newspaper circulation                             685,663      645,356      575,806       464,976      418,552
Broadcasting                                      390,507      356,815      351,133       265,480      232,748
Outdoor advertising                               226,532      201,771      210,572       207,572      199,570
Other                                             103,217       88,428       75,001        57,816       45,271
                                               ----------- ------------ ------------ ------------- ------------
 Total (Notes a and b, see page 46)             3,314,485    3,079,447    2,801,497     2,209,421    1,960,197
                                               ----------- ------------ ------------ ------------- ------------
Operating Expenses:
Costs and expenses                              2,449,587    2,257,304    2,061,789     1,601,372    1,423,088
Depreciation                                      136,861      124,485      111,229        85,512       75,922
Amortization of intangible assets                  40,312       36,595       31,980        18,017       14,591
                                               ----------- ------------ ------------ ------------- ------------
 Total                                          2,626,760    2,418,384    2,204,998     1,704,901    1,513,601
                                               ----------- ------------ ------------ ------------- ------------
Operating Income                                  687,725      661,063      596,499       504,520      446,596
Non-operating income (expense):
Interest expense                                  (88,557)     (85,681)     (79,371)      (25,926)     (24,190)
Other                                               8,292       15,013       23,076         6,183        8,428
                                               ----------- ------------ ------------ ------------- ------------
Income before income taxes                        607,460      590,395      540,204       484,777      430,834
Provision for income taxes                        243,000      271,000      263,800       231,500      206,900
                                               ----------- ------------ ------------ ------------- ------------
Income before cumulative effect of accounting
principle changes                                 364,460      319,395      276,404       253,277      223,934
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes
Retiree health and life insurance benefits
                                               ----------- ------------ ------------ ------------- ------------
Net Income                                       $364,460     $319,395     $276,404      $253,277     $223,934
                                               =========== ============ ============ ============= ============
Per share amounts (1)
Income before cumulative effect of accounting
 principle changes                                  $2.26        $1.98        $1.71         $1.58        $1.40
Net income                                          $2.26        $1.98        $1.71         $1.58        $1.40
Dividends declared                                   1.02         0.94         0.86         0.765        0.665
Shareholders' equity (3)                            11.09         9.94         8.88          7.93         7.13
Weighted average number of common and common
equivalent shares outstanding in thousands (2)    161,622      161,704      161,380       160,466      160,224
Financial position:
Current assets                                   $665,031     $601,220     $570,589      $473,394     $394,222
Current Liabilities                               500,835      474,775      432,327       303,142      293,423
Working capital                                   164,196      126,445      138,262       170,252      100,799
Long-term debt excluding current maturities     1,134,737    1,094,321    1,201,370       491,565      188,724
Shareholders' equity                            1,786,441    1,609,394    1,433,781     1,275,213    1,141,964
Total assets                                    3,792,820    3,510,259    3,365,903     2,313,218    1,812,200
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings after tax (4)                               14.1%        15.6%         9.1%         13.1%        16.8%
Earnings per share (4)                               14.1%        15.8%         8.2%         12.9%        16.7%
Dividends declared per share                          8.5%         9.3%        12.4%         15.0%         9.0%
Book value per share                                 11.6%        11.9%        11.7%         11.5%        11.5%
Credit ratios
Long-term debt to shareholders' equity               63.5%        68.0%        83.8%         38.6%        16.6%
Times interest expense earned                        7.9X         7.9X         7.8X         19.7X        18.8X


(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2) Shares outstanding have been converted to a comparable basis by reflecting retroactively shares issued for a 2-for-1 stock split effective
January 6, 1987.
(3) Based upon year-end shareholders' equity and shares outstanding.
(4) Before cumulative effect of accounting principle changes (refer to Notes 6 and 7 to the consolidated financial statements).



                                -46-
Notes to 11-year summary

(a) The Company and its subsidiaries made the acquisitions listed at right during the period. The results of operations of these acquired businesses are included in the accompanying financial information from the date of purchase. Note 2 of the consolidated financial statements on page 36 contains further information concerning certain of these acquisitions.
(b) During the period, the Company sold substantially all of the assets or capital stock of certain other subsidiaries and divisions of other subsidiaries for which the revenues and contributions to consolidated net income were not material. Note
2 of the consolidated financial statements on page 36 contains further information concerning certain of these dispositions.


Acquisitions 1984-1994

1984
June 27        WDAE-AM, Tampa
Dec. 3         KKBQ/KKBQ-FM, Houston

1985
March 15       Triangle Sign Company
March 29       Family Weekly magazine, now USA WEEKEND
July 1         The Des Moines Register and The Jackson Sun
Nov. 27        Peekskill Star Corporation

1986
Jan. 3         KTKS-FM now KHKS-FM, Dallas
Feb. 18        The Evening News Association
July 14        The Courier-Journal and Louisville Times Company
July 29        KCMO-AM and KBKC-FM
Sept. 16       KHIT-FM, Seattle
Dec. 1         Arkansas Gazette Company

1987
July 15        Gannett Direct Marketing Services, Inc.

1988
Feb. 1         WFMY-TV, Greensboro, N.C.
               WTLV-TV, Jacksonville, Fla.
July 1         New York Subways Advertising Co., Inc.
                    and related companies
1989
Oct. 31        Rockford Magazine
Nov. 6         Outdoor advertising displays merged into New
Jersey              Jersey Outdoor

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

1992
April 24       Graphic Publications, Inc.

1993
Jan. 30        The Honolulu Advertiser
April 24       Tulare Advance-Register


1994
May 3          Nursing Spectrum
June 9         Altoona Herald-Mitchellville Index and the
                    Eastern ADvantage
Dec. 1         KTHV-TV, Little Rock

Form 10-K information

Business of the Company
Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. Approximately 98% of its revenues are from domestic operations. Its foreign operations are primarily in Canada, but it also conducts business in certain
European, Asian and other foreign markets. Its corporate headquarters is in Arlington, Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.
     The Company's principal business segments are newspaper publishing, broadcasting and outdoor advertising.
     The Company's newspapers make up the largest newspaper group in the U.S. in circulation. The Company operates 82 daily newspapers, with a total average daily circulation of more than
6.3 million for 1994, including USA TODAY. The Company also publishes USA WEEKEND, a weekend newspaper magazine, and a number of non-daily publications.
     On December 25, 1994, the broadcasting division included 10 television stations in markets with almost 10 million households and 11 radio stations in markets with a listening population of more than 36 million.
     The outdoor division is the largest in North America, with operations in 11 states and Canada. It includes 12 outdoor advertising companies, transit and transit shelter advertising operations, and a printing division.
     The Company also owns the following: Gannett News Service, which provides news services for its newspaper operations;
Gannett National Newspaper Sales, which markets the Company's nationwide newspaper advertising resources; Gannett Offset, which coordinates the sale, marketing and production of commercial offset printing done for national and regional customers at many of Gannett's newspapers with offset presses and at the Company's offset printing facilities in Chandler, Ariz., Miramar, Fla., Nashville, Tenn., Atlanta, Ga., St. Louis, Mo., Norwood, Mass., and Springfield, Va.; Louis Harris & Associates, an opinion research firm; electronic information services, including the USA
TODAY Information Network; Gannett Media Technologies
International, which develops and markets software and other products for the publishing industry; Gannett Direct Marketing
Services, a direct marketing company with operations in Louisville, Ky.; Telematch, a telephone database service; Nursing
Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; Gannett Community Directories of New Jersey, yellow-pages publishing; The Add Sheet, a group of weekly advertising shoppers; and Gannett TeleMarketing, a telephone sales and marketing business.

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

In thousands of dollars
Business segment financial information
                                    1994         1993         1992
                                ------------ ------------ ------------
Operating revenues:
Newspaper publishing             $3,176,787   $3,013,646   $2,857,839
Broadcasting                        406,608      397,204      370,613
Outdoor advertising                 241,128      230,771      241,313
Intersegment items                        -            -         (808)
                                ------------ ------------ ------------
                                 $3,824,523   $3,641,621   $3,468,957
                                ------------ ------------ ------------
Operating income:
Newspaper publishing               $733,925     $677,285     $607,637
Broadcasting                        128,863       86,686       66,181
Outdoor advertising                  17,103       14,799        8,191
Corporate                           (67,113)     (64,418)     (64,726)
                                ------------ ------------ ------------
                                   $812,778     $714,352     $617,283
                                ------------ ------------ ------------
Identifiable assets:
Newspaper publishing             $2,574,415   $2,548,143   $2,360,546
Broadcasting                        643,157      685,230      721,675
Outdoor advertising                 233,224      263,286      279,236
Corporate                           256,256      327,139      247,552
                                ------------ ------------ ------------
                                 $3,707,052   $3,823,798   $3,609,009
                                ------------ ------------ ------------
Depreciation and amortization:
Newspaper publishing               $150,676     $147,524     $135,076
Broadcasting                         29,089       31,449       31,249
Outdoor advertising                  18,632       18,616       19,594
Corporate                            10,399       12,046       11,952
                                ------------ ------------ ------------
                                   $208,796     $209,635     $197,871
                                ------------ ------------ ------------
Capital expenditures:
Newspaper publishing               $109,997     $111,111     $122,684
Broadcasting                         11,673        9,144       17,606
Outdoor advertising                   5,792        7,528        8,473
Corporate                            17,392        4,339        5,309
                                ------------ ------------ ------------
                                   $144,854     $132,122     $154,072
                                ------------ ------------ ------------


Newspaper publishing
On December 25, 1994, the Company operated 82 daily newspapers, including USA TODAY, and a number of non-daily local publications, in 34 states, Guam and the U.S. Virgin Islands. The
Newspaper Division is headquartered in Arlington, Va., and on December 25, 1994 it had approximately 31,900 full-time and part-time employees. Newspaper operating revenues accounted for approximately 82% of the Company's net operating revenues in 1992 and 83% in 1993 and 1994.
     USA TODAY was introduced on September 15, 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.
     USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 21 U.S. markets and under contract at offset plants in 11 other U.S. markets. It is sold at newsstands and vending machines for 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 61% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.
     USA TODAY's financial results improved in 1994, as advertising revenues rose 7% and costs declined slightly.
     USA TODAY International, published separately from USA
TODAY, is printed from satellite transmission under contract in London, Zurich and Hong Kong, and operates in Europe, the Middle
East, Africa and Asia. It is available in more than 90 foreign countries.
     The Gannett News Service is headquartered in Arlington, Va., and has bureaus in nine other states (see page 63 for more information). Gannett News Service provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers.
     The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper supplement in 428 newspapers throughout the country, with a total circulation of
18.6 million at the end of 1994.
     At the end of 1994, 50 of the Company's daily newspapers, including USA TODAY, were published in the morning and 32 were published in the evening.
     Individually, Gannett newspapers are the dominant news and information source with strong brand recognition in their market.
Their durability lies in the quality of their management, their flexibility, their focus on customer-directed programs like NEWS
2000 and ADvance, and their capacity to invest in new technology.
Collectively, they form a network of powerful franchises across the nation.
     In 1994, the Company's newspapers continued to refine strategies to improve news-content quality. In keeping with the principles of NEWS 2000, a program launched in 1991, newsrooms significantly expanded or enhanced their local reports as well as their interaction with community groups, improved coverage of diversity, and increased public service journalism.
     In 1994, the Company completed ADvance basic training of more than 2,500 advertising and marketing executives and account representatives. Introduced in June 1992, ADvance is a program to develop marketing partnerships with advertisers and enhance the skills of newspaper sales and marketing staffs. The Company will continue to undertake significant training efforts to implement
ADvance concepts during 1995.
     All of the Company's daily newspapers receive the Gannett
News Service. In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services.
     The senior executive of each newspaper is the publisher, and the newspapers have advertising, business, circulation, news, market development and production departments.
     Technological advances in recent years have had an impact on the way newspapers are produced. Computer-based text editing systems capture drafts of reporters' stories and are then used to edit and produce type for transfer by a photographic process to printing plates. All of the Company's daily newspapers are produced by this method. "Pagination" enables editors to create a newspaper page by computer, avoiding all or part of the manual
"paste-up" of the page before it can be converted into a printing plate. The Company uses pagination systems at 51 newspaper plants.
     During 1994, the Mobile Advertising Sales System (MASS), a sales "tool-kit" on laptop personal computers which was developed by the Company in 1993, was introduced at eight newspapers for more than 80 advertising account representatives. Thirty additional newspapers and 400 account representatives are expected to be added in 1995.
     AdLink, a computer software application that allows real estate advertisers to track properties and to facilitate the make-up of complex newspaper advertisements, was tested and installed in Cincinnati and will be in other newspapers in 1995.
Real estate advertisers have indicated they will increase the number of advertising pages if they have the resources to produce and manage them.
     N11 audiotext services were installed in Nashville and Shreveport in 1994 and in Brevard in early 1995. Brevard and Gannett Suburban Newspapers have interactive on-line service arrangements with CompuServe.

     Working with Digital Collections Verlagsgesellschaft of
Hamburg, Germany, the Company has developed an integrated text and picture archiving system. This system stores, retrieves and distributes text, photos and full-page images of the newspaper in a digital form that can be searched using an easy-to-use interface. Installation and testing began in Rochester during January 1994 with three other newspaper installations completed by the end of 1994. Twenty or more installations are scheduled for 1995.
     Fifty-one daily newspaper plants print by the offset process, and 19 plants print using various letterpress processes.
     Improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked per page. In 1994, the production hours worked per page were reduced by 6%.
     The principal sources of newspaper revenues are circulation and advertising.
     Circulation: The following table summarizes the circulation volume and revenues of the newspapers owned by the Company at the end of 1994. USA TODAY circulation is included in this table.
     This table assumes that all newspapers owned by the Company at the end of 1994 were owned during all years shown:

Circulation: newspapers owned on Dec. 25, 1994
        Circulation       Daily        Sunday
          revenues      net paid      net paid
        in thousands   circulation  circulation
       -------------- ------------- ------------
1994        $844,225     6,303,000    6,044,000
1993        $832,992     6,287,000    6,103,000
1992        $812,326     6,287,000    6,083,000
1991        $776,022     6,220,000    6,039,000
1990        $729,099     6,215,000    6,023,000

     The Company emphasized improving customer service and increasing circulation and household penetration at all of its newspaper operations in 1994 and will continue to do so in 1995.
     Forty-one of the Company's local newspapers reported gains in daily circulation during 1994, and 25 increased Sunday circulation.
     Home delivery prices for the Company's newspapers are established individually for each newspaper and range from $1.25 to $3.60 per week in the case of daily newspapers and from $.57 to $2.05 per copy for Sunday newspapers.
     Additional information about the circulation of the Company's newspapers may be found on page 24 and on pages 60-62 of this annual report.
     Advertising: Advertising revenues are generated through the sale of retail (local), classified, national and preprint advertising. A detailed analysis of newspaper advertising revenues is presented below and on page 23 of this report.
     Retail advertising is display advertising associated with local merchants, such as department and grocery stores.
Classified advertising includes the ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and "help wanted." National advertising is display advertising principally from advertisers who are promoting products or brand names on a nationwide basis. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city. The newspapers have advertising departments that solicit retail, classified and national advertising.
     Gannett National Newspaper Sales also solicits national advertisers and certain national and regional retail advertisers.
The newspapers have made continuing efforts to serve their readers and advertisers by introducing total market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.
     Classified revenue rose for the year, reflecting continued growth in the employment and automotive categories. Real estate advertising was flat. Retail (local) Run-of-Press advertising
(ROP) improved 2% for the year. There was consistent growth of medium and small advertisers throughout the year. Preprint revenues grew as well in 1994, as certain multi-market advertisers continued to convert their ad spending from ROP to preprint.
     Overall, general economic conditions for newspaper advertising improved. Regionally, local advertising improved in much of the country. Employment advertising was strong throughout the country, followed by automotive. Ad revenues are expected to continue to grow in 1995 but at a slower rate.
     The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the Company at the end of 1994. Again, this chart assumes that all of the newspapers owned at the end of 1994 were owned throughout the years shown:

Advertising: newspapers owned on Dec. 25, 1994
        Advertising
          revenues      Inches of
        in thousands   advertising
       -------------- -------------
1994      $2,137,805   131,375,000
1993      $2,001,625   125,757,000
1992      $1,917,672   119,616,000
1991      $1,863,833   114,216,000
1990      $1,932,430   118,419,000

     Competition: The Company's newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping sell the advertisers' products or services. They compete for circulation principally on the basis of their content and their price. While most of the Company's newspapers do not have daily newspaper competitors that are published in the same city, in certain of the Company's larger markets, there is such direct competition.
Most of the Company's newspapers compete with other newspapers published in nearby cities and towns and with free distribution and paid advertising weeklies.
     At the end of 1994, The Cincinnati Enquirer, The Detroit
News, the El Paso (Texas) Times, the Honolulu Advertiser, The
Tennessean at Nashville and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the Company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.
     On January 30, 1993, the Company completed the acquisition of the Honolulu Advertiser and the sale of the Honolulu
Star-Bulletin. The acquisition of the morning publication
Advertiser was for approximately $250 million. Concurrent with these transactions, the Honolulu joint operating agreement was amended to provide the Company with a greater share of profits from the operation.
     On March 31, 1991, the Shreveport, La., joint operating agreement was terminated and the Shreveport Journal, the non-Gannett newspaper in the agreement, ceased publication. The partners in this agreement continued their contractual division of profits through December 25, 1994.
     Through internal development programs and acquisitions, the Company continues to explore new opportunities in news, information and communications businesses. Recent business developments include USA TODAY Baseball Weekly, which was successfully launched in 1991; Telematch, a telephone database service; Gannett Media Technologies International, a division designed to market products developed by Gannett's Advanced
Systems Lab and currently in use at Gannett newspapers; as well as publishing and electronic information services.
     At the end of 1994, the Company ceased operating USA TODAY
Sky Radio, which distributed news and entertainment programming by satellite to commercial airlines, because of insufficient advertiser interest.
     Properties: Generally, the Company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at December 25, 1994, 11 non-Gannett printers were used to print the newspaper in the U.S. in markets where there are no Company newspapers with appropriate facilities.
Three non-Gannett printers in foreign countries are used to print
USA TODAY International. USA WEEKEND is also printed under contract with a commercial printing company. Many of the Company's newspapers also have outside news bureaus and sales offices, which generally are leased. In a few cities, two or more of the Company's newspapers share combined facilities; and in two locations, facilities are shared with other newspaper properties under joint operating agreements. The Company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.
     During the past five years, new or substantial additions or remodeling of existing newspaper facilities have been completed or are at some stage of construction at 10 of the Company's newspaper operations. During 1994, facility expansion and renovations in Lansing were completed. As part of the Company's annual capital expenditure program, its properties are improved or upgraded on a regular basis. The Company's facilities are adequate for present operations.
     Raw materials: Newsprint is the basic raw material used to publish newspapers. During 1994, the Company's newsprint consumption was approximately 837,000 metric tons, including the Company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND, and USA TODAY tonnage consumed at non-Gannett print sites. The Company purchases newsprint from 29 North American and offshore suppliers under contracts which expire at various times through 2010.
     During 1994, all of the Company's newspapers used some recycled newsprint. For the year, approximately 83% of the Company's newsprint consumption contained recycled content. The
Company expects to further increase its newsprint consumption from recycled sources.
     In 1994, newsprint supplies were ample, however, a work stoppage at several West Coast suppliers continues and supplies are tighter than customary. The Company believes, however, that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.
     Newsprint prices at the end of 1994 were 12% higher than the previous year-end. Suppliers have enacted or announced further price increases aggregating 40% for 1995 and management believes that price increases beyond this level are possible.

     Regulation: Gannett is committed to protecting the environment. Our goal is to ensure that Gannett facilities are in compliance with federal, state and local environmental laws and to incorporate appropriate environmental practices and standards in our newspaper, broadcast and outdoor advertising operations.
The Company employs a corporate environmental manager responsible for oversight not only of regulatory compliance but also of preventive measures. The Company is one of the industry leaders in the use of recycled newsprint. From 1989 to 1994, the Company increased usage of newsprint containing recycled content from 42,000 metric tons in 1989 to more than 699,000 metric tons in 1994. The Company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its Environmental Compliance Plan, the Company believes it is taking effective measures to maintain compliance with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment, including the issuance of permits.
     Several of the Company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental
Protection Agency or comparable state agencies. The Company does not believe that these matters will have any significant impact on its financial condition or results of operations.
     Additional information about the Company's newspapers may be found on pages 60-63 of this report.

Broadcasting
On December 25, 1994, the Company's television division, headquartered in Arlington, Va., included 10 television stations, in markets with a total of almost 10 million households. The
Company's radio division includes 11 radio stations in six markets with a listening population of more than 36 million.
     Exclusive rights to market and distribute USA TODAY Radio, a news and information script service, were licensed to ABC Radio
Networks. ABC Radio Networks began broadcast and delivery of the USA TODAY service to approximately 2,000 radio affiliates in 1987.
     At the end of 1994, the broadcasting division had approximately 2,000 full-time and part-time employees.
Broadcasting revenues accounted for approximately 11% of the Company's net operating revenues in 1992, 1993 and 1994.
     The principal sources of the Company's broadcasting revenues are: 1) local advertising focusing on the immediate geographic area of the stations; 2) national advertising; 3) compensation paid by the networks for carrying commercial network programs;
and 4) payments by advertisers to television stations for other services, such as the production of advertising material. The advertising revenues derived from a station's local news programs make up a significant part of its total revenues.
     Advertising rates charged by a television station are based primarily upon the station's ability to attract viewers, demographics and the number of television households in the area served by the station.
     Practically all national advertising is placed through advertising representatives. Local advertising time is sold by each station's own sales force.
     Generally, a network provides programs to its affiliated television stations, sells commercial advertising announcements within the network programs and compensates the local stations by paying an amount based on the television station's network affiliation agreement. Each radio station with a network affiliation is paid a flat annual fee under its affiliation agreement. Local programming quality and the geographic coverage of its signal are key factors in a radio station's competitive position within the market. Since most radio programming originates locally, network affiliation has little effect on a radio station's competitive position.
     Programming: The costs of locally produced and purchased syndicated programming are a significant portion of television operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and affiliated stations within the market and in some cases from cable operations. In recent years, the Company's television stations have increased their locally produced news and entertainment programming in an effort to provide programs that distinguish the stations from the competition and to better control costs.
     Properties: The Company's broadcasting facilities are adequately equipped with the necessary television and radio broadcasting equipment. The Company owns transmitter sites in 13 locations and leases sites in 12 others.
     During the past five years, new broadcasting facilities have been built in Denver, Los Angeles and Washington, D.C.
Substantial additions or improvements were completed in Austin and Dallas, Texas, Greensboro, N.C., and Little Rock. Substantial remodeling is underway in Atlanta and is being planned for Jacksonville. The Company's broadcast facilities are adequate for present purposes.

     Competition: In each of its broadcasting markets, the Company's stations compete for revenues with other network-affiliated and independent television and radio broadcasters and with other advertising media, such as cable television, newspapers, magazines and outdoor advertising. The
Company's broadcasting stations compete principally on the basis of their market share, advertising rates and audience composition.
     Network programming constitutes a substantial part of the programs broadcast on the Company's television stations, and the Company's competitive position is directly affected by viewer acceptance of network programming. Local news has been most important to a station's success and there is a growing emphasis on other forms of local programming as well as continuing involvement in the local community.
     Other sources of present and potential competition for the Company's broadcasting properties include pay cable, home video and audio recorders and video disc players, direct broadcast satellite and low power television. Some of these competing services have the potential of providing improved signal reception or increased home entertainment selection, and they are continuing development and expansion.
     Regulation: The Company's television and radio stations are operated under the authority of the Federal Communications
Commission (FCC) under the Communications Act of 1934, as amended
(Communications Act), and the rules and policies of the FCC (FCC
Regulations).
     Under the Communications Act, television broadcast licenses are granted for a maximum period of five years and radio licenses are granted for a maximum period of seven years. Television and radio broadcast licenses are renewable upon application to the FCC and in the past usually have been renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications has resulted in loss of the license. Petitions to deny license renewal are currently pending against two of the Company's radio facilities and one television station, but in the Company's judgment none of the petitions has merit. No competing applications are pending with respect to any of the Company's stations. The Company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC
Regulations.
     FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming and syndication of programs. FCC Regulations governing multiple ownership prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio, except that waivers can be sought for television and radio ownership in the top 25 markets; television and daily newspapers;
radio and daily newspapers; or television and cable television) and limit the number of broadcast interests held by any person to a maximum of 12 television stations (subject to certain restrictions with respect to the size of the audience reached by the stations), 18 AM radio stations and 18 FM radio stations.
     Other matters:Gannett Broadcasting, along with CBS Radio and Westinghouse Electric subsidiaries Group W Radio and Xetron
Corporation, have formed a partnership, USA Digital Radio, to develop in-band on-channel AM and FM digital audio broadcasting
(DAB) systems. During 1994, the partnership substantially completed prototypes of AM and FM DAB. USA Digital Radio's systems, along with those of competing developers, have been submitted for testing and evaluation by the National Radio
Systems Committee. Additionally, USA Digital Radio's success is dependent on FCC approval of its techniques for broadcasting DAB within the AM and FM radio bands.
     Additional information about the Company's television and radio stations may be found on page 64 of this annual report.

Outdoor advertising
At the end of 1994, the Company's outdoor advertising division, headquartered in New York City, included 12 outdoor advertising companies operating in 17 major markets in the U.S. and most major markets in Canada, and a printing division. The outdoor division had approximately 1,500 full-time and part-time employees at the end of 1994. The group accounted for approximately 7% of the Company's net operating revenues in 1992, and 6% in 1993 and 1994.
     The Company derives its outdoor advertising revenues from leasing space on its approximately 44,000 advertising displays.
These displays fall into four major groups: poster panels, bulletins, transit shelter displays and other displays.
     Poster panels (27% of outdoor revenues): Poster panels include standardized posters, which are approximately 12 feet high and 25 feet long, eight-sheet posters, which are 6 feet high and 12 feet long (also known as junior posters) and smaller posters displayed in shopping centers and airports. Posters are sold in packages based on daily exposure opportunities, usually for four-week increments. They feature lithographed or silk-screened advertising copy, posted on the surface of the board.
     Bulletins (41% of outdoor revenues): Bulletins typically are 14 feet high and 48 feet long. They are sold on a unit basis, typically for four to 12 months. Most are rotated to a different location every 60 days. "Permanent" bulletins, however, do not rotate. They tend to have more viewers and are higher priced than rotating bulletins. The surface of the board is usually hand painted, computer painted or covered with lithographed paper.
The Company pioneered the use of Superflex and Uniface, flexible vinyl faces for bulletins, which provide a more attractive advertising surface. The flexible vinyl faces also are compatible with new computer printing technology. Additionally, the

Company offers backlights, which are rear-illuminated units on major arterial highways with the advertising message air-brushed, computer-painted or silk-screened on translucent plastic. These are available in both the USA and Canada.
     Transit shelter displays (19% of outdoor revenues): These primarily include internally illuminated 4-foot-by-5-foot posters displayed on public transit shelters in several major cities in the U.S. and Canada.
     Other displays (13% of outdoor revenues): This category includes poster advertising throughout the New York City subway system and on buses in Detroit, Grand Rapids and Rochester, N.Y.
Printing division revenues also are
categorized here.
     Monthly advertising rates for each of these outdoor advertising media are based on such factors as the size of the advertising display, visibility, cost of leasing, construction and maintenance and the number of people who have the opportunity to see the advertising message. The latter is measured by the Traffic Audit Bureau (USA) or the Canadian Outdoor Measurement
Bureau.
     Revenues: The principal source of national outdoor advertising revenues has been the tobacco industry. In recent years, the tobacco industry has reduced its advertising expenditures significantly. To partially replace this business, the Company has obtained additional advertising from packaged-goods advertisers, as well as the more traditional sources of automotive, supermarkets, media, financial, fashion, entertainment and issue-oriented advertising. Outdoor revenues rose $10 million or 4% in 1994. U.S. operations again experienced a loss in revenues from advertising by the tobacco industry and revenues from Southern California operations were lower because of economic difficulties and business disruption from the earthquake in early 1994.
     The Company also formed and operates Outdoor Network, USA, which includes 50 independent outdoor companies operating in 90 of the top 100 markets. Gannett Outdoor develops advertising nationally on behalf of the group, providing a central source to clients for market information and research, and providing single-invoice billing. The network's benefits are simplicity in planning and buying the medium, proof of performance audits, creative assistance and strengthened client service. The objective is to bring these benefits to bear in developing new and lasting sources of national business for network members.
     Properties: In the conduct of its outdoor business, the Company constructs advertising display structures on land or buildings owned by the Company or leased from others. These leases are for varying terms and generally have renewal options.
At the end of 1994, the Company leased approximately 21,000 sign locations. The Company owns approximately 600 parcels of varying sizes on which it maintains sign structures.
     Advertising displays placed in public transit areas are subject to the terms of separate contracts with various municipal authorities. These contracts are for varying periods and require payments to the municipalities which are generally based on a percentage of the Company's revenue from the displays. The
Company's outdoor facilities and displays are adequate for present operations.
     Competition: The Company encounters direct competition in all of its principal outdoor advertising market areas. In most of its markets, the Company is among the larger competitors in terms of the number of advertising displays. The Company's outdoor operations also compete for revenues with newspapers, magazines, television, radio and other advertising media.
     Regulation: Federal agencies from time to time propose restrictions upon the tobacco industry and other businesses that use outdoor advertising, which could affect the outdoor industry.
A prohibition of advertising for tobacco products in Canada was phased in over the years 1988-1990. Effective January 1, 1993, New York City regulations prohibit the advertising of tobacco products on the city's subway system.
     In many localities in which the Company operates, outdoor advertising is the object of restrictive, and in some cases prohibitive, zoning regulations. Management expects federal, state and local regulations to continue to be a significant factor in the operation of the Company's outdoor advertising business. It is not possible to predict the extent to which such regulations could affect future earnings.
     Additional information about the Company's outdoor division can be found on page 64 of this report.

Corporate facilities
The Company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The capital expenditure program for 1992, 1993 and 1994 included amounts for leasehold improvements, land, building, furniture, equipment and fixtures for headquarters operations. Headquarters facilities are adequate for present operations. In March 1994, the Company signed an agreement to purchase 30 acres of land in Fairfax County, Va., for possible use as a future site for corporate headquarters and perhaps other operations. This transaction has not yet been completed.

Employee relations
On December 25, 1994, the Company and its subsidiaries had 36,000 full-time and part-time employees. On the basis of hours worked, the Company employed the equivalent of 32,300 full-time employees. Six of the Company's newspapers are published together with non-Company newspapers pursuant to joint operating agreements, and the employment numbers above include the Company's pro-rata share of employees at those operations.
     Approximately 20% of those employed by the Company and its subsidiaries are represented by labor unions. They are represented by 162 local bargaining units affiliated with 18 international unions under collective bargaining agreements.
These agreements conform generally with the pattern of labor agreements in the newspaper, broadcasting and outdoor advertising industries. The Company does not engage in industrywide or companywide bargaining. From time to time, the Company has had strikes involving its operations, but the strikes have not significantly affected its operations. The Company strives to maintain good relationships with its employees and has been successful in doing so.
     The Company provides competitive group life and medical insurance programs for full-time employees at each location. The
Company pays a substantial portion of these costs. Beginning in 1990, however, most employees began making contributions to cover a portion of the medical insurance cost. Virtually all of the Company's units provide retirement or profit-sharing plans which cover eligible full-time employees.
     In 1990, the Company established a 401(k) Savings Plan which is available to most of its employees.

Acquisitions and dispositions 1990-1994
The growth of the Company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1990 are shown on the next page. The Company has disposed of several businesses during this period, which also are listed on the next page.

Acquisitions    1990-1994
Year acquired   Name                                Location                        Publication times or business
--------------- ----------------------------------- ------------------------------- ------------------------------------
1990            Great Falls Tribune                 Great Falls, Mont.              Daily and Sunday
                Ye Olde Fishwrapper                 Port Clinton, Ohio              Monthly
                The Shopper Advertising, Inc.       Port Huron, Mich.               Weekly
                Desert Community Newspapers         Palm Springs, Calif.            Weeklies
                North Santiam Newspapers            Salem, Ore.                     Weeklies
                Pensacola Engraving Co.             Pensacola, Fla.                 Commercial printing

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

1992            Graphic Publications, Inc.          Richmond, Ind.                  Weekly

1993            Honolulu Advertiser                 Honolulu, Hawaii                Daily
                Tulare Advance-Register             Tulare, Calif.                  Daily

1994            Nursing Spectrum                    Various                         Biweekly periodicals
                Altoona Herald-Mitchellville Index  Altoona, Iowa                   Weekly; Weekly advertising shopper
                 and the Eastern ADvantage
                KTHV-TV                             Little Rock, Ark.               Television station


(1) Business formed in 1991 under a partnership agreement in which Gannett Co., Inc. holds a majority interest.
    Operations were terminated in December 1994.

Dispositions    1990-1994
Year sold       Name                                Location                        Publication times or business
--------------- ----------------------------------- ------------------------------- ------------------------------------
1990            KNUA-FM                             Seattle, Wash.                  Radio station

1991            Arkansas Gazette Company            Little Rock, Ark.               Daily and Sunday
                Journal Newspapers                  Springfield, Va.                Daily

1992            Phoenix Outdoor                     Phoenix, Ariz.                  Outdoor advertising

1993            Honolulu Star-Bulletin              Honolulu, Hawaii                Daily
                KCMO/KCMO-FM                        Kansas City, Mo.                Radio stations
                KUSA/KSD-FM                         St. Louis, Mo.                  Radio stations
                WLVI-TV                             Boston, Mass.                   Television station

1994            The Stockton Record                 Stockton, Calif.                Daily and Sunday


QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 25, 1994           1st Quarter     2nd Quarter     3rd Quarter    4th Quarter       Total
                                            --------------- --------------- --------------- -------------- --------------
Net operating revenues:
Newspaper advertising                             $492,244        $540,150        $521,938       $598,339     $2,152,671
Newspaper circulation                              212,140         212,945         210,724        213,652        849,461
Broadcasting                                        84,007         107,493          95,189        119,919        406,608
Outdoor advertising                                 46,921          63,181          65,929         65,097        241,128
Other                                               41,313          43,112          38,647         51,583        174,655
                                            --------------- --------------- --------------- -------------- --------------
Total                                              876,625         966,881         932,427      1,048,590      3,824,523
                                            --------------- --------------- --------------- -------------- --------------
Operating expenses:
Cost of sales and operating
 expenses, exclusive of depreciation               516,424         516,083         524,016        550,287      2,106,810
Selling, general and administrative
 expenses, exclusive of depreciation               165,945         168,458         167,447        194,289        696,139
Depreciation                                        40,490          40,511          42,203         40,038        163,242
Amortization of intangible assets                   11,310          11,145          11,506         11,593         45,554
                                            --------------- --------------- --------------- -------------- --------------
Total                                              734,169         736,197         745,172        796,207      3,011,745
                                            --------------- --------------- --------------- -------------- --------------
Operating Income                                   142,456         230,684         187,255        252,383        812,778
Non-operating income (expense):
Interest expense                                   (11,168)        (10,729)        (10,307)       (13,420)       (45,624)
Other                                                1,023           1,418            (217)        12,721         14,945
                                            --------------- --------------- --------------- -------------- --------------
Total                                              (10,145)         (9,311)        (10,524)          (699)       (30,679)
                                            --------------- --------------- --------------- -------------- --------------
Income before income taxes                         132,311         221,373         176,731        251,684        782,099
Provision for income taxes                          53,600          89,600          71,200        102,300        316,700
                                            --------------- --------------- --------------- -------------- --------------
Net income                                         $78,711        $131,773        $105,531       $149,384       $465,399
                                            =============== =============== =============== ============== ==============
Net income per share (1)                             $0.54           $0.90           $0.74          $1.07          $3.23
                                            =============== =============== =============== ============== ==============

(1) As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

QUARTERLY STATEMENTS OF INCOME
In thousands of dollars






Fiscal year ended December 26, 1993           1st Quarter     2nd Quarter     3rd Quarter    4th Quarter       Total
                                            --------------- --------------- --------------- -------------- --------------
Net operating revenues:
Newspaper advertising                             $465,072        $513,226        $475,509       $551,230     $2,005,037
Newspaper circulation                              210,053         210,124         207,558        210,971        838,706
Broadcasting                                        82,876         109,017          92,207        113,104        397,204
Outdoor advertising                                 47,825          63,987          60,063         58,896        230,771
Other                                               38,904          41,415          41,195         48,389        169,903
                                            --------------- --------------- --------------- -------------- --------------
Total                                              844,730         937,769         876,532        982,590      3,641,621
                                            --------------- --------------- --------------- -------------- --------------
Operating expenses:
Cost of sales and operating
 expenses, exclusive of depreciation               509,377         517,941         507,291        532,635      2,067,244
Selling, general and administrative
 expenses, exclusive of depreciation               163,007         166,242         154,499        166,642        650,390
Depreciation                                        40,947          41,098          40,687         41,688        164,420
Amortization of intangible assets                   11,279          11,404          11,114         11,418         45,215
                                            --------------- --------------- --------------- -------------- --------------
Total                                              724,610         736,685         713,591        752,383      2,927,269
                                            --------------- --------------- --------------- -------------- --------------
Operating Income                                   120,120         201,084         162,941        230,207        714,352
Non-operating income (expense):
Interest expense                                   (11,045)        (13,504)        (13,590)       (13,111)       (51,250)
Other                                                1,492           1,848           3,429         (1,419)         5,350
                                            --------------- --------------- --------------- -------------- --------------
Total                                               (9,553)        (11,656)        (10,161)       (14,530)       (45,900)
                                            --------------- --------------- --------------- -------------- --------------
Income before income taxes                         110,567         189,428         152,780        215,677        668,452
Provision for income taxes                          44,225          75,775          64,000         86,700        270,700
                                            --------------- --------------- --------------- -------------- --------------
Net income                                         $66,342        $113,653         $88,780       $128,977       $397,752
                                            =============== =============== =============== ============== ==============
Net income per share (1)                             $0.46           $0.78           $0.61          $0.88          $2.72
                                            =============== =============== =============== ============== ==============

(1) As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

SCHEDULES TO FORM 10-K INFORMATION
In thousands of dollars
Property, plant & equipment
                                   Balance at
                                   beginning        Additions              Retirements      Other         Balance at end
Classification                     of period         at cost                 or sales      Changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------
Dec. 27, 1992
Land                                   $94,617             $8,069                  $809        ($564)          $101,313
Buildings & improvements               613,544             51,631                 3,502         (336)           661,337
Advertising display structures         272,127              6,602                12,575       (4,009)           262,145
Machinery, equipment & fixtures      1,513,517            155,442                50,012         (171)         1,618,776
Construction in progress and
 deposits on contracts                  99,713            (49,212)                 (384)      (1,114)            49,771
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,593,518           $172,532  (A)(E)       $66,514      ($6,194) (D)    $2,693,342
                                 ============== ========================= ============== ================ ==============

Dec. 26, 1993
Land                                  $101,313            $31,647                $1,284           $0           $131,676
Buildings & improvements               661,337             34,823                 6,778         (279)           689,103
Advertising display structures         262,145              5,454                 3,696       (1,758)           262,145
Machinery, equipment & fixtures      1,618,776            118,924                65,651        1,188          1,673,237
Construction in progress and
 deposits on contracts                  49,771             (9,193)                  485       (1,644)            38,449
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,693,342           $181,655  (B)(E)       $77,894      ($2,493) (D)    $2,794,610
                                 ============== ========================= ============== ================ ==============

Dec. 25, 1994
Land                                  $131,676               $878                  $687      ($1,701)          $130,166
Buildings & improvements               689,103              9,216                 7,356         (374)           690,589
Advertising display structures         262,145              3,031                 3,067       (2,577)           259,532
Machinery, equipment & fixtures      1,673,237            100,145               105,368        1,178          1,669,192
Construction in progress and
 deposits on contracts                  38,449             37,998                11,457          (13)            64,977
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,794,610           $151,268  (C)(E)      $127,935      ($3,487) (D)    $2,814,456
                                 ============== ========================= ============== ================ ==============



Notes
(A) Includes assets at acquisition net of adjustments for prior years' acquisitions          $18,460
(B) Includes assets at acquisition net of adjustments for prior years' acquisitions          $49,533
(C) Includes assets at acquisition net of adjustments for prior years' acquisitions           $6,414
(D) Net effect of current foreign currency translation adjustment.
(E) Includes capitalized interest of $2,440 in 1992, $268 in 1993 and $563 in 1994.
(F) Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements,
    3.3% to 20% for advertising display structures and 4% to 25% for machinery, equipment and fixtures.

SCHEDULES TO FORM 10-K INFORMATION
In thousands of dollars
Accumulated depreciation and
amortization of property,
plant and equipment

                                   Balance at   Additions charged
                                   beginning         to costs              Retirements      Other         Balance at end
Classification                     of period       and expenses              or sales      Changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------
Dec. 27, 1992
Buildings & improvements              $201,070            $25,793                $1,447       $2,104           $227,520
Advertising display structures         123,081             13,404                 3,969       (2,043)           130,473
Machinery, equipment & fixtures        784,457            118,045                39,420       (3,024)           860,058
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,108,608           $157,242   (F)         $44,836      ($2,963) (D)    $1,218,051
                                 ============== ========================= ============== ================ ==============

Dec. 26, 1993
Buildings & improvements              $227,520            $26,617                $3,310          $24           $250,851
Advertising display structures         130,473             13,039                 3,067         (920)           139,525
Machinery, equipment & fixtures        860,058            124,764                58,474         (383)           925,965
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,218,051           $164,420   (F)         $64,851      ($1,279) (D)    $1,316,341
                                 ============== ========================= ============== ================ ==============

Dec. 25, 1994
Buildings & improvements              $250,851            $26,643                $5,431        ($534)          $271,529
Advertising display structures         139,525             13,150                 2,273       (1,422)           148,980
Machinery, equipment & fixtures        925,965            123,449                83,748          137            965,803
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,316,341           $163,242   (F)         $91,452      ($1,819) (D)    $1,386,312
                                 ============== ========================= ============== ================ ==============

(D)(F) See page 58


Valuation and qualifying accounts
Allowance for doubtful receivables
                                Balance at    Additions charged    Additions
                                 beginning         to costs       recorded upon     Deductions    Balance at end
                                 of period       and expenses     acquisitions    from reserves     of period
                               -------------- ------------------ --------------- ---------------- --------------
Year ended Dec. 27, 1992             $12,469            $22,010                          $22,238        $12,241
Year ended Dec. 26, 1993             $12,241            $20,505            $473          $19,304        $13,915
Year ended Dec. 25, 1994             $13,915            $20,139             $33          $18,241        $15,846


Supplementary income statement information
Fiscal year ended                               Dec. 25, 1994     Dec. 26, 1993   Dec. 27, 1992
                                              ------------------ --------------- ----------------
Maintenance and repairs                                 $55,131         $45,004          $44,555
Taxes other than payroll and income tax:
 Property                                               $20,522         $20,855          $18,313
 Other                                                   10,747           9,157            7,699
                                              ------------------ --------------- ----------------
                                                        $31,269         $30,012          $26,012
                                              ------------------ --------------- ----------------

                                -60,61,62-

MARKETS WE SERVE
Daily newspapers
    State                                                            Circulation Circulation  Circulation         Joined
  Territory            City                     Newspaper              Morning    Afternoon     Sunday    Founded Gannett   *
-------------- --------------------- ------------------------------- ----------- ------------ ----------- ------- -------------
Arizona        Tucson                Tucson Citizen                                   48,275              1870    1976     (46)
California     Marin County          Marin Independent Journal                        42,331      43,831  1861    1980     (66)
               Palm Springs          The Desert Sun                      48,498                   50,260  1927    1986     (77)
               Salinas               The Californian                     22,999                           1871    1977     (52)
               San Bernardino        The San Bernardino County Sun       84,384                   98,973  1894    1969     (23)
               Tulare                Tulare Advance-Register                           8,870              1882    1993     (82)
               Visalia               Visalia Times-Delta                 22,258                           1859    1977     (53)
Colorado       Fort Collins          Fort Collins Coloradoan             27,157                   33,609  1873    1977     (54)
Connecticut    Norwich               Norwich Bulletin                    33,060                   38,016  1791    1981     (69)
Delaware       Wilmington            The News Journal                   126,089                  149,382  1871    1978     (60)
Florida        Brevard County        FLORIDA TODAY                       87,541                  113,205  1966    1966     (21)
               Fort Myers            News-Press                          94,673                  113,630  1884    1971     (37)
               Pensacola             Pensacola News Journal              63,454                   83,495  1889    1969     (24)
Georgia        Gainesville           The Times                                        23,441      27,904  1947    1981     (68)
Guam           Agana                 Pacific Daily News                  25,152                   23,541  1944    1971     (36)
Hawaii         Honolulu              Honolulu Advertiser                105,622                  195,342  1856    1993     (81)
Idaho          Boise                 The Idaho Statesman                 64,852                   86,864  1864    1971     (29)
Illinois       Danville              Commercial-News                                  21,583      24,008  1866    1934      (7)
               Rockford              Rockford Register Star              77,659                   89,414  1855    1967     (22)
Indiana        Lafayette             Journal and Courier                 38,064                   44,846  1829    1971     (30)
               Marion                Chronicle-Tribune                   20,646                   24,730  1867    1971     (33)
               Richmond              Palladium-Item                                   19,700      24,743  1831    1976     (45)
Iowa           Des Moines            The Des Moines Register            184,395                  316,792  1849    1985     (73)
               Iowa City             Iowa City Press-Citizen                          16,211              1860    1977     (56)
Kentucky       Louisville            The Courier-Journal                241,084                  330,537  1868    1986     (79)
Louisiana      Monroe                The News-Star                       39,285                   46,686  1890    1977     (59)
               Shreveport            The Times                           82,974                  102,691  1871    1977     (58)
Michigan       Battle Creek          Battle Creek Enquirer                            28,062      37,094  1900    1971     (31)
               Detroit               The Detroit News                                355,329              1873    1986     (76)
                                     The Detroit News and Free Press                           1,139,807
               Lansing               Lansing State Journal               71,305                   94,410  1855    1971     (28)
               Port Huron            Times Herald                                     31,651      40,160  1900    1970     (25)
Minnesota      St. Cloud             St. Cloud Times                                  28,958      37,638  1861    1977     (51)
Mississippi    Hattiesburg           Hattiesburg American                             26,893      30,329  1897    1982     (71)
               Jackson               The Clarion-Ledger                 111,696                  130,379  1837    1982     (70)
Missouri       Springfield           Springfield News-Leader             63,453                  103,444  1893    1977     (50)
Montana        Great Falls           Great Falls Tribune                 34,199                   40,835  1885    1990     (80)
Nevada         Reno                  Reno Gazette-Journal                68,293                   86,412  1870    1977     (47)
New Jersey     Bridgewater           The Courier-News                    50,187                   53,414  1884    1927      (5)
               Cherry Hill           Courier-Post                        87,931                   98,093  1875    1959     (11)
               Vineland              The Daily Journal                                19,168              1864    1986     (78)
New York       Binghamton            Press & Sun-Bulletin                69,629                   90,337  1904    1943      (9)
               Elmira                Star-Gazette                        35,246                   49,523  1828    1906      (1)
               Ithaca                The Ithaca Journal                               19,623              1815    1912      (2)
               Niagara Falls         Niagara Gazette                     26,758                   28,116  1854    1954     (10)
               Poughkeepsie          Poughkeepsie Journal                44,414                   61,286  1785    1977     (49)
               Rochester             Democrat and Chronicle             143,297                  256,912  1833    1928      (6)
                                     Times-Union                                      61,324              1918    1918      (3)
               Saratoga Springs      The Saratogian                      12,859                   14,542  1855    1934      (8)
               Utica                 Observer-Dispatch                   52,043                   66,702  1817    1922      (4)
               Gannett Suburban Newspapers:
                Mamaroneck           The Daily Times                                   5,472       5,640  1879    1964     (18)
                Mount Vernon         The Daily Argus                      7,083                    8,821  1892    1964     (17)
                New Rochelle         The Standard-Star                   10,839                   11,883  1908    1964     (15)
                Ossining             The Citizen-Register                              6,079       7,489  1847    1964     (19)
                Peekskill            The Star                                          6,318       8,812  1922    1985     (75)
                Port Chester         The Daily Item                                    9,120      10,112  1885    1964     (16)
                Tarrytown            The Daily News                                    3,500       4,305  1897    1964     (20)
                West Nyack-Rockland  Rockland Journal-News               41,733                   52,492  1850    1964     (13)
                White Plains         The Reporter Dispatch                            47,030      58,547  1829    1964     (12)
                Yonkers              The Herald Statesman                23,726                   31,584  1852    1964     (14)
Ohio           Chillicothe           Chillicothe Gazette                              16,688              1800    1977     (57)
               Cincinnati            The Cincinnati Enquirer            204,498                  352,656  1841    1979     (62)
               Fremont               The News-Messenger                               13,734              1856    1975     (41)
               Marietta              The Marietta Times                               13,191              1864    1974     (40)
               Port Clinton          News Herald                                       6,085              1864    1975     (42)
Oklahoma       Muskogee              Muskogee Daily Phoenix
                                      and Times-Democrat                 19,006                   20,508  1888    1977     (55)
Oregon         Salem                 Statesman Journal                   62,254                   71,961  1851    1974     (39)
Pennsylvania   Chambersburg          Public Opinion                                   21,646              1869    1971     (27)
               Lansdale              The Reporter                                     19,378              1870    1980     (67)
               North Hills           North Hills News Record                          24,044      23,497  1962    1976     (44)
               Tarentum              Valley News Dispatch                             35,187      34,277  1891    1976     (43)
South Dakota   Sioux Falls           Argus Leader                        51,845                   74,108  1881    1977     (48)
Tennessee      Jackson               The Jackson Sun                     40,042                   44,983  1848    1985     (74)
               Nashville             The Tennessean                     147,379                  282,114  1812    1979     (63)
Texas          El Paso               El Paso Times                       67,154                  101,730  1879    1972     (38)
Vermont        Burlington            The Burlington Free Press           54,207                   68,403  1827    1971     (26)
Virgin Islands St. Thomas            The Virgin Islands Daily News       16,401                           1930    1978     (61)
Virginia       Arlington             USA TODAY                        2,026,109                           1982    1982     (72)
Washington     Bellingham            The Bellingham Herald                            26,931      34,297  1890    1971     (34)
               Olympia               The Olympian                        36,265                   45,818  1889    1971     (32)
West Virginia  Huntington            The Herald-Dispatch                 40,961                   49,111  1909    1971     (35)
Wisconsin      Green Bay             Green Bay Press-Gazette                          60,787      87,622  1915    1980     (64)
               Wausau                Wausau Daily Herald                              25,720      31,522  1903    1980     (65)


* Number in parentheses notes chronological order in which existing newspapers joined Gannett.

                                -63-


MARKETS WE SERVE
               Operation                                             Location and other information
---------------------------------------- --------------------------------------------------------------------------------------
Non-daily publications                   Weekly, semi-weekly or monthly publications in Arizona, Arkansas,
                                         California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana,
                                         Iowa, Kentucky, Maryland, Michigan, Minnesota, Mississippi, Missouri,
                                         New Jersey, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Vermont,
                                         Virginia, Washington, Washington, D.C., West Virginia and Wisconsin

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

USA TODAY Baseball Weekly                Circulation 280,000
Editorial and advertising offices        Arlington, Va.

USA TODAY Information Network            Headquarters: Arlington, VA

USA WEEKEND                              Circulation 18.6 million in 428 newspapers
Advertising offices                      Chicago; Detroit; Los Angeles; New York, N.Y.
Editorial and production offices         Arlington, Va.

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

Gannett Media Technologies International Headquarters: Cincinnati, Ohio

Gannett National Newspaper Sales         Headquarters:  New York, N.Y.
Regional offices                         Chicago; Detroit; Los Angeles

Gannett New Media                        Headquarters:  Arlington, Va.
Products                                 New business and product development; telephonic information services

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

Outdoor Network, USA                     Headquarters:  New York, N.Y.
Sales offices                            Chicago; Detroit; Los Angeles; New York, N.Y.; San Francisco

Mediacom, Inc.                           Headquarters:  Toronto, Ontario
Mediacom operations                      Mississauga, Montreal, Quebec City, Toronto, Winnipeg
                                         and 26 other Canadian cities

Gannett Satellite Information Network    Headquarters:  Arlington, Va.

Gannett TeleMarketing, Inc.              Headquarters:  Springfield, Va.
Operations                               Cincinnati; Nashville, Tenn.; Silver Spring, Md.

GANNETTWORK                              Headquarters:  New York, N.Y.
Sales offices                            Chicago; New York, N.Y.; San Francisco

Louis Harris & Associates                Headquarters:  New York, N.Y.

Telematch                                Headquarters:  Springfield, Va.


MARKETS WE SERVE
                                                                          **
                                       Television                       Weekly              Joined
     State               City            Station     Channel/Network   Audience   Founded  Gannett   *
---------------- --------------------- ------------ ----------------- ----------- -------- -------------
Arizona          Phoenix               KPNX-TV      Channel 12/NBC       985,000  1953     1979      (3)
Arkansas         Little Rock           KTHV-TV      Channel 11/CBS       444,000  1955     1994     (10)
Colorado         Denver                KUSA-TV      Channel 9/ABC      1,360,000  1952     1979      (2)
District of
 Columbia        Washington            WUSA-TV      Channel 9/CBS      1,966,000  1949     1986      (6)
Florida          Jacksonville          WTLV-TV      Channel 12/NBC       434,000  1957     1988      (8)
Georgia          Atlanta               WXIA-TV      Channel 11/NBC     1,743,000  1948     1979      (1)
Minnesota        Minneapolis-St. Paul  KARE-TV      Channel 11/NBC     1,281,000  1953     1983      (5)
North Carolina   Greensboro            WFMY-TV      Channel 2/CBS        576,000  1949     1988      (9)
Oklahoma         Oklahoma City         KOCO-TV      Channel 5/ABC        551,000  1956     1979      (4)
Texas            Austin                KVUE-TV      Channel 24/ABC       362,000  1971     1986      (7)


                                                                          **
                                          Radio                         Weekly              Joined
     State               City            Station         Channel       Audience   Founded  Gannett   *
---------------- --------------------- ------------ ----------------- ----------- -------- -------------
California       Los Angeles           KIIS         1150 Khz              53,300  1927     1979      (3)
                                       KIIS-FM      102.7 Mhz          1,810,700  1961     1979      (1)
                 San Diego             KSDO         1130 Khz             256,100  1947     1979      (5)
                                       KCLX-FM      102.9 Mhz            193,600  1963     1979      (4)
Florida          Tampa-St. Petersburg  WDAE         1250 Khz              12,400  1922     1984      (8)
                                       WUSA-FM      100.7 Mhz            233,700  1951     1980      (7)
Illinois         Chicago               WGCI         1390 Khz             223,800  1923     1979      (6)
                                       WGCI-FM      107.5 Mhz            905,700  1959     1979      (2)
Texas            Dallas                KHKS-FM      106.1 Mhz            602,700  1950     1986     (11)
                 Houston               KKBQ         790 Khz               17,300  1944     1984     (10)
                                       KKBQ-FM      92.9 Mhz             422,500  1962     1984      (9)


*   Number in parentheses notes chronological order in which existing stations joined Gannett.
**  Weekly audience for television stations is number of TV households reached, according to the November 1994 Nielsen book.
    Weekly audience for radio stations is number of different listeners age 12 and up reached, according to the Fall 1994 Arbitron book.

                                -Back Cover-

This annual report was written and produced by employees of Gannett.

Senior Vice President/Public Affairs and Government Relations
Mimi Feller

Director/Public Affairs and Editor/Annual Report
Sheila Gibbons

Vice President/Investor Relations
Susan Watson

Vice President/Corporate Accounting Services
George Gavagan

Director/Consolidation Accounting
Julie Valpey

Manager/Publications
Ashley Weissenburger

Art Director
Michael Abernethy

Editorial Research and Production
Laura Dalton
Mary Hardie

Printing
Monroe Litho
Rochester, N.Y.

Printed on Recycled Paper
The cover and pages 1-20 of this annual report are printed on Gleneagle Osprey (GEO), an acid-free paper with a minimum of 50% recycled fiber, including 10% deinked post-consumer waste. Its virgin pulp content is produced without chlorine bleaching. No optical brightening agents (fluorescent dyes) have been used to manufacture this paper.

Pages 21-64 are printed on Rolland Tints Recycled, an acid-free sheet which contains 50% recycled fiber, including 20% post-consumer waste.


Photo Credits

Customers on Cover and Pages 6, 11, 13 and 14, employees on Pages
10, 11, and Gannett Management Committee, Pages 18, 19
Dave Leonard, Gannett

Employees, Page 4
Tenley Truxell, Gannett

Customer, Page 5
Eric Futran

Employee, Page 7
Larry McCormick

Make A Difference Day, Page 7
Greg Foster

Employees, Page 8
David Bergeland, The Courier-News at Bridgewater, N.J.

Employees, Page 9
Diane Weiss (top), Donna Terek, The Detroit News

Employees, Page 12
Michael Klein (top); Pete Lacker

Transit shelter, Page 14
Greg Day

Employees, Page 15
Per Matthews (bottom, left); Shawn Spence, Gannett News Service
(top, center); Bob Nandell, The Des Moines Register (bottom, center)

Board of Directors, Pages 16, 17
Paul Goldberg, Gannett

Gannett Stock
Gannett Co., Inc. shares are traded on the New York Stock
Exchange with the symbol GCI.

The Company's transfer agent and registrar is Norwest Bank Minnesota, N.A. General inquiries and requests for enrollment materials for the programs described below should be directed to Norwest's Stock Transfer Department, P.O. Box 738, South St. Paul, MN 55075-0738 or by telephone at 1-800-778-3299.

Gannett is pleased to offer the following shareholder services:

Dividend Reinvestment Plan
The Dividend Reinvestment Plan (DRP) provides Gannett shareholders the opportunity to purchase additional shares of the Company's common stock free of brokerage fees or service charges through automatic reinvestment of dividends and optional cash payments. Cash payments may range from a minimum of $10 to a maximum of $5,000 per month.

Automatic Cash Investment Service for the DRP
This service provides a convenient, no-cost method of having money automatically withdrawn from your checking or savings account each month and invested in Gannett stock through your DRP account.

Direct Deposit Service
Gannett shareholders may have their quarterly dividends electronically credited to their checking or savings accounts on the payment date and at no additional cost.

Form 10-K
Information provided by Gannett in its Form 10-K annual report to the Securities and Exchange Commission has been incorporated in this report. Copies of the complete Form 10-K annual report may be obtained by writing the Secretary, Gannett Co., Inc., 1100 Wilson Blvd., Arlington, VA 22234.

Annual Meeting
The annual meeting of shareholders will be held at 10 a.m.
Tuesday, May 2, 1995 at Gannett headquarters.

For More Information
News and information about Gannett is now available on the Internet's World Wide Web at http://www.gannett.com or at gcishare@info.gannett.com via electronic mail. Quarterly earnings information will be available on or about April 12, July 12 and Oct. 11, 1995, and Feb. 1, 1996.

Shareholders who wish to contact the Company directly about their Gannett stock should call Shareholder Services at Gannett headquarters at 703-284-6960.

Gannett Headquarters
1100 Wilson Boulevard
Arlington, VA  22234
703-284-6000