Form 10-K, Exhibit 13
period 1995-12-31
GANNETT CO INC /DE/
filed 1996-03-29
CIK 39899

- Front Cover -


Company Profile
Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations, cable television systems, a television entertainment programming unit and outdoor advertising businesses, and is engaged in marketing, commercial printing, a newswire service, data services, news programming and alarm security services. The company has operations in 44 states, the District of Columbia, Canada, Guam and the U.S. Virgin Islands.
   Gannett is the largest U.S. newspaper group in terms of circulation, with 92 daily newspapers, including USA TODAY, a variety of non-daily publications and USA WEEKEND, a weekly newspaper magazine. Total average paid daily circulationof Gannett's daily newspapers is approximately 6.6 million.
   Gannett owns and operates 15 television stations and seven FM and six AM radio stations in major markets. Gannett's cable division serves 458,000 subscribers in five states. Gannett Outdoor Group is the largest outdoor advertising group in North America, with operations in 19 major markets in the U.S., and in most markets in Canada.
   Gannett was founded by Frank E. Gannett in 1906 and incorporated in 1923. The company went public in 1967. Its more than 140 million shares of common stock are held by more than 14,000 shareholders of record in all 50 states and abroad. The company has 39,100 employees. Corporate headquarters is located at Arlington, Va.

Board of Directors

John J. Curley
Chairman, president and chief executive officer, Gannett Co., Inc.
Formerly: President and chief executive officer, Gannett Co., Inc. (1986-89); president and chief operating officer (1984-86). Other directorships: Dickinson College Board of Trustees. Age 57. Term expires in 1996. (b,d,g,h)

Andrew F. Brimmer
President, Brimmer & Company, Inc., and chairman, District of Columbia Financial Responsibility and Management Assistance Authority. Other directorships: Airborne Express; BankAmerica Corporation and Bank of America NT&SA; BlackRock Investment Income Trust, Inc. (and other Funds); Brimmer & Company, Inc.; Carr Realty Corporation; Connecticut Mutual Life Insurance Company; E.I. duPont de Nemours & Company; Navistar International Corporation; PHH Corporation; and trustee of the College Retirement Equities Fund. Age 69. Dr. Brimmer will retire from the Board on May 6, 1997. (a,f)

Meredith A. Brokaw
President, Penny Whistle Toys, Inc., New York City, and author of seven children's books. Other directorships: Conservation
International, Washington, D.C. Age 55. Term expires in 1996. (b,d,f)

Rosalynn Carter
Author and businesswoman. Formerly: First Lady (1977-81). Other directorships: Carter Presidential Center; RosalynnCarter Institute of Georgia Southwestern College; Friendship Force International; adviser, Habitat for Humanity, Inc.; trustee, The Menninger Foundation. Age 68. Term expires in 1997. (b,e,h)

Peter B. Clark
Former chairman, president and chief executive officer, The Evening News Association (1969-86). Formerly: Regents professor, Graduate School of Management, University of California at Los Angeles (1987). Other directorships: Trustee, Harper-Grace Hospital. Age 67. Term expires in 1996. (c,f)

Stuart T.K. Ho
Chairman of the board and president, Capital Investment of Hawaii, Inc. Other directorships: Aloha Airgroup, Inc.; Bancorp Hawaii, Inc.; College Retirement Equities Fund; Capital Investment of Hawaii, Inc. Age 60. Term expires in 1998. (a,b,e)

Drew Lewis
Chairman and chief executive officer, Union Pacific Corporation.
Other directorships: American Express Co.; AT&T; Ford Motor Co.;FPL Group, Inc.; Union Pacific Corporation; Union Pacific Resources Group Inc.
Age 64. Term expires in 1997. (a,d)

Josephine P. Louis
Chairman and chief executive officer, Eximious Inc., and Eximious Ltd. Other directorships: HDO Productions, Inc.; trustee, Chicago
Horticultural Society; trustee, Chicago Historical Society. Age 65. Term expires in 1996. (a,b,f)

Douglas H. McCorkindale
Vice chairman and chief financial and administrative officer, Gannett Co., Inc. Formerly: Vice chairman and chief financial officer, Gannett Co., Inc. (1984-85). Other directorships: Continental Airlines, Inc.; Frontier Corporation; and seven funds which are part of the Prudential group of mutual funds. Age 56. Term expires in 1998. (b,g,h)

Rollan D. Melton
Chairman and chief executive officer, Speidel Newspapers Inc., and columnist, Reno (Nev.) Gazette-Journal. Other directorships: National Judicial College; John Ben Snow Trust and Foundation. Age 64. Mr.
Melton will retire from the Board on May 6, 1997. (e,h)

Thomas A. Reynolds Jr.
Chairman emeritus of Chicago law firm of Winston & Strawn. Other directorships: Jefferson Smurfit Group; Union Pacific Corporation. Age
67. Term expires in 1997. (a,b,c)

Carl T. Rowan
President, CTR Productions Inc.; author and lecturer; columnist, King Features and the Chicago Sun-Times; television and radio commentator. Age 70. Mr. Rowan will retire from the Board on May 7, 1996. (d,e)

Dolores D. Wharton
Chairman and CEO, Fund for Corporate Initiatives, Inc. Other directorships: COMSAT Corporation; Kellogg Company. Age 68. Term expires in 1997. (c,h)


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

Christopher W. Baldwin, Vice president, taxes. Formerly: Director, taxes (1979-1993). Age 52.

Denise H. Bannister, President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Formerly:
Vice president, Gannett South Newspaper Group, and president and publisher, Pensacola News Journal (1991-1994); vice president, Gannett East Newspaper Group (1990-1991), and president and publisher, The Herald-Dispatch, Huntington, W. Va. (1989-1991). Age 45.

Sara M. Bentley, President, Gannett Northwest Newspaper Group, and president and publisher, Statesman Journal, Salem, Ore. Formerly:
President and publisher, Statesman Journal (1988-1994). Age 44.

Thomas L. Chapple, Senior vice president, general counsel and secretary. Formerly: Vice president, general counsel and secretary (1991-1995); vice president, associate general counsel and secretary (1981-1991). Age 48.*

Richard L. Clapp, Senior vice president/personnel. Formerly: Vice president, compensation and benefits (1983-1995). Age 55.*

Susan Clark-Johnson, Senior group president, Gannett Pacific Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal.
Formerly: President, Gannett West Newspaper Group, and president and publisher, Reno Gazette-Journal (1985-1994). Age 49.

Michael J. Coleman, Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard County.
Formerly: President, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY (1991-1994); president, Gannett Central Newspaper Group, and president and publisher, Rockford (Ill.) Register Star (1986-1991). Age 52.

Thomas Curley, President and publisher, USA TODAY. Formerly: President and chief operating officer, USA TODAY (1986-1991). Thomas Curley is the brother of John J. Curley. Age 47.*

Philip R. Currie, Senior vice president, news, Newspaper Division.
Formerly: Vice president, news, Newspaper Division (1982-1995). Age
54.

Donald W. Davidson, President, Gannett Outdoor Group. Age 57.*

Gerry DeFrancesco, President, Gannett Radio. Formerly: President and general manager, KIIS/KIIS-FM at Los Angeles (1991-1992); executive vice president, Gannett Radio, and vice president and station manager, KIIS/KIIS-FM (1991); vice president and operations manager, Pyramid Broadcasting, Philadelphia, Pa. (1990-1991); vice president and station manager, KIIS/KIIS-FM (1989-1990). Age 41.

Millicent A. Feller, Senior vice president, public affairs and government relations. Formerly: Vice president, public affairs and government relations (1986-1991). Age 48.*

Lawrence P. Gasho, Vice president, financial analysis. Age 53.

George R. Gavagan, Vice president, corporate accounting services.
Formerly: Assistant controller (1986-1993). Age 49.

Dale Henn, Assistant treasurer. Formerly: Director, capital appropriations (1987-1994). Age 44.

John B. Jaske, Senior vice president, labor relations and assistant general counsel. Formerly: Vice president, labor relations and assistant general counsel (1980-1991). Age 51.*

Madelyn P. Jennings, Senior vice president, personnel. Age 61. Ms. Jennings retired July 1, 1995.

Kristin H. Kent, Vice president, senior legal counsel and assistant secretary. Formerly: Vice president, senior legal counsel (1993-1995); senior legal counsel (1986-1993). Age 45.

Gracia C. Martore, Vice president, treasury services. Formerly:
Assistant treasurer (1985-1993). Age 44.

Myron Maslowsky, Vice president, internal audit. Formerly: Director, internal audit (1989-1995). Age 41.

Bern Mebane, Senior group president, Gannett Piedmont Newspaper Group.
Formerly: President, Multimedia Newspaper Company (1989-1995). Age 46.

William Metzfield, President, Gannett Supply Corp., and vice president, purchasing, Gannett Co., Inc. Age 54.

Larry F. Miller, Senior vice president, financial planning and controller. Formerly: Vice president, financial planning and controller (1986-1991). Age 57.*

W. Curtis Riddle, Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del.
Formerly: President, East Newspaper Group, and president and publisher, Lansing (Mich.) State Journal (1993-1994); president, Gannett Central Newspaper Group (1991-1993), and president and publisher, Lansing State Journal (1990-1993); vice president, Gannett Central Newspaper Group (1989-1991); president and publisher, Lafayette (Ind.) Journal and Courier (1988-1990). Age 44.

Carleton F. Rosenburgh, Senior vice president, Gannett Newspaper
Division. Formerly: Vice president, circulation (1986-1991). Age 56.

Gary F. Sherlock, President, Gannett Atlantic Newspaper Group, and president and publisher, Gannett Suburban Newspapers. Formerly: Vice president, Gannett Metro Newspaper Group, and president and publisher, Gannett Suburban Newspapers (1990-1994); executive vice president, advertising, Newspaper Division (1988-90); president, Gannett National Newspaper Sales (1986-90). Age 50.

Mary P. Stier, President, Gannett Midwest Newspaper Group, and president and publisher, Rockford (Ill.) Register Star. Formerly: Vice president, Gannett Central Newspaper Group (1990-1993), and president and publisher, Rockford Register Star (1991- 1993); publisher, Iowa City Press-Citizen (1987-1991). Age 38.

Jimmy L. Thomas, Senior vice president, financial services and treasurer. Formerly: Vice president, financial services and treasurer (1980-1991). Age 54.*

Ronald Townsend, President, Gannett Television. Age 54.*

Wendell J. Van Lare, Vice president, senior labor counsel. Formerly:
Director, labor relations (1980-1993). Age 50.

Cecil L. Walker, President, Gannett Broadcasting Division. Age 59.*

Barbara W. Wall, Vice president, senior legal counsel. Formerly:
Senior legal counsel (1990-1993); assistant general counsel
(1985-1990). Age 41.

Gary L. Watson, President, Gannett Newspaper Division. Formerly:
President, Gannett Community Newspaper Group (1985-1990). Age 50.*

Susan V. Watson, Vice president, investor relations. Age 43.


* Member of the Gannett Management Committee.

Gannett common stock prices

Restated to reflect the 2-for-1 stock split effective
January 6, 1987.   High-low range by quarters based
on NYSE-composite closing prices.

 Year   Quarter      Low      High
------ ---------  --------- ---------
1985   first        $23.57    $29.38
       second       $27.38    $31.50
       third        $27.25    $32.88
       fourth       $26.63    $31.25
1986   first        $29.63    $37.00
       second       $34.25    $43.56
       third        $33.19    $42.75
       fourth       $33.88    $38.25
1987   first        $35.94    $49.63
       second       $43.75    $54.88
       third        $48.50    $55.25
       fourth       $31.75    $52.75
1988   first        $33.75    $39.50
       second       $29.38    $35.63
       third        $30.50    $34.25
       fourth       $32.38    $35.00
1989   first        $34.63    $38.25
       second       $36.63    $48.50
       third        $43.64    $49.88
       fourth       $39.50    $45.25
1990   first        $39.50    $44.38
       second       $35.50    $42.25
       third        $29.88    $37.50
       fourth       $30.63    $37.75
1991   first        $35.75    $42.63
       second       $39.75    $44.38
       third        $39.38    $46.63
       fourth       $35.88    $42.25
1992   first        $42.25    $47.88
       second       $41.50    $49.13
       third        $43.88    $48.25
       fourth       $46.00    $53.63
1993   first        $50.63    $55.38
       second       $47.50    $54.75
       third        $47.75    $51.38
       fourth       $47.50    $58.13
1994   first        $53.38    $58.38
       second       $50.63    $54.88
       third        $48.38    $51.63
       fourth       $46.75    $53.38
1995   first        $50.13    $55.00
       second       $52.00    $55.75
       third        $53.00    $55.50
       fourth       $52.88    $64.38
1996   first        $59.25    $69.25     *


* through March 5, 1996

Management's responsibility for financial statements

The management of the Company has prepared and is responsible for the consolidated financial statements and related financial information included in this report. These financial statements were prepared in accordance with generally accepted accounting principles. These financial statements necessarily include amounts determined using management's best judgments and estimates.
 The Company's accounting and other control systems provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the Company. Underlying the concept of reasonable assurance is the premise that the cost of control not exceed the benefit derived.
Management believes that the Company's accounting and other control systems appropriately recognize this cost/benefit relationship.
 The Company's independent accountants, Price Waterhouse LLP, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the Company's system of internal accounting control and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The Price Waterhouse LLP report appears on page 45.
 The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the Company's financial reports and accounting practices to ascertain that they are appropriate in the circumstances. The Audit Committee consists of five non-management directors, and meets to discuss audit and financial reporting matters with representatives of financial management, the internal auditors and the independent accountants. The internal auditors and the independent accountants have direct access to the Audit Committee to review the results of their examinations, the adequacy of internal accounting controls and the quality of financial reporting.





John J. Curley                   Douglas H. McCorkindale
Chairman, President and          Vice Chairman, Chief Financial
Chief Executive Officer          and Administrative Officer




Management's discussion and analysis of results of operations and financial position

Basis of reporting
Following is a discussion of the key factors which have affected the Company's business over the last three years. This commentary should be read in conjunction with the Company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.
 The Company's fiscal year ends on the last Sunday of the calendar year. The Company's 1995 fiscal year ended on December 31, 1995, and encompassed a 53-week period. The Company's 1994 and 1993 fiscal years each encompassed a 52-week period.


Acquisitions and dispositions
On December 4, 1995, the Company completed the acquisition of Multimedia, Inc. ("Multimedia"). Multimedia's principal business operations include 10 local daily newspapers, five television stations, two radio stations, a cable television division, television entertainment programming and an alarm security company. Further information concerning Multimedia businesses is presented in the 10-Ksection of this report beginning on page 49.
 The consideration paid for Multimedia included $45.25 per common share, totaling $1.8 billion, and the assumption of Multimedia liabilities of approximately $0.5 billion. This acquisition was accounted for under the purchase method of accounting and Multimedia's results of operations are included in the Company's financial statements from the date of acquisition. The acquisition of Multimedia did not materially affect the Company's consolidated results of operations for 1995.
 The Company financed the acquisition of Multimedia with the issuance of unsecured promissory notes (commercial paper). The Financial Position section of this report on page 30 contains further information on this and other financing activities of the Company.
 In May 1994, the Company purchased Nursing Spectrum, which publishes a group of biweekly periodicals specializing in advertising for nursing employment. In December 1994, the Company purchased television station KTHV-TV in Little Rock, a CBSaffiliate. These acquisitions were accounted for under the purchase method of accounting, and consideration paid included cash and shares of the Company's common stock. The acquisitions were not material to the Company's financial position or results of operations.
 In November 1994, the Company sold its newspaper in Stockton, Calif., and realized a gain which is reflected in non-operating income.

Results of operations
Consolidated summary


In millions of dollars
                         1995     Change     1994     Change    1993     Change
                       --------- --------- --------- -------- --------- --------
Operating revenues       $4,007         5%   $3,825        5%   $3,642        5%
Operating  income          $852         5%     $813       14%     $714       16%
Net income                 $477         3%     $465       17%     $398       15%



Business segment reporting
For financial reporting purposes, the Company has established four separate business segments: newspapers; broadcasting (television and radio); cable television; and a segment for all other business operations. In prior years, the Company's operations were reported in three segments:newspapers; broadcasting; and outdoor advertising. Upon the completion of the Multimedia acquisition, the Company established a separate business segment for the acquired cable television division because of the relative significance of the operations of this business and the amount of the Company's investment therein. At the same time, the Company elected to group its outdoor advertising along with the alarm security and entertainment businesses acquired from Multimedia in its fourth "Other businesses" reporting segment. Additionally, certain businesses previously reported in the newspaper segment are now reflected in the other businesses segment. Prior-year segment data has been restated to reflect this reporting change.
 A discussion of the operating results of each of the Company's principal business segments and other factors affecting financial results follows. Operating cash flow amounts presented with business segment information represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts vary from net cash flow from operating activities presented in the Consolidated Statements of Cash Flows, because cash payments for interest and taxes are not reflected therein, nor are the cash flow effects of non-operating items or changes in certain operations-related balance sheet accounts.

Newspapers
In addition to its local newspapers, the Company's newspaper publishing operations include USA TODAY, USA WEEKEND and Gannett Offset commercial printing. The financial results of the newspaper segment for 1995 were materially impacted by sharply higher newsprint prices and by the effects of a strike by members of six unions against The Detroit News and the Detroit Newspaper Agency, which began on July 13, 1995 and continues. Newspaper publishing operating results were as follows:


In millions of dollars
                       1995    Change    1994    Change   1993    Change
                     --------- --------- ------- -------- ------- --------
Revenues               $3,229        3%  $3,137       6%  $2,969       6%
Expenses               $2,527        5%  $2,402       5%  $2,293       4%
                     --------- --------- ------- -------- ------- -------
Operating income         $702       -5%    $735       9%    $676      12%
                     ========= ========= ======= ======== ======= =======
Operating cash flow      $849       -4%    $884       8%    $822      11%


 Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 69% and 27%, respectively, of total newspaper revenue in 1995. Other newspaper publishing revenues are mainly from commercial printing businesses. The table below presents these components of reported revenue for the last three years:

Newspaper publishing revenues, in millions of dollars
                       1995     Change     1994     Change    1993     Change
                     --------- --------- --------- -------- --------- --------
Advertising            $2,219         3%   $2,153        7%   $2,005        7%
Circulation              $869         2%     $849        1%     $839        4%
Commercial printing
 and other               $141         4%     $135        8%     $125        2%
                     --------- --------- --------- -------- --------- --------
Total                  $3,229         3%   $3,137        6%   $2,969        6%
                     ========= ========= ========= ======== ========= ========



 In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis for newspapers owned at the end of 1995. The Multimedia newspapers acquired in December 1995 are included as if they were owned throughout the period covered by these comparisons.

Advertising revenue, in millions of dollars (pro forma)
                       1995     Change     1994     Change    1993     Change
                     --------- --------- --------- -------- --------- --------
Local                    $846         0%     $844        2%     $826        1%
National                 $342         5%     $324       11%     $293        4%
Classified               $774         7%     $720       14%     $633        6%
                     --------- --------- --------- -------- --------- --------
Total Run-of-Press     $1,962         4%   $1,888        8%   $1,752        3%
Preprint and other
 advertising             $366         3%     $355        4%     $342        9%
                     --------- --------- --------- -------- --------- --------
Total ad revenue       $2,328         4%   $2,243        7%   $2,094        4%
                     ========= ========= ========= ======== ========= ========


Advertising linage, in millions of inches (pro forma)
                       1995     Change     1994     Change    1993     Change
                     --------- --------- --------- -------- --------- --------
Local                    35.5        -1%     36.0        0%     36.1       -2%
National                  2.3         1%      2.3        8%      2.1       -1%
Classified               36.1         5%     34.5        8%     32.0        6%
                     --------- --------- --------- -------- --------- --------
Total Run-of-Press       73.9         2%     72.8        4%     70.2        1%
Preprint                 70.3         4%     67.9        4%     65.1        9%
                     --------- --------- --------- -------- --------- --------
Total ad linage         144.2         3%    140.7        4%    135.3        5%
                     ========= ========= ========= ======== ========= ========

 Reported advertising revenues were $66.6 million greater than 1994, a 3% increase, while pro forma advertising revenues reflect a 4% increase.
 Of the principal advertising categories presented in the pro forma table above, the strongest growth in 1995 was in classified, reflecting gains in employment and automotive advertising, which were experienced at most of the Company's local newspapers. National advertising revenues reflect significant improvement also, principally from gains at USA TODAY. USA TODAY advertising linage grew 3% and advertising revenues rose 7%.
 Local advertising linage was down slightly in 1995, reflecting the impact of the strike in Detroit and generally soft conditions for the retail industry.
 The Company increased advertising rates at certain of its newspapers in 1995 and advertising revenue was also favorably impacted by the additional week in the 1995 fiscal year. Advertising revenue growth was adversely impacted by the strike in Detroit.
 Looking to 1996, the Company expects further advertising revenue growth at most of its newspaper properties. Advertising associated with the Summer Olympics in Atlanta and political contests will contribute to this growth. The effects of the strike in Detroit are expected to diminish in 1996 and further advertising rate increases are planned at many newspapers. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenues at all of the Company's newspaper operations.
 Newspaper circulation revenues rose 2% or $19.7 million in 1995, reflecting added revenues in December from Multimedia newspapers, the favorable impact of the 53rd week in fiscal year 1995 and circulation price increases at certain newspapers. Circulation revenues were adversely affected by the strike in Detroit. On a pro forma basis, morning circulation rose 0.3%, reflecting gains at 17 of 57 newspapers. Evening newspaper circulation continued to decline, reflecting the national trend. In total, evening circulation was off nearly 6%, as 29 of 35 newspapers reported lower volume. For the Company's Sunday newspapers, total circulation was down 3%. Most of the evening and Sunday circulation volume loss was attributable to the strike in Detroit.
 USA TODAY reported an average daily paid circulation of 2,059,017 in the ABCPublisher's statement for the six months ended September 24, 1995, which, subject to audit, is a 2% increase from the comparable period a year ago. For the full year, USA TODAY circulation volume and revenue rose 2% and 3%, respectively.
 Circulation volume at certain of the Company's newspapers was affected by management efforts to reduce less valuable outstate or fringe circulation, which is costly to deliver.
 In 1996, efforts will be continued to better manage the quality of the circulation base and related costs. Management also plans further circulation price increases. Over the two-year period 1995-1996, price increases will have been implemented at most of the Company's newspapers. Circulation volume and revenues at Detroit are recovering from the impact of the strike and are expected to continue to do so. At USA TODAY, single-copy prices at selected outlets are being raised. The Company expects further circulation revenue growth at most of its newspaper properties.
 Pro forma circulation volume for the Company's local newspapers is summarized in the table below:

Average net paid circulation, in thousands
                       1995     Change     1994     Change    1993     Change
                     --------- --------- --------- -------- --------- --------
Local Newspaper
Morning                 3,361        -1%    3,389        1%    3,363        1%
Evening                 1,125        -6%    1,192       -5%    1,248       -4%
                     --------- --------- --------- -------- --------- --------
Total daily             4,486        -2%    4,581       -1%    4,611       -1%
Sunday                  6,195        -3%    6,394       -1%    6,462        -


 In 1994, newspaper advertising revenues rose $148 million or 7%. Classified linage growth of 8% was broad-based and translated to a 13% increase in revenues. In the classified category, gains in employment advertising were strongest, followed by significant improvement in automotive.
 National ROP advertising volume rose 8% in 1994 and related revenues increased 11%, reflecting gains at USA TODAY, USA WEEKEND and at most of the Company's local newspapers, with strong improvement in the South and Gulf Coast groups, which benefited from advertising related to new casino operations.
 For local ROP advertising, 1994 linage was even with 1993, while revenues rose 2%. Business conditions for local retail advertisers improved in 1994 in much of the country, offsetting lagging demand in the East and Atlantic groups. Preprint linage, which includes local and national supplements inserted into the Company's newspapers, rose 5% for the year.

In millions, as reported
        Newspaper
       advertising
 Year    revenues
--------------------
1986         $1,589
1987         $1,787
1988         $1,909
1989         $2,018
1990         $1,917
1991         $1,853
1992         $1,882
1993         $2,005
1994         $2,153
1995         $2,219


 Newspaper circulation revenues rose $11 million or 1% in 1994.
Morning newspaper circulation in total rose 1% for the year, reflecting gains at 28 of 49 newspapers. Evening circulation was off 2% as 19 of 32 newspapers reported lower volume. For the Company's 66 Sunday newspapers, total circulation was 1% lower compared to 1993, as 25 newspapers reported gains and 41 reported lower volume.

 USA TODAY reported an average daily paid circulation of 2,009,523 in the ABC Publisher's statement for the six months ended September 25, 1994. For the full year 1994, USA TODAY circulation volume and revenue increased 1%.
 Newspaper advertising revenues increased $123 million or 7% in 1993. On a pro forma basis, which reflects the purchase of The Honolulu Advertiser as if it occurred at the beginning of 1992, newspaper ad revenues rose $82 million or 4%. Total advertising linage rose 5% for the year. ROP advertising linage was 1% higher than 1992. ROP classified increased 5%, while local and national linage declined 2% and 1%, respectively. Preprint linage rose 8% for the year. At USA TODAY, ad revenues and linage rose 9%.
 Newspaper circulation revenues rose $32 million or 4% for 1993. On a pro forma basis, circulation revenues rose 2%. The Company continued its efforts to increase circulation and household penetration at all of its local daily and Sunday newspapers. Average paid circulation grew at 49% of the Company's daily newspapers and 57% of its Sunday newspapers in 1993.
 The decline in overall daily circulation in 1993 was principally among the Company's afternoon newspapers, including The Detroit News.
 USA TODAY reported an average daily paid circulation of 1,973,296 in the ABC Publisher's statement for the six months ended September 26, 1993, a 2.5% increase over the prior year. For the full year, USA TODAY circulation volume and circulation revenues grew 2%.

In millions, as reported
        Newspaper
       circulation
 Year    revenues
--------------------
1986           $576
1987           $645
1988           $686
1989           $718
1990           $730
1991           $777
1992           $807
1993           $839
1994           $849
1995           $869



 Newspaper operating expenses: Newspaper operating expenses rose $125 million or 5% in 1995. The impact of newsprint price increases had a dramatic effect on costs. In total, newsprint expense rose 33%. The average cost per ton of newsprint consumed in 1995 rose more than 40% from 1994's average cost. In response to these price increases, the Company began taking steps in 1994 to reduce consumption. These efforts have been and will continue to be a principal focus of newspaper management. For 1995, the Company's newsprint consumption declined nearly 5%.
 Suppliers have announced plans for further newsprint price increases in 1996, however, it is not certain at this time if market conditions will support these plans. In the absence of further newsprint price changes, the Company's average cost per ton will be approximately 20% greater than in 1995 because of the carryover effect of 1995 price increases.
 Payroll costs for newspaper operations rose 2% in 1995. Year-end employment levels were down slightly, principally because of reduced staffing requirements at the Detroit operations, reflecting efficiencies of the replacement worker group. Salary and wage increases for 1996 are expected to be modest and employment levels are expected to decline slightly.
 Newspaper costs were also affected significantly by incremental costs in Detroit related to the strike, including security costs, repair costs from strike-related damage and costs for employees "loaned" to Detroit from other Gannett and Knight-Ridder (our agency partner in Detroit)newspapers to assist in publishing operations. These strike-related costs have been diminishing and the Company expects them to diminish further in 1996.
 Newspaper operating expenses rose $107 million or 5% in 1994. Newsprint costs rose 1%, which reflected increased consumption and slightly lower average prices.
 Payroll costs for newspaper operations rose 3% in 1994. Employment levels were down slightly, due in part to the sale of the Company's newspaper in Stockton, Calif. Newspaper payroll costs included increased sales costs associated with the growth in advertising revenues.
 Newspaper operating expenses rose $86 million or 4% in 1993. Newsprint costs rose 3% for the year, reflecting higher prices and higher consumption. Payroll costs for the newspaper segment rose 3% for the year. Employment levels declined slightly from 1992.
 Newspaper operating income: Operating income for the newspaper segment declined $33 million in 1995, primarily because of sharply higher newsprint costs and the effect of the strike in Detroit. With the principal exception of Detroit, most of the Company's other local newspapers reported improved operating income, as advertising and circulation revenue gains, coupled with cost controls, more than offset the impact of newsprint price increases. At USA TODAY, earnings declined as newsprint expense increased more than 40%.
 For 1996, the Company expects growth in advertising revenues from improved volume and price increases, and circulation revenue growth principally from pricing initiatives. The improved revenue and cost outlook for Detroit also will have a positive impact on newspaper operating earnings comparisons for 1996.
 The inclusion for the full year in 1996 of the results of newspapers purchased in connection with the Multimedia acquisition will have a significant impact on operating results comparisons.
 Operating income for the newspaper segment rose $57 million or 8% in 1994. Advertising revenue gains at virtually all of the Company's newspaper operations, led principally by classified advertising, provided the impetus for the profit gains. Most of the Company's local newspapers reported higher earnings in 1994. USA TODAY earnings rose on an advertising revenue increase of 7%.

 Operating income for newspapers rose $70 million or 11% in 1993. Revenue gains at most local newspapers, led by classified advertising, coupled with modest growth in costs, anchored the strong performance. Most of the Company's local newspapers reported higher earnings in 1993, with the larger newspapers posting the strongest gains.
 USA TODAY recorded its first annual profit in 1993, fueled by a 9% increase in advertising revenues and effective controls over costs.

Broadcasting
Broadcasting operations at the end of the Company's 1995 fiscal year included 15 television stations and 13 radio stations. This includes five television and two radio stations acquired in the Multimedia purchase.
 Over the last three years, the Company's broadcasting revenues, expenses, operating income and operating cash flows were as follows:

In millions of dollars
                       1995     Change     1994     Change    1993     Change
                     --------- --------- --------- -------- --------- --------
Revenues                 $466        15%     $407        2%     $397        7%
Expenses                 $283         2%     $278      -11%     $310        2%
                     --------- --------- --------- -------- --------- --------
Operating income         $183        42%     $129       49%      $87       31%
                     ========= ========= ========= ======== ========= ========
Operating cash flow      $213        35%     $158       34%     $118       21%



 Total reported broadcasting revenues rose $60 million or 15% in 1995. Contributing to this increase are the results of the Multimedia stations from the date of acquisition, and results from KTHV-TV in Little Rock, which was owned for only one month in 1994. On a pro forma basis, broadcasting revenues rose 9% for the year.
 For television, pro forma local and national advertising revenues rose 13% and 6%, respectively. Demand for television advertising was particularly strong in 1995 as most of the Company's stations reported higher revenues. Revenues were favorably impacted by the strength of NBC programming and improved late local news ratings in a number of markets. The stations in Atlanta and Phoenix reported the strongest revenue growth. Gains were achieved in many categories, including automotive, fast food and telecommunications.

 Pro forma radio station revenues rose 8%, reflecting generally strong advertising demand. All but two of the Company's radio stations reported revenue gains. Revenue improved sharply at the Dallas and Houston stations.
 Reported operating costs for broadcast rose just $6 million or 2% in 1995. Programming and promotion costs were down for the year.
 Operating income from broadcasting reached a record high of $183 million, which was $54 million or 42% better than 1994. Most of the revenue gains in broadcasting translated directly to earnings. All but two television stations and two radio stations reported improved results. Earnings were also favorably affected by the additional week in fiscal 1995 and by operating results from Multimedia stations for the month of December 1995.
 For 1996, the Company expects to post new revenue and earnings records in broadcasting. The Summer Olympics in Atlanta and political contests are expected to give rise to further demand for television advertising at the Company's stations. The Summer Olympics will be carried by NBC and the Company now has nine NBC affiliates, including WXIA-TVin Atlanta, site of the Games, KUSA-TVin Denver, which switched affiliation in September 1995 to NBC from ABC, and four new NBC affiliates acquired in the Multimedia purchase.
 The addition of the Multimedia television stations will have a significant effect on year-to-year comparisons of revenues, expenses and earnings for 1996.
 Total broadcasting revenues rose $10 million or 2% in 1994, which reflects the sale of four radio stations and the Company's television station in Boston in 1993. On a pro forma basis, broadcasting revenues rose 14%.
 For television, pro forma local and national ad revenues rose 12% and 16%, respectively. Television revenues were favorably affected in 1994 by the Winter Olympics, political advertising and a stronger economy. Pro forma radio station revenues improved 20%, reflecting generally improved ratings and a stronger economy.
 Reported operating costs for broadcast reflect a decline of $33 million or 11%, due to the sale of stations in 1993. On a pro forma basis, costs for broadcasting rose 4%, reflecting higher selling and promotion costs.
 The improvement in broadcast earnings for 1994 reflects earnings gains at all but one of the Company's smaller broadcast markets, as well as the positive effect of stations sold in 1993.
 Total broadcasting revenues rose $27 million or 7% for 1993. Television revenues rose 7% and radio revenues rose 8%. On a pro forma basis, radio station revenues rose 15%. For television, local and national ad revenues rose 11% and 3%, respectively. Television revenue results for 1993 were particularly strong in light of 1992's election year and Olympics advertising. The sharp improvement in operating earnings for broadcasting in 1993 reflected gains in nearly all of the Company's television and radio station markets.


In millions, as reported
       Broadcasting
 Year    revenues
-----  -------------
1986           $351
1987           $357
1988           $391
1989           $408
1990           $397
1991           $357
1992           $371
1993           $397
1994           $407
1995           $466

Cable
As part of the Multimedia purchase, the Company acquired a cable television business headquartered in Wichita, Kan., which serves 458,000 subscribers in five states. Operating results from the cable system business for the period it was owned by the Company (December
1995) were as follows:

In millions of dollars
                       1995
                     ---------
Revenues                  $15
Expenses                  $11
                     ---------
Operating income           $4
                     =========
Operating Cash Flow        $8


The cable business traditionally has generated exceptionally strong operating cash flow. For 1996, the Company expects growth in cable subscribers and revenues.


Other businesses
As discussed on page 24 of this report, certain of the Company's businesses have been grouped for business segment reporting purposes. The principal businesses included in this segment are outdoor advertising, and the television entertainment programming and alarm security businesses acquired in the Multimedia purchase. The group also includes certain businesses previously reported within the newspaper publishing segment. These include Telematch, Gannett Direct Marketing Services and Gannett TeleMarketing, among others. Prior-year segment data has been restated to reflect the reporting change for these businesses. Aggregate revenues, expenses, operating income and operating cash flows for this group over the last three years were as follows:


In millions of dollars
                       1995    Change    1994    Change   1993    Change
                     --------- --------- ------- -------- ------- -------
Revenues                 $296        5%    $281       2%    $276      -4%
Expenses                 $265        -     $265       2%    $260      -6%
                     --------- --------- ------- -------- ------- -------
Operating income          $31       88%     $16       4%     $16      51%
                     ========= ========= ======= ======== ======= =======
Operating cash flow       $49       35%     $37       1%     $36      13%



 For 1995, the outdoor advertising business comprises the majority of the revenue, expense and operating profit reported for this segment. The Company's outdoor advertising group includes operations in 19 major markets in the U.S. and most major markets in Canada. Outdoor advertising results were strong in 1995 as revenue rose 5%, while costs were held to an increase of just 1%. Operating profit rose significantly. Overall revenue gains were achieved in the face of a decline in revenues from the tobacco industry in the U.S. Revenue gains in Canada and Southern California were strongest and all but one of the Company's outdoor markets reported higher revenues.
 Outdoor revenues rose 4% in 1994. Despite further losses of ad revenues from the tobacco industry and difficult operating conditions in the earthquake-stricken areas of Southern California, domestic revenues rose 5%. Outdoor operating costs rose just 4% in 1994 and operating profit growth was strong, as all markets, except Southern California, showed improvement.
 Outdoor revenues declined 4% in 1993. U.S. operations experienced a loss in revenues from the tobacco industry, and revenues from Southern California operations were lower. Outdoor operating costs were 7% below 1992 levels. Because of cost reductions, operating profit for outdoor rose dramatically in 1993. All of the larger outdoor markets reported improved results except Southern California.
 In recent years, outdoor revenues and operating income have been adversely affected by reduced ad expenditures by the tobacco industry, which is among the principal sources of national revenues. The Company believes further, but smaller, reductions in ad spending by this industry in 1996 are possible. Revenues from the tobacco industry have become a far less significant part of the outdoor business over recent years. The Company expects that further reductions in ad spending by this industry are not likely to be significant to the business.
 Operating results from the television entertainment programming and alarm security businesses are reflected in the segment results above for only the month of December 1995, and as such are not of major significance to aggregate 1995 results.
 The TV entertainment programming business is headquartered in New York City and its principal activities involve production of syndicated talk shows for television markets in the U.S. and abroad. The alarm security business, Multimedia Security Service, is headquartered in Wichita, Kan., and serves approximately 101,000 customers primarily in eight states.
 Both of these businesses operate profitably and are expected to continue to do so. However, there has been a significant increase in competition in the talk show business in recent years. An increase in the number of shows has resulted in greater fragmentation of the viewing audience and advertising revenues. The Company expects the competitive pressure in this business to continue, which is likely to adversely affect prospects for revenue and earnings growth.

Consolidated operating expenses
Over the last three years, the Company's consolidated operating expenses were as follows:

In millions of dollars
                       1995    Change    1994    Change   1993    Change
                     --------- --------- ------- -------- ------- -------
Cost of sales          $2,253        7%  $2,107       2%  $2,067       2%
Selling, general
 and admin. expenses     $692       -1%    $696       7%    $650       3%
Depreciation             $160       -2%    $163      -1%    $164       5%
Amortization of
 intangible assets        $50       10%     $46       1%     $45      11%

 Cost of sales for 1995 rose $146 million or 7%. The principal factor contributing to this increase was the dramatic rise in newsprint prices, which began in 1994. Newsprint expense rose 33% for the year as the average cost per ton consumed was 40% higher than in 1994. Newsprint consumption in 1995 was reduced by 5%.
 Other factors contributing to the increase in cost of goods sold include strike-related costs in Detroit, the additional week in the 1995 fiscal year and the operating results for Multimedia businesses for December 1995.
 Selling, general and administrative costs (SG&A) declined $4 million or 1% in 1995, principally because reduced charitable contributions ($20 million lower than in 1994) more than offset modest increases in other SG&A costs. Promotion costs were also lower in 1995, particularly for broadcasting.
 Depreciation expense declined nearly $4 million or 2% in 1995, principally because certain assets from previous acquisitions became fully depreciated. Amortization of intangible assets was $5 million or 10% higher in 1995 because of amortization for December of the intangible assets recorded in connection with the Multimedia acquisition.
 For 1996, newsprint consumption costs will increase approximately
20% in the absence of any change in prices, because of the carryover effect of 1995 price increases. The Company's pension expense will also increase significantly in 1996 because of the use of a lower discount rate assumption. Cost of goods sold for 1996 is expected to be favorably affected by diminishing strike-related costs in Detroit. Consolidated operating expense comparisons for 1996 will be materially affected by the inclusion of Multimedia properties for the full year.
 Cost of sales for 1994 rose $40 million or 2%, reflecting increases in newsprint and payroll expenses for newspapers and lower television programming costs (due principally to the sale at the end of 1993 of the Company's station in Boston). The increase in SG&A costs of $46 million or 7% is attributed to generally higher sales and promotion costs and higher charitable contributions.
 Cost of sales for 1993 rose $43 million or 2%, reflecting modest increases in newsprint and payroll costs for newspapers, lower television programming costs and broad reductions in outdoor costs. The increase in SG&A costs in 1993 of $21 million or 3% related to generally higher sales activity for newspapers and broadcasting and savings in outdoor from restructuring.
 The increase in depreciation and amortization of intangible assets in 1993 reflects the acquisition of The Honolulu Advertiser.
 Payroll and newsprint costs, the largest elements of the Company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.


                               1995     1994     1993
                               -------  -------  -------
Payroll and employee benefits    42.9%    44.2%    44.0%
Newsprint and other
 production material             21.9%    17.3%    17.4%


Non-operating income and expense
Interest expense for the full year of 1995 rose $7 million or 14%. For the period prior to the Multimedia acquisition, the Company's interest expense was below year-ago levels as outstanding debt had been reduced substantially. For December, interest expense rose sharply because of commercial paper borrowings to finance the acquisition. The Company's financing activities are discussed further in the Financial Position section of this report.
 Interest expense declined $6 million or 11% in 1994, reflecting lower average borrowings, partially offset by higher average borrowing rates.
 Other non-operating income for 1995 was below 1994. Amounts reported for 1994 reflect a gain on the sale of the Company's newspaper in Stockton, Calif., partially offset by costs associated with non-operating assets and minority investments in developing businesses.
 Interest expense for 1993 was even with 1992 as higher average interest rates resulting from new fixed rate debt were offset by lower average borrowings.

Provision for income taxes
The Company's effective income tax rate was 40.6% in 1995 and 40.5% in 1994 and 1993.
 The increase in the effective tax rate for 1995 is attributable to amortization of non-deductible intangible assets recorded in connection with the Multimedia acquisition. The Company expects its effective tax rate to increase further in 1996 because of this factor.

Net income and income before cumulative effect of accounting principle changes


In millions

          Net
 Year    income
------ ----------
1986        $276
1987        $319
1988        $364
1989        $398
1990        $377
1991        $302
1992        $200 *
1993        $398
1994        $465
1995        $477

* Income before accounting principle changes was $346

The Company reported record net income and earnings per share in 1995. Net income rose $12 million or 3% to $477 million and earnings per share reached $3.41, up 6% from $3.23 in 1994. Earnings progress was fueled by the strong improvement in broadcast earnings, which helped offset the impact of higher newsprint prices and the strike in Detroit.

 The average number of shares outstanding for 1995 totaled 140,156,000, nearly 3% lower than in 1994, reflecting the Company's purchase of 8 million of its shares in the third quarter of 1994, partially offset by shares issued for stock options since then. Shares outstanding at the end of 1995 totaled 140,564,645.
 Net income rose $68 million or 17% in 1994. On a per share basis, net income reached $3.23, up 19% from $2.72 in 1993. Significant earnings progress from newspaper and outdoor operations and a dramatic improvement in broadcast earnings contributed to the gain.
 The average number of shares outstanding for 1994 totaled 144,276,000, 1.5% lower than in 1993, reflecting the purchase of 8 million shares in the third quarter of 1994. Shares outstanding at the end of 1994 totaled 139,767,110.
 Net income rose $52 million or 15% in 1993, excluding the cumulative effect of accounting principle changes recognized in 1992. On a per share basis, net income reached $2.72, up 13% from $2.40 in 1992 before accounting changes. Profit gains from the newspaper, broadcast and outdoor businesses contributed to 1993's earnings performance.
      The average number of shares outstanding for 1993 totaled 146,474,000, 1.6% higher than in 1992, reflecting the shares issued in connection with the acquisition of The Honolulu Advertiser.
 The table below presents net income expressed as a percent of sales over the last 10 years.

In percentages
            Return on
              sales
       (before cumulative
            effect of
           accounting
 Year       changes)
------ -------------------
1986                  9.9
1987                 10.4
1988                 11.0
1989                 11.3
1990                 11.0
1991                  8.9
1992                 10.0 *
1993                 10.9
1994                 12.2
1995                 11.9

* Before accounting principle changes


Other matters
Federal Communications Commission Rules restrict ownership of newspapers, broadcast and cable businesses in the same market. In conjunction with the Multimedia acquisition, the Company obtained temporary waivers with respect to these rules. Prior to the expiration of these waivers, the Company may be required to alter its ownership interests in certain businesses. This and other regulatory matters are more fully discussed in the 10-K section of this report on pages 55-57.

Financial Position

Liquidity and capital resources
The Company's financial position changed dramatically in 1995 upon the acquisition of Multimedia on December 4. This acquisition was for cash and required payments for the outstanding shares of Multimedia, the retirement of Multimedia debt and certain transaction costs. The cost of the acquisition was $2.3 billion and was financed through the issuance of commercial paper. The principal effects of this acquisition on the Company's financial position were to increase property, plant and equipment ($0.6 billion), intangible assets ($2 billion)and long-term debt ($2.3 billion). All working capital accounts also reflect increases because of the acquisition, as do certain non-current asset and liability accounts. The increase in the Company's newsprint inventory also reflects sharply higher newsprint prices and greater quantities on hand at year-end.
 Other principal changes in financial position during 1995 include an increase in "Other Assets,"which reflects a $45 million contribution to the Gannett Retirement Plan in early 1995. The increase in property, plant and equipment in 1995 reflects capital spending of $184 million, and long-term debt reflects repayments totaling $465 million from cash flow during the year.
 Cash flow from operating activities as reported in the accompanying consolidated statements of cash flows totaled $603 million in 1995 and $714 million in 1994. Working capital, or the excess of current assets over current liabilities, totaled $41.3 million at the end of 1995 and $124 million at the end of 1994. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:


                               1995      1994       1993
                             --------  ---------  ---------
Current ratio                1.1-to-1  1.2-to-1   1.7-to-1
Accounts receivable turnover      7.2       7.9        8.0
Newsprint inventory turnover      7.6       9.6        9.9

 A summary of debt transactions in 1995 follows:


In millions of dollars

Long-term debt at end of 1994                    $768
Increase in commercial paper obligations        2,054
Debt assumed in connection with acquisition       502
Pay-down of long-term debt                       (465)
                                             ---------
Long-term debt at end of 1995                  $2,859
                                             =========

 The increase in commercial paper obligations during 1995 was primarily to finance the acquisition of Multimedia. In 1996, the Company has already repaid approximately $90 million in matured fixed-rate debt and, in the absence of major cash outlays for further acquisitions, expects to repay a significant portion of its commercial paper obligations from operating cash flows.
 The Company's operations have historically generated strong positive cash flow, which, along with the Company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the Company's requirements, including requirements for acquisitions.
 The Company regularly issues commercial paper for cash requirements and maintains a revolving credit agreement equal to or in excess of any commercial paper outstanding. The Company's commercial paper has been rated A-1 and P-1 by Standard & Poor's
Corporation and Moody's Investors Service, Inc., respectively.
Further, the Company has filed a shelf
registration statement with the Securities and Exchange Commission under which up to $1.5 billion of additional debt securities may be issued. The Company's Board of Directors has established a maximum aggregate level of $3.5 billion for amounts which may be raised through borrowings or the issuance of equity securities.
 Note 4 to the Company's financial statements on page 39 of this report provides further information concerning commercial paper transactions and the Company's revolving credit agreements.
 The Company has a capital expenditure program (not including business acquisitions) of approximately $284 million planned for 1996, including approximately $30 million for land and buildings or renovation of existing facilities, $237 million for machinery and equipment and cable and alarm security systems, and $17 million for vehicles and other assets. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 1996 capital program will be funded from operating cash flow.

Capital stock
In 1988, the Company's Board of Directors authorized the repurchase of up to 7.5 million shares of its outstanding common stock. During the period 1988-1991 the Company purchased 4.5 million shares of its common stock under this program at a cost of $158 million. In 1994, the Company purchased the remaining 3 million shares, and the program was expanded by an additional 5 million shares, which also were purchased. The total cost of the share repurchase program in 1994 was $399 million. No share repurchases were made in 1995.
 Certain of the shares acquired by the Company have been reissued for acquisitions or in settlement of employee stock awards. The remaining shares are held as treasury stock.
 An employee 401(k) Savings Plan was established in 1990 which includes a Company matching contribution in the form of Gannett stock. To fund the Company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired
1,250,000 shares of Gannett stock from the Company for $50 million.
The stock purchase was financed with a loan from the Company.
 The Company's common stock outstanding at December 31, 1995 totaled 140,564,645 shares, compared with 139,767,110 shares at December 25, 1994.
 The Company's return on shareholders' equity is presented in the table below.


In percentages
             Return on
           shareholders'
              equity
        (before cumulative
             effect of
 Year   accounting changes)
-----   -------------------
1986                  20.4
1987                  21.0
1988                  21.5
1989                  21.0
1990                  18.6
1991                  16.7
1992                  21.2
1993                  21.9
1994                  25.0
1995                  24.1

Dividends
Dividends declared on common stock amounted to $193.4 million in 1995, compared with $192.7 million in 1994, reflecting an increase in the dividend rate partially offset by lower shares outstanding.


         Dividends
         declared
 Year    per share
------ -------------
1986         $0.86
1987         $0.94
1988         $1.02
1989         $1.11
1990         $1.21
1991         $1.24
1992         $1.26
1993         $1.30
1994         $1.34
1995         $1.38


     In October 1995, the quarterly dividend was increased from $.34 to $.35 per share.

Cash Dividends     Quarter      Payment date   Per share
--------------- -------------- -------------- -----------
1995            4th Quarter    Jan. 2, 1996        $0.35
                3rd Quarter    Oct. 2, 1995        $0.35
                2nd Quarter    July 1, 1995        $0.34
                1st Quarter    April 1, 1995       $0.34

1994            4th Quarter    Jan. 3, 1995        $0.34
                3rd Quarter    Oct. 1, 1994        $0.34
                2nd Quarter    July 1, 1994        $0.33
                1st Quarter    April 1, 1994       $0.33


Effects of inflation and changing prices
The Company's results of operations and financial condition have not been significantly affected by inflation and changing prices. In all of its principal businesses, subject to normal competitive conditions, the Company generally has been able to pass along rising costs through increased selling prices. Further, the effects of inflation and changing prices on the Company's property, plant and equipment and related depreciation expense have been reduced as a result of an ongoing capital expenditure program and because of the availability of replacement assets with improved technology and efficiency.

CONSOLIDATED BALANCE SHEETS
In thousands of dollars
                                                  Dec. 31, 1995   Dec. 25, 1994
                                                 --------------- ---------------
ASSETS
Current assets:
Cash                                                    $46,962         $44,229
Marketable securities, at cost, which
 approximates market                                         23              23
Trade receivables (less allowance for
 doubtful receivables of $22,182 and
 $15,846, respectively)                                 587,896         487,615
Other receivables                                        33,663          29,745
Inventories                                             111,653          53,047
Prepaid expenses                                         73,887          36,178
                                                 --------------- ---------------
Total current assets                                    854,084         650,837
                                                 --------------- ---------------
Property, plant and equipment:
Land                                                    138,601         130,166
Buildings and improvements                              739,510         690,589
Cable and security systems
 and outdoor advertising structures                     665,471         259,532
Machinery, equipment and fixtures                     1,894,893       1,669,192
Construction in progress                                121,191          64,977
                                                 --------------- ---------------
Total                                                 3,559,666       2,814,456
Less accumulated depreciation                        (1,488,979)     (1,386,312)
                                                 --------------- ---------------
Net property, plant and equipment                     2,070,687       1,428,144
                                                 --------------- ---------------
Intangible and other assets:
Excess of acquisition cost over the
 value of assets acquired (less amortization
 of $491,743 and $442,166, respectively)              3,386,600       1,472,002
Investments and other assets (Note 5)                   192,429         156,069
                                                 --------------- ---------------
Total intangible and other assets                     3,579,029       1,628,071
                                                 --------------- ---------------
Total assets                                         $6,503,800      $3,707,052
                                                 =============== ===============

CONSOLIDATED BALANCE SHEETS
In thousands of dollars
                                                  Dec. 31, 1995   Dec. 25, 1994
                                                 --------------- ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt (Note 4)           $90,751          $1,026
Accounts payable
 Trade                                                  255,864         202,550
 Other                                                   23,730          13,335
Accrued liabilities
 Compensation                                            80,554          60,574
 Interest                                                13,355          11,658
 Other                                                  182,386          76,274
Dividend payable                                         49,208          47,739
Income taxes (Note 7)                                    15,071          37,618
Deferred income                                         101,853          76,280
                                                 --------------- ---------------
Total current liabilities                               812,772         527,054
                                                 --------------- ---------------
Deferred income taxes (Note 7)                          327,916         164,691
Long-term debt (Note 4)                               2,767,880         767,270
Postretirement medical and life insurance
 liabilities (Note 6)                                   305,700         306,863
Other long-term liabilities                             143,884         118,936
                                                 --------------- ---------------
Total liabilities                                     4,358,152       1,884,814
                                                 --------------- ---------------
Shareholders' equity (Notes 4 and 8):
Preferred stock, par value $1: Authorized,
 2,000,000 shares: Issued, none
Common stock, par value $1: Authorized,
 400,000,000 shares: Issued, 162,210,366 shares
 and 162,211,590 shares, respectively                   162,210         162,212

Additional paid-in capital                               76,811          76,604
Retained earnings                                     2,923,752       2,639,440
Foreign currency translation adjustment                 (12,258)        (12,894)
                                                 --------------- ---------------
                                                      3,150,515       2,865,362
Less Treasury stock, 21,645,721 shares and
 22,444,480 shares, respectively, at cost              (973,272)     (1,008,199)
Deferred compensation related to ESOP (Note 8)          (31,595)        (34,925)
                                                 --------------- ---------------
Total shareholders' equity                            2,145,648       1,822,238
                                                 --------------- ---------------
Commitments and contingent liabilities (Note 9)
                                                 --------------- ---------------
Total liabilities and shareholders' equity           $6,503,800      $3,707,052
                                                 =============== ===============

                                       -34


CONSOLIDATED STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended                                   Dec. 31, 1995  Dec. 25, 1994   Dec. 26, 1993
                                                   --------------- -------------- ---------------
Net operating revenues:
Newspaper advertising                                  $2,219,250     $2,152,671      $2,005,037
Newspaper circulation                                     869,173        849,461         838,706
Broadcasting                                              466,187        406,608         397,204
Cable                                                      15,061              -               -
All Other                                                 437,065        415,783         400,674
                                                   --------------- -------------- ---------------
Total                                                   4,006,736      3,824,523       3,641,621
                                                   --------------- -------------- ---------------
Operating Expenses:
Cost of sales and operating expenses,
 exclusive of depreciation                              2,252,540      2,106,810       2,067,244
Selling, general and administrative expenses,
 exclusive of depreciation                                692,358        696,139         650,390
Depreciation                                              159,657        163,242         164,420
Amortization of intangible assets                          50,298         45,554          45,215
                                                   --------------- -------------- ---------------
Total                                                   3,154,853      3,011,745       2,927,269
                                                   --------------- -------------- ---------------
Operating Income                                          851,883        812,778         714,352
                                                   --------------- -------------- ---------------
Non-operating income (expense):
Interest expense                                          (52,175)       (45,624)        (51,250)
Interest income                                             7,514          3,239           4,493
Other                                                      (3,760)        11,706             857
                                                   --------------- -------------- ---------------
Total                                                     (48,421)       (30,679)        (45,900)
                                                   --------------- -------------- ---------------
Income before income taxes                                803,462        782,099         668,452
Provision for income taxes (Note 7)                       326,200        316,700         270,700
                                                   --------------- -------------- ---------------
Net income                                               $477,262       $465,399        $397,752
                                                   =============== ============== ===============
Net income per share                                        $3.41          $3.23           $2.72
                                                   =============== ============== ===============

CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands of dollars
Fiscal year ended                                                 Dec. 31, 1995  Dec. 25, 1994   Dec. 26, 1993
                                                                 --------------- -------------- ---------------
Cash flows from operating activities:
Net income                                                             $477,262       $465,399        $397,752
Adjustments to reconcile net income to
 operating cash flows:
Depreciation                                                            159,657        163,242         164,420
Amortization of intangibles                                              50,298         45,554          45,215
Deferred income taxes                                                    23,636        (40,623)         20,315
Other, net                                                               40,775         42,933          36,032
Changes in assets and liabilities, net of
 effect of acquisitions:
Increase in receivables                                                 (23,093)       (49,978)        (18,273)
Increase in inventories                                                 (46,998)          (140)         (1,709)
Decrease (increase) in film broadcast rights, net of liabilities          5,910         (1,008)             51
Increase (decrease) in accounts payable                                  33,561         29,368          (3,270)
Increase (decrease) in interest and taxes payable                       (14,053)        35,374          16,117
Change in other assets and liabilities, net                            (103,494)        24,176          13,610
                                                                 --------------- -------------- ---------------
Net cash provided by operating activities                               603,461        714,297         670,260
                                                                 --------------- -------------- ---------------
Cash flows from investing activities:
Purchase of property, plant and equipment                              (183,536)      (144,854)       (132,122)
Payments for acquisitions, net of cash acquired                      (1,834,862)       (28,258)         (5,291)
Increase in partnership and other investments                            (3,326)       (23,500)           (167)
Proceeds from sale of assets                                              2,324        130,387          20,531
Collection of long-term receivables                                       5,030          1,658           2,998
                                                                 --------------- -------------- ---------------
Net cash used for investing activities                               (2,014,370)       (64,567)       (114,051)
                                                                 --------------- -------------- ---------------
Cash flows from financing activities:
Proceeds from long-term debt                                          2,054,000                        525,000
Payments of long-term debt                                             (464,973)       (85,265)       (897,942)
Dividends paid                                                         (191,947)      (194,465)       (188,425)
Proceeds from issuance of common stock                                   16,200          4,219           9,899
Cost of common shares repurchased                                                     (399,336)
                                                                 --------------- -------------- ---------------
Net cash used for financing activities                                1,413,280       (674,847)       (551,468)
                                                                 --------------- -------------- ---------------
Effect of currency exchange rate change                                     362         (6,126)         (2,575)
Net increase (decrease) in cash and cash equivalents                      2,733        (31,243)          2,166
Cash and cash equivalents at beginning of year                           44,252         75,495          73,329
                                                                 --------------- -------------- ---------------
Cash and cash equivalents at end of year                                $46,985        $44,252         $75,495
                                                                 =============== ============== ===============

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
In thousands of dollars
Fiscal years ended
December 26, 1993,
December 25, 1994
and December 31, 1995
                                                                       Foreign                  Deferred
                             Common stock  Additional                 currency                compensation
                                $1 par      paid-in      Retained    translation   Treasury     related
                                value       capital      earnings    adjustment     stock       to ESOP       Total
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 27, 1992          $162,212      $40,506    $2,158,583     $(6,548)   $(733,196)    $(41,456)  $1,580,101
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1993                                            397,752                                            397,752
Dividends declared, 1993:
 $1.30 per share                                           (190,604)                                          (190,604)
Stock options exercised                        (2,967)                                15,412                    12,445
Stock issued under
 incentive plan                                (1,463)                                 5,586                     4,123
Tax benefit derived from
 stock incentive plans                          3,767                                                            3,767
Stock issued in connection
 with acquisition                              31,095                                 68,411                    99,506
Compensation expense
 related to ESOP                                                                                    3,209        3,209
Tax benefit from ESOP                                           515                                                515
Foreign currency
 translation adjustment                                                  (2,894)                                (2,894)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 26, 1993          $162,212      $70,938    $2,366,246     $(9,442)   $(643,787)    $(38,247)  $1,907,920
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1994                                            465,399                                            465,399
Dividends declared, 1994:
 $1.34 per share                                           (192,696)                                          (192,696)
Treasury stock acquired                                                             (399,336)                 (399,336)
Stock options exercised                          (924)                                 8,014                     7,090
Stock issued under
 incentive plan                                  (692)                                 5,636                     4,944
Tax benefit derived from
 stock incentive plans                          2,996                                                            2,996
Stock issued in connection
 with acquisition                               4,286                                 21,274                    25,560
Compensation expense
 related to ESOP                                                                                    3,322        3,322
Tax benefit from ESOP                                           491                                                491
Foreign currency
 translation adjustment                                                  (3,452)                                (3,452)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 25, 1994          $162,212      $76,604    $2,639,440    ($12,894) ($1,008,199)    ($34,925)  $1,822,238
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1995                                            477,262                                            477,262
Dividends declared, 1995:
 $1.38 per share                                           (193,415)                                          (193,415)
Stock options exercised                        (2,042)                                21,931                    19,889
Stock issued under
 incentive plan                                (2,380)                                12,996                    10,616
Tax benefit derived from
 stock incentive plans                          4,629                                                            4,629
Compensation expense
 related to ESOP                                                                                    3,330        3,330
Tax benefit from ESOP                                           465                                                465
Foreign currency
 translation adj./other               (2)                                   636                                    634
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 31, 1995          $162,210      $76,811    $2,923,752    ($12,258)   ($973,272)    ($31,595)  $2,145,648
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------


Notes to consolidated financial statements

Note 1
Summary of significant accounting policies
Fiscal year: The Company's fiscal year ends on the last Sunday of the calendar year. The Company's 1995 fiscal year ended on December 31, 1995, and encompassed a 53-week period. The Company's 1994 and 1993 fiscal years each encompassed a 52-week period.
 Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany transactions and profits.
 Operating agencies: Six of the Company's subsidiaries are participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The Company includes its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.
 Inventories: Inventories, which consist principally of newsprint, printing ink, plate material and production film for the Company's newspaper publishing operations, are valued at the lower of cost (first-in, first-out) or market.
  Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; machinery, equipment and fixtures, cable and alarm systems, four to 30 years; outdoor advertising display structures, five to 30 years. Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.
 Excess of acquisition cost over fair value of assets acquired: The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time the subsidiaries were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the excess acquisition cost of subsidiaries arising from acquisitions accounted for as purchases since October 31, 1970 ($3.81 billion at December 31, 1995) is being amortized over periods ranging from 10 to 40 years on a straight-line basis. Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.
 Other assets: The Company's television stations are parties to program broadcast contracts. These contracts are recorded at the gross amount of the related liability when the programs are available for telecasting. Program assets are classified as current (as a prepaid expense) or noncurrent (as an other asset) in the consolidated balance sheet, based upon the expected use of the programs in succeeding years. The amount charged to expense appropriately matches the cost of the programs with the revenues associated with them. The liability for these contracts is classified as current or noncurrent in accordance with the payment terms of the contracts. The payment period generally coincides with the period of telecast for the programs, but may be shorter.
 Retirement plans: Pension costs under the Company's retirement plans are actuarially computed. It is the policy of the Company to fund costs accrued under its qualified pension plans.
 Postretirement benefits other than pensions: The Company recognizes the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits.
 Income taxes: The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax reporting purposes. Deferred income taxes are provided in recognition of these temporary differences.
 Per share amounts: All income per share amounts are based on the weighted average number of common shares outstanding during the year.
 Foreign currency translation: The income statement of Mediacom, the Company's Canadian outdoor advertising operation, has been translated to U.S. dollars using the average currency exchange rates in effect during each year. Mediacom's balance sheet has been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of Mediacom's balance sheet has been charged directly to shareholders' equity.
 Minority interest: The Company owns a 51% interest in WKYC-TV in Cleveland, Ohio, and NBC owns a 49% interest. The financial statements of WKYC-TV are included in the Company's financial statements. The minority interest in operating results is reflected as an element of non-operating expense in the Consolidated Statement of Income and the minority interest in the equity of WKYC-TV is reflected with other long-term liabilities on the Consolidated Balance Sheet.
 Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

Note 2
Acquisitions and dispositions
1995: In December 1995, the Company completed the acquisition of Multimedia, Inc. ("Multimedia"). Multimedia's principal business operations include 10 local daily newspapers, five television stations, two radio stations, a cable television division, television entertainment programming and an alarm security company. The acquisition was accounted for under the purchase method of accounting, and consideration paid included $45.25 per common share, totaling $1.8 billion, and the assumption of Multimedia liabilities of approximately $0.5 billion.
 The following table summarizes, on an unaudited, pro forma basis, the estimated combined results of operations of the Company and its subsidiaries as though the acquisition was made at the beginning of the year previous to the year in which the transaction was consummated. On this basis, the acquisition would have resulted in a pro forma decrease in net income per share of $0.21 in 1995, and would have had no impact on per share earnings in 1994 (principally because of a significant non-operating gain recorded by Multimedia in that year). However, this pro forma combined statement does not necessarily reflect the results of operations as they would have been if the combined companies had constituted a single entity during those years.

In millions, except per share amounts (pro forma and unaudited)

Fiscal Year                  1995        1994
------------------          ------      ------
Operating revenues          $4,615      $4,455
Income before taxes         $  782      $  814
Net income                  $  448      $  466
Net income per share         $3.20       $3.23

 1994: In May 1994, the Company purchased Nursing Spectrum, which publishes a group of biweekly periodicals specializing in advertising for nursing employment. In December 1994, the Company purchased television station KTHV-TV in Little Rock, a CBS affiliate.
 These acquisitions were accounted for under the purchase method of accounting, and consideration paid included cash and shares of the Company's common stock. The acquisitions were not material to the Company's financial position or results of operations.
 In November 1994, the Company sold its newspaper in Stockton, Calif., and realized a gain which is reflected in non-operating income.
 1993: In January 1993, the Company completed the acquisition of The Honolulu Advertiser and the sale of the Honolulu Star-Bulletin. Consideration for this purchase was approximately $250 million and included the issuance of 1,980,000 shares of the Company's common stock from treasury valued at approximately $100 million and the assumption of certain liabilities of the acquired business. Concurrent with these transactions, the Honolulu joint operating agreement was amended to provide the Company with a greater share of profits from the operation. Proceeds from the sale of the Honolulu Star-Bulletin in excess of carrying value were accounted for as a reduction in the acquisition cost of The Honolulu Advertiser.
 The Company sold its radio stations in Kansas City and St. Louis, Mo., in 1993 and also provided for the sale of its television station in Boston, which was completed in early 1994. The Company recognized a minor net gain on these transactions in 1993 which is reflected in non-operating income.
   During 1994 and 1993, the Company also purchased certain other publications which are included in the newspaper publishing segment.
 All acquisitions discussed above were accounted for by the purchase method and, accordingly, operations for the purchased companies are included in the financial statements from the dates of acquisition. For the 1994 and 1993 acquisitions, pro forma results of operations, assuming these acquisitions were made at the beginning of the year previous to the year in which the transactions were consummated, are not materially different from reported results of operations.

Note 3
Statement of cash flows
For purposes of this statement, the Company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.
     Cash paid in 1995, 1994 and 1993 for income taxes and for interest (net of amounts capitalized) was as follows:


In thousands of dollars
                     1995      1994      1993
                   --------  --------  --------
Income taxes       $316,698  $264,601  $249,858
Interest            $52,094   $45,740   $43,967


 In 1995, the Company assumed net liabilities of approximately $0.5 billion in connection with the Multimedia acquisition.
 In 1994, the Company issued 506,000 shares of its common stock from treasury valued at approximately $26 million in connection with the acquisition of KTHV-TV in Little Rock.
 In 1993, the Company issued 1,980,000 shares of its common stock from treasury valued at approximately $100 million in connection with the acquisition of The Honolulu Advertiser and assumed net liabilities totaling approximately $150 million.
 In 1995, 1994 and 1993, the Company issued 297,201 shares, 134,243 shares and 146,371 shares, respectively, in settlement of previously granted stock incentive rights. The compensation liability for these rights of $17 million in 1995, $8 million in 1994 and $7 million in 1993 was transferred to shareholders' equity at the time the shares were issued.

Note 4
Long-term debt
The long-term debt of the Company is summarized below.

In thousands of dollars
                                      Dec. 25, 1995   Dec. 25, 1994
                                      --------------  --------------
Unsecured promissory notes               $2,197,358        $156,136
Notes due 2/1/96, interest at 9.55%          17,260          17,260
Notes due 3/12/96, interest at 9.5%          42,200          42,200
Notes due 12/26/97, interest at 10%          29,890
Notes due 3/1/98, interest at 5.25%         273,883         273,354
Notes due 5/1/00, interest at 5.85%         249,603         249,509
Series Notes                                 31,000
Secured obligations due through 2011,
 interest averaging 7.6% in 1994                             12,062
Unsecured obligations                        16,725          17,351
Other indebtedness                              712             424
                                      --------------  --------------
                                          2,858,631         768,296
Less amount included in
 current liabilities                        (90,751)         (1,026)
                                      --------------  --------------
Total long-term debt                     $2,767,880        $767,270
                                      ==============  ==============


 The unsecured promissory notes at December 31, 1995 were due from January 2, 1996 to January 26, 1996 with rates varying from 5.65% to 5.95%. The increase in unsecured promissory notes is attributed to the financing of the Multimedia acquisition (see Note 2).
 The unsecured promissory notes at December 25, 1994 were due from December 27, 1994 to January 13, 1995 with rates varying from 5.89% to 6.0%.
 The maximum amount of such promissory notes outstanding at the end of any period during 1995 was $2.2 billion and during 1994 was $305 million. The daily average outstanding balance was $228 million during 1995 and $165 million during 1994. The weighted average interest rate was 5.9% for 1995 and 4.2% for 1994.
 The series notes were assumed in connection with the acquisition of Multimedia as discussed in Note 2. These notes, which were due in varying annual installments from June 1996 to June 2005 with interest rates ranging from 10.36% to 10.92%, were prepaid by the Company in January 1996 and, accordingly, are reflected as current liabilities in the accompanying consolidated balance sheet.
 The unsecured obligations are due from 2008 to 2009 and bear interest at varying rates. At December 31, 1995 and December 25, 1994, the weighted average interest rates were 5.3% and 5.9%, respectively.
 At December 31, 1995, the Company had $3.0 billion of credit available under a revolving credit agreement. The agreement provides for a revolving credit period which permits borrowing from time to time up to the maximum commitment. The revolving credit period extends to November 12, 2000.
 The commitment fee rate may range from 0.07% to 0.175%, depending on Standard & Poor's or Moody's credit rating of the Company's senior unsecured long-term debt. The rate in effect at December 31, 1995 was 0.09%. At the option of the Company, the interest rate on borrowings under the agreement may be at the prime rate, at rates ranging from 0.13% to 0.35% above the London Interbank Offered Rate or at rates ranging from 0.255% to 0.50% above a certificate of deposit-based rate. The prime rate was 8.5% at the end of 1995 and 1994. The percentages that will apply will be dependent on Standard & Poor's or Moody's credit rating of the Company's senior unsecured long-term debt.
 The revolving credit agreement contains restrictive provisions that relate primarily to the maintenance of net worth of $1.2 billion. At December 31, 1995 and December 25, 1994, net worth was $2.1 billion and $1.8 billion, respectively.
 At December 31, 1995, the unsecured promissory notes are supported by the $3.0 billion revolving credit agreement and, therefore, are classified as long-term debt.
 Approximate annual maturities of long-term debt, assuming that the Company had used the $3.0 billion revolving credit agreement as of the balance sheet date to refinance existing unsecured promissory notes on a long-term basis, are as follows:


In thousands of dollars
1996             90,751
1997             29,916
1998            273,895
1999                  0
2000          2,446,961
Later years      17,108
             -----------
Total        $2,858,631
              ==========


Note 5
Retirement plans
The Company and its subsidiaries have various retirement and profit sharing plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the Company's principal retirement plan and covers most of the employees of the Company and its subsidiaries. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The Company's pension plan assets include insurance contracts, marketable securities including common stocks, bonds and U.S. government obligations and interest-bearing deposits.
 The Company's pension cost for 1995, 1994 and 1993 is presented in the table on the following page:

In thousands of dollars
                                1995       1994       1993
                              --------- ---------- -----------
Service cost-benefits earned
 during the period             $32,003    $42,070     $33,627
Interest cost on projected
 benefit obligation             67,882     65,365      63,067
Actual return on plan assets  (204,239)    41,287     (98,622)
Net amortization and
 deferral of actuarial gains   117,967   (127,176)     19,473
                              --------- ---------- -----------
Net pension expense for
 Company-sponsored
 retirement plans               13,613     21,546      17,545
Union and other
 pension cost                    6,550      7,061       7,399
                              --------- ---------- -----------
Net pension cost               $20,163    $28,607     $24,944
                              ========= ========== ===========

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


In thousands of dollars
Dec. 31, 1995                    Plans for which    Plans for which
                                  assets exceed       accumulated
                                   accumulated          benefits
                                     benefits        exceed assets
                                ------------------ ------------------
Actuarial present value
of benefit obligations:
Vested benefit obligation                $726,834            $34,777
                                ================== ==================
Accumulated benefit obligation           $774,928            $36,438
                                ================== ==================
Projected benefit obligation            ($995,182)          ($61,011)
Plan assets at market value               961,492                -
                                ------------------ ------------------
Projected benefit obligation
greater than plan assets                  (33,690)           (61,011)
Unrecognized net loss                     150,630             14,291
Unrecognized prior service cost             9,989              1,433
Unrecognized net (asset)
 obligation at year-end                   (22,768)             1,024
                                ------------------ ------------------
Pension asset (liability)
 reflected in consolidated
 balance sheet                           $104,161           ($44,263)
                                ================== ==================



In thousands of dollars
Dec. 25, 1994                    Plans for which    Plans for which
                                  assets exceed       accumulated
                                   accumulated          benefits
                                     benefits        exceed assets
                                ------------------ ------------------
Actuarial present value
of benefit obligations:
Vested benefit obligation                $575,129            $25,672
                                ================== ==================
Accumulated benefit obligation           $611,023            $26,504
                                ================== ==================
Projected benefit obligation            ($753,403)          ($42,287)
Plan assets at market value               754,454                -
                                ------------------ ------------------
Projected benefit obligation
less than (in excess of) plan as            1,051            (42,287)
Unrecognized net (gain) or loss            86,612                (62)
Unrecognized prior service cost            12,829              1,323
Unrecognized net (asset)
 obligation at year-end                   (34,123)             1,585
                                ------------------ ------------------
Pension asset (liability)
 reflected in consolidated
 balance sheet                            $66,369           ($39,441)
                                ================== ==================



 The projected benefit obligation was determined using an assumed discount rate of 7.125% and 8.5% at the end of 1995 and 1994, respectively. The assumed rate of compensation increase was 5% at the end of 1995 and 1994. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Pension plan assets include 700,700 shares of the Company's common stock valued at $43 million at the end of 1995 and 700,700 shares valued at $37 million at the end of 1994. The Company made contributions to the Gannett Retirement Plan of $45 million in 1995 and $46 million in 1994.

Note 6
Postretirement benefits other than pensions
The Company provides health care and life insurance benefits to certain retired employees. Employees become eligible for benefits after meeting certain age and service requirements.
 The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.
 The table on the following page sets forth the amounts included in the Consolidated Balance Sheet at December 31, 1995 and December 25, 1994 for postretirement medical and life insurance liabilities:

In thousands of dollars
Accumulated postretirement
benefit obligation                       Dec. 31, 1995   Dec. 25, 1994
                                        --------------- ---------------
Retirees                                     ($162,654)      ($156,416)
Fully eligible active plan participants        (17,517)        (11,016)
Other active plan participants                 (70,066)        (52,872)
                                        --------------- ---------------
                                              (250,237)       (220,304)
Unrecognized net loss (gain)                     3,590         (14,336)
Unrecognized prior service credit              (59,053)        (72,223)
                                        --------------- ---------------
Accrued postretirement benefit cost          ($305,700)      ($306,863)
                                        =============== ===============



 Postretirement benefit cost for health care and life insurance for the years ended December 31, 1995, December 25, 1994 and December 26, 1993 included the following components:


In thousands of dollars
                                              1995        1994        1993
                                             ---------  ----------  ----------
Service costs-benefits earned
 during the period                             $2,567      $4,125      $4,055
Interest cost on accumulated postretirement
 benefit obligation                            15,722      16,133      18,997
Net amortization and deferral                  (6,118)     (4,818)     (4,768)
                                             ---------  ----------  ----------
Net periodic postretirement benefit cost      $12,171     $15,440     $18,284
                                             =========  ==========  ==========


 At December 31, 1995, the accumulated postretirement benefit obligation was determined using a discount rate of 7.125%
and a health care cost trend rate of 11.5% for pre-age 65 benefits, decreasing to 5.5% in the year 2007 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 9.5%, declining to 5.5% in the year 2003 and thereafter.
 At December 25, 1994, the accumulated postretirement benefit obligation was determined using a discount rate of 8.5% and a health care cost trend rate of 12% for pre-age 65 benefits, decreasing to 5.5% in the year 2007 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 10%, declining to 5.5% in the year 2003 and thereafter.
 The Company's policy is to fund the above-mentioned benefits as claims and premiums are paid.
 The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $17 million in the 1995 accumulated postretirement benefit obligation and $2 million in the aggregate service and interest components of the 1995 expense.
 The Company's retiree medical insurance plan provides limits on the Company's share of the cost of such benefits it will pay to future retirees. The Company's share of these benefit costs also depends on employee retirement age and length of service.


Note 7
Income taxes
The sources of income before income taxes consist of the following:


In thousands of dollars
                              1995       1994       1993
                            --------- ---------- ----------
Domestic                    $797,640   $765,576   $650,896
Foreign                        5,822     16,523     17,556
                            --------- ---------- ----------
Total                       $803,462   $782,099   $668,452
                            ========= ========== ==========


 The provision for income taxes on income consists of the following:

In thousands of dollars
1995                         Current    Deferred     Total
                            ---------- ---------- -----------
Federal                      $254,292    $19,809    $274,101
State                          45,845      3,711      49,556
Foreign                         2,427        116       2,543
                            ---------- ---------- -----------
Total                        $302,564    $23,636    $326,200
                            ========== ========== ===========

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
                            ========== ========== ===========

In thousands of dollars
1993                        Current     Deferred     Total
                            ---------- ---------- -----------
Federal                      $204,733    $19,333    $224,066
State                          38,750      1,232      39,982
Foreign                         6,902       (250)      6,652
                            ---------- ---------- -----------
Total                        $250,385    $20,315    $270,700
                            ========== ========== ===========

 The provision for income taxes exceeds the U.S. federal statutory tax rate as a result of the following differences:


Fiscal year                     1995       1994       1993
                             ---------- ---------- ----------
U.S. statutory tax rate           35.0%      35.0%      35.0%
Increase (decrease) in
taxes resulting from:
State income taxes net of
 federal income tax benefit        3.9%       3.4%       3.9%
Goodwill amortization not
 deductible for tax purposes       1.7%       1.5%       1.6%
Other, net                          -         0.6%        -
                             ---------- ---------- ----------
Effective tax rate                40.6%      40.5%      40.5%
                             ========== ========== ==========

 Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.
 Deferred tax liabilities and assets were composed of the following at the end of 1995 and 1994:

In thousands of dollars
                               Dec. 31, 1995  Dec. 25, 1994
                               -------------- --------------
Liabilities:
Accelerated depreciation            $404,560       $230,813
Accelerated amortization of
 deductible intangibles              100,735         91,991
Pension                               23,148         10,783
Other                                 32,351         21,397
                               -------------- --------------
Total deferred tax liabilities       560,794        354,984
                               -------------- --------------
Assets:
Accrued compensation costs           (36,725)       (23,262)
Postretirement medical and life     (119,449)      (118,965)
Other                                (76,704)       (48,066)
                               -------------- --------------
Total deferred tax assets           (232,878)      (190,293)
                               -------------- --------------
Net deferred tax liabilities        $327,916       $164,691
                               ============== ==============


Note 8
Capital stock, stock options, incentive plans
During 1988, the Company's Board of Directors authorized the repurchase of up to 7.5 million shares of its outstanding common stock. During the period 1988-1991, the Company purchased 4.5 million shares of its common stock under this program at a cost of $158 million. In 1994, the Company purchased the remaining 3 million shares, and the program was expanded by an additional 5 million shares, which were also purchased. The total cost of the share repurchase program in 1994 was $399 million.
 In December 1994, the Company issued 506,000 shares of its common stock from treasury as consideration for the purchase of KTHV-TVin Little Rock. In January 1993, the Company issued 1,980,000 shares of its common stock from treasury as partial consideration for the purchase of The Honolulu Advertiser.
 Certain of the shares acquired by the Company have been reissued in settlement of employee stock awards or were sold to an Employee Stock Ownership Plan which was established in 1990. The remaining shares are held as treasury stock.
 The weighted average number of common shares outstanding used in the computation of earnings per share was 140,156,000 in 1995, 144,276,000 in 1994 and 146,474,000 in 1993.
 The Company's 1978 Executive Long-term Incentive Plan (the 1978
Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees.
 Stock options are granted to purchase common stock of the Company at not less than 100% of the fair market value on the day the option is granted. The exercise period is eight years with the options becoming exercisable at 25% per year after a one-year waiting period.
 Stock incentive rights entitle the employee to receive for each such right, without payment, one share of common stock at the end of an incentive period, conditioned upon the employee's continued employment throughout the incentive period. The incentive period is normally four years. During the incentive period, the employee receives cash payments for each incentive right equivalent to the cash dividend the Company would have paid had the employee owned the shares of common stock issuable under the incentive rights.
 In July 1989, the Board of Directors approved an amendment to the 1978 Plan to provide that all outstanding awards will be vested if there is a change in control of the Company. Under the amendment, stock options become 100% exercisable immediately upon a change in control. Option surrender rights related one-for-one to all outstanding stock options have been awarded, which are effective only in the event of a change in control and entitle the employee to receive cash for option surrender rights equal to 100% of the difference between the exercise price of the related stock option and the change-in-control price (which is the highest price paid for a share of stock as part of the change in control). The amendment also provides for the payment in cash of the value of stock incentive rights based on the change-in-control price.
 Awards made under the 1978 Plan were as follows:

                            1995       1994       1993
                         ----------  ---------  ---------
Stock options            1,032,540    726,450    761,910
Stock incentive rights     152,610    177,975    163,702


 Awards for 1993 are for the four-year employment period 1994-1997. Awards for 1994 are for the four-year period 1995-1998. Awards for 1995 are for the four-year period 1996-1999.
 In January and December 1995, shares of common stock totaling
168,150 and 129,051, respectively, were issued in settlement of stock incentive rights whose incentive periods ended in those months.
 With respect to awards under the 1978 Plan, the Company has recorded as compensation expense $10 million for 1995, $13 million for 1994 and $11 million for 1993. Under the 1978 Plan, the Company has accrued liabilities aggregating $20 million at December 31, 1995 and $28 million at December 25, 1994.

 A summary of the Company's stock option activity appears below:


                              Number     Option price
Stock options               of shares     per share
-------------------------  ------------ --------------
Balance outstanding
Dec. 27, 1992                2,774,351   30.88-51.38
Granted                        761,910   49.00-55.50
Exercised                     (421,458)  30.88-47.38
Expired or canceled            (73,411)  36.13-51.38
                           ------------ --------------
Balance outstanding
Dec. 26, 1993                3,041,392  $30.88-55.50
Granted                        726,450   49.75-54.75
Exercised                     (235,884)  30.88-51.38
Expired or canceled            (10,084)  36.13-55.50
                           ------------ --------------
Balance outstanding
Dec. 25, 1994                3,521,874  $32.00-55.50
Granted                      1,032,540   52.88-64.00
Exercised                     (519,945)  32.00-55.50
Expired or canceled            (68,427)  34.88-55.50
                           ------------ --------------
Balance outstanding
Dec. 31, 1995                3,966,042  $34.88-64.00
                           ============ ==============


     Options were exercisable for 1,829,229 shares at December 31, 1995 and 1,690,704 shares at December 25, 1994. Shares available for future grants under the 1978 Plan totaled 1,177,212 at December 31, 1995.
     On July 1, 1990, the Company established a 401(k) Savings Plan. Most employees of the Company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan.
 Employees may elect to save up to 10% of compensation on a pre-tax basis subject to certain limits. The Company matches, with Company common stock, 25% of the first 4% of employee contributions. To fund the Company's matching contribution, an Employee Stock Ownership Plan
(ESOP) was formed which acquired 1,250,000 shares of Gannett stock from the Company for $50 million. The stock purchase was financed with a loan from the Company and the shares are pledged as collateral for the loan. The Company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.
 The Company follows the shares allocated method in accounting for its ESOP. The cost of shares allocated to match employee contributions or to replace dividends that are used for debt service are accounted for as compensation expense. The cost of unallocated shares is reported as deferred compensation in the financial statements. The Company may, at its option, repurchase shares from employees who leave the Plan. The shares are purchased at fair market value and the difference between the original cost of the shares and fair market value is expensed at the time of purchase. All of the shares initially purchased by the ESOP are considered outstanding for earnings per share calculations. Dividends on allocated and unallocated shares are recorded as reductions of retained earnings.
 Compensation expense for the 401(k) match and repurchased shares was $2.8 million in 1995, $2.6 million in 1994 and $2.2 million in 1993. The ESOP shares as of the end of 1995 and 1994 were as follows:


                                   1995        1994
                                ----------- -----------
Allocated shares                   459,919     376,680
Shares released for allocation       7,325       7,570
Unreleased shares                  782,756     865,750
Shares distributed to               (6,192)     (3,706)
  terminated participants       ----------- -----------
ESOP shares                      1,243,808   1,246,294
                                =========== ===========


  In May 1990, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right ("Right'') for each common share held, payable to shareholders of record on June 8, 1990. The Rights become exercisable when a person or group of persons acquires or announces an intention to acquire ownership of 15% or more of the Company's common shares. Holders of the Rights may acquire an interest in a new series of junior participating preferred stock, or they may acquire an additional interest in the Company's common shares at 50% of the market value of the shares at the time the Rights are exercised. The Rights are redeemable by the Company at any time prior to the time they become exercisable, at a price of $.01 per Right.

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


In thousands of dollars

1996             41,231
1997             36,077
1998             29,924
1999             27,634
2000             25,455
Later years      73,335
               ---------
Total          $233,656
               =========

 Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately
$3 million. Total rental costs were $104 million for 1995, $107 million for 1994 and $103 million for 1993.
  In December 1990, the Company adopted a Transitional Compensation Plan ("Plan") which provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the Company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage.
 Other matters: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Company to disclose the estimated fair value of its financial instruments.
 For financial instruments other than long-term debt, including cash and cash equivalents, trade and other receivables, current maturities of long-term debt and other long-term liabilities, the amounts reported on the balance sheet approximate fair value.
 The Company estimates the fair value of its long-term debt, based on borrowing rates available at December 31, 1995, to be $2.774 billion, compared with the carrying amount of $2.768 billion.
 Statement of Financial Accounting Standards No. 121, "Impairment of Long-lived Assets" (SFAS 121), will require the Company to review for possible impairment, assets to be held for use and assets held for disposal, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and in such event, to record an impairment loss. The Company will adopt SFAS 121 in 1996 and is evaluating the recoverability of long-lived assets at its properties. Adoption of SFAS 121 in 1996 is not expected to have a material impact on the Company's financial condition or results of operations.
 Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123),establishes a fair value-based method of accounting for employee stock-based compensation plans, and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company has chosen to continue to report stock-based compensation in accordance with APB 25, and beginning in year 1996 will provide pro forma disclosure of the effects of applying the fair value method to all applicable awards granted.

Note 10
Business operations and segment information
The Company's primary business activities include newspaper publishing (including 92 daily newspapers), which is the largest segment of its operations; television and radio broadcasting (15 television stations and 13 radio stations), the second-largest component; cable television; outdoor advertising; alarm security business; and television entertainment programming. Newsprint, which is the principal product used in the newspaper publishing business, may be subject to significant price changes from time to time. The Company's operations are carried out primarily in the U.S. Its foreign operations are mainly in Canada.
 For financial reporting purposes, the Company has established four separate business segments: newspapers; broadcasting (television and radio); cable television; and a segment for all other business operations. In prior years, the Company's operations were reported in three segments:newspapers; broadcasting; and outdoor advertising. Upon the completion of the Multimedia acquisition, the Company established a separate business segment for the acquired cable television division. At the same time, the Company elected to group its outdoor advertising along with the alarm security and television entertainment programming businesses acquired from Multimedia in its fourth other businesses reporting segment. Additionally, certain businesses previously reported in the newspaper segment are now reflected in the other businesses segment. Prior-year segment data has been restated to reflect this reporting change.
 The newspaper segment consists of 92 daily newspapers in 38 states and two U.S. territories, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes non-daily publications and a nationwide network of offset presses for commercial printing.
 The broadcasting segment's principal activities include the operation of television and radio stations. At the end of 1995, the Company owned 15 television stations and 13 radio stations.
 The cable segment, which was acquired in connection with the Multimedia purchase, is headquartered in Wichita, Kan., and serves 458,000 cable television subscribers in five states.
 The principal operations included in the other businesses segment are outdoor advertising, and the television entertainment programming and alarm security businesses acquired in the Multimedia purchase. The group also includes certain businesses previously reported within the newspaper publishing segment. These include Telematch, Gannett Direct Marketing Services and Gannett TeleMarketing, among others.

 Separate financial data for each of the Company's four business segments is presented on page 50. Operating income represents total revenue less operating expenses, depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense and other income and expense items of a non-operating nature are not considered. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.


Report of independent accountants

To the Board of Directors and
Shareholders of Gannett Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at December 31, 1995 and December 25, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Washington, D.C.
February 6, 1996

                                       -46, 47-


11-YEAR SUMMARY
In thousands of dollars except per share amounts
                                                  1995        1994         1993         1992         1991          1990
                                               ----------- ----------- ------------ ------------ ------------- ------------
Net operating revenues:
Newspaper advertising                          $2,219,250  $2,152,671   $2,005,037   $1,882,114    $1,852,591   $1,917,477
Newspaper circulation                             869,173     849,461      838,706      807,093       777,221      730,426
Broadcasting                                      466,187     406,608      397,204      370,613       357,383      396,693
Cable                                              15,061
All other                                         437,065     415,783      400,674      409,137       394,840      397,025
                                               ----------- ----------- ------------ ------------ ------------- ------------
 Total (Notes a and b, see page 48)             4,006,736   3,824,523    3,641,621    3,468,957     3,382,035    3,441,621
                                               ----------- ----------- ------------ ------------ ------------- ------------
Operating Expenses:
Costs and expenses                              2,944,898   2,802,949    2,717,634    2,653,803     2,623,335    2,568,744
Depreciation                                      159,657     163,242      164,420      157,242       158,389      153,211
Amortization of intangible assets                  50,298      45,554       45,215       40,629        41,364       40,825
                                               ----------- ----------- ------------ ------------ ------------- ------------
 Total                                          3,154,853   3,011,745    2,927,269    2,851,674     2,823,088    2,762,780
                                               ----------- ----------- ------------ ------------ ------------- ------------
Operating Income                                  851,883     812,778      714,352      617,283       558,947      678,841
Non-operating income (expense):
Interest expense                                  (52,175)    (45,624)     (51,250)     (50,817)      (71,057)     (71,567)
Other                                               3,754      14,945        5,350        7,814        14,859       10,689
                                               ----------- ----------- ------------ ------------ ------------- ------------
Income before income taxes                        803,462     782,099      668,452      574,280       502,749      617,963
Provision for income taxes                        326,200     316,700      270,700      228,600       201,100      241,000
                                               ----------- ----------- ------------ ------------ ------------- ------------
Income before cumulative effect of accounting
principle changes                                 477,262     465,399      397,752      345,680       301,649      376,963
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes                                                                             34,000
Retiree health and life insurance benefits                                             (180,000)
                                               ----------- ----------- ------------ ------------ ------------- ------------
Net Income                                       $477,262    $465,399     $397,752     $199,680      $301,649     $376,963
                                               =========== =========== ============ ============ ============= ============
Operating cash flow (5)                        $1,061,838  $1,021,574     $923,987     $815,154      $758,700     $872,877
                                               ----------- ----------- ------------ ------------ ------------- ------------
Per share amounts (1)
Income before cumulative effect of accounting
 principle changes                                  $3.41       $3.23        $2.72        $2.40         $2.00        $2.36
Net income                                          $3.41       $3.23        $2.72        $1.39         $2.00        $2.36
Dividends declared                                   1.38        1.34         1.30         1.26          1.24         1.21
Shareholders' equity (3)                            15.26       13.04        12.98        10.94         10.71        12.98
Weighted average number of common and common
equivalent shares outstanding in thousands (2)    140,156     144,276      146,474      144,148       150,783      160,047
Financial position:
Current assets                                   $854,084    $650,837     $757,957     $631,447      $636,101     $668,690
Current Liabilities                               812,772     527,054      455,139      431,551       443,835      500,203
Working capital                                    41,312     123,783      302,818      199,896       192,266      168,487
Long-term debt excluding current maturities     2,767,880     767,270      850,686    1,080,756     1,335,394      848,633
Shareholders' equity                            2,145,648   1,822,238    1,907,920    1,580,101     1,539,487    2,063,077
Total assets                                    6,503,800   3,707,052    3,823,798    3,609,009     3,684,080    3,826,145
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings after tax (4)                                2.5%       17.0%        15.1%        14.6%        -20.0%        -5.2%
Earnings per share (4)                                5.6%       18.8%        13.3%        20.0%        -15.3%        -4.5%
Dividends declared per share                          3.0%        3.1%         3.2%         1.6%          2.5%         9.0%
Book value per share                                 17.0%        0.5%        18.6%         2.1%        -17.5%         4.7%
Credit ratios
Long-term debt to shareholders' equity              129.0%       42.1%        44.6%        68.4%         86.7%        41.1%
Times interest expense earned                       16.4X       18.1X        14.0X        12.3X          8.1X         9.6X




                                                  1989        1988         1987         1986         1985
                                               ----------- ----------- ------------ ------------ -------------
Net operating revenues:
Newspaper advertising                          $2,018,076  $1,908,566   $1,787,077   $1,588,985    $1,213,577
Newspaper circulation                             718,087     685,663      645,356      575,806       464,976
Broadcasting                                      408,363     390,507      356,815      351,133       265,480
Cable
All other                                         373,663     329,749      290,199      285,573       265,388
                                               ----------- ----------- ------------ ------------ -------------
 Total (Notes a and b, see page 48)             3,518,189   3,314,485    3,079,447    2,801,497     2,209,421
                                               ----------- ----------- ------------ ------------ -------------
Operating Expenses:
Costs and expenses                              2,571,617   2,449,587    2,257,304    2,061,789     1,601,372
Depreciation                                      149,893     136,861      124,485      111,229        85,512
Amortization of intangible assets                  40,168      40,312       36,595       31,980        18,017
                                               ----------- ----------- ------------ ------------ -------------
 Total                                          2,761,678   2,626,760    2,418,384    2,204,998     1,704,901
                                               ----------- ----------- ------------ ------------ -------------
Operating Income                                  756,511     687,725      661,063      596,499       504,520
Non-operating income (expense):
Interest expense                                  (90,638)    (88,557)     (85,681)     (79,371)      (25,926)
Other                                             (18,364)      8,292       15,013       23,076         6,183
                                               ----------- ----------- ------------ ------------ -------------
Income before income taxes                        647,509     607,460      590,395      540,204       484,777
Provision for income taxes                        250,000     243,000      271,000      263,800       231,500
                                               ----------- ----------- ------------ ------------ -------------
Income before cumulative effect of accounting
principle changes                                 397,509     364,460      319,395      276,404       253,277
Cumulative effect on prior years of accounting
 principle changes for:
Income taxes
Retiree health and life insurance benefits
                                               ----------- ----------- ------------ ------------ -------------
Net Income                                       $397,509    $364,460     $319,395     $276,404      $253,277
                                               =========== =========== ============ ============ =============
Operating cash flow (5)                          $946,572    $864,898     $822,143     $739,708      $608,049
                                               ----------- ----------- ------------ ------------ -------------
Per share amounts (1)
Income before cumulative effect of accounting
 principle changes                                  $2.47       $2.26        $1.98        $1.71         $1.58
Net income                                          $2.47       $2.26        $1.98        $1.71         $1.58
Dividends declared                                   1.11        1.02         0.94         0.86         0.765
Shareholders' equity (3)                            12.40       11.09         9.94         8.88          7.93
Weighted average number of common and common
equivalent shares outstanding in thousands (2)    161,253     161,622      161,704      161,380       160,466
Financial position:
Current assets                                   $671,030    $665,031     $601,220     $570,589      $473,394
Current Liabilities                               477,822     500,835      474,775      432,327       303,142
Working capital                                   193,208     164,196      126,445      138,262       170,252
Long-term debt excluding current maturities       922,470   1,134,737    1,094,321    1,201,370       491,565
Shareholders' equity                            1,995,791   1,786,441    1,609,394    1,433,781     1,275,213
Total assets                                    3,782,848   3,792,820    3,510,259    3,365,903     2,313,218
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings after tax (4)                                9.1%       14.1%        15.6%         9.1%         13.1%
Earnings per share (4)                                9.3%       14.1%        15.8%         8.2%         12.9%
Dividends declared per share                          8.8%        8.5%         9.3%        12.4%         15.0%
Book value per share                                 11.8%       11.6%        11.9%        11.7%         11.5%
Credit ratios
Long-term debt to shareholders' equity               46.2%       63.5%        68.0%        83.8%         38.6%
Times interest expense earned                        8.1X        7.9X         7.9X         7.8X         19.7X




(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2) Shares outstanding have been converted to a comparable basis by reflecting retroactively shares issued for a 2-for-1 stock split effective
     January 6, 1987.
(3) Based upon year-end shareholders' equity and shares outstanding.
(4) Before cumulative effect of accounting principle changes .
(5) Operating cash flow represents operating income plus depreciation and amortization of intangible assets.


Notes to 11-year summary

 (a) The Company and its subsidiaries made the acquisitions listed at right during the period. The results of operations of these acquired businesses are included in the accompanying financial information from the date of purchase. Note 2 of the consolidated financial statements on page 38 contains further information concerning certain of these acquisitions.
 (b) During the period, the Company sold substantially all of the assets or capital stock of certain other subsidiaries and divisions of other subsidiaries for which the revenues and contributions to consolidated net income were not material. Note 2 of the consolidated financial statements on page 38 contains further information concerning certain of these dispositions.


Acquisitions   1985-1995
1985
March 15       Triangle Sign Company
March 29       Family Weekly magazine, now USA WEEKEND
July 1         The Des Moines Register and The Jackson Sun
Nov. 27        Peekskill Star Corporation
1986
Jan. 3         KTKS-FM now KHKS-FM, Dallas
Feb. 18        The Evening News Association
July 14        The Courier-Journal and Louisville Times Company
July 29        KCMO-AM and KBKC-FM, Kansas City
Sept. 16       KHIT-FM, Seattle
Dec. 1         Arkansas Gazette Company
1987
July 15        Gannett Direct Marketing Services, Inc.
1988
Feb. 1         WFMY-TV, Greensboro, N.C.
               WTLV-TV, Jacksonville, Fla.
July 1         New York Subways Advertising Co., Inc.
                and related companies
1989
Oct. 31        Rockford Magazine
Nov. 6         Outdoor advertising displays merged
                into New Jersey Outdoor
1990
March 28       Great Falls (Mont.) Tribune
May 17         Ye Olde Fishwrapper
June 18        The Shopper Advertising, Inc.
Sept. 7        Desert Community Newspapers
Dec. 27        North Santiam Newspapers
Dec. 28        Pensacola Engraving Co.
1991
Feb. 11        The Add Sheet
April 3        New Jersey Publishing Co.
Aug. 30        The Times Journal Co., including The Journal Newspapers,
                The Journal Printing Co. (now Springfield Offset)
                and Telematch
Oct. 3         Gulf Breeze Publishing Co.
1992
April 24       Graphic Publications, Inc.
1993
Jan. 30        The Honolulu Advertiser
April 24       Tulare Advance-Register
1994
May 2          Nursing Spectrum
June 9         Altoona Herald-Mitchellville Index and the
                Eastern ADvantage
Dec. 1         KTHV-TV, Little Rock
1995
Dec. 4         Multimedia, Inc.

Form 10-K information

Business of the company
Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. Approximately 98% of its revenues are from domestic operations. Its foreign operations are primarily in Canada, but it also has business interests in certain European, Asian and other foreign markets. Its corporate headquarters is in Arlington, Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.
 On December 4, 1995, the Company completed the acquisition of Multimedia, Inc. ("Multimedia"). Multimedia's principal business operations include 10 local daily newspapers, five television stations, two radio stations, a cable television division, television entertainment programming and an alarm security company.
 The consideration paid for Multimedia included $45.25 per common share, totaling $1.8 billion, and the assumption of Multimedia liabilities of approximately $0.5 billion. This acquisition was accounted for under the purchase method of accounting and Multimedia's results of operations are included in the Company's financial statements from the date of acquisition. The acquisition of Multimedia did not materially affect the Company's consolidated results of operations for 1995. The Company financed the acquisition of Multimedia with the issuance of unsecured promissory notes (commercial paper).
 The Company's principal business segments are newspaper publishing, broadcasting, cable and an other businesses segment, which includes outdoor advertising, the alarm security business and the television entertainment programming business.
 The Company's newspapers make up the largest newspaper group in the U.S. in circulation. The Company operates 92 daily newspapers, with a total average daily circulation of approximately
6.6 million for 1995, including USA TODAY. The Company also publishes USA WEEKEND, a weekend newspaper magazine, and a number of non-daily publications.
 On December 31, 1995, the broadcasting division included 15 television stations in markets with almost 14 million households and 13 radio stations in markets with a listening population of more than 36 million.
 The cable business serves 458,000 subscribers in five states.
 The outdoor advertising business is the largest in North America, with operations in 11 states and Canada. It includes 12 outdoor advertising companies, transit and transit shelter advertising operations, and a printing division.
 The alarm security business, Multimedia Security Service, provides alarm services to 101,000 customers primarily in eight states. The Company's entertainment programming business, Multimedia Entertainment, produces syndicated talk shows for U.S. and foreign television markets.
 The Company also owns the following: Gannett News Service, which provides news services for its newspaper operations; Gannett National Newspaper Sales, which markets the Company's nationwide newspaper advertising resources; Gannett Offset, which coordinates the sale, marketing and production of commercial offset printing done for national and regional customers at many of Gannett's newspapers with offset presses and at the Company's offset printing facilities in Chandler, Ariz., Miramar, Fla., Nashville, Tenn., Atlanta, Ga., St. Louis, Mo., Norwood, Mass., and Springfield, Va.; electronic information services, including the USA TODAY Information Network; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Gannett Direct Marketing Services, a direct marketing company with operations in Louisville, Ky.; Telematch, a telephone database service; Nursing Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; Gannett Community Directories of New Jersey, yellow-pages publishing; Gannett Digital Xpress, a personalized audio, fax and text information service; and Gannett TeleMarketing, a telephone sales and marketing business.

Business segment financial information
Selected financial information for the Company's business segments is presented on the following page. For a description of the accounting policies related to this information, see Note 10 to the Company's Consolidated Financial Statements. Operating cash flow amounts represent operating income plus depreciation and amortization of intangible assets.

In thousands of dollars
Business segment financial information
                                   1995         1994         1993
                               ------------ ------------ ------------
Operating revenues:
Newspaper publishing            $3,229,121   $3,136,816   $2,968,713
Broadcasting                       466,187      406,608      397,204
Cable                               15,061            0            0
Other businesses                   296,367      281,099      275,704
                               ------------ ------------ ------------
                                $4,006,736   $3,824,523   $3,641,621
                               ------------ ------------ ------------
Operating income:
Newspaper publishing              $701,568     $734,717     $676,346
Broadcasting                       182,865      128,863       86,686
Cable                                4,065            0            0
Other businesses                    30,688       16,311       15,738
Corporate                          (67,303)     (67,113)     (64,418)
                               ------------ ------------ ------------
                                  $851,883     $812,778     $714,352
                               ------------ ------------ ------------

Depreciation and amortization:
Newspaper publishing              $147,711     $149,063     $145,742
Broadcasting                        30,107       29,089       31,449
Cable                                3,798            0            0
Other businesses                    18,718       20,245       20,398
Corporate                            9,621       10,399       12,046
                               ------------ ------------ ------------
                                  $209,955     $208,796     $209,635
                               ------------ ------------ ------------

Operating cash flow:
Newspaper publishing              $849,279     $883,780     $822,088
Broadcasting                       212,972      157,952      118,135
Cable                                7,863            0            0
Other businesses                    49,406       36,556       36,136
Corporate                          (57,682)     (56,714)     (52,372)
                               ------------ ------------ ------------
                                $1,061,838   $1,021,574     $923,987
                               ------------ ------------ ------------

Identifiable assets:
Newspaper publishing            $3,198,382   $2,561,225   $2,528,671
Broadcasting                     1,502,342      643,157      685,230
Cable                            1,080,565            0            0
Other businesses                   397,377      246,414      282,758
Corporate                          325,134      256,256      327,139
                               ------------ ------------ ------------
                                $6,503,800   $3,707,052   $3,823,798
                               ------------ ------------ ------------

Capital expenditures:
Newspaper publishing              $128,107     $108,633     $110,409
Broadcasting                        19,923       11,673        9,144
Cable                                2,029            0            0
Other businesses                    26,153        7,156        8,230
Corporate                            7,324       17,392        4,339
                               ------------ ------------ ------------
                                  $183,536     $144,854     $132,122
                               ------------ ------------ ------------



Newspaper publishing
On December 31, 1995, the Company operated 92 daily newspapers, including USA TODAY, and a number of non-daily local publications, in 38 states, Guam and the U.S. Virgin Islands. The Newspaper Division is headquartered in Arlington, Va., and on December 31, 1995, it had approximately 32,400 full-time and part-time employees. Newspaper operating revenues accounted for approximately 83% of the Company's net operating revenues in 1993 and 1994 and 81% in 1995.
 USA TODAY was introduced in 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.
 USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 21 U.S. markets and under contract at offset plants in 12 other U.S. markets. It is sold at newsstands and vending machines generally at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 63% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.
 For 1995, USA TODAY's advertising revenues and volume rose 7% and 3%, respectively, and circulation revenues and volume rose 3% and 2%, respectively. Because of dramatically higher newsprint costs, which were up 40%, USA TODAY's operating income was lower than in 1994.
 USA TODAY International, published separately from USA TODAY, is printed from satellite transmission under contract in London, Zurich, Frankfurt and Hong Kong, and is distributed in Europe, the Middle
East, Africa and Asia. It is available in more than 90 foreign countries.
 The Gannett News Service is headquartered in Arlington, Va., and has bureaus in nine other states (see page 67 for more information).
Gannett News Service provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers.
 The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper supplement in 452 newspapers throughout the country, with a total circulation of 19.2 million at the end of 1995.
 At the end of 1995, 57 of the Company's daily newspapers, including
USA TODAY, were published in the morning and 35 were published in the evening.
 As part of the Multimedia purchase in December 1995, the Company acquired 10 daily newspapers with a combined daily circulation of approximately 300,000. The larger newspapers in this group are in Asheville, N.C., Greenville, S.C., and Montgomery, Ala.
 Individually, Gannett newspapers are the dominant news and information source with strong brand recognition in their market.
Their durability lies in the quality of their management, their flexibility, their focus on customer-directed programs like NEWS 2000, ADvance and ADQ, and their capacity to invest in new technology. Collectively, they form a network of powerful franchises across the nation.
 Faced with increased newsprint prices, Gannett editors tightened writing and presentation in 1995 and took a fresh look at all features to see which best served readers. These efforts were made in keeping with the principles of NEWS 2000, a program launched in 1991 to improve news-content quality.
 In 1995, the Company continued to refine ADvance strategies that focus on attracting more dollars from medium and small advertisers.
Revenue from this segment grew 6% in 1995. Introduced in June 1992, ADvance is a program to develop marketing partnerships with advertisers and enhance the skills of newspaper sales and marketing staffs. The Company will continue to undertake significant efforts to implement ADvance concepts in 1996 through training and results assessment.
 The Company introduced ADQ, a divisionwide initiative to improve advertising quality, advertiser satisfaction and newspaper profitability. A quality measurement tool was developed that measures effectiveness of newspaper service and quality.
 All of the Company's daily newspapers receive the Gannett News
Service. In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services.
 The senior executive of each newspaper is the publisher, and the newspapers have advertising, business, circulation, news, market development and production departments.
 Technological advances in recent years have had an impact on the way newspapers are produced. Computer-based text editing systems capture drafts of reporters' stories and are then used to edit and produce type for transfer by a photographic process to printing plates. All of the Company's daily newspapers are produced by this method.
"Pagination" enables editors to create a newspaper page by computer, avoiding all or part of the manual "paste-up'' of the page before it can be converted into a printing plate. The Company uses pagination systems at 65 newspaper plants.
 During 1995, the Mobile Advertising Sales System (MASS), a sales "tool-kit" on laptop personal computers that was developed by the Company in 1993, was installed at 28 additional newspapers. There are now 36 Gannett newspapers and approximately 500 account representatives using MASS. Installation at other Company newspapers will continue in 1996.
 AdLink, a computer software application developed by the Company in 1994 that allows real estate advertisers to track properties and to facilitate the make-up of complex newspaper advertisements, has been installed at 14 newspapers. Real estate advertisers have increased the number of advertising pages given this new resource. During 1995, an Internet linkage capability was developed and will be installed at selected newspapers in 1996.
 Gannett newspapers explored and tested business opportunities that the Internet and other electronic delivery might create. Web sites are up at nine newspapers, including USA TODAY, with expanded information from that published in their newspapers. Available via commercial online services are USA WEEKEND, Gannett Suburban Newspapers and
FLORIDA TODAY. The Star-Gazette in Elmira, N.Y., is delivering online service via special cable modems in its market. With the Pulitzer Co., our joint operating agreement partner in Tucson, Ariz., we are operating STARNET, a full-service newspaper Internet site. The Company also is a partner in the New Century Network with eight other major media companies, exploring how newspaper electronic services can work cooperatively to better serve customers.
 The Company's integrated text/photo archive system, DiGiCol, is now installed at 14 Gannett newspapers, including those in Rochester, Des Moines and Louisville. This system stores, retrieves and distributes text, photos and full-page images of the newspaper in a digital form that can be searched using an easy-to-use interface. Expansion of DiGiCol to additional Gannett sites will continue in 1996.
 In early 1996, the Company joined a partnership with Knight-Ridder and Landmark Communications called InfiNet. Headquartered in Norfolk,
Va., InfiNet provides various electronic publishing and information services using the Internet and provides Internet access to individual consumers and businesses. InfiNet's principal customer group is newspapers, including those owned by the partners. The Company expects 20 to 30 of its newspapers will contract with InfiNet for Web site services and for Internet access capabilities, which will be sold in their local communities.
 Sixty daily newspaper plants print by the offset process, and 19 plants print using various letterpress processes.
 In recent years, improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked per page.
 The principal sources of newspaper revenues are circulation and advertising.
 Circulation: The table on the following page summarizes the circulation volume and revenues of the newspapers owned by the Company at the end of 1995. USA TODAY circulation is included in this table.

 This table assumes that all newspapers owned by the Company at the end of 1995 were owned during all years shown:

Circulation: newspapers owned on Dec. 31, 1995
        Circulation       Daily        Sunday
          revenues      net paid      net paid
        in thousands   circulation  circulation
       -------------- ------------- ------------
1995        $901,537     6,559,000    6,195,000
1994        $877,684     6,607,000    6,394,000
1993        $863,927     6,610,000    6,462,000
1992        $840,817     6,605,000    6,438,000
1991        $802,570     6,539,000    6,388,000


 Faced with dramatically higher newsprint prices, the Company began taking steps in 1994 to reduce consumption, including the elimination of less valuable and costly distant outstate circulation. In addition, the strike in Detroit (discussed further on page 59) resulted in a loss of circulation volume and revenues during the last half of 1995.
 Twenty-two of the Company's local newspapers reported gains in daily circulation during 1995, and 19 increased Sunday circulation.
 Home delivery prices for the Company's newspapers are established individually for each newspaper and range from $1.25 to $3.60 per week in the case of daily newspapers and from $.59 to $2.05 per copy for Sunday newspapers. The Company implemented a number of circulation price increases in 1995 and more are planned for 1996.
 Additional information about the circulation of the Company's newspapers may be found on pages 25-26 and 64-66 of this annual report.
 Advertising: Advertising revenues are generated through the sale of retail (local), classified, national and preprint advertising. A detailed analysis of newspaper advertising revenues is presented below and on page 24 of this report.
 Retail advertising is display advertising associated with local merchants, such as department and grocery stores. Classified advertising includes the ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and "help wanted." National advertising is display advertising principally from advertisers who are promoting products or brand names on a nationwide basis. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city. The newspapers have advertising departments that solicit retail, classified and national advertising.
 Gannett National Newspaper Sales also solicits national advertisers and certain national and regional retail advertisers. The newspapers have made continuing efforts to serve their readers and advertisers by introducing total market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.
 Total newspaper ad revenues on a pro forma basis rose 4%. This increase was favorably affected by the additional week in the Company's 1995 fiscal year, but it was adversely affected to a greater degree by the strike in Detroit.
 Classified business was again strong in 1995, particularly in the employment and automotive categories. There was also consistent growth of medium and small retail advertisers throughout the year. The department store category represented the biggest retail growth category, followed by appliance/electronic and entertainment.
 For 1996, the Company expects further ad revenue growth at most of its newspaper properties. Advertising associated with the Summer
Olympics in Atlanta and political contests will contribute to this growth. The effects of the strike in Detroit are expected to diminish in 1996 and further advertising rate increases are planned at many newspapers. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenues at all of the Company's newspaper operations.
 The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the Company at the end of 1995. Again, this chart assumes that all of the newspapers owned at the end of 1995 were owned throughout the years shown:

Advertising: newspapers owned on Dec. 31, 1995
        Advertising
          revenues      Inches of
        in thousands   advertising
       -------------- -------------
1995      $2,327,574   144,176,000
1994      $2,242,977   140,593,000
1993      $2,094,122   135,252,000
1992      $2,009,663   129,212,000
1991      $1,958,574   124,446,000


 Competition: The Company's newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping sell the advertisers' products or services. They compete for circulation principally on the basis of their content and their price. While most of the Company's newspapers do not have daily newspaper competitors that are published in the same city, in certain of the Company's larger markets, there is such direct competition. Most of the Company's newspapers compete with other newspapers published in nearby cities and towns and with free distribution and paid advertising weeklies.
 At the end of 1995, The Cincinnati Enquirer, The Detroit News, the
El Paso (Texas) Times, The Honolulu Advertiser, The Tennessean at Nashville and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the Company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.
 The rate of development of opportunities in and competition from emerging electronic communications services, including those related to the Internet and the World Wide Web, is increasing. Through internal development programs, acquisitions and partnerships, the Company's efforts to explore new opportunities in news, information and communications businesses have been expanded. Recent business developments include USA TODAY Online, which was launched in April
1995 as the electronic complement to the newspaper; the InfiNet partnership, which provides Web site services and Internet access; Telematch, a telephone database service; and Gannett Media
Technologies International, a division designed to market products developed by Gannett's Advanced Systems Lab and which are currently in use at Gannett newspapers.
 Nine of the Company's newspapers now maintain a commercial site on the World Wide Web for the delivery of news, information and advertising. Plans for 1996 call for 20 to 30 additional newspapers to establish a Web site.
 Properties: Generally, the Company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at December 31, 1995, 12 non-Gannett printers were used to print the newspaper in the U.S. in markets where there are no Company newspapers with appropriate facilities. Four non-Gannett printers in foreign countries are used to print USA TODAY
International. USA WEEKEND and Nursing Spectrum are also printed under contracts with commercial printing companies. Many of the Company's newspapers also have outside news bureaus and sales offices, which generally are leased. In a few cities, two or more of the Company's newspapers share combined facilities; and in two locations, facilities are shared with other newspaper properties under joint operating agreements. The Company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.
 During the past five years, new or substantial additions or remodeling of existing newspaper facilities have been completed or are at some stage of construction at nine of the Company's newspaper operations. During 1995, facility expansion in Jackson, Miss., was completed. As part of the Company's annual capital expenditure program, its properties are improved or upgraded on a regular basis.
The Company's facilities are adequate for present operations.
 Raw materials: Newsprint is the basic raw material used to publish newspapers. During 1995, the Company's newsprint consumption was approximately 796,000 metric tons, including the Company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND, USA TODAY tonnage consumed at non-Gannett print sites, and newsprint consumed by Multimedia newspapers for December 1995. Newsprint consumption was down 5% from 1994. The
Company purchases newsprint from 29 North American and offshore suppliers under contracts which expire at various times through 2010.
 During 1995, all of the Company's newspapers used some recycled newsprint. For the year, approximately 81% of the Company's newsprint consumption contained recycled content.
 In 1995, newsprint supplies were adequate. The Company believes that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.
 The average cost per ton of newsprint consumed in 1995 rose more than 40% from 1994's average cost. Suppliers have announced plans for further newsprint price increases in 1996, however, it is not certain at this time if market conditions will support these plans. In the absence of further newsprint price changes, the Company's average cost per ton will be approximately 20% greater than in 1995 because of the carryover effect of 1995 price increases.
 Regulation: Gannett is committed to protecting the environment. Our goal is to ensure that Gannett facilities are in compliance with federal, state and local environmental laws and to incorporate appropriate environmental practices and standards in our newspaper, broadcast and outdoor advertising operations. The Company employs a corporate environmental manager responsible for oversight not only of regulatory compliance but also of preventive measures. The Company is one of the industry leaders in the use of recycled newsprint. The
Company increased usage of newsprint containing recycled content from 42,000 metric tons in 1989 to more than 645,000 metric tons in 1995.
The Company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its Environmental Compliance Plan, the Company believes it is taking effective measures to maintain compliance with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment, including the issuance of permits.
 Several of the Company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency or comparable state agencies. The Company provides for costs associated with these matters in accordance with generally accepted accounting principles. The
Company does not believe that these matters will have any significant impact on its financial condition or results of operations.
 Additional information about the Company's newspapers may be found on pages 64-67 of this report.

Broadcasting
On December 31, 1995, the Company's television division, headquartered in Arlington, Va., included 15 television stations, in markets with a total of almost 14 million households. The Company's radio division includes 13 radio stations in seven markets with a listening population of more than 36 million. As part of the Multimedia purchase in December 1995, five television stations and two radio stations were added to the Company's broadcasting group.
 At the end of 1995, the broadcasting division had approximately
2,900 full-time and part-time employees. Broadcasting revenues accounted for approximately 12% of the Company's reported operating revenues in 1995 and 11% in 1993 and 1994.
 The principal sources of the Company's broadcasting revenues are: 1) local advertising focusing on the immediate geographic area of the stations; 2) national advertising; 3) compensation paid by the networks for carrying commercial network programs; and 4) payments by advertisers to television stations for other services, such as the production of advertising material. The advertising revenues derived from a station's local news programs make up a significant part of its total revenues.
 Advertising rates charged by a television station are based primarily upon the station's ability to attract viewers, demographics and the number of television households in the area served by the station. Practically all national advertising is placed through independent advertising representatives. Local advertising time is sold by each station's own sales force.
 Generally, a network provides programs to its affiliated television stations, sells commercial advertising announcements within the network programs and compensates the local stations by paying an amount based on the television station's network affiliation agreement.
 Each radio station with a network affiliation generally is paid a flat annual fee under its affiliation agreement. Local programming quality and the geographic coverage of its signal are key factors in a radio station's competitive position within the market. Since most radio programming originates locally, network affiliation has little effect on a radio station's competitive position.
 Programming: The costs of locally produced and purchased syndicated programming are a significant portion of television operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and affiliated stations within the market and in some cases from cable operations. In recent years, the Company's television stations have increased their locally produced news and entertainment programming in an effort to provide programs that distinguish the stations from the competition and to better control costs.
 Properties: The Company's broadcasting facilities are adequately equipped with the necessary television and radio broadcasting equipment. The Company owns transmitter sites in 19 locations and leases sites in 13 others.
 During the past five years, new broadcasting facilities have been built in Denver, Los Angeles and Washington, D.C. Substantial additions or improvements were completed in Austin and Dallas, Texas, Greensboro, N.C., and Little Rock. Substan-tial remodeling is underway in Atlanta and is being planned for Jacksonville. The Company's broadcast facilities are adequate for present purposes.
 Competition: In each of its broadcasting markets, the Company's stations compete for revenues with other network-affiliated and independent television and radio broadcasters and with other advertising media, such as cable television, newspapers, magazines and outdoor advertising. The Company's broadcasting stations compete principally on the basis of their market share, advertising rates and audience composition.
 Network programming constitutes a substantial part of the programs broadcast on the Company's television stations, and the Company's competitive position is directly affected by viewer acceptance of network programming. Local news has been most important to a station's success and there is a growing emphasis on other forms of local programming as well as continuing involvement in the local community.
 Other sources of present and potential competition for the Company's broadcasting properties include pay cable, home video and audio recorders and video disc players, direct broadcast satellite and low power television. Some of these competing services have the potential of providing improved signal reception or increased home entertainment selection, and they are continuing development and expansion.
 Regulation: The Company's television and radio stations are operated under the authority of the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (Communications Act), and the rules and policies of the FCC (FCC Regulations).
     Under amendments to the Communications Act effected by the Telecommunications Act of 1996 (the 1996 Act), television and radio broadcast licenses will be granted for a maximum period of eight years. (The periods were formerly five years and seven years, respectively.) Television and radio broadcast licenses are renewable upon application to the FCC and in the past usually have been renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications has resulted in loss of the license. No petitions to deny or competing applications are pending with respect to any of the Company's stations. The Company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC Regulations.

 FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming. FCC Regulations governing multiple ownership prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio; television and daily newspapers; radio and daily newspapers; or television and cable television). Pursuant to the 1996 Act, permanent waivers can be sought for television and radio ownership in the top 50 markets, however. Also, the 1996 Act limits the television broadcast interests held by any person to assure that stations under common control do not exceed an aggregate national audience reach of 35 percent. (Prior to enactment of the 1996 Act, the cap on audience reach was 25 percent and no single party could own more than 12 stations.)
 The FCC's consent to the Company's December 1995 acquisition of control of five television stations and two radio stations owned by Multimedia, Inc. was conditioned on the Company's compliance (within
12 months) with FCC "one-to-a-market" rules affecting (1) cross-ownership of TV and cable systems in the area of Oklahoma City, Okla.; (2) cross-ownership of a daily newspaper and a TV station in Cincinnati, Ohio; (3) common ownership of TV stations in Atlanta and Macon, Ga.; and (4) cross-ownership of TV and radio stations in Macon, Ga.
 The 1996 Act deregulated radio and television ownership rules so as to permit larger ownership groups and, in the top 50 television markets, more TV-radio combinations than were permitted under prior
FCC rules. Limits on the number of radio stations commonly owned on a national basis were eliminated, and local radio ownership limits were expanded, depending on the number of stations operating in the local radio market. Also, competing applications will not be accepted at the time of license renewal, and will not be entertained at all unless the FCC first concludes that license renewal would not serve the public interest. It will be necessary for the FCC to amend many existing
FCC Regulations to implement the 1996 Act, and this process has not yet been completed.
 Other matters: Gannett Broadcasting, along with CBS Radio and Westinghouse Electric subsidiaries Group W Radio and Xetron Corporation, have formed a partnership, USA Digital Radio, to develop in-band on-channel AM and FM digital audio broadcasting (DAB) systems. During 1994, the partnership substantially completed prototypes of AM and FM DAB. USA Digital Radio's systems, along with those of competing developers, have been submitted for testing and evaluation by the National Radio Systems Committee. Additionally, USA Digital Radio's success is dependent on FCC approval of its techniques for broadcasting DAB within the AM and FM radio bands.
 Additional information about the Company's television and radio stations may be found on page 68 of this annual report.

Cable
On December 31, 1995, the Company's cable division, headquartered in Wichita, Kan., operated cable television systems serving 458,000 subscribers in Kansas, Oklahoma, Illinois, Indiana and North Carolina. The cable division was acquired on December 4, 1995 as part of the Multimedia purchase. At the end of 1995, the cable division had approximately 960 full-time and part-time employees.
 Cable television is the distribution of a wide variety of television and special information programs to subscribers within a community over a network of fiber-optic and coaxial cable.
 The principal sources of the Company's cable division revenues are:
1) monthly fees paid by subscribers for primary services generally consisting of local and distant broadcast stations and public, educational and governmental channels required by local franchising authorities and a variety of satellite-delivered entertainment and information channels; 2) monthly and per-event fees paid by subscribers for premium television services which provide special programs such as recently released movies, entertainment programs or selected sports events. Subscribers can receive these programs on a designated channel of the cable system which is restricted with electronic security devices to isolate the pay television signal so that only subscribers to the service can receive it; 3) local advertising revenues; 4) a share of revenues from sales of products on home shopping services offered by the Company to its subscribers; and 5) in the case of its Wichita system, revenues from the lease of certain fiber-optic capacity to a partnership engaged in competitive access telephone services.
 The Company holds approximately 160 franchises from local governing authorities which permit the Company to operate a cable television system in the granting community. These franchises, which expire at varying dates ranging from one to 20 years, are generally non-exclusive and may be terminated for failure to comply with specified conditions. In most cases, the Company is required to pay fees generally ranging from 3% to 5% of a system's revenues, to the local governing authority granting a franchise. At the end of 1995, approximately 115 systems, which account for more than 81% of the Company's subscribers, have franchise agreements expiring in the year 2000 and beyond.
 The following table shows certain cable division information as of the end of 1995, 1994 and 1993.

                           1995      1994      1993
                         --------- --------- ---------
Homes passed              738,000   710,000   694,000
Basic subscribers         458,000   432,000   417,000
Pay subscribers           336,000   339,000   323,000
Basic penetration            62.1%     60.8%     60.1%
Pay-to-basic ratio           73.4%     78.5%     77.5%
Average monthly  revenue
 per cable subscriber      $32.29    $32.56    $33.29

 The Company's strategy is to develop clusters of cable television systems in suburban communities of major metropolitan markets and other areas with favorable demographics. Management believes that the clustering of cable systems produces operating, marketing and servicing efficiencies. Management believes that clustering will also enable the Company to achieve efficiencies in the future deployment of new services such as video-on-demand, interactive multimedia, competitive access and telephony.
 Properties: The Company's cable systems and facilities are adequately equipped with the necessary cable equipment. Prior to acquisition, the cable division began a major rebuild program to install fiber-optic cable and upgrade the technical capabilities of its cable systems. The rebuild program, which will extend for approximately two more years, will enhance services through improved picture quality and reliability, and will provide the ability to offer additional services to subscribers.
 At December 31, 1995, 51% of the Company's cable subscribers had advanced technical facilities (550MHz to 750MHz) capable of 80 and 110 channel capacity, respectively. During 1996 the Company expects to increase this penetration to 79% and by the end of 1997 expects to have approximately 95% of its subscribers on systems with a capacity of 80 channels or more. The rebuild plans include the future integration of digital compression and the installation of interactive converter boxes in the homes of approximately 50% of the Company's subscribers. The Company believes its technological upgrades will prepare it for new competitors and potential revenue opportunities.
 Competition: The Company's cable division competes with other companies and individuals in the submission of applications for additional franchises, in the renewal of existing franchises and in seeking to acquire operating cable systems and under-developed franchises. Since most franchises are granted on a non-exclusive basis, other applicants may obtain franchises in areas where the Company presently operates systems or holds franchises.
 The cable division competes with over-the-air television and radio broadcasting, newspapers, movie theaters, live entertainment and sporting events and home video products.
Subscription television competition also includes direct broadcast satellite services, multichannel, multipoint distribution services and private satellite master antenna television systems serving condominiums, apartment complexes and other private residential developments. The Company's cable division competes for revenues principally on the basis of quality of service, programming options and pricing.
 Other matters: The Company entered into a partnership with Hyperion Telecommunications, Inc., a subsidiary of Adelphia Cable, to construct and operate competitive access telephone services in its Wichita franchise area. The construction of the network is complete and the partnership has begun operations.

 Regulation: The cable television industry is subject to extensive federal, local, and in some cases, state regulation. The Cable Communications Policy Act of 1984 (the 1984 Act) and its amendment (the 1992 Act) govern cable television. The FCC has the principal federal responsibility for regulating cable matters, including rates, customer service, ownership, carriage of broadcast signals and other programming, technical matters, leased access, franchises and consumer equipment standards.
 FCC Regulations prohibit common ownership or control of a television station and a cable system in the station's Grade B signal coverage area. As noted above, the Company received a 12-month period to comply with this limit as it affects the Company's television station and cable systems in the Oklahoma City area.
 The 1992 Act requires mandatory carriage of certain local over-the-air television stations ("must-carry" rules) and allows television stations to prohibit the carriage of their programs by cable systems absent consent ("retransmission consent"). Television stations may elect either must-carry or retransmission consent on local cable systems. The Company's cable systems have accommodated those stations electing mandatory carriage, and have entered into retransmission consent agreements with others.
 The 1992 Act rate regulations apply to basic service (which includes broadcast signals) unless a cable system is subject to "effective competition." Virtually all cable systems are subject to rate regulation. To regulate rates for basic service, local officials must follow detailed FCC guidelines and procedures. The 1992 Act also regulates non-basic (cable programming)rates. FCC rules also limit rates for consumer equipment. The rules permit cable companies periodic rate increases for inflation and certain external costs.
 The 1984 Act requires a cable operator to obtain a franchise prior to instituting service, and state and local officials become involved in cable operator selection, system design and construction, safety, rates, consumer services and community programming issues. Franchising authorities may not award an exclusive franchise or unreasonably deny a competitive franchise. Local authorities may operate their own cable system, though, notwithstanding the existence of a cable franchise. The 1984 Act permits local authorities to charge up to 5% of revenues per year as a franchising fee, and to require certain public cable channels.
 The 1992 Act provides an incumbent cable operator with protections against denial of its franchise renewal, including the right to a fair hearing and a right of appeal. Nevertheless, franchise renewal is not assured. Upon renewal, new or more onerous requirements, such as upgrading of facilities and services or higher franchising fees, may occur.
 Cable systems are subject to federal copyright licensing in connection with the carriage of television signals, and receive blanket permission to retransmit copyrighted material in exchange for royalty payments. The amount of the royalty payments varies.

 The 1996 Act will change cable television regulation in several respects. It eliminates the ban on telephone companies offering video services. In some cases, telephone video services will be exempt from the local franchising requirement, from rate regulation, and from customer service and other FCC Regulations. Subject to adoption of FCC Regulations, the 1996 Act also will permit cable operators to provide telephone services, without the requirement of a local franchise. Network/cable cross-ownership now will be permitted, and the statutory prohibition on broadcast/cable cross-ownership has been repealed, and the FCC is expected to review its own broadcast/cable cross-ownership rule.
 While the present rate structure for basic tiers has been retained, the 1996 Act deregulates rates for non-basic services over 3 1/2 years for major cable systems, and immediately for certain small cable systems. Deregulation of rates also will occur immediately where a telephone company enters the cable franchising area and offers comparable video programming.
 Telephone companies and cable operators in the same market are prohibited from entering into joint ventures to provide programming or telecommunication services directly to subscribers. Telephone companies and cable operators each are prohibited from acquiring more than a 10% financial interest, or any management interest, in the other's operations in its service area. For certain small and/or rural service areas, telephone or cable companies may acquire an interest in the other in its service area, however.


Other businesses

Outdoor advertising
At the end of 1995, the Company's outdoor advertising business, headquartered in New York City, included 12 outdoor advertising companies operating in 19 major markets in the U.S. and most major markets in Canada, and a printing division. The outdoor business had approximately 1,500 full-time and part-time employees at the end of 1995.
 The Company derives its outdoor advertising revenues from leasing space on its approximately 44,000 advertising displays, which fall into four major groups:
 Poster panels (28% of outdoor revenues): Poster panels include standardized posters, which are approximately 12 feet high and 25 feet long, eight-sheet posters, which are 6 feet high and 12 feet long (also known as junior posters) and smaller posters displayed in shopping centers and airports. Posters are sold in packages based on daily exposure opportunities, usually for four-week increments. They feature lithographed or silk-screened advertising copy, posted on the surface of the board.
 Bulletins (41% of outdoor revenues): Bulletins typically are 14 feet high and 48 feet long. They are sold on a unit basis, typically for four to 12 months. Most are rotated to a different location every 60 days. "Permanent'' bulletins, however, do not rotate. They tend to have more viewers and are higher priced than rotating bulletins. The surface of the board is usually hand painted, computer painted or covered with lithographed paper. The Company pioneered the use of Superflex and Uniface, flexible vinyl faces for bulletins, which provide a more attractive advertising surface. The flexible vinyl faces also are compatible with new computer printing technology. Additionally, the Company offers backlights, which are rear-illuminated units on major arterial highways with the advertising message air-brushed, computer-painted or silk-screened on translucent plastic. These are available in both the U.S. and Canada.
 Transit shelter displays (20% of outdoor revenues): These primarily include internally illuminated 4-foot-by-5-foot posters displayed on public transit shelters in several major cities in the U.S. and Canada.
 Other displays (11% of outdoor revenues): This category includes poster advertising throughout the New York City subway system and on buses in Detroit, Grand Rapids and Rochester, N.Y. Printing division revenues also are categorized here.
 Monthly advertising rates for each of these outdoor advertising media are based on such factors as the size of the advertising display, visibility, cost of leasing, construction and maintenance and the number of people who have the opportunity to see the advertising message. The latter is measured by the Traffic Audit Bureau (U.S.) or the Canadian Outdoor Measurement Bureau.

 Revenues: Outdoor advertising results were strong in 1995 as revenue rose 5%, while costs were held to an increase of just 1%. Operating profit rose significantly. Overall revenue gains were achieved in the face of a decline in revenues from the tobacco industry in the U.S.
 In recent years, as in 1995, outdoor revenues and operating income have been adversely affected by reduced ad expenditures by the tobacco industry, which is among the principal sources of national revenues. The Company believes that further, but smaller, reductions in ad spending by this industry in 1996 are possible. Since revenues from the tobacco industry have become a far less significant part of the outdoor business, the Company expects that further reductions in ad spending by this industry are not likely to have a material impact.
 To replace lost tobacco business, the Company has obtained additional advertising from packaged-goods advertisers, as well as the more traditional sources of automotive, supermarkets, media, financial, fashion, entertainment and issue-oriented advertising.
 The Company also formed and operates Outdoor Network, USA, which includes 50 independent outdoor companies operating in 90 of the top 100 markets. Gannett Outdoor develops advertising nationally on behalf of the group, providing a central source to clients for market information and research, and providing single-invoice billing. The network's benefits are simplicity in planning and buying the medium, proof of performance audits, creative assistance and strengthened client service. The objective is to bring these benefits to bear in developing new and lasting sources of national business for network members.
 Properties: In the conduct of its outdoor business, the Company constructs advertising display structures on land or buildings owned by the Company or leased from others. These leases are for varying terms and generally have renewal options. At the end of 1995, the Company leased approximately 20,000 sign locations. The Company owns approximately 600 parcels of varying sizes on which it maintains sign structures.
 Advertising displays placed in public transit areas are subject to the terms of separate contracts with various municipal authorities. These contracts are for varying periods and require payments to the municipalities which are generally based on a percentage of the Company's revenue from the displays. The Company's outdoor facilities and displays are adequate for present operations.
 Competition: The Company encounters direct competition in all of its principal outdoor advertising market areas. In most of its markets, the Company is among the larger competitors in terms of the number of advertising displays. The Company's outdoor operations also compete for revenues with newspapers, magazines, television, radio and other advertising media.
 Regulation: Federal agencies from time to time propose restrictions upon the tobacco industry and other businesses that use outdoor advertising, which affect the outdoor industry.
A prohibition of advertising for tobacco products in Canada, which was phased in over the years 1988-1990, was overturned near the end of 1995 by the Canadian courts. Effective January 1, 1993, New York City regulations prohibit the advertising of tobacco products on the city's subway system.
 In many localities in which the Company operates, outdoor advertising is the object of restrictive, and in some cases prohibitive, zoning regulations. Management expects federal, state and local regulations to continue to be a significant factor in the operation of the Company's outdoor advertising business. It is not possible to predict the extent to which such regulations could affect future earnings.
 Additional information about the Company's outdoor division can be found on page 67 of this report.

Alarm security business
The Company's alarm security business, Multimedia Security Service, provides alarm monitoring services for residential and commercial customers. Multimedia Security Service is headquartered in Wichita, Kan. Monitoring equipment located on the customer's premises transmits a signal by telephone and radio to a central monitoring station at the Company's headquarters whenever the customer's alarm is triggered. At the end of 1995, Multimedia Security Service employed approximately 450 full-time and part-time employees.
 At the end of 1995, the Company serviced approximately 101,000 customers in a number of states, but with a concentration of accounts in eight states, where it maintains full-service offices: Kansas, Oklahoma, California, Texas, Florida, Arizona, Missouri and Illinois. The year-end customer base includes approximately 18,000 accounts purchased on December 28, 1995 from PremiTech, a subsidiary of Electronic Data Systems (EDS).
 The Company's efforts to expand its customer base include the acquisition of accounts from dealers or other security service businesses, and to a lesser degree through internal sales efforts. Generally, monitoring contracts are for three years. To maximize growth potential and retention of customers, the Company strives to be a leader in the industry in alarm response time and reliability.
 Properties: The Company owns its security service headquarters and central monitoring station facility in Wichita, Kan., construction of which was completed in 1994. The Company leases office space for its service and sales offices. The Company's properties are adequate for present operations and its central monitoring facility and equipment are technologically advanced and can accommodate a significant increase in the customer base.

 Competition: The Company competes with other alarm security businesses in its markets on the basis of the quality and reliability of its service, and on pricing. The Company also competes with other alarm security businesses for the acquisition of existing security accounts.

Television entertainment programming
The Company's television entertainment programming business, Multimedia Entertainment, produces programming for distribution in the U.S. and foreign television markets, and participates in joint ventures for program production in certain foreign countries. Its primary business is the production of talk shows for syndication. At the end of 1995, five talk shows were in production: "Donahue," "Sally Jessy Raphael," "Jerry Springer," "Crook & Chase" and "Rush Limbaugh:
The Television Show." The Company also produces "NewsTalk Television," a 24-hour cable channel in the news-talk format.
 The Company contracts with television stations for exclusive rights to air these programs in their respective markets. The length of these contracts generally range from one to three years. Fees from sales to stations and from the sale of advertising within the programs are the principal sources of revenue for this business. Multimedia Entertainment is headquartered in New York City and at the end of 1995, employed approximately 244 full-time and part-time employees.
 Properties: Multimedia Entertainment owns its production equipment, and leases studio and administrative facilities in New York
City and Los Angeles. The Company believes its equipment and facilities are adequate for present purposes.
 Competition: There has been a significant increase in competition in the talk show business. The growth in the number of shows in the marketplace has increased competition for revenues, advertising spending, station clearances, guests and production talent. The Company expects the competitive pressures in the entertainment programming business to continue, which is likely to adversely affect prospects for revenue and earnings growth.

Corporate facilities
The Company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The capital expenditure program for 1993, 1994 and 1995 included amounts for leasehold improvements, land, building, furniture, equipment and fixtures for headquarters operations. Headquarters facilities are adequate for present operations.
In March 1994, the Company signed an agreement to purchase
30 acres of land in Fairfax County, Va., for possible use as a future site for corporate headquarters and perhaps other operations. This transaction has not yet been completed.

Employee relations
On December 31, 1995, the Company and its subsidiaries had 39,100 full-time and part-time employees. On the basis of hours worked, the Company employed the equivalent of 35,300 full-time employees. Six of the Company's newspapers are published together with non-Company newspapers pursuant to joint operating agreements, and the employment numbers above include the Company's pro-rata share of employees at those operations.
 Approximately 20% of those employed by the Company and its subsidiaries are represented by labor unions. They are represented by 162 local bargaining units affiliated with 18 international unions under collective bargaining agreements.
These agreements conform generally with the pattern of labor agreements in the newspaper, broadcasting and outdoor advertising industries. The Company does not engage in industrywide or companywide bargaining. The Company strives to maintain good relationships with its employees.
 On July 13, 1995, approximately 2,500 workers from six unions began a strike against the Company's largest local newspaper, The
Detroit News, the Detroit Newspaper Agency and the
Detroit Free Press, its agency partner. The strike was precipitated by unrealistic and excessive demands by the unions for wage increases and position levels. The strike continues.
 Throughout the strike and despite union efforts at stopping delivery, intimidation and frequent violence, the newspapers have published every day. Managers from The News, the Free Press and the agency, working with employees from other Gannett and Knight-Ridder newspapers, have maintained successful operations. More than 400 employees have returned to work and approximately 1,400 replacement workers have been employed to fill all other necessary positions.
 The Company provides competitive group life and medical insurance programs for full-time employees at each location. The Company pays a substantial portion of these costs and employees contribute the balance. Virtually all of the Company's units provide retirement or profit-sharing plans which cover eligible full-time employees.
 In 1990, the Company established a 401(k) Savings Plan which is available to most of its employees.

Acquisitions and dispositions 1991-1995
The growth of the Company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1991 are shown below. The Company has disposed of several businesses during this period, which also are presented.





Acquisitions    1991-1995
Year acquired   Name                                Location                        Publication times or business
--------------- ----------------------------------- ------------------------------- ------------------------------------
1991            The Add Sheet                       Columbia, Mo.                   Weekly advertising shopper
                New Jersey Publishing Co.           Paramus, N.J.                   Yellow-page directories
                The Times Journal Co.               Springfield, Va.                Daily newspapers, commercial
                                                                                    printing and telephone data service
                Gulf Breeze Publishing              Gulf Breeze, Fla.               Weekly

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

1995            Multimedia, Inc.                    Greenville, S.C.                Ten daily newspapers, various non-dailies
                                                                                    five television stations, two radio stations,
                                                                                    cable television franchises in five states,
                                                                                    alarm security business, television
                                                                                    entertainment programming

Dispositions    1991-1995
Year sold       Name                                Location                        Publication times or business
--------------- ----------------------------------- ------------------------------- ------------------------------------
1991            Arkansas Gazette Company            Little Rock, Ark.               Daily and Sunday
                Journal Newspapers                  Springfield, Va.                Daily

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

1994            The Stockton Record                 Stockton, Calif.                Daily and Sunday

1995            The Add Sheet                       Columbia, Mo.                   Weekly advertising shopper


QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 31, 1995           1st Quarter     2nd Quarter     3rd Quarter    4th Quarter       Total
                                            --------------- --------------- --------------- -------------- --------------
Net operating revenues:
Newspaper advertising                             $516,742        $567,134        $508,821       $626,553     $2,219,250
Newspaper circulation                              211,964         214,045         209,445        233,719        869,173
Broadcasting                                        96,983         120,880         104,787        143,537        466,187
Cable                                              -               -               -               15,061         15,061
All other                                           88,131         111,862         109,208        127,864        437,065
                                            --------------- --------------- --------------- -------------- --------------
Total                                              913,820       1,013,921         932,261      1,146,734      4,006,736
                                            --------------- --------------- --------------- -------------- --------------
Operating expenses:
Cost of sales and operating
 expenses, exclusive of depreciation               534,222         542,372         546,196        629,750      2,252,540
Selling, general and administrative
 expenses, exclusive of depreciation               171,777         174,806         166,953        178,822        692,358
Depreciation                                        39,259          38,983          38,336         43,079        159,657
Amortization of intangible assets                   11,395          11,361          11,362         16,180         50,298
                                            --------------- --------------- --------------- -------------- --------------
Total                                              756,653         767,522         762,847        867,831      3,154,853
                                            --------------- --------------- --------------- -------------- --------------
Operating Income                                   157,167         246,399         169,414        278,903        851,883
Non-operating income (expense):
Interest expense                                   (11,732)        (10,878)         (9,113)       (20,452)       (52,175)
Other                                                 (529)         (1,198)          1,100          4,381          3,754
                                            --------------- --------------- --------------- -------------- --------------
Total                                              (12,261)        (12,076)         (8,013)       (16,071)       (48,421)
                                            --------------- --------------- --------------- -------------- --------------
Income before income taxes                         144,906         234,323         161,401        262,832        803,462
Provision for income taxes                          58,700          94,900          65,300        107,300        326,200
                                            --------------- --------------- --------------- -------------- --------------
Net income                                         $86,206        $139,423         $96,101       $155,532       $477,262
                                            =============== =============== =============== ============== ==============
Net income per share (1)                             $0.62           $1.00           $0.69          $1.11          $3.41
                                            =============== =============== =============== ============== ==============


(1) As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 25, 1994           1st Quarter     2nd Quarter     3rd Quarter    4th Quarter       Total
                                            --------------- --------------- --------------- -------------- --------------
Net operating revenues:
Newspaper advertising                             $492,244        $540,150        $521,938       $598,339     $2,152,671
Newspaper circulation                              212,140         212,945         210,724        213,652        849,461
Broadcasting                                        84,007         107,493          95,189        119,919        406,608
Cable                                              -               -               -              -                    0
All other                                           88,234         106,293         104,576        116,680        415,783
                                            --------------- --------------- --------------- -------------- --------------
Total                                              876,625         966,881         932,427      1,048,590      3,824,523
                                            --------------- --------------- --------------- -------------- --------------
Operating expenses:
Cost of sales and operating
 expenses, exclusive of depreciation               516,424         516,083         524,016        550,287      2,106,810
Selling, general and administrative
 expenses, exclusive of depreciation               165,945         168,458         167,447        194,289        696,139
Depreciation                                        40,490          40,511          42,203         40,038        163,242
Amortization of intangible assets                   11,310          11,145          11,506         11,593         45,554
                                            --------------- --------------- --------------- -------------- --------------
Total                                              734,169         736,197         745,172        796,207      3,011,745
                                            --------------- --------------- --------------- -------------- --------------
Operating Income                                   142,456         230,684         187,255        252,383        812,778
Non-operating income (expense):
Interest expense                                   (11,168)        (10,729)        (10,307)       (13,420)       (45,624)
Other                                                1,023           1,418            (217)        12,721         14,945
                                            --------------- --------------- --------------- -------------- --------------
Total                                              (10,145)         (9,311)        (10,524)          (699)       (30,679)
                                            --------------- --------------- --------------- -------------- --------------
Income before income taxes                         132,311         221,373         176,731        251,684        782,099
Provision for income taxes                          53,600          89,600          71,200        102,300        316,700
                                            --------------- --------------- --------------- -------------- --------------
Net income                                         $78,711        $131,773        $105,531       $149,384       $465,399
                                            =============== =============== =============== ============== ==============
Net income per share (1)                             $0.54           $0.90           $0.74          $1.07          $3.23
                                            =============== =============== =============== ============== ==============

(1) As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.


SCHEDULES TO FORM 10-K INFORMATION
In thousands of dollars
Property, plant & equipment
                                   Balance at
                                   beginning        Additions              Retirements      Other         Balance at end
Classification                     of period         at cost                 or sales      Changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------
Dec. 26, 1993
Land                                  $101,313            $31,647                $1,284           $0           $131,676
Buildings & improvements               661,337             34,823                 6,778         (279)           689,103
Advertising display structures         262,145              5,454                 3,696       (1,758)           262,145
Machinery, equipment & fixtures      1,618,776            118,924                65,651        1,188          1,673,237
Construction in progress and
 deposits on contracts                  49,771             (9,193)                  485       (1,644)            38,449
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,693,342           $181,655  (A)(E)       $77,894      ($2,493) (D)    $2,794,610
                                 ============== ========================= ============== ================ ==============

Dec. 25, 1994
Land                                  $131,676               $878                  $687      ($1,701)          $130,166
Buildings & improvements               689,103              9,216                 7,356         (374)           690,589
Advertising display structures         262,145              3,031                 3,067       (2,577)           259,532
Machinery, equipment & fixtures      1,673,237            100,145               105,368        1,178          1,669,192
Construction in progress and
 deposits on contracts                  38,449             37,998                11,457          (13)            64,977
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,794,610           $151,268  (B)(E)      $127,935      ($3,487) (D)    $2,814,456
                                 ============== ========================= ============== ================ ==============

Dec. 31, 1995
Land                                  $130,166            $11,328                $2,943          $50           $138,601
Buildings & improvements               690,589             56,301                 7,501          121            739,510
Cable and security systems and
 advertising display structures        259,532            407,832                 2,979        1,086            665,471
Machinery, equipment & fixtures      1,669,192            272,112                46,828          417          1,894,893
Construction in progress and
 deposits on contracts                  64,977             56,211                     0            3            121,191
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,814,456           $803,784  (C)(E)       $60,251       $1,677  (D)    $3,559,666
                                 ============== ========================= ============== ================ ==============



Notes
(A) Includes assets at acquisition net of adjustments for prior years' acquisitions          $49,533
(B) Includes assets at acquisition net of adjustments for prior years' acquisitions           $6,414
(C) Includes assets at acquisition net of adjustments for prior years' acquisitions         $620,248
(D) Net effect of current foreign currency translation adjustment.
(E) Includes capitalized interest of $268 in 1993, $563 in 1994 and $2,529 in 1995.
(F) Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements,
    3.3% to 20% for cable and security systems and advertising display structures and 4% to 30% for machinery, equipment and fixtures.

SCHEDULES TO FORM 10-K INFORMATION


In thousands of dollars
Accumulated depreciation and
amortization of property,
plant and equipment

                                   Balance at   Additions charged
                                   beginning         to costs              Retirements      Other         Balance at end
Classification                     of period       and expenses              or sales      Changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------
Dec. 26, 1993
Buildings & improvements              $227,520            $26,617                $3,310          $24           $250,851
Advertising display structures         130,473             13,039                 3,067         (920)           139,525
Machinery, equipment & fixtures        860,058            124,764                58,474         (383)           925,965
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,218,051           $164,420   (F)         $64,851      ($1,279) (D)    $1,316,341
                                 ============== ========================= ============== ================ ==============

Dec. 25, 1994
Buildings & improvements              $250,851            $26,643                $5,431        ($534)          $271,529
Advertising display structures         139,525             13,150                 2,273       (1,422)           148,980
Machinery, equipment & fixtures        925,965            123,449                83,748          137            965,803
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,316,341           $163,242   (F)         $91,452      ($1,819) (D)    $1,386,312
                                 ============== ========================= ============== ================ ==============

Dec. 31, 1995
Buildings & improvements              $271,529            $25,818                $2,422         $308           $295,233
Cable and security systems and
 advertising display structures        148,980             14,488                 2,046          524            161,946
Machinery, equipment & fixtures        965,803            119,351                53,420           66          1,031,800
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,386,312           $159,657   (F)         $57,888         $898  (D)    $1,488,979
                                 ============== ========================= ============== ================ ==============

(D)(F) See page 62



Valuation and qualifying accounts
Allowance for doubtful receivables
                                Balance at    Additions charged    Additions
                                 beginning         to costs       recorded upon     Deductions    Balance at end
                                 of period       and expenses     acquisitions    from reserves     of period
                               -------------- ------------------ --------------- ---------------- --------------
Year ended Dec. 26, 1993             $12,241            $20,505            $473          $19,304        $13,915
Year ended Dec. 25, 1994             $13,915            $20,139             $33          $18,241        $15,846
Year ended Dec. 31, 1995             $15,846            $19,101          $6,394          $19,159        $22,182


Supplementary income statement information
Fiscal year ended                               Dec. 31, 1995     Dec. 25, 1994   Dec. 26, 1993
                                              ------------------ --------------- ----------------
Maintenance and repairs                                 $50,880         $55,131          $45,004
Taxes other than payroll and income tax:
 Property                                               $19,151         $20,522          $20,855
 Other                                                   11,167          10,747            9,157
                                              ------------------ --------------- ----------------
                                                        $30,318         $31,269          $30,012
                                              ------------------ --------------- ----------------

                                       -64, 65, 66-

MARKETS WE SERVE
Daily newspapers
    State                                                            Circulation Circulation  Circulation         Joined
  Territory            City                     Newspaper              Morning    Afternoon     Sunday    Founded Gannett   *
-------------- --------------------- ------------------------------- ----------- ------------ ----------- ------- -------------
Alabama        Montgomery            The Montgomery Advertiser           61,408                   74,938  1829    1995     (83)
Arizona        Tucson                Tucson Citizen                                   47,194              1870    1976     (46)
Arkansas       Mountain Home         The Baxter Bulletin                  9,777                           1901    1995     (84)
California     Marin County          Marin Independent Journal                        42,160      43,600  1861    1980     (66)
               Palm Springs          The Desert Sun                      48,144                   50,402  1927    1986     (77)
               Salinas               The Californian                     21,759                           1871    1977     (52)
               San Bernardino        The San Bernardino County Sun       81,934                   95,178  1894    1969     (23)
               Tulare                Tulare Advance-Register                           8,666              1882    1993     (82)
               Visalia               Visalia Times-Delta                 22,313                           1859    1977     (53)
Colorado       Fort Collins          Fort Collins Coloradoan             27,845                   34,636  1873    1977     (54)
Connecticut    Norwich               Norwich Bulletin                    32,248                   37,935  1791    1981     (69)
Delaware       Wilmington            The News Journal                   126,004                  150,245  1871    1978     (60)
Florida        Brevard County        FLORIDA TODAY                       84,372                  112,438  1966    1966     (21)
               Fort Myers            News-Press                          95,172                  104,962  1884    1971     (37)
               Pensacola             Pensacola News Journal              62,036                   83,486  1889    1969     (24)
Georgia        Gainesville           The Times                                        23,063      27,330  1947    1981     (68)
               Moultrie              The Observer                         7,483                           1894    1995     (85)
Guam           Agana                 Pacific Daily News                  25,231                   22,981  1944    1971     (36)
Hawaii         Honolulu              Honolulu Advertiser                107,083                  194,997  1856    1993     (81)
Idaho          Boise                 The Idaho Statesman                 66,730                   88,542  1864    1971     (29)
Illinois       Danville              Commercial-News                                  20,215      22,685  1866    1934      (7)
               Rockford              Rockford Register Star              75,635                   88,144  1855    1967     (22)
Indiana        Lafayette             Journal and Courier                 37,681                   45,067  1829    1971     (30)
               Marion                Chronicle-Tribune                   20,547                   24,047  1867    1971     (33)
               Richmond              Palladium-Item                                   19,427      24,314  1831    1976     (45)
Iowa           Des Moines            The Des Moines Register            178,330                  302,770  1849    1985     (73)
               Iowa City             Iowa City Press-Citizen                          16,062              1860    1977     (56)
Kentucky       Louisville            The Courier-Journal                238,515                  326,578  1868    1986     (79)
Louisiana      Monroe                The News-Star                       39,009                   45,603  1890    1977     (59)
               Shreveport            The Times                           79,900                   99,795  1871    1977     (58)
Michigan       Battle Creek          Battle Creek Enquirer                            27,821      36,716  1900    1971     (31)
               Detroit               The Detroit News                                312,093              1873    1986     (76)
                                     The Detroit News and Free Press                           1,015,146
               Lansing               Lansing State Journal               71,777                   94,708  1855    1971     (28)
               Port Huron            Times Herald                                     31,411      41,192  1900    1970     (25)
Minnesota      St. Cloud             St. Cloud Times                                  28,872      37,750  1861    1977     (51)
Mississippi    Hattiesburg           Hattiesburg American                             26,161      29,735  1897    1982     (71)
               Jackson               The Clarion-Ledger                 110,355                  128,552  1837    1982     (70)
Missouri       Springfield           Springfield News-Leader             64,217                  103,064  1893    1977     (50)
Montana        Great Falls           Great Falls Tribune                 34,145                   40,599  1885    1990     (80)
Nevada         Reno                  Reno Gazette-Journal                68,279                   85,598  1870    1977     (47)
New Jersey     Bridgewater           The Courier-News                    50,100                   52,718  1884    1927      (5)
               Cherry Hill           Courier-Post                        89,412                   98,742  1875    1959     (11)
               Vineland              The Daily Journal                                18,149              1864    1986     (78)
New York       Binghamton            Press & Sun-Bulletin                68,355                   88,482  1904    1943      (9)
               Elmira                Star-Gazette                        34,361                   47,984  1828    1906      (1)
               Ithaca                The Ithaca Journal                               19,607              1815    1912      (2)
               Niagara Falls         Niagara Gazette                     26,419                   27,756  1854    1954     (10)
               Poughkeepsie          Poughkeepsie Journal                42,757                   59,439  1785    1977     (49)
               Rochester             Democrat and Chronicle             142,894                  252,219  1833    1928      (6)
                                     Times-Union                                      53,602              1918    1918      (3)
               Saratoga Springs      The Saratogian                      12,613                   14,436  1855    1934      (8)
               Utica                 Observer-Dispatch                   50,478                   65,197  1817    1922      (4)
               Gannett Suburban Newspapers:
                Mamaroneck           The Daily Times                                   5,259       5,439  1879    1964     (18)
                Mount Vernon         The Daily Argus                      6,514                    8,285  1892    1964     (17)
                New Rochelle         The Standard-Star                   10,332                   11,234  1908    1964     (15)
                Ossining             The Citizen-Register                              5,923       7,226  1847    1964     (19)
                Peekskill            The Star                                          6,289       8,598  1922    1985     (75)
                Port Chester         The Daily Item                                    8,742       9,698  1885    1964     (16)
                Tarrytown            The Daily News                                    3,304       4,036  1897    1964     (20)
                West Nyack-Rockland  Rockland Journal-News               41,001                   51,237  1850    1964     (13)
                White Plains         The Reporter Dispatch                            46,392      57,642  1829    1964     (12)
                Yonkers              The Herald Statesman                22,386                   29,411  1852    1964     (14)
North Carolina Asheville             Asheville Citizen-Times             65,804                   76,472  1870    1995     (86)
Ohio           Chillicothe           Chillicothe Gazette                              16,971              1800    1977     (57)
               Cincinnati            The Cincinnati Enquirer            204,924                  353,132  1841    1979     (62)
               Fremont               The News-Messenger                               13,926              1856    1975     (41)
               Gallipolis            Gallipolis Daily Tribune                          5,735      11,323  1893    1995     (87)
               Marietta              The Marietta Times                               13,080              1864    1974     (40)
               Pomeroy               The Daily Sentinel                                5,002              1941    1995     (88)
               Port Clinton          News Herald                                       6,016              1864    1975     (42)
Oklahoma       Muskogee              Muskogee Daily Phoenix
                                      and Times-Democrat                 19,273                   20,568  1888    1977     (55)
Oregon         Salem                 Statesman Journal                   61,931                   70,725  1851    1974     (39)
Pennsylvania   Chambersburg          Public Opinion                                   21,832              1869    1971     (27)
               Lansdale              The Reporter                                     19,456              1870    1980     (67)
               North Hills           North Hills News Record                          21,246      20,342  1962    1976     (44)
               Tarentum              Valley News Dispatch                             34,361      33,777  1891    1976     (43)
South Carolina Greenville            The Greenville News                 99,637                  141,344  1874    1995     (89)
South Dakota   Sioux Falls           Argus Leader                        51,346                   73,363  1881    1977     (48)
Tennessee      Clarksville           The Leaf-Chronicle                  21,180                   23,859  1808    1995     (90)
               Jackson               The Jackson Sun                     40,210                   45,039  1848    1985     (74)
               Nashville             The Tennessean                     148,856                  283,887  1812    1979     (63)
Texas          El Paso               El Paso Times                       67,087                   99,828  1879    1972     (38)
Vermont        Burlington            The Burlington Free Press           53,528                   67,901  1827    1971     (26)
Virgin Islands St. Thomas            The Virgin Islands Daily News       16,157                           1930    1978     (61)
Virginia       Arlington             USA TODAY                        2,072,973                           1982    1982     (72)
               Staunton              The Daily News-Leader               18,764                   22,983  1904    1995     (91)
Washington     Bellingham            The Bellingham Herald                            26,804      34,326  1890    1971     (34)
               Olympia               The Olympian                        37,261                   46,791  1889    1971     (32)
West Virginia  Huntington            The Herald-Dispatch                 39,311                   47,208  1909    1971     (35)
               Point Pleasant        Point Pleasant Register                           5,528              1862    1995     (92)
Wisconsin      Green Bay             Green Bay Press-Gazette                          59,089      87,704  1915    1980     (64)
               Wausau                Wausau Daily Herald                              25,337      32,082  1903    1980     (65)


* Number in parentheses notes chronological order in which existing newspapers joined Gannett.

                                       -67, 68 -


MARKETS WE SERVE
               Operation                                             Location and other information
---------------------------------------- -------------------------------------------------------------------------------------------
Non-daily publications                   Weekly, semi-weekly or monthly publications in Alabama,Arizona, Arkansas,
                                         California, Delaware, District of Columbia, Florida, Georgia,Guam, Illinois, Indiana,
                                         Iowa, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri,Nevada,
                                         New Jersey, New York, North Carolina,Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina
                                         Tennessee, Texas, Vermont,  Virginia, Washington, West Virginia, Wisconsin

USA TODAY                                Headquarters: Arlington, Va.
Print sites                              Arlington, Texas; Atlanta; Batavia, N.Y.; Brevard County, Fla.;
                                         Chandler, Ariz.; Chicago; Columbia, S.C.; Fort Collins, Colo.;
                                         Fort Myers, Fla.; Gainesville, Ga.; Greensboro, N.C.; Hattiesburg,
                                         Miss.; Kankakee, Ill.; Lawrence, Kan.; Mansfield, Ohio; Marin
                                         County, Calif.; Miramar, Fla.; Nashville, Tenn.;Newark, Ohio; Norwood, Mass.;
                                         Olympia, Wash.; Pasadena, Texas; Port Huron, Mich.; Richmond, Ind.;
                                         Rockaway, N.J.; St. Cloud, Minn.; St. Louis; Salt Lake City; San Bernardino, Calif.;
                                         Springfield, Va.; Tarentum, Pa.; White Plains, N.Y.; Wilmington, Del.
International print sites                Frankfurt, Germany; Hong Kong; London, England; Lucerne, Switzerland
Regional offices                         Atlanta; Boston; Buffalo, N.Y.; Charlotte, N.C.; Chicago; Cincinnati;
                                         Cleveland; Columbus, Ohio; Dallas; Denver; Detroit; Houston; Indianapolis;
                                         Kansas City, Mo.; Los Angeles; Milwaukee; Minneapolis-St. Paul; Miramar, Fla.;
                                         Mountainside, N.J.; Nashville, Tenn.; New Orleans; Orlando, Fla.; Philadelphia;
                                         Phoenix, Ariz.; Pittsburgh; Port Washington, N.Y.; St. Louis; San Francisco; Seattle;
                                         Springfield, Va.
International offices                    Hong Kong; London, England; Singapore
Advertising offices                      Arlington, Va.; Atlanta;  Chicago; Dallas; Detroit; Hong Kong;
                                         London, England; Los Angeles; New York, N.Y.; San Francisco

USA TODAY Baseball Weekly                Circulation 240,000
Editorial and advertising offices        Arlington, Va.

USA TODAY Information Network            Arlington, Va.

USA WEEKEND                              Circulation 19.2 million in 452 newspapers
Advertising offices                      Chicago; Detroit; Los Angeles; New York, N.Y.
Editorial and production offices         Arlington, Va.

Gannett Direct Marketing Services, Inc.  Louisville, Ky.

Gannett Media Technologies International Cincinnati, Ohio

Gannett National Newspaper Sales         Headquarters:  New York, N.Y.
Regional offices                         Chicago; Detroit; Los Angeles

Gannett New Media                        Arlington, Va.
Functions                                New business opportunity review and product development

Gannett Digital Xpress                   Arlington, Va.
Functions                                Editorial, broadcast and recording services; Fax on Demand; personalized audio, fax text information
Products                                 Gannett Digital Xpress; PI - Personalized Information

Gannett News Service                     Headquarters:  Arlington, Va.
Bureaus                                  Albany, N.Y.; Baton Rouge, La.; Columbus, Ohio; Harrisburg, Pa.;
                                         Indianapolis, Ind.; Olympia, Wash.; Sacramento, Calif.; Springfield, Ill.;
                                         Tallahassee, Fla.

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

Outdoor Network, USA                     Headquarters:  New York, N.Y.
Sales offices                            Chicago; Detroit; Los Angeles; New York, N.Y.; San Francisco

Mediacom, Inc.                           Headquarters:  Toronto, Ontario
Mediacom operations                      Mississauga, Montreal, Quebec City, Toronto, Winnipeg
                                         and other Canadian markets

Gannett Satellite Information Network    Arlington, Va.

Gannett TeleMarketing, Inc.              Headquarters:  Springfield, Va.
Operations                               Cincinnati; Nashville, Tenn.; Silver Spring, Md.

GANNETTWORK                              Headquarters:  New York, N.Y.
Sales offices                            Chicago; New York, N.Y.

Multimedia Cablevision Co.               Headquarters:  Wichita, Kan.
Regional offices                         Edmond, Okla.; Oak Lawn, Ill.; Rocky Mount, N.C.;
                                         Wichita, Kan.

Multimedia Entertainment Co.             Headquarters:  New York, N.Y.
Products                                 Syndicated TV programming and NewsTalk Television

Multimedia Security Service              Headquarters:  Wichita, Kan.
Offices                                  Anaheim, Calif.; Chicago; Concord, Calif.; Dallas;
                                         Houston; Miami; Oklahoma City, Okla.; Phoenix, Ariz.;
                                         St. Louis; Tulsa, Okla.; Wichita, Kan.

Telematch                                Springfield, Va.



MARKETS WE SERVE
                                                                          **
                                       Television                       Weekly              Joined
     State               City            Station     Channel/Network   Audience   Founded  Gannett   *
---------------- --------------------- ------------ ----------------- ----------- -------- -------------
Arizona          Phoenix               KPNX-TV      Channel 12/NBC     1,021,000  1953     1979      (3)
Arkansas         Little Rock           KTHV-TV      Channel 11/CBS       425,000  1955     1994     (10)
Colorado         Denver                KUSA-TV      Channel 9/NBC      1,311,000  1952     1979      (2)
District of
 Columbia        Washington            WUSA-TV      Channel 9/CBS      1,961,000  1949     1986      (6)
Florida          Jacksonville          WTLV-TV      Channel 12/NBC       425,000  1957     1988      (8)
Georgia          Atlanta               WXIA-TV      Channel 11/NBC     1,595,000  1948     1979      (1)
                 Macon                 WMAZ-TV      Channel 13/CBS       208,000  1953     1995     (11)
Minnesota        Minneapolis-St. Paul  KARE-TV      Channel 11/NBC     1,293,000  1953     1983      (5)
Missouri         St. Louis             KSDK-TV      Channel 5/NBC      1,095,000  1947     1995     (12)
North Carolina   Greensboro            WFMY-TV      Channel 2/CBS        569,000  1949     1988      (9)
Ohio             Cincinnati            WLWT-TV      Channel 5/NBC        752,000  1948     1995     (13)
                 Cleveland             WKYC-TV      Channel 3/NBC      1,402,000  1948     1995     (14)
Oklahoma         Oklahoma City         KOCO-TV      Channel 5/ABC        552,000  1956     1979      (4)
Tennessee        Knoxville             WBIR-TV      Channel 10/NBC       466,000  1956     1995     (15)
Texas            Austin                KVUE-TV      Channel 24/ABC       371,000  1971     1986      (7)


                                                                          **
                                          Radio                         Weekly              Joined
     State               City            Station         Channel       Audience   Founded  Gannett   *
---------------- --------------------- ------------ ----------------- ----------- -------- -------------
California       Los Angeles           KIIS         1150 Khz              42,900  1927     1979      (3)
                                       KIIS-FM      102.7 Mhz          1,618,600  1961     1979      (1)
                 San Diego             KSDO         1130 Khz             212,600  1947     1979      (5)
                                       KKBH-FM      102.9 Mhz            152,400  1963     1979      (4)
Florida          Tampa-St. Petersburg  WDAE         1250 Khz               3,000  1922     1984      (8)
                                       WUSA-FM      100.7 Mhz            234,300  1951     1980      (7)
Georgia          Macon                 WMAZ         940 Khz               44,100  1922     1995     (12)
                                       WAYS-FM      99.1 Mhz              82,200  1947     1995     (13)
Illinois         Chicago               WGCI         1390 Khz             265,000  1923     1979      (6)
                                       WGCI-FM      107.5 Mhz            894,700  1959     1979      (2)
Texas            Dallas                KHKS-FM      106.1 Mhz            665,000  1950     1986     (11)
                 Houston               KKBQ         790 Khz           (See Note 1)1944     1984     (10)
                                       KKBQ-FM      92.9 Mhz             464,700  1962     1984      (9)


*   Number in parentheses notes chronological order in which existing stations joined Gannett.
**  Weekly audience for television stations is number of TV households reached, according to the November 1995 Nielsen book.
    Weekly audience for radio stations is number of different listeners age 12 and up reached, according to the Fall 1995 Arbitron book.
(1) KKBQ-AM reported in combination with KKBQ-FM.



                                       -Back Inside Cover-

This annual report was written and produced by employees of Gannett.

Senior Vice President/Public Affairs and Government Relations Mimi
Feller

Vice President/Investor Relations Susan Watson

Vice President/ Corporate Accounting Services  George Gavagan

Director/Consolidation Accounting Julie Valpey

Manager/Publications  Ashley Weissenburger

Art Director  Michael Abernethy

Corporate Writers  Laura Dalton, Mary Hardie

Printing  Monroe Litho, Rochester, N.Y.

Printed on Recycled Paper. The cover and pages 1-20 of this annual report are printed on Gleneagle Osprey (GEO), an acid-free paper with a minimum of 50% recycled fiber, including 10% deinked post-consumer waste. Its virgin pulp content is produced without chlorine bleaching. No optical brightening agents (fluorescent dyes) have been used.
Pages 21-68 are printed on Rockland Opaque, which is an acid-free paper with a minimum of 20% post-consumer waste.

Photo Credits
Dave Leonard, Gannett (pp.3,9,10, 11,16-19); L.E. Baskow, Rockford Register Star (p.6); Steve Rockstein, The Virgin Islands Daily News (p.7);
Malcolm Denemark, FLORIDA TODAY (p.8); Anne Ryan, USA TODAY (p.12); Per Matthews, Mediacom (p.14); Davis Barber (p.14); Paul Goldberg, Gannett (p.15); Paul Whyte, USA TODAY (pp.18-20); Fred Rollison, The Greenville News (p.20).


GANNETT ON THE NET

News and information about Gannett is available on the Internet's
World Wide Web at http://www.gannett.com or gcishare@info.gannett.com via electronic mail. The following Gannett properties also offer online services or informational sites on the Web:

USA TODAY  http://www.usatoday.com

FLORIDA TODAY, Brevard County http://www.flatoday.com/space

The Detroit News  http://www.detnews.com

Journal and Courier, Lafayette, Ind. http://www.mdn.com/jconline

The Tennessean, Nashville http://www.tennessean.com/schools

North Hills (Pa.) News Record http://www.nauticom.net/users/nhnr

Reno Gazette-Journal http://www.nevadanet.com

Democrat and Chronicle/Times-Union, Rochester, N.Y.
http://www.rochesterdandc.com

Gannett Suburban Newspapers,  Westchester County, N.Y.
http://www.nynews.com/nynews

Gannett Outdoor Group http://www.gannettoutdoor.com

Gannett Media Technologies International http://www.gmti.com

KIIS/KIIS-FM, Los Angeles http://www.gointeract.com/radio/kiis

KSDO-AM, San Diego, Roger Hedgecock Show http://www.rogerhedgecock.com

WUSA-FM, Tampa-St. Petersburg, Fla. http://www.321.com/101/index.html

KOCO-TV, Oklahoma City http://www.ionet.net/koco

KUSA-TV, Denver http://www.aaco.com/9news

WLWT-TV, Cincinnati http://www.wlwt.com

WXIA-TV, Atlanta http://www.atlanta.olympic.org (click on "Welcome")

WUSA-TV, Washington, D.C. http://www.wusatv.com

USA WEEKEND is available via America Online; Gannett Suburban
Newspapers and FLORIDA TODAY are on CompuServe.



Gannett Shareholder Services

Gannett Stock
Gannett Co., Inc. shares are traded on the New York Stock Exchange with the symbol GCI.

The Company's transfer agent and registrar is Norwest Bank Minnesota, N.A. General inquiries and requests for enrollment materials for the programs described below should be directed to Norwest's Stock
Transfer Department, P.O. Box 64854, South St. Paul, MN 55164-0854 or by telephone at 1-800-778-3299.

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

Direct Deposit Service
Gannett shareholders may have their quarterly dividends electronically credited to their checking or savings accounts on the payment date at no additional cost.

Form 10-K
Information provided by Gannett in its Form 10-K annual report to the Securities and Exchange Commission has been incorporated in this report. Copies of the complete Form 10-K annual report may be obtained by writing the Secretary, Gannett Co., Inc., 1100 Wilson Blvd., Arlington, VA 22234.


Annual Meeting
The annual meeting of shareholders will be held at 10 a.m. Tuesday, May 7, 1996 at Gannett headquarters.

For More Information
News and information about Gannett is available on the Internet's World Wide Web (see list at left) or by calling our toll-free information line at 1-800-356-1713. Quarterly earnings information will be available around the middle of April, July and October 1996.

Shareholders who wish to contact the Company directly about their Gannett stock should call Shareholder Services at Gannett headquarters, 703-284-6960.

Gannett Headquarters
1100 Wilson Boulevard
Arlington, VA  22234
703-284-6000