Form 10-K, Exhibit 13
period 1996-12-29
GANNETT CO INC /DE/
filed 1997-03-21
CIK 39899

Company Profile

Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and cable television systems, and is engaged in marketing, commercial printing, a newswire service, data services, news programming and alarm security services. The company has operations in 44 states, the District of Columbia, Guam and the U.S. Virgin Islands.
   Gannett is the largest U.S. newspaper group in terms of circulation, with 91 daily newspapers, including USA TODAY, a variety of non-daily publications and USA WEEKEND, a weekly newspaper magazine. Total average paid daily circulation of Gannett's daily newspapers is approximately 6.5 million.
   Gannett owns and operates 16 television stations and three FM and two AM radio stations in major markets. Gannett's cable division serves
465,000 subscribers in five states.
   Gannett was founded by Frank E. Gannett in 1906 and incorporated in 1923. The company went public in 1967. Its more than 140 million shares of common stock are held by more than 14,000 shareholders of record in all 50 states and abroad. The company has 37,200 employees. Corporate headquarters is located at Arlington, Va.

Board of Directors

John J. Curley
Chairman, president and chief executive officer, Gannett
Co., Inc.  Age 58.  (b,d,g,h)

Andrew F. Brimmer
President, Brimmer & Company, Inc., and chairman,
District of Columbia Financial Responsibility and Management Assistance Authority. Other directorships: Airborne Express; BankAmerica Corporation and Bank of America NT&SA; BlackRock Investment Income Trust, Inc. (and other Funds); Brimmer & Company, Inc.; CarrAmerica Corporation; E.I. duPont de Nemours & Company; Navistar International Corporation; PHH Corporation. Age 70. (a,f)

Meredith A. Brokaw
Founder, Penny Whistle Toys, Inc., New York City, and author of children's books. Other directorships: Conservation
International, Washington, D.C.  Age 56.  (b,d,f)

Rosalynn Carter
Author and businesswoman.  Other directorships:  Carter
Presidential Center; Rosalynn Carter Institute of Georgia Southwestern State University; Friendship Force International; adviser, Habitat for Humanity, Inc.; trustee, The Menninger Foundation. Age 69. (b,e,h)

Peter B. Clark
Former chairman, president and chief executive officer, The Evening News Association (1969-86). Age 68. (f,h)

Stuart T.K. Ho
Chairman of the board and president, Capital Investment of Hawaii, Inc. Other directorships: Aloha Airgroup, Inc.; Bancorp Hawaii, Inc.; College Retirement Equities Fund; Capital Investment of Hawaii, Inc. Age 61. (a,b,c)

Drew Lewis
Former chairman and chief executive officer, Union Pacific
Corporation. Other directorships: American Express Co.; Ford Motor Co.; FPL Group, Inc.; Gulfstream Aerospace; Lucent Technologies; Mafco Consolidated; Union Pacific Resources Group Inc. Age 65. (a,d)

Josephine P. Louis
Chairman and chief executive officer, Eximious Inc., and Eximious Ltd. Other directorships: HDO Productions, Inc.; trustee, Chicago Horticultural Society; trustee, Chicago Historical Society. Age
66.  (a,b,e)

Douglas H. McCorkindale
Vice chairman and chief financial and
administrative officer, Gannett Co., Inc.  Other directorships:
Continental Airlines, Inc.; Frontier Corporation; and funds which are part of the Prudential group of mutual funds. Age 57. (b,g,h)

Rollan D. Melton
Chairman and chief executive officer, Speidel
Newspapers Inc., and columnist, Reno (Nev.) Gazette-Journal. Other directorships: National Judicial College; John Ben Snow Trust and Foundation. Age 65. (e,h)

Thomas A. Reynolds Jr.
Chairman emeritus of Chicago law firm of Winston
& Strawn. Other directorships: Jefferson Smurfit Group; Union Pacific Corporation. Age 68. (a,b,c)

Dolores D. Wharton
Chairman and CEO, Fund for Corporate Initiatives,
Inc.  Other directorships:  Capital Bank & Trust Co.; COMSAT
Corporation; Kellogg Company.  Age 69.  (c,h)

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

Christopher W. Baldwin, Vice president, taxes. Formerly: Director, taxes (1979-1993). Age 53.

Denise H. Bannister, President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Formerly:
Vice president, Gannett South Newspaper Group, and president and publisher, Pensacola News Journal (1991-1994). Age 46.

Sara M. Bentley, President, Gannett Northwest Newspaper Group, and president and publisher, Statesman Journal, Salem, Ore. Formerly:
President and publisher, Statesman Journal (1988-1994).  Age 45.

Michael C. Burrus, President, Multimedia Cablevision and Multimedia Security. Formerly: Vice president, Multimedia, Inc., and president, Multimedia Cablevision and Multimedia Security (1993-1995); executive vice president, Multimedia Cablevision (1992-1993); vice president, operations and finance, Multimedia Cablevision (1985-1992). Age 42.

Thomas L. Chapple, Senior vice president, general counsel and secretary.
Formerly:  Vice president, general counsel and secretary (1991-1995).
Age 49.*

Richard L. Clapp, Senior vice president/personnel. Formerly: Vice president, compensation and benefits (1983-1995). Age 56.*

Susan Clark-Johnson, Senior group president, Gannett Pacific Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal.
Formerly: President, Gannett West Newspaper Group, and president and publisher, Reno Gazette-Journal (1985-1994). Age 50.

Michael J. Coleman, Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard County.
Formerly: President, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY (1991-1994). Age 53.

Thomas Curley, President and publisher, USA TODAY. Thomas Curley is the brother of John J. Curley. Age 48.*

Philip R. Currie, Senior vice president, news, Newspaper Division.
Formerly:  Vice president, news, Newspaper Division (1982-1995).  Age
55.

Millicent A. Feller, Senior vice president, public affairs and government relations. Age 49.*

Lawrence P. Gasho, Vice president, financial analysis.  Age 54.

George R. Gavagan, Vice president, corporate accounting services.
Formerly:  Assistant controller (1986-1993).  Age 50.

Dale Henn, Assistant treasurer. Formerly: Director, capital appropriations (1987-1994). Age 45.

John B. Jaske, Senior vice president, labor relations and assistant general counsel. Age 52.*

Kristin H. Kent, Vice president, senior legal counsel and assistant secretary. Formerly: Vice president, senior legal counsel (1993-1995); senior legal counsel (1986-1993). Age 46.

Gracia C. Martore, Vice president, treasury services and investor relations. Formerly: Vice president, treasury services (1993-1996); assistant treasurer (1985-1993). Age 44.

Myron Maslowsky, Vice president, internal audit. Formerly: Director, internal audit (1989-1995). Age 42.

Bern Mebane, Senior group president, Gannett Piedmont Newspaper Group, and president and publisher, The Greenville (S.C.) News. Formerly:
Senior group president, Gannett Piedmont Newspaper Group (1995-1997); president, Multimedia Newspaper Company (1989-1995). Age 47.

William Metzfield, President, Gannett Supply Corp., and vice president, purchasing, Gannett Co., Inc. Age 55.

Larry F. Miller, Senior vice president, financial planning and controller. Age 58.*

W. Curtis Riddle, Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del.
Formerly: President, East Newspaper Group, and president and publisher, Lansing (Mich.) State Journal (1993-1994); president, Gannett Central Newspaper Group (1991-1993), and president and publisher, Lansing State Journal (1990-1993). Age 45.

Carleton F. Rosenburgh, Senior vice president, Gannett Newspaper
Division.  Age 57.

Gary F. Sherlock, President, Gannett Atlantic Newspaper Group, and president and publisher, Gannett Suburban Newspapers. Formerly: Vice president, Gannett Metro Newspaper Group, and president and publisher, Gannett Suburban Newspapers (1990-1994). Age 51.

Mary P. Stier, President, Gannett Midwest Newspaper Group, and president and publisher, Rockford (Ill.) Register Star. Formerly: Vice president, Gannett Central Newspaper Group (1990-1993), and president and publisher, Rockford Register Star (1991-1993). Age 39.

Jimmy L. Thomas, Senior vice president, financial services and treasurer. Age 55.*

Wendell J. Van Lare, Vice president, senior labor counsel.  Formerly:
Director, labor relations (1980-1993).  Age 51.

Cecil L. Walker, President, Gannett Broadcasting Division.  Age 60.*

Barbara W. Wall, Vice president, senior legal counsel.  Formerly:
Senior legal counsel (1990-1993).  Age 42.

Gary L. Watson, President, Gannett Newspaper Division.  Age 51.*

* Member of the Gannett Management Committee.

Gannett common stock prices

Restated to reflect the 2-for-1 stock split effective
January 6, 1987. High-low range by quarters based on NYSE-composite closing prices.

Year   Quarter        Low      High
----   -------       -----    ------

1986   first        $29.63    $37.00
       second       $34.25    $43.56
       third        $33.19    $42.75
       fourth       $33.88    $38.25
1987   first        $35.94    $49.63
       second       $43.75    $54.88
       third        $48.50    $55.25
       fourth       $31.75    $52.75
1988   first        $33.75    $39.50
       second       $29.38    $35.63
       third        $30.50    $34.25
       fourth       $32.38    $35.00
1989   first        $34.63    $38.25
       second       $36.63    $48.50
       third        $43.64    $49.88
       fourth       $39.50    $45.25
1990   first        $39.50    $44.38
       second       $35.50    $42.25
       third        $29.88    $37.50
       fourth       $30.63    $37.75
1991   first        $35.75    $42.63
       second       $39.75    $44.38
       third        $39.38    $46.63
       fourth       $35.88    $42.25
1992   first        $42.25    $47.88
       second       $41.50    $49.13
       third        $43.88    $48.25
       fourth       $46.00    $53.63
1993   first        $50.63    $55.38
       second       $47.50    $54.75
       third        $47.75    $51.38
       fourth       $47.50    $58.13
1994   first        $53.38    $58.38
       second       $50.63    $54.88
       third        $48.38    $51.63
       fourth       $46.75    $53.38
1995   first        $50.13    $55.00
       second       $52.00    $55.75
       third        $53.00    $55.50
       fourth       $52.88    $64.38
1996   first        $59.25    $70.75
       second       $64.50    $71.63
       third        $64.00    $70.13
       fourth       $69.50    $78.50
1997   first        $71.63    $83.25 *

* through February 19, 1997

Management's responsibility for financial statements

The management of the Company has prepared and is responsible for the consolidated financial statements and related financial information included in this report. These financial statements were prepared in accordance with generally accepted accounting principles. These financial statements necessarily include amounts determined using management's best judgments and estimates.
   The Company's accounting and other control systems provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the Company. Underlying the concept of reasonable assurance is the premise that the cost of control not exceed the benefit derived. Management believes that the Company's accounting and other control systems appropriately recognize this cost/benefit relationship.
   The Company's independent accountants, Price Waterhouse LLP, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the Company's system of internal accounting control and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The Price Waterhouse LLP report appears on page 49.
   The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the Company's financial reports and accounting practices to ascertain that they are appropriate in the circumstances. The Audit Committee consists of five non-management directors, and meets to discuss audit and financial reporting matters with representatives of financial management, the internal auditors and the independent accountants. The internal auditors and the independent accountants have direct access to the Audit Committee to review the results of their examinations, the adequacy of internal accounting controls and the quality of financial reporting.


John J. Curley                  Douglas H. McCorkindale
Chairman, President and         Vice Chairman, Chief Financial
Chief Executive Officer         and Administrative Officer



Management's discussion and analysis of results of operations and financial position

Basis of reporting
Following is a discussion of the key factors which have affected the Company's business over the last three years. This commentary should be read in conjunction with the Company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.
   The Company's fiscal year ends on the last Sunday of the calendar year. The Company's 1996 fiscal year ended on December 29, 1996 and encompassed a 52-week period. The Company's 1995 fiscal year encompassed a 53-week period, and its 1994 year encompassed a 52-week period.


Business acquisitions, exchanges and dispositions

Exchange of radio stations for television station
On December 9, 1996, the Company concluded a transaction to acquire WTSP-TV, the CBS affiliate in Tampa-St. Petersburg, Fla., in exchange for radio stations KIIS/KIIS-FM in Los Angeles, KSDO/KKBH-FM in San Diego and WDAE/WUSA-FM in Tampa. This transaction was completed under the terms of an asset exchange agreement.
   For financial reporting purposes, the Company recorded the exchange as two simultaneous but separate events; that is, a sale of radio stations for which a non-cash gain was recognized, and the acquisition of the television station accounted for under the purchase method.
The gain reported on the exchange was measured by the difference between the estimated current fair value of the assets exchanged over the Company's carrying value or basis in the properties it exchanged.
The Company estimated the fair value of the assets exchanged to be $170 million, while its carrying value or basis in the radio stations was approximately $12 million. In the fourth quarter of 1996, therefore, for financial reporting purposes, the Company reported a pre-tax, non-cash, non-operating gain of $158 million on the exchange. The television station acquired in the exchange was recorded at estimated fair value or $170 million.
   On an after-tax basis, this accounting treatment results in a non-cash increase in earnings of $93 million and earnings per share of $.66 for the fourth quarter of 1996.

Sale of outdoor advertising business
In August 1996, the Company completed the sale of its outdoor advertising business to Outdoor Systems, Inc. for a selling price of $713 million in cash. The Company recorded an after-tax gain of $295 million or $2.09 per share on this sale. The gain and outdoor operating results for the period leading up to the sale, are reported as a discontinued operation in the Company's financial statements.

Sale of Multimedia Entertainment
In December 1996, the Company sold its television entertainment programming business, Multimedia Entertainment, which had been acquired in December 1995 as part of the acquisition of Multimedia, Inc. ("Multimedia"). The selling price for this transaction approximated the value assigned to it by the Company upon acquisition. Therefore, no gain was recognized on the sale.
   The operating results for Multimedia Entertainment for the period leading up to the sale are reported as a discontinued operation in the Company's financial statements.

Other dispositions
In May 1996, the Company sold radio stations WMAZ/WAYS-FM in Macon, Ga., which were acquired in 1995 as part of the Multimedia purchase. Also in 1996, the Company sold Louis Harris and Associates, Inc., a polling and research business, and Gannett Community Directories, a community telephone directory business. The sale of these businesses did not materially affect the Company's results of operations or financial position.

Restatement of financial statements and business segment information
The Company's previously issued financial statements for 1996 and prior years have been restated to reflect the classification of the outdoor and entertainment businesses as discontinued operations.
   Prior to their sale, the operating results of the outdoor and entertainment businesses were reported within the Company's "Other Businesses" segment. These two businesses were the largest within that segment and are now reported as discontinued operations and, therefore, are no longer reported with business segment information.
   The "Other Businesses" segment also included the alarm security business, acquired in the Multimedia, Inc. purchase, and certain other smaller businesses, including Telematch, Gannett Direct Marketing Services and Gannett TeleMarketing. In the aggregate, these remaining businesses are not material in relation to the Company's consolidated operating results or financial condition (less than 1%). Accordingly, the Company has elected to change its business segment reporting to eliminate this "Other Businesses" segment. The alarm security business is now reported with the cable business (cable and security segment) with which it is headquartered and managed. The other smaller businesses mentioned above are now reported in the newspaper publishing segment with which they are managed. The accompanying Business Segment Information for 1994, 1995 and 1996 has been restated to reflect these changes.

Prior-year transactions
In December 1995, the Company completed the acquisition of Multimedia. Multimedia's principal business operations included 10 local daily newspapers, five television stations, two radio stations (sold in 1996), a cable television division, television entertainment programming (sold in 1996) and an alarm security company.
   The consideration paid for Multimedia totaled $1.8 billion, and the assumption of Multimedia liabilities of approximately $0.5 billion.
This acquisition was accounted for under the purchase method of accounting and Multimedia's results of operations are included in the Company's financial statements from the acquisition date.
   In May 1994, the Company purchased Nursing Spectrum, which publishes a group of biweekly periodicals specializing in advertising for nursing employment. In December 1994, the Company purchased television station KTHV-TV in Little Rock, a CBS affiliate. These acquisitions were accounted for under the purchase method of accounting, and consideration paid included cash and shares of the Company's common stock. The acquisitions were not material to the Company's financial position or results of operations.
   In November 1994, the Company sold its newspaper in Stockton, Calif., and realized a gain which is reflected in non-operating income.

Results of operations
Consolidated summary


In millions of dollars, except per share amounts

                          1996   Change   1995   Change   1994  Change
                         ------  ------  ------  ------  ------ ------
Operating revenues       $4,421    18%   $3,744     4%   $3,583    5%
Operating expenses       $3,355    15%   $2,922     5%   $2,787    3%
Operating income         $1,066    30%   $  822     3%   $  796   14%
Income from continuing
 operations, excluding
 gain on exchange of
 broadcast stations      $  531    15%   $  459     1%   $  455   17%
After-tax gain on
 exchange of broadcast
 stations                $   93    ---        0    ---        0   ---
Income from
 continuing operations,
 as reported             $  624    36%   $  459     1%   $  455   17%
Earnings per share
 from continuing
 operations, excluding
 gain on exchange of
 broadcast stations      $ 3.77    15%   $ 3.28     4%   $ 3.16   19%
Earnings per share
 from gain on exchange
 of broadcasting
 stations                $  .66    ---        0    ---        0   ---
Earnings per share from
 continuing operations,
 as reported             $ 4.43    35%   $ 3.28     4%   $ 3.16   19%

   A discussion of the operating results of each of the Company's principal business segments and other factors affecting financial results follows. Operating cash flow amounts presented with business segment information represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts vary from net cash flow from operating activities presented in the Consolidated Statements of Cash Flows, because cash payments for interest and taxes are not reflected therein, nor are the cash flow effects of non-operating items, discontinued operations or changes in certain operations-related balance sheet accounts.

Newspapers
In addition to its local newspapers, the Company's newspaper publishing operations include USA TODAY, USA WEEKEND and Gannett Offset commercial printing. The reported financial results of the newspaper segment for 1996 were materially impacted by the incremental earnings contributions of the 10 newspapers acquired in the Multimedia purchase in December 1995. Newspaper results for 1996 include a full year of operations for these properties, compared with just one month in 1995.
   A second important factor in the year-to-year improvement was the dramatic growth in revenues and profits at USA TODAY. Ad revenues at USA TODAY rose 30% for the year.
   Newspaper earnings were also favorably affected in 1996 by reduced losses at The Detroit News, where the impact of the strike, in its second year, was dramatically lower. In the fourth quarter of 1996, The Detroit News reported a profit, compared with a substantial loss a year ago. The Company expects continued improvement in operating results from Detroit in 1997.
   The cost of newsprint in 1996 was again an important factor in operating results. Prices peaked in early 1996, after climbing for 20 consecutive months. In March a decline began that continued through the end of the year. For the full year, newsprint prices were 11% higher than in 1995, but in the fourth quarter of 1996, prices were 20% below 1995 levels.
   Newspaper operating revenue and earnings gains were tempered by the shorter reporting period in 1996 (52 weeks vs. 53 weeks).
   Newspaper operating results were as follows:

In millions of dollars

                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $3,502     7%   $3,260     3%   $3,177     5%
Expenses               $2,716     6%   $2,558     5%   $2,443     5%
                       ------  ------  ------  ------  ------  ------
Operating income       $  786    12%   $  702    (4%)  $  734     8%
                       ======  ======  ======  ======  ======  ======
Operating cash flow    $  948    11%   $  851    (4%)  $  885     7%


   Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 69% and 26%, respectively, of total newspaper revenue in 1996. Other newspaper publishing revenues are mainly from commercial printing businesses. The table below presents these components of reported revenue for the last three years. In this comparison of newspaper advertising revenues and volume and circulation revenues, changes from 1995 to 1996 are impacted by the shorter reporting period in 1996.

Newspaper publishing revenues, in millions of dollars

                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Advertising            $2,418     9%   $2,219     3%   $2,153     7%
Circulation            $  918     6%   $  869     2%   $  849     1%
Commercial printing
  and other            $  166    (3%)  $  172    (2%)  $  175     3%
                       ------  ------  ------  ------  ------  ------
Total                  $3,502     7%   $3,260     3%   $3,177     5%
                       ======  ======  ======  ======  ======  ======


   In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro-forma basis for newspapers owned at the end of 1996. The Multimedia newspapers acquired in December 1995 are included as if they were owned throughout the period covered by these comparisons.

Advertising revenue, in millions of dollars (pro forma)

                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Local                  $  839     --   $  837     1%   $  835     2%
National               $  394    16%   $  341     5%   $  324    11%
Classified             $  814     5%   $  773     7%   $  720    14%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press     $2,047     5%   $1,951     4%   $1,879     8%
Preprint and other
   advertising         $  368    (2%)  $  374     3%   $  354     4%
                       ------  ------  ------  ------  ------  ------
Total ad revenue       $2,415     4%   $2,325     4%   $2,233     7%
                       ======  ======  ======  ======  ======  ======

Advertising linage, in millions of inches, and preprint distribution
(pro forma)


                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Local                    33.0    (4%)    34.4    (4%)    36.0     --
National                  2.4     5%      2.3    (1%)     2.3     8%
Classified               35.8     1%     35.5     3%     34.5     8%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press       71.2    (1%)    72.2    (1%)    72.8     4%
                       ======  ======  ======  ======  ======  ======
Preprint distribution
(millions)              6,402    (1%)   6,495     3%    6,290     3%


   Reported newspaper ad revenues for 1996 were $198.3 million greater than in 1995, a 9% increase, while pro-forma ad revenues presented above reflect a 4% increase. The variance in the percentage increase relates to the results of the Multimedia newspapers.
   Pro-forma local ad revenues were down less than 1% for the year, while related linage was off 4%. Local ad rate increases were implemented at most newspapers in 1996. Trends in both local revenue and linage improved over the second half of 1996.

   Strong gains were achieved in pro-forma national ad revenues and volume, up 16% and 5%, respectively, driven by USA TODAY, which reported a 30% increase in ad revenues and linage for the year.
   While USA TODAY's ad volume gains were buoyed by the Summer Olympics and to a lesser extent the fall political elections, it achieved volume improvement throughout the year and in most major advertising categories, including travel, financial, retail, telecommunications and technology.
   Pro-forma classified revenues rose 5% on a 1% gain in linage. Revenue gains were achieved in the top three classified categories, automotive, employment and real estate. Of these, employment was strongest, up 9%.
Ad rates were higher in all categories.
   Looking to 1997, the Company expects further growth in ad revenues, to be led by gains in classified at most properties, as well as continued overall revenue improvement in Detroit. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenues at all of the Company's newspaper operations.
   Newspaper circulation revenues rose 6% or $48.5 million in 1996, mainly because of added revenues from the Multimedia newspapers and gains at USA TODAY. Circulation revenues were lower in Detroit because of the strike.
   On a pro-forma basis, local morning circulation declined 1%. Of the Company's local morning circulation newspapers, 15 of 58 achieved higher volume for 1996. Evening circulation continued to decline, reflecting the national trend. In total, evening circulation was off 8%, as 28 of 34 newspapers reported lower volume. The Company has plans to change publication cycles from evening to morning for one or more newspapers in 1997 and also plans to consolidate the evening Rochester Times-Union with the morning publication, Democrat and Chronicle.
   For the Company's Sunday newspapers, total circulation was down 4%.
Most of the evening and Sunday circulation volume loss was attributable to the strike in Detroit. The Company expects circulation volume in Detroit to stabilize in 1997.
   USA TODAY's average daily paid circulation for 1996 rose 4% to 2,163,941. Circulation revenues at USA TODAY rose 4%. USA TODAY reported an average daily paid circulation of 2,130,847 in the ABC Publisher's Statement for the six months ended September 29, 1996, which, subject to audit, is a 3% increase for the comparable period a year ago.
   Circulation volume at certain of the Company's newspapers was affected by management efforts to reduce less valuable outstate or fringe circulation, which is costly to deliver.
   In 1997, efforts will be continued to better manage the quality of the circulation base and related costs. Management also plans further circulation price increases. Over the three-year period 1995-1997, price increases will have been implemented at most of the Company's newspapers. Circulation volume and revenues at Detroit are recovering from the impact of the strike and are expected to continue to do so. The Company expects further circulation revenue growth at most of its newspaper properties in 1997.
   Pro-forma circulation volume for the Company's local newspapers is summarized in the table below:

Average net paid circulation, in thousands (pro forma)

                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Local Newspapers
   Morning              3,338    (1%)   3,385     --    3,389     1%
   Evening              1,011    (8%)   1,098    (8%)   1,192    (5%)
                       ------  ------  ------  ------  ------  ------
   Total daily          4,349    (3%)   4,483    (2%)   4,581    (1%)
   Sunday               5,929    (4%)   6,207    (3%)   6,394    (1%)

   For 1995, reported advertising revenues were $66.6 million greater than in 1994, a 3% increase, while pro-forma advertising revenues reflect a 4% increase.
   The strongest growth in 1995 was in classified, reflecting gains in employment and automotive advertising, which were experienced at most of the Company's local newspapers. National advertising revenues reflect significant improvement also, principally from gains at USA TODAY. USA TODAY advertising linage grew 3% and advertising revenues rose 7%.
   Local advertising linage was down slightly in 1995, reflecting the impact of the strike in Detroit and generally soft conditions for the retail industry.
   The Company increased advertising rates at certain newspapers in 1995 and ad revenue was also favorably impacted by the additional week in the 1995 fiscal year. Advertising revenue growth was adversely impacted by the strike in Detroit.

In millions, as reported

        Newspaper advertising
Year          revenues
----    ---------------------
1987           $1,787
1988           $1,909
1989           $2,018
1990           $1,917
1991           $1,853
1992           $1,882
1993           $2,005
1994           $2,153
1995           $2,219
1996           $2,418

   Newspaper circulation revenues rose 2% or $19.7 million in 1995, reflecting added revenues in December from Multimedia newspapers, the favorable impact of the 53rd week in fiscal year 1995 and circulation price increases at certain newspapers. Circulation revenues were adversely affected by the strike in Detroit. On a pro-forma basis, morning circulation rose 0.3%, reflecting gains at 17 of 57 newspapers. Evening newspaper circulation continued to decline, reflecting the national trend. In total, evening circulation was off nearly 6%, as 29 of 35 newspapers reported lower volume. For the Company's Sunday newspapers, total circulation was down 3%. Most of the evening and Sunday circulation volume loss was attributable to the strike in Detroit.

   USA TODAY reported an average daily paid circulation of 2,059,017 in the ABC Publisher's Statement for the six months ended September 24, 1995, a 2% increase from the comparable period in 1994. For the full year of 1995, USA TODAY circulation volume and revenue rose 2% and 3%, respectively.
   In 1994, newspaper advertising revenues rose $148 million or 7%. Classified linage growth of 8% was broad-based and translated to a 14% increase in revenues. In the classified category, gains in employment advertising were strongest, followed by automotive.
   National ROP advertising volume rose 8% in 1994 and related revenues increased 11%, reflecting gains at USA TODAY, USA WEEKEND and at most of the Company's local newspapers, with strong improvement in the South and Gulf Coast groups, which benefited from advertising related to new casino operations.
   For local ROP advertising, 1994 linage was even with 1993, while revenues rose 2%.
   Newspaper circulation revenues rose $11 million or 1% in 1994. Morning newspaper circulation in total rose 1% for the year, reflecting gains at 28 of 49 newspapers. Evening circulation was off 5% as 19 of 32 newspapers reported lower volume. For the Company's 66 Sunday newspapers, total circulation was 1% lower compared to 1993, as 25 newspapers reported gains and 41 reported lower volume.
   USA TODAY reported an average daily paid circulation of 2,009,523 in the ABC Publisher's Statement for the six months ended September 25, 1994. For the full year 1994, USA TODAY circulation volume and revenue increased 1%.

In millions, as reported

       Newspaper circulation
Year         revenues
----   ---------------------
1987          $645
1988          $686
1989          $718
1990          $730
1991          $777
1992          $807
1993          $839
1994          $849
1995          $869
1996          $918

   Newspaper operating expenses:  Newspaper operating expenses rose
$157.2 million or 6% for 1996. Most of this increase relates to the impact of the Multimedia newspapers and higher newsprint costs.
Newsprint expense for the year, including the effect of Multimedia newspapers, rose 15%, reflecting greater consumption, up 4%, and higher average costs per ton, up 11% from 1995. Newsprint prices peaked in early 1996 and then declined steadily through the end of the year. For the fourth quarter, newsprint prices were below that of 1995.
   Some suppliers have announced plans to increase newsprint prices in 1997, however, it is not certain at this time if market conditions will support these plans. In the absence of any newsprint price changes in 1997, the Company's average cost per ton will be approximately 25% lower in 1997 because of the carryover effect of 1996 price reductions.
   Payroll costs for newspaper operations rose 4% in 1996, reflecting the Multimedia purchase, partially offset by savings in Detroit. Year-end employment levels were down slightly from a year ago. Salary and wage increases for 1997 are expected to be modest and headcount levels are not expected to change significantly.
   Strike-related costs in Detroit, principally security and property damage, were significantly lower for the full year of 1996 than they were for the last six months of 1995 which were affected by the strike. Further cost savings are expected in Detroit for 1997, particularly in the first half of the year.
   Newspaper operating expenses rose $115 million or 5% in 1995. The impact of newsprint price increases had a dramatic effect on costs. In total, newsprint expense rose 33%. The average cost per ton of newsprint consumed in 1995 rose more than 40% from 1994's average cost. For 1995, the Company's consumption declined nearly 5%.
   Payroll costs for newspaper operations rose 2% in 1995. Year-end employment levels were down slightly, principally because of reduced staffing requirements at the Detroit operations, reflecting efficiencies of the replacement worker group.
   Newspaper costs were also affected significantly in 1995 by incremental costs in Detroit related to the strike, including security costs, repair costs from strike-related damage and costs for employees "loaned" to Detroit from other newspapers to assist in publishing operations.
   Newspaper operating expenses rose $107 million or 5% in 1994. Newsprint costs rose 1%, which reflected increased consumption and slightly lower average prices. Payroll costs for newspaper operations rose 3% in 1994. Employment levels were down slightly, in part because of the sale of the Company's newspaper in Stockton, Calif.
   Newspaper operating income: Operating income for the newspaper segment rose $84.7 million or 12% for 1996, reflecting the incremental contribution of Multimedia newspapers and sharply improved results at USA TODAY and The Detroit News. Higher newsprint prices and the shorter reporting period tempered these earnings gains for the full year of 1996. For 1997, the Company expects earnings growth to be favorably affected by lower newsprint prices, as well as further improvement at Detroit. Additionally, the Company expects broad-based revenue growth throughout its local newspaper group in 1997 from improved volume and pricing initiatives. These higher revenues, coupled with lower newsprint costs and only modest increases in non-newsprint costs, should drive newspaper earnings significantly above 1996 levels.
   Operating income for the newspaper segment declined $32 million in 1995, primarily because of sharply higher newsprint costs and the effect of the strike in Detroit. With the principal exception of Detroit, most of the Company's other local newspapers reported improved operating income, as advertising and circulation revenue gains, coupled with cost controls, more than offset the impact of newsprint price increases. At
USA TODAY, earnings declined as newsprint expense increased more than 40%.

   Operating income for the newspaper segment rose $57 million or 8% in 1994. Advertising revenue gains at virtually all of the Company's newspaper operations, led principally by classified advertising, provided the impetus for the profit gains. Most of the Company's local newspapers reported higher earnings in 1994. USA TODAY earnings rose on an advertising revenue increase of 7%.

Broadcasting
Broadcasting operations at the end of 1996 included 16 television stations and five radio stations. This reflects the December 9, 1996 trade of six radio stations for one television station
(discussed on page 24).
   Over the last three years, the Company's broadcasting revenues, expenses, operating income and operating cash flows were as follows:

In millions of dollars

                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $  687    47%   $  466    15%   $  407     2%
Expenses               $  390    38%   $  283     2%   $  278   (11%)
                       ------  ------  ------  ------  ------  ------
Operating income       $  297    63%   $  183    42%   $  129    49%
                       ======  ======  ======  ======  ======  ======
Operating cash flow    $  349    64%   $  213    35%   $  158    34%


  Total broadcasting revenues rose $220.7 million or 47% in 1996. This increase includes the effect of the December 1995 acquisition of five television stations from Multimedia. On a pro-forma basis, broadcasting revenues rose 12% for the year.
   For television, pro-forma local and national advertising revenues both increased 14% over 1995. Nine of the Company's television stations are NBC affiliates and revenues related to NBC's carriage of the 1996 Olympic Games in Atlanta, where the Company owns the NBC affiliate, contributed a significant portion of the growth. The incremental effect of political advertising also enhanced revenue performance. Total broadcasting revenues at the Company's other seven affiliates increased slightly on a pro-forma basis.
   For the Company's five radio stations, pro-forma revenues rose 5%. Local and national sales increased in all three markets. A summary of pro-forma revenues for broadcasting stations owned at the end of 1996 is as follows:

Pro-forma broadcast revenues, in millions of dollars


                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $  685    12%   $  610     9%   $  559    14%


   Reported operating costs for broadcast rose $106 million or 38%, reflecting ownership of the Multimedia television stations for all of 1996. On a pro-forma basis, operating costs rose 3%. Pro-forma payroll costs were up 3% and program amortization decreased 2%.
   For the second year in a row, operating income from broadcasting reached a record high, climbing to $297.3 million in 1996. The 63% increase reflects the full year's operating results from the Multimedia acquisition in December 1995, an overall strong revenue performance in most markets throughout the year, augmented by the impact of the Summer Olympics, strong political advertising and continued emphasis on cost control. Broadcast earnings comparisons were tempered by the shorter reporting period in 1996.
   For 1997, the Company expects increased revenues and operating earnings in broadcasting. In early 1997, to comply with FCC conditions related to the Multimedia acquisition, the Company exchanged its television stations in Cincinnati and Oklahoma City for television stations in Buffalo and Grand Rapids, which reduced the number of television households available to the Company. This reduction in available households, along with the absence of incremental revenues generated from the Summer Olympics and political advertising in 1996, will result in much more moderate revenue and earnings increases for 1997.
   Total broadcasting revenues rose $60 million or 15% in 1995, which reflects the December 1995 acquisition of five television stations and two radio stations from Multimedia, along with the December 1994 acquisition of a television station. On a pro-forma basis, broadcasting revenues rose
9%.
   For television, pro-forma local and national advertising revenues rose 13% and 6%, respectively. Television revenues were favorably impacted by the strength of NBC programming and improved late local news ratings in a number of markets. Pro-forma radio station revenues improved 8%, reflecting generally strong advertising demand.
   Reported operating costs for broadcast rose just $6 million or 2% in 1995. Programming and promotion costs were down for the year. The improvement in broadcast earnings for 1995 reflects earnings gains at all but two television stations and two radio stations, the additional week in fiscal 1995 and the Multimedia acquisition in December 1995.
   Total broadcasting revenues rose $10 million or 2% for 1994, which reflects the sale of four radio stations and the Company's television station in Boston in 1993. On a pro-forma basis, radio station revenues rose 20%.
For television, pro-forma local and national ad revenues rose 12% and 16%, respectively. Television revenue results for 1994 were favorably affected by the Winter Olympics, political advertising and a stronger economy. The improvement in operating earnings for 1994 reflects earnings gains at all but one of the Company's smaller broadcast markets, as well as the positive effect of the sale of four radio stations and the Boston television station in 1993.

In millions, as reported

Year   Broadcast revenues
----   ------------------
1987         $357
1988         $391
1989         $408
1990         $397
1991         $357
1992         $371
1993         $397
1994         $407
1995         $466
1996         $687

Cable and security
As part of the Multimedia purchase, the Company acquired a cable television business and an alarm security business, both headquartered in Wichita, Kan. At the end of 1996, the cable television business served 465,000 subscribers in five states and the alarm security business served approximately 111,000 customers primarily in 10 states. Operating results from the cable television and alarm security businesses for the full year of 1996 and the month of December 1995 were as follows:

In millions of dollars

                     1996    1995
                     ----    ----

Revenues             $233    $ 18
Expenses             $186    $ 13
                     ----    ----
Operating income     $ 47    $  5
                     ====    ====
Operating cash flow  $112    $  9


   On a pro-forma basis, cable television revenues increased 10% in 1996. This revenue increase reflects a 2% increase in basic subscribers and higher monthly subscription rates. The number of pay subscribers declined 1%. All revenue categories, including advertising and pay-per-view, increased. On a pro-forma basis, alarm security revenues increased 37% in 1996, reflecting the December 1995 purchase of approximately 18,000 accounts, additional account installations and purchases (net of account disconnects), and an increase in average monitoring revenue per account.
   Cable television pro-forma operating costs increased 9%. Program costs were up 11% and payroll costs increased 5% in 1996. Alarm security costs increased 29% on a pro-forma basis.
   Multichannel television systems will continue, and may increase, competitive pressure on the Company's cable television operations. However, in 1997 the Company expects to increase cable television revenues and operating earnings. The alarm security business is also expected to increase both revenues and earnings in 1997.

Consolidated operating expenses
Over the last three years, the Company's consolidated operating expenses were as follows:

Consolidated operating expenses, in millions of dollars

                        1996   Change   1995   Change   1994   Change
                       ------  ------  ------  ------  ------  ------
Cost of sales          $2,368    12%   $2,110     7%   $1,968     2%
Selling, general
 and admin. expenses   $  699    13%   $  619    (2%)  $  630     6%
Depreciation           $  193    34%   $  144    (2%)  $  146    (1%)
Amortization of
  intangible assets    $   94    91%   $   49    12%   $   44     1%


   Cost of sales for 1996 rose $258.1 million or 12%. Principal factors contributing to the increase were the incremental costs of Multimedia properties and higher average newsprint prices for the year. Newsprint expense rose 15% for the year, including the cost of Multimedia consumption. Total newsprint consumption for 1996 was 4% greater than in 1995.
   The overall increase in cost of goods sold was tempered by the favorable impact of lower strike-related costs in Detroit and the shorter (by one week) reporting period in 1996.
   Selling, general and administrative costs (SG&A) rose $80.4 million or 13% for 1996. Most of this increase relates to incremental costs of Multimedia properties.
   Depreciation expense rose $49.3 million or 34% for 1996, while amortization of intangibles rose $45 million or 91%. Both increases are primarily the result of incremental costs associated with the Multimedia properties.
   For 1997, changes in all cost categories are expected to return to more traditional levels, however, cost of goods sold is expected to be favorably affected by lower newsprint prices.
   Cost of sales for 1995 rose $141.7 million or 7%. The principal factor contributing to this increase was the dramatic rise in newsprint prices, which began in 1994. Newsprint expense rose 33% for the year as the average cost per ton consumed was 40% higher than in 1994. Newsprint consumption in 1995 was reduced by 5%. Other factors contributing to the increase include strike-related costs in Detroit, the additional week in the 1995 fiscal year and the operating results for Multimedia businesses for December 1995.
   SG&A declined $10.4 million or 2% in 1995, as reduced charitable contributions ($20 million lower than in 1994) more than offset modest increases in other SG&A costs. Promotion costs were also lower in 1995, particularly for broadcasting.
   Depreciation expense declined $2 million or 2% in 1995, principally because certain assets from previous acquisitions became fully depreciated. Amortization of intangible assets was $5 million or 12% higher in 1995 because of amortization for December of the intangible assets recorded in connection with the Multimedia acquisition.

   Cost of sales for 1994 rose $40 million or 2%, reflecting increases in newsprint and payroll expenses for newspapers and lower television programming costs (principally because of the sale at the end of 1993 of the Company's station in Boston). The increase in SG&A costs of $37 million or 6% is attributed to generally higher sales and promotion costs and higher charitable contributions.
   Payroll and newsprint costs, the largest elements of the Company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.

                                   1996    1995    1994
                                  ------  ------  ------
Payroll and employee benefits      40.2%   43.7%   45.1%
Newsprint and other production
   material                        21.4%   21.6%   18.7%


Non-operating income and expense
Interest expense for 1996 rose $83.4 million or 160%, reflecting commercial paper borrowings in December 1995 to finance the acquisition of Multimedia. Interest expense for 1997 is expected to be substantially lower because of the pay down of these borrowings. The Company's financing activities are discussed further in the Financial Position section of this report.
   Other non-operating income includes a December 1996 pre-tax gain of $158 million upon the exchange of broadcast stations, which is more fully discussed on page 24 of this report.
   Interest expense for the full year of 1995 rose $7 million or 14%.
For the period prior to the Multimedia acquisition, the Company's interest expense was below year-ago levels as outstanding debt had been reduced substantially. For December, interest expense rose sharply because of commercial paper borrowings to finance the acquisition.
   Interest expense declined $6 million or 11% in 1994, reflecting lower average borrowings, partially offset by higher average borrowing rates.
   Other non-operating income for 1995 was below 1994. Amounts reported for 1994 reflect a gain on the sale of the Company's newspaper in Stockton, Calif.

Provision for income taxes
The Company's effective income tax rate for continuing operations was 42.6% in 1996, 40.6% in 1995 and 40.5% in 1994. The increase in the effective tax rate for 1996 is attributable to amortization of non-deductible intangible assets recorded in connection with the Multimedia acquisition. The Company expects its effective tax rate to decline in 1997, as incremental earnings will be taxed at the lower, statutory rate.

Income from continuing operations
Excluding the non-recurring gain on the exchange of broadcast stations, the Company reported earnings and earnings per share from continuing operations of $530.5 million or $3.77 per share, both record highs, up
15% from record results in 1995. Earnings from Multimedia properties, net of related amortization, interest and taxes, contributed to the gain. Strong results at USA TODAY and other broadcast stations were also important factors, along with diminishing strike-related effects in Detroit. The Company's operating income, which excludes interest expense and other non-operating items, reached $1.066 billion in 1996, an increase of $244 million or 30%.
   The average number of shares outstanding for 1996 totaled 140,891,000, slightly higher than in 1995, reflecting shares issued for employee stock awards.
   In 1995, earnings from continuing operations totaled $459.4 million or $3.28 per share. Average shares outstanding for 1995 totaled 140,156,000, nearly 3% lower than in 1994. Earnings progress in 1995 was fueled by strong broadcast results, which helped offset the impact of higher newsprint prices and the strike in Detroit.
   For 1994, earnings from continuing operations totaled $455.4 million
(up 17%) or $3.16 per share (up 19%). Average shares outstanding for 1994 totaled 144,276,000, 1.5% lower than in 1993. Significant earnings progress from newspaper and broadcast operations contributed to the gain.

Discontinued operations
The Company's outdoor advertising business, owned since 1979, and its television entertainment business, acquired with Multimedia in December 1995, were both sold in 1996. An after-tax gain, classified with discontinued operations, was recorded on the sale of outdoor, which totaled $295 million or $2.09 per share. The selling price for the entertainment business approximated the value assigned to it upon acquisition and, therefore, no gain was recognized.
   Earnings from these businesses for the period they were owned leading up to the date of sale, are also reported as income from discontinued operations and collectively amounted to $24.5 million or $.17 per share in 1996, compared with $17.9 million or $.13 per share in 1995 and $10.0 million or $.07 per share in 1994. The increase for 1996 relates principally to nearly a full year of ownership of the entertainment business, compared with only one month in 1995.
   The financial statements for prior periods have been restated to separate earnings from these businesses from the Company's continuing operations.

In millions

             Income from
Year    Continuing Operations
----    ---------------------

1987           $299
1988           $341
1989           $374
1990           $355
1991           $292
1992           $341
1993           $389
1994           $455
1995           $459
1996           $530*, $624

*Before non-recurring gain from exchange of broadcast stations

Net income
Net income for 1996 totaled $943.1 million or $6.69 per share, compared with $477.3 million or $3.41 per share in 1995. Results in 1996 include after-tax earnings from discontinued operations of $319.1 million or $2.26 per share, plus an after-tax gain of $93 million or $.66 per share on the exchange of broadcast stations.
   In 1995, net income rose $12 million or 3% to $477 million and earnings per share reached $3.41, up 6% from $3.23 in 1994.
   Net income rose $68 million or 17% in 1994. On a per share basis, net income reached $3.23, up 19% from $2.72 in 1993.
   The Company's return on shareholders' equity, based on earnings from continuing operations, is presented in the table below.

In percentages, before non-recurring gains and accounting principle changes

        Return on shareholder's
Year            equity
----    -----------------------
1987             19.6
1988             20.1
1989             19.8
1990             17.5
1991             16.2
1992             21.9
1993             22.3
1994             24.4
1995             23.2
1996             20.9

   The percentage return on equity shown above for 1996 declined from 1995 because the results of discontinued operations, including the gain on the sale of outdoor, and the gain on the exchange of broadcast stations are included in shareholders' equity, but are excluded from the amount of earnings from continuing operations used in the calculation.

Other matters
Federal Communications Commission Rules restrict ownership of newspapers, broadcast and cable businesses in the same market. In conjunction with the Multimedia acquisition, the Company obtained temporary waivers with respect to these rules. (This and other regulatory matters are more fully discussed in the 10-K section of this report on pages 57-61.)
   To comply with these rules, the Company completed an exchange transaction in January 1997, with Argyle Television, Inc., to acquire WZZM-TV
(ABC-Grand Rapids/Kalamazoo/Battle Creek) and WGRZ-TV (NBC-Buffalo) in exchange for WLWT-TV (NBC-Cincinnati) and KOCO-TV(ABC-Oklahoma City). This transaction has no impact on the Company's 1996 financial statements and will be recorded in the first quarter of 1997.
   Also in January 1997, the Company entered into an agreement to acquire KNAZ-TV (NBC-Flagstaff, Ariz.) and KMOH-TV (WB-Kingman, Ariz.).

Financial Position

Liquidity and capital resources
The principal changes in the Company's financial position for 1996 include the paydown of debt by $955 million from operating cash flow and the after-tax proceeds from the sale of the outdoor and entertainment businesses.
   The increase in property, plant and equipment in 1996 reflects capital spending of $260 million plus amounts recorded in connection with the exchange of broadcast stations. This exchange also contributed to an increase in intangible assets. Property, plant and equipment and intangible assets also reflect declines because of the sale of the outdoor and entertainment businesses.
   The Company's consolidated operating cash flow (defined as operating income plus depreciation and amortization of intangible assets) totaled $1.354 billion in 1996 compared with $1.015 billion in 1995 and $986 million in 1994. The increase of $339 million or 33% in 1996 reflects the contribution of Multimedia properties along with the operating improvement for broadcast, USA TODAY and Detroit. The table below presents operating cash flow as a percent of sales over the last
10 years.

          Operating cash flow
Year     as a percent of sales
----     ---------------------
1987             26.8
1988             26.3
1989             27.4
1990             25.8
1991             23.1
1992             24.4
1993             26.1
1994             27.5
1995             27.1
1996             30.6

   Working capital, or the excess of current assets over current liabilities, totaled $47.6 million at the end of 1996 and $41.3 million at the end of 1995. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

                                  1996      1995      1994
                                --------  --------  --------
Current ratio                   1.1-to-1  1.1-to-1  1.2-to-1
Accounts receivable turnover       7.7       7.2       7.9
Newsprint inventory turnover       7.1       7.6       9.6


A summary of debt transactions in 1996 follows:

In millions of dollars

Long-term debt at end of 1995*        $2,859
Payments in 1996                        (955)
                                      -------
Long-term debt at end of 1996*        $1,904

*including current portion

   The Company's operations have historically generated strong positive cash flow, which, along with the Company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the Company's requirements, including requirements for acquisitions.
   The Company regularly issues commercial paper for cash requirements and maintains a revolving credit agreement equal to or in excess of any commercial paper outstanding. The Company's commercial paper has been rated A-1 and P-1 by Standard & Poor's Corporation and Moody's Investors Service, Inc., respectively. Further, the Company has filed a shelf registration statement with the Securities and Exchange Commission under which up to $1.5 billion of additional debt securities may be issued.
The Company's Board of Directors has established a maximum aggregate level of $3.5 billion for amounts which may be raised through borrowings or the issuance of equity securities.
   In the absence of major cash outlays for acquisitions, the Company expects to repay a significant portion of its commercial paper obligations and other long-term debt from 1997 operating cash flow.
   Note 4 to the Company's financial statements on page 41 of this report provides further information concerning commercial paper transactions and the Company's revolving credit agreements.
   The Company has a capital expenditure program (not including business acquisitions) of approximately $258 million planned for 1997, including approximately $25 million for land and buildings or renovation of existing facilities, $216 million for machinery and equipment and cable and alarm security systems, and $17 million for vehicles and other assets. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 1997 capital program will be funded from operating cash flow.

Capital stock
In 1994, the Company purchased 8 million shares of its common stock under a previously authorized program, at a cost of $399 million. Share repurchases were not significant in 1995 or 1996.
   Certain of the shares acquired by the Company have been reissued for acquisitions or in settlement of employee stock awards. The remaining shares are held as treasury stock.
   An employee 401(k) Savings Plan was established in 1990 which includes a Company matching contribution in the form of Gannett stock. To fund the Company's matching contribution, an Employee Stock Ownership Plan
(ESOP) was formed which acquired 1,250,000 shares of Gannett stock from the Company for $50 million. The stock purchase was financed with a loan from the Company.
   The Company's common stock outstanding at December 29, 1996 totaled 141,317,705 shares, compared with 140,564,645 shares at December 31, 1995.

Dividends
Dividends declared on common stock amounted to $200.1 million in 1996, compared with $193.4 million in 1995, reflecting an increase in the dividend rate and a greater number of shares outstanding.

              Dividends declared
Year               per share
----          ------------------
1987                $ .94
1988                $1.02
1989                $1.11
1990                $1.21
1991                $1.24
1992                $1.26
1993                $1.30
1994                $1.34
1995                $1.38
1996                $1.42


   In October 1996, the quarterly dividend was increased from $.35 to $.36 per share.

Cash dividends                     Payment date    Per share
                                   ------------    ---------
1996           4th Quarter         Jan. 2, 1997       $.36
               3rd Quarter         Oct. 1, 1996       $.36
               2nd Quarter         July 1, 1996       $.35
               1st Quarter         April 1, 1996      $.35
1995           4th Quarter         Jan. 2, 1996       $.35
               3rd Quarter         Oct. 2, 1995       $.35
               2nd Quarter         July 1, 1995       $.34
               1st Quarter         April 1, 1995      $.34


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

CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                Dec. 29, 1996           Dec. 31, 1995
                                                -------------           -------------

ASSETS
Current assets
Cash                                           $      27,179           $      46,962
Marketable securities, at cost
  which approximates market                            4,023                      23
Trade receivables (less allowance for
  doubtful receivables of $18,942 and
  $22,182, respectively)                             569,095                 587,896
Other receivables                                     47,850                  33,663
Inventories                                           73,621                 111,653
Prepaid expenses                                      44,837                  73,887
                                                ------------            ------------
Total current assets                                 766,605                 854,084
                                                ------------            ------------
Property, plant and equipment:
Land                                                 174,838                 138,601
Buildings and improvements                           770,456                 739,510
Cable and security systems
  and outdoor advertising structures                 481,053                 665,471
Machinery, equipment and fixtures                  1,926,058               1,894,893
Construction in progress                              70,995                 121,191
                                                ------------            ------------
Total                                              3,423,400               3,559,666
Less accumulated depreciation                     (1,429,340)             (1,488,979)
                                                ------------            ------------
Net property, plant and equipment                  1,994,060               2,070,687
                                                ------------            ------------
Intangible and other assets:
Excess of acquisition cost over the
value of assets acquired (less
amortization of $569,527 and $491,743,
respectively)                                      3,393,931               3,386,600
Investments and other assets (Note 5)                195,001                 192,429
                                                ------------            ------------
Total intangible and other assets                  3,588,932               3,579,029
                                                ------------            ------------
Total assets                                   $   6,349,597           $   6,503,800
                                                ============            ============


CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                Dec. 29, 1996           Dec. 31, 1995
                                                -------------           -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt (Note 4)  $      23,302           $      90,751
Accounts Payable
  Trade                                              236,560                 255,864
  Other                                               25,278                  23,730
Accrued liabilities
  Compensation                                        93,165                  80,554
  Interest                                            11,361                  13,355
  Other                                              126,832                 182,386
Dividend payable                                      51,890                  49,208
Income taxes (Note 7)                                 46,098                  15,071
Deferred income                                      104,510                 101,853
                                                ------------            ------------
Total current liabilities                            718,996                 812,772
                                                ------------            ------------
Deferred income taxes (Note 7)                       396,170                 327,916
Long-term debt (Note 4)                            1,880,293               2,767,880
Postretirement medical and life
  insurance liabilities (Note 6)                     301,729                 305,700
Other long-term liabilities                          121,591                 143,884
                                                ------------            ------------
Total liabilities                                  3,418,779               4,358,152
                                                ------------            ------------
Shareholders' equity (Notes 4 and 8):
Preferred stock, par value $1: Authorized
  2,000,000 shares: Issued, none
Common stock, par value $1:  Authorized
  400,000,000 shares: Issued, 162,210,366
  shares, as to both years                           162,210                 162,210
Additional paid-in capital                            86,126                  76,811
Retained earnings                                  3,654,681               2,923,752
Foreign currency translation adjustment                                      (12,258)
                                                ------------            ------------
                                                   3,903,017               3,150,515
Less Treasury stock, 20,892,661 shares and
  21,645,721 shares, respectively, at cost          (942,609)               (973,272)
Deferred compensation related to ESOP (Note 8)       (29,590)                (31,595)
                                                ------------            ------------
Total shareholders' equity                         2,930,818               2,145,648
                                                ------------            ------------
Commitments and contingent liabilities
  (Note 9)
                                                ------------            ------------
Total liabilities and shareholders' equity     $   6,349,597           $   6,503,800
                                                ============            ============

CONSOLIDATED STATEMENTS OF INCOME
In thousands of dollars

Fiscal year ended                               Dec. 29, 1996   Dec. 31, 1995   Dec. 25, 1994
                                                -------------   -------------   -------------
Net operating revenues:
Newspaper advertising                           $ 2,417,550     $ 2,219,250     $ 2,152,671
Newspaper circulation                               917,677         869,173         849,461
Broadcasting                                        686,936         466,187         406,608
Cable and Security                                  232,500          17,831               0
All other                                           166,444         171,426         174,655
                                                -------------   -------------   -------------
Total                                             4,421,107       3,743,867       3,583,395
                                                -------------   -------------   -------------
Operating expenses:
Cost of sales and operating expenses,
   exclusive of depreciation                      2,367,848       2,109,743       1,968,021
Selling, general and administrative expenses,       699,484         619,125         629,535
   exclusive of depreciation
Depreciation                                        193,011         143,739         146,054
Amortization of intangible assets                    94,359          49,328          44,110
                                                -------------   -------------   -------------
Total                                             3,354,702       2,921,935       2,787,720
                                                -------------   -------------   -------------
Operating income                                  1,066,405         821,932         795,675
                                                -------------   -------------   -------------
Non-operating income (expense):
Interest expense                                   (135,563)        (52,175)        (45,624)
Interest income                                       6,727           7,514           3,239
Other                                               149,098          (3,760)         11,706
                                                -------------   -------------   -------------
Total                                                20,262         (48,421)        (30,679)
                                                -------------   -------------   -------------
Income before income taxes                        1,086,667         773,511         764,996
Provision for income taxes                          462,700         314,100         309,600
                                                -------------   -------------   -------------
Income from continuing operations                   623,967         459,411         455,396
Discontinued operations:
Income from the operation of discontinued
   operations, net of income taxes of
   $17,940, $12,100 and $7,100, respectively         24,540          17,851          10,003
Gain from the sale of discontinued
   operations, net of income taxes of $195,000      294,580
                                                -------------   -------------   -------------
Total income from discontinued operations           319,120          17,851          10,003
                                                -------------   -------------   -------------
Net income                                      $   943,087     $   477,262     $   465,399
                                                =============   =============   =============
Earnings per share:
Earnings per share from continuing operations         $4.43           $3.28           $3.16
Earnings from discontinued operations:
   Discontinued operations, net of tax                $0.17           $0.13           $0.07
   Gain from sale of discontinued operations,
   net of tax                                         $2.09
                                                -------------   ------------    -------------
Net income per share                                  $6.69           $3.41           $3.23
                                                =============   ============    =============

CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands of dollars
Fiscal year ended                                     Dec. 29, 1996     Dec. 31, 1995     Dec. 25, 1994
                                                      -------------     -------------     -------------
Cash flows from operating activities:
Net Income                                            $     943,087     $     477,262     $     465,399
Adjustments to reconcile net income to operating
  cash flows
Discontinued operations                                    (319,120)          (17,851)          (10,003)
Depreciation                                                193,011           143,739           146,054
Amortization of intangibles                                  94,359            49,328            44,110
Deferred income taxes                                        68,254            23,636           (40,623)
Other, net                                                 (117,854)           40,775            42,933
Increase in receivables                                     (50,046)          (23,093)          (49,978)
Decrease (increase) in inventories                           16,489           (46,998)             (140)
Decrease (increase) in film broadcast rights                  1,755             5,910            (1,008)
(Decrease) increase in accounts payable                     (25,659)           33,561            29,368
Increase (decrease) in interest and taxes payable            20,784           (14,053)           35,374
Change in other assets and liabilities, net                (218,191)          (68,755)           52,811
                                                      -------------     -------------     -------------
Net cash flow from operating activities                     606,869           603,461           714,297
                                                      -------------     -------------     -------------
Cash flows from investing activities:
Purchase of property, plant and equipment                  (260,047)         (183,536)         (144,854)
Payments for acquisitions, net of cash acquired                            (1,834,862)          (28,258)
Change in other investments                                 (17,513)           (3,326)          (23,500)
Proceeds from sale of certain assets                        778,716             2,324           130,387
Collection of long-term receivables                           3,248             5,030             1,658
                                                      -------------     -------------     -------------
Net cash provided by (used for) investing activities        504,404        (2,014,370)          (64,567)
                                                      -------------     -------------     -------------
Cash flows from financing activities:
Proceeds from long-term debt                                                2,054,000
Payments of long-term debt                                 (954,924)         (464,973)          (85,265)
Dividends paid                                             (197,417)         (191,947)         (194,465)
Cost of common shares repurchased                            (1,443)                           (399,336)
Proceeds from issuance of common stock                       26,964            16,200             4,219
                                                      -------------     -------------     -------------
Net cash (used for) provided by financing activities     (1,126,820)        1,413,280          (674,847)
                                                      -------------     -------------     -------------
Effect of currency exchange rate change                        (236)              362            (6,126)
(Decrease) increase in cash and cash equivalents            (15,783)            2,733           (31,243)
Balance of cash and cash equivalents at
  beginning of year                                          46,985            44,252            75,495
                                                      -------------     -------------     -------------
Balance of cash and cash equivalents at end of year   $      31,202     $      46,985     $      44,252
                                                      =============     =============     =============

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
In thousands of dollars
Fiscal years ended
December 25, 1994
December 31, 1995
and December 29, 1996
                                                                       Foreign                  Deferred
                             Common stock  Additional                 currency                compensation
                                $1 par      paid-in      Retained    translation   Treasury     related
                                value       capital      earnings    adjustment     stock       to ESOP       Total
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 26, 1993          $162,212      $70,938    $2,366,246     $(9,442)   $(643,787)    $(38,247)  $1,907,920
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1994                                            465,399                                            465,399
Dividends declared, 1994:
 $1.34 per share                                           (192,696)                                          (192,696)
Treasury stock acquired                                                             (399,336)                 (399,336)
Stock options exercised                          (924)                                 8,014                     7,090
Stock issued under
 incentive plan                                  (692)                                 5,636                     4,944
Tax benefit derived from
 stock incentive plans                          2,996                                                            2,996
Stock issued in connection
 with acquisition                               4,286                                 21,274                    25,560
Compensation expense
 related to ESOP                                                                                    3,322        3,322
Tax benefit from ESOP                                           491                                                491
Foreign currency
 translation adjustment                                                  (3,452)                                (3,452)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 25, 1994          $162,212      $76,604    $2,639,440    ($12,894) ($1,008,199)    ($34,925)  $1,822,238
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1995                                            477,262                                            477,262
Dividends declared, 1995:
 $1.38 per share                                           (193,415)                                          (193,415)
Stock options exercised                        (2,042)                                21,931                    19,889
Stock issued under
 incentive plan                                (2,380)                                12,996                    10,616
Tax benefit derived from
 stock incentive plans                          4,629                                                            4,629
Compensation expense
 related to ESOP                                                                                    3,330        3,330
Tax benefit from ESOP                                           465                                                465
Foreign currency
 translation adj./other               (2)                                   636                                    634
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 31, 1995          $162,210      $76,811    $2,923,752    ($12,258)   ($973,272)    ($31,595)  $2,145,648
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1996                                            943,087                                            943,087
Dividends declared, 1996:
 $1.42 per share                                           (200,099)                                          (200,099)
Treasury stock acquired                                                               (1,443)                   (1,443)
Stock options exercised                           585                                 26,225                    26,810
Stock issued under
 incentive plan                                   552                                  5,881                     6,433
Tax benefit derived from
 stock incentive plans                          8,178                                                            8,178
Compensation expense
 related to ESOP                                                                                    2,005        2,005
Tax benefit from ESOP                                           435                                                435
Foreign currency
 translation adj./other                                     (12,494)     12,258                                   (236)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 29, 1996          $162,210      $86,126    $3,654,681                ($942,609)    ($29,590)  $2,930,818
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------

Notes to consolidated financial statements

Note 1
Summary of significant accounting policies
Fiscal year: The Company's fiscal year ends on the last Sunday of the calendar year. The Company's 1996 fiscal year ended on December 29, 1996, and encompassed a 52-week period. The Company's 1995 fiscal year encompassed a 53-week period, and its 1994 year encompassed a 52-week period.
   Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany transactions and profits.
   Operating agencies: Six of the Company's subsidiaries are participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The Company includes its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.
   Inventories: Inventories, which consist principally of newsprint, printing ink, plate material and production film for the Company's newspaper publishing operations, are valued at the lower of cost
(first-in, first-out) or market.
   Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; machinery, equipment and fixtures and cable and alarm systems, four to 30 years.
Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.
   Excess of acquisition cost over fair value of assets acquired:
The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time the subsidiaries were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified
Public Accountants, the excess acquisition cost of subsidiaries arising from acquisitions accounted for as purchases since October 31, 1970
($3.89 billion at December 29, 1996) is being amortized over periods ranging from 10 to 40 years on a straight-line basis. Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.
   Other assets: The Company's television stations are parties to program broadcast contracts. These contracts are recorded at the gross amount of the related liability when the programs are available for telecasting. Program assets are classified as current (as a prepaid expense) or noncurrent (as an other asset) in the consolidated balance sheet, based upon the expected use of the programs in succeeding years.
The amount charged to expense appropriately matches the cost of the programs with the revenues associated with them. The liability for these contracts is classified as current or noncurrent in accordance with the payment terms of the contracts. The payment period generally coincides with the period of telecast for the programs, but may be shorter.
   Retirement plans: Pension costs under the Company's retirement plans are actuarially computed. It is the policy of the Company to fund costs accrued under its qualified pension plans.
   Postretirement benefits other than pensions: The Company recognizes the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits.
   Income taxes: The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax reporting purposes. Deferred income taxes are provided in recognition of these temporary differences.
   Per share amounts: All income per share amounts are based on the weighted average number of common shares outstanding during the year.
   Foreign currency translation: The income statement of Mediacom, the Company's Canadian outdoor advertising operation (sold in 1996), has been translated to U.S. dollars using the average currency exchange rates in effect during each year. Mediacom's balance sheet has been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of Mediacom's balance sheet has been charged directly to shareholders' equity.
   Minority interest: The Company owns a 51% interest in WKYC-TV in Cleveland, Ohio, and NBC owns a 49% interest. The financial statements of WKYC-TV are included in the Company's financial statements. The minority interest in operating results is reflected as an element of non-operating expense in the Consolidated Statements of Income and the minority interest in the equity of WKYC-TV is reflected with other long-term liabilities on the Consolidated Balance Sheet.
   Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

Note 2
Acquisitions, exchanges and dispositions
1996: On December 9, 1996, the Company concluded a transaction to acquire WTSP-TV, the CBS affiliate in Tampa, Fla., in exchange for radio stations KIIS/KIIS-FM in Los Angeles, KSDO/KKBH-FM in San Diego and WDAE/WUSA-FM in Tampa. This transaction was completed under the terms of an asset exchange agreement.
   For financial reporting purposes, the Company recorded the exchange as two simultaneous but separate events; that is, a sale of radio stations for which a non-cash gain was recognized, and the acquisition of the television station to be accounted for under the purchase method. The gain reported on the exchange was measured by the difference between the estimated current fair value of the assets exchanged over the Company's carrying value or basis in the properties it exchanged. The Company has estimated the fair value of the assets exchanged to be $170 million, while its carrying value or basis in the radio stations was approximately $12 million. In the fourth quarter of 1996, therefore, for financial reporting purposes, the Company reported a pre-tax, non-cash, non-operating gain of $158 million on the exchange. The television station acquired in the exchange was recorded at estimated fair value or $170 million.
   On an after-tax basis, this accounting treatment results in a non-cash increase in earnings from continuing operations of $93 million or $.66 per share.
   In August 1996, the Company completed the sale of its outdoor advertising business for $713 million in cash. The Company recorded an after-tax gain of $295 million or $2.09 per share on this sale. The gain and outdoor operating results for the period leading up to the sale are reported as discontinued operations in the Company's financial statements.
   In December 1996, the Company sold its television entertainment programming business, Multimedia Entertainment, which had been acquired in December 1995 as part of the acquisition of Multimedia. The selling price for this transaction approximated the value assigned to it by the Company upon acquisition. Therefore, no gain was recognized on the sale. The operating results for Multimedia Entertainment for the period leading up to the sale are reported as discontinued operations in the Company's financial statements.
   Also during 1996, the Company sold radio stations WMAZ/WAYS-FM in Macon, Ga. (acquired in the Multimedia purchase), Louis Harris and Associates, Inc. and Gannett Community Directories. These transactions did not have a material effect on the Company's operating results or financial position.
   The following table summarizes, on an unaudited, pro-forma basis, the estimated combined results of operations of the Company and its subsidiaries as though the acquisitions, exchanges and dispositions noted above (except the minor dispositions noted in the preceding paragraph) were made at the beginning of the year previous to the year in which the transactions were consummated. On this basis, these transactions would have resulted in a pro-forma decrease in net income per share from continuing operations of $.55, primarily because of the elimination of the non-recurring after-tax gain of $93 million or $.66 per share recorded on the exchange of broadcast stations. However, this pro-forma combined statement does not necessarily reflect the results of operations as they would have been if the combined companies had constituted a single entity during those years.

In millions, except per share amounts (pro forma and unaudited)

Fiscal Year                         1996     1995
                                   ------   ------
Operating revenues*                $4,419   $4,218
Income before taxes*               $  957   $  741
Income*                            $  547   $  423
Income per share*                  $ 3.88   $ 3.02

*from continuing operations

   1995: In December 1995, the Company acquired Multimedia, which was accounted for under the purchase method of accounting. Consideration paid totaled $1.8 billion, plus the assumption of liabilities of approximately $0.5 billion.
   1994: In May 1994, the Company purchased Nursing Spectrum, which publishes a group of biweekly periodicals specializing in advertising for nursing employment. In December 1994, the Company purchased television station KTHV-TV in Little Rock, a CBS affiliate. These acquisitions were accounted for under the purchase method of accounting, and consideration paid included cash and shares of the Company's common stock. The acquisitions were not material to the Company's financial position or results of operations.
   In November 1994, the Company sold its newspaper in Stockton, Calif., and realized a gain which is reflected in non-operating income.

Note 3
Statement of cash flows
For purposes of this statement, the Company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.
   Cash paid in 1996, 1995 and 1994 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars

                               1996      1995      1994
                             --------  --------  --------
Income taxes                 $555,642  $316,698  $264,601
Interest                     $142,395  $ 52,094  $ 45,740


   Higher income tax paid in 1996 reflects improved operating results as well as tax on the gain on the sale of outdoor. Higher interest payments relate to borrowings associated with the Multimedia acquisition.
   In 1996, the Company reported a $93 million after-tax non-cash gain on the exchange of broadcast stations referred to in Note 2.
   In 1995, the Company assumed net liabilities of approximately
$0.5 billion in connection with the Multimedia acquisition.
   In 1994, the Company issued 506,000 shares of its common stock from treasury valued at approximately $26 million in connection with the acquisition of KTHV-TV in Little Rock.
   In 1996, 1995 and 1994, the Company issued 136,437 shares, 297,201 shares and 134,243 shares, respectively, in settlement of previously granted stock incentive rights. The compensation liability for these rights of $9.9 million for 1996, $17 million in 1995 and $8 million in 1994 was transferred to shareholders' equity at the time the shares were issued.

Note 4
Long-term debt
The long-term debt of the Company is summarized below.

In thousands of dollars

                                       Dec. 29, 1996    Dec. 31, 1995
                                       -------------    -------------
Unsecured promissory notes              $ 1,339,078      $ 2,197,358
Notes due 2/1/96, interest at 9.55%              --           17,260
Notes due 3/12/96, interest at 9.5%              --           42,200
Notes due 12/26/97, interest at 10%          23,275           29,890
Notes due 3/1/98, interest at 5.25%         274,401          273,883
Notes due 5/1/00, interest at 5.85%         249,695          249,603
Series notes                                     --           31,000
Unsecured obligations                        16,725           16,725
Other indebtedness                              421              712
                                       -------------    -------------
                                          1,903,595        2,858,631
Less amount included in
 current liabilities                        (23,302)         (90,751)
                                       -------------    -------------
Total long-term debt                    $ 1,880,293      $ 2,767,880


   The unsecured promissory notes at December 29, 1996 were due from December 30, 1996 to January 23, 1997 with rates varying from 5.35% to 5.65%.
   The unsecured promissory notes at December 31, 1995 were due from January 2, 1996 to January 26, 1996 with rates varying from 5.65% to 5.95%.
   The maximum amount of such promissory notes outstanding at the end of any period during 1996 and 1995 was $2.2 billion. The daily average outstanding balance was $1.873 billion during 1996 and $228 million during 1995. The weighted average interest rate was 5.4% for 1996 and 5.9% for 1995.
   The series notes were assumed in 1995 in connection with the acquisition of Multimedia as discussed in Note 2. These notes, which were due in varying annual installments from June 1996 to June 2005 with interest rates ranging from 10.36% to 10.92%, were prepaid by the Company in January 1996.
   The unsecured obligations are due in 2008 to 2009 and bear interest at the PSA Municipal Index plus .25%. At December 29, 1996 and
December 31, 1995 the weighted average interest rates were 4.4% and 5.3%, respectively.
   At December 29, 1996, the Company had $3.0 billion of credit available under a revolving credit agreement. The agreement provides for a revolving credit period which permits borrowing from time to time up to the maximum commitment. The revolving credit period extends to November 12, 2000.

   The commitment fee rate may range from 0.07% to 0.175%, depending on Standard & Poor's or Moody's credit rating of the Company's senior unsecured long-term debt. The rate in effect at December 29, 1996 was 0.09%. At the option of the Company, the interest rate on borrowings under the agreement may be at the prime rate, at rates ranging from 0.13% to 0.35% above the London Interbank Offered Rate or at rates ranging from 0.255% to 0.50% above a certificate of deposit-based rate. The prime rate was 8.25% and 8.5% at the end of 1996 and 1995, respectively. The percentages that will apply will be dependent on Standard & Poor's or Moody's credit rating of the Company's senior unsecured long-term debt.
   The revolving credit agreement contains restrictive provisions that relate primarily to the maintenance of net worth of $1.2 billion.
At December 29, 1996 and December 31, 1995, net worth was $2.9 billion and $2.1 billion, respectively.
   At December 29, 1996, the unsecured promissory notes are supported by the $3.0 billion revolving credit agreement and, therefore, are classified as long-term debt.
   Approximate annual maturities of long-term debt, assuming that the Company had used the $3.0 billion revolving credit agreement as of the balance sheet date to refinance existing unsecured promissory notes on a long-term basis, are as follows:

In thousands of dollars

1997               $    23,302
1998                   274,413
1999                         0
2000                 1,588,772
2001                         0
Later years             17,108
                   -----------
Total              $ 1,903,595
                   ===========


Note 5
Retirement plans
The Company and its subsidiaries have various retirement and profit sharing plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the Company's principal retirement plan and covers most of the employees of the Company and its subsidiaries. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The Company's pension plan assets include insurance contracts, marketable securities including common stocks, bonds and U.S. government obligations and interest-bearing deposits.
   The Company's pension cost for 1996, 1995 and 1994 is presented in the following table:

In thousands of dollars

                                    1996       1995       1994
                                  --------   --------   --------
Service cost-benefits earned
   during the period              $ 49,552   $ 32,003   $ 42,070
Interest cost on projected
   benefit obligation               80,300     67,882     65,365
Actual return on plan assets      (148,767)  (204,239)    41,287
Net amortization and deferral
   of actuarial gains               40,406    117,967   (127,176)
                                  --------   --------   --------
Pension expense for Company-
   sponsored retirement plans       21,491     13,613     21,546
Union and other pension cost         3,244      6,550      7,061
                                  --------   --------   --------
Pension cost                      $ 24,735   $ 20,163   $ 28,607
                                  ========   ========   ========

   The majority of the Company's pension plans, including the Gannett Retirement Plan, have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The tables on the following page summarize the funded status of the Company's pension plans and the related amounts that are recognized in the consolidated balance sheet:

In thousands of dollars

                                       Plans for which   Plans for which
                                        assets exceed      accumulated
                                         accumulated        benefits
December 29, 1996                          benefits       exceed assets
                                       ---------------   ---------------
Actuarial present value of benefit
 obligations:
Vested benefit obligation              $   793,913       $     37,133
                                       ===============   ===============
Accumulated benefit obligation         $   845,962       $     38,937
                                       ===============   ===============
Projected benefit obligation           $(1,076,930)      $    (60,109)
Plan assets at market value              1,142,962                ---
                                       ---------------   ---------------
Projected benefit obligation
 less than (greater than) plan assets       66,032            (60,109)
Unrecognized net loss                       42,980             11,365
Unrecognized prior service cost              6,481             (1,575)
Unrecognized net (asset)
 obligation at year-end                    (15,323)               463
                                       ---------------   ---------------
Pension asset (liability) reflected
 in consolidated balance sheet         $   100,170       $    (49,856)
                                       ===============   ===============

In thousands of dollars

                                       Plans for which   Plans for which
                                        assets exceed      accumulated
                                         accumulated        benefits
December 31, 1995                          benefits       exceed assets
                                       ---------------   ---------------
Actuarial present value of benefit
 obligations:
Vested benefit obligation              $   726,834       $     34,777
                                       ===============   ===============
Accumulated benefit obligation         $   774,928       $     36,438
                                       ===============   ===============
Projected benefit obligation           $  (995,182)      $    (61,011)
Plan assets at market value                961,492                ---
                                       ---------------   ---------------
Projected benefit obligation
 greater than plan assets                  (33,690)           (61,011)
Unrecognized net loss                      150,630             14,291
Unrecognized prior service cost              9,989              1,433
Unrecognized net (asset)
 obligation at year-end                    (22,768)             1,024
                                       ---------------   ---------------
Pension asset (liability) reflected
 in consolidated balance sheet         $   104,161       $    (44,263)
                                       ===============   ===============

   The projected benefit obligation was determined using an assumed discount rate of 7.5% and 7.125% at the end of 1996 and 1995, respectively. The assumed rate of compensation increase was 5% at the end of 1996 and 1995. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Pension plan assets include 700,700 shares of the Company's common stock valued at $53 million at the end of 1996 and $43 million at the end of 1995. The Company made contributions to the Gannett Retirement Plan of $11 million in 1996 and $45 million in 1995.

Note 6
Postretirement benefits other than pensions
The Company provides health care and life insurance benefits to certain retired employees. Employees become eligible for benefits after meeting certain age and service requirements.
   The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.
   The table below sets forth the amounts included in the Consolidated Balance Sheet at December 29, 1996 and December 31, 1995 for postretirement medical and life insurance liabilities:

In thousands of dollars

Accumulated postretirement
benefit obligation:                      Dec. 29, 1996   Dec. 31, 1995
                                         -------------   -------------
Retirees                                 $  (144,644)    $  (162,654)
Fully eligible active plan participants      (16,313)        (17,517)
Other active plan participants               (63,379)        (70,066)
                                         -------------   -------------
                                            (224,336)       (250,237)
Unrecognized net (gain) loss                 (23,710)          3,590
Unrecognized prior service credit            (53,683)        (59,053)
                                         -------------   -------------
Accrued postretirement benefit cost      $  (301,729)    $  (305,700)
                                         =============   =============

Postretirement benefit cost for health care and life insurance for the years ended December 29, 1996, December 31, 1995 and December 25, 1994 included the following components:

In thousands of dollars
                                         1996      1995      1994
                                       --------  --------  --------
Service costs - benefits earned
 during the period                     $  3,212  $  2,567  $  4,125
Interest cost on accumulated
 postretirement benefit obligation       14,586    15,722    16,133
Net amortization and deferral            (5,253)   (6,118)   (4,818)
                                       --------  --------  --------
Net periodic postretirement
benefit cost                           $ 12,545  $ 12,171  $ 15,440
                                       ========  ========  ========

   At December 29, 1996, the accumulated postretirement benefit obligation was determined using a discount rate of 7.5% and a health care cost trend rate of 9% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 7%, declining to 5% in the year 2001 and thereafter.
   At December 31, 1995, the accumulated postretirement benefit obligation was determined using a discount rate of 7.125% and a health care cost trend rate of 11.5% for pre-age 65 benefits, decreasing to 5.5% in the year 2007 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 9.5%, declining to 5.5% in the year 2003 and thereafter.
   The Company's policy is to fund the above-mentioned benefits as claims and premiums are paid.
   The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $13 million in the 1996 accumulated postretirement benefit obligation and $1 million in the aggregate service and interest components of the 1996 expense.

   The Company's retiree medical insurance plan provides limits on the Company's share of the cost of such benefits it will pay to future retirees. The Company's share of these benefit costs also depends on employee retirement age and length of service.

Note 7
Income taxes
The Company's reported income before taxes is virtually all from domestic sources.
   The provision for income taxes on income from continuing operations consists of the following:

In thousands of dollars

1996                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $333,200   $ 63,255   $396,455
State and other                    61,246      4,999     66,245
                                 --------   --------   --------
Total                            $394,446   $ 68,254   $462,700
                                 ========   ========   ========

In thousands of dollars

1995                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $243,692   $ 19,809   $263,501
State and other                    46,772      3,827     50,599
                                 --------   --------   --------
Total                            $290,464   $ 23,636   $314,100
                                 ========   ========   ========

In thousands of dollars

1994                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $296,179   $(33,652)  $262,527
State and other                    54,044     (6,971)    47,073
                                 --------   --------   --------
Total                            $350,223   $(40,623)  $309,600
                                 ========   ========   ========

   In addition to the income tax provision presented above for continuing operations, the Company has also recorded currently payable federal and state income taxes on discontinued operations of $212.9 million in 1996 (including $195 million on the gain on the sale of the outdoor business), $12.1 million in 1995 and $7.1 million in 1994.
   The provision for income taxes on continuing operations exceeds the U.S. federal statutory tax rate as a result of the following differences:

Fiscal year:                          1996    1995    1994
                                     ------  ------  ------
U.S. statutory tax rate               35.0%   35.0%   35.0%
Increase in
 taxes resulting from:
State/other income taxes net
 of federal income tax benefit         4.0     3.9     3.4
Goodwill amortization not
 deductible for tax purposes           2.7     1.7     1.5
Other, net                             0.9     ---     0.6
                                     ------  ------  ------
Effective tax rate                    42.6%   40.6%   40.5%
                                     ======  ======  ======

   Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.
   Deferred tax liabilities and assets were composed of the following at the end of 1996 and 1995:

In thousands of dollars

                                    Dec. 29, 1996    Dec. 31, 1995
                                    -------------    -------------
Liablities:
Accelerated depreciation            $   378,685      $   404,560
Accelerated amortization of
 deductible intangibles                 102,651          100,735
Pension                                  19,405           23,148
Other                                    75,911           32,351
                                    -------------    -------------
Total deferred tax liabilities          576,652          560,794
                                    -------------    -------------
Assets:
Accrued compensation costs              (35,665)         (36,725)
Postretirement medical and life        (119,649)        (119,449)
Other                                   (25,168)         (76,704)
                                    -------------    -------------
Total deferred tax assets              (180,482)        (232,878)
                                    -------------    -------------
Net deferred tax liabilities        $   396,170      $   327,916
                                    =============    =============

Note 8
Capital stock, stock options, incentive plans
The weighted average number of common shares outstanding used in the computation of earnings per share was 140,891,000 in 1996, 140,156,000 in 1995 and 144,276,000 in 1994.
   The Company's 1978 Executive Long-term Incentive Plan (the Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees. During 1996, the Plan was amended to incorporate the following changes:
(i) extend from the last day of the Company's 1997 fiscal year to the last day of the Company's 2007 fiscal year the time during which awards may be made; (ii) increase the maximum aggregate number of shares of Gannett common stock that may be issued by 12,000,000; (iii) restrict the granting of options to any participant in any fiscal year to no more than 175,000 shares of common stock; (iv) extend the exercise period for any stock options to be issued under the Plan from eight to 10 years after the date of the grant thereof; and (v) provide that shares of common stock subject to a stock option or other award that is canceled or forfeited be again made available for issuance under the Plan.
   Stock options are granted to purchase common stock of the Company at not less than 100% of the fair market value on the day the option is granted. The exercise period is eight years for options granted prior to December 10, 1996 and 10 years for options granted on that date and subsequent. The options become exercisable at 25% per year after a one-year waiting period.
   Stock incentive rights entitle the employee to receive for each such right, without payment, one share of common stock at the end of an incentive period, conditioned upon the employee's continued employment throughout the incentive period. The incentive period is normally four years. During the incentive period, the employee receives cash payments for each incentive right equivalent to the cash dividend the Company would have paid had the employee owned the shares of common stock issuable under the incentive rights.
   Under the terms of the Plan, all outstanding awards will be vested if there is a change in control of the Company. Stock options become 100% exercisable immediately upon a change in control. Option surrender rights have been awarded, which are related one-for-one to all outstanding stock options. These rights are effective only in the event of a change in control and entitle the employee to receive cash for option surrender rights equal to 100% of the difference between the exercise price of the related stock option and the change-in-control price (which is the highest price paid for a share of stock as part of the change in control). The Plan also provides for the payment in cash of the value of stock incentive rights based on the change-in-control price.
   A summary of the status of the Company's stock option and stock incentive rights plans as of December 29, 1996, December 31, 1995 and December 25, 1994 and changes during the years ended on those dates is presented below:

                                                     Weighted average
1996 Stock Options:                     Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       3,966,042           $51.83
Granted                                1,241,480            74.51
Exercised                               (649,419)           43.44
Canceled                                (124,774)           56.35
Outstanding at end of year             4,433,329            59.28
Options exercisable at year end        2,009,927            50.46

Weighted average fair value of
 options granted during the year          $17.85


                                                     Weighted average
1995 Stock Options:                     Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       3,521,874           $46.29
Granted                                1,032,540            63.86
Exercised                               (519,745)           38.77
Canceled                                 (68,627)           47.56
Outstanding at end of year             3,966,042            51.83
Options exercisable at year end        1,829,229            46.03

Weighted average fair value of
 options granted during the year          $12.37


                                                     Weighted average
1994 Stock Options:                     Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       3,041,392           $45.37
Granted                                  726,450            47.29
Exercised                               (235,884)           37.27
Canceled                                 (10,084)           49.69
Outstanding at end of year             3,521,874            46.29
Options exercisable at year end        1,690,704            45.45


The following table summarizes information about stock options outstanding at December 29, 1996:

                             Weighted
                             average    Weighted               Weighted
Range of      Number        remaining   average     Number     average
exercise    outstanding    contractual  exercise  exercisable  exercise
 prices     at 12/29/96     life (yrs)   price    at 12/29/96   price
--------    -----------    -----------  --------  -----------  --------
$36-40        192,313          2.0       $36.16     192,313     $36.16
 41-45        385,877          2.3        44.37     385,877      44.37
 46-48        634,626          6.0        47.25     318,851      47.25
 49-54        403,182          4.1        51.38     396,120      51.36
 55-56        624,887          5.0        55.50     468,525      55.50
 64-69        992,964          7.0        64.15     248,241      64.15
 74-75      1,199,480         10.0        74.75          --         --
            -----------    -----------  --------  -----------  --------
            4,433,329          6.5        59.28   2,009,927      50.46
            ===========    ===========  ========  ===========  ========

Stock Incentive Rights
Awards made under the 1978 Plan for stock incentive rights were as follows:

                                   1996      1995      1994
                                 --------  --------  --------
Awards granted                    129,170   152,650   177,977
Weighted average fair
  value of awards                  $17.85    $12.37

   Awards for 1994 are for the four-year period 1995-1998. Awards for 1995 are for the four-year period 1996-1999. Awards for 1996 are for the four-year period 1997-2000.
   In December 1996, 136,437 shares of common stock were issued in settlement of previously granted stock incentive rights for the incentive period ended that month.
   Shares available: Shares available for future grants under the 1978 Plan totaled 12,060,506 at December 29, 1996.
   Pro-forma results:  Statement of Financial Accounting Standards
No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), establishes a fair value-based method of accounting for employee stock-based compensation plans, and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company has chosen to continue to report stock-based compensation in accordance with APB 25, and beginning this year, provides the following pro-forma disclosure of the effects of applying the fair value method to all applicable awards granted. Under APB Opinion 25 and related Interpretations, no compensation cost has been recognized for its stock options. The compensation cost that has been charged against income for its stock incentive rights was $8 million for 1996, $10 million for 1995 and $13 million for 1994. Those charges were based on the grant price of the stock incentive rights recognized over the four-year earnout periods. Had compensation cost for the Company's stock options been determined based on the fair value at the grant date for those awards as permitted (but not required) under the alternative method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro-forma amounts indicated below:

                                   1996
                                ----------
Net income (in thousands)
   As reported                  $ 943,087
   Pro forma                    $ 941,226
Primary earnings per share
   As reported                     $ 6.69
   Pro forma                       $ 6.68


   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing module with the following weighted-average assumptions used for grants in 1996 and 1995, respectively:
dividend yield of 2.34% and 2.5%, expected volatility of 15.25% and 15.86%, risk-free interest rates of 5.95% and 5.39% and expected lives of 7 years and 5.6 years.
   SFAS 123 is applicable to stock compensation awards granted in fiscal years that begin after December 15, 1994. Options are granted by the Company primarily in December and begin vesting over a four-year period. Options granted in December 1995 are the first significant grants subject to the pronouncement. To calculate the pro-forma amounts shown above, compensation cost was recognized over the four-year period of service during which the options will be earned. As a result, options granted in December 1995 impact the 1996 pro-forma amounts but have no material effect on the 1995 pro-forma amounts. Similarly, options granted in December 1996 have no material effect on the 1996 pro-forma amounts. Because the calculations do not take into consideration pro-forma compensation expense related to grants made prior to 1995, the pro-forma effect on net income shown for 1996 is not representative of the pro-forma effect on net income in future years.
   On July 1, 1990, the Company established a 401(k) Savings Plan. Most employees of the Company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan.
   Employees may elect to save up to 15% of compensation on a pre-tax basis subject to certain limits. The Company matches, with Company common stock, 25% of the first 4% of employee contributions. To fund the Company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired 1,250,000 shares of Gannett stock from the Company for $50 million. The stock purchase was financed with a loan from the Company and the shares are pledged as collateral for the loan. The Company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.

   The Company follows the shares allocated method in accounting for its ESOP. The cost of shares allocated to match employee contributions or to replace dividends that are used for debt service are accounted for as compensation expense. The cost of unallocated shares is reported as deferred compensation in the financial statements. The Company may, at its option, repurchase shares from employees who leave the Plan. The shares are purchased at fair market value and the difference between the original cost of the shares and fair market value is expensed at the time of purchase. All of the shares initially purchased by the ESOP are considered outstanding for earnings per share calculations. Dividends on allocated and unallocated shares are recorded as reductions of retained earnings.
   Compensation expense for the 401(k) match and repurchased shares was $2.8 million in 1996 and 1995 and $2.6 million in 1994. The ESOP shares as of the end of 1996 and 1995 were as follows:

                                   1996        1995
                                ----------  ----------
Allocated shares                  510,237     459,919
Shares released for allocation      9,525       7,325
Unreleased shares                 730,188     782,756
Shares distributed to
   terminated participants         (8,604)     (6,192)
                                ----------  ----------
ESOP shares                     1,241,396   1,243,808
                                ==========  ==========

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

In thousands of dollars

1997                  $ 31,806
1998                    30,538
1999                    28,404
2000                    26,457
2001                    24,920
Later years             62,146
                      --------
Total                 $204,271
                      ========

   Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $4 million. Total rental costs reflected in continuing operations were $41 million for 1996, $40 million for 1995 and $44 million for 1994.
   In December 1990, the Company adopted a Transitional Compensation Plan ("Plan") which provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the Company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage.
   Other matters: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Company to disclose the estimated fair value of its financial instruments.
   For financial instruments other than long-term debt, including cash and cash equivalents, trade and other receivables, current maturities of long-term debt and other long-term liabilities, the amounts reported on the balance sheet approximate fair value.
   The Company estimates the fair value of its long-term debt, based on borrowing rates available at December 29, 1996, to be $1.877 billion, compared with the carrying amount of $1.880 billion.
   Statement of Financial Accounting Standards No. 121, "Impairment of Long-lived Assets" (SFAS 121), requires the Company to review for possible impairment, assets to be held for use and assets held for disposal, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and in such event, to record an impairment loss. The Company adopted SFAS 121 in 1996 and evaluated the recoverability of long-lived assets at its properties. Adoption of SFAS 121 in 1996 did not have a material impact on the Company's financial condition or results of operations.

Note 10
Business operations and segment information
The Company's primary business activities include newspaper publishing, which is the largest segment of its operations; television and radio broadcasting (16 television stations and five radio stations), the second-largest component; and cable television and alarm security businesses. Newsprint, which is the principal product used in the newspaper publishing business, has been and may continue to be subject to significant price changes from time to time. Virtually all of the Company's operations are in the U.S.
   For financial reporting purposes, the Company has established three separate business segments: newspapers; broadcasting (television and radio); and cable and security. Previously, the Company's operations were reported in four segments: newspapers; broadcasting; cable; and a segment for all other business operations.
   Concurrent with the sale of the outdoor and entertainment businesses, which were the largest within the "Other Businesses" segment and which now are reported as discontinued operations, the Company eliminated this segment. The alarm security business previously reported in this segment is now reported with the cable business (cable and security segment) with which it is headquartered and managed. The other smaller businesses previously reported in the "Other Businesses" segment, including
Telematch, Gannett Direct Marketing and Gannett TeleMarketing, are now reported in the newspaper publishing segment with which they are managed. The accompanying Business Segment Information for 1994, 1995 and 1996 has been restated to reflect these changes.
   The newspaper segment at the end of 1996 consisted of 92 daily newspapers in 38 states and two U.S. territories, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes non-daily publications, a nationwide network of offset presses for commercial printing, and several smaller businesses.
   The broadcasting segment's activities include the operation of television and radio stations. At the end of 1996, the Company owned 16 television stations and five radio stations.
   The cable and security segment, which was acquired in connection with the Multimedia purchase, is headquartered in Wichita, Kan., and serves 465,000 cable television subscribers in five states and approximately 111,000 alarm security customers primarily in 10 states.
   Separate financial data for each of the Company's three business segments is presented on page 54. Operating income represents total revenue less operating expenses, depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense and other income and expense items of a non-operating nature are not considered. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.

Report of independent accountants

To the Board of Directors and
Shareholders of Gannett Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at December 29, 1996 and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Washington, D.C.
February 4, 1997

11-Year Summary
In thousands of dollars,
except per share amounts
                                             1996           1995           1994           1993           1992           1991
                                         ----------     ----------     ----------     ----------     ----------     ----------

Net operating revenues:
Newspaper advertising                    $2,417,550     $2,219,250     $2,152,671     $2,005,037     $1,882,114     $1,852,591
Newspaper circulation                       917,677        869,173        849,461        838,706        807,093        777,221
Broadcasting                                686,936        466,187        406,608        397,204        370,613        357,383
Cable and security                          232,500         17,831              0              0              0              0
All other                                   166,444        171,426        174,655        169,903        167,824        134,720
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 52)        4,421,107      3,743,867      3,583,395      3,410,850      3,227,644      3,121,915
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating expenses:
Costs and expenses                        3,067,332      2,728,868      2,597,556      2,520,278      2,440,275      2,399,930
Depreciation                                193,011        143,739        146,054        147,248        139,080        139,268
Amortization of intangible assets            94,359         49,328         44,110         43,771         39,197         39,621
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                     3,354,702      2,921,935      2,787,720      2,711,297      2,618,552      2,578,819
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating income                          1,066,405        821,932        795,675        699,553        609,092        543,096
Non-operating income (expense):
Interest expense                           (135,563)       (52,175)       (45,624)       (51,250)       (50,817)       (71,057)
Other                                       155,825          3,754         14,945          5,350          7,814         14,859
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before income taxes                1,086,667        773,511        764,996        653,653        566,089        486,898
Provision for income taxes                  462,700        314,100        309,600        264,400        224,900        194,400
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income from continuing operations           623,967 (7)    459,411        455,396        389,253        341,189        292,498
                                         ----------     ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes)                             24,540         17,851         10,003          8,499          4,491          9,151
Gain on disposal of Outdoor business
   (net of income taxes)                    294,580              0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                       319,120         17,851         10,003          8,499          4,491          9,151
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             943,087        477,262        465,399        397,752        345,680        301,649
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                                   0              0              0              0         34,000              0
   Retiree health and life insurance              0              0              0              0       (180,000)             0
                                         ----------     ----------     ----------     ----------     ----------     ----------
Net income                                 $943,087       $477,262       $465,399       $397,752       $199,680       $301,649
                                         ==========     ==========     ==========     ==========     ==========     ==========
Operating cash flow (6)                  $1,353,775     $1,014,999       $985,839       $890,572       $787,369       $721,985
                                         ----------     ----------     ----------     ----------     ----------     ----------
Per share amounts (1)
Income from continuing operations
   before cumulative effect of
   accounting principle changes               $4.43 (7)      $3.28          $3.16          $2.66          $2.37          $1.94
Net income                                    $6.69          $3.41          $3.23          $2.72          $1.39          $2.00
Dividends declared                             1.42           1.38           1.34           1.30           1.26           1.24
Shareholders' equity (3)                      20.74          15.26          13.04          12.98          10.94          10.71
Weighted average number of common
   and common equivalent shares
   outstanding in thousands (2)             140,891        140,156        144,276        146,474        144,148        150,783
Financial position:
Current assets                             $766,605       $854,084       $650,837       $757,957       $631,447       $636,101
Current liabilities                         718,996        812,772        527,054        455,139        431,551        443,835
Working capital                              47,609         41,312        123,783        302,818        199,896        192,266
Long-term debt excluding current
   maturities                             1,880,293      2,767,880        767,270        850,686      1,080,756      1,335,394
Shareholders' equity                      2,930,818      2,145,648      1,822,238      1,907,920      1,580,101      1,539,487
Total assets                              6,349,597      6,503,800      3,707,052      3,823,798      3,609,009      3,684,080
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings from continuing operations,
   after tax (4)                              15.5% (5)       0.9%          17.0%          14.1%          16.6%         (17.5%)
Earnings from continuing operations,
   after tax, per share (4)                   14.8% (5)       3.8%          18.8%          12.3%          22.0%         (12.4%)
Dividends declared per share                   2.9%           3.0%           3.1%           3.2%           1.6%           2.5%
Book value per share (3)                      35.9%          17.0%           0.5%          18.6%           2.1%         (17.5%)
Credit ratios:
Long-term debt to shareholders' equity        64.2%         129.0%          42.1%          44.6%          68.4%          86.7%
Times interest expense earned                  9.0x          15.8x          17.8x          13.8x          12.1x           7.9x

                                    -50-


                                             1990           1989           1988           1987           1986
                                         ----------     ----------     ----------     ----------     ----------

Net operating revenues:
Newspaper advertising                    $1,917,477     $2,018,076     $1,908,566     $1,787,077     $1,588,985
Newspaper circulation                       730,426        718,087        685,663        645,356        575,806
Broadcasting                                396,693        408,363        390,507        356,815        351,133
Cable and security                                0              0              0              0              0
All other                                   125,659        115,773        103,217         88,428         75,001
                                         ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 52)        3,170,255      3,260,299      3,087,953      2,877,676      2,590,925
                                         ----------     ----------     ----------     ----------     ----------
Operating expenses:
Costs and expenses                        2,353,281      2,368,160      2,277,254      2,107,035      1,911,377
Depreciation                                135,294        134,119        122,439        110,727         98,162
Amortization of intangible assets            39,649         39,100         39,445         35,974         31,324
                                         ----------     ----------     ----------     ----------     ----------
Total                                     2,528,224      2,541,379      2,439,138      2,253,736      2,040,863
                                         ----------     ----------     ----------     ----------     ----------
Operating income                            642,031        718,920        648,815        623,940        550,062
Non-operating income (expense):
Interest expense                            (71,567)       (90,638)       (88,557)       (85,681)       (79,371)
Other                                        10,689        (18,364)         8,292         15,013         23,076
                                         ----------     ----------     ----------     ----------     ----------
Income before income taxes                  581,153        609,918        568,550        553,272        493,767
Provision for income taxes                  226,600        235,500        228,000        254,500        240,700
                                         ----------     ----------     ----------     ----------     ----------
Income from continuing operations           354,553        374,418        340,550        298,772        253,067
                                         ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes)                             22,410         23,091         23,910         20,623         23,337
Gain on disposal of Outdoor business
   (net of income taxes)                          0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Total                                        22,410         23,091         23,910         20,623         23,337
                                         ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             376,963        397,509        364,460        319,395        276,404
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                                   0              0              0              0              0
   Retiree health and life insurance              0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Net income                                 $376,963       $397,509       $364,460       $319,395       $276,404
                                         ==========     ==========     ==========     ==========     ==========
Operating cash flow (6)                    $816,974       $892,139       $810,699       $770,641       $679,548
                                         ----------     ----------     ----------     ----------     ----------
Per share amounts (1)
Income from continuing operations
   before cumulative effect of
   accounting principle changes               $2.22          $2.32          $2.11          $1.85          $1.57
Net income                                    $2.36          $2.47          $2.26          $1.98          $1.71
Dividends declared                             1.21           1.11           1.02           0.94           0.86
Shareholders' equity (3)                      12.98          12.40          11.09           9.94           8.88
Weighted average number of common
   and common equivalent shares
   outstanding in thousands (2)             160,047        161,253        161,622        161,704        161,380
Financial position:
Current assets                             $668,690       $671,030       $665,031       $601,220       $570,589
Current liabilities                         500,203        477,822        500,835        474,775        432,327
Working capital                             168,487        193,208        164,196        126,445        138,262
Long-term debt excluding current
   maturities                               848,633        922,470      1,134,737      1,094,321      1,201,370
Shareholders' equity                      2,063,077      1,995,791      1,786,441      1,609,394      1,433,781
Total assets                              3,826,145      3,782,848      3,792,820      3,510,259      3,365,903
Selected financial percentages and ratios
Percentage increase (decrease):
Earnings from continuing operations,
   after tax (4)                              (5.3%)          9.9%          14.0%          18.1%          11.7%
Earnings from continuing operations,
   after tax, per share (4)                   (4.6%)         10.2%          14.0%          17.8%          11.0%
Dividends declared per share                   9.0%           8.8%           8.5%           9.3%          12.4%
Book value per share (3)                       4.7%          11.8%          11.6%          11.9%          11.7%
Credit ratios:
Long-term debt to shareholders' equity        41.1%          46.2%          63.5%          68.0%          83.8%
Times interest expense earned                  9.1x           7.7x           7.4x           7.5x           7.2x

(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2) Shares outstanding have been converted to a comparable basis by reflecting retroactively shares issued for a 2-for-1 stock split effective January 6, 1987.
(3) Based upon year-end shareholders' equity and shares outstanding.
(4) Before cumulative effect of accounting principle changes.
(5) Before gain on exchange of broadcasting stations of $93 million or $.66 per share.
(6) Operating cash flow represents operating income plus depreciation and amortization of intangible assets.
(7) Includes gain on exchange of broadcast stations of $93 million or $.66 per share.

Notes to 11-year summary

   (a) The Company and its subsidiaries made the acquisitions listed at right during the period. The results of operations of these acquired businesses are included in the accompanying financial information from the date of purchase. Note 2 of the consolidated financial statements on page 40 contains further information concerning certain of these acquisitions.
   (b) During the period, the Company sold substantially all of the assets or capital stock of certain other subsidiaries and divisions of other subsidiaries. Note 2 of the consolidated financial statements on page 40 contains further information concerning certain of these dispositions.

Acquisitions 1986-1996

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

1992
April 24     Graphic Publications, Inc.

1993
Jan. 30      The Honolulu Advertiser
April 24     Tulare Advance-Register

1994
May 2        Nursing Spectrum
June 9       Altoona Herald-Mitchellville Index and the
             Eastern ADvantage
Dec. 1       KTHV-TV, Little Rock

1995
Dec. 4       Multimedia, Inc.

1996
Dec. 9       WTSP-TV, Tampa-St. Petersburg, Fla.

Form 10-K information

Business of the company
Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. Approximately 99% of its revenues are from domestic operations. Its foreign operations, which are limited, are in certain European and Asian markets. Its corporate headquarters is in Arlington, Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.
   On December 9, 1996, the Company concluded a transaction to acquire WTSP-TV, the CBS affiliate in Tampa-St. Petersburg, Fla., in exchange for radio stations KIIS/KIIS-FM in Los Angeles, KSDO/KKBH-FM in San Diego and WDAE/WUSA-FM in Tampa. This transaction was completed under the terms of an asset exchange agreement.
   For financial reporting purposes, the Company recorded the exchange as two simultaneous but separate events; that is, a sale of radio stations for which a non-cash gain was recognized, and the acquisition of the television station accounted for under the purchase method.
   In August 1996, the Company completed the sale of its outdoor advertising business to Outdoor Systems, Inc. for a purchase price of $713 million in cash. The Company recorded an after-tax gain of $295 million or $2.09 per share on this sale.
   In December 1996, the Company sold its television entertainment programming business, Multimedia Entertainment, which had been acquired in December 1995 as part of the acquisition of Multimedia, Inc.
   Concurrent with the sale of the outdoor and entertainment businesses, the Company established three principal business segments: newspaper publishing, broadcasting, and cable television and alarm security.
   The Company's newspapers make up the largest newspaper group in the U.S. in circulation. At the end of 1996, the Company operated 92 daily newspapers, with a total average daily circulation of approximately 6.5 million for 1996, including USA TODAY. The Company also publishes USA WEEKEND, a weekend newspaper magazine, and a number of non-daily publications.
   On December 29, 1996, the broadcasting division included 16 television stations in markets with more than 15 million households and five radio stations in markets with a listening population of almost 15 million.
   The cable business serves 465,000 subscribers in five states.
   The alarm security business, Multimedia Security Service, provides alarm services to 111,000 customers primarily in 10 states.
   The Company also owns the following: Gannett News Service, which provides news services for its newspaper operations; Gannett National Newspaper Sales, which markets the Company's nationwide newspaper advertising resources; Gannett Offset, which includes seven non-heatset printing plants and one heatset printing facility, and coordinates the sale, marketing and production of regional and national commercial offset printing. To offer a nationwide network, Gannett Offset can call on the resources of Gannett newspapers with offset presses to join the Company's dedicated commercial printing plants in Atlanta, Ga.;
Chandler, Ariz.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Pensacola, Fla.; St. Louis, Mo.; and Springfield, Va. The Company also owns: electronic information services, including the USA TODAY Information Network; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Gannett Direct Marketing Services, a direct marketing company with operations in Louisville, Ky.; Telematch, a telephone number appending, data enhancement and data processing service bureau; Nursing Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; Gannett Digital Xpress, a personalized audio, fax and text information service; and Gannett TeleMarketing, a telephone sales and marketing business.

Business segment financial information
Selected financial information for the Company's business segments is presented on the following page. For a description of the accounting policies related to this information, see Note 10 to the Company's Consolidated Financial Statements. Operating cash flow amounts represent operating income plus depreciation and amortization of intangible assets.

In thousands of dollars
Business segment financial information

                                   1996          1995          1994
                                ----------    ----------    ----------
Operating revenues:
Newspaper publishing            $3,501,671    $3,259,849    $3,176,787
Broadcasting                       686,936       466,187       406,608
Cable and Security                 232,500        17,831             0
                                ----------    ----------    ----------
                                $4,421,107    $3,743,867    $3,583,395
                                ----------    ----------    ----------
Operating income:
Newspaper publishing            $  786,235    $  701,569    $  733,925
Broadcasting                       297,332       182,865       128,863
Cable and Security                  47,127         4,801             0
Corporate                          (64,289)      (67,303)      (67,113)
                                ----------    ----------    ----------
                                $1,066,405    $  821,932    $  795,675
                                ----------    ----------    ----------
Depreciation and amortization:
Newspaper publishing            $  161,886    $  148,932    $  150,676
Broadcasting                        51,561        30,107        29,089
Cable and Security                  64,606         4,407             0
Corporate                            9,317         9,621        10,399
                                ----------    ----------    ----------
                                $  287,370    $  193,067    $  190,164
                                ----------    ----------    ----------
Operating cash flow:
Newspaper publishing            $  948,121    $  850,501    $  884,601
Broadcasting                       348,893       212,972       157,952
Cable and Security                 111,733         9,208             0
Corporate                          (54,972)      (57,682)      (56,714)
                                ----------    ----------    ----------
                                $1,353,775    $1,014,999    $  985,839
                                ----------    ----------    ----------
Identifiable assets:
Newspaper publishing            $3,151,385    $3,210,275    $2,574,415
Broadcasting                     1,622,469     1,502,342       643,157
Cable and Security               1,210,000     1,188,536             0
Corporate                          351,526       325,134       256,256
                                ----------    ----------    ----------
                                $6,335,380(1) $6,226,287(1) $3,473,828(1)
                                ----------    ----------    ----------
Capital expenditures:
Newspaper publishing            $  114,114    $  128,256    $  109,997
Broadcasting                        14,400        19,923        11,673
Cable and Security                  77,991        17,447             0
Corporate                           46,874         7,324        17,392
                                ----------    ----------    ----------
                                $  253,379(2) $  172,950(2) $  139,062(2)
                                ----------    ----------    ----------

(1) Excludes assets related to discontinued operations totaling
    $14,217 in 1996, $276,973 in 1995 and $233,224 in 1994
(2) Excludes capital expenditures made for discontinued operations totaling $6,668 for 1996, $10,586 for 1995 and $5,792 for 1994


Newspaper publishing
On December 29, 1996, the Company operated 92 daily newspapers, including USA TODAY, and a number of non-daily local publications, in 38 states, Guam and the U.S. Virgin Islands. The Newspaper Division is headquartered in Arlington, Va., and on December 29, 1996, it had approximately 32,400 full-time and part-time employees. Newspaper operating revenues accounted for approximately 89% of the Company's net operating revenues in 1994, 87% in 1995 and 79% in 1996.
   USA TODAY was introduced in 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.
   USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country.
It is printed at Gannett plants in 21 U.S. markets and under contract at offset plants in 12 other U.S. markets. It is sold at newsstands and vending machines generally at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 63% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.
   For 1996, USA TODAY's advertising revenues and volume each rose 30%, and circulation revenues and volume each rose 4%. USA TODAY's operating income rose dramatically in 1996.
   USA TODAY International is printed from satellite transmission under contract in London, Frankfurt and Hong Kong, and is distributed in Europe, the Middle East, Africa and Asia. It is available in more than 90 foreign countries.
   The Gannett News Service is headquartered in Arlington, Va., and has bureaus in nine other states (see page 71 for more information). Gannett News Service provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers.
   The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper supplement in 489 newspapers throughout the country, with a total circulation of 20 million at the end of 1996.
   At the end of 1996, 59 of the Company's daily newspapers, including
USA TODAY, were published in the morning and 33 were published in the evening.
   Individually, Gannett newspapers are the leading news and information source with strong brand recognition in their markets. Their durability lies in the quality of their management, their flexibility, their focus on such customer-directed programs as NEWS 2000, ADvance and ADQ, and their capacity to invest in new technology. Collectively, they form a powerful network to distribute news and advertising information across the nation.
   Faced with newsprint-cost pressure, editors combined sharp editing skills to deliver more information in the same or less amount of space with expanded public-journalism efforts (including many election-related programs) which had strong impact in the communities. The Company's
NEWS 2000 program, designed to meet the changing needs of readers, prompted greater coverage of key reader-interest topics at each site.

   In 1996, the Company continued to implement strategies to increase its revenues from medium and small advertisers in each market it serves as part of its ADvance program. Revenues from these types of advertisers increased 9% during the year. Introduced in 1992, ADvance is a program designed to increase the number of advertisers in the Company's newspapers and develop marketing partnerships with advertisers. Significant efforts will continue to be taken to further implement the ADvance concepts in 1997 to make the Company's personnel increasingly competitive in their leadership, strategic thinking and marketing skills.
   The Newspaper Division's quality initiative, started in 1995 and known as ADQ, had a positive impact on our advertising customers and on the division's financial performance. The quality of ads, proofs and bills improved, producing cost efficiencies and revenue gains throughout the group.
   All of the Company's daily newspapers receive the Gannett News Service.
In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services.
   The senior executive of each newspaper is the publisher, and the newspapers have advertising, business, circulation, news, market development, human resources and production departments.
   Technological advances in recent years have had an impact on the way newspapers are produced. Computer-based text editing systems capture drafts of reporters' stories and are then used to edit and produce type for transfer by a photographic process to printing plates. All of the Company's daily newspapers are produced by this method.
"Pagination" enables editors to create a newspaper page by computer, avoiding all or part of the manual "paste-up" of the page before it can be converted into a printing plate. The Company uses pagination systems at 69 newspaper plants.
   MASS, the Mobile Advertising Sales System, which provides customer and sales information to sales reps with laptop computers, was installed at nine additional newspapers in 1996. There are now 45 Gannett newspapers installed with MASS and approximately 670 sales reps equipped with laptops. Deployment will continue in 1997 with 14 newspapers slated to receive the system. Newspapers currently installed with MASS will add another 320 laptops, fully outfitting the sales staffs at 35 newspapers.
   Celebro Advertising Solutions, originally developed by the Company in 1994 as AdLink, is a suite of software applications that offers major Realtors the capability to control the design, scheduling and content of their advertising in the newspaper, on the Internet, and with audio text-fax back. The Celebro Real Estate System has been installed at 19 Gannett newspapers and at an additional seven non-Gannett newspapers by Gannett Media Technologies International (GMTI). A pilot Celebro Auto
System will be tested in early 1997.
   The Digital Collections integrated text-photo archive system has been installed at 20 Gannett newspapers, including Rochester, Des Moines, Louisville, Honolulu, Wilmington and Tucson. The system stores, retrieves and distributes text, photos and full-page images of the newspaper in a digital form that can be searched using an easy-to-use interface. GMTI, licensed by DiGiCol, the U.S. subsidiary of Gannett and Digital Collections Verlagsges.mbH, sells and installs Digital Collections systems in North and South America. Installation at Gannett newspapers will continue in 1997.
   At the end of 1996, Gannett had 15 of its newspaper properties, including USA TODAY, offering products on the Internet. The Company expects to have as many as 30 sites with Internet projects by the end of 1997. All newspapers experimenting on the Internet in 1995 started new products in 1996 targeted at different customers.
   In 1996, Gannett moved to position itself for faster online product implementation, as well as for national marketing, in several joint ventures. Our partnerships in InfiNet with Knight-Ridder and Landmark Communications, New Century Network with eight major media companies, and CareerPath.com with seven major media companies, are intended to give Gannett quality technology support, national advertising sales networked with other online services, and national distribution of locally developed online content.
   A major part of Gannett's strategy is to create products that specifically serve online customers with information and services designed for delivery in the new interactive medium. Newspapers have a major opportunity to serve online users' information needs in their communities, but because it is a different medium, we will not capture this opportunity by simply replicating the newspaper in its current print form.
   Much of 1996's activity was intended to understand differences in online customer preferences, the medium, and how to develop and create revenue for online services in various product categories.
   We believe that specific products should reflect the specific customer needs of a market. Thus, newspapers will offer different combinations of news, classified, real estate, employment, automotive, sports, entertainment, tourism and community information services, among others.
   In the short term, the Company's activities in the online environment are not expected to be profitable, however, that is, of course, the longer-term goal. The Company's spending in these areas is not material to the results of operations.
   Sixty daily newspaper plants print by the offset process, and 19 plants print using various letterpress processes.
   In recent years, improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked per page.
   The principal sources of newspaper revenues are circulation and advertising.
   Circulation: The table on the following page summarizes the circulation volume and revenues of the newspapers owned by the Company at the end of 1996. USA TODAY circulation is included in this table.

   This table assumes that all newspapers owned by the Company at the end of 1996 were owned during all years shown:

Circulation: newspapers owned on Dec. 29, 1996

                     Circulation      Daily          Sunday
                       revenues      net paid       net paid
                     in thousands   circulation    circulation
                     ------------   ------------   ------------

1996                   $917,677      6,513,000      5,929,000
1995                   $901,537      6,556,000      6,207,000
1994                   $877,684      6,607,000      6,394,000
1993                   $863,927      6,610,000      6,462,000
1992                   $840,817      6,605,000      6,438,000


   Market conditions forced newsprint prices dramatically higher in 1995 and in the first few months of 1996. Newspaper conservation programs held the newsprint consumption increase to 4%, which includes the added consumption of Multimedia newspapers. The strike in Detroit resulted in a loss of circulation volume, which tempered the increase in newsprint consumption.
   Twenty-one of the Company's local newspapers reported gains in daily circulation during 1996, and 11 increased Sunday circulation.
   Home-delivery prices for the Company's newspapers are established individually for each newspaper and range from $1.25 to $3.60 per week in the case of daily newspapers and from $.64 to $2.50 per copy for Sunday newspapers. The Company implemented circulation price increases at 48 newspapers in 1996 and plans increases at 42 newspapers in 1997.
   Additional information about the circulation of the Company's newspapers may be found on pages 27-28 and 68-70 of this annual report.
   Advertising: The newspapers have advertising departments that solicit retail, classified and national advertising. Gannett National Newspaper Sales (GNNS) also solicits national advertisers and certain national and regional retail advertisers, marketing the Company's nationwide newspaper advertising resources. A detailed analysis of newspaper advertising revenues is presented below and on page 26 of this report.
   Retail advertising is display advertising associated with local merchants, such as department and grocery stores. Classified advertising includes the ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and "help wanted." National advertising is display advertising principally from advertisers who are promoting products or brand names on a nationwide basis. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city.
   The newspapers have made continuing efforts to serve their readers and advertisers by introducing complete market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.
   Total newspaper ad revenues on a pro-forma basis rose 4%. This increase was tempered by the shorter reporting period in 1996.
   Classified advertising revenues produced a strong performance in 1996, particularly in the help wanted, real estate and rentals' categories.
The number of medium and small retail advertisers also grew during the year. Preprint revenues were affected by reductions in both the number of pages and quantity of inserts as a result of increased newsprint costs in the first part of the year.
   For 1997, the Company expects further advertising revenue growth at most of its newspaper properties as a result of increased sales and marketing activities and planned rate increases. The effects of the strike in Detroit are expected to further diminish in 1997. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenues at all of the Company's newspaper operations.
   During 1996, Gannett commissioned and published a Media Effectiveness Survey covering all newspapers, Gannett and non-Gannett alike. The key finding was that daily newspapers are, by a wide margin, the medium of choice as consumers' primary advertising/information source for a wide variety of products. The Media Effectiveness Survey was presented as "Newspapers, The Welcome Medium" and was promoted through a series of ads in Gannett newspapers, trade publications and some non-Gannett newspapers.
   The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the Company at the end of 1996. This chart assumes that all of the newspapers owned at the end of 1996 were owned throughout the years shown:

Advertising newspapers owned on Dec. 29, 1996

                     Advertising        Inches of
                       revenues        advertising
                     in thousands  excluding preprints
                     ------------  -------------------
1996                  $2,415,205        71,245,000
1995                  $2,325,523        72,239,000
1994                  $2,223,426        72,740,000
1993                  $2,083,629        70,154,000
1992                  $2,000,117        69,269,000

   Competition: The Company's newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping sell the advertisers' products or services. They compete for circulation principally on the basis of their content and their price. While most of the Company's newspapers do not have daily newspaper competitors that are published in the same city, in certain of the Company's larger markets, there is such direct competition. Most of the Company's newspapers compete with other newspapers published in nearby cities and towns and with free distribution and paid advertising weeklies, as well as other print and non-print media.
   The rate of development of opportunities in and competition from emerging electronic communications services, including those related to the Internet and the World Wide Web, is increasing. Through internal development programs, acquisitions and partnerships, the Company's efforts to explore new opportunities in news, information and communications businesses have been expanded.
   At the end of 1996, The Cincinnati Enquirer, The Detroit News, the
El Paso (Texas) Times, The Honolulu Advertiser, The Tennessean at Nashville and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the Company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.
   Properties: Generally, the Company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at December 29, 1996, 12 non-Gannett printers were used to print the newspaper in the U.S. in markets where there are no Company newspapers with appropriate facilities. Three non-Gannett printers in foreign countries are used to print USA TODAY International. USA WEEKEND and Nursing Spectrum are also printed under contracts with commercial printing companies. Many of the Company's newspapers also have outside news bureaus and sales offices, which generally are leased. In a few cities, two or more of the Company's newspapers share combined facilities; and in two locations, facilities are shared with other newspaper properties under joint operating agreements. The Company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.
   During the past five years, new or substantial additions or remodeling of existing newspaper facilities have been completed or are at some stage of construction at 13 of the Company's newspaper operations. As part of the Company's annual capital expenditure program, its properties are improved or upgraded on a regular basis. The Company's facilities are adequate for present operations.
   Raw materials: Newsprint is the basic raw material used to publish newspapers. During 1996, the Company's newsprint consumption was approximately 825,000 metric tons, including the Company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND and USA TODAY tonnage consumed at non-Gannett print sites. Newsprint consumption was up 4% in 1996 primarily because of incremental consumption by Multimedia newspapers. The Company purchases newsprint from 29 North American and offshore suppliers under contracts which expire at various times through 2010.
   During 1996, all of the Company's newspapers consumed some recycled newsprint. For the year, approximately 81% of the Company's newsprint consumption contained recycled content.
   In 1996, newsprint supplies were adequate. The Company believes that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.
   The average cost per ton of newsprint consumed in 1996 rose 11% compared to the 1995 average cost. In the first and second quarters of 1996, the average cost of newsprint consumed was substantially higher than the prior year. But, as a result of excess newsprint supply on the world market, the market price for newsprint peaked in the first quarter and then declined through the end of the year. Some suppliers have announced plans to increase prices in 1997. However, it is not certain if market conditions will support those plans. In the absence of any newsprint price changes in 1997, the Company's average cost per ton consumed will be approximately 25% less in 1997 than in 1996 because of the carryover effect of newsprint price reductions in 1996.
   Regulation:  Gannett is committed to protecting the environment.
Our goal is to ensure that Gannett facilities are in compliance with federal, state and local environmental laws and to incorporate appropriate environmental practices and standards in our newspaper, broadcast and cable and security operations. The Company employs a corporate environmental manager responsible for oversight not only of regulatory compliance but also of preventive measures. The Company is one of the industry leaders in the use of recycled newsprint. The
Company increased usage of newsprint containing recycled content from 42,000 metric tons in 1989 to more than 666,000 metric tons in 1996.
The Company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its Environmental Compliance Plan, the Company is taking effective measures to maintain compliance with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment.
   Several of the Company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency ("EPA") or comparable state agencies. At one of these sites, one of the Company's subsidiaries is a defendant in a case brought by the EPA where the amount in controversy is approximately $250,000. The Company believes its liability is substantially less and is defending the case. The Company provides for costs associated with these matters in accordance with generally accepted accounting principles. The Company does not believe that these matters will have any significant impact on its financial condition or results of operations. Additional information about the Company's newspapers may be found on pages 68-71 of this report.

Broadcasting
On December 29, 1996, the Company's television division, headquartered in Arlington, Va., included 16 television stations, in markets with a total of more than 15 million households. The Company's radio division includes five radio stations in three markets with a listening population of almost 15 million. As part of the Multimedia purchase in December 1995, five television stations and two radio stations were added to the Company's broadcasting group. The Multimedia radio stations were sold in May 1996 and the Company also exchanged six radio stations for a television station in December 1996.
   At the end of 1996, the broadcasting division had approximately
2,900 full-time and part-time employees. Broadcasting revenues accounted for approximately 16% of the Company's reported operating revenues in 1996, 12% in 1995 and 11% in 1994.
   The principal sources of the Company's broadcasting revenues are:
1) local advertising focusing on the immediate geographic area of the stations; 2) national advertising; 3) compensation paid by the networks for carrying commercial network programs; and 4) payments by advertisers to television stations for other services, such as the production of advertising material. The advertising revenues derived from a station's local news programs make up a significant part of its total revenues.
   Advertising rates charged by a television station are based primarily upon the station's ability to attract viewers, demographics and the number of television households in the area served by the station. Practically all national advertising is placed through independent advertising representatives. Local advertising time is sold by each station's own sales force.
   Generally, a network provides programs to its affiliated television stations, sells commercial advertising announcements within the network programs and compensates the local stations by paying an amount based on the television station's network affiliation agreement.
   Each radio station with a network affiliation generally is paid a flat annual fee under its affiliation agreement. Local programming quality and the geographic coverage of its signal are key factors in a radio station's competitive position within the market. Since most radio programming originates locally, network affiliation has little effect on a radio station's competitive position.
   Programming: The costs of locally produced and purchased syndicated programming are a significant portion of television operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and affiliated stations within the market and in some cases from cable operations. In recent years, the Company's television stations have increased their locally produced news and entertainment programming in an effort to provide programs that distinguish the stations from the competition and to better control costs.
   Properties: The Company's broadcasting facilities are adequately equipped with the necessary television and radio broadcasting equipment. The Company owns transmitter sites in 17 locations and leases sites in six others.
   During the past five years, new broadcasting facilities have been built in Denver and Washington, D.C. Substantial additions or improvements were completed in Austin and Dallas, Texas, Greensboro, N.C., Little
Rock, Phoenix, Atlanta and Washington, D.C. Substantial remodeling is underway in Jacksonville and is being planned for Knoxville. The
Company's broadcast facilities are adequate for present purposes.
   Competition: In each of its broadcasting markets, the Company's stations compete for revenues with other network-affiliated and independent television and radio broadcasters and with other advertising media, such as cable television, newspapers, magazines and outdoor advertising. The Company's broadcasting stations compete principally on the basis of their market share, advertising rates and audience composition.
   Network programming constitutes a substantial part of the programs broadcast on the Company's television stations, and the Company's competitive position is directly affected by viewer acceptance of network programming. Local news has been most important to a station's success and there is a growing emphasis on other forms of local programming as well as continuing involvement in the local community.
   Other sources of present and potential competition for the Company's broadcasting properties include pay cable, home video and audio recorders and video disc players, direct broadcast satellite and low power television. Some of these competing services have the potential of providing improved signal reception or increased home entertainment selection, and they are continuing development and expansion.
   Regulation: The Company's television and radio stations are operated under the authority of the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (Communications Act), and the rules and policies of the FCC (FCC Regulations).
   Under amendments to the Communications Act effected by the Telecommunications Act of 1996 (the 1996 Act), television and radio broadcast licenses will be granted for a maximum period of eight years. (The periods were formerly five years and seven years, respectively.) Television and radio broadcast licenses are renewable upon application to the FCC and in the past usually have been renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications has resulted in loss of the license. The Company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC Regulations.
   FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming. FCC Regulations governing multiple ownership prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio; television and daily newspapers; radio and daily newspapers; or television and cable television). Pursuant to the 1996

Act, permanent waivers can be sought for television and radio ownership in the top 50 markets, however. Also, the 1996 Act limits the television broadcast interests held by any person to assure that stations under common control do not exceed an aggregate national audience reach of 35 percent. (Prior to enactment of the 1996 Act, the cap on audience reach was 25 percent and no single party could own more than 12 stations.) Presently, the Company's 16 television stations reach an aggregate of 16% of U.S. TV households.
   The FCC's consent to the Company's December 1995 acquisition of control of five television stations and two radio stations owned by Multimedia, Inc. was conditioned on the Company's compliance (within
12 months) with FCC "one-to-a-market" rules. On January 31, 1997, the Company traded its television stations in Oklahoma City and Cincinnati for television stations in Grand Rapids and Buffalo, which resolved the FCC conditions affecting (1) cross-ownership of TV and cable systems in the area of Oklahoma City; (2) cross-ownership of a daily newspaper and a TV station in Cincinnati. In May 1996, the Company sold its two radio stations in Macon, Ga., resolving the FCC radio and TV cross-ownership issue in that market. On November 12, 1996, the Company filed a request to extend its existing waiver for ownership of both Macon and Atlanta TV stations. The FCC has not yet granted the extension; however, the Company believes that under the FCC's proposed rulemaking it will be able to maintain ownership of both Macon and Atlanta TV.
   The 1996 Act deregulated radio and television ownership rules so as to permit larger ownership groups and, in the top 50 television markets, more TV-radio combinations than were permitted under prior FCC rules. Limits on the number of radio stations commonly owned on a national basis were eliminated, and local radio ownership limits were expanded, depending on the number of stations operating in the local radio market. Also, competing applications will not be accepted at the time of license renewal, and will not be entertained at all unless the FCC first concludes that license renewal would not serve the public interest.
It will be necessary for the FCC to amend many existing FCC Regulations to implement the 1996 Act, and this process has not yet been completed.
   Other matters: Gannett Broadcasting, along with CBS Radio and Westinghouse Electric subsidiaries Group W Radio and Xetron Corporation, have formed a partnership, USA Digital Radio, to develop in-band on-channel AM and FM digital audio broadcasting (DAB) systems. During 1996, the partnership withdrew its systems from the National Radio Systems Committee's testing and evaluation process. The partnership is continuing development of its system but Gannett Broadcasting has reduced its participation in the partnership. USA Digital Radio's success is dependent on FCC approval of its techniques for broadcasting DAB within the AM and FM radio bands.
   Additional information about the Company's television and radio stations may be found on page 72 of this annual report.

Cable
On December 29, 1996, the Company's cable division, headquartered in Wichita, Kan., operated cable television systems serving 465,000 subscribers in Kansas, Oklahoma, Illinois, Indiana and North Carolina. The cable division was acquired on December 4, 1995 as part of the Multimedia purchase. At the end of 1996, the cable division had approximately 1,000 full-time and part-time employees.
   Cable television is the distribution of a wide variety of television and special information programs to subscribers within a community over a network of fiber-optic and coaxial cable.
   The principal sources of the Company's cable division revenues are:
1) monthly fees paid by subscribers for primary services generally consisting of local and distant broadcast stations and public, educational and governmental channels required by local franchising authorities and a variety of satellite-delivered entertainment and information channels; 2) monthly and per-event fees paid by subscribers for premium television services which provide special programs such as recently released movies, entertainment programs or selected sports events. Subscribers can receive these programs on a designated channel of the cable system which is restricted with electronic security devices to isolate the pay television signal so that only subscribers to the service can receive it; 3) local advertising revenues; 4) a share of revenues from sales of products on home shopping services offered by the Company to its subscribers; and 5) in the case of its Wichita system, revenues from the lease of certain fiber-optic capacity to a partnership engaged in competitive access telephone services.
   The Company holds approximately 160 franchises from local governing authorities which permit the Company to operate a cable television system in the granting community. These franchises, which expire at varying dates ranging from one to 18 years, are generally non-exclusive and may be terminated for failure to comply with specified conditions. In most cases, the Company is required to pay fees generally ranging from 3% to 5% of a system's revenues, to the local governing authority granting a franchise. At the end of 1996, approximately 118 systems, which account for more than 79% of the Company's subscribers, have franchise agreements expiring in the year 2001 and beyond.
   The following table shows certain cable division information as of the end of 1996, 1995 and 1994.

                              1996      1995      1994
                            --------  --------  --------
Homes passed                 761,000   738,000   710,000
Basic subscribers            465,000   458,000   432,000
Pay subscribers              333,000   336,000   339,000
Basic penetration              61.1%     62.1%     60.8%
Pay-to-basic ratio             71.6%     73.4%     78.5%
Average monthly revenue
  per cable subscriber        $35.00    $32.29    $32.56

   The Company's strategy is to develop clusters of cable television systems in suburban communities of major metropolitan markets and other areas with favorable demographics. Management believes that the clustering of cable systems produces operating, marketing and servicing efficiencies. Management believes that clustering will also enable the Company to achieve efficiencies in the future deployment of new services such as video-on-demand, interactive multimedia, competitive access and telephony.
   Properties: The Company's cable systems and facilities are adequately equipped with the necessary cable equipment. Prior to acquisition by the Company, the cable division began a major rebuild program to install fiber-optic cable and upgrade the technical capabilities of its cable systems. The rebuild program, which will extend for approximately one more year, will enhance services through improved picture quality and reliability, and will provide the ability to offer additional services to subscribers.
   At December 29, 1996, 74% of the Company's cable subscribers had advanced technical facilities (550MHz to 750MHz) capable of 80 and 110 channel capacity, respectively. By the end of 1997, the Company expects to have approximately 94% of its subscribers on systems with a capacity of 80 channels or more. The rebuild plans include the future integration of digital compression and the installation of interactive converter boxes where they provide a direct financial return. The Company estimates that approximately 50% of the Company's subscribers might have the new converters within the next five years. The Company believes its technological upgrades will prepare it for new competitors and potential revenue opportunities.
   Competition: The Company's cable division competes with other companies and individuals in the submission of applications for additional franchises, in the renewal of existing franchises and in seeking to acquire operating cable systems and under-developed franchises. Since most franchises are granted on a non-exclusive basis, other applicants may obtain franchises in areas where the Company presently operates systems or holds franchises.
   The cable division competes with over-the-air television and radio broadcasting, newspapers, movie theaters, live entertainment and sporting events and home video products. Subscription television competition also includes direct broadcast satellite services, multichannel, multipoint distribution services and private satellite master antenna television systems serving condominiums, apartment complexes and other private residential developments. The Company's cable division competes for subscription revenues principally on the basis of quality of service, programming options and pricing. The cable division competes for advertising revenues principally on the basis of performance in helping sell the advertisers' products or services, and price.
   Other matters: The Company entered into a partnership with Hyperion Telecommunications, Inc., a subsidiary of Adelphia Cable, to construct and operate competitive access telephone services in its Wichita franchise area. The construction of the network is complete and the partnership is operating.
   Regulation: The cable television industry is subject to extensive federal, local, and in some cases, state regulation. The Cable Communications Policy Act of 1984 (the 1984 Act) and its amendments
(the 1992 Act and the 1996 Act) govern cable television. The FCC has the principal federal responsibility for regulating cable matters, including rates, customer service, ownership, carriage of broadcast signals and other programming, technical matters, leased access, franchises and consumer equipment standards.
   FCC Regulations prohibit common ownership or control of a television station and a cable system in the station's Grade B signal coverage area.
   The 1992 Act requires mandatory carriage of certain local over-the-air television stations ("must-carry" rules) and allows television stations to prohibit the carriage of their programs by cable systems absent consent ("retransmission consent"). Television stations may elect either must-carry or retransmission consent on local cable systems. The
Company's cable systems have accommodated those stations electing mandatory carriage, and have entered into retransmission consent agreements with others.
   The 1992 Act rate regulations apply to basic service (which includes broadcast signals) unless a cable system is subject to "effective competition." Virtually all cable systems are subject to rate regulation. To regulate rates for basic service, local officials must follow detailed FCC guidelines and procedures. The 1992 Act also regulates non-basic (cable programming)rates. FCC rules also limit rates for consumer equipment. The rules permit cable companies periodic rate increases for inflation and certain external costs.
   The 1984 Act requires a cable operator to obtain a franchise prior to instituting service, and state and local officials become involved in cable operator selection, system design and construction, safety, rates, consumer services and community programming issues. Franchising authorities may not award an exclusive franchise or unreasonably deny a competitive franchise. Local authorities may operate their own cable system, though, notwithstanding the existence of a cable franchise. The 1984 Act permits local authorities to charge up to 5% of revenues per year as a franchising fee, and to require certain public cable channels.
   The 1992 Act provides an incumbent cable operator with protections against denial of its franchise renewal, including the right to a fair hearing and a right of appeal. Nevertheless, franchise renewal is not assured. Upon renewal, new or more onerous requirements, such as upgrading of facilities and services or higher franchising fees, may occur.

   Cable systems are subject to federal copyright licensing in connection with the carriage of television signals, and receive blanket permission to retransmit copyrighted material in exchange for royalty payments. The amount of the royalty payments varies.
   The 1996 Act changed cable television regulation in several respects. It eliminated the ban on telephone companies offering video services.
In some cases, telephone video services will be exempt from the local franchising requirement, from rate regulation, and from customer service and other FCC Regulations. Subject to adoption of final FCC Regulations, the 1996 Act permits cable operators to provide telephone services, without the requirement of a local franchise. Network/cable cross-ownership now will be permitted, and the statutory prohibition on broadcast/cable cross-ownership has been repealed, and the FCC is expected to review its own broadcast/cable cross-ownership rule.
   While the present rate structure for basic tiers has been retained, the 1996 Act deregulates rates for non-basic services for the Company's cable systems, effective March 31, 1999. Deregulation of rates also will occur immediately where a telephone company enters the cable franchising area and offers comparable video programming.
   Telephone companies and cable operators in the same market are prohibited from entering into joint ventures to provide programming or telecommunication services directly to subscribers. Telephone companies and cable operators each are prohibited from acquiring more than a 10% financial interest, or any management interest, in the other's operations in its service area. For certain small and/or rural service areas, telephone or cable companies may acquire an interest in the other in its service area, however.

Alarm security business
The Company's alarm security business, Multimedia Security Service, provides alarm monitoring services for residential and commercial customers. Multimedia Security Service is headquartered in Wichita, Kan. Monitoring equipment located on the customer's premises transmits a signal by telephone or radio to a central monitoring station at the Company's headquarters whenever the customer's alarm is triggered.
At the end of 1996, Multimedia Security Service employed approximately
500 full-time and part-time employees.
   At the end of 1996, the Company serviced approximately 111,000 customers, 94% of which are in 10 states: Arizona, California, Florida, Georgia, Illinois, Kansas, Missouri, Oklahoma, Tennessee and Texas.
   The Company's efforts to expand its customer base include the acquisition of accounts from dealers or other security service businesses, and to a lesser degree through internal sales efforts. Generally, monitoring contracts are for three years. To maximize growth potential and retention of customers, the Company strives to be a leader in the industry in alarm response time and reliability.
   Properties: The Company owns its security service headquarters and central monitoring station facility in Wichita, Kan., construction of which was completed in 1994. The Company leases office space for its service and sales offices. The Company's properties are adequate for present operations and its central monitoring facility and equipment are technologically advanced and can accommodate a significant increase in the customer base.
   Competition: The Company competes with other alarm security businesses in its markets on the basis of the quality and reliability of its service, and pricing. The Company also competes with other alarm security businesses for the acquisition of existing security accounts.

Corporate facilities
The Company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The capital expenditure program for 1994, 1995 and 1996 included amounts for leasehold improvements, land, building, furniture, equipment and fixtures for headquarters operations. Headquarters facilities are adequate for present operations. In September 1996, the Company purchased 30 acres of land in Fairfax County, Va., for possible use as a future site for corporate headquarters and perhaps other operations.

Employee relations
On December 29, 1996, the Company and its subsidiaries had 37,200 full-time and part-time employees. On the basis of hours worked, the Company employed the equivalent of 33,300 full-time employees. Six of the Company's newspapers are published together with non-Company newspapers pursuant to joint operating agreements, and the employment numbers above include the Company's pro-rata share of employees at those joint production and business operations.
   Approximately 15% of those employed by the Company and its subsidiaries are represented by labor unions. They are represented by 103 local bargaining units affiliated with 12 international unions under collective bargaining agreements. These agreements conform generally with the pattern of labor agreements in the newspaper and broadcasting industries. The Company does not engage in industrywide or companywide bargaining. The Company strives to maintain good relationships with its employees.
   On July 13, 1995, approximately 2,500 workers from six unions began a strike against the Company's largest local newspaper, The Detroit News, the Detroit Newspaper Agency and the Detroit Free Press, its agency partner. The strike was precipitated by unrealistic and excessive demands by the unions for wage increases and position levels. The strike has ended but a subscriber and advertiser boycott continues, as the unions do not yet have contracts.
   Throughout the strike and despite union efforts at stopping delivery, intimidation and frequent violence, the newspapers have published every day. Managers from The News, the Free Press and the agency, working with employees from other Gannett and Knight-Ridder newspapers, have maintained successful operations. More than 400 employees have returned to work and approximately 1,400 replacement workers have been employed to fill all other necessary positions.
   The Company provides competitive group life and medical insurance programs for full-time employees at each location. The Company pays a substantial portion of these costs and employees contribute the balance. Virtually all of the Company's units provide retirement or profit-sharing plans which cover eligible full-time employees.
   In 1990, the Company established a 401(k) Savings Plan which is available to most of its employees.

Acquisitions and dispositions 1992-1996
The growth of the Company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1992 are shown below. The Company has disposed of several businesses during this period, which also are presented.

Acquisitions 1992-1996

  Year                                                  Publication times
acquired           Name                 Location           or business
-------- ------------------------    --------------     -----------------

1992     Graphic Publications, Inc.  Richmond, Ind.     Weekly

1993     The Honolulu Advertiser     Honolulu, Hawaii   Daily
         Tulare Advance-Register     Tulare, Calif.     Daily

1994     Nursing Spectrum            Various            Biweekly periodicals
         Altoona Herald              Altoona, Iowa      Weekly; Weekly
           Mitchellville Index and                      advertising shopper
           the Eastern ADvantage
         KTHV-TV                     Little Rock, Ark.  Television station

1995     Multimedia, Inc.            Greenville, S.C.   Ten daily newspapers,
                                                        various non-dailies,
                                                        five television
                                                        stations, two radio
                                                        stations, cable
                                                        television franchises
                                                        in five states,
                                                        alarm security
                                                        business, television
                                                        entertainment
                                                        programming

1996     WTSP-TV                     Tampa-St.          Television station
                                     Petersburg, Fla.


Dispositions 1992-1996

Year                                                    Publication times
sold               Name                 Location           or business
-------- ------------------------    --------------     -----------------

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

1994     The Stockton Record         Stockton, Calif.   Daily and Sunday

1995     The Add Sheet               Columbia, Mo.      Weekly advertising
                                                        shopper

1996     WMAZ/WAYS-FM                Macon, Ga.         Radio stations
         Gannett Outdoor Group       Various major      Outdoor advertising
                                     markets, U.S. and
                                     Canada
         Multimedia Entertainment    New York, N.Y.     Television enter-
                                                        tainment programming
         Louis Harris and            New York, N.Y.     Polling and research
           Associates, Inc.
         Gannett Community           Paramus, N.J.      Community directories
           Directories
         KIIS/KIIS-FM                Los Angeles, CA    Radio stations
         KSDO/KKBH-FM                San Diego, CA      Radio stations
         WDAE/WUSA-FM                Tampa, Fla.        Radio stations

QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 29, 1996            1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                               -----------    -----------    -----------    -----------    -----------
Net operating revenues:
Newspaper advertising                          $  556,885     $  604,980     $  585,814     $  669,871     $2,417,550
Newspaper circulation                             229,417        227,260        229,197        231,803        917,677
Broadcasting                                      141,688        176,306        178,879        190,063        686,936
Cable and security                                 56,612         57,732         58,332         59,824        232,500
All other                                          39,281         43,016         40,481         43,666        166,444
                                               -----------    -----------    -----------    -----------    -----------
Total                                           1,023,883      1,109,294      1,092,703      1,195,227      4,421,107
                                               -----------    -----------    -----------    -----------    -----------
Operating expenses:
Cost of sales and operating expenses,
   exclusive of depreciation                      590,515        587,515        612,888        576,930      2,367,848
Selling, general and administrative expenses,
   exclusive of depreciation                      168,707        168,590        174,533        187,654        699,484
Depreciation                                       48,837         49,034         48,772         46,368        193,011
Amortization of intangible assets                  23,515         23,481         23,472         23,891         94,359
                                               -----------    -----------    -----------    -----------    -----------
Total                                             831,574        828,620        859,665        834,843      3,354,702
                                               -----------    -----------    -----------    -----------    -----------
Operating income                                  192,309        280,674        233,038        360,384      1,066,405
Non-operating (expense) income:
Interest expense                                  (39,528)       (38,403)       (34,111)       (23,521)      (135,563)
Other                                              (1,583)          (657)        (3,917)       161,982        155,825
                                               -----------    -----------    -----------    -----------    -----------
Total                                             (41,111)       (39,060)       (38,028)       138,461         20,262
                                               -----------    -----------    -----------    -----------    -----------
Income before income taxes                        151,198        241,614        195,010        498,845      1,086,667
Provision for income taxes                         64,750        104,375         83,800        209,775        462,700
                                               -----------    -----------    -----------    -----------    -----------
Income from continuing operations                  86,448        137,239        111,210        289,070        623,967
Discontinued operations
Income from the operation of discontinued
   operations, net of income taxes                  2,902         12,777          8,861                        24,540
Gain from the sale of discontinued operations,
   net of income taxes                                                          294,580                       294,580
                                               -----------    -----------    -----------    -----------    -----------
Total income from discontinued operations           2,902         12,777        303,441              0        319,120
                                               -----------    -----------    -----------    -----------    -----------
Net income                                     $   89,350     $  150,016     $  414,651     $  289,070     $  943,087
                                               ===========    ===========    ===========    ===========    ===========
Earnings per share:
Earnings from continuing
   operations (1)                                   $0.62          $0.98          $0.79          $2.05          $4.43
Earnings from discontinued operations:
   Discontinued operations, net of tax              $0.02          $0.09          $0.06                         $0.17
   Gain from sale of discontinued
      operations, net of tax                                                      $2.09                         $2.09
                                               -----------    -----------    -----------    -----------    -----------
Net income per share (1)                            $0.64          $1.07          $2.94          $2.05          $6.69
                                               ===========    ===========    ===========    ===========    ===========

(1)  As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 31, 1995            1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                               -----------    -----------    -----------    -----------    -----------

Net operating revenues:
Newspaper advertising                          $  516,742     $  567,134     $  508,821     $  626,553     $2,219,250
Newspaper circulation                             211,964        214,045        209,445        233,719        869,173
Broadcasting                                       96,983        120,880        104,787        143,537        466,187
Cable and security                                      0              0              0         17,831         17,831
All other                                          37,535         43,294         41,810         48,787        171,426
                                               -----------    -----------    -----------    -----------    -----------
Total                                             863,224        945,353        864,863      1,070,427      3,743,867
                                               -----------    -----------    -----------    -----------    -----------
Operating expenses:
Cost of sales and operating expenses,
   exclusive of depreciation                      501,776        507,070        510,661        590,236      2,109,743
Selling, general and administrative expenses,
   exclusive of depreciation                      155,004        156,880        148,996        158,245        619,125
Depreciation                                       35,248         34,948         34,347         39,196        143,739
Amortization of intangible assets                  11,201         11,167         11,168         15,792         49,328
                                               -----------    -----------    -----------    -----------    -----------
Total                                             703,229        710,065        705,172        803,469      2,921,935
                                               -----------    -----------    -----------    -----------    -----------
Operating income                                  159,995        235,288        159,691        266,958        821,932
Non-operating (expense) income:
Interest expense                                  (11,732)       (10,878)        (9,113)       (20,452)       (52,175)
Other                                                (529)        (1,198)         1,100          4,381          3,754
                                               -----------    -----------    -----------    -----------    -----------
Total                                             (12,261)       (12,076)        (8,013)       (16,071)       (48,421)
                                               -----------    -----------    -----------    -----------    -----------
Income before income taxes                        147,734        223,212        151,678        250,887        773,511
Provision for income taxes                         59,700         90,500         61,400        102,500        314,100
                                               -----------    -----------    -----------    -----------    -----------
Income from continuing operations                  88,034        132,712         90,278        148,387        459,411
Discontinued operations:
Income from the operation of discontinued
   operations, net of income taxes                 (1,828)         6,711          5,823          7,145         17,851
Gain from the sale of discontinued operations,
   net of income taxes                                  0              0              0              0              0
                                               -----------    -----------    -----------    -----------    -----------
Total income from discontinued operations          (1,828)         6,711          5,823          7,145         17,851
                                               -----------    -----------    -----------    -----------    -----------
Net income                                     $   86,206     $  139,423     $   96,101     $  155,532     $  477,262
                                               ===========    ===========    ===========    ===========    ===========
Earnings per share:
Earnings from continuing
   operations (1)                                   $0.63          $0.95          $0.65          $1.06          $3.28
Earnings from discontinued operations:
   Discontinued operations, net of tax             ($0.01)         $0.05          $0.04          $0.05          $0.13
   Gain from sale of discontinued
   operations, net of tax
                                               -----------    -----------    -----------    -----------    -----------
Net income per share (1)                            $0.62          $1.00          $0.69          $1.11          $3.41
                                               ===========    ===========    ===========    ===========    ===========

(1) As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

SCHEDULES TO FORM 10-K INFORMATION
In thousands of dollars
Property, plant & equipment
                                   Balance at
                                   beginning        Additions              Retirements      Other         Balance at end
Classification                     of period         at cost                 or sales      changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------
Dec. 25, 1994
Land                                  $131,676               $878                  $687      $(1,701)          $130,166
Buildings & improvements               689,103              9,216                 7,356         (374)           690,589
Advertising display structures         262,145              3,031                 3,067       (2,577)           259,532
Machinery, equipment & fixtures      1,673,237            100,145               105,368        1,178          1,669,192
Construction in progress and
 deposits on contracts                  38,449             37,998                11,457          (13)            64,977
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,794,610           $151,268  (A)(E)      $127,935      $(3,487) (D)    $2,814,456
                                 ============== ========================= ============== ================ ==============

Dec. 31, 1995
Land                                  $130,166            $11,328                $2,943          $50           $138,601
Buildings & improvements               690,589             56,301                 7,501          121            739,510
Cable and security systems and
 advertising display structures        259,532            407,832                 2,979        1,086            665,471
Machinery, equipment & fixtures      1,669,192            272,112                46,828          417          1,894,893
Construction in progress and
 deposits on contracts                  64,977             56,211                     0            3            121,191
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,814,456           $803,784  (B)(E)       $60,251       $1,677  (D)    $3,559,666
                                 ============== ========================= ============== ================ ==============
Dec. 29, 1996
Land                                  $138,601            $47,982               $11,067        $(678)          $174,838
Buildings & improvements               739,510             54,419                28,455        4,982            770,456
Cable and security systems and
 advertising display structures        665,471             91,953               276,162         (209)           481,053
Machinery, equipment & fixtures      1,894,893            150,005               114,865       (3,975)         1,926,058
Construction in progress and
 deposits on contracts                 121,191            (50,696)                 (913)        (413)            70,995
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $3,559,666           $293,663  (C)(E)      $429,636        $(293) (D)    $3,423,400
                                 ============== ========================= ============== ================ ==============

Notes
(A) Includes assets at acquisition net of adjustments for prior years' acquisitions          $   6,414
(B) Includes assets at acquisition net of adjustments for prior years' acquisitions          $ 620,248
(C) Includes assets at acquisition net of adjustments for prior years' acquisitions          $  33,616
(D) Principally the effect of current foreign currency translation adjustment.
(E) Includes capitalized interest of $563 in 1994, $2,529 in 1995 and $3,643 in 1996.
(F) Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements,
    3.3% to 20% for cable and security systems and advertising display structures and 4% to 30% for machinery, equipment and fixtures.
(G) Includes depreciation expense reflected with earnings from discontinued operations of
    $10,676 in 1996, $15,918 in 1995 and $17,188 in 1994.


SCHEDULES TO FORM 10-K INFORMATION


In thousands of dollars
Accumulated depreciation and
amortization of property,
plant and equipment

                                   Balance at   Additions charged
                                   beginning         to costs              Retirements      Other         Balance at end
                                   of period       and expenses              or sales      changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------
Dec. 25, 1994
Buildings and improvements            $250,851            $26,643                $5,431        $(534)          $271,529
Advertising display structures         139,525             13,150                 2,273       (1,422)           148,980
Machinery, equipment and fixtures      925,965            123,449                83,748          137            965,803
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,316,341           $163,242 (F)(G)        $91,452      $(1,819) (D)    $1,386,312
                                 ============== ========================= ============== ================ ==============

Dec. 31, 1995
Buildings and improvements            $271,529            $25,818                $2,422         $308           $295,233
Cable and security systems and
 advertising display structures        148,980             14,488                 2,046          524            161,946
Machinery, equipment and fixtures      965,803            119,351                53,420           66          1,031,800
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,386,312           $159,657 (F)(G)        $57,888         $898  (D)    $1,488,979
                                 ============== ========================= ============== ================ ==============

Dec. 29, 1996
Buildings and improvements            $295,233            $25,103               $15,139      $(4,422)          $300,775
Cable and security systems and
 advertising display structures        161,946             25,761               169,625       14,515             32,597
Machinery, equipment and fixtures    1,031,800            152,823                87,239       (1,416)         1,095,968
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,488,979           $203,687 (F)(G)       $272,003       $8,677  (D)    $1,429,340
                                 ============== ========================= ============== ================ ==============

(D)(F) and (G) See page 66



Valuation and qualifying accounts

                                Balance at    Additions charged  Additions (reductions)
Allowance for doubtful           beginning         to costs        for acquisitions/       Deductions    Balance at end
receivables                      of period       and expenses        dispositions        from reserves     of period
                               -------------- ------------------ ---------------------- ---------------- --------------
Year ended Dec. 25, 1994             $13,915            $20,139                    $33          $18,241        $15,846
Year ended Dec. 31, 1995             $15,846            $19,101                 $6,394          $19,159        $22,182
Year ended Dec. 29, 1996             $22,182            $22,847                $(1,706)         $24,381        $18,942


Supplementary income statement information (from continuing operations)
Fiscal year ended                               Dec. 29, 1996     Dec. 31, 1995    Dec. 25, 1994
                                              ------------------ --------------- ----------------
Maintenance and repairs                             $47,879          $37,171          $45,151
Taxes other than payroll and income tax:
 Property                                           $19,344          $15,956          $17,336
 Other                                              $10,120          $10,436          $ 9,497
                                              ------------------ --------------- ----------------
 Total                                              $29,464          $26,392          $26,833
                                              ------------------ --------------- ----------------

MARKETS WE SERVE
Daily newspapers
    State                                                            Circulation Circulation  Circulation         Joined
  Territory            City                     Newspaper              Morning    Afternoon     Sunday    Founded Gannett   *
-------------- --------------------- ------------------------------- ----------- ------------ ----------- ------- -------------
Alabama        Montgomery            The Montgomery Advertiser           59,067                   73,189  1829    1995     (82)
Arizona        Tucson                Tucson Citizen                                   45,998              1870    1976     (45)
Arkansas       Mountain Home         The Baxter Bulletin                 10,071                           1901    1995     (83)
California     Marin County          Marin Independent Journal                        41,215      42,378  1861    1980     (65)
               Palm Springs          The Desert Sun                      47,834                   50,954  1927    1986     (76)
               Salinas               The Californian                     20,965                           1871    1977     (51)
               San Bernardino        The San Bernardino County Sun       80,463                   91,157  1894    1969     (22)
               Tulare                Tulare Advance-Register                           8,597              1882    1993     (81)
               Visalia               Visalia Times-Delta                 22,082                           1859    1977     (52)
Colorado       Fort Collins          Fort Collins Coloradoan             28,534                   35,445  1873    1977     (53)
Connecticut    Norwich               Norwich Bulletin                    32,380                   38,001  1791    1981     (68)
Delaware       Wilmington            The News Journal                   125,598                  150,507  1871    1978     (59)
Florida        Brevard County        FLORIDA TODAY                       85,270                  113,801  1966    1966     (20)
               Fort Myers            News-Press                          90,582                  102,035  1884    1971     (36)
               Pensacola             Pensacola News Journal              61,684                   83,493  1889    1969     (23)
Georgia        Gainesville           The Times                                        22,794      27,188  1947    1981     (67)
               Moultrie              The Observer                         7,293                           1894    1995     (84)
Guam           Agana                 Pacific Daily News                  25,426                   23,940  1944    1971     (35)
Hawaii         Honolulu              Honolulu Advertiser                107,252                  191,636  1856    1993     (80)
Idaho          Boise                 The Idaho Statesman                 65,284                   86,926  1864    1971     (28)
Illinois       Danville              Commercial-News                                  19,373      21,397  1866    1934      (7)
               Rockford              Rockford Register Star              74,215                   86,783  1855    1967     (21)
Indiana        Lafayette             Journal and Courier                 37,204                   44,777  1829    1971     (29)
               Marion                Chronicle-Tribune                   20,015                   23,328  1867    1971     (32)
               Richmond              Palladium-Item                                   19,344      23,797  1831    1976     (44)
Iowa           Des Moines            The Des Moines Register            170,067                  288,088  1849    1985     (72)
               Iowa City             Iowa City Press-Citizen                          15,233              1860    1977     (55)
Kentucky       Louisville            The Courier-Journal                234,731                  320,456  1868    1986     (78)
Louisiana      Monroe                The News-Star                       38,423                   44,168  1890    1977     (58)
               Shreveport            The Times                           79,737                   98,495  1871    1977     (57)
Michigan       Battle Creek          Battle Creek Enquirer                            26,876      35,973  1900    1971     (30)
               Detroit               The Detroit News                                248,236              1873    1986     (75)
                                     The Detroit News and Free Press                             830,097
               Lansing               Lansing State Journal               70,128                   94,405  1855    1971     (27)
               Port Huron            Times Herald                                     31,573      42,228  1900    1970     (24)
Minnesota      St. Cloud             St. Cloud Times                                  28,799      38,056  1861    1977     (50)
Mississippi    Hattiesburg           Hattiesburg American                             25,133      29,169  1897    1982     (70)
               Jackson               The Clarion-Ledger                 106,581                  126,904  1837    1982     (69)
Missouri       Springfield           Springfield News-Leader             62,789                   99,390  1893    1977     (49)
Montana        Great Falls           Great Falls Tribune                 33,557                   39,713  1885    1990     (79)
Nevada         Reno                  Reno Gazette-Journal                67,280                   84,268  1870    1977     (46)
New Jersey     Bridgewater           The Courier-News                    48,126                   50,169  1884    1927      (5)
               Cherry Hill           Courier-Post                        90,599                   99,374  1875    1959     (10)
               Vineland              The Daily Journal                                17,572              1864    1986     (77)
New York       Binghamton            Press & Sun-Bulletin                66,506                   85,738  1904    1943      (9)
               Elmira                Star-Gazette                        32,794                   46,464  1828    1906      (1)
               Ithaca                The Ithaca Journal                  19,147                           1815    1912      (2)
               Poughkeepsie          Poughkeepsie Journal                43,463                   59,235  1785    1977     (48)
               Rochester             Democrat and Chronicle             143,689                  250,033  1833    1928      (6)
                                     Times-Union                                      45,449              1918    1918      (3)
               Saratoga Springs      The Saratogian                      11,639                   13,618  1855    1934      (8)
               Utica                 Observer-Dispatch                   50,751                   62,854  1817    1922      (4)
               Gannett Suburban Newspapers:
                Mamaroneck           The Daily Times                                   5,200       5,295  1879    1964     (17)
                Mount Vernon         The Daily Argus                      6,262                    7,851  1892    1964     (16)
                New Rochelle         The Standard-Star                   10,059                   10,936  1908    1964     (14)
                Ossining             The Citizen-Register                              5,686       6,881  1847    1964     (18)
                Peekskill            The Star                                          6,186       8,276  1922    1985     (74)
                Port Chester         The Daily Item                                    8,746       9,580  1885    1964     (15)
                Tarrytown            The Daily News                                    3,317       3,870  1897    1964     (19)
                West Nyack-Rockland  Rockland Journal-News               40,124                   50,051  1850    1964     (12)
                White Plains         The Reporter Dispatch                            46,399      56,827  1829    1964     (11)
                Yonkers              The Herald Statesman                21,531                   28,123  1852    1964     (13)
North Carolina Asheville             Asheville Citizen-Times             60,996                   72,193  1870    1995     (85)
Ohio           Chillicothe           Chillicothe Gazette                              16,606              1800    1977     (56)
               Cincinnati            The Cincinnati Enquirer            205,107                  347,084  1841    1979     (61)
               Fremont               The News-Messenger                               13,863              1856    1975     (40)
               Gallipolis            Gallipolis Daily Tribune             5,622                   11,816  1893    1995     (86)
               Marietta              The Marietta Times                               12,957              1864    1974     (39)
               Pomeroy               The Daily Sentinel                                4,806              1941    1995     (87)
               Port Clinton          News Herald                                       5,902              1864    1975     (41)
Oklahoma       Muskogee              Muskogee Daily Phoenix
                                      and Times-Democrat                 19,078                   20,378  1888    1977     (54)
Oregon         Salem                 Statesman Journal                   60,878                   69,775  1851    1974     (38)
Pennsylvania   Chambersburg          Public Opinion                                   21,842              1869    1971     (26)
               Lansdale              The Reporter                                     19,607              1870    1980     (66)
               North Hills           North Hills News Record                          19,109      17,968  1962    1976     (43)
               Tarentum              Valley News Dispatch                             33,436      32,967  1891    1976     (42)
South Carolina Greenville            The Greenville News                 99,605                  138,165  1874    1995     (88)
South Dakota   Sioux Falls           Argus Leader                        49,973                   72,610  1881    1977     (47)
Tennessee      Clarksville           The Leaf-Chronicle                  21,159                   24,715  1808    1995     (89)
               Jackson               The Jackson Sun                     40,457                   44,545  1848    1985     (73)
               Nashville             The Tennessean                     148,285                  282,826  1812    1979     (62)
Texas          El Paso               El Paso Times                       65,915                   97,952  1879    1972     (37)
Vermont        Burlington            The Burlington Free Press           52,860                   65,894  1827    1971     (25)
Virgin Islands St. Thomas            The Virgin Islands Daily News       16,216                           1930    1978     (60)
Virginia       Arlington             USA TODAY                        2,163,940                           1982    1982     (71)
               Staunton              The Daily News-Leader               18,253                   22,316  1904    1995     (90)
Washington     Bellingham            The Bellingham Herald                            26,512      34,251  1890    1971     (33)
               Olympia               The Olympian                        37,941                   46,632  1889    1971     (31)
West Virginia  Huntington            The Herald-Dispatch                 38,424                   44,199  1909    1971     (34)
               Point Pleasant        Point Pleasant Register                           5,349              1862    1995     (91)
Wisconsin      Green Bay             Green Bay Press-Gazette                          57,207      86,176  1915    1980     (63)
               Wausau                Wausau Daily Herald                              24,458      31,774  1903    1980     (64)


* Number in parentheses notes chronological order in which existing newspapers joined Gannett.

                               -68 to 70-

Non-daily publications:
Weekly, semi-weekly or monthly publications in Alabama,Arizona, Arkansas, California, Delaware, District of Columbia, Florida, Georgia, Guam, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan,
Minnesota, Mississippi, Missouri,Nevada, New Jersey, New York, North Carolina,Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina
Tennessee, Texas, Vermont, Virginia, Washington, West Virginia,
Wisconsin

USA WEEKEND
Circulation 20 million in 489 newspapers
Advertising offices:  Chicago; Detroit; Los Angeles; New York
Editorial and production offices:  Arlington, Va.

Gannett Direct Marketing Services, Inc.
Louisville, Ky.

Gannett Media Technologies International
Cincinnati, Ohio

Gannett National Newspaper Sales
Headquarters:  New York
Regional offices:  Chicago; Detroit; Greenville, S.C.; Los Angeles

Gannett New Media
Arlington, Va.
Functions: New business opportunity and investment review and product development

Gannett Digital Xpress
Arlington, Va.
Functions: Editorial, broadcast and recording services; Fax on Demand; personalized audio, fax, short messaging and Internet e-mail
Products:  Gannett Digital Xpress; PI - Personalized Information

Gannett Offset
Headquarters:  Springfield, Va.
Offset sites: Atlanta; Chandler, Ariz.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Olivette, Mo.; Pensacola, Fla.; Springfield, Va.

Gannett Satellite Information Network
Arlington, Va.

Gannett TeleMarketing, Inc.
Headquarters:  Springfield, Va.
Operations:  Cincinnati; Louisville, Ky.; Nashville, Tenn.;
Silver Spring, Md.

GANNETTWORK
Headquarters:  New York
Sales offices:  Chicago; New York

Telematch
Springfield, Va.

Gannett News Service
Headquarters:  Arlington, Va.
Bureaus: Albany, N.Y.; Baton Rouge, La.; Columbus, Ohio; Harrisburg, Pa.; Indianapolis, Ind.; Olympia, Wash.; Sacramento, Calif.;
Springfield, Ill.; Tallahassee, Fla.

USA TODAY

Headquarters: Arlington, Va.

Print sites: Arlington, Texas; Atlanta; Batavia, N.Y.; Brevard County, Fla.; Chandler, Ariz.; Chicago; Columbia, S.C.;
Fort Collins, Colo.; Fort Myers, Fla.; Gainesville, Ga.; Greensboro, N.C.; Hattiesburg, Miss.; Kankakee, Ill.;
Lawrence, Kan.; Mansfield, Ohio; Marin County, Calif.;
Miramar, Fla.; Nashville, Tenn.; Newark, Ohio; Norwood, Mass.; Olympia, Wash.; Pasadena, Texas; Port Huron, Mich.; Richmond, Ind.; Rockaway, N.J.; St. Cloud, Minn.; St. Louis; Salt Lake City; San Bernardino, Calif.; Springfield, Va.; Tarentum, Pa.; White Plains, N.Y.; Wilmington, Del.

International print sites:  Frankfurt, Germany; Hong Kong;
London, England

Regional offices: Atlanta; Boston; Buffalo, N.Y.; Charlotte, N.C.; Chicago; Cincinnati; Cleveland; Columbus, Ohio; Dallas; Denver; Detroit; Houston; Indianapolis; Kansas City, Mo.; Los Angeles; Milwaukee; Minneapolis-St. Paul; Miramar, Fla.; Mountainside, N.J.; Nashville, Tenn.; New Orleans; Orlando, Fla.; Philadelphia; Phoenix, Ariz.; Pittsburgh; Port Washington, N.Y.; St. Louis;
San Francisco; Seattle; Springfield, Va.

International offices:  Hong Kong; London, England; Singapore

Advertising offices:  Arlington, Va.; Atlanta; Chicago; Dallas;
Detroit; Hong Kong; London, England; Los Angeles; New York;
San Francisco

USA TODAY Baseball Weekly                Circulation 250,000
Editorial and advertising offices        Arlington, Va.

USA TODAY Information Network            Arlington, Va.

BROADCASTING AND CABLE DIVISIONS
Television stations
                                                                          **
                                                                       Weekly              Joined
     State               City            Station     Channel/Network   Audience   Founded  Gannett   *
---------------- --------------------- ------------ ----------------- ----------- -------- -------------
Arizona          Flagstaff             KNAZ-TV (1)  Channel 2/NBC         68,000  1970     1997     (17)
                 Kingman               KMOH-TV (1)  Channel 6/WB          33,000  1988     1997     (18)
                 Phoenix               KPNX-TV      Channel 12/NBC     1,057,000  1953     1979      (3)
Arkansas         Little Rock           KTHV-TV      Channel 11/CBS       429,000  1955     1994      (9)
Colorado         Denver                KUSA-TV      Channel 9/NBC      1,337,000  1952     1979      (2)
District of
 Columbia        Washington            WUSA-TV      Channel 9/CBS      1,991,000  1949     1986      (5)
Florida          Jacksonville          WTLV-TV      Channel 12/NBC       436,000  1957     1988      (7)
                 Tampa-St. Petersburg  WTSP-TV      Channel 10/CBS     1,207,000  1965     1996     (14)
Georgia          Atlanta               WXIA-TV      Channel 11/NBC     1,453,000  1948     1979      (1)
                 Macon                 WMAZ-TV      Channel 13/CBS       209,000  1953     1995     (10)
Michigan         Grand Rapids          WZZM-TV      Channel 13/ABC       420,000  1962     1997     (15)
Minnesota        Minneapolis-St. Paul  KARE-TV      Channel 11/NBC     1,318,000  1953     1983      (4)
Missouri         St. Louis             KSDK-TV      Channel 5/NBC      1,094,000  1947     1995     (11)
New York         Buffalo               WGRZ-TV      Channel 2/NBC        557,000  1954     1997     (16)
North Carolina   Greensboro            WFMY-TV      Channel 2/CBS        558,000  1949     1988      (8)
Ohio             Cleveland             WKYC-TV      Channel 3/NBC      1,395,000  1948     1995     (12)
Tennessee        Knoxville             WBIR-TV      Channel 10/NBC       440,000  1956     1995     (13)
Texas            Austin                KVUE-TV      Channel 24/ABC       363,000  1971     1986      (6)


Radio Stations
                                                                          **
                                                                        Weekly              Joined
     State               City            Station         Channel       Audience   Founded  Gannett   *
---------------- --------------------- ------------ ----------------- ----------- -------- -------------
Illinois         Chicago               WGCI         1390 Khz             208,200  1923     1979      (2)
                                       WGCI-FM      107.5 Mhz            950,100  1959     1979      (1)
Texas            Dallas                KHKS-FM      106.1 Mhz            732,600  1950     1986      (5)
                 Houston               KKBQ         790 Khz           (See Note 2)1944     1984      (4)
                                       KKBQ-FM      92.9 Mhz             476,700  1962     1984      (3)


*   Number in parentheses notes chronological order in which existing stations joined Gannett.
**  Weekly audience for television stations is number of TV households reached, according to the November 1996 Nielsen book.
    Weekly audience for radio stations is number of different listeners age 12 and up reached in the Total Survey Area, according to the Fall 1996 Arbitron book.
(1) Gannett has entered into an agreement with Grand Canyon Television Co., Inc., to acquire
    KNAZ-TV and KMOH-TV.  The transaction is subject to FCC approval.
(2) KKBQ-AM reported in combination with KKBQ-FM.



Multimedia Cablevision Co.
Headquarters:  Wichita, Kan.
Regional offices:  Edmond, Okla.; Oak Lawn, Ill.; Rocky Mount, N.C.;
Wichita, Kan.

Multimedia Security Service
Headquarters:  Wichita, Kan.
Offices: Anaheim, Calif.; Atlanta; Beaumont, Texas; Chicago; Concord, Calif.; Dallas; Houston; Kansas City, Kan.; Knoxville, Tenn.; Miami; Oklahoma City, Okla.; Pensacola, Fla.; Phoenix, Ariz.; San Diego;
St. Louis; Tulsa, Okla.; Wichita, Kan.

This report was written and produced by employees of Gannett.

Senior Vice President/Public Affairs and Government Relations
Mimi Feller

Vice President/Treasury Services and Investor Relations
Gracia Martore

Vice President/Corporate Accounting Services
George Gavagan

Director/Consolidation Accounting
Julie Valpey

Manager/Publications
Ashley Weissenburger

Art Director
Michael Abernethy

Corporate Writers
Laura Dalton, Mary Hardie

Printing
Monroe Litho, Rochester, N.Y.

Photo Credits:
Dave Leonard, Gannett (pp.2,6,10,16,17); Randy Fujimori, Honolulu Advertiser (p.6); Paul Goldberg, Gannett (pp.7,8,11,12);
Alan Lessig, The Detroit News (p.9); Gretchen Sloan, Gannett (p.10); Julie Knight (p.12); David Schmidt (p.13); Anne Ryan,
USA TODAY (p.13); Tom Strand (p.13); Jackie Shumaker (p.14);
Dan Moore (p.15); Matthew Borkoski/Folio Inc. (p.15);
Tenley Truxell, Gannett (pp.18-20)


GANNETT ON THE NET

News and information about Gannett is available on the Internet's
World Wide Web at http://www.gannett.com. The following Gannett properties also offer online services or informational sites on the Web:

USA TODAY
http://www.usatoday.com

FLORIDA TODAY, Brevard County
http://www.flatoday.com

The Cincinnati Enquirer
http://enquirer.com

The Detroit News
http://www.detnews.com

Star-Gazette, Elmira, N.Y.
http://www.star-gazette.com

News-Press, Fort Myers, Fla.
http://www.paradise-swfla.com

The Greenville (S.C.) News
http://greenvilleonline.com

Journal and Courier, Lafayette, Ind.
http://www.jconline.com

The Tennessean, Nashville
http://www.tennessean.com

North Hills (Pa.) News Record
http://www.nauticom.net/users/nhnr

Pensacola (Fla.) News Journal
http://www.gulfcoastgateway.com

Poughkeepsie (N.Y.) Journal
http://www.pojonews.com

Reno Gazette-Journal
http://www.nevadanet.com

Democrat and Chronicle/
Times-Union, Rochester, N.Y.
http://www.rochesterdandc.com

Gannett Suburban Newspapers,
Westchester County, N.Y.
http://www.nynews.com

Gannett Media Technologies International http://www.gmti.com

KVUE-TV, Austin, Texas
http://www.kvue.com

KUSA-TV, Denver
http://www.9news.com

WMAZ-TV, Macon, Ga.
http://www.13wmaz.com

WUSA-TV, Washington, D.C.
http://www.wusatv.com



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

Annual Meeting
The annual meeting of shareholders will be held at 10 a.m. Tuesday, May 6, 1997 at Gannett headquarters.

For More Information
News and information about Gannett is available on the Internet's World Wide Web (see list at right) or by calling our toll-free information line at 1-800-356-1713. Quarterly earnings information will be available around the middle of April, July and October 1997.

Shareholders who wish to contact the Company directly about their Gannett stock should call Shareholder Services at Gannett headquarters, 703-284-6960.

Gannett Headquarters
1100 Wilson Boulevard
Arlington, VA  22234
703-284-6000

Printed on recycled paper.

                                    -73-