Form 10-K, Exhibit 13
period 1997-12-28
GANNETT CO INC /DE/
filed 1998-03-23
CIK 39899

Company Profile

Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and cable television systems, and is engaged in marketing, commercial printing, a newswire service, data services and news programming. The company has operations in 45 states, the District of Columbia and Guam.

   Gannett is the largest U.S. newspaper group in terms of circulation, with 87 daily newspapers, including USA TODAY, a variety of non-daily publications and USA WEEKEND, a weekly newspaper magazine. Total average paid daily circulation of Gannett's daily newspapers is approximately 6.7 million.

   Gannett owns and operates 20 television stations in major markets. Gannett's cable division serves 478,000 subscribers in five states.

   Gannett was founded by Frank E. Gannett in 1906 and incorporated in 1923. The company went public in 1967. Its more than 283 million shares of common stock are held by more than 14,000 shareholders of record in all 50 states and abroad. The company has 39,000 employees. Corporate headquarters is located at Arlington, Va.

                                 -1-

Board of Directors

John J. Curley
Chairman and chief executive officer, Gannett Co., Inc. Formerly:
Chairman, president and chief executive officer, Gannett Co., Inc. (1989-1997). Age 59. (b,d,f,g)

Meredith A. Brokaw
Founder, Penny Whistle Toys, Inc., New York City, and author of children's books. Other directorships: Conservation International, Washington, D.C. Age 57. (b,d,e)

Peter B. Clark
Former chairman, president and chief executive officer, The Evening News Association (1969-86). Age 69. (e,g)

Stuart T.K. Ho
Chairman of the board and president, Capital Investment of Hawaii, Inc. Other directorships: Aloha Airgroup, Inc.; College Retirement Equities Fund; Capital Investment of Hawaii, Inc.; Pacific Century Financial Corporation. Age 62. (a,b,c)

Drew Lewis
Former chairman and chief executive officer, Union Pacific Corporation. Other directorships: American Express Co.; AmTec; FPL Group, Inc.; Gulfstream Aerospace; Lucent Technologies; Union Pacific Resources Group Inc. Age 66. (a,d)

Josephine P. Louis
Chairman and chief executive officer, Eximious Inc., and Eximious Ltd. Other directorships: HDO Productions, Inc.; trustee, Chicago Horticultural Society; trustee, Chicago Historical Society. Age 67. (a,b,e)

Douglas H. McCorkindale
Vice chairman and president, Gannett Co., Inc. Formerly: Vice chairman and chief financial and administrative officer, Gannett Co., Inc. (1985-1997). Other directorships: Continental Airlines, Inc.; Frontier Corporation; and funds which are part of the Prudential group of mutual funds. Age 58. (b,f,g)

Thomas A. Reynolds Jr.
Chairman emeritus of Chicago law firm of Winston & Strawn. Other directorships: Jefferson Smurfit Group; Union Pacific Corporation. Age 69. (a,b,c)

Dolores D. Wharton
Chairman and CEO, Fund for Corporate Initiatives, Inc. Other directorships: Capital Bank & Trust Co. Age 70. (c,g)

Karen Hastie Williams
Partner of Washington, D.C., law firm of Crowell & Moring. Other directorships: Crestar Financial Services Corporation; Continental Airlines, Inc.; Fannie Mae; SunAmerica, Inc.; Washington Gas Light Company. Age
53. (a)

(a) Member of Audit Committee.
(b) Member of Executive Committee.
(c) Member of Executive Compensation Committee.
(d) Member of Management Continuity Committee.
(e) Member of Public Responsibility and Personnel Practices Committee.
(f) Member of Gannett Management Committee.
(g) Member of Contributions Committee.

                                    -16- , -17 -

Company & Divisional Officers
     Gannett's principal management group is the Gannett Management Committee, which coordinates overall management policies for the company. The Gannett Newspaper Operating Committee oversees operations of the company's Newspaper Division. The members of these two groups are identified at right and on the previous pages.

     The managers of the company's various local operating units enjoy substantial autonomy in local policy, operational details, news content and political endorsements.

     Gannett's headquarters staff includes specialists who provide advice and assistance to the company's operating units in various phases of the company's operations.

     At right are brief descriptions of the business experience during the last five years of the officers of the company and the heads of its national and regional divisions. Officers serve for a term of one year and may be re-elected. Information about the two officers who serve as directors (John
J. Curley and Douglas H. McCorkindale) can be found on pages 16-17.

     Pictured on these pages are members of the Gannett Management Committee and Gannett Newspaper Operating Committee.

(a)  Member of the Gannett Management Committee.

(b)  Member of the Gannett Newspaper Operating Committee.

Christopher W. Baldwin, Vice president, taxes. Formerly: Director, taxes (1979-1993). Age 54.

Sara M. Bentley, President, Gannett Northwest Newspaper Group, and president and publisher, Statesman Journal, Salem, Ore. Formerly: President and publisher, Statesman Journal (1988-1994). Age 46. (b)

Michael C. Burrus, President, Multimedia Cablevision. Formerly: Vice president, Multimedia, Inc., and president, Multimedia Cablevision and Multimedia Security (1993-1995); executive vice president, Multimedia Cablevision (1992-1993); vice president, operations and finance, Multimedia Cablevision (1985-1992). Age 43.

Thomas L. Chapple, Senior vice president, general counsel and secretary.
Formerly: Vice president, general counsel and secretary (1991-1995). Age
50. (a)

Richard L. Clapp, Senior vice president/personnel. Formerly: Vice president, compensation and benefits (1983-1995). Age 57. (a)

Susan Clark-Johnson, Senior group president, Gannett Pacific Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal.
Formerly: President, Gannett West Newspaper Group, and president and publisher, Reno Gazette-Journal (1985-1994). Age 51. (b)

Michael J. Coleman, Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard
County. Formerly: President, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY (1991-1994). Age 54. (b)

Robert T. Collins, President, New Jersey Newspaper Group, and president and publisher, Asbury Park Press and Home News Tribune, East
Brunswick, N.J. Formerly: President and publisher, Asbury Park Press and Home News Tribune (1997-1998); president and publisher, Courier-Post, Camden, N.J. (1993-1997); president, Gannett East Newspaper Group, and president and publisher, Courier-Post (1985-1993). Age 54. (b)

Thomas Curley, President and publisher, USA TODAY. Thomas Curley is the brother of John J. Curley. Age 49. (a)

Philip R. Currie, Senior vice president, news, Newspaper Division.
Formerly: Vice president, news, Newspaper Division (1982-1995). Age
56. (b)

Daniel S. Ehrman Jr., Vice president, planning and development. Formerly:
Senior vice president, Gannett Broadcasting (1995-1997); vice president, finance and business affairs, Gannett Broadcasting (1984-1995). Age 51.

Millicent A. Feller, Senior vice president, public affairs and government relations. Age 50. (a)

Lawrence P. Gasho, Vice president, financial analysis. Age 55.

George R. Gavagan, Vice president and controller. Formerly: Vice president, corporate accounting services (1993-1997); assistant controller (1986-1993). Age 51.

Denise H. Ivey, President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Formerly: Vice president, Gannett South Newspaper Group, and president and publisher, Pensacola News Journal (1991-1994). Age 47. (b)

John B. Jaske, Senior vice president, labor relations and assistant general counsel. Age 53. (a)

Kristin H. Kent, Vice president, senior legal counsel and assistant secretary.
Formerly: Vice president, senior legal counsel (1993-1995); senior legal counsel (1986-1993). Age 47.

Gracia C. Martore, Vice president, treasury services and investor relations.
Formerly: Vice president, treasury services (1993-1996); assistant treasurer (1985-1993). Age 45.

Myron Maslowsky, Vice president, internal audit. Formerly: Director, internal audit (1989-1995). Age 43.

Bern Mebane, Senior group president, Gannett Piedmont Newspaper
Group, and president and publisher, The Greenville (S.C.) News. Formerly:
Senior group president, Gannett Piedmont Newspaper Group (1995-1997); president, Multimedia Newspaper Company (1989-1995). Age 48. (b)

Larry F. Miller, Executive vice president and chief financial officer.
Formerly: Senior vice president, financial planning and controller (1991-1997). Age 59. (a)

W. Curtis Riddle, Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del. Formerly:
President, East Newspaper Group, and president and publisher, Lansing (Mich.) State Journal (1993-1994); president, Gannett Central Newspaper Group (1991-1993), and president and publisher, Lansing State Journal (1990-1993). Age 46. (b)

Carleton F. Rosenburgh, Senior vice president, Gannett Newspaper
Division. Age 58. (b)

Gary F. Sherlock, President, Gannett Atlantic Newspaper Group, and president and publisher, Gannett Suburban Newspapers. Formerly: Vice president, Gannett Metro Newspaper Group, and president and publisher, Gannett Suburban Newspapers (1990-1994). Age 52. (b)

Mary P. Stier, President, Gannett Midwest Newspaper Group, and president and publisher, Rockford (Ill.) Register Star. Formerly: Vice president, Gannett Central Newspaper Group (1990-1993), and president and publisher, Rockford Register Star (1991-1993). Age 40. (b)

Jimmy L. Thomas, Senior vice president, financial services and treasurer. Age 56. (a)

Wendell J. Van Lare, Vice president, senior labor counsel. Formerly:
Director, labor relations (1980-1993). Age 52.

Cecil L. Walker, President, Gannett Broadcasting Division. Age 61. (a)

Barbara W. Wall, Vice president, senior legal counsel. Formerly: Senior legal counsel (1990-1993). Age 43.

Gary L. Watson, President, Gannett Newspaper Division. Age 52. (a)(b)

                            -18-, -19-

Gannett Common Stock Prices

Restated to reflect the 2-for-1 stock split effective Oct. 6, 1997. High-low range by quarters based on NYSE-composite closing prices.

Year   Quarter        Low      High
----   -------       -----    ------

1987   first        $17.97    $24.82
       second       $21.88    $27.44
       third        $24.25    $27.63
       fourth       $15.88    $26.38
1988   first        $16.88    $19.75
       second       $14.69    $17.82
       third        $15.25    $17.13
       fourth       $16.19    $17.50
1989   first        $17.32    $19.13
       second       $18.32    $24.25
       third        $21.82    $24.94
       fourth       $19.75    $22.63
1990   first        $19.75    $22.19
       second       $17.75    $21.13
       third        $14.94    $18.75
       fourth       $15.32    $18.88
1991   first        $17.88    $21.32
       second       $19.88    $22.19
       third        $19.69    $23.32
       fourth       $17.94    $21.13
1992   first        $21.13    $23.94
       second       $20.75    $24.57
       third        $21.94    $24.13
       fourth       $23.00    $26.82
1993   first        $25.32    $27.69
       second       $23.75    $27.38
       third        $23.88    $25.69
       fourth       $23.75    $29.07
1994   first        $26.69    $29.19
       second       $25.32    $27.44
       third        $24.19    $25.82
       fourth       $23.38    $26.69
1995   first        $25.07    $27.50
       second       $26.00    $27.88
       third        $26.50    $27.75
       fourth       $26.44    $32.19
1996   first        $29.63    $35.38
       second       $32.25    $35.82
       third        $32.00    $35.07
       fourth       $34.75    $39.25
1997   first        $35.81    $44.75
       second       $40.50    $50.66
       third        $48.00    $53.00
       fourth       $51.13    $61.81
1998   first        $57.25    $64.56*
* through February 27, 1998

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


  Douglas H. McCorkindale        Larry F. Miller
  Vice Chairman and President    Executive Vice President and Chief
                                 Financial Officer


Management's discussion and analysis of results of operations and financial position

Basis of reporting
     Following is a discussion of the key factors that have affected the company's business over the last three years. This commentary should be read in conjunction with the company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.

     The company's fiscal year ends on the last Sunday of the calendar year. The company's 1997 fiscal year ended on Dec. 28, 1997 and encompassed a 52-week period. The company's 1996 fiscal year encompassed a 52-week period, and its 1995 year encompassed a 53-week period.

Business acquisitions, exchanges and dispositions

1997 exchange of television stations
     In January 1997, the company concluded a transaction to exchange WLWT-TV (NBC-Cincinnati) and KOCO-TV (ABC-Oklahoma City) for
WZZM-TV (ABC-Grand Rapids/Kalamazoo/Battle Creek) and WGRZ-TV
(NBC-Buffalo). This exchange, which was necessary to comply with Federal Communications Commission (FCC) cross-ownership rules, was accounted for as a non-monetary transaction under which no gain or loss was recognized. This exchange did not materially affect broadcast operating results.

1997 acquisitions
     In May 1997, the company acquired KNAZ-TV (NBC-Flagstaff, Ariz.), KMOH-TV (WB-Kingman, Ariz.) and Printed Media Companies, a full-service heat-set printer in Minneapolis, Minn. In July 1997, Mary Morgan, Inc., a commercial printing business in Green Bay, Wis., was purchased. In August 1997, the company acquired Army Times Publishing Company, located in Springfield, Va. It publishes six weekly military newspapers and one monthly defense publication.

     In October 1997, the company acquired New Jersey Press, Inc., which publishes two dailies, Asbury Park Press and the Home News Tribune of East Brunswick, and operates In Jersey, an Internet service. The Asbury Park Press has a daily circulation of approximately 155,000 and 224,000 on Sunday. The Home News Tribune has a daily circulation of approximately 75,000 and 82,000 on Sunday.

     The aggregate purchase price for businesses acquired in 1997 was approximately $445 million in cash and liabilities assumed. The acquisitions were accounted for under the purchase method of accounting. The acquisitions did not materially affect reported results of operations for the year.

1997 dispositions
     In January 1997, the company contributed the Niagara Gazette newspaper to the Gannett Foundation. In April 1997, the company sold its newspaper in Moultrie, Ga., and in November 1997, the company sold its newspapers in Tarentum and North Hills, Pa. These newspaper dispositions did not materially affect results of operations.

Stock split
     On Aug. 19, 1997, the company's Board of Directors approved a two-for-one stock split effective on Oct. 6, 1997, for shareholders of record on Sept. 12, 1997. In this report, all share and per-common-share amounts have been adjusted to reflect the stock split.

Earnings per share
     In the fourth quarter of 1997, the company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This standard requires the presentation of earnings per share data in the company's financial statements in two ways. The first, "basic" earnings per share, is computed by dividing net income by the average number of common shares outstanding. This method of calculation is identical to that used in previously issued financial statements.

     The second per share presentation, "diluted" earnings per share, gives effect to the assumed dilution from outstanding stock options and stock incentive rights (refer to Note 8 to the financial statements on pages 45-47 for details on options and incentive rights).

     Diluted earnings per share (net income) were less than basic earnings per share for 1997, 1996 and 1995 by $.02, $.02 and $.01, respectively, a difference of less than 1% for each of the three years.

Prior-year transactions

Exchange of broadcast stations
     In December 1996, the company concluded a transaction to acquire WTSP-TV, the CBS affiliate in Tampa-St. Petersburg, Fla., in exchange for radio stations KIIS/KIIS-FM in Los Angeles, KSDO/KKBH-FM in San
Diego and WDAE/WUSA-FM in Tampa.

     For financial reporting purposes, the company recorded the exchange as two simultaneous but separate events; that is, a sale of radio stations for which a non-cash gain was recognized, and the acquisition of the television station accounted for under the purchase method. The gain reported on the exchange was measured by the difference between the estimated current fair value of the assets exchanged over the carrying value or basis in the properties it exchanged. The estimated fair value of the assets exchanged was $170 million, while the carrying value or basis in the radio stations was approximately $12 million. In the fourth quarter of 1996, therefore, for financial reporting purposes, the company reported a pre-tax, non-cash, non-operating gain of $158 million on the exchange. The television station acquired in the exchange was recorded at estimated fair value or $170 million.

     On an after-tax basis, this accounting treatment resulted in a non-cash increase in earnings of $93 million and earnings per share of $.33 for the fourth quarter of 1996.

Sale of outdoor advertising business
     In August 1996, the company completed the sale of its outdoor advertising business for a selling price of $713 million in cash. The company recorded an after-tax gain of $295 million or $1.05 per share on this sale. The gain and outdoor operating results for the period leading up to the sale are reported as a discontinued operation in the company's financial statements.

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

     The company's financial statements for 1996 and prior years reflect the classification of the outdoor and entertainment businesses as discontinued operations.

Results of operations
Consolidated summary

In millions of dollars, except per share amounts

                         1997    Change  1996    Change  1995   Change
                         ------  ------  ------  ------  ------ ------
Operating revenues       $4,729    7%    $4,421    18%   $3,744     4%
Operating expenses       $3,413    2%    $3,355    15%   $2,922     5%
Operating income         $1,316   23%    $1,066    30%   $  822     3%
Income from continuing
 operations, excluding
 gain on exchange of
 broadcast stations      $  713   34%    $  531    15%   $  459     1%
After-tax gain on
 exchange of broadcast
 stations                     0   ---    $   93    ---        0    ---
Income from
 continuing operations,
 as reported             $  713   14%    $  624    36%   $  459     1%
Earnings per share
 from continuing
 operations, excluding
 gain on exchange of
 broadcast stations
     Basic               $ 2.52   34%    $ 1.88    15%   $ 1.64     4%
     Diluted             $ 2.50   34%    $ 1.87    15%   $ 1.63     4%
Earnings per share
 from gain on exchange
 of broadcast stations
     Basic                    0   ---    $  .33    ---        0    ---
     Diluted                  0   ---    $  .33    ---        0    ---
Earnings per share from
 continuing operations,
 as reported
     Basic               $ 2.52   14%    $ 2.21    35%   $ 1.64     4%
     Diluted             $ 2.50   14%    $ 2.20    35%   $ 1.63     4%

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

Newspapers
     In addition to its local newspapers, the company's newspaper publishing operations include USA TODAY, USA WEEKEND and Gannett Offset commercial printing. The newspaper segment in 1997 contributed 80% of the company's revenues and 76% of its operating income. Record earnings were achieved by the newspaper segment in 1997, driven by revenue gains in all major categories and lower newsprint prices. Revenue and earnings gains were reported for newspapers at large, medium and small markets, and in all geographic regions. Sharply improved results were reported at The Detroit News, which continued its rebound from the strike initiated in mid-1995. Major gains in earnings were also reported in the larger markets of Cincinnati, Louisville, Des Moines and Westchester County, N.Y. USA WEEKEND posted record results.

     At USA TODAY, record revenues and earnings were also reported.
Advertising revenues were very strong, comparing favorably with 1996 revenues, which were buoyed by the Summer Olympics in Atlanta.
Newsprint prices were below year-ago levels for most of the year, but they began to rise in the second quarter of 1997 and in the fourth quarter they rose slightly above prior-year levels. For the full year, the average newsprint price was 21% below 1996's average price.

     The complement of local newspapers acquired at the end of 1995 as part of the purchase of Multimedia, Inc., reported significant earnings gains again in 1997.

     Newspaper properties acquired in 1997 did not materially affect segment results for the full year, although each contributed positively to consolidated net income for the year.

    Newspaper operating results were as follows:

In millions of dollars

                        1997   Change   1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $3,771     8%   $3,502     7%   $3,260     3%
Expenses               $2,769     2%   $2,716     6%   $2,558     5%
                       ------  ------  ------  ------  ------  ------
Operating income       $1,002    27%   $  786    12%   $  702    (4%)
                       ======  ======  ======  ======  ======  ======
Operating cash flow    $1,170    23%   $  948    11%   $  851    (4%)

     Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 70% and 25%, respectively, of total newspaper revenue in 1997. Other newspaper publishing revenues are mainly from commercial printing businesses. The table on the following page presents these components of reported revenue for the last three years. In this comparison of newspaper advertising revenues and volume and circulation revenues, changes from 1995 to 1996 are impacted by the longer reporting period in 1995.

Newspaper publishing revenues, in millions of dollars

                         1997   Change  1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Advertising            $2,634     9%   $2,418     9%   $2,219     3%
Circulation            $  948     3%   $  918     6%   $  869     2%
Commercial printing
  and other            $  189    13%   $  166    (3%)  $  172    (2%)
                       ------  ------  ------  ------  ------  ------
Total                  $3,771     8%   $3,502     7%   $3,260     3%
                       ======  ======  ======  ======  ======  ======

     In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis for newspapers owned at the end of 1997. Newspapers acquired in 1997 are included as if they were owned throughout the period covered by these comparisons.

Advertising revenue, in millions of dollars (pro forma)

                        1997   Change   1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Local                  $  897     4%   $  858     2%   $  842     1%
National               $  496    11%   $  445    17%   $  381     5%
Classified             $  945    10%   $  860     7%   $  807     7%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press     $2,338     8%   $2,163     7%   $2,030     4%
Preprint and other
   advertising         $  407     4%   $  392    (4%)  $  409     3%
                       ------  ------  ------  ------  ------  ------
Total ad revenue       $2,745     7%   $2,555     5%   $2,439     4%
                       ======  ======  ======  ======  ======  ======

Advertising linage, in millions of inches, and preprint distribution
(pro forma)


                        1997   Change   1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Local                    34.7     5%     33.0    (5%)    34.6    (4%)
National                  2.9    14%      2.5    (4%)     2.6    (1%)
Classified               38.6     7%     36.0     1%     35.7     3%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press       76.2     6%     71.5    (2%)    72.9    (1%)
                       ======  ======  ======  ======  ======  ======
Preprint distribution
(millions)              6,828     3%    6,639    (2%)   6,753     3%


     Reported newspaper ad revenues in 1997 were $216 million greater than in 1996, a 9% increase, while pro forma revenues presented above reflect a 7% increase. This reported/pro forma variance relates to the 1997 acquisitions of Army Times Publishing Company and New Jersey Press, Inc.

     Pro forma local ad revenues and linage rose 4% and 5%, respectively. Most of the company's local newspapers achieved gains in this category as sales and marketing efforts were enhanced and general economic conditions improved. Advertising placed by medium and smaller accounts was again higher in 1997 and business from major accounts also was up.

     National revenues and linage rose 11% and 14%, respectively, fueled by USA TODAY, which reported a 12% gain in revenue and a 7% linage gain.

     Ad revenue growth at USA TODAY was impressive, as it followed a 30% gain in 1996 when the newspaper benefited from heavy Summer Olympics and political advertising.

     USA WEEKEND made a significant contribution to the national revenue increase as its national ad sales rose 16%. For the company's local newspapers, national revenues were up 13%.

     Pro forma classified revenues rose 10% on a 7% linage gain. Employment advertising gains were strongest, followed by real estate and automotive. Ad rates were higher at most newspapers for most key classified categories. Employment and classified advertising in general benefited from the strong economy and the tight labor market.

     Looking to 1998, further ad revenue and volume growth is anticipated in all segments, although at a slower rate. Price increases are planned at most properties for most ad segments and the company will continue to expand and refine its sales and marketing efforts. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenues at all of the company's newspapers.

     Newspaper circulation revenues rose $30 million or 3% in 1997. Most of the company's local newspapers, along with USA TODAY and USA
WEEKEND, contributed to the gain.

     For local newspapers, morning circulation accounts for approximately 80% of total daily volume, and evening 20%. On a pro forma basis, local morning circulation declined .2%. Of the company's local morning circulation newspapers, 21 of 60 achieved higher average volume for 1997. Average evening circulation was .6% lower, continuing the national trend. Average Sunday circulation was 1% lower in 1997.

     At The Detroit News, daily and Sunday circulation rose for the year, further reversing the effects of the strike initiated in 1995.

     During 1997, the Bellingham (Wash.) Herald and the Iowa City
Press-Citizen converted from evening to morning publication and the evening Rochester (N.Y.) Times-Union was consolidated with the morning publication, Democrat and Chronicle.

     Selected price increases were implemented in 1997 at certain newspapers.

     USA TODAY's average daily paid circulation rose 3% to 2,234,474. USA TODAY reported an average daily paid circulation of 2,169,860 in the ABC Publisher's Statement for the six months ended Sept. 28, 1997, a 2% increase over the comparable period a year earlier.

     In 1998, efforts will continue to improve the quality of the circulation base and subscriber retention. Management also plans further circulation price increases. Over the three-year period 1996-1998, price increases will have been implemented at most of the company's newspapers. Circulation volume and revenues at Detroit are expected to continue to recover. The company expects circulation revenue growth at most of its newspaper properties in 1998.

     Pro forma circulation volume for the company's local newspapers is summarized in the table below:

Average net paid circulation, in thousands (pro forma)

                        1997   Change   1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Local Newspapers
   Morning              3,572    ---    3,579    (2%)   3,636    ---
   Evening                866    (1%)     872    (8%)     946    (8%)
                       ------  ------  ------  ------  ------  ------
   Total daily          4,438    ---    4,451    (3%)   4,582    (2%)
   Sunday               6,086    (1%)   6,161    (4%)   6,440    (3%)

     For 1996, reported newspaper ad revenues were $198.3 million greater than in 1995, a 9% increase, while pro forma ad revenues reflect a 5% increase.
The variance in the reported/pro forma percentage increase relates to the results of the Multimedia newspapers acquired at the end of 1995.

     Pro forma local ad revenues rose 2% for the year, while related linage was off 5%. Local ad rate increases were implemented at most newspapers in 1996. Trends in both local revenue and linage improved during the second half of 1996.

     Strong gains in 1996 were achieved in pro forma national ad revenues, up 17%, driven by USA TODAY, which reported a 30% increase in ad revenues.

     While USA TODAY's ad volume gains were buoyed by the Summer
Olympics and to a lesser extent the fall political elections, it achieved volume improvement throughout the year and in most major advertising categories, including travel, financial, retail, telecommunications and technology.

     Pro forma classified revenues rose 7% in 1996 on a 1% gain in linage. Revenue gains were achieved in the top three classified categories, automotive, employment and real estate. Of these, employment was strongest, up 9%. Ad rates were higher in all categories.

     Newspaper circulation revenues rose 6% or $48.5 million in 1996, mainly because of added revenues from the Multimedia newspapers and gains at USA TODAY. Circulation revenues were lower in Detroit because of the strike.

     On a pro forma basis, local morning circulation declined 2%. Evening circulation continued to decline, reflecting the national trend. In total, evening circulation was off 8%.

     For the company's Sunday newspapers, total circulation was down 4% in 1996. Most of the evening and Sunday circulation volume loss was attributable to the strike in Detroit.

     USA TODAY's average daily paid circulation for 1996 rose 4% to 2,163,941. Circulation revenues at USA TODAY rose 4%. USA TODAY reported an average daily paid circulation of 2,130,847 in the ABC Publisher's Statement for the six months ended Sept. 29, 1996, a 3% increase over the comparable period in 1995.

     For 1995, reported advertising revenues were $66.6 million greater than in 1994, a 3% increase, while pro forma advertising revenues rose 4%.

     The strongest growth in 1995 was in classified, reflecting gains achieved in employment and automotive advertising at most of the company's local newspapers. National advertising revenues reflect significant improvement also, principally from gains at USA TODAY. USA TODAY advertising linage grew 3% and advertising revenues rose 7%.

     Local advertising linage was down in 1995, because of the impact of the strike in Detroit and generally soft conditions for the retail industry. The company increased advertising rates at certain newspapers in 1995 and ad revenue was also favorably impacted by the additional week in the 1995 fiscal year. Advertising revenue growth was adversely impacted by the strike in Detroit.

In millions, as reported

        Newspaper advertising
Year          revenues
----    ---------------------
1988           $1,909
1989           $2,018
1990           $1,917
1991           $1,853
1992           $1,882
1993           $2,005
1994           $2,153
1995           $2,219
1996           $2,418
1997           $2,634

     Newspaper circulation revenues rose 2% or $19.7 million in 1995, reflecting added revenues in December from Multimedia newspapers, the favorable impact of the 53rd week in fiscal year 1995 and circulation price increases at certain newspapers. Circulation revenues were adversely affected by the strike in Detroit. On a pro forma basis, morning circulation was unchanged. Evening newspaper circulation declined, reflecting the national trend. In total, evening circulation was off nearly 8%. For the company's Sunday newspapers, total circulation was down 3%. Most of the evening and Sunday circulation volume loss was attributable to the strike in Detroit.

     USA TODAY reported an average daily paid circulation of 2,059,017 in the ABC Publisher's Statement for the six months ended Sept. 24, 1995, a 2% increase from the comparable period in 1994. For the full year of 1995, USA TODAY circulation volume and revenue rose 2% and 3%, respectively.

In millions, as reported

       Newspaper circulation
Year         revenues
----   ---------------------
1988          $686
1989          $718
1990          $730
1991          $777
1992          $807
1993          $839
1994          $849
1995          $869
1996          $918
1997          $948

     Newspaper operating expenses: Newspaper operating expenses rose $53 million or 2% in 1997. The company benefited from lower average newsprint costs for the year. Newsprint expense for the year, including the effect of acquisitions, was 15% lower than in

1996. Consumption was higher by 8%, but average prices were down 21%.

     Newsprint prices peaked in early 1996 and then began a steady decline through the first quarter of 1997. They have risen since, but until the fourth quarter of 1997, per-ton prices were below year-ago levels. Average prices for the fourth quarter were about even with 1996.

     Some suppliers have announced plans to increase newsprint prices further in 1998. However, it is not certain at this time if market conditions will support these plans. The company's average cost per ton will be higher in 1998 because of the carryover effect of 1997 price increases.

     Payroll costs for newspaper operations rose 7% in 1997, in part because of the acquired properties but also because of slight increases in headcount, particularly in the ad sales area, and modest salary and wage increases.

     For 1998, salary and wage increases are expected to be modest and headcount levels are not expected to change significantly from those at the end of 1997.

     Newspaper operating expenses rose $158 million or 6% for 1996. Most of this increase relates to the impact of the Multimedia newspapers and higher newsprint costs. Newsprint expense for the year, including the effect of Multimedia newspapers, rose 15%, reflecting greater consumption, up 4%, and higher average costs per ton, up 11% from 1995.

     Payroll costs rose 4% in 1996, reflecting the Multimedia purchase, partially offset by savings in Detroit. Year-end employment levels were down slightly from 1995.

     Strike-related costs in Detroit, principally security and property damage, were significantly lower for the full year of 1996 than they were for 1995.

     Newspaper operating expenses rose $115 million or 5% in 1995. Newsprint price increases had a dramatic effect on costs. In total, newsprint expense rose 33%. The average cost per ton consumed in 1995 rose more than 40% from 1994's average. For 1995, the company's consumption declined nearly 5%.

     Payroll costs rose 2% in 1995. Year-end employment levels were down slightly, principally because of reduced staffing requirements at the Detroit operations, reflecting efficiencies of the replacement worker group.
Newspaper costs were also affected significantly in 1995 by incremental costs in Detroit related to the strike, including security costs, repair costs from strike-related damage and costs for employees "loaned" to Detroit from other newspapers to assist in publishing operations.

     Newspaper operating income: The company's newspapers produced a record earnings performance in 1997. Operating profit rose $216 million or 27%. Nearly all local newspapers reported higher profits and significant gains were achieved in Detroit and other large-city markets, as well as at USA WEEKEND. At USA TODAY, operating results were sharply higher.

     For 1998, the company expects to achieve further operating income growth fueled by broad-based revenue growth for its local newspapers and for USA TODAY. Newspaper earnings growth will be tempered by higher average newsprint prices for 1998.

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

Broadcasting

     Broadcasting operations at the end of 1997 included 18 television stations and five radio stations. However, in early fiscal 1998, the company completed the previously announced sale of its radio stations and the acquisition of two Maine TV stations. With the completion of the Maine transaction, Gannett Broadcasting at the start of fiscal 1998 includes 20 television stations reaching 16.3% of U.S. television homes.

     Over the last three years, reported broadcasting revenues, expenses, operating income and operating cash flows were as follows:

In millions of dollars

                        1997   Change   1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $  704     2%   $  687    47%   $  466    15%
Expenses               $  376    (4%)  $  390    38%   $  283     2%
                       ------  ------  ------  ------  ------  ------
Operating income       $  328    10%   $  297    63%   $  183    42%
                       ======  ======  ======  ======  ======  ======
Operating cash flow    $  385    10%   $  349    64%   $  213    35%

     Total reported broadcasting revenues rose $16.6 million or 2% in 1997. On a pro forma basis, broadcasting revenues rose 4% for the year.

     For television, pro forma local and national advertising revenues increased 5% and 1%, respectively, over 1996. This reflects strong advertising demand because of continued high ratings for NBC programming (10 of the stations owned in 1997 are NBC affiliates) and overall growth in the economy. The revenue increase was tempered by the absence of incremental revenues from 1996's Summer Olympics and political advertising. The stations in Denver, Jacksonville, Phoenix and Minneapolis reported the strongest revenue growth. Gains were achieved in key categories such as financial, insurance, health care, telecommunications and packaged goods, and participation in post-season baseball in Cleveland and Atlanta helped the division.

     For the five radio stations owned during 1997, revenues rose 17%. Local and national sales increased in all three markets.

     Here's a summary of pro forma revenues for television and radio broadcasting stations owned at the end of 1997:

Pro-forma broadcast revenues, in millions of dollars


                        1997   Change   1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $  704     4%   $  677    12%   $  602     9%


     Reported operating costs for broadcast declined $14 million or 4%, mainly because of Olympics-related costs in 1996. On a pro forma basis, operating costs declined 2%. Pro forma payroll costs increased 4%, while program amortization decreased 8%.

     For the third consecutive year, operating income from broadcasting reached a record high, climbing $31.0 million to $328.3 million in 1997. The 10% increase reflects continued high demand for TV and radio advertising in most markets throughout the year and continued cost controls.

     For 1998, increased revenues and operating earnings in broadcasting are expected. However, TV station performance will be affected by the level of success of local news programming, network programming and general economic conditions.

     Total broadcasting revenues rose $220.7 million or 47% in 1996. This increase includes the effect of the acquisition of five TV stations from Multimedia in December 1995. On a pro forma basis, broadcasting revenues rose 12% for the year.

     For television, pro forma local and national advertising revenues each increased 14% over 1995. Revenues related to NBC's carriage of the 1996 Olympic Games in Atlanta contributed a significant portion of the growth, particularly at our NBC affiliate WXIA-TV in Atlanta. The incremental effect of political advertising also boosted revenues. Reported operating costs for broadcast rose $106 million or 38%, reflecting ownership of the Multimedia television stations for all of 1996.

     Total broadcasting revenues rose $60 million or 15% in 1995, reflecting the December 1995 acquisition of five TV stations and two radio stations from Multimedia and the December 1994 acquisition of a TV station. For television, pro forma local advertising revenues rose 13%, while national ad revenues rose 6%.

     Reported operating costs for broadcast rose just $6 million or 2% in 1995. The improvement in broadcast earnings for 1995 reflects gains at all but two
TV stations and two radio stations, the additional week in fiscal 1995 and the Multimedia acquisition in December 1995.

In millions, as reported

Year   Broadcast revenues
----   ------------------
1988         $391
1989         $408
1990         $397
1991         $357
1992         $371
1993         $397
1994         $407
1995         $466
1996         $687
1997         $704

Cable and security
     As part of the Multimedia purchase, the company acquired a cable television business and an alarm security business, both headquartered in Wichita, Kan. At the end of 1997, the cable television business served 478,000 subscribers in five states. The alarm security business operated in 10 states. Operating results from the cable television and alarm security businesses for 1997, 1996 and the month of December 1995 were as follows:

In millions of dollars

                      1997  Change   1996    1995
                      ----  ------   ----    ----

Revenues              $255     9%    $233    $ 18
Expenses              $201     8%    $186    $ 13
                      ----   ----    ----    ----
Operating income      $ 54    15%    $ 47    $  5
                      ====   ====    ====    ====
Operating cash flow   $121     8%    $112    $  9

     Cable television revenues increased 9% in 1997. This revenue increase reflects a 3% increase in basic subscribers and higher monthly subscription rates. While the number of pay subscribers increased 2%, associated revenue decreased by 5% because of the timing of various promotional campaigns and an overall soft pay-TV market. All other revenue categories, including advertising and pay-per-view, increased. Alarm security revenues increased 13% in 1997, reflecting account acquisitions during the year and additional account installations and purchases (net of account disconnects), offset by a modest decline in average monitoring revenue per account.

     Cable television operating costs increased 8% in 1997. Program costs were up 16% and payroll costs increased 9%. Alarm security costs increased
10%.

     On a pro forma basis, cable television revenues increased 10% in 1996. This revenue increase reflects a 2% increase in basic subscribers and higher monthly subscription rates. The number of pay subscribers declined 1%. All revenue categories, including advertising and pay-per-view, increased. On a pro forma basis, alarm security revenues increased 37% in 1996, reflecting the December 1995 purchase of approximately 18,000 accounts, additional account installations and purchases (net of account disconnects), and an increase in average monitoring revenue per account.

     Cable television pro forma operating costs increased 9% in 1996. Program costs were up 11% and payroll costs increased 5%. Alarm security costs increased 29%, reflecting additions to the customer base.

     Operating income for cable and security rose $6.9 million or 15% for 1997.

     In December 1997, the company announced an agreement to acquire cable systems serving approximately 128,000 subscribers in Kansas from Tele-Communications, Inc., in exchange for its cable systems serving approximately 93,000 subscribers in suburban Chicago, plus cash. This transaction is subject to regulatory approval and is expected to close in mid-1998. The company sold its alarm security business in March 1998.

     The company expects increased competition in the future, particularly from direct-to-home satellite providers. However, the company expects to increase its cable television revenues and segment operating earnings in 1998 from continued internal growth and the additional subscribers to be acquired in the exchange with Tele-Communications, Inc.

Consolidated operating expenses
     Over the last three years, the company's consolidated operating expenses were as follows:

Consolidated operating expenses, in millions of dollars

                        1997   Change    1996   Change   1995   Change
                       ------  ------  ------  ------  ------  ------
Cost of sales          $2,369     --   $2,368    12%   $2,110     7%
Selling, general
 and admin. expenses   $  744     6%   $  699    13%   $  619    (2%)
Depreciation           $  201     4%   $  193    34%   $  144    (2%)
Amortization of
  intangible assets    $  100     6%   $   94    91%   $   49    12%

     Cost of sales for 1997 was unchanged from 1996. Although newsprint consumption for 1997 increased 8% (including consumption by businesses acquired in 1997), newsprint expense declined 15% for the year because of lower newsprint prices. Newsprint savings were offset principally by the incremental costs of properties acquired in 1997.

     Selling, general and administrative costs (SG&A) rose $44.1 million or 6% for 1997, primarily because of the effect of properties acquired in 1997.

     Depreciation expense rose $8.1 million or 4% in 1997, while amortization of intangibles increased $5.6 million or 6%. Both increases are attributable to newly acquired properties.

     Cost of sales for 1996 rose $258.1 million or 12%. Principal factors contributing to the increase were the incremental costs of Multimedia properties and higher average newsprint prices for the year. Newsprint expense rose 15% for the year, including the cost of Multimedia consumption. Total newsprint consumption for 1996 was 4% greater than in 1995. The overall increase in cost of goods sold was tempered by the favorable impact of lower strike-related costs in Detroit and the longer (by one week) reporting period in 1995.

     SG&A rose $80.4 million or 13% for 1996. Most of this increase relates to incremental costs of Multimedia properties.

     Depreciation expense rose $49.3 million or 34% for 1996, while amortization of intangibles rose $45 million or 91%. Both increases are primarily the result of incremental costs associated with the Multimedia properties.

     Cost of sales for 1995 rose $141.7 million or 7%. The principal factor contributing to this increase was the sharp rise in newsprint prices, which began in 1994. Newsprint expense rose 33% for the year as the average cost per ton consumed was 40% higher than in 1994. Newsprint consumption in 1995 was reduced by 5%. Other factors contributing to the increase include strike-related costs in Detroit, the additional week in the 1995 fiscal year and the operating results for Multimedia businesses for December 1995.

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

     Payroll and newsprint costs (along with certain other production material costs), the largest elements of the company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.

                                    1997   1996    1995
                                  ------  ------  ------
Payroll and employee benefits      43.0%   40.2%   43.7%
Newsprint and other production
   material                        19.0%   21.4%   21.6%

Non-operating income and expense
     Interest expense for 1997 decreased $37.3 million or 28%, reflecting the paydown of commercial paper borrowings from operating cash flow and the proceeds from the sale of the outdoor and entertainment businesses in the second half of 1996. During the fourth quarter of 1997, however, interest expense increased $.9 million or 4% over the fourth quarter of 1996 because of commercial paper borrowings to finance the New Jersey Press, Inc., acquisition. The company's financing activities are discussed further in the Financial Position section of this report. Interest expense for 1998 is expected to decline with the further paydown of commercial paper borrowings from strong operating cash flow and part of the proceeds from the sale of the radio stations and the alarm security business. The change in other non-operating income from a positive (income) position of $149.1 million in 1996 to a net expense of $15.6 million in 1997 is related to the non-cash gain of $158 million reported in 1996 (discussed on page 24 of this report).

     Interest expense for 1996 rose $83.4 million or 160%, reflecting commercial paper borrowings in December 1995 to finance the acquisition of Multimedia. Other non-operating income includes the December 1996 non-cash gain of $158 million upon the exchange of broadcast stations, which is discussed on page 24 of this report.

     Interest expense for the full year of 1995 rose $7 million or 14%. For the period prior to the Multimedia acquisition, the company's interest expense was below year-ago levels as outstanding debt had been reduced substantially. For December, interest expense rose sharply because of commercial paper borrowings to finance the acquisition.

Provision for income taxes
     The company's effective income tax rate for continuing operations was 41.1% in 1997, 42.6% in 1996 and 40.6% in 1995. The decrease in the effective tax rate in 1997 reflects the diminished impact of the amortization of non-deductible intangible assets because of earnings gains. The increase in the effective tax rate for 1996 is attributable to amortization of non-deductible intangible assets recorded in connection with the Multimedia acquisition. The company expects its effective tax rate to decline further in 1998, as earnings gains will again diminish the impact of the amortization of non-deductible intangible assets.

Income from continuing operations
     The company reported earnings and basic earnings per share from continuing operations of $712.7 million or $2.52 per share, both record highs, up 34% from record results in 1996 (excluding the 1996 non-cash, non-operating, after-tax gain of $93 million or $.33 per share on the exchange of broadcast stations).

     The company's operating income, which excludes interest expense and other non-operating items, reached $1.316 billion in 1997, an increase of $250 million or 23%. Each of the company's segments reported higher earnings for the year, with record operating results at USA TODAY and a favorable year-to-year comparison at The Detroit News. Lower interest costs and a lower effective tax rate also contributed.

     The average basic shares outstanding for 1997 totaled 283,360,000, compared with 281,782,000 in 1996, reflecting shares issued for employee stock awards. Average diluted shares totaled 285,610,000 for 1997 and 283,426,000 for 1996.

     Excluding the non-recurring gain on the exchange of broadcast stations, earnings in 1996 from continuing operations totaled $530.5 million or $1.88 per share, both record highs, up 15% from record results in 1995. Earnings from Multimedia properties, net of related amortization, interest and taxes, contributed to the gain. Strong results at USA TODAY and broadcast stations were also important factors, along with diminished strike-related effects in Detroit. Operating income reached $1.066 billion in 1996, an increase of $244 million or 30%.

     In 1995, earnings from continuing operations totaled $459.4 million or $1.64 per share. Average shares outstanding for 1995 totaled 280,312,000, nearly 3% lower than in 1994. Earnings progress was fueled by strong broadcast results, which helped offset the impact of higher newsprint prices and the strike in Detroit.

Discontinued operations
     The company's outdoor advertising business, owned since 1979, and its television entertainment business, acquired with Multimedia in December
1995, were both sold in 1996. An after-tax gain, classified with discontinued operations, was recorded on the sale of outdoor, which totaled $295 million or $1.05 per share. The selling price for the entertainment business approximated the value assigned to it upon acquisition and, therefore, no gain was recognized.

     Earnings from these businesses for the period they were owned leading up to the date of sale, are also reported as income from discontinued operations and collectively amounted to $24.5 million or $.09 per share in 1996, compared with $17.9 million or $.06 per share in 1995. The increase for 1996 relates principally to nearly a full year of ownership of the entertainment business, compared with only one month in 1995.

In millions

             Income from
Year    Continuing Operations
----    ---------------------
1988           $341
1989           $374
1990           $355
1991           $292
1992           $341**
1993           $389
1994           $455
1995           $459
1996           $530*, $624
1997           $713

*Before non-recurring gain from exchange of broadcast stations
**Before effect of accounting principle changes. In 1992, the company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes." In connection therewith, the company recorded a one-time, non-cash charge in 1992 of $146 million or $.51 per share.

Net income
     Net income for 1997 totaled $712.7 million or $2.52 in earnings per share (basic), compared with $943.1 million or $3.35 per share in 1996. Results in 1996 include after-tax earnings from discontinued operations of $319.1 million or $1.14 per share, plus an after-tax non-cash gain of $93 million or $.33 per share on the exchange of broadcast stations.

     In 1996, net income rose $465.8 million or 98% to $943.1 million and earnings per share reached $3.35, up 97% from $1.70 in 1995. Results in 1996 include after-tax earnings from discontinued operations of $319.1 million or $1.14 per share, plus an after-tax gain of $93 million or $.33 per share on the exchange of broadcast stations.

     Net income rose $11.9 million or 3% in 1995. Earnings per share reached $1.70, up 6% from $1.61 in 1994.

     The company's return on shareholders' equity, based on earnings from continuing operations, is presented in the table below.

In percentages, before non-recurring gains and accounting principle changes:

        Return on shareholders'
Year            equity
----    -----------------------
1988             20.1
1989             19.8
1990             17.5
1991             16.2
1992             21.9
1993             22.3
1994             24.4
1995             23.2
1996             20.9
1997             22.2

     The percentage return on equity shown on the previous page for 1996 declined from 1995 because the results of discontinued operations, including the gain on the sale of outdoor, and the gain on the exchange of broadcast stations are included in shareholders' equity, but are excluded from the amount of earnings from continuing operations used in the calculation.

     With continued earnings growth in 1997, return on equity has risen to a point within the higher range achieved in recent years.

Other matters: 1998 dispositions
     In April 1997, the company announced that it had entered into an agreement to sell its remaining radio stations, WGCI-AM/FM in Chicago, KHKS-FM in Dallas and KKBQ-AM/FM in Houston, to Evergreen Media. The transaction closed on Dec. 29, 1997, the first day of the company's 1998 fiscal year. On Dec. 30, 1997, the company sold its newspaper in St.
Thomas, Virgin Islands. In March 1998, the company sold its alarm security business and on Feb. 3, 1998, the company contributed its Saratoga Springs, N.Y., newspaper to the Gannett Foundation. These transactions will be reflected in the company's 1998 first quarter financial statements.

Financial Position

Liquidity and capital resources
     The principal changes in the company's financial position for 1997 include the paydown of debt by $145 million from operating cash flow and the effect of acquisitions.

     The increase in property, plant and equipment in 1997 reflects capital spending of $221 million plus amounts recorded in connection with acquired properties. The increase in intangible assets reflects amounts recorded in connection with acquired properties. The increase in trade receivables is the result of revenue growth and amounts from newly acquired companies.
Inventory balances increased because of higher newsprint prices at the end of 1997 and higher quantities on hand.

     The company's consolidated operating cash flow (defined as operating income plus depreciation and amortization of intangible assets) totaled $1.617 billion in 1997 compared with $1.354 billion in 1996 and $1.015 billion in 1995. The increase of $263 million or 19.5% in 1997 reflects operating improvements for each of the company's business segments, particularly for newspapers and broadcast. The table below presents operating cash flow as a percent of sales over the last 10 years.

         Operating cash flow
Year     as a percent of sales
----     ---------------------
1988             26.3
1989             27.4
1990             25.8
1991             23.1
1992             24.4
1993             26.1
1994             27.5
1995             27.1
1996             30.6
1997             34.2

     Working capital, or the excess of current assets over current liabilities, totaled $117.1 million at the end of 1997 and $47.6 million at the end of 1996. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

                                  1997      1996      1995
                                --------  --------  --------
Current ratio                   1.2-to-1  1.1-to-1  1.1-to-1
Accounts receivable turnover       7.8       7.7       7.2
Newsprint inventory turnover       7.3       7.1       7.6

A summary of debt transactions in 1997 follows:


In millions of dollars

Long-term debt at end of 1996*        $1,904
Payments in 1997                        (145)
                                      -------
Long-term debt at end of 1997*        $1,759

*including current portion

     The company's operations have historically generated strong positive cash flow, which, along with the company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the company's requirements, including requirements for acquisitions.

     The company regularly issues commercial paper for cash requirements and maintains a revolving credit agreement equal to or in excess of any commercial paper outstanding. The company's commercial paper has been rated A-1+ and P-1 by Standard & Poor's and Moody's Investors Service, respectively. The company's senior unsecured long-term debt is rated AA-by Standard & Poor's and A1 by Moody's Investors Service. The company has filed a shelf registration statement with the Securities and Exchange Commission under which up to $1.5 billion of additional debt securities may be issued. The company's Board of Directors has established a maximum aggregate level of $3.5 billion for amounts which may be raised through borrowings or the issuance of equity securities.

     In the absence of additional major cash outlays for acquisitions or share repurchases, the company expects to repay a significant portion of its commercial paper obligations and other long-term debt from 1998 operating cash flow and part of the cash proceeds from the sale of the company's five remaining radio stations and its alarm security business, both of which closed in early 1998.

     Note 4 to the company's financial statements on page 41 of this report provides further information concerning commercial paper transactions and the company's $3.0 billion revolving credit agreement. The commitment fee on the revolving credit agreement was reduced from .09% at the end of 1997 to .07% in February 1998.

     The company has a capital expenditure program (not including business acquisitions) of approximately $256 million planned for 1998, including approximately $35 million for land and buildings or renovation of existing facilities, $204 million for machinery and equipment and cable systems, and $17 million for vehicles and other assets. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 1998 capital program will be funded from operating cash flow.

Capital stock
     On Aug. 19, 1997, the company's Board of Directors approved a two-for-one stock split effective on Oct. 6, 1997, for shareholders of record on Sept. 12, 1997. In this report, all share and per-common-share amounts have been adjusted to reflect the stock split. In connection with the split, $162.2 million was transferred from retained earnings to common stock to reflect the par value of additional shares issued. There were no share repurchases in 1997 or 1995. Repurchases in 1996 were not significant. Certain of the shares previously acquired by the company have been reissued in settlement of employee stock awards.

     An employee 401(k) Savings Plan was established in 1990 which includes a company matching contribution in the form of Gannett stock. To fund the company's matching contribution, an Employee Stock Ownership Plan
(ESOP) was formed which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company.

     The company's common stock outstanding at Dec. 28, 1997 totaled 283,874,479 shares, compared with 282,635,410 shares at Dec. 29, 1996.

Dividends
     Dividends declared on common stock amounted to $209.9 million in 1997, compared with $200.1 million in 1996, reflecting an increase in the dividend rate and a greater number of shares outstanding.

              Dividends declared
Year               per share
----          ------------------
1988                $.51
1989                $.56
1990                $.61
1991                $.62
1992                $.63
1993                $.65
1994                $.67
1995                $.69
1996                $.71
1997                $.74

     In October 1997, the quarterly dividend was increased from $.18 to $.19 per share.

Cash dividends                     Payment date    Per share
                                   ------------    ---------
1997           4th Quarter         Jan. 2, 1998       $.19
               3rd Quarter         Oct. 1, 1997       $.19
               2nd Quarter         July 1, 1997       $.18
               1st Quarter         April 1, 1997      $.18
1996           4th Quarter         Jan. 2, 1997       $.18
               3rd Quarter         Oct. 1, 1996       $.18
               2nd Quarter         July 1, 1996       $.175
               1st Quarter         April 1, 1996      $.175

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

Year 2000 issues
     The company has developed a plan to ensure that all of its key computer systems will be Year 2000 compliant in advance of Dec. 31, 1999. The plan encompasses all operating properties as well as corporate headquarters. It also includes review and revision, where necessary, of computer applications that directly connect elements of the company's business with customers, suppliers and service providers.
     Implementation of the plan began in 1996 and will continue through 1999. It involves capital expenditures for new software and hardware, as well as spending to modify existing software. In most cases, these systems purchases and modifications will not only provide for Year 2000 compliance, but will also enhance the company's operations. Many of the changes would have been made in any event, although perhaps on a different timetable.
     The company does not believe it will face Year 2000 systems problems that could significantly impact operations or financial results. Costs of achieving Year 2000 compliance have not been and are not expected to be material to the company's financial position or results of operations.

CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                Dec. 28, 1997           Dec. 29, 1996
                                                -------------           -------------

ASSETS
Current assets
Cash                                           $      45,059           $      27,179
Marketable securities, at cost,
  which approximates market                            7,719                   4,023
Trade receivables (less allowance for
  doubtful receivables of $18,020 and
  $18,942, respectively)                             638,311                 569,095
Other receivables                                     45,316                  47,850
Inventories                                          101,080                  73,621
Prepaid expenses                                      47,149                  44,837
                                                ------------            ------------
Total current assets                                 884,634                 766,605
                                                ------------            ------------
Property, plant and equipment
Land                                                 175,884                 174,838
Buildings and improvements                           840,157                 770,456
Cable and security systems                           548,219                 481,053
Machinery, equipment and fixtures                  2,140,148               1,926,058
Construction in progress                              50,429                  70,995
                                                ------------            ------------
Total                                              3,754,837               3,423,400
Less accumulated depreciation                     (1,562,795)             (1,429,340)
                                                ------------            ------------
Net property, plant and equipment                  2,192,042               1,994,060
                                                ------------            ------------
Intangible and other assets
Excess of acquisition cost over the
  value of assets acquired (less
  amortization of $664,666 and $569,527,
  respectively)                                    3,584,393               3,393,931
Investments and other assets (Note 5)                229,282                 195,001
                                                ------------            ------------
Total intangible and other assets                  3,813,675               3,588,932
                                                ------------            ------------
Total assets                                   $   6,890,351           $   6,349,597
                                                ============            ============

                                        -34-

CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                Dec. 28, 1997           Dec. 29, 1996
                                                -------------           -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt (Note 4)  $      18,375           $      23,302
Accounts Payable
  Trade                                              274,550                 236,560
  Other                                               25,710                  25,278
Accrued liabilities
  Compensation                                       116,656                  93,165
  Interest                                             8,999                  11,361
  Other                                              137,944                 126,832
Dividend payable                                      53,915                  51,890
Income taxes (Note 7)                                 12,893                  46,098
Deferred income                                      118,459                 104,510
                                                ------------            ------------
Total current liabilities                            767,501                 718,996
                                                ------------            ------------
Deferred income taxes (Note 7)                       402,254                 396,170
Long-term debt (Note 4)                            1,740,534               1,880,293
Postretirement medical and life
  insurance liabilities (Note 6)                     312,082                 301,729
Other long-term liabilities                          188,244                 121,591
                                                ------------            ------------
Total liabilities                                  3,410,615               3,418,779
                                                ------------            ------------
Shareholders' equity (Notes 4 and 8)
Preferred stock, par value $1: Authorized
  2,000,000 shares: Issued, none
Common stock, par value $1:  Authorized
  400,000,000 shares: Issued, 324,420,732
  shares and 162,210,366 shares,respectively         324,421                 162,210
Additional paid-in capital                           104,366                  86,126
Retained earnings                                  3,995,712               3,654,681
                                                ------------            ------------
                                                   4,424,499               3,903,017
Less Treasury stock, 40,546,253 shares and
  41,785,322 shares, respectively, at cost          (916,708)               (942,609)
Deferred compensation related to ESOP (Note 8)       (28,055)                (29,590)
                                                ------------            ------------
Total shareholders' equity                         3,479,736               2,930,818
                                                ------------            ------------
Commitments and contingent liabilities
  (Note 9)
                                                ------------            ------------
Total liabilities and shareholders' equity     $   6,890,351           $   6,349,597
                                                ============            ============

CONSOLIDATED STATEMENTS OF INCOME
In thousands of dollars

Fiscal year ended                               Dec. 28, 1997   Dec. 29, 1996   Dec. 31, 1995
                                                -------------   -------------   -------------
Net operating revenues
Newspaper advertising                           $ 2,634,334     $ 2,417,550     $ 2,219,250
Newspaper circulation                               948,141         917,677         869,173
Broadcasting                                        703,558         686,936         466,187
Cable and Security                                  255,263         232,500          17,831
All other                                           188,195         166,444         171,426
                                                -------------   -------------   -------------
Total                                             4,729,491       4,421,107       3,743,867
                                                -------------   -------------   -------------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                      2,368,572       2,367,848       2,109,743
Selling, general and administrative expenses,
   exclusive of depreciation                        743,578         699,484         619,125
Depreciation                                        201,100         193,011         143,739
Amortization of intangible assets                    99,973          94,359          49,328
                                                -------------   -------------   -------------
Total                                             3,413,223       3,354,702       2,921,935
                                                -------------   -------------   -------------
Operating income                                  1,316,268       1,066,405         821,932
                                                -------------   -------------   -------------
Non-operating income (expense)
Interest expense                                    (98,242)       (135,563)        (52,175)
Interest income                                       6,517           6,727           7,514
Other (Note 2)                                      (15,564)        149,098          (3,760)
                                                -------------   -------------   -------------
Total                                              (107,289)         20,262         (48,421)
                                                -------------   -------------   -------------
Income before income taxes                        1,208,979       1,086,667         773,511
Provision for income taxes                          496,300         462,700         314,100
                                                -------------   -------------   -------------
Income from continuing operations                   712,679         623,967         459,411
Discontinued operations
Income from the operation of discontinued
   operations, net of income taxes of
   $17,940 and $12,100, respectively                                 24,540          17,851
Gain from the sale of discontinued
   operations, net of income taxes of $195,000                      294,580
                                                -------------   -------------   -------------
Total income from discontinued operations                           319,120          17,851
                                                -------------   -------------   -------------
Net income                                      $   712,679     $   943,087     $   477,262
                                                =============   =============   =============
Earnings per share - basic
Earnings from continuing operations                   $2.52           $2.21           $1.64
Earnings from discontinued operations:
   Discontinued operations, net of tax                                 0.09            0.06
   Gain from sale of discontinued operations,
   net of tax                                                          1.05
                                                -------------   ------------    -------------
Net income per share - basic                          $2.52           $3.35           $1.70
                                                =============   ============    =============
Earnings per share - diluted
Earnings from continuing operations                   $2.50           $2.20           $1.63
Earnings from discontinued operations:
   Discontinued operations, net of tax                                 0.09            0.06
   Gain from sale of discontinued operations,
   net of tax                                                          1.04
                                                -------------   ------------    -------------
Net income per share - diluted                        $2.50           $3.33           $1.69
                                                =============   ============    =============

CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands of dollars
Fiscal year ended                                     Dec. 28, 1997     Dec. 29, 1996     Dec. 31, 1995
                                                      -------------     -------------     -------------
Cash flows from operating activities
Net income                                            $     712,679     $     943,087     $     477,262
Adjustments to reconcile net income to operating
  cash flows
Discontinued operations                                                      (319,120)          (17,851)
Depreciation                                                201,100           193,011           143,739
Amortization of intangibles                                  99,973            94,359            49,328
Deferred income taxes                                       (14,244)           68,254            23,636
Other, net                                                  (20,166)         (117,854)           40,775
Increase in receivables                                     (41,684)          (50,046)          (23,093)
(Increase) decrease in inventories                           (6,336)           16,489           (46,998)
(Increase) decrease in film broadcast rights                   (644)            1,755             5,910
(Decrease) increase in accounts payable                     (40,487)          (25,659)           33,561
(Decrease) increase in interest and taxes payable           (26,336)           20,784           (14,053)
Change in other assets and liabilities, net                  17,202          (218,191)          (68,755)
                                                      -------------     -------------     -------------
Net cash flow from operating activities                     881,057           606,869           603,461
                                                      -------------     -------------     -------------
Cash flows from investing activities
Purchase of property, plant and equipment                  (221,251)         (260,047)         (183,536)
Payments for acquisitions, net of cash acquired            (355,343)                         (1,834,862)
Change in other investments                                  (8,099)          (17,513)           (3,326)
Proceeds from sale of certain assets                         40,859           778,716             2,324
Collection of long-term receivables                           5,388             3,248             5,030
                                                      -------------     -------------     -------------
Net cash (used for) provided by investing activities       (538,446)          504,404        (2,014,370)
                                                      -------------     -------------     -------------
Cash flows from financing activities
Proceeds from long-term debt                                                                  2,054,000
Payments of long-term debt                                 (144,903)         (954,924)         (464,973)
Dividends paid                                             (206,557)         (197,417)         (191,947)
Cost of common shares repurchased                                              (1,443)
Proceeds from issuance of common stock                       30,425            26,964            16,200
                                                      -------------     -------------     -------------
Net cash (used for) provided by financing activities       (321,035)       (1,126,820)        1,413,280
                                                      -------------     -------------     -------------
Effect of currency exchange rate change                                          (236)              362
Increase (decrease) in cash and cash equivalents             21,576           (15,783)            2,733
Balance of cash and cash equivalents at
  beginning of year                                          31,202            46,985            44,252
                                                      -------------     -------------     -------------
Balance of cash and cash equivalents at end of year   $      52,778     $      31,202     $      46,985
                                                      =============     =============     =============

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
In thousands of dollars
Fiscal years ended
December 31, 1995
December 29, 1996
and December 28, 1997
                                                                       Foreign                  Deferred
                             Common stock  Additional                 currency                compensation
                                $1 par      paid-in      Retained    translation   Treasury     related
                                value       capital      earnings    adjustment     stock       to ESOP       Total
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 25, 1994        $  162,212   $   76,604   $ 2,639,440   $ (12,894) $(1,008,199)  $  (34,925)  $1,822,238
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1995                                            477,262                                            477,262
Dividends declared, 1995:
 $0.69 per share                                           (193,415)                                          (193,415)
Stock options exercised                        (2,042)                                21,931                    19,889
Stock issued under
 incentive plan                                (2,380)                                12,996                    10,616
Tax benefit derived from
 stock incentive plans                          4,629                                                            4,629
Compensation expense
 related to ESOP                                                                                    3,330        3,330
Tax benefit from ESOP                                           465                                                465
Foreign currency
 translation adj./other               (2)                                   636                                    634
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 31, 1995        $  162,210   $   76,811   $ 2,923,752   $ (12,258) $  (973,272)  $  (31,595)  $2,145,648
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1996                                            943,087                                            943,087
Dividends declared, 1996:
 $0.71 per share                                           (200,099)                                          (200,099)
Treasury stock acquired                                                               (1,443)                   (1,443)
Stock options exercised                           585                                 26,225                    26,810
Stock issued under
 incentive plan                                   552                                  5,881                     6,433
Tax benefit derived from
 stock incentive plans                          8,178                                                            8,178
Compensation expense
 related to ESOP                                                                                    2,005        2,005
Tax benefit from ESOP                                           435                                                435
Foreign currency
 translation adj./other                                     (12,494)     12,258                                   (236)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 29, 1996        $  162,210   $   86,126   $ 3,654,681   $       0  $  (942,609)  $  (29,590)  $2,930,818
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1997                                            712,679                                            712,679
Dividends declared, 1997:
 $.74 per share                                            (209,867)                                          (209,867)
Stock options exercised                         4,152                                 25,781                    29,933
Stock issued under
 incentive plan                                   114                                    120                       234
Tax benefit derived from
 stock incentive plans                         13,974                                                           13,974
Compensation expense
 related to ESOP                                                                                    1,535        1,535
Tax benefit from ESOP                                           430                                                430
Par values of shares issued
 in 2-for-1 stock split
 effective Oct. 6, 1997          162,211                   (162,211)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 28, 1997        $  324,421   $  104,366   $ 3,995,712   $       0  $  (916,708)  $  (28,055)  $3,479,736
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------

Notes to consolidated financial statements

Note 1
Summary of significant accounting policies
     Fiscal year: The company's fiscal year ends on the last Sunday of the calendar year. The company's 1997 fiscal year ended on Dec. 28, 1997, and encompassed a 52-week period. The company's 1996 fiscal year encompassed a 52-week period and its 1995 fiscal year encompassed a 53-week period.

     Consolidation: The consolidated financial statements include the accounts of the company and its subsidiaries after elimination of all significant intercompany transactions and profits.

     Operating agencies: Five of the company's subsidiaries were participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The company includes its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.

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

     Excess of acquisition cost over fair value of assets acquired: The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time the subsidiaries were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American
Institute of Certified Public Accountants, the excess acquisition cost of subsidiaries arising from acquisitions accounted for as purchases since Oct. 31, 1970 ($4.18 billion at Dec. 28, 1997) is being amortized over periods ranging from 15 to 40 years on a straight-line basis.

     Valuation of Long-Lived Assets: Effective Jan. 1, 1996, the company adopted Statement of Financial Accounting Standards No. 121,
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived
Assets to Be Disposed Of" (SFAS 121). In accordance with this standard, the company evaluates the carrying value of long-lived assets to be held and used, including the excess of acquisition cost over fair value of assets acquired, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset, including the excess of acquisition cost over fair value of assets acquired, is considered impaired when the projected undiscounted future cash flows from the related business unit is less than its carrying value. The company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

     Other assets: The company's television stations are parties to program broadcast contracts. These contracts are recorded at the gross amount of the related liability when the programs are available for telecasting. Program assets are classified as current (as a prepaid expense) or noncurrent (as an other asset) in the Consolidated Balance Sheets, based upon the expected use of the programs in succeeding years. The amount charged to expense appropriately matches the cost of the programs with the revenues associated with them. The liability for these contracts is classified as current or noncurrent in accordance with the payment terms of the contracts. The payment period generally coincides with the period of telecast for the programs, but may be shorter.

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

     Per share amounts: In 1997, the company adopted SFAS 128, "Earnings Per Share." Under SFAS 128, the company reports earnings per share on two bases, basic and diluted. All basic income per share amounts are based on the weighted average number of common shares outstanding during the year. The calculation of diluted earnings per share also considers the assumed dilution from the exercise of stock options and from stock incentive rights.

     Minority interest: The company owns a 51% interest in WKYC-TV in Cleveland, Ohio, and NBC owns a 49% interest. The financial statements of WKYC-TV are included in the company's financial statements. The minority interest in operating results is reflected as an element of non-operating expense in the Consolidated Statements of Income and the minority interest in the equity of WKYC-TV is reflected with other long-term liabilities on the Consolidated Balance Sheets.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

Note 2
Acquisitions, exchanges and dispositions
     1997: In January 1997, the company concluded a transaction to exchange WLWT-TV (NBC-Cincinnati) and KOCO-TV (ABC-Oklahoma City) for
WZZM-TV (ABC-Grand Rapids/Kalamazoo/Battle Creek) and
WGRZ-TV(NBC-Buffalo). This exchange was accounted for as a non-monetary transaction under which no gain or loss was recognized.

     In May 1997, the company acquired KNAZ-TV (NBC-Flagstaff, Ariz.) and KMOH-TV (WB-Kingman, Ariz.). Also in May 1997, the company acquired Printed Media Companies. In July, Mary Morgan, Inc., was purchased and in August 1997, the company acquired Army Times
Publishing Company.

     In October 1997, the company acquired New Jersey Press, Inc., which publishes two dailies, Asbury Park Press and the Home News Tribune of East Brunswick.

     The aggregate purchase price for businesses acquired in 1997 was approximately $445 million in cash and liabilities assumed. The acquisitions were accounted for under the purchase method of accounting. The acquisitions did not materially affect reported results of operations for the year.

     In January 1997, the company contributed the Niagara Gazette newspaper to the Gannett Foundation. In April 1997, the company sold its newspaper in Moultrie, Ga., and in November 1997, the company sold its newspapers in Tarentum and North Hills, Pa. These dispositions did not materially affect results of operations.

     1996: In December 1996, the company concluded a transaction to acquire WTSP-TV, the CBS affiliate in Tampa, Fla., in exchange for radio stations KIIS/KIIS-FM in Los Angeles, KSDO/KKBH-FM in San Diego and
WDAE/WUSA-FM in Tampa. This transaction was completed under the terms of an asset exchange agreement.

     For financial reporting purposes, the company recorded the exchange as two simultaneous but separate events; that is, a sale of radio stations for which a non-cash gain was recognized, and the acquisition of the television station to be accounted for under the purchase method. The gain reported on the exchange was measured by the difference between the estimated current fair value of the assets exchanged over the company's carrying value or basis in the properties it exchanged. The company estimated the fair value of the assets exchanged to be $170 million, while its carrying value or basis in the radio stations was approximately $12 million. In 1996, therefore, for financial reporting purposes, the company reported a pre-tax, non-cash, non-operating gain of $158 million on the exchange. The television station acquired in the exchange was recorded at estimated fair value or $170 million. On an after-tax basis, this accounting treatment results in a non-cash increase in earnings from continuing operations of $93 million or $.33 per share (basic).

     A pro forma presentation of the company's income from continuing operations, excluding the above non-cash, non-operating gain in 1996, is as follows:

In millions, except per share amounts (pro forma and unaudited)

                   1997    Change      1996      Change       1995     Change
                  ------  --------     -----     -------      -----    -------
Income from
  continuing
  operations     $ 713      34%       $  530       15%        $  459       1%

Earnings per
  share from
  continuing
  operations
  -Basic        $ 2.52      34%       $ 1.88       15%        $ 1.64       4%
  -Diluted      $ 2.50      34%       $ 1.87       15%        $ 1.63       4%


     In August 1996, the company completed the sale of its outdoor advertising business for $713 million in cash. The company recorded an after-tax gain of $295 million or $1.05 per share (basic) on this sale. The gain and outdoor operating results for the period leading up to the sale are reported as discontinued operations in the company's financial statements.

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

     Other properties sold in 1996 were radio stations WMAZ/WAYS-FM in Macon, Ga. (acquired in the Multimedia purchase), Louis Harris and Associates, Inc. and Gannett Community Directories. These dispositions did not have a material effect on the company's operating results or financial position.

     The following table summarizes, on an unaudited, pro forma basis, the estimated combined results of operations of the company and its subsidiaries as though the acquisitions, exchanges and dispositions noted above (except for certain minor dispositions in 1997 and 1996) were made at the beginning of the year previous to the year in which the transactions were consummated. On this basis, these transactions would have resulted in a pro forma decrease in net income per share (basic/diluted) from continuing operations of $.03 for 1997. However, this pro forma combined statement does not necessarily reflect the results of operations as they would have been if the combined companies had constituted a single entity during those years.

In millions, except per share amounts (pro forma and unaudited)

Fiscal Year                         1997     1996
                                   ------   ------
Operating revenues*                $4,905   $4,666
Income before taxes*               $1,198   $  944
Income*                            $  705   $  537
Income per share*-Basic            $ 2.49   $ 1.91
Income per share*-Diluted          $ 2.47   $ 1.90

*from continuing operations

     1995: In December 1995, the company acquired Multimedia, which was accounted for under the purchase method of accounting. Consideration paid totaled $1.8 billion, plus the assumption of liabilities of approximately $.5 billion.

Note 3
Statement of cash flows
     For purposes of this statement, the company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.
     Cash paid in 1997, 1996 and 1995 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars

                              1997        1996      1995
                             --------  --------  --------
Income taxes                 $506,209  $555,642  $316,698
Interest                     $102,228  $142,395  $ 52,094

     Lower income tax paid in 1997 is mainly because of the tax on the gain on the sale of the outdoor business in 1996, partially offset by incremental earnings in 1997 from continuing operations.

     In 1996, the company reported a $93 million after-tax non-cash gain on the exchange of broadcast stations referred to in Note 2.

     Liabilities assumed in connection with 1997 acquisitions totaled approximately $56 million. In 1995, the company assumed liabilities of approximately $.5 billion in connection with the Multimedia acquisition.

     In 1996 and 1995, the company issued 272,874 shares and 594,402 shares, respectively, in settlement of previously granted stock incentive rights. The compensation liability for these rights of $9.9 million for 1996 and $17 million in 1995 was transferred to shareholders' equity at the time the shares were issued. In early January 1998, 149,148 shares were issued in settlement of stock incentive rights granted for the four-year period 1994-1997.

Note 4
Long-term debt
     The long-term debt of the company is summarized below.

In thousands of dollars

                                       Dec. 28, 1997    Dec. 29, 1996
                                       -------------    -------------
Unsecured promissory notes              $ 1,198,695      $ 1,339,078
Notes due 3/1/98, interest at 5.25%         274,920          274,401
Notes due 5/1/00, interest at 5.85%         249,787          249,695
Unsecured obligations                        16,725           16,725
Other indebtedness                           18,782           23,696
                                       -------------    -------------
                                          1,758,909        1,903,595
Less amount included in
 current liabilities                        (18,375)         (23,302)
                                       -------------    -------------
Total long-term debt                    $ 1,740,534      $ 1,880,293
                                       =============    =============


     The unsecured promissory notes at Dec. 28, 1997 were due from Dec. 31, 1997 to Jan. 27, 1998 with rates varying from 5.54% to 5.8%.

     The unsecured promissory notes at Dec. 29, 1996 were due from Dec. 30, 1996 to Jan. 23, 1997 with rates varying from 5.35% to 5.65%.

     The maximum amount of such promissory notes outstanding at the end of any period during 1997 was $1.3 billion and during 1996 was $2.2 billion. The daily average outstanding balance was $1.154 billion during 1997 and $1.873 billion during 1996. The weighted average interest rate was 5.5% for 1997 and 5.4% for 1996.

     The unsecured obligations are due in 2008 to 2009 and bear interest at the PSA Municipal Index plus .25%. At Dec. 28, 1997 and Dec. 29, 1996 the weighted average interest rates were 4.4%.

     At Dec. 28, 1997, the company had $3.0 billion of credit available under a revolving credit agreement. The agreement provides for a revolving credit period which permits borrowing from time to time up to the maximum commitment. The revolving credit period extends to Nov. 12, 2000.

     The commitment fee rate may range from .07% to .175%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rate in effect at Dec. 28, 1997 was .09%. At the option of the company, the interest rate on borrowings under the agreement may be at the prime rate, at rates ranging from .13% to .35% above the London Interbank Offered Rate or at rates ranging from .255% to
 .50% above a certificate of deposit-based rate. The prime rate was 8.5% at the end of 1997 and 8.25% at the end of 1996. The percentages that will apply will be dependent on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.

     The revolving credit agreement contains restrictive provisions that relate primarily to the maintenance of net worth of $1.2 billion. At Dec. 28, 1997 and Dec. 29, 1996, net worth was $3.5 billion and $2.9 billion, respectively.

     At Dec. 28, 1997, the unsecured promissory notes and the notes due
March 1, 1998 are supported by the $3.0 billion revolving credit agreement and, therefore, are classified as long-term debt.

    Approximate annual maturities of long-term debt, assuming that the company had used the $3.0 billion revolving credit agreement as of the balance sheet date to refinance existing unsecured promissory notes and the notes due March 1, 1998, on a long-term basis, are as follows:

In thousands of dollars

1998               $    18,375
1999                        23
2000                 1,723,404
2001                         0
2002                         0
Later years             17,107
                   -----------
Total              $ 1,758,909
                   ===========

     For financial instruments other than long-term debt, including cash and cash equivalents, trade and other receivables, current maturities of long-term debt and other long-term liabilities, the amounts reported on the balance sheet approximate fair value.

     The company estimates the fair value of its long-term debt, based on borrowing rates available at Dec. 28, 1997, to be $1.740 billion, compared with the carrying amount of $1.741 billion. At Dec. 29, 1996, the fair value of long-term debt was estimated at $1.877 billion, compared with a carrying amount of $1.880 billion.

Note 5
Retirement plans
     The company and its subsidiaries have various retirement plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the company's principal retirement plan and covers most of the employees of the company and its subsidiaries. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The company's pension plan assets include marketable securities including common stocks, bonds and U.S. government obligations and interest-bearing deposits.

     The company's pension cost for 1997, 1996 and 1995 is presented in the following table:


In thousands of dollars

                                    1997       1996       1995
                                  --------   --------   --------
Service cost-benefits earned
   during the period              $ 47,105   $ 49,552   $ 32,003
Interest cost on projected
   benefit obligation               85,033     80,300     67,882
Actual return on plan assets      (175,405)  (148,767)  (204,239)
Net amortization and deferral
   of actuarial gains               54,147     40,406    117,967
                                  --------   --------   --------
Pension expense for company-
   sponsored retirement plans       10,880     21,491     13,613
Union and other pension cost         4,135      3,244      6,550
                                  --------   --------   --------
Pension cost                      $ 15,015   $ 24,735   $ 20,163
                                  ========   ========   ========

     The majority of the company's pension plans, including the Gannett Retirement Plan, have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The tables on the following page summarize the funded status of the company's pension plans and the related amounts that are recognized in the Consolidated Balance Sheets:

In thousands of dollars

                                       Plans for which   Plans for which
                                        assets exceed      accumulated
                                         accumulated        benefits
December 28, 1997                          benefits       exceed assets
                                       ---------------   ---------------
Actuarial present value of benefit
 obligations
Vested benefit obligation              $   926,397       $     42,059
                                       ===============   ===============
Accumulated benefit obligation         $   984,734       $     44,200
                                       ===============   ===============
Projected benefit obligation           $(1,171,008)      $    (72,180)
Plan assets at market value              1,269,090                ---
                                       ---------------   ---------------
Projected benefit obligation less
 than (greater than) plan assets            98,082            (72,180)
Unrecognized net loss                       44,151             17,190
Unrecognized prior service cost            (41,806)               155
Unrecognized net asset
 at year-end                                (3,855)               (93)
                                       ---------------   ---------------
Pension asset (liability) reflected
 in consolidated balance sheet         $    96,572       $    (54,928)
                                       ===============   ===============


In thousands of dollars

                                       Plans for which   Plans for which
                                        assets exceed      accumulated
                                         accumulated        benefits
December 29, 1996                          benefits       exceed assets
                                       ---------------   ---------------
Actuarial present value of benefit
 obligations
Vested benefit obligation              $   793,913       $     37,133
                                       ===============   ===============
Accumulated benefit obligation         $   845,962       $     38,937
                                       ===============   ===============
Projected benefit obligation           $(1,076,930)      $    (60,109)
Plan assets at market value              1,142,962                ---
                                       ---------------   ---------------
Projected benefit obligation
 less than (greater than) plan assets       66,032            (60,109)
Unrecognized net loss                       42,980             11,365
Unrecognized prior service cost              6,481             (1,575)
Unrecognized net (asset)
 obligation at year-end                    (15,323)               463
                                       ---------------   ---------------
Pension asset (liability) reflected
 in consolidated balance sheet         $   100,170       $    (49,856)
                                       ===============   ===============

     The projected benefit obligation was determined using an assumed discount rate of 7.125% and 7.5% at the end of 1997 and 1996, respectively. The assumed rate of compensation increase was 5% at the end of 1997 and 1996. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Pension plan assets include 1,231,400 shares of the company's common stock valued at $76 million at the end of 1997 and 1,401,400 shares valued at $53 million at the end of 1996. The company made contributions to the Gannett Retirement Plan of $11 million in 1996.

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

     The table below sets forth the amounts included in the Consolidated Balance Sheets at Dec. 28, 1997 and Dec. 29, 1996 for postretirement medical and life insurance liabilities:

In thousands of dollars

Accumulated postretirement
benefit obligation:                      Dec. 28, 1997   Dec. 29, 1996
                                         -------------   -------------
Retirees                                 $  (175,147)    $  (144,644)
Fully eligible active plan participants      (13,452)        (16,313)
Other active plan participants               (42,966)        (63,379)
                                         -------------   -------------
                                            (231,565)       (224,336)
Unrecognized net gain                         (7,500)        (23,710)
Unrecognized prior service credit            (73,017)        (53,683)
                                         -------------   -------------
Accrued postretirement benefit cost      $  (312,082)    $  (301,729)
                                         =============   =============


     Postretirement benefit cost for health care and life insurance for 1997, 1996 and 1995 included the following components:

In thousands of dollars
                                         1997       1996      1995
                                       --------  --------  --------
Service cost - benefits earned
 during the period                     $  3,416  $  3,212  $  2,567
Interest cost on accumulated
 postretirement benefit obligation       15,342    14,586    15,722
Net amortization and deferral            (5,474)   (5,253)   (6,118)
                                       --------  --------  --------
Net periodic postretirement
benefit cost                           $ 13,284  $ 12,545  $ 12,171
                                       ========  ========  ========

     At Dec. 28, 1997, the accumulated postretirement benefit obligation was determined using a discount rate of 7.125% and a health care cost trend rate of 9% for pre-age 65 benefits, decreasing to 5% in the year 2006 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 7%, declining to 5% in the year 2002 and thereafter.

     At Dec. 29, 1996, the accumulated postretirement benefit obligation was determined using a discount rate of 7.5% and a health care cost trend rate of 9% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 7%, declining to 5% in the year 2001 and thereafter.

     The company's policy is to fund the above-mentioned benefits as claims and premiums are paid.

     The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $14 million in the 1997 accumulated postretirement benefit obligation and $1 million in the aggregate service and interest components of the 1997 expense.

     The company's retiree medical insurance plan provides limits on the company's share of the cost of such benefits it will pay to future retirees. The company's share of these benefit costs also depends on employee retirement age and length of service.

Note 7
Income taxes
     The company's reported income before taxes is virtually all from domestic sources.

     The provision for income taxes on income from continuing operations consists of the following:


In thousands of dollars

1997                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $443,334   $(12,060)  $431,274
State and other                    67,210     (2,184)    65,026
                                 --------   --------   --------
Total                            $510,544   $(14,244)  $496,300
                                 ========   ========   ========

In thousands of dollars

1996                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $333,200   $ 63,255   $396,455
State and other                    61,246      4,999     66,245
                                 --------   --------   --------
Total                            $394,446   $ 68,254   $462,700
                                 ========   ========   ========

In thousands of dollars

1995                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $243,692   $ 19,809   $263,501
State and other                    46,772      3,827     50,599
                                 --------   --------   --------
Total                            $290,464   $ 23,636   $314,100
                                 ========   ========   ========


     In addition to the income tax provision presented above for continuing operations, the company has also recorded federal and state income taxes payable on discontinued operations of $212.9 million in 1996 (including $195 million on the gain on the sale of the outdoor business) and $12.1 million in 1995.

     The provision for income taxes on continuing operations exceeds the U.S. federal statutory tax rate as a result of the following differences:

Fiscal year:                          1997    1996    1995
                                     ------  ------  ------
U.S. statutory tax rate               35.0%   35.0%   35.0%
Increase in
 taxes resulting from:
State/other income taxes net
 of federal income tax benefit         3.3     4.0     3.9
Goodwill amortization not
 deductible for tax purposes           2.5     2.7     1.7
Other, net                             0.3     0.9      --
                                     ------  ------  ------
Effective tax rate                    41.1%   42.6%   40.6%
                                     ======  ======  ======


     Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.

     Deferred tax liabilities and assets were composed of the following at the end of 1997 and 1996:

In thousands of dollars

                                    Dec. 28, 1997    Dec. 29, 1996
                                    -------------    -------------
Liabilities
Accelerated depreciation            $   410,264      $   378,685
Accelerated amortization of
 deductible intangibles                 106,498          102,651
Pension                                  16,883           19,405
Other                                    52,073           75,911
                                    -------------    -------------
Total deferred tax liabilities          585,718          576,652
                                    -------------    -------------
Assets
Accrued compensation costs              (41,615)         (35,665)
Postretirement medical and life        (121,712)        (119,649)
Other                                   (20,137)         (25,168)
                                    -------------    -------------
Total deferred tax assets              (183,464)        (180,482)
                                    -------------    -------------
Net deferred tax liabilities        $   402,254      $   396,170
                                    =============    =============

Note 8
Capital stock, stock options, incentive plans
     On Aug. 19, 1997, the company's Board of Directors approved a two-for-one stock split effective on Oct. 6, 1997, for shareholders of record on Sept. 12, 1997. In this report, all share and per-common-share amounts have been adjusted to reflect the stock split.

     The company's earnings per share from continuing operations (basic and diluted) for 1997, 1996 and 1995 are presented below:

                                          1997          1996          1995
                                          ----          ----          ----

Income from continuing operations
   (in thousands)                       $712,679      $623,967      $459,411
Weighted average number of common
   shares outstanding (basic)        283,360,000   281,782,000   280,312,000
Effect of dilutive securities
   Stock options                       1,768,000     1,024,000       719,000
   Stock incentive rights                482,000       620,000     1,292,000
Weighted average number of common
   shares outstanding (diluted)      285,610,000   283,426,000   282,323,000
Earnings per share from
   continuing operations (basic)           $2.52         $2.21         $1.64
Earnings per share from
   continuing operations (diluted)         $2.50         $2.20         $1.63


     The 1997 diluted earnings per share amounts exclude the effects of 1,750,100 stock options awarded in December 1997 with a $59.50 exercise price as their inclusion would be antidilutive.

     The company's 1978 Executive Long-term Incentive Plan (the Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees. During
1996, the Plan was amended to incorporate the following changes: (i) extend from the last day of the company's 1997 fiscal year to the last day of the company's 2007 fiscal year the time during which awards may be made;
(ii) increase the maximum aggregate number of shares of Gannett common stock that may be issued by 24,000,000; (iii) restrict the granting of options to any participant in any fiscal year to no more than 350,000 shares of common stock; (iv) extend the exercise period for any stock options to be issued under the Plan from eight to 10 years after the date of the grant thereof; and (v) provide that shares of common stock subject to a stock option or other award that is canceled or forfeited be again made available for issuance under the Plan.

     Stock options are granted to purchase common stock of the company at not less than 100% of the fair market value on the day the option is granted.
The exercise period is eight years for options granted prior to Dec. 10, 1996 and 10 years for options granted on that date and subsequent. The options become exercisable at 25% per year after a one-year waiting period.

     Stock incentive rights entitle the employee to receive one share of common stock at the end of an incentive period, conditioned upon the employee's continued employment throughout the incentive period. The incentive period is normally four years. During the incentive period, the employee receives cash payments equal to the cash dividend the company would have paid had the employee owned the shares of common stock issuable under the incentive rights.

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

     A summary of the status of the company's stock option and stock incentive rights plans as of Dec. 28, 1997, Dec. 29, 1996 and Dec. 31, 1995 and changes during the years ended on those dates is presented below:


                                                     Weighted average
1997 Stock Options                      Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       8,866,658           $29.64
Granted                                1,789,460            59.20
Exercised                             (1,237,089)           24.68
Canceled                                (184,608)           31.28
Outstanding at end of year             9,234,421            36.00
Options exercisable at year end        4,557,488            27.90

Weighted average fair value of
 options granted during the year          $14.71


                                                     Weighted average
1996 Stock Options                      Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       7,932,084           $25.92
Granted                                2,482,960            37.26
Exercised                             (1,298,838)           21.72
Canceled                                (249,548)           28.18
Outstanding at end of year             8,866,658            29.64
Options exercisable at year end        4,019,854            25.23

Weighted average fair value of
 options granted during the year          $ 8.93


                                                     Weighted average
1995 Stock Options                      Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       7,043,748           $23.15
Granted                                2,065,080            31.93
Exercised                             (1,039,490)           19.39
Canceled                                (137,254)           23.78
Outstanding at end of year             7,932,084            25.92
Options exercisable at year end        3,658,458            23.02

Weighted average fair value of
 options granted during the year          $ 6.19

The following table summarizes information about stock options outstanding at December 28, 1997:

                             Weighted
                             average    Weighted               Weighted
Range of      Number        remaining   average     Number     average
exercise    outstanding    contractual  exercise  exercisable  exercise
 prices     at 12/28/97     life (yrs)   price    at 12/28/97   price
--------    -----------    -----------  --------  -----------  --------
$18-20        215,606          1.0       $18.07     215,606     $18.07
 21-28      3,142,364          3.8        25.23   2,866,276      25.38
 32-35      1,776,071          6.0        32.08     888,036      32.08
 36-38      2,310,920          9.0        37.38     577,730      37.38
 41-49         39,360          9.0        45.68       9,840      45.68
 50-60      1,750,100         10.0        59.50
            -----------    -----------  --------  -----------  --------
            9,234,421          6.6        36.00   4,557,488      27.90
            ===========    ===========  ========  ===========  ========



Stock Incentive Rights
Awards made under the 1978 Plan for stock incentive rights were as follows:

                                   1997      1996      1995
                                 --------  --------  --------
Awards granted                    173,325   258,340   305,300


     Awards for 1995 are for the four-year period 1996-1999. Awards for 1996 are for the four-year period 1997-2000. Awards for 1997 are for the four-year period 1998-2001.

     In January 1998, 149,148 shares of common stock were issued in settlement of previously granted stock incentive rights for the incentive period ended December 1997.

     Shares available: Shares available for future grants under the 1978 Plan totaled 22,328,063 at Dec. 28, 1997.

     Pro forma results: Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), establishes a fair value-based method of accounting for employee stock-based compensation plans, and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The company has chosen to continue to report stock-based compensation in accordance with APB 25, and provides the following pro forma disclosure of the effects of applying the fair value method to all applicable awards granted. Under APB Opinion 25 and related Interpretations, no compensation cost has been recognized for its stock options. The compensation cost that has been charged against income for its stock incentive rights was $8 million for 1997 and 1996 and $10 million for 1995. Those charges were based on the grant price of the stock incentive rights recognized over the four-year earnout periods. Had compensation cost for the company's stock options been determined based on the fair value at the grant date for those awards as permitted (but not required) under the alternative method of SFAS 123, the company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                     1997          1996
                                  -----------   ----------
Net income (in thousands)
   As reported                     $712,679     $943,087
   Pro forma                       $707,717     $941,226
Earnings per share-Basic
   As reported                        $2.52        $3.35
   Pro forma                          $2.50        $3.34

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 2.15%, 2.34% and 2.5%, expected volatility of 16.28%, 15.25% and 15.86%, risk-free interest rates of 5.87%, 5.95% and 5.39% and expected lives of 7 years, 7 years and 5.6 years.

     SFAS 123 is applicable to stock compensation awards granted in fiscal years that begin after Dec. 15, 1994. Options are granted by the company primarily in December and begin vesting over a four-year period. Options granted in December 1995 and thereafter are subject to the pronouncement.
To calculate the pro forma amounts shown above, compensation cost was recognized over the four-year period of service during which the options will be earned. As a result, options granted in December of each year (beginning with December 1995) impact pro forma amounts for following years but not the year in which they were granted. Because the calculations do not take into consideration pro forma compensation expense related to grants made prior to 1995, the pro forma effect on net income shown for 1996 and 1997 is not representative of the pro forma effect on net income in future years.

401(k) Savings Plan
     On July 1, 1990, the company established a 401(k) Savings Plan. Most employees of the company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan. Employees may elect to save up to 15% of compensation on a pre-tax basis subject to certain limits. Through 1997, the company matched, with company common stock, 25% of the first 4% of employee contributions. Beginning Jan. 1, 1998, the company match increased to 50% of the first
6% of employee contributions. To fund the company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed in 1990 which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company and the shares are pledged as collateral for the loan. The company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.

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

     Compensation expense for the 401(k) match and repurchased shares was $2.4 million in 1997 and $2.8 million in 1996 and 1995. The ESOP shares as of the end of 1997 and 1996 were as follows:


                                   1997        1996
                                ----------  ----------
Allocated shares                1,097,214   1,020,474
Shares released for allocation     14,470      19,050
Unreleased shares               1,388,316   1,460,476
Shares distributed to
   terminated participants        (23,993)    (17,208)
                                ----------  ----------
ESOP shares                     2,476,007   2,482,792
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

In thousands of dollars

1998                  $ 34,827
1999                    32,791
2000                    30,673
2001                    28,913
2002                    14,834
Later years             55,442
                      --------
Total                 $197,480
                      ========

     Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $4 million. Total rental costs reflected in continuing operations were $43 million for 1997, $41 million for 1996 and $40 million for 1995.

     Program broadcast contracts: The company has commitments under program broadcast contracts totaling $44.8 million for programs to be available for telecasting in the future.

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

     Other matters: In June 1997, SFAS 130, "Reporting Comprehensive Income," and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," were issued. These standards are effective for years beginning after Dec. 15, 1997. These standards are not expected to have any impact on the company's reported financial position or results of operations.

Note 10
Business operations and segment information
     The company's primary business activities for 1997 include newspaper publishing, which is the largest segment of its operations; television and radio broadcasting, the second-largest component; and cable television and alarm security businesses. Newsprint, which is the principal product used in the newspaper publishing business, has been and may continue to be subject to significant price changes from time to time. Virtually all of the company's operations are in the U.S.

     For financial reporting purposes, the company has established three separate business segments: newspapers; broadcasting (television and radio); and cable and security.

     The newspaper segment at the end of 1997 consisted of 89 daily newspapers in 38 states and two U.S. territories, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes non-daily publications, a nationwide network of offset presses for commercial printing, and several smaller businesses.

     The broadcasting segment's activities for 1997 include the operation of television and radio stations. During 1997, the company owned 18 television stations and five radio stations. All of the radio stations were sold and two additional television stations were acquired in early fiscal 1998.

     The cable and security segment, which was acquired in connection with the Multimedia purchase, is headquartered in Wichita, Kan., and served 478,000 cable television subscribers in five states and served alarm security customers in 10 states. The alarm security business was sold in early fiscal 1998.

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

Report of independent accountants

To the Board of Directors and
Shareholders of Gannett Co., Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at Dec. 28, 1997 and Dec. 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Washington, D.C.
February 2, 1998

11-Year Summary
In thousands of dollars,
except per share amounts
                                             1997           1996           1995           1994           1993           1992
                                         ----------     ----------     ----------     ----------     ----------     ----------

Net operating revenues
Newspaper advertising                    $2,634,334     $2,417,550     $2,219,250     $2,152,671     $2,005,037     $1,882,114
Newspaper circulation                       948,141        917,677        869,173        849,461        838,706        807,093
Broadcasting                                703,558        686,936        466,187        406,608        397,204        370,613
Cable and security                          255,263        232,500         17,831              0              0              0
All other                                   188,195        166,444        171,426        174,655        169,903        167,824
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 52)        4,729,491      4,421,107      3,743,867      3,583,395      3,410,850      3,227,644
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating expenses
Costs and expenses                        3,112,150      3,067,332      2,728,868      2,597,556      2,520,278      2,440,275
Depreciation                                201,100        193,011        143,739        146,054        147,248        139,080
Amortization of intangible assets            99,973         94,359         49,328         44,110         43,771         39,197
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                     3,413,223      3,354,702      2,921,935      2,787,720      2,711,297      2,618,552
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating income                          1,316,268      1,066,405        821,932        795,675        699,553        609,092
Non-operating income (expense)
Interest expense                            (98,242)      (135,563)       (52,175)       (45,624)       (51,250)       (50,817)
Other                                        (9,047)       155,825 (7)      3,754         14,945          5,350          7,814
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before income taxes                1,208,979      1,086,667        773,511        764,996        653,653        566,089
Provision for income taxes                  496,300        462,700        314,100        309,600        264,400        224,900
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income from continuing operations           712,679        623,967 (7)    459,411        455,396        389,253        341,189
                                         ----------     ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes)                                  0         24,540         17,851         10,003          8,499          4,491
Gain on disposal of Outdoor business
   (net of income taxes)                          0        294,580              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                             0        319,120         17,851         10,003          8,499          4,491
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             712,679        943,087        477,262        465,399        397,752        345,680
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                                   0              0              0              0              0         34,000
   Retiree health and life insurance
     benefits                                     0              0              0              0              0       (180,000)
                                         ----------     ----------     ----------     ----------     ----------     ----------
Net income                                 $712,679       $943,087       $477,262       $465,399       $397,752       $199,680
                                         ==========     ==========     ==========     ==========     ==========     ==========
Operating cash flow (6)                  $1,617,341     $1,353,775     $1,014,999       $985,839       $890,572       $787,369
                                         ----------     ----------     ----------     ----------     ----------     ----------
Per share amounts (1)
Income from continuing operations
   before cumulative effect of accounting
   principle changes: basic/diluted      $2.52/2.50     $2.21/2.20(7)  $1.64/1.63     $1.58/1.57     $1.33/1.32     $1.18/1.18
Net income: basic/diluted                $2.52/2.50     $3.35/3.33     $1.70/1.69     $1.61/1.60     $1.36/1.35     $0.69/0.69
Dividends declared (2)                          .74            .71            .69            .67            .65            .63
Shareholders' equity (3)                      12.26          10.37           7.63           6.52           6.49           5.47
Weighted average number of common
   shares outstanding in thousands (2)      283,360        281,782        280,312        288,552        292,948        288,296
Financial position
Current assets                             $884,634       $766,605       $854,084       $650,837       $757,957       $631,447
Current liabilities                         767,501        718,996        812,772        527,054        455,139        431,551
Working capital                             117,133         47,609         41,312        123,783        302,818        199,896
Long-term debt excluding current
   maturities                             1,740,534      1,880,293      2,767,880        767,270        850,686      1,080,756
Shareholders' equity                      3,479,736      2,930,818      2,145,648      1,822,238      1,907,920      1,580,101
Total assets                              6,890,351      6,349,597      6,503,800      3,707,052      3,823,798      3,609,009
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
   after tax (4)                              34.3%(5)       15.5%(5)        0.9%          17.0%          14.1%          16.6%
Earnings from continuing operations,
   after tax, per share
   basic/diluted (4)                    34.0%/33.7%(5) 14.8%/14.7%(5)   3.8%/3.8%    18.8%/18.9%    12.3%/11.9%    22.0%/22.9%
Dividends declared per share                   4.2%           2.9%           3.0%           3.1%           3.2%           1.6%
Book value per share (3)                      18.2%          35.9%          17.0%           0.5%          18.6%           2.1%
Credit ratios
Long-term debt to shareholders' equity        50.0%          64.2%         129.0%          42.1%          44.6%          68.4%
Times interest expense earned                 13.3x           9.0x          15.8x          17.8x          13.8x          12.1x

                                    -50-


                                             1991           1990           1989           1988           1987
                                         ----------     ----------     ----------     ----------     ----------

Net operating revenues
Newspaper advertising                    $1,852,591     $1,917,477     $2,018,076     $1,908,566     $1,787,077
Newspaper circulation                       777,221        730,426        718,087        685,663        645,356
Broadcasting                                357,383        396,693        408,363        390,507        356,815
Cable and security                                0              0              0              0              0
All other                                   134,720        125,659        115,773        103,217         88,428
                                         ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 52)        3,121,915      3,170,255      3,260,299      3,087,953      2,877,676
                                         ----------     ----------     ----------     ----------     ----------
Operating expenses
Costs and expenses                        2,399,930      2,353,281      2,368,160      2,277,254      2,107,035
Depreciation                                139,268        135,294        134,119        122,439        110,727
Amortization of intangible assets            39,621         39,649         39,100         39,445         35,974
                                         ----------     ----------     ----------     ----------     ----------
Total                                     2,578,819      2,528,224      2,541,379      2,439,138      2,253,736
                                         ----------     ----------     ----------     ----------     ----------
Operating income                            543,096        642,031        718,920        648,815        623,940
Non-operating income (expense)
Interest expense                            (71,057)       (71,567)       (90,638)       (88,557)       (85,681)
Other                                        14,859         10,689        (18,364)         8,292         15,013
                                         ----------     ----------     ----------     ----------     ----------
Income before income taxes                  486,898        581,153        609,918        568,550        553,272
Provision for income taxes                  194,400        226,600        235,500        228,000        254,500
                                         ----------     ----------     ----------     ----------     ----------
Income from continuing operations           292,498        354,553        374,418        340,550        298,772
                                         ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes)                              9,151         22,410         23,091         23,910         20,623
Gain on disposal of Outdoor business
   (net of income taxes)                          0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Total                                         9,151         22,410         23,091         23,910         20,623
                                         ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             301,649        376,963        397,509        364,460        319,395
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                                   0              0              0              0              0
   Retiree health and life insurance
     benefits                                     0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Net income                                 $301,649       $376,963       $397,509       $364,460       $319,395
                                         ==========     ==========     ==========     ==========     ==========
Operating cash flow (6)                    $721,985       $816,974       $892,139       $810,699       $770,641
                                         ----------     ----------     ----------     ----------     ----------
Per share amounts (1)
Income from continuing operations
   before cumulative effect of accounting
   principle changes: basic/diluted        $.97/.96     $1.11/1.10     $1.16/1.16     $1.05/1.05       $.93/.92
Net income: basic/diluted                 $1.00/.99     $1.18/1.17     $1.23/1.23     $1.13/1.13       $.99/.98
Dividends declared (2)                         0.62            .61            .56            .51            .47
Shareholders' equity (3)                       5.35           6.49           6.20           5.55           4.97
Weighted average number of common
   shares outstanding in thousands (2)      301,566        320,094        322,506        323,244        323,408
Financial position
Current assets                             $636,101       $668,690       $671,030       $665,031       $601,220
Current liabilities                         443,835        500,203        477,822        500,835        474,775
Working capital                             192,266        168,487        193,208        164,196        126,445
Long-term debt excluding current
   maturities                             1,335,394        848,633        922,470      1,134,737      1,094,321
Shareholders' equity                      1,539,487      2,063,077      1,995,791      1,786,441      1,609,394
Total assets                              3,684,080      3,826,145      3,782,848      3,792,820      3,510,259
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
   after tax (4)                             (17.5%)         (5.3%)          9.9%          14.0%          18.1%
Earnings from continuing operations,
   after tax, per
   share: basic/diluted (4)          (12.4%)/(12.7%)  (4.6%)/(5.2%)   10.2%/10.5%    14.0%/14.1%    17.8%/17.3%
Dividends declared per share                   2.5%           9.0%           8.8%           8.5%           9.3%
Book value per share (3)                     (17.5%)          4.7%          11.8%          11.6%          11.9%
Credit ratios
Long-term debt to shareholders' equity        86.7%          41.1%          46.2%          63.5%          68.0%
Times interest expense earned                  7.9x           9.1x           7.7x           7.4x           7.5x

(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2) Shares outstanding and dividends declared have been converted to a comparable basis by reflecting retroactively 2-for-1 stock split effective Jan. 6, 1987, and the 2-for-1 stock split effective Oct. 6, 1997.
(3) Based upon year-end shareholders' equity and shares outstanding.
(4) Before cumulative effect of accounting principle changes.
(5) Before 1996 gain on exchange of broadcast stations of $93 million or $.33 per share.
(6) Operating cash flow represents operating income plus depreciation and amortization of intangible assets.
(7) Includes pre-tax gain on exchange of broadcast stations of $158 million
    (after-tax gain of $93 million or $.33 per share).

                                    -51-

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



Acquisitions 1987-1997
1987
 July 15      Gannett Direct Marketing Services, Inc.
1988
 Feb. 1       WFMY-TV, Greensboro, N.C.
              WTLV-TV, Jacksonville, Fla.
 July 1       New York Subways Advertising Co., Inc.
                 and related companies
1989
 Oct. 31      Rockford Magazine
 Nov. 6       Outdoor advertising displays merged into New Jersey Outdoor
1990
 March 28     Great Falls (Mont.) Tribune
 May 17       Ye Olde Fishwrapper
 June 18      The Shopper Advertising, Inc.
 Sept. 7      Desert Community Newspapers
 Dec. 27      North Santiam Newspapers
 Dec. 28      Pensacola Engraving Co.
1991
 Feb. 11      The Add Sheet
 April 3      New Jersey Publishing Co.
 Aug. 30      The Times Journal Co., including The Journal Newspapers,
                 The Journal Printing Co. (now Springfield Offset)
                 and Telematch
 Oct. 3       Gulf Breeze Publishing Co.
1992
 April 24     Graphic Publications, Inc.
1993
 Jan. 30      The Honolulu Advertiser
 April 24     Tulare Advance-Register
1994
 May 2        Nursing Spectrum
 June 9       Altoona Herald-Mitchellville Index and the
                 Eastern ADvantage
 Dec. 1       KTHV-TV, Little Rock
1995
 Dec. 4       Multimedia, Inc.
1996
 Dec. 9       WTSP-TV, Tampa-St. Petersburg, Fla.
1997
 Jan. 31      WZZM-TV, Grand Rapids, Mich.
 Jan. 31      WGRZ-TV, Buffalo, N.Y.
 May 5        Printed Media Companies
 May 27       KNAZ-TV, Flagstaff, Ariz.
 May 27       KMOH-TV, Kingman, Ariz.
 July 18      Mary Morgan, Inc.
 Aug. 1       Army Times Publishing Co., Inc.
 Oct. 24      New Jersey Press, Inc.

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

     The company reports three principal business segments: newspaper publishing, broadcasting, and cable television and alarm security.

     The company's newspapers make up the largest newspaper group in the U.S. in circulation. At the end of 1997, the company operated 89 daily newspapers, with a total average daily circulation of approximately 6.7 million for 1997, including USA TODAY. The company also publishes
USA WEEKEND, a weekend newspaper magazine, and a number of non-daily publications. On Dec. 30, 1997, which falls in the company's 1998 fiscal year, the company sold its newspaper in St. Thomas, Virgin Islands. On Feb. 3, 1998, the company contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation.

     On Dec. 28, 1997, the broadcasting division included 18 television stations in markets with more than 14 million households and five radio stations. On Dec. 29, 1997, the first day of the company's 1998 fiscal year, the previously announced sale of the five radio stations was completed. Also, on Jan. 5, 1998, the company completed the acquisition of NBC affiliate stations in Portland and Bangor, Maine, bringing its complement of TV stations to 20.

     The cable business (Multimedia Cablevision) serves 478,000 subscribers in five states. In December 1997, the company announced that Multimedia Cablevision would acquire cable systems serving approximately 128,000 subscribers in Kansas, in exchange for its cable systems serving approximately 93,000 subscribers in suburban Chicago, plus cash.

     The alarm security business, Multimedia Security Service, provided alarm services to customers in 10 states. In March 1998, the company sold its alarm security business.

     The company also owns the following: Gannett News Service, which provides news services for its newspaper operations; Gannett Retail Advertising Group, which represents the company's newspapers, other than USA TODAY, in the sale of advertising to national and regional retailers and service providers; and Gannett Offset, which is composed of the Gannett Offset print group and Gannett Marketing Services group. The
Gannett Offset print group includes seven non-heatset printing plants and two heatset printing facilities, including the recent acquisition of Printed Media Companies of Minneapolis, Minn., which offers seven web and three sheetfed presses. Gannett Offset's dedicated commercial printing plants are located in Atlanta, Ga.; Chandler, Ariz.; Minneapolis, Minn.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Pensacola, Fla.; St. Louis, Mo.; and Springfield, Va. Gannett Marketing Services group coordinates the sale of direct-marketing services through Telematch, a database management and data enhancement company; Gannett Direct Marketing Services, a direct-marketing company with operations in Louisville, Ky.; and Gannett TeleMarketing, a telephone sales and marketing company. The company also owns electronic information services, including the USA TODAY Information Network; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Nursing Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; and Army Times Publishing Company, which publishes military and defense newspapers.

Business segment financial information
     Selected financial information for the company's business segments is presented on the following page. For a description of the accounting policies related to this information, see Note 10 to the company's consolidated financial statements. Operating cash flow amounts represent operating income plus depreciation and amortization of intangible assets.

In thousands of dollars
Business segment financial information

                                   1997           1996          1995
                                ----------    ----------    ----------
Operating revenues:
Newspaper publishing            $3,770,670    $3,501,671    $3,259,849
Broadcasting                       703,558       686,936       466,187
Cable and Security                 255,263       232,500        17,831
                                ----------    ----------    ----------
                                $4,729,491    $4,421,107    $3,743,867
                                ----------    ----------    ----------
Operating income:
Newspaper publishing            $1,001,965    $  786,235    $  701,569
Broadcasting                       328,311       297,332       182,865
Cable and Security                  54,026        47,127         4,801
Corporate                          (68,034)      (64,289)      (67,303)
                                ----------    ----------    ----------
                                $1,316,268    $1,066,405    $  821,932
                                ----------    ----------    ----------
Depreciation and amortization:
Newspaper publishing            $  168,526    $  161,886    $  148,932
Broadcasting                        56,459        51,561        30,107
Cable and Security                  67,368        64,606         4,407
Corporate                            8,720         9,317         9,621
                                ----------    ----------    ----------
                                $  301,073    $  287,370    $  193,067
                                ----------    ----------    ----------
Operating cash flow:
Newspaper publishing            $1,170,491    $  948,121    $  850,501
Broadcasting                       384,770       348,893       212,972
Cable and Security                 121,394       111,733         9,208
Corporate                          (59,314)      (54,972)      (57,682)
                                ----------    ----------    ----------
                                $1,617,341    $1,353,775    $1,014,999
                                ----------    ----------    ----------
Identifiable assets:
Newspaper publishing            $3,593,932    $3,151,385    $3,210,275
Broadcasting                     1,725,019     1,622,469     1,502,342
Cable and Security               1,223,057     1,210,000     1,188,536
Corporate                          348,343       351,526       325,134
                                ----------    ----------    ----------
                                $6,890,351    $6,335,380(1) $6,226,287(1)
                                ----------    ----------    ----------
Capital expenditures:
Newspaper publishing            $  123,343    $  114,114    $  128,256
Broadcasting                        13,157        14,400        19,923
Cable and Security                  81,256        77,991        17,447
Corporate                            3,495        46,874         7,324
                                ----------    ----------    ----------
                                $  221,251    $  253,379(2) $  172,950(2)
                                ----------    ----------    ----------

(1) Excludes assets related to discontinued operations totaling
    $14,217 in 1996, $276,973 in 1995.
(2) Excludes capital expenditures made for discontinued operations totaling $6,668 for 1996, $10,586 for 1995.


Newspaper publishing
     On Dec. 28, 1997, the company operated 89 daily newspapers, including USA TODAY, and a number of non-daily local publications, in 38 states, Guam and the U.S. Virgin Islands. The Newspaper Division is headquartered in Arlington, Va., and on Dec. 28, 1997, it had approximately 34,300 full-time and part-time employees. Newspaper operating revenues accounted for approximately 80% of the company's net operating revenues in 1997, 79% in 1996 and 87% in 1995.

     USA TODAY was introduced in 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.

     USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 21 U.S. markets and under contract at offset plants in 12 other U.S. markets. It is sold at newsstands and vending machines generally at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately
64% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.

     For 1997, USA TODAY's advertising revenues and volume rose 12% and 7%, respectively. Its circulation revenues and volume rose 4% and 3%, respectively. USA TODAY's operating income rose dramatically in 1997.

     USA TODAY International is printed from satellite transmission under contract in London, Frankfurt and Hong Kong, and is distributed in Europe, the Middle East, Africa and Asia. It is available in more than 90 foreign countries.

     The Gannett News Service (GNS) is headquartered in Arlington, Va., and has bureaus in nine other states (see page 71 for more information). GNS provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers. GNS also is distributed by syndication to several non-Gannett newspapers, including ones in Chicago, Salt Lake City, Boston and Seattle.

     The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper supplement in 526 newspapers throughout the country, with a total circulation of 21.2 million at the end of 1997.

     At the end of 1997, 61 of the company's daily newspapers, including USA TODAY, were published in the morning and 28 were published in the evening.

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

     In May 1997, the company's commercial printing division, Gannett Offset, acquired Printed Media Companies, a full-service heat-set printer in Minneapolis, Minn. In August 1997, the company acquired Army Times
Publishing Company, located in Springfield, Va., which publishes six weekly military newspapers and one monthly defense publication.

     In October 1997, the company acquired New Jersey Press, Inc., which publishes the daily Asbury Park Press and Home News Tribune of East Brunswick, and operates In Jersey, an Internet service. The Asbury Park Press has a daily circulation of approximately 155,000 and 224,000 on Sunday. The Home News Tribune has a daily circulation of approximately 75,000 and 82,000 on Sunday.

     News departments across Gannett expanded coverage in critical areas of their markets - with more attention paid especially to suburban and regional communities surrounding the central city. The newspapers also presented more coverage to help readers cope in an ever-changing, faster-moving society.

     The corporate NEWS 2000 program, aimed at meeting the changing needs of readers, was revised to concentrate even more strongly on core journalistic values and to better blend newsroom efforts with the overall strategic goals of the newspaper. Training in the revised NEWS 2000 approaches was conducted in newsrooms across the company.

     In 1997, the company continued to implement strategies to increase its revenues from medium and small advertisers in each market it serves.
Revenues from these types of advertisers increased 5% during the year on top of 9% growth in 1996. Numerous programs were introduced by Gannett newspapers in 1997 to accomplish these results. The initiatives focused on sales and rate management, among other areas. Sales management initiatives included allocating proper resources to increase the number and quality of sales calls, improving sales compensation and providing consistent sales training. Rate management programs focused on selling multiple advertising insertions and reviewing rates and rate structures to assure they match the opportunities in the market. The company regularly calculates market potential and develops strategic plans to capitalize on that potential. Significant efforts will continue to be taken in 1998 to make the company's personnel increasingly competitive in their leadership, strategic thinking and marketing skills.

     The Newspaper Division's quality initiative, known as ADQ, produced positive results in 1997, as the quality of ads and bills improved over the previous year and credit adjustments continued to decline. With ROP ad count increasing 3% and total ad revenues up 8% in 1997 over 1996, Gannett newspapers produced higher volume, and greater quality.

     All of the company's daily newspapers receive the Gannett News Service. In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services.

     The senior executive of each newspaper is the publisher, and the newspapers have advertising, business, information systems, circulation, news, market development, human resources and production departments.

     Technological advances in recent years have had an impact on the way newspapers are produced. Computer-based text editing systems capture drafts of reporters' stories and are then used to edit and produce type for transfer by a photographic process to printing plates. All of the company's daily newspapers are produced by this method. "Pagination" enables editors to create a newspaper page by computer, avoiding all or part of the manual "paste-up" of the page before it can be converted into a printing plate. The company uses pagination systems at 74 newspaper plants.

     Implementation of MASS, the Mobile Advertising Sales System, continued in 1997. Nine new newspapers received the system, bringing the total number of newspapers using MASS to 54. The Windows version was introduced and is being used by 10 newspapers. The total number of sales reps deployed with MASS laptops is approximately 1,140. Virtual Ad
Space, a sales presentation tool, was installed at the 44 Macintosh-based newspapers. An additional five newspapers will receive MASS in 1998.

     Celebro Advertising Solutions, originally developed by the company in 1994 as AdLink, is a suite of software applications that offers major Realtors the capability to control the design, scheduling and content of their advertising in the newspaper and market their properties on the Internet, and with audio text/fax back. The Celebro Real Estate System has been installed at 26
Gannett newspapers and at an additional 13 non-Gannett newspapers by Gannett Media Technologies International (GMTI). In late 1997, GMTI entered into a marketing and distribution agreement with Automatic Data Processing, Inc. (ADP) under which GMTI and ADP would work together to sell and install the Celebro Automotive System to newspapers and auto dealerships in the United States and Canada.

     The Digital Collections integrated text/photo archive system has been installed at 34 Gannett newspapers, including Rochester, Des Moines, Louisville, Honolulu, Wilmington and Tucson. The system stores, retrieves and distributes text, photos and full-page images of the newspaper in a digital form that can be searched using an easy-to-use interface. GMTI, licensed by DiGiCol, the U.S. subsidiary of Gannett and Digital Collections Verlagsges.mbH, sells and installs Digital Collections systems in North and South America. Non-Gannett customers include The Milwaukee Journal,
America Online, O'Globo (Rio De Janiero, Brazil), Copesa (Santiago,
Chile), The University of Missouri and Lance Newspapers in Rio De Janiero and Sao Paulo. Installation at Gannett newspapers will continue in 1998.

     Electronic delivery of news and information, including advertising, will be a critical part of our future services to our local newspaper markets. 1997 was a year of continued experimenting, learning and positioning ourselves for opportunities in electronic delivery of our newspapers' information.
However, it was also a year of dramatic expansion based on the lessons we have learned from our earlier efforts.

     To start 1997 there were 15 newspapers, including USA TODAY, with Internet projects. At the end of 1997, there were 33 newspapers, including USA TODAY, with on-line sites and up to 12 more are planned for launch in the first quarter of 1998.

     In addition to learning from our experiences, decisions we made in 1995 and 1996 helped achieve this growth. The company was positioned for faster implementation from a technological and marketing perspective by becoming a partner in several joint ventures. Gannett's partnerships in InfiNet, the New Century Network and CareerPath helped with quality technological support, sales and networking with other newspaper on-line services, and national distribution of locally developed on-line content.

     Newspapers are well positioned as the leading information providers in their communities, and have an opportunity to be successful serving their markets with on-line information as well. However, because this is a different medium, newspapers cannot simply replicate themselves in their current print form. Thus, Gannett's strategy is to create on-line products that specifically serve on-line customers with information and services designed for delivery in the new interactive medium.

     Specific on-line products should reflect the targeted customer needs in that market. Thus, different on-line products are offered in different markets. These include news, classified, real estate guides, employment sites, entertainment, sports, automotive guides, tourism information, community information or specialty products about something truly unique in a community. At year end, more than 100 individual on-line products were being produced by our newspapers.

     This is still a new effort, with more to learn and understand about the differences in customer preferences, the medium and how to develop and create revenue for on-line services. In 1998 the expectation is to continue the rapid increase in the number of on-line products, improve the products and continue our progression to profitable on-line services. The company will also focus on positioning itself correctly today for tomorrow's opportunities and challenges.

     In the short term, the company's activities in the on-line environment are not expected to be profitable. However, that, of course, is the longer-term goal. The company's investment in these areas is not material to the company's financial position or results of operations.

     With respect to newspaper production, 61 daily newspaper plants print by the offset process, and 15 plants print using various letterpress processes. In recent years, improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked per page.

     The principal sources of newspaper revenues are circulation and advertising.

     Circulation: The table that follows summarizes the circulation volume and revenues of the newspapers owned by the company at the end of 1997.
USA TODAY circulation is included in this table.

     This table assumes that all newspapers owned by the company at the end of 1997 were owned during all years shown:


Circulation: newspapers owned on Dec. 28, 1997

                     Circulation      Daily          Sunday
                       revenues      net paid       net paid
                     in thousands   circulation    circulation
                     ------------   ------------   ------------

1997                   $987,289      6,673,000      6,086,000
1996                   $957,747      6,614,000      6,161,000
1995                   $920,822      6,691,000      6,440,000
1994                   $894,647      6,697,000      6,625,000
1993                   $877,703      6,693,000      6,690,000


     Twenty-nine of the company's local newspapers reported gains in daily circulation in 1997, and 11 increased Sunday circulation.

     Home-delivery prices for the company's newspapers are established individually for each newspaper and range from $1.25 to $3.60 per week in the case of daily newspapers and from $.70 to $2.00 per copy for Sunday newspapers. The company implemented circulation price increases at 45 newspapers in 1997 and plans additional increases in 1998.

     Additional information about the circulation of the company's newspapers may be found on pages 26-27 and 68-70 of this annual report.

     Advertising: The newspapers have advertising departments that sell retail, classified and national advertising. The Gannett Retail Advertising Group also sells advertising on behalf of the company's newspapers, other than USA TODAY, to national and regional retailers and service providers. The company also contracts with outside representative firms that specialize in the sale of national advertising. A detailed analysis of newspaper advertising revenues is presented on the following page and on page 26 of this report.

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

     Total newspaper ad revenues on a pro forma basis rose 7%. All major advertising classifications showed substantial year-over-year growth during 1997. Retail advertising revenues produced a strong performance, driven by medium and small advertisers. Revenues from these types of advertisers increased 5% during the year, while revenues from larger accounts increased 2%. Classified advertising revenues grew 10% on the strength of automotive, real estate, rentals and help wanted categories. National advertising revenues grew 11% and preprint revenues grew 4%.

     For 1998, the company expects further advertising revenue growth at most of its newspaper properties as a result of enhanced sales and marketing activities. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenues at all of the company's newspaper operations.

     During 1996, Gannett commissioned and published a Media Effectiveness Survey covering the United States, including Gannett and non-Gannett newspapers. The key finding was that daily newspapers are, by a wide margin, the medium of choice as consumers' primary advertising/information source for a wide variety of products and services. The results of the study were promoted during 1996 and 1997 in an ad campaign positioning newspapers as "The Welcome Medium." The ads ran in all Gannett newspapers and a variety of trade publications. They were also shared with the industry, appearing in more than 220 non-Gannett newspapers.

     The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the company at the end of 1997. This chart assumes that all of the newspapers owned at the end of 1997 were owned throughout the years shown:


Advertising: newspapers owned on Dec. 28, 1997

                     Advertising        Inches of
                    revenues (ROP)    advertising,
                     in thousands  excluding preprints
                     ------------  -------------------
1997                  $2,338,042        76,160,000
1996                  $2,163,195        71,518,000
1995                  $2,030,397        72,877,000
1994                  $1,954,573        73,460,000
1993                  $1,848,852        70,874,000

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

     At the end of 1997, The Cincinnati Enquirer, The Detroit News, The Honolulu Advertiser, The Tennessean at Nashville and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.

     Properties: Generally, the company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at Dec. 28, 1997, 12 non-Gannett printers were used to print the newspaper in the U.S.
in markets where there are no company newspapers with appropriate facilities. Three non-Gannett printers in foreign countries are used to print USA TODAY International. USA WEEKEND and Nursing Spectrum are also printed under contracts with commercial printing companies. Many of the company's newspapers also have outside news bureaus and sales offices, which generally are leased. In a few cities, two or more of the company's newspapers share combined facilities; and in certain locations, facilities are shared with other newspaper properties. The company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.

     During the past five years, new or substantial additions or remodeling of existing newspaper facilities have been completed or are at some stage of construction at 10 of the company's newspaper operations. Gannett continues to make significant investments in the renovation of existing or new facilities where the investment will help to improve the products for its readers and advertisers as well as improve productivity and operating efficiencies. The company's facilities are adequate for present operations.

     Raw materials: Newsprint is the basic raw material used to publish newspapers. During 1997, the company's newsprint consumption was approximately 891,000 metric tons, including the company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND and USA TODAY tonnage consumed at non-Gannett print sites. Newsprint consumption was up 8% in 1997 because of incremental consumption by newspaper properties acquired during the year and generally higher page count throughout the group. The company purchases newsprint from 28 North American and offshore suppliers under contracts which expire at various times through 2010.

     During 1997, all of the company's newspapers consumed some recycled newsprint. For the year, approximately 81% of the company's newsprint consumption contained recycled content.

     In 1997, newsprint supplies were adequate. The company believes that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.

     The average cost per ton of newsprint consumed in 1997 decreased 21% compared to the 1996 average cost. Some suppliers have announced plans to increase prices in 1998. However, it is not certain if market conditions will support those plans. In the absence of any newsprint price reductions in 1998, the company's average cost per ton consumed will be higher in 1998 because of the carryover effect of newsprint price increases in 1997.

     Regulation: Gannett is committed to protecting the environment. The company's goal is to ensure its facilities are in compliance with federal, state and local environmental laws and to incorporate appropriate environmental practices and standards in our newspaper, broadcast and cable operations. The company employs a corporate environmental manager responsible for oversight not only of regulatory compliance but also of preventive measures. The company is one of the industry leaders in the use of recycled newsprint. The company increased usage of newsprint containing recycled content from 42,000 metric tons in 1989 to more than 719,000 metric tons in 1997. The company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its environmental compliance plan, the company is taking effective measures to maintain compliance with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment.

     Several of the company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency ("EPA") or comparable state agencies. At one of these sites, one of the company's subsidiaries is a defendant in a case brought by the EPA where the amount in controversy is approximately $250,000. The company believes its liability is substantially less and is defending the case. The company provides for costs associated with these matters in accordance with generally accepted accounting principles. The company does not believe that these matters will have any significant impact on its financial position or results of operations.

     Additional information about the company's newspapers may be found on pages 68-71 of this report.

Broadcasting
     On Dec. 28, 1997, the company's television division, headquartered in Arlington, Va., included 18 television stations, in markets with a total of more than 14 million households. The company's radio division for fiscal
1997 included five radio stations in three markets. In January 1997, the company exchanged WLWT-TV (NBC-Cincinnati) and KOCO-TV (ABC-Oklahoma City) for WZZM-TV (ABC-Grand Rapids/Kalamazoo/Battle Creek) and WGRZ-TV (NBC-Buffalo). The exchange was necessary to comply with Federal
Communications Commission (FCC) cross-ownership rules. In May 1997, the company acquired KNAZ-TV(NBC-Flagstaff, Ariz.) and KMOH-TV (WB-Kingman, Ariz.).

     Early in the company's 1998 fiscal year, all five radio stations were sold and the company acquired the NBC-affiliated television stations in Bangor and Portland, Maine, bringing its complement of television stations to 20.

     At the end of 1997, the broadcasting division had approximately 2,900 full-time and part-time employees. Broadcasting revenues accounted for approximately 15% of the company's reported operating revenues in 1997, 16% in 1996 and 12% in 1995.

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

     Properties: The company's broadcasting facilities are adequately equipped with the necessary television broadcasting equipment. The company owns transmitter sites in 19 locations and leases sites in three others (including sites for the Maine television stations).

     During the past five years, new broadcasting facilities or substantial improvements to existing facilities were completed in Austin, Greensboro, N.C., Little Rock, Phoenix, Jacksonville, Atlanta and Washington, D.C. Substantial remodeling is underway in Knoxville and a new facility is being planned in Cleveland. The company's broadcast facilities are adequate for present purposes.

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

     Local news is most important to a station's success and there is a growing emphasis on other forms of programming that relates to the local community. Network and syndicated programming constitute the majority of all other programming broadcast on the company's television stations and the company's competitive position is directly affected by viewer acceptance of this programming.

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

     Regulation: The company's television stations are operated under the authority of the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (Communications Act), and the rules and policies of the FCC (FCC Regulations).

     Under amendments to the Communications Act effected by the Telecommunications Act of 1996 (the 1996 Act), television broadcast licenses will be granted for a maximum period of eight years. (The period was formerly five years.) Television broadcast licenses are renewable upon application to the FCC and in the past usually have been renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications has resulted in loss of the license. The company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC Regulations.

     FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming. FCC Regulations governing multiple ownership prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio; television and daily newspapers; radio and daily newspapers; or television and cable television). Pursuant to the 1996 Act, permanent waivers can be sought for television and radio ownership in the top 50 markets, however. Also, the 1996 Act limits the television broadcast interests held by any person to assure that stations under common control do not exceed an aggregate national audience reach of 35 percent. (Prior to enactment of the 1996 Act, the cap on audience reach was 25 percent and no single party could own more than 12 stations.) Presently, the company's
20 television stations reach an aggregate of 16.3% of U.S. TV households.

     The FCC's consent to the company's December 1995 acquisition of control of five television stations and two radio stations owned by Multimedia, Inc. was conditioned on the company's compliance (within 12 months) with FCC "one-to-a-market" rules. On Jan. 31, 1997, the company traded its television stations in Oklahoma City and Cincinnati for television stations in Grand Rapids and Buffalo, which resolved the FCC conditions affecting (1) cross-ownership of TV and cable systems in the area of Oklahoma City; (2) cross-ownership of a daily newspaper and a TV station in Cincinnati. In May 1996, the company sold its two radio stations in Macon, Ga., resolving the FCC radio and TV cross-ownership issue in that market. On Nov. 12, 1996, the company filed a request to extend its existing waiver for ownership of both Macon and Atlanta TV stations. The FCC granted an interim extension on July 30, 1997; however, the company believes that under the FCC's proposed rulemaking it will be able to maintain ownership of both Macon and Atlanta TV.

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

     Additional information about the company's television stations may be found on page 72 of this annual report.

Cable
     On Dec. 28, 1997, the company's cable division, headquartered in Wichita, Kan., operated cable television systems serving 478,000 subscribers in Kansas, Oklahoma, Illinois, Indiana and North Carolina. The cable division was acquired on Dec. 4, 1995 as part of the Multimedia purchase. At the end of 1997, the cable division had approximately 1,000 full-time and part-time employees.

     Cable television is the distribution of a wide variety of television and special information programs to subscribers within a community over a network of fiber-optic and coaxial cable.

     The principal sources of the company's cable division revenues are:
1) monthly fees paid by subscribers for primary services generally consisting of local and distant broadcast stations and public, educational and governmental channels required by local franchising authorities and a variety of satellite-delivered entertainment and information channels; 2) monthly and per-event fees paid by subscribers for premium television services which provide special programs such as recently released movies, entertainment programs or selected sports events. Subscribers can receive these programs on a designated channel of the cable system which is restricted with electronic security devices to isolate the pay television signal so that only subscribers to the service can receive it; and 3) local advertising revenues.

     The company holds approximately 160 franchises from local governing authorities which permit the company to operate a cable television system in the granting community. These franchises, which expire at varying dates ranging from one to 18 years, are generally non-exclusive and may be terminated for failure to comply with specified conditions. In most cases, the company is required to pay fees generally ranging from 3% to 5% of a system's revenues, to the local governing authority granting a franchise. At the end of 1997, approximately 117 systems, which account for more than 80% of the company's subscribers, have franchise agreements expiring in the year 2002 and beyond.

     The following table shows certain cable division information as of the end of 1997, 1996 and 1995.

                              1997      1996      1995
                            --------  --------  --------
Homes passed                 774,000   761,000   738,000
Basic subscribers            478,000   465,000   458,000
Pay subscribers              340,000   333,000   336,000
Basic penetration              61.8%     61.1%     62.1%
Pay-to-basic ratio             71.1%     71.6%     73.4%
Average monthly revenue
  per cable subscriber        $37.31   $35.00    $32.29

     The company's strategy is to develop clusters of cable television systems in suburban communities of major metropolitan markets and other areas with favorable demographics. Management believes that the clustering of cable systems produces operating, marketing and servicing efficiencies.
Management believes that clustering will also enable the company to achieve efficiencies in the future deployment of new services such as video-on-demand, interactive multimedia and competitive access.

     Properties: The company's cable systems and facilities are adequately equipped with the necessary cable equipment. Prior to acquisition by the company, the cable division began a major rebuild program to install fiber-optic cable and upgrade the technical capabilities of its cable systems. The rebuild program, which will be completed in the first half of 1998, enhances services through improved picture quality and reliability and provides the ability to offer additional services to subscribers.

     At Dec. 28, 1997, approximately 94% of the company's cable subscribers had advanced technical facilities (550MHZ to 750MHZ) capable of 80 and 110 channels of analog capacity, respectively. When the current rebuild program is completed, more than 95% of the company's customers will be served by advanced technical facilities. The rebuild plans include the future integration of digital compression and the installation of interactive converter boxes where they provide a direct financial return. The company estimates that approximately 50% of its subscribers might have the new converters within the next five years. The company believes its technological upgrades will prepare it for new competitors and potential revenue opportunities.

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

     The cable division competes with over-the-air television and radio broadcasting, newspapers, movie theaters, live entertainment and sporting events and home video products. Subscription television competition also includes expanding direct broadcast satellite services, multichannel, multipoint distribution services and private satellite master antenna television systems serving condominiums, apartment complexes and other private residential developments. The company's cable division competes for subscription revenues principally on the basis of quality of service, programming options and pricing. The cable division competes for advertising revenues principally on the basis of performance in helping sell the advertisers' products or services, and price.

     Other matters: In December 1997, the company announced that Multimedia Cablevision will acquire cable systems serving approximately 128,000 subscribers in Kansas from Tele-Communications, Inc., in exchange for its cable systems serving approximately 93,000 subscribers in suburban
Chicago, plus cash. The transaction is expected to close during mid-1998.

     The company is a partner with Hyperion Telecommunications, Inc., a subsidiary of Adelphia Cable, to construct and operate competitive access telephone services in its Wichita franchise area. The construction of the network is complete and the partnership is operating.

     Regulation: The cable television industry is subject to extensive federal, local and, in some cases, state regulation. The Cable Communications Policy
Act of 1984 (the 1984 Act) and its amendments (the 1992 Act and the 1996
Act) govern cable television. The FCC has the principal federal responsibility for regulating cable matters, including rates, customer service, ownership, carriage of broadcast signals and other programming, technical matters, leased access, franchises and consumer equipment standards.

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

     The 1992 Act rate regulations apply to basic service (which includes broadcast signals) unless a cable system is subject to "effective competition." Virtually all cable systems are subject to rate regulation. To regulate rates for basic service, local officials must follow detailed FCC guidelines and procedures. The 1992 Act also regulates non-basic (cable programming) rates. FCC rules also limit rates for consumer equipment. The rules permit cable companies periodic rate increases for inflation and certain external costs. Rates for per-channel or per-program premium services are not subject to regulation.

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

    The 1984 Act provides an incumbent cable operator with protections against denial of its franchise renewal, including the right to a fair hearing and a right of appeal. Nevertheless, franchise renewal is not assured. Upon renewal, new or more onerous requirements, such as upgrading of facilities and services or higher franchising fees, may occur.

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

     While the present rate structure for basic tiers has been retained, the 1996 Act deregulates rates for non-basic services for the company's cable systems, effective March 31, 1999. The FCC and Congress recently indicated that the termination of cable programming service tier rates in March 1999 may be revisited. Deregulation of rates also will occur immediately where a telephone company enters the cable franchising area and offers comparable video programming.

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

Alarm security business
     The company's alarm security business, Multimedia Security Service, was sold in March 1998.

Corporate facilities
     The company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The capital expenditure program for 1995, 1996 and 1997 included amounts for leasehold improvements, land, building, furniture, equipment and fixtures for headquarters operations. Headquarters facilities are adequate for present operations. In September 1996, the company purchased 30 acres of land in Fairfax County, Va., for use as a future site for corporate headquarters and perhaps other operations.

Employee relations
     At the end of 1997, the company and its subsidiaries had 39,400 full-time and part-time employees. On the basis of hours worked, the company employed the equivalent of 35,400 full-time employees. Five of the company's newspapers were published in 1997 together with non-company newspapers pursuant to joint operating agreements, and the employment numbers above include the company's pro-rata share of employees at those joint production and business operations.

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

     On July 13, 1995, approximately 2,500 workers from six unions began a strike against the company's largest local newspaper, The Detroit News, the Detroit Newspaper Agency and the Detroit Free Press, its agency partner. The strike was precipitated by unrealistic and excessive demands by the unions for wage increases and position levels. The strike ended in mid-February 1997 when the six striking unions made an unconditional offer to return to work. They continue to attempt a subscriber and advertiser boycott as they do not yet have contracts.

     Throughout the strike and despite union efforts at stopping delivery of the newspapers through intimidation and frequent violence, the newspapers published every day. Over 700 of the original strikers have now returned to work and approximately 1,100 replacement workers have been employed to fill other necessary positions. Litigation before the National Labor Relations Board and in the federal courts concerning the strike and its aftermath continues.

     The company provides competitive group life and medical insurance programs for full-time employees at each location. The company pays a substantial portion of these costs and employees contribute the balance. Virtually all of the company's units provide retirement or profit-sharing plans which cover eligible full-time employees.

     In 1990, the company established a 401(k) Savings Plan, which is available to most of its non-union employees.

Acquisitions and dispositions 1993-1997
     The growth of the company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1993 are shown below. The company has disposed of several businesses during this period, which also are presented.

Acquisitions 1993-1997

  Year                                                              Publication times
acquired           Name                   Location                  or business
-------- ------------------------      --------------             -----------------

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

1996     WTSP-TV                         Tampa-St.                  Television station
                                         Petersburg, Fla.

1997     WZZM-TV                         Grand Rapids, Mich.        Television station
         WGRZ-TV                         Buffalo, N.Y.              Television station
         Printed Media Companies         Minneapolis, Minn.         Commercial printing
         KNAZ-TV                         Flagstaff, Ariz.           Television station
         KMOH-TV                         Kingman, Ariz.             Television station
         Mary Morgan, Inc.               Greenbay, Wis.             Commercial printing
         Army Times Publishing Co., Inc. Springfield, Va.           Weekly and Monthly
                                                                    periodicals
         New Jersey Press, Inc.          Asbury Park and East
                                           Brunswick, N. J.         Two daily newspapers

Dispositions 1993-1997

Year                                                                Publication times
sold               Name                     Location                or business
-------- ------------------------        --------------             -----------------
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

1994     The Stockton Record             Stockton, Calif.           Daily and Sunday

1995     The Add Sheet                   Columbia, Mo.              Weekly advertising
                                                                    shopper

1996     WMAZ/WAYS-FM                    Macon, Ga.                 Radio stations
         Gannett Outdoor Group           Various major              Outdoor advertising
                                         markets, U.S. and
                                         Canada
         Multimedia Entertainment        New York, N.Y.             Television enter-
                                                                    tainment programming
         Louis Harris and
           Associates, Inc.              New York, N.Y.             Polling and research
         Gannett Community
           Directories                   Paramus, N.J.              Community directories
         KIIS/KIIS-FM                    Los Angeles, Calif.        Radio stations
         KSDO/KKBH-FM                    San Diego, Calif.          Radio stations
         WDAE/WUSA-FM                    Tampa, Fla.                Radio stations

1997     WLWT-TV                         Cincinnati, Ohio           Television station
         KOCO-TV                         Oklahoma City, Okla.       Television station
         Niagara Gazette                 Niagara Falls, N.Y.        Daily newspaper
         The Observer                    Moultrie, Ga.              Daily newspaper
         North Hills News Record         North Hills, Pa.           Daily newspaper
         Valley News Dispatch            Tarentum, Pa.              Daily newspaper

                                    -63-



QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 28, 1997            1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                               -----------    -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                          $  593,552     $  656,306     $  633,019     $  751,457     $2,634,334
Newspaper circulation                             233,370        232,237        235,439        247,095        948,141
Broadcasting                                      150,606        189,245        164,895        198,812        703,558
Cable and security                                 61,546         64,363         63,502         65,852        255,263
All other                                          37,683         45,676         49,235         55,601        188,195
                                               -----------    -----------    -----------    -----------    -----------
Total                                           1,076,757      1,187,827      1,146,090      1,318,817      4,729,491
                                               -----------    -----------    -----------    -----------    -----------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                      566,522        575,646        602,418        623,986      2,368,572
Selling, general and administrative expenses,
   exclusive of depreciation                      174,791        179,787        184,092        204,908        743,578
Depreciation                                       49,782         49,976         49,979         51,363        201,100
Amortization of intangible assets                  24,842         24,898         24,900         25,333         99,973
                                               -----------    -----------    -----------    -----------    -----------
Total                                             815,937        830,307        861,389        905,590      3,413,223
                                               -----------    -----------    -----------    -----------    -----------
Operating income                                  260,820        357,520        284,701        413,227      1,316,268
Non-operating (expense) income
Interest expense                                  (25,618)       (24,783)       (23,418)       (24,423)       (98,242)
Other                                              (5,088)        (1,004)        (1,573)        (1,382)        (9,047)
                                               -----------    -----------    -----------    -----------    -----------
Total                                             (30,706)       (25,787)       (24,991)       (25,805)      (107,289)
                                               -----------    -----------    -----------    -----------    -----------
Income before income taxes                        230,114        331,733        259,710        387,422      1,208,979
Provision for income taxes                         95,050        137,000        107,250        157,000        496,300
                                               -----------    -----------    -----------    -----------    -----------
Income from continuing operations                 135,064        194,733        152,460        230,422        712,679
Discontinued operations
Income from the operation of discontinued
   operations, net of income taxes
Gain from the sale of discontinued operations,
   net of income taxes
                                               -----------    -----------    -----------    -----------    -----------
Total income from discontinued operations
                                               -----------    -----------    -----------    -----------    -----------
Net income                                     $  135,064     $  194,733     $  152,460     $  230,422     $  712,679
                                               ===========    ===========    ===========    ===========    ===========
Basic earnings per share
Basic earnings from continuing
   operations                                       $0.48          $0.69          $0.54          $0.81          $2.52
Basic earnings from discontinued operations:
   Discontinued operations, net of tax
   Gain from sale of discontinued
      operations, net of tax
                                               -----------    -----------    -----------    -----------    -----------
Net income per share - basic                        $0.48          $0.69          $0.54          $0.81          $2.52
                                               ===========    ===========    ===========    ===========    ===========
Diluted earnings per share
Diluted earnings from continuing
   operations (1)                                   $0.48          $0.68          $0.53          $0.80          $2.50
Diluted earnings from discontinued operations:
   Discontinued operations, net of tax
   Gain from sale of discontinued
      operations, net of tax
                                               -----------    -----------    -----------    -----------    -----------
Net income per share - diluted (1)                  $0.48          $0.68          $0.53          $0.80          $2.50
                                               ===========    ===========    ===========    ===========    ===========

(1)  As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 29, 1996         1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                            -----------    -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                       $  556,885     $  604,980     $  585,814     $  669,871     $2,417,550
Newspaper circulation                          229,417        227,260        229,197        231,803        917,677
Broadcasting                                   141,688        176,306        178,879        190,063        686,936
Cable and security                              56,612         57,732         58,332         59,824        232,500
All other                                       39,281         43,016         40,481         43,666        166,444
                                            -----------    -----------    -----------    -----------    -----------
Total                                        1,023,883      1,109,294      1,092,703      1,195,227      4,421,107
                                            -----------    -----------    -----------    -----------    -----------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                   590,515        587,515        612,888        576,930      2,367,848
Selling, general and administrative
   expenses, exclusive of depreciation         168,707        168,590        174,533        187,654        699,484
Depreciation                                    48,837         49,034         48,772         46,368        193,011
Amortization of intangible assets               23,515         23,481         23,472         23,891         94,359
                                            -----------    -----------    -----------    -----------    -----------
Total                                          831,574        828,620        859,665        834,843      3,354,702
                                            -----------    -----------    -----------    -----------    -----------
Operating income                               192,309        280,674        233,038        360,384      1,066,405
Non-operating (expense) income
Interest expense                               (39,528)       (38,403)       (34,111)       (23,521)      (135,563)
Other                                           (1,583)          (657)        (3,917)       161,982 (2)    155,825 (2)
                                            -----------    -----------    -----------    -----------    -----------
Total                                          (41,111)       (39,060)       (38,028)       138,461         20,262
                                            -----------    -----------    -----------    -----------    -----------
Income before income taxes                     151,198        241,614        195,010        498,845      1,086,667
Provision for income taxes                      64,750        104,375         83,800        209,775        462,700
                                            -----------    -----------    -----------    -----------    -----------
Income from continuing operations               86,448        137,239        111,210        289,070 (2)    623,967 (2)
Discontinued operations
Income from the operation of discontinued
   operations, net of income taxes               2,902         12,777          8,861                        24,540
Gain from the sale of discontinued
   operations, net of income taxes                                           294,580                       294,580
                                            -----------    -----------    -----------    -----------    -----------
Total income from discontinued operations        2,902         12,777        303,441              0        319,120
                                            -----------    -----------    -----------    -----------    -----------
Net income                                  $   89,350     $  150,016     $  414,651     $  289,070 (2) $  943,087 (2)
                                            ===========    ===========    ===========    ===========    ===========
Basic earnings per share
Basic earnings from continuing
   operations (1)                                $0.31          $0.48          $0.39          $1.02 (2)      $2.21 (2)
Basic earnings from discontinued operations:
   Discontinued operations, net of tax           $0.01          $0.05          $0.03                         $0.09
   Gain from sale of discontinued
     operations, net of tax                                                    $1.05                         $1.05
                                            -----------    -----------    -----------    -----------    -----------
Net income per share - basic (1)                 $0.32          $0.53          $1.47          $1.02 (2)      $3.35 (2)
                                            ===========    ===========    ===========    ===========    ===========

Diluted earnings per share
Diluted earnings from continuing
   operations                                    $0.31          $0.48          $0.39          $1.02 (2)      $2.20 (2)
Diluted earnings from discontinued
   operations:
   Discontinued operations, net of tax            0.01           0.05           0.03                          0.09
   Gain from sale of discontinued
      operations, net of tax                                                    1.04                          1.04
                                            -----------    -----------    -----------    -----------    -----------
Net income per share - diluted                   $0.32          $0.53          $1.46          $1.02 (2)      $3.33 (2)
                                            ===========    ===========    ===========    ===========    ===========

(1)  As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.
(2)  Includes pre-tax, non-cash, non-operating gain of $158 million on the December 1996 exchange of broadcast stations
     (after-tax gain of $93 million of $0.33 per share).

SCHEDULES TO FORM 10-K INFORMATION
In thousands of dollars
Property, plant & equipment
                                   Balance at
                                   beginning        Additions              Retirements      Other         Balance at end
Classification                     of period         at cost                 or sales      changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------

Dec. 31, 1995
Land                                  $130,166            $11,328                $2,943          $50           $138,601
Buildings & improvements               690,589             56,301                 7,501          121            739,510
Cable and security systems and
 advertising display structures        259,532            407,832                 2,979        1,086            665,471
Machinery, equipment & fixtures      1,669,192            272,112                46,828          417          1,894,893
Construction in progress and
 deposits on contracts                  64,977             56,211                     0            3            121,191
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $2,814,456           $803,784  (A)(E)       $60,251       $1,677  (D)    $3,559,666
                                 ============== ========================= ============== ================ ==============
Dec. 29, 1996
Land                                  $138,601            $47,982               $11,067        $(678)          $174,838
Buildings & improvements               739,510             54,419                28,455        4,982            770,456
Cable and security systems and
 advertising display structures        665,471             91,953               276,162         (209)           481,053
Machinery, equipment & fixtures      1,894,893            150,005               114,865       (3,975)         1,926,058
Construction in progress and
 deposits on contracts                 121,191            (50,696)                 (913)        (413)            70,995
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $3,559,666           $293,663  (B)(E)      $429,636        $(293) (D)    $3,423,400
                                 ============== ========================= ============== ================ ==============
Dec. 28, 1997
Land                                  $174,838             $2,544                $1,435         $(63)          $175,884
Buildings & improvements               770,456             73,581                 7,265        3,385            840,157
Cable and security sytems              481,053             76,574                13,383        3,975            548,219
Machinery, equipment & fixtures      1,926,058            260,814                46,508         (216)         2,140,148
Construction in progress and
 deposits on contracts                  70,995              3,637                17,122       (7,081)            50,429
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $3,423,400           $417,150 (C)(E)      $  85,713      $     0         $3,754,837
                                 ============== ========================= ============== ================ ==============
Notes
(A) Includes assets at acquisition net of adjustments for prior years' acquisitions          $ 620,248
(B) Includes assets at acquisition net of adjustments for prior years' acquisitions          $  33,616
(C) Includes assets at acquisition net of adjustments for prior years' acquisitions          $ 195,899
(D) Principally the effect of current foreign currency translation adjustment.
(E) Includes capitalized interest of $2,529 in 1995, $3,643 in 1996 and $1,624 in 1997.
(F) Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements,
    3.3% to 20% for cable and security systems and 4% to 30% for machinery, equipment and fixtures.
(G) Includes depreciation expense reflected with earnings from discontinued operations of
    $10,676 in 1996 and $15,918 in 1995.


SCHEDULES TO FORM 10-K INFORMATION


In thousands of dollars
Accumulated depreciation and
amortization of property,
plant and equipment

                                   Balance at   Additions charged
                                   beginning         to costs              Retirements      Other         Balance at end
                                   of period       and expenses              or sales      changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------

Dec. 31, 1995
Buildings and improvements            $271,529            $25,818                $2,422         $308           $295,233
Cable and security systems and
 advertising display structures        148,980             14,488                 2,046          524            161,946
Machinery, equipment and fixtures      965,803            119,351                53,420           66          1,031,800
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,386,312           $159,657 (F)(G)        $57,888         $898  (D)    $1,488,979
                                 ============== ========================= ============== ================ ==============

Dec. 29, 1996
Buildings and improvements            $295,233            $25,103               $15,139      $(4,422)          $300,775
Cable and security systems and
 advertising display structures        161,946             25,761               169,625       14,515             32,597
Machinery, equipment and fixtures    1,031,800            152,823                87,239       (1,416)         1,095,968
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,488,979           $203,687 (F)(G)       $272,003       $8,677  (D)    $1,429,340
                                 ============== ========================= ============== ================ ==============
Dec. 28, 1997
Buildings and improvements          $  300,775            $24,396                $5,148       $4,057         $  324,080
Cable and security systems              32,597             60,377                 5,976       (3,892)            83,106
Machinery, equipment and fixtures    1,095,968            116,327                56,521         (165)         1,155,609
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,429,340           $201,100 (F)           $67,645      $     0         $1,562,795
                                 ============== ========================= ============== ================ ==============

(D)(F) and (G) See page 66



Valuation and qualifying accounts

                                Balance at    Additions charged  Additions (reductions)
Allowance for doubtful           beginning         to costs        for acquisitions/       Deductions    Balance at end
receivables                      of period       and expenses        dispositions        from reserves     of period
                               -------------- ------------------ ---------------------- ---------------- --------------
Year ended Dec. 31, 1995             $15,846            $19,101                $ 6,394          $19,159        $22,182
Year ended Dec. 29, 1996             $22,182            $22,847                $(1,706)         $24,381        $18,942
Year ended Dec. 28, 1997             $18,942            $22,333                $   618          $23,873        $18,020

Supplementary income statement information (from continuing operations)
Fiscal year ended                               Dec. 28, 1997     Dec. 29, 1996     Dec. 31, 1995
                                              ------------------ --------------- ----------------
Maintenance and repairs                             $50,631          $47,879          $37,171
Taxes other than payroll and income tax
 Property                                           $20,426          $19,344          $15,956
 Other                                              $10,601          $10,120          $10,436
                                              ------------------ --------------- ----------------
 Total                                              $31,027          $29,464          $26,392
                                              ------------------ --------------- ----------------

                                    -67-

MARKETS WE SERVE
NEWSPAPERS AND NEWSPAPER DIVISION
Daily newspapers
    State                                                            Circulation Circulation  Circulation         Joined
  Territory            City                     Newspaper              Morning    Afternoon     Sunday    Founded Gannett   *
-------------- --------------------- ------------------------------- ----------- ------------ ----------- ------- -------------
Alabama        Montgomery            The Montgomery Advertiser           58,094                   73,160  1829    1995     (77)
Arizona        Tucson                Tucson Citizen                                   43,946              1870    1976     (41)
Arkansas       Mountain Home         The Baxter Bulletin                 10,556                           1901    1995     (78)
California     Marin County          Marin Independent Journal                        40,530      41,954  1861    1980     (60)
               Palm Springs          The Desert Sun                      49,282                   51,752  1927    1986     (71)
               Salinas               The Californian                     19,767                           1871    1977     (47)
               San Bernardino        The San Bernardino County Sun       79,943                   88,751  1894    1969     (20)
               Tulare                Tulare Advance-Register                           8,057              1882    1993     (76)
               Visalia               Visalia Times-Delta                 22,096                           1859    1977     (48)
Colorado       Fort Collins          Fort Collins Coloradoan             29,296                   36,176  1873    1977     (49)
Connecticut    Norwich               Norwich Bulletin                    31,878                   37,499  1791    1981     (63)
Delaware       Wilmington            The News Journal                   125,011                  149,404  1871    1978     (55)
Florida        Brevard County        FLORIDA TODAY                       87,324                  114,450  1966    1966     (18)
               Fort Myers            News-Press                          89,099                  107,201  1884    1971     (34)
               Pensacola             Pensacola News Journal              61,550                   83,378  1889    1969     (21)
Georgia        Gainesville           The Times                                        22,642      26,985  1947    1981     (62)
Guam           Agana                 Pacific Daily News                  24,467                   23,866  1944    1971     (33)
Hawaii         Honolulu              The Honolulu Advertiser            106,593                  191,588  1856    1993     (75)
Idaho          Boise                 The Idaho Statesman                 64,303                   86,534  1864    1971     (26)
Illinois       Danville              Commercial-News                                  18,828      20,771  1866    1934      (6)
               Rockford              Rockford Register Star              73,473                   85,998  1855    1967     (19)
Indiana        Lafayette             Journal and Courier                 36,846                   44,697  1829    1971     (27)
               Marion                Chronicle-Tribune                   19,571                   22,713  1867    1971     (30)
               Richmond              Palladium-Item                                   19,415      23,674  1831    1976     (40)
Iowa           Des Moines            The Des Moines Register            163,998                  273,131  1849    1985     (67)
               Iowa City             Iowa City Press-Citizen             14,999                           1860    1977     (51)
Kentucky       Louisville            The Courier-Journal                231,191                  315,499  1868    1986     (73)
Louisiana      Monroe                The News-Star                       38,126                   43,100  1890    1977     (54)
               Shreveport            The Times                           76,661                   95,446  1871    1977     (53)
Michigan       Battle Creek          Battle Creek Enquirer                            26,830      35,955  1900    1971     (28)
               Detroit               The Detroit News                                247,299              1873    1986     (70)
                                     The Detroit News and Free Press                             829,803
               Lansing               Lansing State Journal               70,521                   93,717  1855    1971     (25)
               Port Huron            Times Herald                                     31,344      42,438  1900    1970     (22)
Minnesota      St. Cloud             St. Cloud Times                                  28,273      37,920  1861    1977     (46)
Mississippi    Hattiesburg           Hattiesburg American                             24,971      29,190  1897    1982     (65)
               Jackson               The Clarion-Ledger                 106,002                  126,590  1837    1982     (64)
Missouri       Springfield           Springfield News-Leader             63,163                   97,069  1893    1977     (45)
Montana        Great Falls           Great Falls Tribune                 33,344                   39,587  1885    1990     (74)
Nevada         Reno                  Reno Gazette-Journal                66,846                   84,024  1870    1977     (42)
New Jersey     Asbury Park           Asbury Park Press                  155,184                  224,456  1879    1997     (86)
               Bridgewater           The Courier-News                    45,234                   46,512  1884    1927      (4)
               Cherry Hill           Courier-Post                        86,135                   97,044  1875    1959      (8)
               East Brunswick        Home News Tribune                   74,748                   82,008  1879    1997     (87)
               Vineland              The Daily Journal                                17,405              1864    1986     (72)
New York       Binghamton            Press & Sun-Bulletin                66,675                   85,062  1904    1943      (7)
               Elmira                Star-Gazette                        32,012                   44,927  1828    1906      (1)
               Ithaca                The Ithaca Journal                  19,229                           1815    1912      (2)
               Poughkeepsie          Poughkeepsie Journal                42,993                   58,083  1785    1977     (44)
               Rochester             Rochester Democrat and Chronicle   167,836                  246,651  1833    1928      (5)
               Utica                 Observer-Dispatch                   50,525                   61,366  1817    1922      (3)
               Gannett Suburban Newspapers
                Mamaroneck           The Daily Times                                   5,159       5,278  1879    1964     (15)
                Mount Vernon         The Daily Argus                      6,289                    7,515  1892    1964     (14)
                New Rochelle         The Standard-Star                   10,012                   10,681  1908    1964     (12)
                Ossining             The Citizen-Register                              5,823       6,769  1847    1964     (16)
                Peekskill            The Star                                          6,481       8,070  1922    1985     (69)
                Port Chester         The Daily Item                                    8,734       9,369  1885    1964     (13)
                Tarrytown            The Daily News                                    3,280       3,701  1897    1964     (17)
                West Nyack-Rockland  Rockland Journal-News               39,346                   48,183  1850    1964     (10)
                White Plains         The Reporter Dispatch                            47,474      56,306  1829    1964      (9)
                Yonkers              The Herald Statesman                21,258                   26,646  1852    1964     (11)
North Carolina Asheville             Asheville Citizen-Times             60,501                   71,111  1870    1995     (79)
Ohio           Chillicothe           Chillicothe Gazette                              16,356              1800    1977     (52)
               Cincinnati            The Cincinnati Enquirer            201,720                  333,724  1841    1979     (56)
               Fremont               The News-Messenger                               13,968              1856    1975     (38)
               Gallipolis            Gallipolis Daily Tribune             5,535                   11,786  1893    1995     (80)
               Marietta              The Marietta Times                               12,715              1864    1974     (37)
               Pomeroy               The Daily Sentinel                                4,772              1941    1995     (81)
               Port Clinton          News Herald                                       5,902              1864    1975     (39)
Oklahoma       Muskogee              Muskogee Daily Phoenix
                                      and Times-Democrat                 19,361                   20,488  1888    1977     (50)
Oregon         Salem                 Statesman Journal                   60,204                   69,157  1851    1974     (36)
Pennsylvania   Chambersburg          Public Opinion                                   21,673              1869    1971     (24)
               Lansdale              The Reporter                                     19,697              1870    1980     (61)
South Carolina Greenville            The Greenville News                 97,607                  135,325  1874    1995     (82)
South Dakota   Sioux Falls           Argus Leader                        51,265                   73,116  1881    1977     (43)
Tennessee      Clarksville           The Leaf-Chronicle                  21,393                   25,374  1808    1995     (83)
               Jackson               The Jackson Sun                     39,955                   44,103  1848    1985     (68)
               Nashville             The Tennessean                     148,458                  278,159  1812    1979     (57)
Texas          El Paso               El Paso Times                       69,555                   97,657  1879    1972     (35)
Vermont        Burlington            The Burlington Free Press           52,692                   63,954  1827    1971     (23)
Virginia       Arlington             USA TODAY                        2,234,474                           1982    1982     (66)
               Staunton              The Daily News Leader               18,167                   22,164  1904    1995     (84)
Washington     Bellingham            The Bellingham Herald               26,883                   34,252  1890    1971     (31)
               Olympia               The Olympian                        38,615                   46,524  1889    1971     (29)
West Virginia  Huntington            The Herald-Dispatch                 38,769                   44,149  1909    1971     (32)
               Point Pleasant        Point Pleasant Register                           5,219              1862    1995     (85)
Wisconsin      Green Bay             Green Bay Press-Gazette                          57,958      86,682  1915    1980     (58)
               Wausau                Wausau Daily Herald                              24,513      31,734  1903    1980     (59)


* Number in parentheses notes chronological order in which existing newspapers joined Gannett.

Army Times Publishing Co.
Headquarters:  Springfield, Va.
Publications:  Army Times, Navy Times, Navy Times Marine Corps edition,
               Air Force Times, Federal Times, Defense News, Space News, Military Market

Nursing Spectrum
Offices: Annandale, Va. (serving Washington, D.C./Baltimore); Barrington, Ill. (serving Illinois and Indiana); Ft. Lauderdale, Fla. (serving Ft. Lauderdale and Tampa); King of Prussia, Pa. (serving Philadelphia); Westbury, N.Y. (serving New York and New Jersey); Lexington, Mass. (serving New England states)

                                    -68-, -69-, -70-

Non-daily publications:
Weekly, semi-weekly or monthly publications in Alabama,Arizona, Arkansas, California, Colorado, Delaware, Florida, Georgia, Guam, Idaho,
Illinois, Indiana, Iowa, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri,Montana, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, Washington, West Virginia, Wisconsin

USA WEEKEND
Circulation 21.2 million in 526 newspapers
Headquarters:  Arlington, Va.
Advertising offices:  Chicago; Detroit; Los Angeles; New York; San Francisco

Gannett Media Technologies International
Cincinnati, Ohio

Gannett Offset
Headquarters:  Springfield, Va.
Offset sites: Atlanta; Chandler, Ariz.; Minneapolis, Minn.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Olivette, Mo.; Pensacola, Fla.; Springfield, Va.

Gannett Direct Marketing Services, Inc.
Louisville, Ky.

Gannett TeleMarketing, Inc.
Headquarters:  Springfield, Va.
Operations:  Cincinnati, Ohio; Louisville, Ky.; Nashville, Tenn.;
Silver Spring, Md.

Telematch
Springfield, Va

Gannett Retail Advertising Group
Chicago

Gannett New Media
Arlington, Va.
Functions: New business opportunity and investment review and management

Gannett Satellite Information Network
Arlington, Va.

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

International offices:  Hong Kong; London, England; Paris, France; Singapore

Advertising offices:  Arlington, Va.; Atlanta; Chicago; Dallas;
Detroit; Hong Kong; London, England; Los Angeles; New York;
San Francisco

USA TODAY Baseball Weekly                Circulation 265,000
Editorial and advertising offices        Arlington, Va.

USA TODAY Information Network            Arlington, Va.

                                    -71-

BROADCASTING AND CABLE DIVISIONS
Television stations
                                                                          **
                                                                       Weekly              Joined
     State               City            Station     Channel/Network   Audience   Founded  Gannett   *
---------------- --------------------- ------------ ----------------- ----------- -------- -------------
Arizona          Flagstaff             KNAZ-TV      Channel 2/NBC         73,000  1970     1997     (17)
                 Kingman               KMOH-TV      Channel 6/WB           6,000  1988     1997     (18)
                 Phoenix               KPNX-TV      Channel 12/NBC     1,103,000  1953     1979      (3)
Arkansas         Little Rock           KTHV-TV      Channel 11/CBS       400,000  1955     1994      (9)
Colorado         Denver                KUSA-TV      Channel 9/NBC      1,267,000  1952     1979      (2)
District of
 Columbia        Washington            WUSA-TV      Channel 9/CBS      1,911,000  1949     1986      (5)
Florida          Jacksonville          WTLV-TV      Channel 12/NBC       438,000  1957     1988      (7)
                 Tampa-St. Petersburg  WTSP-TV      Channel 10/CBS     1,152,000  1965     1996     (14)
Georgia          Atlanta               WXIA-TV      Channel 11/NBC     1,493,000  1948     1979      (1)
                 Macon                 WMAZ-TV      Channel 13/CBS       207,000  1953     1995     (10)
Maine            Bangor                WLBZ-TV      Channel 2/NBC        132,000  1954     1998     (19)
                 Portland              WCSH-TV      Channel 6/NBC        359,000  1953     1998     (20)
Michigan         Grand Rapids          WZZM-TV      Channel 13/ABC       425,000  1962     1997     (15)
Minnesota        Minneapolis-St. Paul  KARE-TV      Channel 11/NBC     1,290,000  1953     1983      (4)
Missouri         St. Louis             KSDK-TV      Channel 5/NBC      1,087,000  1947     1995     (11)
New York         Buffalo               WGRZ-TV      Channel 2/NBC        543,000  1954     1997     (16)
North Carolina   Greensboro            WFMY-TV      Channel 2/CBS        518,000  1949     1988      (8)
Ohio             Cleveland             WKYC-TV      Channel 3/NBC      1,401,000  1948     1995     (12)
Tennessee        Knoxville             WBIR-TV      Channel 10/NBC       438,000  1956     1995     (13)
Texas            Austin                KVUE-TV      Channel 24/ABC       365,000  1971     1986      (6)


**Weekly audience for television stations is number of TV households reached, according to the November 1997 Nielsen book.
*Number in parentheses notes chronological order in which existing stations joined Gannett.


Multimedia Cablevision Co.
Headquarters:  Wichita, Kan.
Regional offices:  Edmond, Okla.; Oak Lawn, Ill.; Rocky Mount, N.C.;
Wichita, Kan.


GANNETT ON THE NET

News and information about Gannett is available on our Web site - www.gannett.com. The following Gannett properties also offer online services or informational sites on the Web:

USA TODAY
www.usatoday.com

USA WEEKEND
www.usaweekend.com

Asbury Park (N.J.) Press
www.injersey.com

Asheville (N.C.) Citizen Times
www.carolinamountains.com

Press & Sun Bulletin, Binghamton, N.Y.
www.pressconnects.com

FLORIDA TODAY, Brevard County
www.flatoday.com

The Cincinnati Enquirer
enquirer.com

The Des Moines Register
www.dmregister.com

The Detroit News
detnews.com

Home News Tribune, East Brunswick, N.J.
www.injersey.com

Star-Gazette, Elmira, N.Y.
www.star-gazette.com

News-Press, Fort Myers, Fla.
www.southwestfloridaonline.com

Green Bay (Wis.) Press-Gazette
www.greenbaypressgazette.com

The Greenville (S.C.) News
greenvilleonline.com

Journal and Courier, Lafayette, Ind.
www.jconline.com

Lansing (Mich.) State Journal
www.lansinglife.com

The Courier-Journal, Louisville, Ky.
www.courier-journal.com

Marin (County, Calif.) Independent Journal www.marinij.com

The Tennessean, Nashville
www.tennessean.com

Pensacola (Fla.) News Journal
www.gulfcoastgateway.com

Poughkeepsie (N.Y.) Journal
www.pojonews.com

Reno (Nev.) Gazette-Journal
www.nevadanet.com

Rochester (N.Y.) Democrat and Chronicle
www.rochesterdandc.com

St. Cloud (Minn.) Times
www.sctimes.com

Argus Leader, Sioux Falls, S.D.
www.argusleader.com

Gannett Suburban Newspapers,
Westchester County, N.Y.
www.nynews.com

The News Journal, Wilmington, Del.
www.delewareonline.com

Army Times
www.armytimes.com

Navy Times
www.navytimes.com

Marine Corps Edition of Navy Times
www.navytimes.com/marinetimes

Air Force Times
www.airforcetimes.com

Federal Times
www.federaltimes.com

Defense News
www.defensenews.com

Space News
www.spacenews.com

Gannett Media Technologies International www.gmti.com

Nursing Spectrum
www.nursingspectrum.com/index.htm

WXIA-TV, Atlanta
www.11alive.com

KVUE-TV, Austin, Texas
www.kvue.com

KUSA-TV, Denver
www.9news.com

WMAZ-TV, Macon, Ga.
www.13wmaz.com

KARE-TV, Minneapolis-St. Paul
www.kare11.com

WUSA-TV, Washington, D.C.
www.wusatv.com

WTSP-TV, Tampa-St.Petersburg, Fla.
www.wtsp.com

                                   -72-

Shareholder Services

Gannett stock
     Gannett Co., Inc. shares are traded on the New York Stock Exchange with the symbol GCI.

     The Company's transfer agent and registrar is Norwest Bank Minnesota, N.A. General inquiries and requests for enrollment materials for the programs described below should be directed to Norwest's Stock Transfer Department, P.O. Box 64854, St. Paul, MN 55164-0854 or by telephone at 1-800-778-3299.

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

Annual meeting
     The annual meeting of shareholders will be held at 10 a.m. Tuesday, April 28, 1998 at Gannett headquarters.

For more information
     News and information about Gannett is available on our Web site (www.gannnett.com). Quarterly earnings information will be available around the middle of April, July and October 1998.
     Shareholders who wish to contact the Company directly about their Gannett stock should call Shareholder Services at Gannett headquarters, 703-284-6960.

Gannett Headquarters
1100 Wilson Boulevard
Arlington, VA  22234
703-284-6000

Printed on Recycled Paper

                                  -73-