Form 10-K, Exhibit 13
period 1998-12-27
GANNETT CO INC /DE/
filed 1999-03-22
CIK 39899

Company Profile

          Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and cable television systems, and is engaged in marketing, commercial printing, a newswire service, data services and news programming. Gannett is a nationwide company with headquarters in Arlington, Va., and operations in 45 states, the District of Columbia and Guam.

          Gannett is the USA's largest newspaper group in terms of circulation. The company's 75 daily newspapers have a combined daily paid circulation of more than 6.7 million. They include USA TODAY, the nation's largest-selling daily newspaper, with a circulation of approximately 2.2 million. In addition, Gannett owns a variety of non-daily publications, including USA WEEKEND, a weekly newspaper magazine.

          The company owns and operates 21 television stations covering
16.7 percent of the USA and cable television systems in major U.S. markets. Gannett was founded by Frank E. Gannett and associates in 1906 and incorporated in 1923. The company went public in 1967. Its nearly 280 million shares of common stock are held by more than 14,000 shareholders of record in all 50 states and abroad. The company has approximately 39,400 employees.

Board of Directors

John J. Curley
Chairman and chief executive officer, Gannett Co., Inc. Formerly:
Chairman, president and chief executive officer, Gannett Co., Inc. (1989-1997). Age 60. (b,d,f,g)

Meredith A. Brokaw
Founder, Penny Whistle Toys, Inc., New York City, and author of children's books. Other directorships: Conservation International, Washington, D.C.; Women's First Health Care. Age 58. (b,d,e)

Peter B. Clark
Former chairman, president and chief executive officer, The Evening News Association (1969-86). Age 70. (e,g)

Stuart T.K. Ho
Chairman of the board and president, Capital Investment of Hawaii, Inc. Other directorships: Aloha Airgroup, Inc.; College Retirement Equities Fund; Capital Investment of Hawaii, Inc.; Pacific Century Financial Corporation. Age 63. (a,b,c)

Drew Lewis
Former chairman and chief executive officer, Union Pacific Corporation. Other directorships: Aegis Communications; American Express Co.;
FPL Group, Inc.; Gulfstream Aerospace; Lucent Technologies; Millennium Bank; Union Pacific Resources Group Inc. Age 67. (a,d)

Josephine P. Louis
Chairman and chief executive officer, Eximious Inc., and Eximious Ltd. Other directorships: HDO Productions, Inc.; trustee, Chicago Horticultural Society; trustee, Chicago Historical Society. Age 68. (a,b,e)

Douglas H. McCorkindale
Vice chairman and president, Gannett Co., Inc. Formerly: Vice chairman and chief financial and administrative officer, Gannett Co., Inc. (1985-1997). Other directorships: Continental Airlines, Inc.; Frontier Corporation; and funds which are part of the Prudential group of mutual funds. Age 59. (b,f,g)

Samuel J. Palmisano
Senior vice president and group executive, IBM Global Services.  Age 47.

Thomas A. Reynolds Jr.
Chairman emeritus of Chicago law firm of Winston & Strawn. Other directorships: Union Pacific Corporation. Age 70. (a,b,c)

Karen Hastie Williams
Partner of Washington, D.C., law firm of Crowell & Moring. Other directorships: Crestar Financial Services Corporation; Continental Airlines, Inc.; Fannie Mae; Washington Gas Light Company. Age 54. (a,c)

(a) Member of Audit Committee.
(b) Member of Executive Committee.
(c) Member of Executive Compensation Committee.
(d) Member of Management Continuity Committee.
(e) Member of Public Responsibility and Personnel Practices Committee.
(f) Member of Gannett Management Committee.
(g) Member of Contributions Committee.

Company & Divisional Officers

     Gannett's principal management group is the Gannett Management Committee, which coordinates overall management policies for the company. The Gannett Newspaper Operating Committee oversees operations of the company's newspaper division. The Gannett Broadcasting Operating Committee coordinates management policies for the company's television stations and cable operations. The members of these three groups are identified at right and on the previous pages.

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

(a)  Member of the Gannett Management Committee.

(b)  Member of the Gannett Newspaper Operating Committee.

(c)  Member of the Gannett Broadcasting Operating Committee

Christopher W. Baldwin, Vice president, taxes. Age 55.

Sara M. Bentley, President, Gannett Northwest Newspaper Group, and president and publisher, Statesman Journal, Salem, Ore. Formerly: President and publisher, Statesman Journal (1988-1994). Age 47. (b)

Michael C. Burrus, President, Multimedia Cablevision. Formerly: Vice president, Multimedia, Inc., and president, Multimedia Cablevision and Multimedia Security (1993-1995). Age 44. (c)

Thomas L. Chapple, Senior vice president, general counsel and secretary.
Formerly: Vice president, general counsel and secretary (1991-1995). Age
51. (a)

Richard L. Clapp, Senior vice president/human resources. Formerly: Vice president, compensation and benefits (1983-1995). Age 58. (a)

Susan Clark-Johnson, Senior group president, Gannett Pacific Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal.
Formerly: President, Gannett West Newspaper Group, and president and publisher, Reno Gazette-Journal (1985-1994). Age 52. (b)

Michael J. Coleman, Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard
County. Formerly: President, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY (1991-1994). Age 55. (b)

Robert T. Collins, President, New Jersey Newspaper Group, and president and publisher, Asbury Park Press, Home News Tribune, East Brunswick, N.J., and Ocean County Newspapers. Formerly: President and publisher, Asbury Park Press and Home News Tribune (1997-1998); president and publisher, Courier-Post, Cherry Hill, N.J. (1993-1997). Age 55. (b)

Thomas Curley, Senior vice president, administration, and president and publisher, USA TODAY. Formerly: President and publisher, USA Today (1991-1998). Thomas Curley is the brother of John J. Curley. Age 50. (a)

Philip R. Currie, Senior vice president, news, Newspaper Division.
Formerly: Vice president, news, Newspaper Division (1982-1995). Age
57. (b)

Ardyth R. Diercks, Senior vice president, Gannett Television.  Formerly:
President and general manager, KSDK-TV, St. Louis (1996-1998); president and general manager, KVUE-TV, Austin, Texas (1994-1996); vice president and general manager, KVUE-TV (1992-1994). Age 44. (c)

Craig A. Dubow, Executive vice president, Gannett Television.  Formerly:
President and general manager, WXIA-TV, Atlanta (1992-1996). Age 44. (c)

Daniel S. Ehrman Jr., Vice president, planning and development. Formerly:
Senior vice president, Gannett Broadcasting (1995-1997); vice president, finance and business affairs, Gannett Broadcasting (1984-1995). Age 52.

Millicent A. Feller, Senior vice president, public affairs and government relations. Age 51. (a)

Lawrence P. Gasho, Vice president, financial analysis. Age 56.

George R. Gavagan, Vice president and controller. Formerly: Vice president, corporate accounting services (1993-1997). Age 52.

Denise H. Ivey, President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Formerly: Vice president, Gannett South Newspaper Group, and president and publisher, Pensacola News Journal (1991-1994). Age 48. (b)

John B. Jaske, Senior vice president, labor relations and assistant general counsel. Age 54. (a)

Richard A. Mallary, Senior vice president, Gannett Broadcasting.  Formerly:
Vice President, news, Gannett Broadcasting (1989-1995).  Age 56. (c)

Gracia C. Martore, Treasurer and vice president, investor relations.
Formerly: Vice president, treasury services and investor relations (1996-1998); vice president, treasury services (1993-1996). Age 46.

Myron Maslowsky, Vice president, internal audit. Formerly: Director, internal audit (1989-1995). Age 44.

Larry F. Miller, Executive vice president and chief financial officer.
Formerly: Senior vice president, financial planning and controller (1991-1997). Age 60. (a)

Craig A. Moon, President, Piedmont Newspaper Group, and president and publisher, The Tennessean, Nashville. Formerly: Vice president, Gannett South Newspaper Group, and president and publisher, The Tennessean (1991-1999). Age 49. (b)

Roger Ogden, Vice President, Gannett Television, and president and general manager, KUSA-TV, Denver, Colo. Age 53. (c)

W. Curtis Riddle, Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del. Formerly:
President, Gannett East Newspaper Group, and president and publisher, Lansing (Mich.) State Journal (1993-1994). Age 47. (b)

Carleton F. Rosenburgh, Senior vice president, Gannett Newspaper
Division. Age 59. (b)

Gary F. Sherlock, President, Gannett Atlantic Newspaper Group, and president and publisher, The Journal News, Westchester County, N.Y.
Formerly: Vice president, Gannett Metro Newspaper Group, and president and publisher, The Journal News (1990-1994). Age 53. (b)

Mary P. Stier, President, Gannett Midwest Newspaper Group, and president and publisher, Rockford (Ill.) Register Star. Age 41. (b)

Wendell J. Van Lare, Vice president, senior labor counsel. Age 53.

Cecil L. Walker, President, Gannett Broadcasting Division. Age 62. (a,c)

Barbara W. Wall, Vice president, senior legal counsel. Age 44.

Gary L. Watson, President, Gannett Newspaper Division. Age 53. (a)(b)

Year   Quarter        Low      High
----   -------       -----    ------

1988   first        $16.88    $19.75
       second       $14.69    $17.82
       third        $15.25    $17.13
       fourth       $16.19    $17.50
1989   first        $17.32    $19.13
       second       $18.32    $24.25
       third        $21.82    $24.94
       fourth       $19.75    $22.63
1990   first        $19.75    $22.19
       second       $17.75    $21.13
       third        $14.94    $18.75
       fourth       $15.32    $18.88
1991   first        $17.88    $21.32
       second       $19.88    $22.19
       third        $19.69    $23.32
       fourth       $17.94    $21.13
1992   first        $21.13    $23.94
       second       $20.75    $24.57
       third        $21.94    $24.13
       fourth       $23.00    $26.82
1993   first        $25.32    $27.69
       second       $23.75    $27.38
       third        $23.88    $25.69
       fourth       $23.75    $29.07
1994   first        $26.69    $29.19
       second       $25.32    $27.44
       third        $24.19    $25.82
       fourth       $23.38    $26.69
1995   first        $25.07    $27.50
       second       $26.00    $27.88
       third        $26.50    $27.75
       fourth       $26.44    $32.19
1996   first        $29.63    $35.38
       second       $32.25    $35.82
       third        $32.00    $35.07
       fourth       $34.75    $39.25
1997   first        $35.81    $44.75
       second       $40.50    $50.66
       third        $48.00    $53.00
       fourth       $51.13    $61.81
1998   first        $57.25    $69.94
       second       $65.13    $74.69
       third        $55.81    $73.56
       fourth       $48.94    $68.06
1999   first        $62.00    $70.25 *


* Through Feb. 26, 1999

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

     The company's independent accountants, PricewaterhouseCoopers LLP, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the company's system of internal accounting control and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The PricewaterhouseCoopers LLP report appears on page 51.

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


Douglas H. McCorkindale          Larry F. Miller
Vice Chairman and President      Executive Vice President and Chief
                                 Financial Officer


Management's discussion and analysis of results of operations and financial position

Basis of reporting

Following is a discussion of the key factors that have affected the company's business over the last three fiscal years. This commentary should be read in conjunction with the company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.

     The company's fiscal year ends on the last Sunday of the calendar year. The company's 1998 fiscal year ended on Dec. 27, 1998 and encompassed a 52-week period. The company's 1997 and 1996 fiscal years also encompassed 52-week periods.

Business acquisitions, exchanges and dispositions

1998
In the first quarter of 1998, the company sold its five remaining radio stations, its alarm security business and its newspaper in St. Thomas, Virgin Islands. The company also contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation. The company recorded a net non-operating gain of $307 million ($184 million after-tax), principally as a result of these transactions.

     The company purchased television stations WCSH-TV (NBC) in Portland, Maine, and WLBZ-TV (NBC) in Bangor, Maine, early in the first quarter and WLTX-TV (CBS) in Columbia, S.C., in April
1998.

     In the third quarter of 1998, the company sold five small-market daily newspapers in Ohio, Illinois and West Virginia and completed the acquisition of several newspapers in New Jersey, including The Daily Record in Morristown and the Ocean County Observer in Toms River.
Also in the third quarter of 1998, the company completed a transaction with TCI Communications, Inc., under which it exchanged its subscribers and certain cable system assets in the suburban Chicago area (93,000 subscribers) for subscribers and certain cable system assets of TCI in Kansas (128,000 subscribers).

     The aggregate purchase price for businesses and assets acquired in 1998 was approximately $370 million in cash. The acquisitions, which were accounted for under the purchase method of accounting, did not materially affect reported results of operations for the year.

1997
In January 1997, the company exchanged WLWT-TV (NBC-
Cincinnati) and KOCO-TV (ABC-Oklahoma City) for WZZM-TV
(ABC-Grand Rapids/Kalamazoo/Battle Creek) and WGRZ-TV (NBC-
Buffalo). This exchange was necessary to comply with Federal
Communications Commission (FCC) cross-ownership rules and did not materially affect broadcast operating results.

     In May 1997, the company acquired KNAZ-TV (NBC-
Flagstaff, Ariz.), KMOH-TV (WB-Kingman, Ariz.) and Printed Media Companies (Minneapolis, Minn.). In July 1997, Mary Morgan, Inc., a printing business in Green Bay, Wis., was purchased, and in August 1997, the company acquired Army Times Publishing Company in Springfield, Va., which produces military newspapers and a monthly defense publication.

     In October 1997, the company acquired New Jersey Press, Inc., which publishes two dailies, Asbury Park Press and the Home News
Tribune of East Brunswick, and operates In Jersey, an Internet service.

     The aggregate purchase price for businesses acquired in 1997 was approximately $445 million in cash and liabilities assumed. The acquisitions were accounted for under the purchase method of accounting and did not materially affect reported results of operations for the year.

     In January 1997, the company contributed the Niagara Gazette newspaper to the Gannett Foundation. In April 1997, the company sold its newspaper in Moultrie, Ga., and in November 1997, the company sold its newspapers in Tarentum and North Hills, Pa. These newspaper dispositions did not materially affect results of operations.

1996
In December 1996, the company acquired WTSP-TV (CBS-Tampa/St.
Petersburg, Fla.) in exchange for radio stations in Los Angeles, San Diego and Tampa.

     The company recorded the exchange as two simultaneous but separate events; that is, a sale of radio stations for which a non-cash gain was recognized, and the acquisition of the television station accounted for under the purchase method. The company reported a pre-tax, non-cash, non-operating gain of $158 million on the exchange and the television station acquired was recorded at estimated fair value or $170 million. On an after-tax basis, this accounting treatment resulted in a non-cash increase in earnings of $93 million.

     In August 1996, the company completed the sale of its outdoor advertising business for $713 million in cash. The company recorded an after-tax gain of $295 million. The gain and outdoor operating results for periods prior to the sale are reported as a discontinued operation.

     In December 1996, the company sold its television entertainment programming business, Multimedia Entertainment, which had been acquired in December 1995 as part of the acquisition of Multimedia, Inc. ("Multimedia"). The selling price for this transaction approximated the value assigned to it by the company upon acquisition. Therefore, no gain was recognized on the sale. The operating results for Multimedia Entertainment for periods prior to the sale are reported as a discontinued operation.

Results of operations
Consolidated summary

     The company achieved record operating results in 1998 in all three of its business segments. A consolidated summary is presented below. Note that this summary separates from ongoing results the first quarter 1998 net non-operating gain of $307 million ($184 million after-tax) principally from the sale of the radio and alarm security businesses, and the fourth quarter 1996 non-cash gain of $158 million ($93 million after-tax) recorded on the exchange of radio stations for a television station.

In millions of dollars, except per share amounts

                          1998   Change   1997   Change   1996  Change
                         ------  ------  ------  ------  ------ ------
Operating revenues       $5,121    8%    $4,729    7%    $4,421    18%
Operating expenses       $3,677    8%    $3,413    2%    $3,355    15%
Operating income         $1,444   10%    $1,316   23%    $1,066    30%
Income from continuing
 operations, excluding
 gains on sale/exchange
 of properties           $  816   15%    $  713   34%    $  531    15%
After-tax gains on
 sale/exchange of
 properties              $  184   ---         0   ---    $   93    ---
Income from
 continuing operations,
 as reported             $1,000   40%    $  713   14%    $  624    36%
Earnings per share
 from continuing
 operations, excluding
 gains on sale/exchange
 of properties
     Basic               $ 2.88   14%    $ 2.52   34%    $ 1.88    15%
     Diluted             $ 2.86   14%    $ 2.50   34%    $ 1.87    15%
Earnings per share
 from gains on
 sale/exchange of
 properties
     Basic               $  .65   ---         0   ---    $  .33    ---
     Diluted             $  .64   ---         0   ---    $  .33    ---
Earnings per share from
 continuing operations,
 as reported
     Basic               $ 3.53   40%    $ 2.52   14%    $ 2.21    35%
     Diluted             $ 3.50   40%    $ 2.50   14%    $ 2.20    35%


     A discussion of the operating results of each of the company's principal business segments and other factors affecting financial results follows. Operating cash flow amounts presented with business segment information represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts vary from net cash flow from operating activities presented in the Consolidated Statements of Cash Flows because cash payments for interest and taxes are not reflected therein, nor are the cash flow effects of non-operating items, discontinued operations or changes in certain operations-related balance sheet accounts.

Newspapers

In addition to its local newspapers, the company's newspaper publishing operations include USA TODAY, USA WEEKEND and Gannett Offset commercial printing. The newspaper segment in 1998 contributed 81% of the company's revenues and 77% of its operating income. Record earnings were achieved by the newspaper segment in 1998, driven by revenue gains in all major categories. Revenue and earnings gains were reported for newspapers at large, medium and small markets, and in most geographic regions. Improved results were reported at The Detroit News, which continued its rebound from the strike initiated in mid-1995.

     The New Jersey newspapers acquired in October 1997 and July
1998 contributed to year-to-year earnings gains.

     At USA TODAY, record revenues and earnings also were reported. Advertising revenues were very strong, up 12% over 1997.

     Newsprint prices on average were 9% higher than in 1997.
However, at the end of 1998, they were only slightly higher than year-ago levels.

     Newspaper operating results were as follows:

In millions of dollars

                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $4,159   10%    $3,771     8%   $3,502     7%
Expenses               $3,050   10%    $2,769     2%   $2,716     6%
                       ------  ------  ------  ------  ------  ------
Operating income       $1,109   11%    $1,002    27%   $  786    12%
                       ======  ======  ======  ======  ======  ======
Operating cash flow    $1,294   11%    $1,170    23%   $  948    11%


     Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 71% and 24%, respectively, of total newspaper revenues in 1998. Other newspaper publishing revenues are mainly from commercial printing businesses. The table below presents these components of reported revenues for the last three years.

Newspaper publishing revenues, in millions of dollars

                        1998   Change   1997   Change  1996   Change
                       ------  ------  ------  ------  ------  ------
Advertising            $2,943    12%   $2,634     9%   $2,418     9%
Circulation            $1,010     7%   $  948     3%   $  918     6%
Commercial printing
  and other            $  206     9%   $  189    13%   $  166    (3%)
                       ------  ------  ------  ------  ------  ------
Total                  $4,159    10%   $3,771     8%   $3,502     7%
                       ======  ======  ======  ======  ======  ======

     In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis for newspapers owned at the end of 1998.
Newspapers acquired in 1998 are included as if they were owned throughout the period covered by these comparisons.

Advertising revenues, in millions of dollars (pro forma)

                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Local                  $  936     4%   $  902     4%   $  865     1%
National               $  526     8%   $  489    10%   $  446    17%
Classified             $1,035     7%   $  963    10%   $  874     6%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press     $2,497     6%   $2,354     8%   $2,185     6%
Preprint and other
   advertising         $  458     8%   $  423     5%   $  402    (2%)
                       ------  ------  ------  ------  ------  ------
Total ad revenue       $2,955     6%   $2,777     7%   $2,587     5%
                       ======  ======  ======  ======  ======  ======

Advertising linage, in millions of inches, and preprint distribution
(pro forma)

                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Local                   35.4     3%     34.3     5%     32.6    (4%)
National                 3.1     7%      2.9    13%      2.5     6%
Classified              42.2     9%     38.7     8%     35.8     1%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press      80.7     6%     75.9     7%     70.9    (1%)
                       ======  ======  ======  ======  ======  ======
Preprint distribution
(millions)             7,402     7%    6,923     3%    6,726     -

     Reported newspaper advertising revenues for 1998 were $309 million greater than in 1997, a 12% increase, while pro forma revenues presented above reflect a 6% increase. This reported/pro forma variance relates principally to newspaper acquisitions in 1997 and 1998.

     Pro forma local ad revenues and linage in 1998 rose 4% and 3%, respectively. Most local newspapers achieved gains in this category, particularly from medium and smaller accounts. Ad spending by major retailers was slightly lower in 1998. The overall gains in local revenues were spurred by enhanced sales and marketing efforts and by the strong economy.

     Pro forma national ad revenues and linage rose 8% and 7%, respectively, fueled principally by USA TODAY, which reported a 12% gain in total ad revenues and a 9% linage gain. Ad revenue growth at USA TODAY in 1998 followed a 12% gain in 1997 and a 30% gain in 1996.

     Pro forma classified revenues in 1998 rose 7% on a 9% linage gain. Employment advertising revenue gains were the strongest, followed by real estate and automotive. Classified sales and marketing resources were expanded and refined in 1998, which, along with the strong economy and the tight labor market, were the key factors in these revenue gains.

In millions, as reported

        Newspaper advertising
Year          revenues
----    ---------------------
1989           $2,018
1990           $1,917
1991           $1,853
1992           $1,882
1993           $2,005
1994           $2,153
1995           $2,219
1996           $2,418
1997           $2,634
1998           $2,943


     Looking to 1999, further ad revenue and volume growth is anticipated in all categories. Generally modest price increases are planned at most properties, and the company will continue to expand and refine sales and marketing efforts. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenues at all of the company's newspapers.

     Newspaper circulation revenues rose $62 million or 7% in 1998. Incremental revenue from the newspaper businesses acquired in 1997 and 1998 contributed significantly to the gains, although most of the company's local newspapers, along with USA TODAY and USA
WEEKEND, reported higher circulation revenue as well.

     For local newspapers, morning circulation accounts for approximately 82% of total daily volume, while evening represents 18%. On a pro forma basis, local morning circulation rose 1%. Of the company's local morning circulation newspapers, 31 of 57 achieved higher average volume for 1998. Average evening circulation was 1% lower, continuing the national trend. Average Sunday circulation was 1% lower in 1998.

     During 1998, the Battle Creek (Mich.) Enquirer was converted from evening to morning publication, and the 10 daily Gannett Suburban Newspapers were consolidated into one morning and Sunday publication, The Journal News, based in Westchester County, N.Y.

     Selected circulation price increases were implemented in 1998 at certain newspapers.

     USA TODAY's average daily paid circulation for 1998 rose 2% to 2,271,767. USA TODAY reported an average daily paid circulation of 2,213,255 in the ABC Publisher's Statement for the six months ended Sept. 27, 1998, a 2% increase over the comparable period a year ago.

In millions, as reported

       Newspaper circulation
Year         revenues
----   ---------------------
1989          $718
1990          $730
1991          $777
1992          $807
1993          $839
1994          $849
1995          $869
1996          $918
1997          $948
1998        $1,010

     The company expects modest circulation revenue growth at most of its newspaper properties in 1999. The company will continue its efforts to improve circulation single-copy sales through enhanced marketing and sales outlet selection. Circulation price increases are planned at certain newspapers in 1999.

     Pro forma circulation volume for the company's local newspapers is summarized in the table below:

Average net paid circulation volume, in thousands (pro forma)

                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Local Newspapers
   Morning              3,688     1%    3,634     1%    3,615    (1%)
   Evening                787    (1%)     794    (4%)     825    (8%)
                       ------  ------  ------  ------  ------  ------
   Total daily          4,475     1%    4,428    ---    4,440    (3%)
   Sunday               6,029    (1%)   6,111    (1%)   6,188    (4%)

     Reported newspaper ad revenues for 1997 were $216 million greater than in 1996, a 9% increase, while pro forma revenues reflect a 7% increase. This reported/pro forma variance relates to the 1997 acquisitions of Army Times Publishing Company and New Jersey Press, Inc.

     Pro forma local ad revenues and linage rose 4% and 5%, respectively. Most of the company's local newspapers achieved gains in this category.

     Pro forma national ad revenues and linage rose 10% and 13% in 1997, respectively. USA TODAY made a major impact here, reporting a 12% gain in total ad revenues and a 7% linage gain.

     USA WEEKEND's national revenues rose 16%, and local newspaper national revenues were up 13%.

     Pro forma classified revenues rose 10% in 1997 on an 8% linage gain. Employment advertising revenue gains were strongest, followed by real estate and automotive. Ad rates were higher at most newspapers for most key classified categories. Employment and classified advertising benefited from the strong economy and tight labor market and expanded sales staffing.

     Newspaper circulation revenues rose $30 million or 3% in 1997. Most local newspapers, along with USA TODAY and USA
WEEKEND, contributed to the gain.

     On a pro forma basis, local morning circulation rose 1% in 1997. Average evening circulation was 4% lower, continuing the national trend. Average Sunday circulation was 1% lower. At The
Detroit News, daily and Sunday circulation rose for the year, reversing the effects of the strike initiated in 1995.

     During 1997, the Bellingham (Wash.) Herald and the Iowa City
Press-Citizen converted from evening to morning publication and the evening Rochester (N.Y.) Times-Union was consolidated with the morning publication, Democrat and Chronicle.

     Selected price increases were implemented in 1997 at certain newspapers.

                                -26


     USA TODAY's average daily paid circulation in 1997 rose 3% to 2,234,474. USA TODAY reported an average daily paid circulation of 2,169,860 in the ABC Publisher's Statement for the six months ended Sept. 28, 1997, a 2% increase over the comparable period in 1996.

     For 1996, reported newspaper ad revenues were $198 million greater than in 1995, a 9% increase, while pro forma ad revenues reflect a 5% increase. The variance in the reported/pro forma percentage increase relates to the results of the Multimedia newspapers acquired at the end of 1995.

     Pro forma local ad revenues rose 1% for 1996, while related linage was off 4%. Local ad rate increases were implemented at most newspapers in 1996.

     Strong gains in 1996 were achieved in pro forma national ad revenues, up 17%, driven by USA TODAY, which reported a 30% increase in ad revenues. USA TODAY's ad volume gains were buoyed by the Summer Olympics and to a lesser extent the fall political elections.

     Pro forma classified revenues rose 6% in 1996 on a 1% gain in linage. Revenue gains were achieved in the top three classified categories, automotive, employment and real estate. Employment was strongest, up 9%. Ad rates were higher in all categories.

     Newspaper circulation revenues rose 6% or $48 million in 1996, mainly because of added revenues from the Multimedia newspapers and gains at USA TODAY. Circulation revenues were lower in Detroit because of the strike.

     On a pro forma basis for 1996, local morning circulation declined 1%, evening circulation declined 8% and Sunday circulation was down 4%. Most of the evening and Sunday circulation volume loss was attributable to the strike in Detroit.

     USA TODAY's average daily paid circulation for 1996 rose 4% to 2,163,941 and its circulation revenues rose 4%. USA TODAY reported an average daily paid circulation of 2,130,847 in the ABC Publisher's Statement for the six months ended Sept. 29, 1996, a 3% increase over the comparable period in 1995.

     Newspaper operating expense: Newspaper operating expense rose $281 million or 10% in 1998. The increase was caused principally by incremental costs from newspaper properties acquired in 1997 and 1998. Newsprint expense for the year, including the effect of acquisitions, was 18% higher than in 1997. Both consumption and average prices were higher by approximately 9%.

     While year-to-year newsprint prices were higher for all of 1998, at year-end they were only slightly higher than at the end of 1997. Newsprint prices have declined in early 1999, and it is expected that average prices for the year will be lower than in 1998.

     Payroll costs for newspaper operations rose 9% in 1998, in part because of acquired properties but also because of increases in headcount, particularly in marketing and ad sales, and pay increases.

     For 1999, pay increases are expected to be modest and headcount levels are not expected to change significantly. Ad sales payroll spending will, however, be increased further.

     Newspaper operating expense rose $53 million or 2% in 1997. The company benefited from lower average newsprint costs for the year. Newsprint expense for the year, including the effect of acquisitions, was 15% lower than in 1996. Consumption was higher by 8%, but average prices were down 21%.

     Payroll costs for newspaper operations rose 7% in 1997, in part because of the acquired properties but also because of slight increases in headcount, particularly in ad sales, and modest pay increases.

     Newspaper operating expense rose $158 million or 6% for 1996. Most of this increase relates to the impact of the Multimedia newspapers and higher newsprint costs. Newsprint expense for the year, including the effect of Multimedia newspapers, rose 15%, reflecting greater consumption, up 4%, and higher average prices, up 11% from 1995.

     Payroll costs rose 4% in 1996, reflecting the Multimedia purchase, partially offset by savings in Detroit. Year-end employment levels were down slightly from 1995. Strike-related costs in Detroit, principally security and property damage, were significantly lower for the full year of 1996 than they were for 1995.

     Newspaper operating income: The company's newspapers produced record earnings in 1998. Operating profit rose $107 million or 11%. While recently acquired newspaper properties contributed significant earnings, most of the company's local newspapers also reported higher profits. Earnings gains at Detroit and at USA TODAY were among the strongest.

     For 1999, the company expects to achieve further operating income gains, fueled by broad-based revenue growth at its local newspapers and USA TODAY.

     Newspapers produced sharply higher earnings in 1997;
operating profit rose $216 million or 27%. Nearly all local newspapers reported higher profits and significant gains were achieved in Detroit and other large-city markets, as well as at USA WEEKEND. At USA
TODAY, operating results were sharply higher.

     Operating income for the newspaper segment rose $85 million or 12% for 1996, reflecting the incremental contribution of Multimedia newspapers and sharply improved results at USA TODAY and The
Detroit News. Higher newsprint prices tempered these earnings gains for the full year of 1996.

Broadcasting

Early in the first quarter of 1998, the company sold its five remaining radio stations (in Chicago, Dallas and Houston) and purchased two television stations, WCSH-TV (NBC) in Portland, Maine, and WLBZ-
TV (NBC) in Bangor, Maine. In late April 1998, the company purchased WLTX-TV (CBS) in Columbia, S.C. The company's broadcasting operations at the end of 1998 included 21 television stations reaching 16.7 percent of U.S. television homes.

     Over the last three years, reported broadcasting revenues, expenses, operating income and operating cash flows were as follows:

In millions of dollars

                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $  721    3%    $  704     2%   $  687    47%
Expenses               $  377    1%    $  376    (4%)  $  390    38%
                       ------  ------  ------  ------  ------  ------
Operating income       $  344    5%    $  328    10%   $  297    63%
                       ======  ======  ======  ======  ======  ======
Operating cash flow    $  404    5%    $  385    10%   $  349    64%

     Total reported broadcasting revenues rose $18 million or 3% in 1998. On a pro forma basis (for currently owned television stations), broadcasting revenues rose 6% for the year.

     Pro forma local and national advertising revenues increased 6% and 8%, respectively, over 1997. This reflects strong advertising demand because of continued high ratings for NBC programming (12 of the stations owned are NBC affiliates) and overall growth in the economy. Early in 1998, advertising revenues benefited from the Super Bowl broadcast on the company's NBC stations and the Winter
Olympics airing on its CBS stations. Strong political advertising contributed to the overall revenue growth as well. The stations in Minneapolis-St. Paul, Denver, Cleveland and Knoxville reported the strongest revenue gains. Revenue increases were tempered by the General Motors strike in the third quarter and overall softer demand for non-political advertising in the fourth quarter.

     A summary of pro forma revenues for television stations owned at the end of 1998 follows:

Pro-forma broadcast revenues, in millions of dollars


                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $  725    6%    $  682     3%   $  663    12%

     Reported operating expenses for broadcast were up 1% compared to 1997. On a pro forma basis, operating expenses increased 2%, with payroll costs up 4% and program costs even with 1997.

     For the fourth consecutive year, operating income from broadcasting reached a record high, climbing $15 million to $344 million in 1998. The 5% increase reflects continued strong demand for television advertising in most markets throughout the year and cost controls.

     For 1999, increased revenues and operating earnings in television are expected. With the absence of the positive impact of the Winter Olympics and elections, however, gains will be tied closely to continued enhancement of locally produced news and information programming.

     Reported broadcasting revenues rose $17 million or 2% in 1997. On a pro forma basis, broadcasting revenues rose 3%. Pro forma television local and national advertising revenues increased 4% and 1%, respectively, over 1996. This reflects strong advertising demand because of high ratings for NBC programming and overall growth in the economy. The revenue increase was tempered by the absence of incremental revenues from 1996's Summer Olympics and political advertising.

     Reported operating expenses for broadcast in 1997 declined
$14 million or 4%, mainly because of Olympics-related costs in 1996. On a pro forma basis, operating expenses declined 3%. Pro forma payroll increased 4%, while program expenses decreased 7%.

     Total broadcasting revenues rose $221 million or 47% in 1996, which includes the effect of the acquisition of five TV stations from Multimedia in December 1995. On a pro forma basis, broadcasting revenues rose 12% for the year.

     For television, pro forma local and national advertising revenues increased 14% and 13%, respectively, over 1995. Revenues related to NBC's carriage of the 1996 Olympic Games in Atlanta contributed a significant portion of the growth, particularly at our NBC affiliate WXIA-TV in Atlanta. The incremental effect of political advertising also boosted revenues. Reported operating expenses for broadcast rose $106 million or 38%, reflecting ownership of the Multimedia television stations for all of 1996.

In millions, as reported

Year   Broadcast revenues
----   ------------------
1989         $408
1990         $397
1991         $357
1992         $371
1993         $397
1994         $407
1995         $466
1996         $687
1997         $704
1998         $721

Cable and security

As part of the Multimedia purchase in December 1995, the company acquired cable television and alarm security operations, both headquartered in Wichita, Kan. In early March 1998, the company sold its alarm security business, previously reported with this segment, and in late August 1998, completed an exchange of its subscribers and certain cable system assets in the suburban Chicago area (93,000 subscribers) for TCI Communications, Inc. subscribers and certain cable system assets in Kansas (128,000 subscribers). At the end of 1998, the cable television business served 514,000 subscribers in three states. Reported operating results from cable television and alarm security over the last three years were as follows:

In millions of dollars

                      1998  Change   1997  Change   1996
                      ----  ------   ----  ------   ----

Revenues              $241   (6%)    $255     9%    $233
Expenses              $183   (9%)    $201     8%    $186
                      ----   ----    ----    ----   ----
Operating income      $ 58    7%     $ 54    15%    $ 47
                      ====   ====    ====    ====   ====
Operating cash flow   $114   (6%)    $121     8%    $112

     On a pro forma basis, giving effect to the sale of the alarm security business, cable operating results were as follows:

In millions of dollars

                      1998  Change   1997  Change   1996
                      ----  ------   ----  ------   ----

Revenues              $232   11%     $210     8%    $193
Expenses              $176    9%     $162     7%    $150
                      ----   ----    ----    ----   ----
Operating income      $ 56   17%     $ 48    11%    $ 43
                      ====   ====    ====    ====   ====
Operating cash flow   $106    9%     $ 98     2%    $ 95

     Cable revenue growth of 11% in 1998 reflects the increased subscriber base from the asset exchange, higher monthly subscription rates and an increase in advertising revenues. Pay revenues decreased 2% for the year, as the number of pay subscribers was lower during 1998 because of the change in customer mix associated with the TCI asset exchange. Pay-per-view revenue also declined 2% in 1998. Cable television operating expenses increased 9% in 1998, reflecting the higher subscriber base. Program costs rose 14%, and payroll costs were up 6%.

     The company expects increased competition for its cable operations in the future, particularly from direct-to-home satellite providers. However, the company expects to increase its cable television revenues and earnings in 1999 from the additional subscribers from the TCI asset exchange and from new services.

     Cable television revenues increased 8% in 1997, reflecting a 3% increase in basic subscribers and higher monthly subscription rates. While the number of pay subscribers increased 2%, associated revenue decreased by 5% because of the timing of promotional campaigns and an overall soft pay-TV market. All other revenue categories, including advertising and pay-per-view, increased. Cable television operating expenses increased 7% in 1997. Program costs were up 16%, and payroll costs increased 9%.

     On a pro forma basis, cable television revenues increased 10% in 1996, reflecting a 2% increase in basic subscribers and higher monthly subscription rates. The number of pay subscribers declined 1%. All revenue categories, including advertising and pay-per-view, increased. Cable television pro forma operating expenses increased 9% in 1996. Program costs were up 11%, and payroll costs increased 5%.

Consolidated operating expenses

Over the last three years, the company's consolidated operating expenses were as follows:

Consolidated operating expenses, in millions of dollars

                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Cost of sales          $2,594   10%    $2,369     --   $2,368    12%
Selling, general
 and admin. expenses   $  774    4%    $  744     6%   $  699    13%
Depreciation           $  202    --    $  201     4%   $  193    34%
Amortization of
  intangible assets    $  109    9%    $  100     6%   $   94    91%

     Cost of sales for 1998 increased $225 million or 10%.
Newsprint expense rose 18% for the year because of a 9% increase in consumption (including acquisitions) and 9% higher average newsprint prices. Other costs from businesses acquired in 1997 and 1998 also contributed to this increase.

     Selling, general and administrative costs (SG&A) were up 4% for the year, mainly because of incremental newspaper advertising expenses from properties acquired in 1997 and 1998.

     Depreciation expense in 1998 was even with the prior year. Increased depreciation expense from capital additions and newly acquired properties was offset by a reduction in depreciation expense from properties sold, particularly the alarm security business. Amortization of intangibles rose $9 million or 9% because of costs associated with 1997 and 1998 acquisitions.

     Cost of sales for 1997 was unchanged from 1996. Although newsprint consumption for 1997 increased 8% (including consumption by businesses acquired in 1997), newsprint expense declined 15% for the year because of lower newsprint prices. Newsprint savings were offset principally by the incremental costs of properties acquired in 1997.

     SG&A rose $44 million or 6% for 1997, primarily because of the effect of properties acquired in that year.

     Depreciation expense rose $8 million or 4% in 1997, while amortization of intangibles increased $6 million or 6%. Both increases are attributable to newly acquired properties.

     Cost of sales for 1996 rose $258 million or 12%. Principal factors for the increase were incremental costs of Multimedia properties and higher average newsprint prices for the year. Newsprint expense rose 15% for the year, including the cost of Multimedia consumption. Total newsprint consumption for 1996 was 4% greater than in 1995. The overall increase in cost of goods sold in 1996 was tempered by lower strike-related costs in Detroit.

     SG&A rose $80 million or 13% for 1996. Most of this increase relates to incremental costs of Multimedia properties.

     Depreciation expense rose $49 million or 34% for 1996, while amortization of intangibles rose $45 million or 91%. Both increases are primarily the result of incremental costs associated with the Multimedia properties.

     Payroll and newsprint costs (along with certain other production material costs), the largest elements of the company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.

                                   1998    1997   1996
                                  ------  ------  ------
Payroll and employee benefits      43.5%   43.0%   40.2%
Newsprint and other production
   material                        20.4%   19.0%   21.4%


Non-operating income and expense

Interest expense for 1998 decreased $19 million or 19%, reflecting the paydown of fixed-rate debt and commercial paper borrowings from operating cash flow and the proceeds from the sale of certain businesses. The company's financing activities are discussed further in the Financial Position section of this report.

     Other non-operating income for 1998 includes the first quarter net non-operating gain of $307 million principally from the sale of radio and alarm security businesses.

     Interest expense for 1997 decreased $37 million or 28%, reflecting the paydown of commercial paper borrowings from operating cash flow and the proceeds from the sale of the outdoor and entertainment businesses in 1996.

     Interest expense for 1996 rose $83 million or 160%, reflecting commercial paper borrowings in December 1995 to finance the acquisition of Multimedia. Other non-operating income includes the December 1996 non-cash gain of $158 million upon the exchange of broadcast stations, which is discussed on page 24 of this report.


Provision for income taxes

The company's effective income tax rate for continuing operations was 40.1% in 1998, 41.1% in 1997 and 42.6% in 1996. The decrease in the effective tax rate in 1998 and 1997 reflects the diminished impact of the amortization of non-deductible intangible assets because of earnings gains.


Income from continuing operations/net income

The company reported net income of $1 billion or $3.50 per share
(diluted) for 1998. However, this reflects the net non-operating gain principally from the sale of radio and alarm security businesses in the first quarter of the year. This net gain totaled $307 million pre-tax ($184 million after-tax or $.64 per share diluted).

     In 1996, the company reported a non-operating gain on the exchange of radio stations for a television station in the amount of $158 million pre-tax ($93 million after-tax or $.33 per share diluted).

     For purposes of evaluating the company's earnings progress, the earnings summary below excludes the effect of these non-operating gains from 1998 and 1996.

In millions of dollars, except per share amounts
Earnings summary excluding 1998 and 1996 non-operating gains


                        1998   Change   1997   Change   1996   Change
                       ------  ------  ------  ------  ------  ------
Operating income       $1,444   10%    $1,316    23%   $1,066    30%

Non-operating
 income (expense)
Interest expense          (80) (19%)      (98)  (28%)    (135)  160%
Other                      (1) (87%)       (9)  241%       (3)   --
                       ------  ------  ------  ------  ------  ------
Total                     (81) (25%)     (107)  (22%)    (138)  185%
                       ------  ------  ------  ------  ------  ------
Income before
 income taxes           1,363   13%     1,209    30%      928    20%

Provision for
 income taxes             547   10%       496    25%      398    27%
                       ------  ------  ------  ------  ------  ------
Income from
continuing
operations             $  816   15%    $  713    34%   $  530    15%
                       ======  ======  ======  ======  ======  ======

Earnings per share
from continuing
operations - diluted   $ 2.86   14%    $ 2.50    34%   $ 1.87    15%
                       ------  ------  ------  ------  ------  ------

Excluding the non-operating gains discussed above, the company reported earnings and diluted earnings per share for 1998 of $816 million and $2.86, up 15% and 14%, respectively, both record highs. Operating income reached $1.444 billion, an increase of $128 million or 10%. Each of the company's business segments reported higher earnings for the year with record results at USA TODAY and strong improvement at The Detroit News. Lower interest costs and a lower effective tax rate also contributed.

     Average basic shares outstanding for 1998 totaled 283,097,000 compared with 283,360,000 in 1997. Diluted shares totaled
285,711,000 for 1998 and 285,610,000 for 1997.

     For 1997, the company reported earnings and diluted earnings per share from continuing operations of $713 million or $2.50 per share, both record highs, up 34% from record results in 1996.

     The company's operating income reached $1.316 billion in 1997, an increase of $250 million or 23%. Each of the company's business segments reported higher earnings for the year, with record operating results at USA TODAY, a favorable year-to-year comparison at The Detroit News, lower interest costs and a lower effective tax rate.

     Excluding the non-recurring gain on the exchange of broadcast stations, earnings in 1996 from continuing operations totaled $530 million or $1.87 per diluted share, both record highs, up 15% from record results in 1995. Earnings from Multimedia properties, net of related amortization, interest and taxes, contributed to the gain. Strong results at USA TODAY and broadcast stations were also important factors, along with diminished strike-related effects in Detroit.
Operating income reached $1.066 billion in 1996, an increase of $244 million or 30%.

Income from continuing operations in millions

             Income from
Year    Continuing Operations
----    ---------------------
1989           $374
1990           $355
1991           $292
1992           $341*
1993           $389
1994           $455
1995           $459
1996           $530**
1997           $713
1998           $816**

*  Before effect of accounting principle changes
** Before non-recurring gains from sale/exchange of businesses

     The company's return on shareholders' equity, based on earnings from continuing operations, is presented in the table below.


Return on shareholders' equity (before non-recurring gains and accounting principle changes) in percentages

        Return on shareholders'
Year            equity
----    -----------------------
1989             19.8
1990             17.5
1991             16.2
1992             21.9
1993             22.3
1994             24.4
1995             23.2
1996             20.9
1997             22.2
1998             21.9

     The percentage return on equity for 1998 and 1996 declined from the prior years because non-recurring gains from the sale/ exchange of businesses are included in shareholders' equity, but are excluded from the amount of earnings from continuing operations used in the calculation.


Discontinued operations

The company's outdoor advertising business, owned since 1979, and its television entertainment business, acquired with Multimedia in December 1995, were both sold in 1996. An after-tax gain, classified with discontinued operations, was recorded on the sale of outdoor, which totaled $295 million or $1.04 per diluted share. The selling price for the entertainment business approximated the value assigned to it upon acquisition and, therefore, no gain was recognized.

     Earnings from these two businesses for the period prior to the date of sale also are reported as income from discontinued operations and collectively amounted to $25 million or $.09 per diluted share in 1996.

Financial Position

Liquidity and capital resources

The principal changes in the company's financial position for 1998 include the net paydown of debt by $444 million and the purchase of treasury shares for $329 million using operating cash flow and the proceeds from the sale of certain businesses. Newspaper and television station acquisitions with an aggregate cost of $370 million also affected financial position.

     Changes in property, plant and equipment in 1998 reflect capital spending of $244 million plus amounts recorded in connection with acquired properties and retirements for businesses sold during the year. The increase in intangible assets reflects amounts recorded in connection with acquired properties. The increase in trade receivables results from revenue growth and amounts from newly acquired properties. Inventory balances declined because of lower quantities on hand.

     The company's consolidated operating cash flow (defined as operating income plus depreciation and amortization of intangible assets) totaled $1.754 billion in 1998 compared to $1.617 billion in 1997 and $1.354 billion in 1996. The cash flow increase of $137 million or 8% in 1998 reflects operating improvements for each of the company's business segments, particularly for newspapers and broadcast. The table below presents operating cash flow as a percent of revenue over the last 10 years.


         Operating cash flow,
Year     as a percent of revenue
----     ---------------------
1989             27.4
1990             25.8
1991             23.1
1992             24.4
1993             26.1
1994             27.5
1995             27.1
1996             30.6
1997             34.2
1998             34.2

     Working capital, or the excess of current assets over current liabilities, totaled $178 million at the end of 1998 and $146 million at the end of 1997. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

                                  1998      1997      1996
                                --------  --------  --------
Current ratio                   1.2-to-1  1.2-to-1  1.1-to-1
Accounts receivable turnover       7.9       7.8       7.7
Newsprint inventory turnover       7.5       7.3       7.1

     The company's operations have historically generated strong positive cash flow, which, along with the company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the company's requirements, including those for acquisitions.

     The company regularly issues commercial paper for cash requirements and maintains a revolving credit agreement equal to or in excess of any commercial paper outstanding. The company's commercial paper has been rated A-1+ and P-1 by Standard & Poor's and Moody's Investors Service, respectively. The company's senior unsecured long-term debt is rated AA- by Standard & Poor's and A1 by Moody's Investors Service. The company has filed a shelf registration statement with the Securities and Exchange Commission under which up to $1.5 billion of additional debt securities may be issued. The company's Board of Directors has established a maximum aggregate level of $3.5 billion for amounts which may be raised through borrowings or the issuance of equity securities.

     In the absence of additional major cash outlays for acquisitions or share repurchases, the company expects to repay a significant portion of its commercial paper obligations and other long-term debt from 1999 operating cash flow.

     Note 4 to the company's financial statements on page 43 of this report provides further information concerning commercial paper transactions and the company's $3.0 billion revolving credit agreement.

     The company has a capital expenditure program (not including business acquisitions) of approximately $280 million planned for 1999, including approximately $52 million for land and buildings or renovation of existing facilities, $212 million for machinery and equipment and cable systems, and $16 million for vehicles and other assets. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 1999 capital program will be funded from operating cash flow.

Capital stock

In the third quarter of 1998, the company announced an authorization to repurchase up to $250 million of company stock. That authorization was substantially used by the end of the third quarter, and the Board approved an additional $500 million authorization on Sept. 30.
During 1998, the company repurchased a total of approximately 6 million shares of common stock at a cost of $329 million. There were no share repurchases in 1997, and repurchases in 1996 were not significant. Certain of the shares previously acquired by the company have been reissued in settlement of employee stock awards.

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

     The company's common stock outstanding at Dec. 27, 1998 totaled 279,001,295 shares, compared with 283,874,479 shares at Dec. 28, 1997.


Dividends

Dividends declared on common stock amounted to $221 million in 1998, compared with $210 million in 1997, reflecting an increase in the dividend rate.

              Dividends declared
Year               per share
----          ------------------
1989                $.56
1990                $.61
1991                $.62
1992                $.63
1993                $.65
1994                $.67
1995                $.69
1996                $.71
1997                $.74
1998                $.78


     In October 1998, the quarterly dividend was increased from $.19 to $.20 per share.

Cash dividends                     Payment date    Per share
                                   ------------    ---------

1998           4th Quarter         Jan. 2, 1999       $.20
               3rd Quarter         Oct. 1, 1998       $.20
               2nd Quarter         July 1, 1998       $.19
               1st Quarter         April 1, 1998      $.19
1997           4th Quarter         Jan. 2, 1998       $.19
               3rd Quarter         Oct. 1, 1997       $.19
               2nd Quarter         July 1, 1997       $.18
               1st Quarter         April 1, 1997      $.18


Effects of inflation and changing prices

The company's results of operations and financial condition have not been significantly affected by inflation and changing prices. In all of its principal businesses, subject to normal competitive conditions, the company generally has been able to pass along rising costs through increased selling prices. Further, the effects of inflation and changing prices on the company's property, plant and equipment and related depreciation expense have been reduced as a result of an ongoing capital expenditure program and the availability of replacement assets with improved technology and efficiency.

Year 2000

General

The "Year 2000 Issue" is the result of computer programs that were written using two digits rather than four to define the applicable year. If the company's computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, temporary stoppage of newspaper, broadcast and/or cable operations and the inability to process transactions, send invoices or engage in similar normal business activities.

Project

The company has developed a plan to ensure that all of its key computer and telecommunications systems will be Year 2000 compliant in advance of Dec. 31, 1999. The plan encompasses all operating properties, corporate headquarters and, where necessary, computer applications that directly interface elements of the company's business with business partners, customers, suppliers and service providers.

     The plan structure includes several phases: inventory, assessment, detailed analysis, implementation/remediation, audit and contingency planning. The first three phases of inventory, assessment and detailed analysis are complete. At this time, the company's efforts are concentrated on implementation/remediation which essentially will be completed by the end of the first quarter of 1999.

     Audit and contingency planning efforts are also under way and are expected to be completed in the first quarter of 1999, and will be refined and implemented up to the Year 2000.

     The company has more than 125 business units which generally operate independently and therefore have separate computer systems and various production and administrative equipment with embedded computer systems. Much of the hardware and software used at the business unit level is standardized and supported centrally. For these systems, Year 2000 issues are being addressed by a centrally managed Information Technology Group. Other Year 2000 issues are being addressed by local personnel at the individual business units with guidance where necessary from headquarters staff or consulting specialists.

     At the end of 1998, the company had achieved Year 2000 compliance in many critical systems areas.

     The company's business systems (i.e., marketing, sales support, customer billing and accounts receivable, accounting, accounts payable and payroll) at the majority of its local operating properties and at its headquarters are already Year 2000 compliant. This has been achieved through a systematic roll-out of Year 2000 compliant software where it was necessary. At the end of 1998, more than 85% of these business applications were Year 2000 compliant. For those few properties which still operate business systems that are not Year 2000 compliant, the company has already purchased or developed the necessary software and will be installing it through the first three quarters of 1999 according to plan.

     For newspaper operations, critical systems also include publishing systems (i.e., front-end editorial and classified, networks, press and mailroom/distribution systems) and other facility/administrative systems. At the end of 1998 more than 85% of such publishing systems were Year 2000 compliant. The remaining few newspapers will complete installation of publishing systems in the first half of 1999, apart from one to be completed in the third quarter of 1999. Facility/administrative systems for the newspaper group were Year 2000 compliant at the end of 1998, with the exception of a few isolated systems that will be made compliant in the first quarter of 1999.

     The company's 21 television stations generally use standard purchased software and systems for production and broadcasting. Each station operates these systems independently on separate hardware platforms. Nearly all critical television station systems have been modified or upgraded as necessary for Year 2000 compliance. For the few remaining systems, compliance will be achieved at various points through the third quarter of 1999 when the desired technology becomes available for purchase and installation.

     For the cable television business, most business applications and other critical systems for production, distribution and administration are now Year 2000 compliant, and the remainder will be made compliant during the first quarter of 1999.

     The company has requested confirmation of compliance from its third party vendors and, in important cases, has or will run tests to verify compliance.

Costs

The company's efforts to address potential Year 2000 problems began within its central Information Technology Group in 1995 and were broadened to include all departments/operations in 1997. The costs specifically associated with efforts to achieve Year 2000 compliance are expected to be less than $25 million in the aggregate (exclusive of software and hardware that has been or will be replaced or upgraded in the normal course of business), and approximately 90% of such costs have been incurred and reported through the end of 1998. Year 2000 compliance costs are not material to the company's financial position or to operating results for any of the years involved and compliance efforts have not significantly affected progress of other information technology plans or programs.

Risks

The business risks the company would face if it were unable to achieve Year 2000 compliance for its critical systems could vary significantly in degree of seriousness, depending on the system and the business unit affected. The company may be unable to publish certain of its newspapers, broadcast from certain of its television stations and/or deliver programming and other services in certain cable markets. If this occurred, it would most likely be due to Year 2000 related failure of the company's utility, telecommunications or content service providers, not from internal company system failure. The company continues to work directly with these vendors to evaluate risk levels.

     If the company's operations were affected in this manner, revenue losses would result which would not be fully recovered when normal operations resumed. Incremental repair and start-up costs might also be incurred. Given the present state of its Year 2000 compliance program and its plans to complete it as described above, the company does not expect that a significant portion of its operations would be adversely impacted, and even if certain operations were so impacted, it would be only for a limited time. Consequently, management does not believe possible disruptions of this nature would have a material effect on the company's financial condition or results of operations.

     While the company believes its Year 2000 plan will ensure functionality of all key systems, each business unit and corporate headquarters are also preparing contingency plans.

Certain factors affecting forward-looking statements

Certain statements in the company's 1998 Annual Report to Shareholders and its Annual Report on Form 10-K contain forward-looking information. The words "expect," "intend," "believe,"
"anticipate," "likely," "will" and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results and events to differ materially from those anticipated in the forward-looking statements.

     Potential risks and uncertainties which could adversely affect the company's ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising;
(b) an economic downturn in some or all of the company's principal newspaper or television markets leading to decreased circulation or local, national or classified advertising; (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint or syndication programming costs over the levels anticipated; (e) labor disputes which may cause revenue declines or increased labor costs; (f) acquisitions of new businesses or dispositions of existing businesses; (g) a decline in viewership of major networks and local news programming; (h) rapid technological changes and frequent new product introductions prevalent in electronic publishing; and (i) the uncertainty associated with the impact of Year 2000 issues on the company, its customers, its vendors and others with whom it does business.

CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                Dec. 27, 1998           Dec. 28, 1997
                                                -------------           -------------

ASSETS
Current assets
Cash                                           $      60,103           $      45,059
Marketable securities, at cost,
  which approximates market                            6,084                   7,719
Trade receivables (less allowance for
  doubtful receivables of $19,143 and
  $18,020, respectively)                             664,540                 638,311
Other receivables                                     52,619                  45,316
Inventories                                           87,176                 101,080
Prepaid expenses                                      35,863                  47,149
                                                ------------            ------------
Total current assets                                 906,385                 884,634
                                                ------------            ------------
Property, plant and equipment
Land                                                 180,786                 175,884
Buildings and improvements                           839,210                 840,157
Cable and security systems                           413,059                 548,219
Machinery, equipment and fixtures                  2,123,468               2,140,148
Construction in progress                             110,220                  50,429
                                                ------------            ------------
Total                                              3,666,743               3,754,837
Less accumulated depreciation                     (1,602,960)             (1,562,795)
                                                ------------            ------------
Net property, plant and equipment                  2,063,783               2,192,042
                                                ------------            ------------
Intangible and other assets
Excess of acquisition cost over the
  value of assets acquired (less accumulated
  amortization of $749,680 and $664,666,
  respectively)                                    3,794,601               3,584,393
Investments and other assets (Note 5)                214,711                 229,282
                                                ------------            ------------
Total intangible and other assets                  4,009,312               3,813,675
                                                ------------            ------------
Total assets                                    $  6,979,480           $   6,890,351
                                                ============            ============

                                -36-

CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                Dec. 27, 1998           Dec. 28, 1997
                                                -------------           -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt (Note 4)  $       7,812           $      18,375
Accounts Payable
  Trade                                              282,798                 274,550
  Other                                               29,485                  25,710
Accrued liabilities
  Compensation                                       108,301                  87,732
  Interest                                             5,213                   8,999
  Other                                              114,708                 137,944
Dividend payable                                      55,790                  53,915
Income taxes (Note 7)                                  6,395                  12,893
Deferred income                                      117,465                 118,459
                                                ------------            ------------
Total current liabilities                            727,967                 738,577
                                                ------------            ------------
Deferred income taxes (Note 7)                       442,359                 402,254
Long-term debt (Note 4)                            1,306,859               1,740,534
Postretirement medical and life
  insurance liabilities (Note 6)                     308,145                 312,082
Other long-term liabilities                          214,326                 217,168
                                                ------------            ------------
Total liabilities                                  2,999,656               3,410,615
                                                ------------            ------------
Shareholders' equity (Notes 4 and 8)
Preferred stock, par value $1: Authorized,
  2,000,000 shares: Issued, none
Common stock, par value $1:  Authorized,
  400,000,000 shares: Issued, 324,420,732
  shares, as to both years                           324,421                 324,421
Additional paid-in capital                           126,045                 104,366
Retained earnings                                  4,775,313               3,995,712
                                                ------------            ------------
                                                   5,225,779               4,424,499
Less Treasury stock, 45,419,437 shares and
  40,546,253 shares, respectively, at cost        (1,223,077)               (916,708)
Deferred compensation related to ESOP (Note 8)       (22,878)                (28,055)
                                                ------------            ------------
Total shareholders' equity                         3,979,824               3,479,736
                                                ------------            ------------
Commitments and contingent liabilities
  (Note 9)
                                                ------------            ------------
Total liabilities and shareholders' equity      $  6,979,480           $   6,890,351
                                                ============            ============

CONSOLIDATED STATEMENTS OF INCOME
In thousands of dollars

Fiscal year ended                               Dec. 27, 1998   Dec. 28, 1997   Dec. 29, 1996
                                                -------------   -------------   -------------
Net operating revenues
Newspaper advertising                           $  2,942,995    $ 2,634,334     $ 2,417,550
Newspaper circulation                              1,010,238        948,141         917,677
Broadcasting                                         721,298        703,558         686,936
Cable and security                                   240,600        255,263         232,500
All other                                            206,160        188,195         166,444
                                                -------------   -------------   -------------
Total                                              5,121,291      4,729,491       4,421,107
                                                -------------   -------------   -------------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                       2,593,982      2,368,572       2,367,848
Selling, general and administrative expenses,
   exclusive of depreciation                         773,601        743,578         699,484
Depreciation                                         201,683        201,100         193,011
Amortization of intangible assets                    108,523         99,973          94,359
                                                -------------   -------------   -------------
Total                                              3,677,789      3,413,223       3,354,702
                                                -------------   -------------   -------------
Operating income                                   1,443,502      1,316,268       1,066,405
                                                -------------   -------------   -------------
Non-operating income (expense)
Interest expense                                     (79,412)       (98,242)       (135,563)
Interest income                                       19,318          6,517           6,727
Other (Note 2)                                       286,005        (15,564)        149,098
                                                -------------   -------------   -------------
Total                                                225,911       (107,289)         20,262
                                                -------------   -------------   -------------
Income before income taxes                         1,669,413      1,208,979       1,086,667
Provision for income taxes                           669,500        496,300         462,700
                                                -------------   -------------   -------------
Income from continuing operations                    999,913        712,679         623,967
Discontinued operations
Income from the operation of discontinued
   operations, net of income taxes of
   $17,940                                                                           24,540
Gain from the sale of discontinued
   operations, net of income taxes of $195,000                                      294,580
                                                -------------   -------------   -------------
Total income from discontinued operations                                           319,120
                                                -------------   -------------   -------------
Net income                                      $    999,913    $   712,679     $   943,087
                                                =============   =============   =============
Earnings per share - basic
Earnings from continuing operations                    $3.53          $2.52           $2.21
Earnings from discontinued operations:
   Discontinued operations, net of tax                                                 0.09
   Gain from sale of discontinued operations,
   net of tax                                                                          1.05
                                                -------------   ------------    -------------
Net income per share - basic                           $3.53          $2.52           $3.35
                                                =============   ============    =============
Earnings per share - diluted
Earnings from continuing operations                    $3.50          $2.50           $2.20
Earnings from discontinued operations:
   Discontinued operations, net of tax                                                 0.09
   Gain from sale of discontinued operations,
   net of tax                                                                          1.04
                                                -------------   ------------    -------------
Net income per share - diluted                         $3.50          $2.50           $3.33
                                                =============   ============    =============

CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands of dollars
Fiscal year ended                                     Dec. 27, 1998     Dec. 28, 1997     Dec. 29, 1996
                                                      -------------     -------------     -------------
Cash flows from operating activities
Net income                                            $    999,913      $     712,679     $     943,087
Adjustments to reconcile net income to operating
  cash flows
Discontinued operations                                                                        (319,120)
Depreciation                                               201,683            201,100           193,011
Amortization of intangibles                                108,523             99,973            94,359
Deferred income taxes                                       40,105            (14,244)           68,254
Other, net, including gains on sales                      (360,944)           (20,166)         (117,854)
Increase in receivables                                    (29,732)           (41,684)          (50,046)
Decrease (increase) in inventories                          11,054             (6,336)           16,489
Decrease (increase) in film broadcast rights                    62               (644)            1,755
Decrease in accounts payable                               (14,777)           (40,487)          (25,659)
Increase (decrease) in interest and taxes payable            7,951            (26,336)           20,784
Change in other assets and liabilities, net                  6,697             17,202          (218,191)
                                                      -------------     -------------     -------------
Net cash flow from operating activities                    970,535            881,057           606,869
                                                      -------------     -------------     -------------
Cash flows from investing activities
Purchase of property, plant and equipment                 (244,425)          (221,251)         (260,047)
Payments for acquisitions, net of cash acquired           (369,804)          (355,343)
Change in other investments                                (16,244)            (8,099)          (17,513)
Proceeds from sale of certain assets                       665,001             40,859           778,716
Collection of long-term receivables                          2,409              5,388             3,248
                                                      -------------     -------------     -------------
Net cash provided by (used for) investing activities        36,937           (538,446)          504,404
                                                      -------------     -------------     -------------
Cash flows from financing activities
Payments of long-term debt                                (470,207)          (144,903)         (954,924)
Dividends paid                                            (218,853)          (206,557)         (197,417)
Cost of common shares repurchased                         (328,956)                              (1,443)
Proceeds from issuance of common stock                      23,953             30,425            26,964
                                                      -------------     -------------     -------------
Net cash used for financing activities                    (994,063)          (321,035)       (1,126,820)
                                                      -------------     -------------     -------------
Effect of currency exchange rate change                                                            (236)
Increase (decrease) in cash and cash equivalents            13,409             21,576           (15,783)
Balance of cash and cash equivalents at
  beginning of year                                         52,778             31,202            46,985
                                                      -------------     -------------     -------------
Balance of cash and cash equivalents at end of year   $     66,187      $      52,778     $      31,202
                                                      =============     =============     =============

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
In thousands of dollars
Fiscal years ended
December 29, 1996
December 28, 1997
and December 27, 1998
                                                                       Foreign                  Deferred
                             Common stock  Additional                 currency                compensation
                                $1 par      paid-in      Retained    translation   Treasury     related
                                value       capital      earnings    adjustment     stock       to ESOP       Total
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 31, 1995        $  162,210   $   76,811   $ 2,923,752   $ (12,258) $  (973,272)  $  (31,595)  $2,145,648
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1996                                            943,087                                            943,087
Dividends declared, 1996:
 $0.71 per share                                           (200,099)                                          (200,099)
Treasury stock acquired                                                               (1,443)                   (1,443)
Stock options exercised                           585                                 26,225                    26,810
Stock issued under
 incentive plan                                   552                                  5,881                     6,433
Tax benefit derived from
 stock incentive plans                          8,178                                                            8,178
Compensation expense
 related to ESOP                                                                                    2,005        2,005
Tax benefit from ESOP                                           435                                                435
Foreign currency
 translation adj./other                                     (12,494)     12,258                                   (236)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 29, 1996        $  162,210   $   86,126   $ 3,654,681   $       0  $  (942,609)  $  (29,590)  $2,930,818
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1997                                            712,679                                            712,679
Dividends declared, 1997:
 $0.74 per share                                           (209,867)                                          (209,867)
Stock options exercised                         4,152                                 25,781                    29,933
Stock issued under
 incentive plan                                   114                                    120                       234
Tax benefit derived from
 stock incentive plans                         13,974                                                           13,974
Compensation expense
 related to ESOP                                                                                    1,535        1,535
Tax benefit from ESOP                                           430                                                430
Par value of shares issued in
 2-for-1 stock split
 effective Oct. 6, 1997          162,211                   (162,211)
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 28, 1997        $  324,421   $  104,366   $ 3,995,712   $       0  $  (916,708)  $  (28,055)  $3,479,736
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1998                                            999,913                                            999,913
Dividends declared, 1998:
 $.78 per share                                            (220,718)                                          (220,718)
Treasury stock acquired                                                             (328,956)                 (328,956)
Stock options exercised                         4,870                                 19,285                    24,155
Stock issued under
 incentive plan                                (1,255)                                 3,302                     2,047
Tax benefit derived from
 stock incentive plans                         18,064                                                           18,064
Compensation expense
 related to ESOP                                                                                    5,177        5,177
Tax benefit from ESOP                                           406                                                406
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 27, 1998        $  324,421   $  126,045   $ 4,775,313   $       0  $(1,223,077)  $  (22,878)  $3,979,824
                             ------------ ------------ ------------- ----------- ------------ ------------ ------------

                                -40-

Notes to Consolidated Financial Statements

Note 1

Summary of significant accounting policies

Fiscal year: The company's fiscal year ends on the last Sunday of the calendar year. The company's 1998 fiscal year ended on Dec. 27, 1998, and encompassed a 52-week period. The company's 1997 and 1996 fiscal years also encompassed 52-week periods.

     Consolidation: The consolidated financial statements include the accounts of the company and its subsidiaries after elimination of all significant intercompany transactions and profits. Certain prior-year information has been reclassified to conform with the current year presentation.

     Operating agencies: Four of the company's newspaper subsidiaries were participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The company includes its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.

     Inventories: Inventories, consisting principally of newsprint, printing ink, plate material and production film for the company's newspaper publishing operations, are valued at the lower of cost (first-in, first-out) or market.

      Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; machinery, equipment and fixtures and cable systems, four to 30 years. Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.

     Excess of acquisition cost over fair value of assets acquired:
The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time the subsidiaries were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the excess acquisition cost of subsidiaries arising from acquisitions accounted for as purchases since Oct. 31, 1970 ($4.48 billion at Dec.
27, 1998) is being amortized generally over 40 years on a straight-line basis.

     Valuation of Long-Lived Assets: The company evaluates the carrying value of long-lived assets to be held and used, including the excess of acquisition cost over fair value of assets acquired, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset, including the excess of acquisition cost over fair value of assets acquired, is considered impaired when the projected undiscounted future cash flows from the related business unit are less than its carrying value. The company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

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

     Retirement plans: Pension costs under the company's retirement plans are actuarially computed. The company's policy is to fund costs accrued under its qualified pension plans.

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

     Per share amounts: In 1997, the company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per
Share." Under SFAS No. 128, the company reports earnings per share on two bases, basic and diluted. All basic income per share amounts are based on the weighted average number of common shares outstanding during the year. The calculation of diluted earnings per share also considers the assumed dilution from the exercise of stock options and from stock incentive rights.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

     New accounting pronouncements: In 1998, the company adopted the provisions of SFAS No. 130, "Reporting Comprehensive
Income," which had no impact on the company's results of operations or financial position.

     Also in 1998, the company adopted SFAS No. 131,
"Disclosures about Segments of an Enterprise and Related Information." The management approach, as prescribed by SFAS No. 131, designates the internal organization that is used by management for making operating decisions and assessing performance as the basis for determining the company's reportable segments. The adoption of SFAS No. 131 did not change the company's previously defined reportable segments.

     The company also adopted SFAS No. 132, "Employers'
Disclosure about Pensions and Other Postretirement Benefits" in 1998. The provisions of SFAS No. 132 revise employers' disclosures about retirement plans and other postretirement benefit plans but do not change the measurement and accounting recognition principles for these plans.

     In June 1998, SFAS No. 133, "Accounting for Derivative
Instruments and Hedging Activities" was issued. This standard is effective for fiscal periods beginning after June 15, 1999. The adoption of this standard is not expected to have a material effect on the company's results of operations or financial position.


Note 2

Acquisitions, exchanges and dispositions

1998: In the first quarter of 1998, the company sold its five remaining radio stations, its alarm security business and its newspaper in St. Thomas, Virgin Islands. It also contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation. The company recorded a net non-operating gain of $307 million ($184 million after-tax), principally as a result of these transactions.

     The company purchased television stations WCSH-TV (NBC) in Portland, Maine, and WLBZ-TV (NBC) in Bangor, Maine, early in the first quarter and WLTX-TV (CBS) in Columbia, S.C., in April
1998.

     In the third quarter of 1998, the company sold five small-market daily newspapers in Ohio, Illinois and West Virginia and completed the acquisition of several newspapers in New Jersey, including The Daily Record in Morristown and the Ocean County Observer in Toms River.
Also in the third quarter of 1998, the company completed a transaction with TCI Communications, Inc., under which it exchanged its subscribers and certain cable system assets in the suburban Chicago area (93,000 subscribers) for subscribers and certain cable system assets of TCI in Kansas (128,000 subscribers).

     The aggregate purchase price for businesses and assets acquired in 1998 was approximately $370 million in cash. The acquisitions, which were accounted for under the purchase method of accounting, did not materially affect reported results of operations for the year.

     1997: In January 1997, the company exchanged WLWT-TV
(NBC-Cincinnati) and KOCO-TV (ABC-Oklahoma City) for WZZM-
TV (ABC-Grand Rapids/Kalamazoo/ Battle Creek) and WGRZ-TV
(NBC-Buffalo). This exchange was necessary to comply with FCC cross-ownership rules and did not materially affect broadcast operating results.

     In May 1997, the company acquired KNAZ-TV (NBC-
Flagstaff, Ariz.) and KMOH-TV (WB-Kingman, Ariz.). Also in May
1997, the company acquired Printed Media Companies. In July, Mary
Morgan, Inc., was purchased and in August 1997, the company acquired Army Times Publishing Company.

     In October 1997, the company acquired New Jersey Press, Inc., which publishes two dailies, Asbury Park Press and the Home News
Tribune of East Brunswick.

     The aggregate purchase price for businesses acquired in 1997 was approximately $445 million in cash and liabilities assumed. The acquisitions were accounted for under the purchase method of accounting, and they did not materially affect reported results of operations for the year.

     In January 1997, the company contributed the Niagara Gazette newspaper to the Gannett Foundation. In April 1997, the company sold its newspaper in Moultrie, Ga., and in November 1997, the company sold its newspapers in Tarentum and North Hills, Pa. These dispositions did not materially affect results of operations.

     1996: In December 1996, the company acquired WTSP-TV, the
CBS affiliate in Tampa, Fla., in exchange for radio stations in Los Angeles, San Diego and Tampa.

     For financial reporting purposes, the company recorded this exchange as two simultaneous but separate events; that is, a sale of radio stations for which a non-cash gain was recognized, and the acquisition of the television station accounted for under the purchase method. The company reported a pre-tax, non-cash, non-operating gain of $158 million on the exchange, and the television station acquired was recorded at estimated fair value or $170 million. On an after-tax basis, this accounting treatment resulted in a non-cash increase in income from continuing operations of $93 million.

     In August 1996, the company completed the sale of its outdoor advertising business for $713 million in cash. The company recorded an after-tax gain of $295 million. The gain and outdoor operating results for the period leading up to the sale are reported as discontinued operations in the company's financial statements.

     In December 1996, the company sold its television entertainment programming business, Multimedia Entertainment, which had been acquired in December 1995 as part of the acquisition of Multimedia. The selling price approximated the value assigned to the business by the company upon acquisition. Therefore, no gain was recognized on the sale. The operating results for Multimedia Entertainment for the period prior to the sale are reported as discontinued operations in the company's financial statements.

     Other properties sold in 1996 were radio stations
WMAZ/WAYS-FM in Macon, Ga. (acquired in the Multimedia purchase), Louis Harris and Associates, Inc. and Gannett Community Directories. These dispositions did not have a material effect on the company's operating results or financial position.

     An unaudited earnings summary of the company's income from continuing operations, excluding the net non-operating gains in 1998 and 1996 discussed above, is as follows:

In millions of dollars, except per share amounts (unaudited)

                   1998    Change       1997     Change        1996    Change
                  ------  --------     -----     -------      -----    -------
Income from
  continuing
  operations      $  816     15%       $ 713       34%       $  530       15%

Earnings per
  share from
  continuing
  operations
  -Basic          $ 2.88     14%      $ 2.52       34%       $ 1.88       15%
  -Diluted        $ 2.86     14%      $ 2.50       34%       $ 1.87       15%


     Pro forma results of operations, assuming the acquisitions, exchanges and dispositions noted above were made at the beginning of the year previous to the year in which the transactions were consummated, are not materially different from reported results of operations.

Note 3

Statement of cash flows

For purposes of this statement, the company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.

     Cash paid in 1998, 1997 and 1996 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars

                               1998       1997     1996
                             --------  --------  --------
Income taxes                 $626,409  $506,209  $555,642
Interest                     $ 84,808  $102,228  $142,395

     In 1996, the company reported a $93 million after-tax non-cash gain on the exchange of broadcast stations referred to in Note 2.

     Liabilities assumed in connection with 1998 and 1997 acquisitions totaled approximately $17 million and $56 million, respectively.

     In 1996, the company issued 272,874 shares in settlement of previously granted stock incentive rights and the $9.9 million compensation liability for these rights was transferred to shareholders' equity. In early January 1998, 149,148 shares were issued in settlement of stock incentive rights granted for the four-year period 1994-1997, and the $6 million compensation liability for these rights was transferred to shareholders' equity. In early January 1999, 161,646 shares were issued in settlement of stock incentive rights granted for the four-year period 1995-1998.


Note 4

Long-term debt

The long-term debt of the company is summarized below.

In thousands of dollars

                                       Dec. 27, 1998    Dec. 28, 1997
                                       -------------    -------------
Unsecured promissory notes              $ 1,003,328      $ 1,198,695
Notes due 3/1/98, interest at 5.25%                          274,920
Notes due 5/1/00, interest at 5.85%         249,884          249,787
Other indebtedness                           61,459           35,507
                                       -------------    -------------
                                          1,314,671        1,758,909
Less amount included in
 current liabilities                         (7,812)         (18,375)
                                       -------------    -------------
Total long-term debt                    $ 1,306,859      $ 1,740,534
                                       =============    =============

     The unsecured promissory notes at Dec. 27, 1998 were due from Dec. 28, 1998 to Jan. 19, 1999 with rates varying from 4.82% to 5.21%.

     The unsecured promissory notes at Dec. 28, 1997 were due from Dec. 31, 1997 to Jan. 27, 1998 with rates varying from 5.54% to 5.8%.

     The maximum amount of such promissory notes outstanding at the end of any period during 1998 and 1997 was $1.2 billion and $1.3 billion, respectively. The daily average outstanding balance was $1.047 billion during 1998 and $1.154 billion during 1997. The weighted average interest rate was 5.5% for 1998 and 1997.

     The other indebtedness at Dec. 27, 1998 has maturities ranging from 2000 to 2013 at interest rates ranging from 3.4% to 10%.

     At Dec. 27, 1998, the company had $3.0 billion of credit available under a revolving credit agreement. The agreement provides for a revolving credit period which permits borrowing from time to time up to the maximum commitment. The revolving credit period extends to July 1, 2003.

     The commitment fee rate may range from .07% to .175%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rate in effect at Dec. 27, 1998 was .07%. At the option of the company, the interest rate on borrowings under the agreement may be at the prime rate, at rates ranging from .13% to .35% above the London Interbank Offered Rate or at rates ranging from .255% to .50% above a certificate of deposit-based rate. The prime rate was 7.75% at the end of 1998 and 8.5% at the end of 1997. The percentages that will apply will be dependent on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.

     The revolving credit agreement contains restrictive provisions that require the maintenance of net worth of $2.0 billion. At Dec. 27, 1998 and Dec. 28, 1997, net worth was $4.0 billion and $3.5 billion, respectively.

     At Dec. 27, 1998, the unsecured promissory notes were supported by the $3.0 billion revolving credit agreement and, therefore, are classified as long-term debt.

     Approximate annual maturities of long-term debt, assuming that the company had used the $3.0 billion revolving credit agreement as of the balance sheet date to refinance existing unsecured promissory notes and the notes due May 1, 2000, on a long-term basis, are as follows:

In thousands of dollars

1999               $     7,812
2000                         0
2001                         0
2002                         0
2003                 1,271,594
Later years             35,265
                   -----------
Total              $ 1,314,671
                   ===========


     For financial instruments other than long-term debt, including cash and cash equivalents, trade and other receivables, current maturities of long-term debt and other long-term liabilities, the amounts reported on the balance sheet approximate fair value.

     The company estimates the fair value of its long-term debt, based on borrowing rates available at Dec. 27, 1998, to be $1.308 billion compared with the carrying amount of $1.307 billion. At Dec. 28, 1997, the fair value of long-term debt was estimated to be $1.740 billion, compared with the carrying amount of $1.741 billion.


Note 5

Retirement plans

The company and its subsidiaries have various retirement plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the company's principal retirement plan and covers most of the employees of the company and its subsidiaries. Benefits under the Gannett
Retirement Plan are based on years of service and final average pay.
The company's pension plan assets include marketable securities such as common stocks, bonds and U.S. government obligations and interest-bearing deposits.

     The company's pension costs for 1998, 1997 and 1996 are presented in the following table:

In thousands of dollars

                                    1998       1997       1996
                                  --------   --------   --------
Service cost - benefits earned
   during the period              $ 51,249   $ 47,105   $ 49,552
Interest cost on
   benefit obligation               94,171     85,033     80,300
Expected return on plan assets    (135,484)  (112,040)  (101,933)
Amortization of transition
  asset                             (4,226)   (11,008)   (10,907)
Amortization of prior
  service (credit) cost             (3,773)     1,790      1,789
Amortization of actuarial loss         443                 2,690
                                   --------   --------   --------
Pension expense for company-
   sponsored retirement plans        2,380     10,880     21,491
Union and other pension cost         5,357      4,135      3,244
                                  --------   --------   --------
Pension cost                      $  7,737   $ 15,015   $ 24,735
                                  ========   ========   ========

                                -44


     The following table provides a reconciliation of benefit obligations, plan assets and funded status of the company's pension plans. The related amounts that are recognized in the Consolidated Balance Sheets for the company's retirement plans also are provided.

In thousands of dollars

                                       Dec. 27, 1998     Dec. 28, 1997
                                       -------------     -------------
Change in benefit obligation
Net benefit obligation at
  beginning of year                    $  1,243,188      $  1,137,039
Service cost                                 51,249            47,105
Interest cost                                94,171            85,033
Plan amendments                              (3,791)                0
Actuarial loss                               57,550            70,379
Acquisitions/plan mergers                   102,927           (44,768)
Gross benefits paid                         (70,883)          (51,600)
                                       -------------     -------------
Net benefit obligation at
  end of year                          $  1,474,411      $  1,243,188
                                       -------------     -------------
Change in plan assets
Fair value of plan assets
 at beginning of year                  $  1,269,090      $  1,142,962
Actual return on plan assets                151,892           175,405
Employer contributions                        3,813             2,323
Acquisitions/plan mergers                   116,914                 0
Gross benefits paid                         (70,883)          (51,600)
                                       -------------     -------------
Fair value of plan assets
 at end of year                        $  1,470,826      $  1,269,090
                                       -------------     -------------
Funded status at end of year           $     (3,585)     $     25,902
Unrecognized net actuarial loss              92,081            61,341
Unrecognized prior service credit           (39,790)          (41,651)
Unrecognized net transition asset            (1,214)           (3,948)
                                       -------------     -------------
Net amount recognized at
 end of year                           $     47,492      $     41,644
                                       -------------     -------------
Amounts recognized in
 Consolidated Balance Sheet
 Prepaid benefit cost                  $    110,531      $     96,572
 Accrued benefit cost                  $     63,039      $     54,928
                                       =============     =============


     The net benefit obligation was determined using an assumed discount rate of 6.75% and 7.125% at the end of 1998 and 1997, respectively. The assumed rate of compensation increase was 5% at the end of each of 1998 and 1997. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Pension plan assets include 1,239,800 shares of the company's common stock valued at $80 million at the end of 1998 and 1,231,400 shares valued at $76 million at the end of 1997.


Note 6

Postretirement benefits other than pensions

The company provides health care and life insurance benefits to certain retired employees. Employees become eligible for benefits after meeting certain age and service requirements. The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.

     Postretirement benefit cost for health care and life insurance for 1998, 1997 and 1996 included the following components:

In thousands of dollars

                                    1998       1997       1996
                                  --------   --------   --------
Service cost - benefits earned
   during the period              $  3,118   $  3,416   $  3,212
Interest cost on net
   benefit obligation               14,378     15,342     14,586
Amortization of prior
  service credit                    (5,578)    (5,303)    (5,303)
Amortization of actuarial
 loss (gain)                           235       (171)        50
                                   --------   --------   --------
Net periodic postretirement
   benefit cost                   $ 12,153    $13,284    $12,545
                                  ========   ========   ========

     The table below provides a reconciliation of benefit obligations and funded status of the company's postretirement benefit plans:

In thousands of dollars

                                       Dec. 27, 1998     Dec. 28, 1997
                                       -------------     -------------
Change in benefit obligation
Net benefit obligation at
  beginning of year                    $    231,565      $    224,336
Service cost                                  3,118             3,416
Interest cost                                14,378            15,342
Plan particpants' contributions               4,402             4,318
Plan amendments                              (8,341)          (20,695)
Actuarial loss                               13,798            14,694
Acquisitions/plan mergers                                       9,816
Gross benefits paid                         (20,574)          (19,662)
                                       -------------     -------------
Net benefit obligation at
  end of year                          $    238,346      $    231,565
                                       -------------     -------------
Change in plan assets
Fair value of plan assets
 at beginning of year                             0                 0
Employer contributions                       16,172            15,344
Plan participants' contributions              4,402             4,318
Gross benefits paid                         (20,574)          (19,662)
                                       -------------     -------------
Fair value of plan assets
 at end of year                                   0                 0
                                       -------------     -------------
Funded status at end of year           $    238,346      $    231,565
Unrecognized net actuarial
 (loss) gain                                 (6,154)            7,500
Unrecognized prior service credit            75,953            73,017
                                       -------------     -------------
Accrued postretirement benefit cost    $    308,145      $    312,082
                                       =============     =============

     At Dec. 27, 1998, the accumulated postretirement benefit obligation was determined using a discount rate of 6.75% and a health care cost trend rate of 8% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 6%, declining to 5% in the year 2001 and thereafter.

     At Dec. 28, 1997, the accumulated postretirement benefit obligation was determined using a discount rate of 7.125% and a health care cost trend rate of 8.5% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 6.5%, declining to 5% in the year 2001 and thereafter.

     The company's policy is to fund the above-mentioned benefits as claims and premiums are paid.

     The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $15 million in the 1998 postretirement benefit obligation and $1 million in the aggregate service and interest components of the 1998 expense. The effect of a 1% decrease in the health care cost trend rate used would result in decreases of approximately $13 million in the 1998 postretirement benefit obligation and $1 million in the aggregate service and interest components of the 1998 expense.

     The company's retiree medical insurance plan limits the company's share of the cost of such benefits it will pay to future retirees. The company's share of these benefit costs also depends on employee retirement age and length of service.


Note 7

Income taxes

The company's reported income before taxes is virtually all from domestic sources.

     The provision for income taxes on income from continuing operations consists of the following:

In thousands of dollars

1998                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $545,878   $ 34,783   $580,661
State and other                    83,517      5,322     88,839
                                 --------   --------   --------
Total                            $629,395   $ 40,105   $669,500
                                 ========   ========   ========

In thousands of dollars

1997                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $443,334   $(12,060)  $431,274
State and other                    67,210     (2,184)    65,026
                                 --------   --------   --------
Total                            $510,544   $(14,244)  $496,300
                                 ========   ========   ========

In thousands of dollars

1996                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $333,200   $ 63,255   $396,455
State and other                    61,246      4,999     66,245
                                 --------   --------   --------
Total                            $394,446   $ 68,254   $462,700
                                 ========   ========   ========

     In addition to the income tax provision presented above for continuing operations, the company also recorded federal and state income taxes payable on discontinued operations of $213 million in 1996 (including $195 million on the gain on the sale of the outdoor business).

     The provision for income taxes on continuing operations exceeds the U.S. federal statutory tax rate as a result of the following differences:



Fiscal year                           1998    1997    1996
                                     ------  ------  ------
U.S. statutory tax rate               35.0%   35.0%   35.0%
Increase in
 taxes resulting from:
State/other income taxes net
 of federal income tax benefit         3.5     3.5     4.0
Goodwill amortization not
 deductible for tax purposes           2.3     2.5     2.7
Other, net                            (0.7)    0.1     0.9
                                     ------  ------  ------
Effective tax rate                    40.1%   41.1%   42.6%
                                     ======  ======  ======

     Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.

     Deferred tax liabilities and assets were composed of the following at the end of 1998 and 1997:

In thousands of dollars

                                    Dec. 27, 1998    Dec. 28, 1997
                                    -------------    -------------
Liabilities
Accelerated depreciation             $   392,374      $   410,264
Accelerated amortization of
 deductible intangibles                  109,807          106,498
Pension                                   16,211           16,883
Other                                    120,475           52,073
                                    -------------    -------------
Total deferred tax liabilities           638,867          585,718
                                    -------------    -------------
Assets
Accrued compensation costs               (55,718)         (41,615)
Postretirement medical and life         (120,177)        (121,712)
Other                                    (20,613)         (20,137)
                                    -------------    -------------
Total deferred tax assets               (196,508)        (183,464)
                                    -------------    -------------
Net deferred tax liabilities         $   442,359      $   402,254
                                    =============    =============

Note 8

Capital stock, stock options, incentive plans

On Aug. 19, 1997, the company's Board of Directors approved a two-for-one stock split effective on Oct. 6, 1997, for shareholders of record on Sept. 12, 1997. In this report, all share and per-common-share amounts have been adjusted to reflect the stock split.

     The company's earnings per share from continuing operations
(basic and diluted) for 1998, 1997 and 1996 are presented below:

In thousands, except per share amounts

                                          1998          1997          1996
                                          ----          ----          ----

Income from continuing operations      $999,913       $712,679      $623,967
Weighted average number of common
   shares outstanding (basic)           283,097        283,360       281,782
Effect of dilutive securities
   Stock options                          2,197          1,768         1,024
   Stock incentive rights                   417            482           620
Weighted average number of common
   shares outstanding (diluted)         285,711        285,610       283,426
Earnings per share from
   continuing operations (basic)          $3.53          $2.52         $2.21
Earnings per share from
   continuing operations (diluted)        $3.50          $2.50         $2.20


     The 1998 and 1997 diluted earnings per share amounts exclude the effects of 2,500,210 and 1,750,100 stock options outstanding, respectively, as their inclusion would be antidilutive.

     In the third quarter of 1998, the company announced an authorization to repurchase up to $250 million of company stock. That authorization was substantially used by the end of the third quarter, and the Board approved an additional $500 million authorization on Sept.
30. During 1998, the company repurchased a total of approximately 6 million shares of common stock for $329 million.

     The company's 1978 Executive Long-term Incentive Plan (the
Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees. During 1996, the Plan was amended to incorporate the following changes: (i) extend from the last day of the company's 1997 fiscal year to the last day of the company's 2007 fiscal year the time during which awards may be made; (ii) increase the maximum aggregate number of shares of Gannett common stock that may be issued by 24,000,000; (iii) restrict the granting of options to any participant in any fiscal year to no more than 350,000 shares of common stock; (iv) extend the exercise period for any stock options to be issued under the Plan from eight to 10 years after the date of the grant thereof; and (v) provide that shares of common stock subject to a stock option or other award that is canceled or forfeited again be available for issuance under the Plan.

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

     Under the Plan, all outstanding awards will be vested if there is a change in control of the company. Stock options become 100% exercisable immediately upon a change in control. Option surrender rights have been awarded, which relate one-for-one to all outstanding stock options. These rights are effective only upon a change in control and entitle the employee to receive cash for option surrender rights equal to 100% of the difference between the exercise price of the related stock option and the change-in-control price (which is the highest price paid for a share of stock as part of the change in control). The Plan also provides for the payment in cash of the value of stock incentive rights based on the change-in-control price.

     A summary of the status of the company's stock option and stock incentive rights plans as of Dec. 27, 1998, Dec. 28, 1997 and Dec. 29, 1996 and changes during the years then ended is presented below and on the following page:


                                                     Weighted average
1998 Stock Options                      Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       9,234,421           $36.00
Granted                                2,514,210            65.00
Exercised                               (931,604)           26.91
Canceled                                (244,291)           40.49
Outstanding at end of year            10,572,736            43.59
Options exercisable at year end        5,365,913            31.93

Weighted average fair value of
 options granted during the year          $17.32


                                                     Weighted average
1997 Stock Options                      Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       8,866,658           $29.64
Granted                                1,789,460            59.20
Exercised                             (1,237,089)           24.68
Canceled                                (184,608)           31.28
Outstanding at end of year             9,234,421            36.00
Options exercisable at year end        4,557,488            27.90

Weighted average fair value of
 options granted during the year          $14.71

                                                     Weighted average
1996 Stock Options                      Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       7,932,084           $25.92
Granted                                2,482,960            37.26
Exercised                             (1,298,838)           21.72
Canceled                                (249,548)           28.18
Outstanding at end of year             8,866,658            29.64
Options exercisable at year end        4,019,854            25.23

Weighted average fair value of
 options granted during the year          $ 8.93

     The following table summarizes information about stock options outstanding at Dec. 27, 1998:

                             Weighted
                             average    Weighted               Weighted
Range of      Number        remaining   average     Number     average
exercise    outstanding    contractual  exercise  exercisable  exercise
 prices     at 12/27/98     life (yrs)   price    at 12/27/98   price
--------    -----------    -----------  --------  -----------  --------
$21-28      2,700,933          2.9       $25.22   2,700,933     $25.22
 32-35      1,560,707          5.0       $32.06   1,170,530     $32.06
 36-38      2,083,451          8.0       $37.38   1,041,726     $37.38
 41-49         36,960          8.0       $45.88      18,480     $45.88
 50-60      1,676,975          9.0       $59.50     419,244     $59.50
 60-68      2,513,710         10.0       $65.00      15,000     $64.85
            -----------    -----------  --------  -----------  --------
           10,572,736          6.6       $43.59   5,365,913     $31.93
            ===========    ===========  ========  ===========  ========


Stock Incentive Rights

Awards made under the 1978 Plan for stock incentive rights were as follows:

                                   1998      1997      1996
                                 --------  --------  --------
Awards granted                    168,785   173,325   258,340


     Awards for 1996 are for the four-year period 1997-2000.
Awards for 1997 are for the four-year period 1998-2001. Awards for 1998 are for the four-year period 1999-2002.

     In January 1999, 161,646 shares of common stock were issued in settlement of previously granted stock incentive rights for the incentive period ended December 1998.

     Shares available: Shares available for future grants under the 1978 Plan totaled 19,974,278 at Dec. 27, 1998.

     Pro forma results: SFAS No. 123, "Accounting for Stock-
Based Compensation," establishes a fair value-based method of accounting for employee stock-based compensation plans, and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under Accounting Principles Board Opinion No.
25, "Accounting for Stock Issued to Employees" (APB 25). The company has chosen to continue to report stock-based compensation in accordance with APB 25, and provides the following pro forma disclosure of the effects of applying the fair value method to all applicable awards granted. Under APB Opinion 25 and related Interpretations, no compensation cost has been recognized for its stock options. The compensation cost that has been charged against income for its stock incentive rights was $7 million for 1998 and $8 million for 1997 and 1996. Those charges were based on the grant price of the stock incentive rights recognized over the four-year earnout periods.
Had compensation cost for the company's stock options been determined based on the fair value at the grant date for those awards as permitted (but not required) under the alternative method of SFAS No. 123, the company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                     1998          1997         1996
                                  -----------   ----------   ----------
Net income (in thousands)
   As reported                     $999,913      $712,679     $943,087
   Pro forma                       $991,385      $707,717     $941,226
Earnings per share - basic
   As reported                        $3.53         $2.52        $3.35
   Pro forma                          $3.50         $2.50        $3.34


     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 1.69%, 2.15% and 2.34%; expected volatility of 20.62%, 16.28% and 15.25%; risk-free interest rates of 4.66%, 5.87% and 5.95%; and expected lives of seven years each.

     SFAS No. 123 applies to stock compensation awards granted in fiscal years that begin after Dec. 15, 1994. Options are granted by the company primarily in December and begin vesting over a four-year period. Options granted in December 1995 and thereafter are subject to the pronouncement. To calculate the pro forma amounts shown above, compensation cost was recognized over the four-year period of service during which the options will be earned. As a result, options granted in December of each year (beginning with December 1995) impact pro forma amounts for following years but not the year in which they were granted. Because the calculations do not take into consideration pro forma compensation expense related to grants made prior to 1995, the pro forma effect on net income shown for the years above is not representative of the pro forma effect on net income in future years.

401(k) Savings Plan

On July 1, 1990, the company established a 401(k) Savings Plan. Most employees of the company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan. Employees may elect to save up to 15% of compensation on a pre-tax basis subject to certain limits. Through 1997, the company matched, with company common stock, 25% of the first 4% of employee contributions. Beginning Jan. 1, 1998, the company match increased to 50% of the first 6% of employee contributions. To fund the company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed in 1990 which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company, and the shares are pledged as collateral for the loan. The company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.

     The company follows the shares allocated method in accounting for its ESOP. The cost of shares allocated to match employee contributions or to replace dividends that are used for debt service are accounted for as compensation expense. The cost of unallocated shares is reported as deferred compensation in the financial statements. The company, at its option, may repurchase shares from employees who leave the Plan. The shares are purchased at fair market value, and the difference between the original cost of the shares and fair market value is expensed at the time of purchase. All of the shares initially purchased by the ESOP are considered outstanding for earnings per share calculations. Dividends on allocated and unallocated shares are recorded as reductions of retained earnings.

     Compensation expense for the 401(k) match and repurchased shares was $7.3 million in 1998, $2.4 million in 1997 and $2.8 million in 1996. The ESOP shares as of the end of 1998 and 1997 were as follows:

                                   1998       1997
                                ----------  ----------
Allocated shares                1,335,933   1,097,214
Shares released for allocation     40,950      14,470
Unreleased shares               1,103,117   1,388,316
Shares distributed to
   terminated participants        (40,454)    (23,993)
                                ----------  ----------
ESOP shares                     2,439,546   2,476,007
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

Commitments and contingent liabilities

Litigation: The company and a number of its subsidiaries are defendants in judicial and administrative proceedings involving matters incidental to their business. The company's management does not believe that any material liability will be imposed as a result of these matters.

     Leases: Approximate future minimum annual rentals payable under non-cancelable operating leases are as follows:

In thousands of dollars

1999                  $ 36,195
2000                    34,265
2001                    31,861
2002                    17,595
2003                    14,588
Later years             63,883
                      --------
Total                 $198,387
                      ========

     Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $4 million. Total rental costs reflected in continuing operations were $45 million for 1998, $43 million for 1997 and $41 million for 1996.

     Program broadcast contracts: The company has commitments under program broadcast contracts totaling $53.8 million for programs to be available for telecasting in the future.

     The company presently owns a 51% interest in WKYC-TV and National Broadcasting Company (NBC) owns a 49% interest. In
December 1998, the company entered into a Put-Call agreement with NBC. Terms of the agreement permit (but don't require) either party to initiate a purchase/sale of some or all of NBC's shares in WKYC-TV over a four-year period. The company's maximum aggregate potential commitment under the agreement is approximately $200 million.

     In December 1990, the company adopted a Transitional Compensation Plan ("Plan'') which provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage.

Note 10

Business operations and segment information

The company has determined that its reportable segments based on its management and internal reporting structure are: newspaper publishing, which is the largest segment of its operations; broadcasting (television), the second-largest component; and cable. Virtually all of the company's operations are in the U.S.

     The newspaper segment at the end of 1998 consisted of 75 daily newspapers in 38 states and one U.S. territory, including USA
TODAY, a national, general-interest daily newspaper; and USA
WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes non-daily publications, a nationwide network of offset presses for commercial printing and several smaller businesses. Newsprint, which is the principal product used in newspaper publishing, has been and may continue to be subject to significant price changes from time to time.

     The broadcasting segment's activities for 1998 include the operation of 21 television stations.

     The cable segment (formerly cable and alarm security), which was acquired in connection with the Multimedia purchase, is headquartered in Wichita, Kan., and serves 514,000 cable television subscribers in three states.

     Separate financial data for each of the company's three business segments is presented on page 55 under the heading "Business segment financial information." The accounting policies of the segments are those described in Note 1. The company evaluates the performance of its segments based on operating income and operating cash flow. Operating income represents total revenue less operating expenses, depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense, interest income, and other income and expense items of a non-operating nature are not considered, as such items are not allocated to the company's segments. Operating cash flow represents operating income plus depreciation and amortization of intangible assets. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.

Report of independent accountants

To the Board of Directors and
Shareholders of Gannett Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at Dec. 27, 1998 and Dec. 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 27, 1998, in conformity with generally accepted accounting principles.
These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Washington, D.C.
February 1, 1999

11-Year Summary
In thousands of dollars,
except per share amounts
                                               1998           1997           1996           1995           1994           1993
                                         ----------     ----------     ----------     ----------     ----------     ----------

Net operating revenues
Newspaper advertising                    $2,942,995     $2,634,334     $2,417,550     $2,219,250     $2,152,671     $2,005,037
Newspaper circulation                     1,010,238        948,141        917,677        869,173        849,461        838,706
Broadcasting                                721,298        703,558        686,936        466,187        406,608        397,204
Cable and security                          240,600        255,263        232,500         17,831              0              0
All other                                   206,160        188,195        166,444        171,426        174,655        169,903
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 54)        5,121,291      4,729,491      4,421,107      3,743,867      3,583,395      3,410,850
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating expenses
Costs and expenses                        3,367,583      3,112,150      3,067,332      2,728,868      2,597,556      2,520,278
Depreciation                                201,683        201,100        193,011        143,739        146,054        147,248
Amortization of intangible assets           108,523         99,973         94,359         49,328         44,110         43,771
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                     3,677,789      3,413,223      3,354,702      2,921,935      2,787,720      2,711,297
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating income                          1,443,502      1,316,268      1,066,405        821,932        795,675        699,553
Non-operating income (expense)
Interest expense                            (79,412)       (98,242)      (135,563)       (52,175)       (45,624)       (51,250)
Other                                       305,323 (9)     (9,047)       155,825 (7)      3,754         14,945          5,350
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before income taxes                1,669,413      1,208,979      1,086,667        773,511        764,996        653,653
Provision for income taxes                  669,500        496,300        462,700        314,100        309,600        264,400
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income from continuing operations           999,913 (9)    712,679        623,967 (7)    459,411        455,396        389,253
                                         ----------     ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes)                                  0              0         24,540         17,851         10,003          8,499
Gain on disposal of Outdoor business
   (net of income taxes)                          0              0        294,580              0              0              0
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                             0              0        319,120         17,851         10,003          8,499
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             999,913        712,679        943,087        477,262        465,399        397,752
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                                   0              0              0              0              0              0
   Retiree health and life insurance
     benefits                                     0              0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------     ----------
Net income                               $  999,913       $712,679       $943,087       $477,262       $465,399       $397,752
                                         ==========     ==========     ==========     ==========     ==========     ==========
Operating cash flow (5)                  $1,753,708     $1,617,341     $1,353,775     $1,014,999       $985,839       $890,572
                                         ----------     ----------     ----------     ----------     ----------     ----------
Per share amounts (1)
Income from continuing operations
   before cumulative effect of accounting
   principle changes: basic/diluted      $3.53/3.50(9)  $2.52/2.50     $2.21/2.20(7)  $1.64/1.63     $1.58/1.57     $1.33/1.32
Net income: basic/diluted                $3.53/3.50     $2.52/2.50     $3.35/3.33     $1.70/1.69     $1.61/1.60     $1.36/1.35
Dividends declared (2)                          .78            .74            .71            .69            .67            .65
Weighted average number of common
 shares outstanding in thousands (2):
          Basic                             283,097        283,360        281,782        280,312        288,552        292,948
          Diluted                           285,711        285,610        283,426        282,323        290,148        294,659
Financial position
Working capital                          $  178,418     $  146,057     $   47,609     $   41,312     $  123,783     $  302,818
Long-term debt excluding current
   maturities                             1,306,859      1,740,534      1,880,293      2,767,880        767,270        850,686
Shareholders' equity                      3,979,824      3,479,736      2,930,818      2,145,648      1,822,238      1,907,920
Total assets                              6,979,480      6,890,351      6,349,597      6,503,800      3,707,052      3,823,798
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
   after tax (4)                               14.5%(8)       34.3%(6)       15.5%(6)        0.9%          17.0%          14.1%
Earnings from continuing operations,
   after tax, per share (4):
     Basic                                     14.3%(8)       34.0%(6)       14.8%(6)        3.8%          18.8%          12.3%
     Diluted                                   14.4%(8)       33.7%(6)       14.7%(6)        3.8%          18.9%          11.9%
Dividends declared per share                    5.4%           4.2%           2.9%           3.0%           3.1%           3.2%
Return on equity (3)                           21.9%          22.2%          20.9%          23.2%          24.4%          22.3%
Credit ratios
Long-term debt to shareholders' equity         32.8%          50.0%          64.2%         129.0%          42.1%          44.6%
Times interest expense earned                  22.0x          13.3x           9.0x          15.8x          17.8x          13.8x




                                               1992           1991           1990           1989           1988
                                         ----------     ----------     ----------     ----------     ----------

Net operating revenues
Newspaper advertising                    $1,882,114     $1,852,591     $1,917,477     $2,018,076     $1,908,566
Newspaper circulation                       807,093        777,221        730,426        718,087        685,663
Broadcasting                                370,613        357,383        396,693        408,363        390,507
Cable and security                                0              0              0              0              0
All other                                   167,824        134,720        125,659        115,773        103,217
                                         ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 54)        3,227,644      3,121,915      3,170,255      3,260,299      3,087,953
                                         ----------     ----------     ----------     ----------     ----------
Operating expenses
Costs and expenses                        2,440,275      2,399,930      2,353,281      2,368,160      2,277,254
Depreciation                                139,080        139,268        135,294        134,119        122,439
Amortization of intangible assets            39,197         39,621         39,649         39,100         39,445
                                         ----------     ----------     ----------     ----------     ----------
Total                                     2,618,552      2,578,819      2,528,224      2,541,379      2,439,138
                                         ----------     ----------     ----------     ----------     ----------
Operating income                            609,092        543,096        642,031        718,920        648,815
Non-operating income (expense)
Interest expense                            (50,817)       (71,057)       (71,567)       (90,638)       (88,557)
Other                                         7,814         14,859         10,689        (18,364)         8,292
                                         ----------     ----------     ----------     ----------     ----------
Income before income taxes                  566,089        486,898        581,153        609,918        568,550
Provision for income taxes                  224,900        194,400        226,600        235,500        228,000
                                         ----------     ----------     ----------     ----------     ----------
Income from continuing operations           341,189        292,498        354,553        374,418        340,550
                                         ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes)                              4,491          9,151         22,410         23,091         23,910
Gain on disposal of Outdoor business
   (net of income taxes)                          0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Total                                         4,491          9,151         22,410         23,091         23,910
                                         ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             345,680        301,649        376,963        397,509        364,460
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                              34,000              0              0              0              0
   Retiree health and life insurance
     benefits                              (180,000)             0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Net income                                 $199,680       $301,649       $376,963       $397,509       $364,460
                                         ==========     ==========     ==========     ==========     ==========
Operating cash flow (5)                    $787,369       $721,985       $816,974       $892,139       $810,699
                                         ----------     ----------     ----------     ----------     ----------
Per share amounts (1)
Income from continuing operations
   before cumulative effect of accounting
   principle changes: basic/diluted      $1.18/1.18       $.97/.96     $1.11/1.10     $1.16/1.16     $1.05/1.05
Net income: basic/diluted                  $.69/.69      $1.00/.99     $1.18/1.17     $1.23/1.23     $1.13/1.13
Dividends declared (2)                          .63            .62            .61            .56            .51
Weighted average number of common
   shares outstanding in thousands (2):
       Basic                                288,296        301,566        320,094        322,506        323,244
       Diluted                              290,174        303,267        322,830        323,932        323,882
Financial position
Working capital                         $   199,896      $ 192,266     $  168,487     $  193,208     $  164,196
Long-term debt excluding current
   maturities                             1,080,756      1,335,394        848,633        922,470      1,134,737
Shareholders' equity                      1,580,101      1,539,487      2,063,077      1,995,791      1,786,441
Total assets                              3,609,009      3,684,080      3,826,145      3,782,848      3,792,820
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
   after tax (4)                               16.6%         (17.5%)         (5.3%)          9.9%          14.0%
Earnings from continuing operations,
   after tax, per share (4):
        Basic                                  22.0%         (12.4%)         (4.6%)         10.2%          14.0%
        Diluted                                22.9%         (12.7%)         (5.2%)         10.5%          14.1%
Dividends declared per share                    1.6%           2.5%           9.0%           8.8%           8.5%
Return on equity (3)                           21.9%          16.2%          17.5%          19.8%          20.1%
Credit ratios
Long-term debt to shareholders' equity         68.4%          86.7%          41.1%          46.2%          63.5%
Times interest expense earned                  12.1x           7.9x           9.1x           7.7x           7.4x


(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2) Shares outstanding and dividends declared have been converted to a comparable basis by reflecting retroactively the 2-for-1 stock split effective Oct. 6, 1997.
(3) Based upon average shareholders' equity (before non-recurring gains and accounting principle changes).
(4) Before cumulative effect of accounting principle changes.
(5) Operating cash flow represents operating income plus depreciation and amortization of intangible assets.
(6) Before 1996 gain on exchange of broadcast stations of $93 million or $.33 per share.
(7) Includes pre-tax gain on exchange of broadcast stations of $158 million
    (after-tax gain of $93 million or $.33 per share).
(8) Before 1998 $184 million after-tax net non-operating gain principally from the disposition of the radio and alarm security businesses ($.65 per share-basic and
    $.64 per share-diluted).
(9) Includes pre-tax net non-operating gain principally from the disposition of the radio and alarm security businesses of $307 million (after-tax gain of $184 million or $.65 per share-basic and $.64 per share-diluted).

                                -52/53-


Notes to 11-year Summary

(a) The company and its subsidiaries made the acquisitions listed below during the period. The results of operations of these acquired businesses are included in the accompanying financial information from the date of acquisition. Note 2 of the consolidated financial statements on page 42 contains further information concerning certain of these acquisitions.

(b) During the period, the company sold or otherwise disposed of substantially all of the assets or capital stock of certain other subsidiaries and divisions of other subsidiaries. Note 2 of the consolidated financial statements on page 42 contains further information concerning certain of these dispositions.

Acquisitions 1988-1998
1988
 Feb. 1       WFMY-TV, Greensboro, N.C.
              WTLV-TV, Jacksonville, Fla.
 July 1       New York Subways Advertising Co., Inc.
                 and related companies
1989
 Oct. 31      Rockford Magazine
 Nov. 6       Outdoor advertising displays merged into New Jersey Outdoor

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

1998
 Jan. 5       WCSH-TV, Portland, Maine
 Jan. 5       WLBZ-TV, Bangor, Maine
 April 30     WLTX-TV, Columbia, S.C.
 May 31       Classified Gazette, San Rafael, Calif.
 July 7       Ocean County Observer, Toms River, N.J.
 July 7       Daily Record, Morristown, N.J.
 July 7       Manahawkin Newspapers, Manahawkin, N.J.
 Aug. 31      TCI Cable Kansas
 Aug. 31      New Castle County Shopper's Guide, Brandywine Valley
              Weekly and Autos plus, Wilmington, Del.

Form 10-K information

Business of the company

Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. Approximately 99% of its revenues are from domestic operations. Its limited foreign operations are in certain European and Asian markets. Its corporate headquarters is in Arlington, Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.

     The company reports three principal business segments:
newspaper publishing, television broadcasting and cable television.

     The company's newspapers make up the largest newspaper group in the U.S. in circulation. At the end of 1998, the company operated 75 daily newspapers, with a total average daily circulation of approximately 6.7 million for 1998, including USA TODAY. The company also publishes USA WEEKEND, a weekend newspaper magazine, and a number of non-daily publications.

     On Dec. 27, 1998, the broadcasting division included 21 television stations in markets with more than 16.5 million households.

     The cable business (Multimedia Cablevision) serves 514,000 subscribers in three states.

     The company also owns the following: Gannett News Service, which provides news services for its newspaper operations; Gannett
Retail Advertising Group, which represents the company's newspapers, other than USA TODAY, in the sale of advertising to national and regional retailers and service providers; and Gannett Offset, which is composed of the Gannett Offset print group and Gannett Marketing
Services Group. The Gannett Offset print group includes seven non-heatset printing plants and two heatset printing facilities, including the recent acquisition of Printed Media Companies of Minneapolis, Minn., which offers seven web and three sheetfed presses. Gannett Offset's dedicated commercial printing plants are located in Atlanta, Ga.; Chandler, Ariz.; Minneapolis, Minn.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Pensacola, Fla.; St. Louis, Mo.; and Springfield, Va. Gannett Marketing Services Group coordinates the sale of direct-marketing services through: Telematch, a database management and data enhancement company; Gannett Direct Marketing Services, a direct-marketing company with operations in Louisville, Ky.; and Gannett TeleMarketing, a telephone sales and marketing company. The company also owns USATODAY.com and other Internet services at many of its local newspapers and broadcast properties; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Nursing Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; and Army Times Publishing Company, which publishes military and defense newspapers.


Business segment financial information

Selected financial information for the company's business segments is presented below. For a description of the accounting policies related to this information, see Note 10 to the company's consolidated financial statements.

In thousands of dollars
Business segment financial information

                                   1998         1997           1996
                                ----------    ----------    ----------
Operating revenues:
Newspaper publishing            $4,159,393    $3,770,670    $3,501,671
Broadcasting                       721,298       703,558       686,936
Cable and security                 240,600       255,263       232,500
                                ----------    ----------    ----------
                                $5,121,291    $4,729,491    $4,421,107
                                ----------    ----------    ----------
Operating income:
Newspaper publishing            $1,109,221    $1,001,965    $  786,235
Broadcasting                       343,512       328,311       297,332
Cable and security                  57,688        54,026        47,127
Corporate (3)                      (66,919)      (68,034)      (64,289)
                                ----------    ----------    ----------
                                $1,443,502    $1,316,268    $1,066,405
                                ----------    ----------    ----------
Depreciation and amortization:
Newspaper publishing            $  184,718    $  168,526    $  161,886
Broadcasting                        60,023        56,459        51,561
Cable and security                  56,743        67,368        64,606
Corporate (3)                        8,722         8,720         9,317
                                ----------    ----------    ----------
                                $  310,206    $  301,073    $  287,370
                                ----------    ----------    ----------
Operating cash flow (4):
Newspaper publishing            $1,293,939    $1,170,491    $  948,121
Broadcasting                       403,535       384,770       348,893
Cable and security                 114,431       121,394       111,733
Corporate (3)                      (58,197)      (59,314)      (54,972)
                                ----------    ----------    ----------
                                $1,753,708    $1,617,341    $1,353,775
                                ----------    ----------    ----------
Identifiable assets:
Newspaper publishing            $3,682,839    $3,593,932    $3,151,385
Broadcasting                     1,872,351     1,725,019     1,622,469
Cable and security               1,069,054     1,223,057     1,210,000
Corporate (3)                      355,236       348,343       351,526
                                ----------    ----------    ----------
                                $6,979,480    $6,890,351    $6,335,380(1)
                                ----------    ----------    ----------
Capital expenditures:
Newspaper publishing            $  164,479    $  123,343    $  114,114
Broadcasting                        25,548        13,157        14,400
Cable and security                  22,366        81,256        77,991
Corporate (3)                       32,032         3,495        46,874
                                ----------    ----------    ----------
                                $  244,425    $  221,251    $  253,379(2)
                                ----------    ----------    ----------

(1) Excludes assets related to discontinued operations totaling
    $14,217 in 1996.
(2) Excludes capital expenditures made for discontinued operations totaling $6,668 for 1996.
(3) Corporate amounts represent those not directly related to the company's three business segments.
(4) Operating cash flow amounts represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts in total vary from net cash flow from operating activities presented in the Consolidated Statements of Cash Flows.

Newspaper publishing

On Dec. 27, 1998, the company operated 75 daily newspapers, including USA TODAY, and a number of non-daily local publications, in 38 states and Guam. The Newspaper Division is headquartered in Arlington, Va., and on Dec. 27, 1998, it had approximately 34,700 full-time and part-time employees. Newspaper operating revenues accounted for 81% of the company's net operating revenues in 1998, 80% in 1997 and 79% in 1996.

     During 1998, the company sold several of its smaller-market newspapers, including ones in the Virgin Islands, Ohio, West Virginia and Illinois, and contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation. The company acquired several newspapers in New Jersey, including dailies in Morristown and Toms River. These transactions did not significantly affect reported newspaper operations for 1998.

     USA TODAY was introduced in 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.

     USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 21 U.S. markets and under contract at offset plants in 12 other U.S. markets. It is sold at newsstands and vending machines generally at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 67% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.

     For 1998, USA TODAY's advertising revenues and volume rose 12% and 9%, respectively. Its circulation revenues and volume rose 3% and 2%, respectively. USA TODAY reported a solid improvement in operating income in 1998.

     USA TODAY International is printed from satellite transmission under contract in London, Frankfurt and Hong Kong, and is distributed in Europe, the Middle East, Africa and Asia. It is available in more than 60 foreign countries.

     The Gannett News Service (GNS) is headquartered in
Arlington, Va., and has bureaus in nine other states (see page 72 for more information). GNS provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers. GNS also is distributed by syndication to several non-Gannett newspapers, including ones in Chicago, Salt Lake City, Boston and Seattle.

     The newspaper publishing segment also includes USA
WEEKEND, which is distributed as a weekend newspaper supplement in 541 newspapers throughout the country, with a total circulation of
21.2 million at the end of 1998.

     At the end of 1998, 58 of the company's daily newspapers, including USA TODAY, were published in the morning and 17 were published in the evening.

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

     News departments across Gannett emphasized coverage of critical areas of their markets with considerable attention paid to suburban and rural communities surrounding the central cities. The newspapers also presented more coverage to help readers cope in an ever-changing society, and they provided many public-service news efforts, several of which were recognized with national awards.

     The corporate NEWS 2000 program, aimed at meeting the changing needs of readers, concentrated on core journalistic values and blending newsroom efforts with overall strategic goals of the newspapers. Training seminars to improve writing were conducted across the company, and the first Gannett National Conference for Reporters and Editors was held in Arlington, Va. The session for nearly 200 participants focused on building reporter expertise and reporter-editor relationships to better serve readers.

     In 1998, the company continued to implement strategies to increase its revenues from medium and smaller advertisers in each market it serves. Revenues from these types of advertisers increased
7% during the year on top of 5% growth in 1997. Numerous programs introduced by Gannett newspapers in 1998 accomplished these results.
The initiatives focused on sales and rate management, among other areas. Sales management initiatives included allocating proper resources to increase the number and quality of sales calls, improving sales compensation and providing consistent sales training. Rate management programs focused on selling multiple advertising insertions and reviewing rates and rate structures to assure they match the opportunities in the market. The company regularly calculates market potential and develops strategic plans to capitalize on that potential. Significant efforts will continue to be taken in 1999 to make the company's personnel increasingly competitive in their leadership, strategic thinking and marketing skills.

     The newspaper division's quality initiative, known as ADQ, produced for the fourth consecutive year improved ad and billing quality. With ROP ad count increasing 2% and total ad revenues up 6% in 1998 over 1997, Gannett newspapers produced higher volume, greater quality and reduced credit adjustments.

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

     Technological advances in recent years have had an impact on the way newspapers are produced. Computer-based text editing systems capture drafts of reporters' stories and then are used to edit and produce type for transfer by a photographic process to printing plates. All of the company's daily newspapers are produced by this method. "Pagination" enables editors to create a newspaper page by computer, avoiding all or part of the manual "paste-up" of the page before it can be converted into a printing plate. The company uses pagination systems at 69 newspaper plants.

     The Mobile Advertising Sales System, or MASS, is Gannett's sales force automation software. This laptop technology provides sales executives with up-to-date customer, contract and sales revenue information; productivity tools for managing their schedules; and software for sales presentations. MASS is currently installed at 54 newspapers, with more than 1,270 laptops deployed. In 1998, the company's newspapers began moving toward a more streamlined order entry process. Ad orders now can be electronically uploaded directly into the business billing system, rather than manually entered. This process is in place at one newspaper, and more will switch over in 1999.

     Celebro Advertising Solutions, originally developed by the company in 1994 as AdLink, is a suite of software applications that enables major real estate agents to control the design, scheduling and content of their advertising in the newspaper and market their properties on the Internet, and with audio text/fax back. The Celebro Real Estate System has been installed at 28 Gannett newspapers and at an additional 16 non-Gannett newspapers by Gannett Media
Technologies International (GMTI). Celebro auto advertising systems are installed at five Gannett and one non-Gannett newspaper.

     The Digital Collections integrated text/photo archive system has been installed at 43 Gannett newspapers, including Rochester, Des
Moines, Louisville, Honolulu, Wilmington and Tucson. The system stores, retrieves and distributes text, photos and full-page images of the newspaper in a digital form that can be searched using an easy-to-use interface. GMTI, licensed by DiGiCol, the U.S. subsidiary of Gannett and Digital Collections Verlagsges.mbH, sells and installs Digital Collections systems in North and South America. Non-Gannett customers include The Milwaukee Journal, America Online, O'Globo
(Rio De Janiero, Brazil), Copesa (Santiago, Chile), The University of Missouri, Journal Newspapers (Virginia), Lance Newspapers (Rio De
Janiero and Sao Paulo), Prensa Libre (Guatemala) and Kohla de Sao
Paulo (Brazil). Installation of a "light" version employing a central server based at Gannett's Maryland Operations Center began at 17
Gannett sites in the last quarter of 1998.

     The online effort at Gannett's newspapers involves a strategy that is consistent with the overall Gannett philosophy of serving our newspapers' communities. The role of the local newspaper is to serve the local reader and advertiser and its information products and services, including local online products, must be designed to serve their needs.

     An aggressive approach is being taken to providing online information products that enable the company's local newspapers to maintain and grow their franchises as the leading information providers in their communities.

     There is no single approach or model to online publishing.
Different approaches and different levels of activity in various newspaper markets are used based on understanding the specific needs and opportunities in each market.

     The company takes an intelligent business approach to all products and services, including Internet products. There are carefully prepared detailed business plans for these new activities to generate new revenue from new sources.

     The main online achievement of 1998 was growth at an increasing rate. By Dec. 31, 1998, 58 newspaper division publications and operations had online projects. This is up from 33 at the end of 1997. Revenue grew 84% in 1998 and will grow significantly again in 1999.

     Gannett newspapers are offering more than 200 separate online information products designed to offer deep specific information on important subjects in their markets. These products not only include local news but home buying guides, employment and job information, automotive guides, entertainment guides, tourism guides and other specialty products such as Space Online in Brevard County, Fla., or the Kentucky Derby in Louisville, Ky., that target specific community or market information needs or opportunities.

     The company also is pursuing opportunities to develop national Internet businesses where this makes sense for Gannett. By partnering with other companies, and using the strength of its local franchises added to the efficiencies of the Internet to deliver information both locally and nationally, the company has unique opportunities to develop new national businesses. In addition, these partnerships enhance local efforts by providing additional content, advertising opportunities and technical resources that help Gannett's local newspapers improve the products and services they offer to their local customers.

     For example, the company's CareerPath partnership offers the opportunity to build a strong national employment service. At the same time, CareerPath makes local employment sites richer for local users and allows local companies to broaden their employment searches by electronically distributing their advertisements to potential candidates that they cannot reach currently.

     The partnership in Classified Ventures creates similar benefits in real estate and auto buying in local markets.

     Our InfiNet partnership allows newspapers to have better, more reliable Internet hosting technology that they could not provide for themselves at the same cost, as well as additional services they can offer to enhance their local products.

      The company's online activities and investments are not material in relation to its operations taken as a whole.

     With respect to newspaper production, 56 daily newspaper plants print by the offset process, and 15 plants print using various letterpress processes. In recent years, improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked per page. The company expects this trend to continue in 1999.

     The principal sources of newspaper revenues are circulation and advertising.

     Circulation: The table that follows summarizes the circulation volume and revenues of the newspapers owned by the company at the end of 1998. USA TODAY circulation is included in this table.

     This table assumes that all newspapers owned by the company at the end of 1998 were owned during all years shown:

Circulation: newspapers owned on Dec. 27, 1998

                     Circulation      Daily          Sunday
                       revenues      net paid       net paid
                     in thousands   circulation    circulation
                     ------------   ------------   ------------

1998                 $1,011,009      6,747,000      6,029,000
1997                 $  992,143      6,662,000      6,111,000
1996                 $  972,212      6,604,000      6,188,000
1995                 $  942,165      6,639,000      6,466,000
1994                 $  915,520      6,678,000      6,662,000

     Thirty-eight of the company's local newspapers reported gains in daily circulation in 1998, and 17 increased Sunday circulation.

     Home-delivery prices for the company's newspapers are established individually for each newspaper and range from $1.50 to $2.86 per week in the case of daily newspapers and from $.71 to $2.35 per copy for Sunday newspapers. The company implemented circulation price increases at 23 newspapers in 1998 and plans increases at additional newspapers in 1999.

     Additional information about the circulation of the company's newspapers may be found on pages 26-27 and 70-72 of this annual report.

     Advertising: The newspapers have advertising departments that sell retail, classified and national advertising. The Gannett Retail Advertising Group also sells advertising on behalf of the company's newspapers, other than USA TODAY, to national and regional retailers and service providers. The company also contracts with outside representative firms that specialize in the sale of national advertising. A detailed analysis of newspaper advertising revenues is presented on this page and on page 25 of this report.

     Retail advertising is display advertising associated with local merchants, such as department and grocery stores. Classified advertising includes ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and "help wanted." National advertising is display advertising principally from advertisers who are promoting products or brand names nationally. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city.

     The newspapers have made continuing efforts to serve their readers and advertisers by introducing complete market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.

     Total newspaper ad revenues on a pro forma basis rose 6% in 1998. All major advertising classifications showed substantial year-over-year growth during 1998. Retail advertising revenues produced a strong performance, driven by medium and smaller advertisers.
Revenues from these types of advertisers increased 7% during the year. Classified advertising revenues grew 7% on the strength of help wanted, real estate and automotive categories. Preprint revenues grew 8%.

     For 1999, the company expects further advertising revenue growth at most of its newspaper properties because of enhanced sales and marketing activities. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenue at all of the company's newspaper operations.

     The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the company at the end of 1998. This chart assumes that all of the newspapers owned at the end of 1998 were owned throughout the years shown:

Advertising: newspapers owned on Dec. 27, 1998

                     Advertising        Inches of
                    revenues (ROP)    advertising,
                     in thousands  excluding preprints
                     ------------  -------------------
1998                  $2,497,102        80,714,000
1997                  $2,354,096        75,872,000
1996                  $2,184,813        70,933,000
1995                  $2,063,710        71,800,000
1994                  $1,984,758        70,559,000

     Competition: The company's newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping sell the advertisers' products or services. They compete for circulation principally on the basis of their content and price. While most of the company's newspapers do not have daily newspaper competitors that are published in the same city, in certain of the company's larger markets, there is such direct competition.

Most of the company's newspapers compete with other newspapers published in nearby cities and towns and with free distribution and paid advertising weeklies, as well as other print and non-print media.

     The rate of development of opportunities in and competition from emerging electronic communications services, including those related to the Internet and the World Wide Web, is increasing. Through internal development programs, acquisitions and partnerships, the company's efforts to explore new opportunities in news, information and communications businesses have expanded.

     At the end of 1998, The Cincinnati Enquirer, The Detroit News,
The Honolulu Advertiser and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.

     Properties: Generally, the company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at Dec. 27, 1998, 12 non-Gannett printers were used to print the newspaper in U.S. markets where there are no company newspapers with appropriate facilities. Three non-Gannett printers in foreign countries are used to print USA TODAY International. USA
WEEKEND and Nursing Spectrum also are printed under contracts with commercial printing companies. Many of the company's newspapers also have outside news bureaus and sales offices, which generally are leased. In a few cities, two or more of the company's newspapers share combined facilities; and in certain locations, facilities are shared with other newspaper properties. The company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.

     During the past five years, new or substantial additions or remodeling of existing newspaper facilities have been completed or are at some stage of construction at 19 of the company's newspaper operations. Gannett continues to make significant investments in the renovation of existing or new facilities where the investment will help to improve the products for its readers and advertisers as well as improve productivity and operating efficiencies. The company's facilities are adequate for present operations.

     Raw materials: Newsprint is the basic raw material used to publish newspapers. During 1998, the company's newsprint consumption was approximately 970,000 metric tons, including the company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND and USA TODAY tonnage consumed at non-Gannett print sites. Newsprint consumption was up
9% in 1998 because of incremental consumption by newspaper properties acquired during the year and generally higher page count throughout the newspaper group. The company purchases newsprint from 28 North American and offshore suppliers under contracts, which expire at various times through 2010.

     During 1998, all of the company's newspapers consumed some recycled newsprint. For the year, more than 75% of the company's newsprint purchases contained recycled content.

     In 1998, newsprint supplies were adequate. The company believes that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.

     The average cost per ton of newsprint consumed in 1998 increased 9% compared to the 1997 average cost. Newsprint prices, however, at the end of 1998 were only slightly higher than year-ago levels. The company expects newsprint prices on average to be lower in 1999 than in 1998.

     Regulation: Gannett is committed to protecting the environment. The company's goal is to ensure its facilities comply with federal, state and local environmental laws and to incorporate appropriate environmental practices and standards in our newspaper, broadcast and cable operations. The company employs a corporate environmental manager responsible for overseeing not only regulatory compliance but also preventive measures. The company is one of the industry leaders in the use of recycled newsprint. The company increased its purchase of newsprint containing some recycled content from 42,000 metric tons in 1989 to 730,000 metric tons in 1998. The company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its environmental compliance plan, the company is taking effective measures to comply with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment.

     Several of the company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency ("EPA") or comparable state agencies. At one of these sites, one of the company's subsidiaries settled a dispute with the EPA with a payment of $270,000. Another subsidiary is a defendant in a case brought by the EPA where the amount in controversy is approximately $160,000. The company believes its liability is substantially less and is defending the case. The company provides for costs associated with these matters in accordance with generally accepted accounting principles. The company does not believe that these matters will have any significant impact on its financial position or results of operations.

     Additional information about the company's newspapers may be found on pages 70-73 of this report.

Broadcasting

On Dec. 27, 1998, the company's television division, headquartered in Arlington, Va., included 21 television stations in markets with a total of more than 16.5 million households. The company sold its last five radio stations in early 1998 and then acquired NBC-affiliated stations in Bangor and Portland, Maine. In April 1998, the CBS-affiliated station in Columbia, S.C., was purchased, bringing the company's complement of television stations to 21.

     At the end of 1998, the broadcasting division had approximately 3,100 full-time and part-time employees. Broadcasting revenues accounted for 14% of the company's reported operating revenues in 1998, 15% in 1997 and 16% in 1996.

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

     Programming: The costs of locally produced and purchased syndicated programming are a significant portion of television operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and affiliated stations within the market and in some cases from cable operations. In recent years, the company's television stations have emphasized their locally produced news and entertainment programming in an effort to provide programs that distinguish the stations from the competition and to better control costs.

     Properties: The company's broadcasting facilities are adequately equipped with the necessary television broadcasting equipment. The company owns transmitter sites in 22 locations and leases sites in seven others.

     During the past five years, new broadcasting facilities or substantial improvements to existing facilities were completed in Austin, Greensboro, N.C., Little Rock, Phoenix, Jacksonville, Atlanta and Washington, D.C. Substantial remodeling is under way in Knoxville, and a new facility is being planned in Cleveland. The company's broadcast facilities are adequate for present purposes.

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

     Local news is most important to a station's success, and there is a growing emphasis on other forms of programming that relate to the local community. Network and syndicated programming constitute the majority of all other programming broadcast on the company's television stations, and the company's competitive position is directly affected by viewer acceptance of this programming.

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

     Television broadcast licenses are granted for a period of eight years. They are renewable by broadcasters upon application to the FCC and usually are renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications results in loss of the license. The company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC Regulations.

     FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming. FCC Regulations governing multiple ownership prohibit the common ownership or control of most communications media serving common market areas
(for example, television and radio; television and daily newspapers; radio and daily newspapers; or television and cable television). These restrictions are subject to ongoing review by the FCC and, in some cases, by Congress. Pursuant to the Telecommunications Act of 1996 (the 1996 Act), permanent waivers can be sought for television and radio ownership in the top 50 markets, however. Also, the 1996 Act limits the television broadcast interests held by any person to assure that stations under common control do not exceed an aggregate national audience reach of 35 percent. Legislation is expected to be introduced in 1999 proposing an increase in this cap. Presently, the company's 21 television stations reach an aggregate of 16.7% of U.S. TV households.

     The FCC's consent to the company's December 1995 acquisition of control of five television stations and two radio stations owned by Multimedia, Inc. was conditioned on the company's compliance (within 12 months) with various FCC rules. In addition to trading two television stations for two other television stations and selling the radio stations, on Nov. 12, 1996, the company filed a request to extend its existing waiver for ownership of both the Macon and Atlanta TV stations. The FCC granted an interim extension on July
30, 1997; however, the company believes that upon completion of the FCC's ongoing review of its ownership rules, the company will be able to maintain ownership of both the Macon and Atlanta TV stations.

     The 1996 Act deregulated radio and television ownership rules to permit larger ownership groups and, in the top 50 television markets, more TV-radio combinations than were permitted under prior FCC rules. Also, competing applications will not be accepted at the time of license renewal, and will not be entertained at all unless the FCC first concludes that license renewal would not serve the public interest. FCC review of existing FCC Regulations to implement the 1996 Act continues as an ongoing process.

     Additional information about the company's television stations may be found on page 73 of this annual report.


Cable

On Dec. 27, 1998, the company's cable division, headquartered in Wichita, Kan., operated cable television systems serving 514,000 subscribers in Kansas, Oklahoma and North Carolina. The cable division was acquired on Dec. 4, 1995 as part of the Multimedia purchase. In August 1998, Multimedia Cablevision exchanged cable systems and assets serving approximately 128,000 subscribers in Kansas from TCI Communications, Inc., for its cable systems and assets serving approximately 93,000 subscribers in suburban Chicago. At the end of 1998, the cable division had approximately 1,100 full-time and part-time employees.

     Cable television is the distribution of a wide variety of television and special information programs over a network of fiber-optic and coaxial cable to subscribers within a community.

     The principal sources of the company's cable division revenues are: 1) monthly fees paid by subscribers for primary services generally consisting of local and distant broadcast stations and public, educational and governmental channels required by local franchising authorities and a variety of satellite-delivered entertainment and information channels; 2) monthly and per-event fees paid by subscribers for premium television services which provide special programs such as recently released movies, entertainment programs or selected sports events. Subscribers can receive these programs on a designated channel of the cable system which is restricted with electronic security devices to isolate the pay television signal so that only subscribers to the service can receive it; and 3) local advertising revenues. It is expected that a significant part of future cable revenue growth will be generated from new services such as high-speed Internet access, digital cable service, video on demand pay-per-view and a variety of data transmission applications.

     The company holds 171 franchises from local governing authorities which permit the company to operate cable systems in the granting communities. These franchises, which expire at varying dates ranging from one to 17 years, are generally non-exclusive and may be terminated for failure to comply with specified conditions. In most cases, the company is required to pay fees generally ranging from 3% to 5% of a system's revenues to the local governing authority granting a franchise. At the end of 1998, more than 75% of the company's subscribers were served under franchise agreements expiring in the year 2003 and beyond.

     The following table shows certain cable division information as of the end of 1998, 1997 and 1996.

                              1998      1997      1996
                            --------  --------  --------
Homes passed                 827,000   774,000   761,000
Basic subscribers            514,000   478,000   465,000
Pay subscribers              310,000   340,000   333,000
Basic penetration               62.2%     61.8%     61.1%
Pay-to-basic ratio              60.3%     71.1%     71.6%
Average monthly revenue
  per cable subscriber        $38.85    $37.31    $35.00

     The company's strategy is to develop clusters of cable television systems in suburban communities of major metropolitan markets and other areas with favorable demographics. Management believes clustering of cable systems produces operating, marketing and servicing efficiencies. Management believes that clustering also will enable the company to achieve efficiencies in the future deployment of new services such as video on demand and interactive multimedia.

     Properties: The company's cable systems and facilities are adequately equipped with the necessary cable equipment. Prior to acquisition by the company, the cable division began a major rebuild program to install fiber-optic cable and upgrade the technical capabilities of its cable systems. The rebuild program enhances services through improved picture quality and reliability and provides the ability to offer additional services to subscribers. The core rebuild program was completed in 1998. However, for systems acquired from TCI in 1998, upgrades are still in progress and are scheduled for completion in 2000.

     At Dec. 27, 1998, approximately 85% of the company's cable subscribers had advanced technical facilities (550MHZ to 750MHZ) capable of 80 and 110 channels of analog capacity, respectively. When the current rebuild program is completed, more than 98% of the company's customers will be served by advanced technical facilities.
The rebuild plans include the future integration of digital compression and the installation of interactive converter boxes where they provide a direct financial return. The company estimates that approximately 50% of its subscribers might have the new converters within the next five years. The company believes its technological upgrades will prepare it for new competitors and potential revenue opportunities.

     Competition: The company's cable division competes with other companies and individuals in the submission of applications for additional franchises, in the renewal of existing franchises and in seeking to acquire operating cable systems and under-developed franchises. Since franchises are granted on a non-exclusive basis, other applicants may obtain franchises in areas where the company presently operates systems or holds franchises.

     The cable division competes with over-the-air television and radio broadcasting, newspapers, movie theaters, live entertainment and sporting events and home video products. Subscription television competition also includes expanding direct broadcast satellite services, multichannel, multipoint distribution services and private satellite master antenna television systems serving condominiums, apartment complexes and other private residential developments. The company's cable division competes for subscription revenues principally on the basis of quality of service, programming options and pricing. The cable division competes for advertising revenues principally on the basis of price and performance in helping sell the advertisers' products or services.

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

     The 1992 Act requires mandatory carriage of certain local over-the-air television stations ("must-carry" rules) and allows television stations to prohibit the carriage of their programs by cable systems absent consent ("retransmission consent"). Television stations may elect either must-carry or retransmission consent on local cable systems. The company's cable systems have accommodated those stations electing mandatory carriage and have entered into retransmission consent agreements with others.

     The 1992 Act rate regulations apply to basic service (which includes broadcast signals) unless a cable system is subject to "effective competition." Most cable systems are subject to rate regulation. To regulate rates for basic service, local officials must follow detailed FCC guidelines and procedures. The 1992 Act also regulates non-basic
(cable programming) rates. FCC rules also limit rates for consumer equipment. The rules permit cable companies periodic rate increases for inflation and certain external costs. Rates for per-channel or per-program premium services are not subject to regulation.

     The 1984 Act requires a cable operator to obtain a franchise prior to instituting service, and state and local officials become involved in cable operator selection, system design and construction, safety, rates, consumer services and community programming issues.
Franchising authorities may not award an exclusive franchise or unreasonably deny a competitive franchise. Local authorities may operate their own cable system, though, notwithstanding the existence of a cable franchise. The 1984 Act permits local authorities to charge up to 5% of revenues per year as a franchising fee and to require certain public cable channels.

     The 1984 Act provides an incumbent cable operator with protections against denial of its franchise renewal, including the right to a fair hearing and a right of appeal. Nevertheless, franchise renewal is not assured. Upon renewal, new or more onerous requirements may occur, such as upgrading of facilities and services or higher franchising fees.

     Cable systems are subject to federal copyright licensing in connection with the carriage of television signals, and they receive blanket permission to retransmit copyrighted material in exchange for royalty payments. The amount of the royalty payments varies.

     While the present rate structure for basic tiers has been retained, the 1996 Act deregulates rates for non-basic services for the company's cable systems, effective March 31, 1999. However, Congress has indicated that this date may be revisited. Deregulation of rates also will occur immediately where a telephone company enters the cable franchising area and offers comparable video programming.

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

Corporate facilities

The company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The capital expenditure program for 1996, 1997 and 1998 included amounts for leasehold improvements, land, building, furniture, equipment and fixtures for headquarters operations. Headquarters facilities are adequate for present operations. In September 1996, the company purchased 30 acres of land in Fairfax County, Va., for use as a future site for corporate headquarters. Building construction is scheduled to begin in 1999 and be completed in 2001.

Employee relations

At the end of 1998, the company and its subsidiaries had 39,400 full-time and part-time employees. On the basis of hours worked, the company employed the equivalent of 35,000 full-time employees. Four of the company's newspapers were published in 1998 together with non-company newspapers pursuant to joint operating agreements, and the employment numbers above include the company's pro-rata share of employees at those joint production and business operations.

     Approximately 12% of those employed by the company and its subsidiaries are represented by labor unions. They are represented by 86 local bargaining units affiliated with nine international unions under collective bargaining agreements. These agreements conform generally with the pattern of labor agreements in the newspaper and broadcasting industries. The company does not engage in industrywide or companywide bargaining. The company strives to maintain good relationships with its employees.

     On July 13, 1995, approximately 2,500 workers from six unions began a strike against the company's largest local newspaper, The
Detroit News, the Detroit Newspaper Agency and the Detroit Free
Press, its agency partner. The strike was precipitated by unrealistic and excessive demands by the unions for wage increases and position levels. The strike ended in mid-February 1997 when the six striking unions made an unconditional offer to return to work. They continue to attempt a subscriber and advertiser boycott.

     Throughout the strike and despite union efforts at stopping delivery of the newspapers through intimidation and frequent violence, the newspapers published every day. More than 800 of the original strikers have now returned to work and approximately 900 replacement workers have been employed to fill other necessary positions. Litigation before the National Labor Relations Board and in the federal courts concerning the strike and its aftermath continues. In February 1999, a 10-year agreement was reached with the Detroit Typographical Union, one of the unions previously on strike, under which its members will work at the Detroit Newspapers.

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

Acquisitions 1994-1998
The growth of the company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1994 are shown below. The company has disposed of several businesses during this period, which are presented on the following page.

  Year                                                              Publication times
acquired           Name                   Location                  or business
-------- ------------------------      --------------             -----------------

1994     Nursing Spectrum                Various                    Biweekly periodicals
         Altoona Herald -                Altoona, Iowa              Weekly; Weekly
           Mitchellville Index and                                  advertising shopper
           the Eastern ADvantage
         KTHV-TV                         Little Rock, Ark.          Television station

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

1996     WTSP-TV                         Tampa-St.                  Television station
                                         Petersburg, Fla.

1997     WZZM-TV                         Grand Rapids, Mich.        Television station
         WGRZ-TV                         Buffalo, N.Y.              Television station
         Printed Media Companies         Minneapolis, Minn.         Commercial printing
         KNAZ-TV                         Flagstaff, Ariz.           Television station
         KMOH-TV                         Kingman, Ariz.             Television station
         Mary Morgan, Inc.               Green Bay, Wis.            Commercial printing
         Army Times Publishing Co., Inc. Springfield, Va.           Weekly and Monthly
                                                                    periodicals
         New Jersey Press, Inc.          Asbury Park and East
                                           Brunswick, N.J.          Two daily newspapers

1998     WCSH-TV                         Portland, Maine            Television station
         WLBZ-TV                         Bangor, Maine              Television station
         WLTX-TV                         Columbia, S.C.             Television station
         Ocean County Observer           Toms River, N.J.           Daily newspaper
         Daily Record                    Morristown, N.J.           Daily newspaper
         Manahawkin Newspapers           Manahawkin, N.J.           Weekly newspapers
         Classified Gazette              San Rafael, Calif.         Semi-weekly newspaper
         New Castle County Shopper's
           Guide                         Wilmington, Del.           Weekly advertising shopper
         Brandywine Valley Weekly        Wilmington, Del.           Weekly advertising shopper
         Autos plus                      Wilmington, Del.           Weekly advertising shopper
         TCI Cable Kansas                Kansas                     Cable television systems



Dispositions 1994-1998

Year                                                                Publication times
disposed           Name                     Location                or business
-------- ------------------------        --------------             -----------------

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

1998     The Virgin Islands Daily News   St. Thomas, V.I.           Daily newspaper
         WGCI/WGCI-FM                    Chicago, Ill.              Radio stations
         KKBQ/KKBQ-FM                    Houston, Texas             Radio stations
         KHKS-FM                         Dallas, Texas              Radio station
         The Saratogian                  Saratoga Springs, N.Y.     Daily newspaper
         Multimedia Security Service     Wichita, Kan.              Alarm security business
         Commercial-News                 Danville, Ill.             Daily newspaper
         Chillicothe Gazette             Chillicothe, Ohio          Daily newspaper
         Gallipolis Daily Tribune        Gallipolis, Ohio           Daily newspaper
         The Daily Sentinel              Pomeroy, Ohio              Daily newspaper
         Point Pleasant Register         Point Pleasant, W.Va.      Daily newspaper
         Multimedia Cable Illinois       Suburban Chicago, Ill.     Cable television systems

                                -65-



QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 27, 1998            1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                               -----------    -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                          $  669,994     $  746,675     $  707,347     $  818,979     $2,942,995
Newspaper circulation                             254,079        252,762        251,534        251,863      1,010,238
Broadcasting                                      160,692        198,799        159,125        202,682        721,298
Cable and security                                 64,062         57,228         58,231         61,079        240,600
All other                                          51,083         48,673         49,825         56,579        206,160
                                               -----------    -----------    -----------    -----------    -----------
Total                                           1,199,910      1,304,137      1,226,062      1,391,182      5,121,291
                                               -----------    -----------    -----------    -----------    -----------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                      642,980        646,755        648,320        655,927      2,593,982
Selling, general and administrative expenses,
   exclusive of depreciation                      189,206        190,905        188,076        205,414        773,601
Depreciation                                       53,030         50,365         49,878         48,410        201,683
Amortization of intangible assets                  26,451         26,253         27,122         28,697        108,523
                                               -----------    -----------    -----------    -----------    -----------
Total                                             911,667        914,278        913,396        938,448      3,677,789
                                               -----------    -----------    -----------    -----------    -----------
Operating income                                  288,243        389,859        312,666        452,734      1,443,502
Non-operating (expense) income
Interest expense                                  (23,229)       (20,348)       (17,190)       (18,645)       (79,412)
Other                                             307,356(2)       2,498           (877)        (3,654)       305,323(2)
                                               -----------    -----------    -----------    -----------    -----------
Total                                             284,127        (17,850)       (18,067)       (22,299)       225,911
                                               -----------    -----------    -----------    -----------    -----------
Income before income taxes                        572,370        372,009        294,599        430,435      1,669,413
Provision for income taxes                        229,520        149,200        118,080        172,700        669,500
                                               -----------    -----------    -----------    -----------    -----------
Net income                                     $  342,850(2)  $  222,809     $  176,519     $  257,735     $  999,913(2)
                                               ===========    ===========    ===========    ===========    ===========
Net income per share - basic                        $1.21(2)       $0.78          $0.62          $0.92          $3.53(2)
                                               ===========    ===========    ===========    ===========    ===========
Net income per share - diluted (1)                  $1.20(2)       $0.78          $0.62          $0.92          $3.50(2)
                                               ===========    ===========    ===========    ===========    ===========

(1)  As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.
(2)  Includes first quarter net gain on sale of certain businesses, including radio and alarm security ($307 million pre-tax, $184 million after tax, $.65 per share-basic and $.64 per share-diluted).


QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 28, 1997         1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                            -----------    -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                       $  593,552     $  656,306     $  633,019     $  751,457     $2,634,334
Newspaper circulation                          233,370        232,237        235,439        247,095        948,141
Broadcasting                                   150,606        189,245        164,895        198,812        703,558
Cable and security                              61,546         64,363         63,502         65,852        255,263
All other                                       37,683         45,676         49,235         55,601        188,195
                                            -----------    -----------    -----------    -----------    -----------
Total                                        1,076,757      1,187,827      1,146,090      1,318,817      4,729,491
                                            -----------    -----------    -----------    -----------    -----------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                   566,522        575,646        602,418        623,986      2,368,572
Selling, general and administrative
   expenses, exclusive of depreciation         174,791        179,787        184,092        204,908        743,578
Depreciation                                    49,782         49,976         49,979         51,363        201,100
Amortization of intangible assets               24,842         24,898         24,900         25,333         99,973
                                            -----------    -----------    -----------    -----------    -----------
Total                                          815,937        830,307        861,389        905,590      3,413,223
                                            -----------    -----------    -----------    -----------    -----------
Operating income                               260,820        357,520        284,701        413,227      1,316,268
Non-operating (expense) income
Interest expense                               (25,618)       (24,783)       (23,418)       (24,423)       (98,242)
Other                                           (5,088)        (1,004)        (1,573)        (1,382)        (9,047)
                                            -----------    -----------    -----------    -----------    -----------
Total                                          (30,706)       (25,787)       (24,991)       (25,805)      (107,289)
                                            -----------    -----------    -----------    -----------    -----------
Income before income taxes                     230,114        331,733        259,710        387,422      1,208,979
Provision for income taxes                      95,050        137,000        107,250        157,000        496,300
                                            -----------    -----------    -----------    -----------    -----------
Net income                                  $  135,064     $  194,733     $  152,460     $  230,422     $  712,679
                                            ===========    ===========    ===========    ===========    ===========
Net income per share - basic                     $0.48          $0.69          $0.54          $0.81          $2.52
                                            ===========    ===========    ===========    ===========    ===========

Net income per share - diluted (1)               $0.48          $0.68          $0.53          $0.80          $2.50
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


SCHEDULES TO FORM 10-K INFORMATION
In thousands of dollars
Property, plant & equipment
                                   Balance at
                                   beginning        Additions              Retirements      Other         Balance at end
Classification                     of period         at cost                 or sales      changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------

Dec. 29, 1996
Land                                $  138,601           $ 47,982               $11,067       $ (678)        $  174,838
Buildings & improvements               739,510             54,419                28,455        4,982            770,456
Cable and security systems and
 advertising display structures        665,471             91,953               276,162         (209)           481,053
Machinery, equipment & fixtures      1,894,893            150,005               114,865       (3,975)         1,926,058
Construction in progress and
 deposits on contracts                 121,191            (50,696)                 (913)        (413)            70,995
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $3,559,666           $293,663  (A)(E)      $429,636       $ (293) (D)    $3,423,400
                                 ============== ========================= ============== ================ ==============
Dec. 28, 1997
Land                                $  174,838           $  2,544             $   1,435        $ (63)        $  175,884
Buildings & improvements               770,456             73,581                 7,265        3,385            840,157
Cable and security systems             481,053             76,574                13,383        3,975            548,219
Machinery, equipment & fixtures      1,926,058            260,814                46,508         (216)         2,140,148
Construction in progress and
 deposits on contracts                  70,995              3,637                17,122       (7,081)            50,429
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $3,423,400           $417,150  (B)(E)      $ 85,713        $   0         $3,754,837
                                 ============== ========================= ============== ================ ==============
Dec. 27, 1998
Land                                $  175,884             $7,769              $    987      $(1,880)          $180,786
Buildings & improvements               840,157             10,022                13,790        2,821            839,210
Cable and security sytems              548,219             24,218               159,634          256            413,059
Machinery, equipment & fixtures      2,140,148            126,006               140,424       (2,262)         2,123,468
Construction in progress and
 deposits on contracts                  50,429             58,859                   133        1,065            110,220
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $3,754,837           $226,874 (C)(E)      $ 314,968      $     0         $3,666,743
                                 ============== ========================= ============== ================ ==============
Notes
(A) Includes assets at acquisition net of adjustments for prior years' acquisitions          $  33,616
(B) Includes assets at acquisition net of adjustments for prior years' acquisitions          $ 195,899
(C) Includes assets at acquisition net of adjustments for prior years' acquisitions          $ (17,551)
(D) Principally the effect of current foreign currency translation adjustment.
(E) Includes capitalized interest of $3,643 in 1996, $1,624 in 1997 and $1,610 in 1998.
(F) Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements,
    3.3% to 20% for cable and security systems and 4% to 30% for machinery, equipment and fixtures.
(G) Includes depreciation expense reflected with earnings from discontinued operations of
    $10,676 in 1996.


SCHEDULES TO FORM 10-K INFORMATION


In thousands of dollars
Accumulated depreciation and
amortization of property,
plant and equipment

                                   Balance at   Additions charged
                                   beginning         to costs              Retirements      Other         Balance at end
                                   of period       and expenses              or sales      changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------

Dec. 29, 1996
Buildings and improvements          $  295,233           $ 25,103              $ 15,139      $(4,422)        $  300,775
Cable and security systems and
 advertising display structures        161,946             25,761               169,625       14,515             32,597
Machinery, equipment and fixtures    1,031,800            152,823                87,239       (1,416)         1,095,968
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,488,979           $203,687 (F)(G)       $272,003      $ 8,677  (D)    $1,429,340
                                 ============== ========================= ============== ================ ==============

Dec. 28, 1997
Buildings and improvements          $  300,775           $ 24,396              $  5,148      $ 4,057         $  324,080
Cable and security systems              32,597             60,377                 5,976       (3,892)            83,106
Machinery, equipment and fixtures    1,095,968            116,327                56,521         (165)         1,155,609
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,429,340           $201,100 (F)          $ 67,645       $    0         $1,562,795
                                 ============== ========================= ============== ================ ==============
Dec. 27, 1998
Buildings and improvements          $  324,080           $ 25,434              $ 12,941       $9,318         $  345,891
Cable and security systems              83,106             31,134                36,369         (196)            77,675
Machinery, equipment and fixtures    1,155,609            145,115               112,208       (9,122)         1,179,394
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,562,795           $201,683 (F)          $161,518      $     0         $1,602,960
                                 ============== ========================= ============== ================ ==============

(D)(F) and (G) See page 68



Valuation and qualifying accounts

                                Balance at    Additions charged  Additions/(reductions)
Allowance for doubtful           beginning         to costs        for acquisitions/       Deductions    Balance at end
receivables                      of period       and expenses        dispositions        from reserves     of period
                               -------------- ------------------ ---------------------- ---------------- --------------
Year ended Dec. 29, 1996             $22,182            $22,847                $(1,706)         $24,381        $18,942
Year ended Dec. 28, 1997             $18,942            $22,333                $   618          $23,873        $18,020
Year ended Dec. 27, 1998             $18,020            $22,077                $(1,240)         $19,714        $19,143

Supplementary income statement information (from continuing operations)
Fiscal year ended                                Dec. 27, 1998    Dec. 28, 1997     Dec. 29, 1996
                                              ------------------ --------------- ----------------
Maintenance and repairs                             $48,511           $50,631          $47,879
Taxes other than payroll and income tax
 Property                                           $24,474           $20,426          $19,344
 Other                                              $ 9,118           $10,601          $10,120
                                              ------------------ --------------- ----------------
 Total                                              $33,592           $31,027          $29,464
                                              ------------------ --------------- ----------------

MARKETS WE SERVE
NEWSPAPERS AND NEWSPAPER DIVISION
Daily newspapers
    State                                                            Circulation Circulation  Circulation         Joined
  Territory            City                     Newspaper              Morning    Afternoon     Sunday    Founded Gannett   *
-------------- --------------------- ------------------------------- ----------- ------------ ----------- ------- -------------
Alabama        Montgomery            The Montgomery Advertiser           56,310                   71,436  1829    1995     (66)
Arizona        Tucson                Tucson Citizen                                   42,452              1870    1976     (32)
Arkansas       Mountain Home         The Baxter Bulletin                 10,927                           1901    1995     (67)
California     Marin County          Marin Independent Journal                        40,906      41,756  1861    1980     (50)
               Palm Springs          The Desert Sun                      50,240                   52,584  1927    1986     (60)
               Salinas               The Californian                     19,626                           1871    1977     (38)
               San Bernardino        The San Bernardino County Sun**     78,505                   86,228  1894    1969     (11)
               Tulare                Tulare Advance-Register                           8,263              1882    1993     (65)
               Visalia               Visalia Times-Delta                 22,033                           1859    1977     (39)
Colorado       Fort Collins          Fort Collins Coloradoan             29,324                   36,328  1873    1977     (40)
Connecticut    Norwich               Norwich Bulletin                    31,656                   37,738  1791    1981     (53)
Delaware       Wilmington            The News Journal                   125,882                  148,921  1871    1978     (45)
Florida        Brevard County        FLORIDA TODAY                       88,752                  112,418  1966    1966     ( 9)
               Fort Myers            News-Press                          89,812                  107,800  1884    1971     (25)
               Pensacola             Pensacola News Journal              62,919                   83,613  1889    1969     (12)
Georgia        Gainesville           The Times                                        22,444      26,847  1947    1981     (52)
Guam           Agana                 Pacific Daily News                  24,307                   23,708  1944    1971     (24)
Hawaii         Honolulu              The Honolulu Advertiser            106,870                  190,366  1856    1993     (64)
Idaho          Boise                 The Idaho Statesman                 65,816                   87,424  1864    1971     (17)
Illinois       Rockford              Rockford Register Star              72,858                   84,994  1855    1967     (10)
Indiana        Lafayette             Journal and Courier                 37,119                   44,474  1829    1971     (18)
               Marion                Chronicle-Tribune                   19,934                   22,559  1867    1971     (21)
               Richmond              Palladium-Item                                   19,588      23,624  1831    1976     (31)
Iowa           Des Moines            The Des Moines Register            161,888                  263,737  1849    1985     (57)
               Iowa City             Iowa City Press-Citizen             15,379                           1860    1977     (42)
Kentucky       Louisville            The Courier-Journal                230,008                  307,407  1868    1986     (62)
Louisiana      Monroe                The News-Star                       38,125                   42,926  1890    1977     (44)
               Shreveport            The Times                           75,886                   93,305  1871    1977     (43)
Michigan       Battle Creek          Battle Creek Enquirer               26,176                   35,359  1900    1971     (19)
               Detroit               The Detroit News                                242,915              1873    1986     (59)
                                     The Detroit News and Free Press                             802,934
               Lansing               Lansing State Journal               70,329                   92,303  1855    1971     (16)
               Port Huron            Times Herald                                     31,143      42,794  1900    1970     (13)
Minnesota      St. Cloud             St. Cloud Times                                  28,406      38,218  1861    1977     (37)
Mississippi    Hattiesburg           Hattiesburg American                             23,922      28,367  1897    1982     (55)
               Jackson               The Clarion-Ledger                 106,793                  126,479  1837    1982     (54)
Missouri       Springfield           Springfield News-Leader             65,278                   97,928  1893    1977     (36)
Montana        Great Falls           Great Falls Tribune                 33,835                   39,779  1885    1990     (63)
Nevada         Reno                  Reno Gazette-Journal                67,405                   83,801  1870    1977     (33)
New Jersey     Asbury Park           Asbury Park Press                  157,639                  223,879  1879    1997     (72)
               Bridgewater           The Courier-News                    43,667                   43,957  1884    1927      (4)
               Cherry Hill           Courier-Post                        86,467                   99,597  1875    1959      (7)
               East Brunswick        Home News Tribune                   73,236                   79,991  1879    1997     (73)
               Morristown            Daily Record                        49,457                   54,755  1900    1998     (74)
               Toms River            Ocean County Observer               13,992                   13,333  1850    1998     (75)
               Vineland              The Daily Journal                                17,274              1864    1986     (61)
New York       Binghamton            Press & Sun-Bulletin                64,396                   82,295  1904    1943      (6)
               Elmira                Star-Gazette                        31,193                   43,900  1828    1906      (1)
               Ithaca                The Ithaca Journal                  19,207                           1815    1912      (2)
               Poughkeepsie          Poughkeepsie Journal                42,752                   57,101  1785    1977     (35)
               Rochester             Rochester Democrat and Chronicle   175,920                  244,181  1833    1928      (5)
               Utica                 Observer-Dispatch                   48,969                   59,489  1817    1922      (3)
               Westchester County    The Journal News                   150,822                  179,054  1829    1964     ( 8)
North Carolina Asheville             Asheville Citizen-Times             60,264                   72,459  1870    1995     (68)
Ohio           Cincinnati            The Cincinnati Enquirer            206,874                  331,549  1841    1979     (46)
               Fremont               The News-Messenger                               14,033              1856    1975     (29)
               Marietta              The Marietta Times                               12,544              1864    1974     (28)
               Port Clinton          News Herald                                       5,994              1864    1975     (30)
Oklahoma       Muskogee              Muskogee Daily Phoenix
                                      and Times-Democrat                 19,856                   20,772  1888    1977     (41)
Oregon         Salem                 Statesman Journal                   61,047                   68,438  1851    1974     (27)
Pennsylvania   Chambersburg          Public Opinion                                   21,474              1869    1971     (15)
               Lansdale              The Reporter                                     19,354              1870    1980     (51)
South Carolina Greenville            The Greenville News                 97,973                  133,766  1874    1995     (69)
South Dakota   Sioux Falls           Argus Leader                        52,007                   73,344  1881    1977     (34)
Tennessee      Clarksville           The Leaf-Chronicle                  20,776                   25,283  1808    1995     (70)
               Jackson               The Jackson Sun                     40,333                   44,903  1848    1985     (58)
               Nashville             The Tennessean                     180,531                  272,221  1812    1979     (47)
Texas          El Paso               El Paso Times                       81,683                   98,950  1879    1972     (26)
Vermont        Burlington            The Burlington Free Press           51,661                   62,864  1827    1971     (14)
Virginia       Arlington             USA TODAY                        2,271,767                           1982    1982     (56)
               Staunton              The Daily News Leader               18,324                   21,933  1904    1995     (71)
Washington     Bellingham            The Bellingham Herald               27,226                   34,155  1890    1971     (22)
               Olympia               The Olympian                        39,704                   46,510  1889    1971     (20)
West Virginia  Huntington            The Herald-Dispatch                 38,790                   44,463  1909    1971     (23)
Wisconsin      Green Bay             Green Bay Press-Gazette                          60,990      86,194  1915    1980     (48)
               Wausau                Wausau Daily Herald                              24,321      31,647  1903    1980     (49)


*  Number in parentheses notes chronological order in which existing newspapers joined Gannett.
** On March 3, 1999, the company entered into an agreement to transfer The San Bernadino County
   Sun to a partnership of California newspapers in exchange for a partnership interest.

Army Times Publishing Co.
Headquarters:  Springfield, Va.
Publications:  Army Times, Navy Times, Marine Corps Times,
               Air Force Times, Federal Times, Defense News, Space News, Military Market

Nursing Spectrum
Offices: Falls Church, Va. (serving Washington, D.C./Baltimore); Barrington, Ill. (serving Illinois and Indiana); Ft. Lauderdale, Fla.
          (serving Ft. Lauderdale and Tampa); King of Prussia, Pa. (serving Philadelphia and the Delaware Valley); Westbury, N.Y. (serving
          New York and New Jersey); Lexington, Mass. (serving New England states)

Non-daily publications
Weekly, semi-weekly or monthly publications in Alabama,Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Guam, Idaho, Illinois, Indiana, Iowa, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri,Montana, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, Washington, West Virginia, Wisconsin and Juarez, Mexico.

USA WEEKEND
Circulation 21.2 million in 541 newspapers
Headquarters:  Arlington, Va.
Advertising offices:  Chicago; Detroit; Los Angeles; New York

Gannett Media Technologies International
Cincinnati, Ohio

Gannett Offset
Headquarters:  Springfield, Va.
Offset sites: Atlanta; Chandler, Ariz.; Minneapolis, Minn.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Olivette, Mo.; Pensacola, Fla.; Springfield, Va.

Gannett Offset Marketing Services Group

  Gannett Direct Marketing Services, Inc.
  Louisville, Ky.

  Gannett TeleMarketing, Inc.
  Headquarters:  Springfield, Va.
  Operations: Cincinnati, Ohio; Louisville, Ky.; Nashville, Tenn.; Silver Spring, Md.

  Telematch
  Springfield, Va.

Gannett Retail Advertising Group
Chicago

Gannett Satellite Information Network
Arlington, Va.

Gannett News Service
Headquarters:  Arlington, Va.
Bureaus: Albany, N.Y.; Baton Rouge, La.; Columbus, Ohio; Harrisburg, Pa.; Indianapolis, Ind.; Olympia, Wash.; Sacramento, Calif.;
Springfield, Ill.; Tallahassee, Fla.

                                - 70, 71, 72 -


USA TODAY

Headquarters: Arlington, Va.

Print sites:  Arlington, Texas; Atlanta; Batavia, N.Y.; Brevard
County, Fla.; Chandler, Ariz.; Chicago; Columbia, S.C.;
Fort Collins, Colo.; Fort Myers, Fla.; Gainesville, Ga.;
Hattiesburg, Miss.; Kankakee, Ill.; Lawrence, Kan.;
Mansfield, Ohio; Marin County, Calif.; Miramar, Fla.; Nashville, Tenn.; Newark, Ohio; Norwood, Mass.; Olympia, Wash.; Pasadena, Texas;
Port Huron, Mich.; Richmond, Ind.; Rockaway, N.J.; St. Cloud, Minn.; St. Louis; Salisbury, N.C.; Salt Lake City; San Bernardino, Calif.; Springfield, Va.; Tarentum, Pa.; White Plains, N.Y.; Wilmington, Del.

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

International offices:  Hong Kong; London, England; Paris, France; Singapore

Advertising offices:  Arlington, Va.; Atlanta; Chicago; Dallas;
Detroit; London, England; Los Angeles; New York; San Francisco

USA TODAY Baseball Weekly                Circulation 296,000
Editorial and advertising offices        Arlington, Va.

USA TODAY.com                            Arlington, Va.



BROADCASTING AND CABLE DIVISIONS
Television stations
                                                                          **
                                                                       Weekly              Joined
     State               City            Station     Channel/Network   Audience   Founded  Gannett
---------------- --------------------- ------------ ----------------- ----------- -------- -------
Arizona          Flagstaff             KNAZ-TV      Channel 2/NBC         63,000  1970     1997
                 Kingman               KMOH-TV      Channel 6/WB           *      1988     1997
                 Phoenix               KPNX-TV      Channel 12/NBC     1,123,000  1953     1979
Arkansas         Little Rock           KTHV-TV      Channel 11/CBS       406,000  1955     1994
Colorado         Denver                KUSA-TV      Channel 9/NBC      1,233,000  1952     1979
District of
 Columbia        Washington            WUSA-TV      Channel 9/CBS      1,953,000  1949     1986
Florida          Jacksonville          WTLV-TV      Channel 12/NBC       463,000  1957     1988
                 Tampa-St. Petersburg  WTSP-TV      Channel 10/CBS     1,211,000  1965     1996
Georgia          Atlanta               WXIA-TV      Channel 11/NBC     1,503,000  1948     1979
                 Macon                 WMAZ-TV      Channel 13/CBS       205,000  1953     1995
Maine            Bangor                WLBZ-TV      Channel 2/NBC        126,000  1954     1998
                 Portland              WCSH-TV      Channel 6/NBC        345,000  1953     1998
Michigan         Grand Rapids          WZZM-TV      Channel 13/ABC       419,000  1962     1997
Minnesota        Minneapolis-St. Paul  KARE-TV      Channel 11/NBC     1,301,000  1953     1983
Missouri         St. Louis             KSDK-TV      Channel 5/NBC      1,050,000  1947     1995
New York         Buffalo               WGRZ-TV      Channel 2/NBC        499,000  1954     1997
North Carolina   Greensboro            WFMY-TV      Channel 2/CBS        575,000  1949     1988
Ohio             Cleveland             WKYC-TV      Channel 3/NBC      1,357,000  1948     1995
South Carolina   Columbia              WLTX-TV      Channel 19/CBS       260,000  1953     1998
Tennessee        Knoxville             WBIR-TV      Channel 10/NBC       411,000  1956     1995
Texas            Austin                KVUE-TV***   Channel 24/ABC       382,000  1971     1986



*   Audience numbers fall below minimum reporting standards.
**  Weekly audience for television stations is number of TV households reached, according to the November 1998 Nielsen book.
*** On Feb. 25, 1999, Gannett announced an agreement with A.H. Belo Corporation to acquire
    KXTV at Sacramento/Stockton/Modesto, Calif., and to receive other consideration in exchange for KVUE-TV.  The transaction is subject to FCC approval.

Multimedia Cablevision Co.
Headquarters:  Wichita, Kan.
Regional offices:  Edmond, Okla.; Rocky Mount, N.C.; Wichita, Kan.

Gannett on the Net

News and information about Gannett is available on our Web site, www.gannett.com. The following Gannett properties also offer online services or informational sites on the Internet:

Newspapers and Newspaper Division

USA TODAY                               www.usatoday.com
USA WEEKEND                             www.usaweekend.com
Asbury Park (N.J.) Press                www.injersey.com/app
Asheville (N.C.) Citizen-Times          www.carolinamountains.com
The Bellingham (Wash.) Herald           www.bellinghamherald.com
Press & Sun-Bulletin, Binghamton, N.Y.  www.pressconnects.com
FLORIDA TODAY, Brevard County           www.flatoday.com
The Courier-News, Bridgewater, N.J.     www.injersey.com/c-n
The Idaho Statesman, Boise              www.idahostatesman.com
The Burlington (Vt.) Free Press         www.burlingtonfreepress.com
Courier-Post, Cherry Hill, N.J.         www.courierpostonline.com
The Cincinnati Enquirer                 enquirer.com
The Des Moines Register                 www.dmregister.com
The Detroit News                        detnews.com
Home News Tribune, East Brunswick, N.J. www.injersey.com/hnt
Star-Gazette, Elmira, N.Y.              www.star-gazette.com
El Paso (Texas) Times                   www.elpasotimes.com
Fort Collins Coloradoan                 www.coloradoan.com
News-Press, Fort Myers, Fla.            www.southwestfloridaonline.com
Green Bay (Wis.) Press-Gazette          www.greenbaypressgazette.com
The Greenville (S.C.) News              greenvilleonline.com
The Honolulu Advertiser                 www.surfhawaii.com
The Herald-Dispatch, Huntington, W.Va.  www.hdonline.com
The Clarion-Ledger, Jackson, Miss.      www.clarionledger.com
Journal and Courier, Lafayette, Ind.    www.jconline.com
Lansing (Mich.) State Journal           www.lansingstatejournal.com
The Courier-Journal, Louisville, Ky.    www.courier-journal.com
Marin (County, Calif.) Independent
   Journal                              www.marinij.com
The Montgomery (Ala.) Advertiser        www.accessmontgomery.com
Daily Record, Morristown, N.J.          www.dailyrecord.com
The Tennessean, Nashville               www.tennessean.com
The Olympian, Olympia, Wash.            www.theolympian.com
The Desert Sun, Palm Springs, Calif.    www.desertsunonline.com
Pensacola (Fla.) News Journal           www.gulfcoastgateway.com
Poughkeepsie (N.Y.) Journal             www.pojonews.com
NevadaNet (Reno Gazette-Journal)        www.nevadanet.com
Rochester (N.Y.) Democrat and Chronicle www.DemocratandChronicle.com
Rockford (Ill.) Register Star           www.rrstar.com
*San Bernadino County (Calif.) Sun      www.sbcsun.com
Argus Leader, Sioux Falls, S.D.         www.argusleader.com
St. Cloud (Minn.) Times                 www.sctimes.com
Statesman Journal, Salem, Ore.          www.statemansjournal.com
The Times, Shreveport, La.              www.nwlouisiana.com
Springfield (Mo.) News-Leader           www.ozarksgateway.com
Ocean County Observer, Toms River, N.J. www.injersey.com/app/ocean
Tucscon (Ariz.) Citizen                 www.tucsoncitizen.com
The Journal News, Westchester
   County, N.Y.                         www.nyjournalnews.com
The News Journal, Wilmington, Del.      www.delawareonline.com
Army Times                              www.armytimes.com
Navy Times                              www.navytimes.com
Marine Corps Times                      www.marinetimes.com
Air Force Times                         www.airforcetimes.com
Federal Times                           www.federaltimes.com
Defense News                            www.defensenews.com
Space News                              www.spacenews.com
Miltary City                            www.militarycity.com
Nursing Spectrum                        www.nursingspectrum.com
Gannett Direct Marketing Services       www.gdms.com
Gannett Media Technologies
   International                        www.gmti.com

Broadcasting and Cable

WXIA-TV, Atlanta                        www.11alive.com
** KVUE-TV, Austin, Texas               www.kvue.com
WLBZ-TV, Bangor, Maine                  www.wlbz.com
KUSA-TV, Denver                         www.9news.com
WTLV-TV, Jacksonville, Fla.             www.wtlv.com
WMAZ-TV, Macon, Ga.                     www.13wmaz.com
KARE-TV, Minneapolis-St. Paul           www.kare11.com
WTSP-TV, Tampa-St. Petersburg, Fla.     www.wtsp.com
WUSA-TV, Washington, D.C.               www.wusatv9.com
Multimedia Cablevision                  www.mmckansas.com and
                                        www.mmcoklahoma.com

* On March 3, 1999, the company entered into an agreement to transfer The San Bernadino County Sun to a partnership of California newspapers in exchange for a partnership interest.

** On Feb. 25, 1999, Gannett announced an agreement with
   A.H. Belo Corporation to acquire KXTV at Sacramento/Stockton/Modesto, Calif., and to receive other consideration in exchange for KVUE-TV. The transaction is subject to FCC approval.

Shareholder Services

Gannett stock
     Gannett Co., Inc. shares are traded on the New York Stock Exchange with the symbol GCI.

     The company's transfer agent and registrar is Norwest Bank Minnesota, N.A. General inquiries and requests for enrollment materials for the programs described below should be directed to Norwest's Shareowner Services,P.O. Box 64854, St. Paul, MN 55164-0854 or by telephone at 1-800-778-3299.

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

Annual meeting
     The annual meeting of shareholders will be held at 10 a.m. Tuesday, May 4, 1999 at Gannett headquarters.

For more information
     News and information about Gannett is available on our Web site (www.gannett.com). Quarterly earnings information will be available around the middle of April, July and October 1999.

     Shareholders who wish to contact the Company directly about their Gannett stock should call Shareholder Services at Gannett headquarters, 703-284-6960.

Gannett Headquarters
1100 Wilson Boulevard
Arlington, VA  22234
703-284-6000

                                -76-