Form 10-K, Exhibit 13
period 1999-12-26
GANNETT CO INC /DE/
filed 2000-03-17
CIK 39899

Company Profile: Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and is engaged in marketing, commercial printing, a newswire service, data services and news programming. Gannett is an international company with headquarters in Arlington, Va., and operations in 45 states, the District of Columbia, Guam, England, Germany and Hong Kong.
     Gannett is the USA's largest newspaper group in terms of circulation. The company's 74 U.S. daily newspapers have a combined daily paid circulation of 6.6 million. They include USA TODAY, the nation's largest-selling daily newspaper, with a circulation of approximately 2.3 million. In addition, Gannett owns a variety of non-daily publications, and USA WEEKEND, a weekly newspaper magazine.
     Newsquest plc, a wholly owned Gannett subsidiary acquired in mid-1999, is one of the largest regional newspaper publishers in England with a portfolio of 180 titles. Its publications include 11 daily newspapers with a combined circulation of approximately 450,000.
Newsquest also publishes a variety of non-daily publications, including Berrow's Worcester Journal, the oldest continuously published newspaper in the world.
     The company owns and operates 21 television stations covering
17.4 percent of the USA.
     Gannett was founded by Frank E. Gannett and associates in 1906 and incorporated in 1923. The company went public in 1967. Its 278 million shares of common stock as of December 26, 1999 are held by approximately 14,000 shareholders of record in all 50 states and several foreign countries. The company has approximately 45,800 employees.


Board of Directors

John J. Curley
Chairman and chief executive officer, Gannett Co., Inc. Formerly:
Chairman, president and chief executive officer, Gannett Co., Inc. (1989-1997). Age 61. (b,d,f,g)

H. Jesse Arnelle
Of counsel to Winston-Salem, N.C., law firm of Womble, Carlyle, Sandridge & Rice. Other directorships: FPL Group, Inc.; Textron Corporation; Eastman Chemical Co.; Armstrong World Industries; Waste Management, Inc.; Union Pacific Resources Group, Inc. Age 66. (d,e)

Meredith A. Brokaw
Founder, Penny Whistle Toys, Inc., New York City, and author of children's books. Other directorships: Conservation International, Washington, D.C.; Women's First Health Care. Age 59. (b,d,e)

Stuart T.K. Ho
Chairman of the board and president, Capital Investment of Hawaii, Inc. Other directorships: Aloha Airgroup, Inc.; College Retirement Equities Fund; Pacific Century Financial Corporation; and funds which are a part of the TIAA-CREF Institutional Mutual Funds. Age 64. (a,b,c)

Drew Lewis
Former chairman and chief executive officer, Union Pacific Corporation. Other directorships: American Express Co.; FPL Group, Inc.; Millennium Bank; Union Pacific Resources Group Inc. Age 68. (a,d)

Josephine P. Louis
Chairman and chief executive officer, Eximious Inc., and Eximious Ltd. Other directorships: HDO Productions, Inc.; trustee, Chicago
Horticultural Society; trustee, Chicago Historical Society. Age 70.
(a,b,e)

Douglas H. McCorkindale
Vice chairman and president, Gannett Co., Inc. Formerly: Vice chairman and chief financial and administrative officer, Gannett Co., Inc. (1985-1997). Other directorships: Continental Airlines, Inc.; Global Crossing Ltd.; and funds which are part of the Prudential group of mutual funds. Age 60. (b,f,g)

Samuel J. Palmisano
Senior vice president and group executive, IBM Enterprise Systems
Group. Age 48. (a,c)

Karen Hastie Williams
Partner of Washington, D.C., law firm of Crowell & Moring. Other directorships: Crestar Financial Services Corporation; Continental Airlines, Inc.; Fannie Mae; Washington Gas Light Company. Age 55. (a,c)

(a) Member of Audit Committee.
(b) Member of Executive Committee.
(c) Member of Executive Compensation Committee.
(d) Member of Management Continuity Committee.
(e) Member of Public Responsibility and Personnel Practices Committee.
(f) Member of Gannett Management Committee.
(g) Member of Contributions Committee.

A Special Thanks

Peter B. Clark, former chairman, president and CEO of The Evening News Association, and Thomas A. Reynolds, chairman emeritus of Chicago law firm Winston & Strawn, retired from the Gannett Board of Directors on May 4, 1999. Clark had served on the board since March 25, 1986; Reynolds, since June 26, 1979.


Company and divisional officers

Gannett's principal management group is the Gannett Management Committee, which coordinates overall management policies for the company. The Gannett Newspaper Operating Committee oversees operations of the company's newspaper division. The Gannett Broadcasting Operating Committee coordinates management policies for the company's television stations. The members of these three groups are identified below and on the previous pages.
     The managers of the company's various local operating units enjoy substantial autonomy in local policy, operational details, news content and political endorsements.
     Gannett's headquarters staff includes specialists who provide advice and assistance to the company's operating units in various phases of the company's operations.
     Below are brief descriptions of the business experience during the last five years of the officers of the company and the heads of its national and regional divisions. Officers serve for a term of one year and may be re-elected. Information about the two officers who serve as directors (John J. Curley and Douglas H. McCorkindale) can be found on pages 16-17.

Christopher W. Baldwin,
Vice president, taxes. Age 56.

Sara M. Bentley,
President, Gannett Northwest Newspaper Group, and president and publisher, Statesman Journal, Salem, Ore. Age 48. (2)

James T. Brown,
Executive chairman, Newsquest. Age 64.

Thomas L. Chapple,
Senior vice president, general counsel and secretary. Formerly: Vice president, general counsel and secretary (1991-1995). Age 52. (1)

Richard L. Clapp,
Senior vice president/human resources. Formerly: Vice president, compensation and benefits (1983-1995). Age 59. (1)

Susan Clark-Johnson,
Senior group president, Gannett Pacific Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal. Age 53. (2)

Michael J. Coleman,
Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard County. Age 56. (2)

Robert T. Collins,
President, New Jersey Newspaper Group, and president and publisher, Asbury Park Press, Home News Tribune, East Brunswick, N.J., and Ocean County Newspapers. Formerly: President and publisher, Asbury Park Press and Home News Tribune (1997-1998); president and publisher, Courier-Post, Cherry Hill, N.J. (1993-1997). Age 56. (2)

Thomas Curley,
Senior vice president, administration, and president and publisher, USA TODAY. Formerly: President and publisher, USA TODAY (1991-1998). Thomas Curley is the brother of John J. Curley. Age 51. (1)

Philip R. Currie,
Senior vice president, news, Newspaper Division. Formerly: Vice president, news, Newspaper Division (1982-1995). Age 58. (2)

Ardyth R. Diercks,
Senior vice president, Gannett Television. Formerly: President and general manager, KSDK-TV, St. Louis (1996-1998); president and general manager, KVUE-TV, Austin, Texas (1994-1996). Age 45. (3)

Craig A. Dubow,
Executive vice president, Gannett Television. Formerly: President and general manager, WXIA-TV, Atlanta (1992-1996). Age 45. (3)

Daniel S. Ehrman Jr.,
Vice president, planning and development. Formerly: Senior vice president, Gannett Broadcasting (1995-1997); vice president, finance and business affairs, Gannett Broadcasting (1984-1995). Age 53.

Millicent A. Feller,
Senior vice president, public affairs and government relations. Age 52. (1)

Lawrence P. Gasho,
Vice president, financial analysis. Age 57.

George R. Gavagan,
Vice president and controller. Formerly: Vice president, corporate accounting services (1993-1997). Age 53.

Denise H. Ivey,
President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Age 49. (2)

John B. Jaske,
Senior vice president, labor relations and assistant general counsel.
Age 55. (1)

Richard A. Mallary,
Senior vice president, Gannett Broadcasting. Formerly: Vice president, news, Gannett Broadcasting (1989-1995). Age 57. (3)

Gracia C. Martore,
Treasurer and vice president, investor relations. Formerly: Vice president, treasury services and investor relations (1996-1998); vice president, treasury services (1993-1996). Age 47.

Myron Maslowsky,
Vice president, internal audit. Formerly: Director, internal audit (1989-1995). Age 45.

Larry F. Miller,
Executive vice president and chief financial officer. Formerly: Senior vice president, financial planning and controller (1991-1997). Age 61. (1)

Craig A. Moon,
President, Piedmont Newspaper Group, and president and publisher, The Tennessean, Nashville. Formerly: Vice president, Gannett South
Newspaper Group, and president and publisher, The Tennessean (1991-
1999). Age 50. (2)

Roger Ogden,
Vice president, Gannett Television, and president and general manager, KUSA-TV, Denver, Colo. Age 54. (3)

W. Curtis Riddle,
Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del. Age 48. (2)

Carleton F. Rosenburgh,
Senior vice president, Gannett Newspaper Division. Age 60. (2)

Gary F. Sherlock,
President, Gannett Atlantic Newspaper Group, and president and publisher, The Journal News, Westchester County, N.Y. Age 54. (2)

Mary P. Stier,
President, Gannett Midwest Newspaper Group, and president and publisher, Rockford (Ill.) Register Star. Age 42. (2)

Wendell J.  Van Lare,
Vice president, senior labor counsel. Age 54.

Frank J. Vega,
President and CEO, Detroit Newspapers. Age 51. (2)

Cecil L. Walker
President, Gannett Broadcasting Division. Age 63. (1)(3)

Barbara W. Wall,
Vice president, senior legal counsel. Age 45.

Gary L. Watson,
President, Gannett Newspaper Division. Age 54. (1)(2)


(1) Member of the Gannett Management Committee.
(2) Member of the Gannett Newspaper Operating Committee.
(3) Member of the Gannett Broadcasting Operating Committee.

GANNETT COMMON STOCK PRICES
High-low range by quarters based on NYSE-composite closing prices.

Year   Quarter        Low      High
----   -------       -----    ------

1989   first        $17.32    $19.13
       second       $18.32    $24.25
       third        $21.82    $24.94
       fourth       $19.75    $22.63
1990   first        $19.75    $22.19
       second       $17.75    $21.13
       third        $14.94    $18.75
       fourth       $15.32    $18.88
1991   first        $17.88    $21.32
       second       $19.88    $22.19
       third        $19.69    $23.32
       fourth       $17.94    $21.13
1992   first        $21.13    $23.94
       second       $20.75    $24.57
       third        $21.94    $24.13
       fourth       $23.00    $26.82
1993   first        $25.32    $27.69
       second       $23.75    $27.38
       third        $23.88    $25.69
       fourth       $23.75    $29.07
1994   first        $26.69    $29.19
       second       $25.32    $27.44
       third        $24.19    $25.82
       fourth       $23.38    $26.69
1995   first        $25.07    $27.50
       second       $26.00    $27.88
       third        $26.50    $27.75
       fourth       $26.44    $32.19
1996   first        $29.63    $35.38
       second       $32.25    $35.82
       third        $32.00    $35.07
       fourth       $34.75    $39.25
1997   first        $35.81    $44.75
       second       $40.50    $50.66
       third        $48.00    $53.00
       fourth       $51.13    $61.81
1998   first        $57.25    $69.94
       second       $65.13    $74.69
       third        $55.81    $73.56
       fourth       $48.94    $68.06
1999   first        $61.81    $70.25
       second       $61.81    $75.44
       third        $66.81    $76.94
       fourth       $68.81    $79.31
2000   first        $61.75    $83.25*


* Through Feb. 25, 2000

Management's responsibility for financial statements

The management of the company has prepared and is responsible for the consolidated financial statements and related financial information included in this report. These financial statements were prepared in accordance with generally accepted accounting principles in the United States. These financial statements necessarily include amounts determined using management's best judgments and estimates.
     The company's accounting and other control systems provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the company. Underlying the concept of reasonable assurance is the premise that the cost of control not exceed the benefit derived. Management believes that the company's accounting and other control systems appropriately recognize this cost/benefit relationship.
     The company's independent accountants, PricewaterhouseCoopers LLP, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the company's system of internal accounting controls and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The PricewaterhouseCoopers LLP report appears on page 51.
     The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the company's financial reports and accounting practices to ascertain that they are appropriate in the circumstances. The Audit Committee consists of five non-management directors, and meets to discuss audit and financial reporting matters with representatives of financial management, the internal auditors and the independent accountants. The internal auditors and the independent accountants have direct access to the Audit Committee to review the results of their examinations, the adequacy of internal accounting controls and the quality of financial reporting.

Douglas H. McCorkindale
Vice Chairman and President

Larry F. Miller
Executive Vice President
and Chief Financial Officer


Management's discussion and analysis of results of operations and financial position

Basis of reporting

Following is a discussion of the key factors that have affected the company's business over the last three fiscal years. This commentary should be read in conjunction with the company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.
     The company's fiscal year ends on the last Sunday of the calendar year. The company's 1999 fiscal year ended on Dec. 26, 1999, and encompassed a 52-week period. The company's 1998 and 1997 fiscal years also encompassed 52-week periods.

Business acquisitions, exchanges and dispositions

1999
On June 24, 1999, Gannett made a cash offer to acquire the stock of Newsquest plc ("Newsquest"). Newsquest's principal activities are publishing and printing regional and local newspapers in England with a portfolio of 180 titles that include paid-for daily and weekly newspapers, and free weekly newspapers.
     The offer was for 460 pence (U.S. $7.26) in cash or loan notes for each of
200.4 million fully diluted shares, for a total price of approximately 922 million pounds sterling (U.S. $1.5 billion). Gannett also financed the repayment of Newsquest's existing debt. Share purchases commenced in the third quarter of 1999 and were financed principally by commercial paper borrowings and operating cash flow. On July 26, 1999, Gannett declared the offer unconditional in all respects and shortly thereafter, Gannett effectively owned 100% of Newsquest shares. The acquisition was recorded under the purchase method of accounting and Newsquest's results of operations are included in the company's financial statements from July 26, 1999 forward.
     On June 1, 1999, the company completed a broadcast station transaction under which it exchanged its ABC affiliate KVUE-TV in Austin, Texas, and received KXTV-TV, the ABC affiliate in Sacramento, Calif., plus cash consideration. For financial reporting purposes, the company recorded the exchange as two simultaneous but separate events; that is, a sale of its Austin TV station for which a non-operating gain was recognized and the acquisition of the Sacramento station accounted for under the purchase method. In its second quarter, the company reported a net non-operating gain of $55 million ($33 million after tax) principally as a result of this transaction.
     In March 1999, the company contributed The San Bernardino County Sun to a partnership that includes 21 daily California newspapers in exchange for a partnership interest.
     The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 1999 including Newsquest, the Sacramento television station and certain smaller non-daily newspaper publishing operations, totaled approximately $1.8 billion.

Subsequent event - January 31, 2000
On January 31, 2000, the previously announced sale of the assets of the company's subsidiary, Multimedia Cablevision, Inc., to Cox Communications, Inc. of Atlanta, Ga., was completed.
     The sale price for the cable business was approximately $2.7 billion in cash, which resulted in an after-tax gain of approximately $740 million or $2.64 per diluted share. The gain will be reported in Gannett's first quarter of 2000. The proceeds from the sale were used to pay down commercial paper obligations.
     Although the cable sale was finalized in the year 2000, for financial reporting purposes, the cable operating results for 1999 and all prior years for which it was owned by the company have been reclassified in the statements of income and related discussions as discontinued operations. Likewise for the year 2000, cable operating results for the period up to the sale date, along with the gain on the sale, will be reported as discontinued operations. The cable business (along with the alarm security business sold in 1998) was previously reported as a separate segment by the company.

1998
In the first quarter of 1998, the company sold its five remaining radio stations, its alarm security business and its newspaper in St. Thomas, Virgin Islands. The company also contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation. The company recorded a net non-operating gain of $307 million ($184 million after tax), principally as a result of these transactions.
     The company purchased television stations WCSH-TV (NBC) in Portland, Maine, and WLBZ-TV (NBC) in Bangor, Maine, early in the first quarter and WLTX-TV (CBS) in Columbia, S.C., in April 1998.
     In the third quarter of 1998, the company sold five small-market daily newspapers in Ohio, Illinois and West Virginia and completed the acquisition of several newspapers in New Jersey, including The Daily Record in Morristown and the Ocean County Observer in Toms River. Also in the third quarter of 1998, the company completed a transaction with TCI Communications, Inc., under which it exchanged its subscribers and certain cable system assets in the suburban Chicago area (93,000 subscribers) for subscribers and certain cable system assets of TCI in Kansas (128,000 subscribers).
     The aggregate purchase price for businesses and assets acquired in 1998 was approximately $370 million in cash. These acquisitions were accounted for under the purchase method of accounting.


1997
In January 1997, the company exchanged WLWT-TV (NBC) in Cincinnati and KOCO-TV
(ABC) in Oklahoma City for WZZM-TV (ABC) in Grand Rapids and WGRZ-TV (NBC) in Buffalo. This exchange was necessary to comply with Federal Communications Commission (FCC) cross-ownership rules.
     In May 1997, the company acquired KNAZ-TV (NBC) in Flagstaff, Ariz., KMOH-TV (WB, now NBC) in Kingman, Ariz., and Printed Media Companies in Minneapolis, Minn. In July 1997, Mary Morgan, Inc., a printing business in Green Bay, Wis., was purchased, and in August 1997, the company acquired Army Times Publishing Company in Springfield, Va., which produces military newspapers and a monthly defense publication.
     In October 1997, the company acquired New Jersey Press, Inc., which publishes two dailies, the Asbury Park Press and the Home News Tribune of East Brunswick.
     The aggregate purchase price for businesses acquired in 1997 was approximately $445 million in cash and liabilities assumed. These acquisitions were accounted for under the purchase method of accounting.
     In January 1997, the company contributed the Niagara Gazette newspaper to the Gannett Foundation. In April 1997, the company sold its newspaper in Moultrie, Ga., and in November 1997, the company sold its newspapers in Tarentum and North Hills, Pa.

Results of continuing operations

Note that the company's results of continuing operations discussed below do not include results from the cable business which was sold in January 2000. All cable operating results have been reclassified in the statements of income and related discussions as discontinued operations.

Consolidated summary

Operating earnings reached another record level in 1999. A consolidated summary of the company's results is presented below. Note that this summary separates from ongoing results the second quarter 1999 net non-operating gain of $55 million ($33 million after tax) principally from the exchange of the Austin television station for the Sacramento television station, and the first quarter 1998 net non-operating gain of $307 million ($184 million after tax) principally from the sale of radio and alarm security businesses.

In millions of dollars, except per share amounts

                          1999   Change   1998   Change   1997  Change
                         ------  ------  ------  ------  ------ ------
Operating revenues       $5,260      8%  $4,881      9%  $4,474     7%
Operating expenses       $3,697      6%  $3,495      9%  $3,212     1%
Operating income         $1,563     13%  $1,386     10%  $1,262    24%
Income from continuing
 operations, excluding
 gains on sale/exchange
 of properties           $  886     13%  $  782     15%  $  681    35%
After-tax gains on
 sale/exchange of
 properties              $   33          $  184
Income from
 continuing operations,
 as reported             $  919    (5%)  $  966     42%  $  681    14%
Earnings per share
 from continuing
 operations, excluding
 gains on sale/exchange
 of properties
     Basic               $ 3.18     15%  $ 2.76     15%  $ 2.41    35%
     Diluted             $ 3.15     15%  $ 2.74     15%  $ 2.39    34%
Earnings per share
 from gains on
 sale/exchange of
 properties
     Basic               $  .11          $  .65
     Diluted             $  .11          $  .64
Earnings per share from
 continuing operations,
 as reported
     Basic               $ 3.29    (4%)  $ 3.41     42%  $ 2.41    14%
     Diluted             $ 3.26    (4%)  $ 3.38     42%  $ 2.39    13%


     A discussion of operating results of the company's newspaper and broadcasting segments along with other factors affecting net income follows. Operating cash flow amounts presented with business segment information represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts vary from net cash flow from operating activities presented in the Consolidated Statements of Cash Flows because cash payments for interest and taxes are not reflected therein, nor are the cash flow effects of non-operating items, discontinued operations or changes in certain operations-related balance sheet accounts.

Newspapers

In addition to its domestic local newspapers, the company's newspaper publishing operations include USA TODAY, USA WEEKEND, Newsquest, purchased in 1999, which publishes daily and non-daily newspapers in England, and Gannett Offset commercial printing. The newspaper segment in 1999 contributed 86% of the company's revenues and 83% of its operating income. Record earnings were achieved by the newspaper segment in 1999, reflecting the results from newly acquired Newsquest operations but also gains at most U.S. local newspapers, and significant revenue and earnings growth at USA TODAY and USA WEEKEND.
Ad revenues at USA TODAY rose 17%, and earnings were up dramatically.
     Newspaper earnings also were aided by lower newsprint prices which, on average, were 12% lower than in 1998.

     Newspaper operating results were as follows:

In millions of dollars

                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $4,532      9%  $4,159     10%  $3,771      8%
Expenses               $3,240      6%  $3,050     10%  $2,769      2%
                       ------  ------  ------  ------  ------  ------
Operating income       $1,292     16%  $1,109     11%  $1,002     27%
                       ======  ======  ======  ======  ======  ======
Operating cash flow    $1,499     16%  $1,294     11%  $1,170     23%


Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 73% and 23%, respectively, of total newspaper revenues in 1999. Ad revenues include those derived from advertising placed with newspaper Internet products. Other newspaper publishing revenues are mainly from commercial printing businesses. The table below presents these components of reported revenues for the last three years.

Newspaper publishing revenues, in millions of dollars

                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Advertising            $3,293     12%  $2,943     12%  $2,634      9%
Circulation            $1,023      1%  $1,010      7%  $  948      3%
Commercial printing
  and other            $  216      5%  $  206      9%  $  189     13%
                       ------  ------  ------  ------  ------  ------
Total                  $4,532      9%  $4,159     10%  $3,771      8%
                       ======  ======  ======  ======  ======  ======

     In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis for newspapers owned at the end of 1999.
     For Newsquest, advertising and circulation revenues are fully reflected in the amounts below, as are daily paid circulation volumes. Advertising linage for Newsquest is not reflected, however.

Advertising revenues, in millions of dollars (pro forma)

                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Local                  $1,007     (1%) $1,012      4%  $  975      5%
National               $  647     15%  $  565      9%  $  516     10%
Classified             $1,397      6%  $1,314      9%  $1,203     11%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press     $3,051      6%  $2,891      7%  $2,694      8%
Preprint and other
   advertising         $  483      6%  $  456      2%  $  446      6%
                       ------  ------  ------  ------  ------  ------
Total ad revenue       $3,534      6%  $3,347      7%  $3,140      8%
                       ======  ======  ======  ======  ======  ======


Advertising linage, in millions of inches, and preprint distribution
(pro forma)
                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Local                    34.8      0%    34.9      3%    33.8      5%
National                  3.5     15%     3.0      7%     2.8     13%
Classified               45.0      9%    41.5      9%    38.0      8%
                       ------  ------  ------  ------  ------  ------
Total Run-of-Press       83.3      5%    79.4      6%    74.6      7%
                       ======  ======  ======  ======  ======  ======
Preprint distribution
(millions)              7,515      3%   7,287      7%   6,812      3%


     Reported newspaper advertising revenues for 1999 were $350 million greater than in 1998, a 12% increase, while pro forma revenues presented above reflect a 6% increase. The variance in these two comparisons relates principally to the Newsquest properties acquired in July 1999.
     Pro forma local ad revenues and linage were down slightly (less than 1%) for the full year. Ad spending by the larger retailers in our markets declined for the year, reflecting closings and consolidations, but this was mostly offset by greater revenue from expanded sales and marketing efforts directed toward small and medium sized advertisers.
     Pro forma national ad revenues and linage rose 15%, driven principally by USA TODAY, which reported a 19% gain in revenues on a 14% linage gain. National ad revenue growth also was strong at USA WEEKEND and at several large daily newspaper properties.
     Pro forma classified revenue in 1999 rose 6% on a 9% linage gain. Employment ad revenue gains were the strongest, followed by automotive and then real estate. The continued strong economy and the tight labor market were key factors in these revenue gains, along with added marketing and sales resources.

In millions, as reported

        Newspaper advertising
Year          revenues
----    ---------------------
1990           $1,917
1991           $1,853
1992           $1,882
1993           $2,005
1994           $2,153
1995           $2,219
1996           $2,418
1997           $2,634
1998           $2,943
1999           $3,293


     Looking to the year 2000, further ad revenue and volume growth is anticipated in all categories. Generally modest price increases are planned at most properties, and the company will continue to expand and refine sales and marketing efforts. Changes in national economic factors such as interest rates, employment levels and the rate of general economic growth will impact revenues at all of the company's newspapers.
     Newspaper circulation revenues rose $12 million or slightly more than 1% in 1999. Incremental circulation revenues from Newsquest offset declines in domestic circulation revenue. On a pro forma basis, circulation revenues declined slightly less than 1%.
     For local newspapers, morning circulation accounts for approximately 80% of total daily volume, while evening circulation accounts for 20%. On a pro forma basis, local morning circulation declined 1%, evening circulation declined 2% and Sunday circulation declined 2%. Selected circulation price increases were implemented in 1999 at certain newspapers. During 1999, the St. Cloud (Minn.) Times and the Vineland (N.J.) Daily Journal were converted from evening to morning publications.
     USA TODAY's average daily circulation for 1999 rose .1% to 2,274,621. USA TODAY reported an average daily paid circulation of 2,235,808 in the ABC Publishers' Statement for the six months ended Sept. 26, 1999, a 1% increase over the comparable period a year ago.

Newspaper circulation revenues
In millions, as reported

       Newspaper circulation
Year         revenues
----   ---------------------
1990          $730
1991          $777
1992          $807
1993          $839
1994          $849
1995          $869
1996          $918
1997          $948
1998        $1,010
1999        $1,023

     The company expects modest circulation revenue growth at most of its newspaper properties in 2000. Circulation price increases are planned at certain newspapers, along with overall slightly higher volume.
     Pro forma circulation volume for the company's local newspapers is summarized in the table below:

Average net paid circulation volume, in thousands (pro forma)

                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Local Newspapers
   Morning              3,828    (1%)   3,875      1%   3,823     1%
   Evening                960    (2%)     979      -      983    (2%)
                       ------  ------  ------  ------  ------  ------
   Total daily          4,788    (1%)   4,854      1%   4,806     1%
   Sunday               5,813    (2%)   5,942     (1%)  6,022    (1%)


     Reported newspaper advertising revenues for 1998 were $309 million greater than in 1997, a 12% increase, while pro forma revenues presented above reflect a 7% increase. This reported/pro forma variance relates principally to newspaper acquisitions in 1998 and 1997.
     Pro forma local ad revenues and linage in 1998 rose 4% and 3%, respectively. Most local newspapers achieved gains in this category, particularly from medium and smaller accounts. Ad spending by major retailers was slightly lower in 1998. The overall gains in local revenues were spurred by enhanced sales and marketing efforts and by the strong economy.
     Pro forma national ad revenues and linage rose 9% and 7%, respectively, in 1998 fueled principally by USA TODAY, which reported a 12% gain in total ad revenues and a 9% linage gain. Ad revenue growth at USA TODAY in 1998 followed a 12% gain in 1997 and a 30% gain in 1996.
     Pro forma classified revenues in 1998 rose 9% on a 9% linage gain. Employment advertising revenue gains were the strongest, followed by real estate and automotive.
      Newspaper circulation revenues rose $62 million or 7% in 1998. Incremental revenue from the newspaper businesses acquired in 1997 and 1998 contributed significantly to the gains, although most of the company's local newspapers, along with USA TODAY and USA WEEKEND, reported higher circulation revenue as well. On a pro forma basis, local morning circulation rose 1%. Average evening circulation was less than 1% lower, continuing the national trend. Average Sunday circulation was 1% lower in 1998.
     During 1998, the Battle Creek (Mich.) Enquirer was converted from an evening to a morning publication, and the 10 daily Gannett Suburban Newspapers were consolidated into one morning and Sunday publication, The Journal News, based in Westchester County, N.Y.
     Selected circulation price increases were implemented in 1998 at certain newspapers.
     USA TODAY's average daily paid circulation for 1998 rose 2% to 2,271,767. USA TODAY reported an average daily paid circulation of 2,213,255 in the ABC Publisher's Statement for the six months ended Sept. 27, 1998, a 2% increase over the comparable period a year ago.
     Reported newspaper ad revenues for 1997 were $216 million greater than in 1996, a 9% increase, while pro forma revenues reflect an 8% increase. This reported/pro forma variance relates to the 1997 acquisitions of Army Times Publishing Company and New Jersey Press, Inc.
     Pro forma local ad revenues and linage rose 5%. Most of the company's local newspapers achieved gains in this category.
     Pro forma national ad revenues and linage rose 10% and 13% in 1997, respectively. USA TODAY reported a 12% gain in total ad revenues and a 7% linage gain. USA WEEKEND's national revenues rose 16%, and local newspaper national revenues were up 13%.
     Pro forma classified revenues rose 11% in 1997 on an 8% linage gain. Employment advertising revenue gains were strongest, followed by real estate and automotive. Ad rates were higher at most newspapers for most key classified categories.
     Newspaper circulation revenues rose $30 million or 3% in 1997. Most local newspapers, along with USA TODAY and USA WEEKEND, contributed to the gain.
     On a pro forma basis, local morning circulation rose 1% in 1997 while average evening circulation was 2% lower. Average Sunday circulation was 1% lower. At The Detroit News, daily and Sunday circulation rose for the year, reversing the effects of the strike initiated in 1995.
     During 1997, The Bellingham (Wash.) Herald and the Iowa City Press-Citizen converted from evening to morning publication and the evening Rochester (N.Y.) Times-Union was consolidated with the morning publication, Democrat and Chronicle.
     Selected price increases were implemented in 1997 at certain newspapers. USA TODAY's average daily paid circulation in 1997 rose 3% to 2,234,474.
USA TODAY reported an average daily paid circulation of 2,169,860 in the ABC Publisher's Statement for the six months ended Sept. 28, 1997, a 2% increase over the comparable period in 1996.
     Newspaper operating expense: Newspaper operating expenses rose $190 million, or 6%, in 1999. The increase was caused principally by incremental costs from Newsquest properties acquired in July 1999. Newsprint expense for the year, including the effect of acquisitions, was 6% lower than in 1998. While consumption rose nearly 7% (due principally to Newsquest), average newsprint prices declined 12%.
     For 2000, newsprint consumption and prices are expected to be slightly higher than in 1999. The increase in consumption in 2000 will be tempered by web width reductions to 50 inches at most of the company's U.S. newspapers, including USA TODAY.

     Payroll costs for newspaper operations rose 10% in 1999, in part because of the Newsquest acquisition but also because of staffing increases in marketing and ad sales and modest pay increases.
     For 2000, moderate pay increases are planned and staffing levels are expected to be up slightly.
     Newspaper operating expenses rose $281 million or 10% in 1998. The increase was caused principally by incremental costs from newspaper properties acquired in 1997 and 1998. Newsprint expense for the year, including the effect of acquisitions, was 18% higher than in 1997. Both consumption and average prices were higher by approximately 9%.
     Payroll costs for newspaper operations rose 9% in 1998, in part because of acquired properties but also because of increases in headcount, particularly in marketing and ad sales, and pay increases.
     Newspaper operating expenses rose $53 million or 2% in 1997. The company benefited from lower average newsprint costs for the year. Newsprint expense for the year, including the effect of acquisitions, was 15% lower than in 1996. Consumption was higher by 8%, but average prices were down 21%.
     Payroll costs for newspaper operations rose 7% in 1997, in part because of the acquired properties but also because of slight increases in headcount, particularly in ad sales, and modest pay increases.
     Newspaper operating income: The company's newspapers produced record earnings in 1999. Operating profit rose $182 million or 16%. The Newsquest properties acquired in July 1999 contributed to the profit gain. Earnings were strong at Detroit, the company's New Jersey Group and at USA WEEKEND. Most of the company's local U.S. newspapers reported earnings gains. For USA TODAY, 1999 was another record year as operating profit rose dramatically.
     Newsquest financial results were translated from British pounds to U.S. dollars using a weighted average rate of $1.62 for the period it was owned in 1999.
     For 2000, newspaper operating profits are expected to show continued growth, reflecting full-year results at Newsquest, generally higher profits at most local domestic newspapers and further earnings gains at USA TODAY.
      Newspapers operating profit rose $107 million or 11% in 1998. While newspaper properties acquired in 1997 and 1998 contributed significant earnings, most of the company's local newspapers also reported higher profits. Earnings gains at Detroit and at USA TODAY were among the strongest.
     Newspapers earnings were sharply higher in 1997; operating profit rose $216 million or 27%. Nearly all local newspapers reported higher profits and significant gains were achieved in Detroit and other large-city markets, as well as at USA WEEKEND. At USA TODAY, operating results were sharply higher.


Broadcasting

The company's broadcasting operations at the end of 1999 included 21 television stations in markets reaching 17.4 percent of U.S. television homes.
     Over the last three years, reported broadcasting revenues, expenses, operating income and operating cash flows were as follows:

In millions of dollars

                         1999   Change   1998   Change   1997   Change
                        ------  ------  ------  ------  ------  ------
Revenues                $  729    1%    $  721    3%    $  704     2%
Expenses                $  391    4%    $  377    1%    $  376    (4%)
                        ------  ------  ------  ------  ------  ------
Operating income        $  338   (2%)   $  344    5%    $  328    10%
                        ======  ======  ======  ======  ======  ======
Operating cash flow     $  400   (1%)   $  404    5%    $  385    10%
                        ======  ======  ======  ======  ======  ======

     Reported broadcast results are affected by the station exchange on June 1, 1999 of KVUE-TV in Austin for KXTV-TV in Sacramento. (Refer to page 23 for details of the transaction.) Total broadcast reported revenues rose $7 million or 1% for 1999. However, on a pro forma basis, giving effect to the Austin/Sacramento station exchange, total station revenues were slightly less than 1% lower for the full year. Pro forma local revenues rose 5% for the year, while national revenues were down 7%. The decline in national ad revenue in comparison with 1998 reflects in part revenue spikes in 1998 on CBS stations for the Winter Olympics and on NBC affiliates for the Super Bowl and the Seinfeld program, and from generally strong political/issue advertising.
     Reported operating expenses for broadcast were up 4%, reflecting the impact of the Austin/Sacramento station exchange. On a pro forma basis, operating costs were down slightly. Pro forma payroll was up 1%.
     For 2000, television revenues and earnings are expected to improve considerably, buoyed by incremental ad revenues from the Olympics and political campaigns.
     In November 1999, the company announced an agreement to acquire WJXX-TV, the ABC affiliate in Jacksonville, Fla. Closing is expected to occur as soon as regulatory approvals are obtained. The company also will continue to own WTLV-TV, the NBC affiliate in Jacksonville.
     A summary of pro forma revenues for television stations owned at the end of 1999 follows:

Pro forma broadcast revenues, in millions of dollars


                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Revenues               $  732    (1%)  $  736    6%    $  692    2%

     Total reported broadcasting revenues rose $18 million or 3% in 1998. On a pro forma basis, broadcasting revenues rose 6% for the year. Pro forma local and national advertising revenues increased 6% and 9%, respectively, over 1997, reflecting strong advertising demand for NBC programming (12 company stations were NBC affiliates) and overall growth in the economy. Advertising revenues benefited from the Super Bowl broadcast on the company's NBC stations and the Winter Olympics airing on its CBS stations. Strong political advertising contributed to the overall revenue growth as well.
     Reported operating expenses for broadcast were up 1% for 1998. On a pro forma basis, operating expenses increased 2%, with payroll costs up 4% and program costs up 1% over 1997.
     Operating income in 1998 from broadcasting reached a record high, climbing $15 million to $344 million. The 5% increase was the result of continued strong demand for television advertising in most markets throughout the year and cost controls.
     Reported broadcasting revenues rose $17 million or 2% in 1997. On a pro forma basis, broadcasting revenues rose 2% with local advertising revenues up 5% and national advertising revenues even with 1996.
     Reported operating expenses for broadcast in 1997 declined $14 million or 4%, mainly because of Olympics-related costs in 1996. On a pro forma basis, operating expenses declined 2%. Pro forma payroll increased 4%, while program expenses decreased 9%.

Broadcasting revenues
In millions, as reported

Year   Broadcast revenues
----   ------------------
1990         $397
1991         $357
1992         $371
1993         $397
1994         $407
1995         $466
1996         $687
1997         $704
1998         $721
1999         $729


Consolidated operating expenses

Over the last three years, the company's consolidated operating expenses were as follows:

Consolidated operating expenses, in millions of dollars

                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Cost of sales          $2,608    4%    $2,499    10%   $2,272    --
Selling, general
 and admin. expenses   $  809    9%    $  743     5%   $  706     6%
Depreciation           $  169    3%    $  164     7%   $  153     3%
Amortization of
  intangible assets    $  111   23%    $   90    11%   $   81     8%


     Cost of sales for 1999 were up $110 million or 4%, reflecting increased costs from businesses acquired in 1998 and 1999, particularly Newsquest. Newsprint expense decreased 6% despite a 7% increase in consumption (including acquisitions). Average newsprint prices dropped 12% as compared to 1998.
     Selling, general and administrative costs (SG&A) were up 9% for the year due primarily to the Newsquest acquisition and generally higher newspaper advertising expenses.
     Depreciation expense increased 3% during the year as a result of the Newsquest acquisition. Amortization of intangibles rose $21 million or 23% due to 1998 and 1999 acquisitions, principally Newsquest.
     Cost of sales for 1998 increased $227 million or 10%. Newsprint expense rose 18% for the year because of a 9% increase in consumption (including acquisitions) and 9% higher average newsprint prices. Other costs from businesses acquired in 1997 and 1998 also contributed to this increase.
     SG&A rose 5% for 1998, mainly because of incremental newspaper advertising expenses from properties acquired in 1997 and 1998.
     Depreciation expense in 1998 was up 7% from the prior year due to increased depreciation expense from capital additions and newly acquired properties. Amortization of intangibles rose $9 million or 11% because of costs associated with 1997 and 1998 acquisitions.
     Cost of sales for 1997 was unchanged from 1996. Although newsprint consumption for 1997 increased 8% (including consumption by businesses acquired in 1997), newsprint expense declined 15% for the year because of lower newsprint prices. Newsprint savings were offset principally by the incremental costs of properties acquired in 1997.
     SG&A rose $42 million or 6% for 1997, primarily because of the effect of properties acquired in that year.
     Depreciation expense rose $5 million or 3% in 1997, while amortization of intangibles increased $6 million or 8%. Both increases were attributable to newly acquired properties.

        Payroll and newsprint costs (along with certain other production material costs), the largest elements of the company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.

                                   1999    1998    1997
                                  ------  ------  ------
Payroll and employee benefits      45.7%   44.7%   44.1%
Newsprint and other production
   material                        19.5%   21.4%   20.1%


Non-operating income and expense

Interest expense for 1999 increased $15 million or 19%, reflecting significantly increased commercial paper borrowings in the second half of 1999 as a result of the Newsquest acquisition. Interest expense in 2000 is expected to decline significantly due to repayment of commercial paper borrowings from proceeds from the sale of the company's cable division on Jan. 31, 2000. The company's financing activities are discussed further in the financial position section of this report.
     Other non-operating income for 1999 includes the second quarter net non-operating gain of $55 million principally from the exchange of the television stations discussed above.
     Interest expense for 1998 decreased $19 million or 19%, reflecting the paydown of fixed-rate debt and commercial paper borrowings from operating cash flow and the proceeds from the sale of certain businesses.
     Other non-operating income for 1998 includes the first quarter net non-operating gain of $307 million principally from the sale of radio and alarm security businesses.
     Interest expense for 1997 decreased $37 million or 28%, reflecting the paydown of commercial paper borrowings from operating cash flow and the proceeds from the sale of the outdoor and entertainment businesses in 1996.

Provision for income taxes

The company's effective income tax rate for continuing operations was 39.8% in 1999, 40.0% in 1998 and 41.0% in 1997. The decrease in the effective tax rate in 1999 and 1998 reflects lower state taxes and the diminished impact of the amortization of non-deductible intangible assets.

Income from continuing operations

In 1999, the company reported income from continuing operations of $919 million or $3.26 per diluted share. However, this reflects the net non-operating gain principally from the television station exchange transaction discussed on page
23. This net gain totaled $55 million pre-tax ($33 million after tax or $.11 per diluted share).
     For 1998, the company reported income from continuing operations of $966 million or $3.38 per diluted share. This amount reflects the net non-operating gain principally from the sale of radio and alarm security businesses in the first quarter of the year. This net gain totaled $307 million pre-tax ($184 million after tax or $.64 per diluted share).
     For purposes of evaluating the company's earnings progress from ongoing operations, the earnings summary below excludes the effect of these non-operating gains in 1999 and 1998.

In millions of dollars, except per share amounts
Earnings summary excluding 1999 and 1998 net non-operating gains


                        1999   Change   1998   Change   1997   Change
                       ------  ------  ------  ------  ------  ------
Operating income       $1,563    13%   $1,386    10%   $1,262    24%

Non-operating
 expense
Interest expense          (95)   19%      (80)  (19%)     (98)  (28%)
Other                       4    --        (1)  (87%)      (9)  241%
                       ------  ------  ------  ------  ------  ------
Total                     (91)   12%      (81)  (25%)    (107)  (22%)
                       ------  ------  ------  ------  ------  ------
Income before
 income taxes           1,472    13%    1,305    13%    1,155    31%

Provision for
 income taxes             586    12%      523    10%      474    25%
                       ------  ------  ------  ------  ------  ------
Income from
continuing
operations             $  886    13%   $  782    15%   $  681    35%
                       ======  ======  ======  ======  ======  ======

Earnings per share
from continuing
operations - diluted   $ 3.15    15%   $ 2.74    15%   $ 2.39    34%
                       ------  ------  ------  ------  ------  ------

     Excluding non-recurring items, the company's reported earnings from continuing operations in 1999 were $886 million, a 13% increase with diluted earnings per share at $3.15, up 15%; operating income reached $1.563 billion, an increase of $177 million or 13%.
     The strong, record showing in operating income and after-tax results for 1999 came from newspapers. Broadcast earnings were down 2%. Interest expense was 19% higher.

     Excluding non-recurring items, 1998 income from continuing operations was $782 million or $2.74 per diluted share, both up 15%. Operating income reached $1.386 billion, an increase of $124 million or 10%. Both the newspaper and broadcasting segments reported higher earnings for the year, with record results at USA TODAY and strong improvement at The Detroit News. Lower interest costs and a lower effective tax rate also contributed.
     For 1997, the company reported earnings from continuing operations of $681 million or $2.39 per diluted share, both record highs, up 35% and 34%, respectively, from record results in 1996. The company's operating income reached $1.262 billion in 1997, an increase of $243 million or 24%. Both of the company's business segments reported higher earnings for the year, with record operating results at USA TODAY, a favorable year-to-year comparison at The Detroit News, lower interest costs and a lower effective tax rate.

Income from continuing operations in millions

             Income from
Year    Continuing Operations
----    ---------------------
1990           $355
1991           $292
1992           $341*
1993           $389
1994           $455
1995           $459
1996           $503**
1997           $681
1998           $782**
1999           $886**

*  Before effect of accounting principle changes
** Before net non-recurring gains from sale/exchange of businesses


Discontinued operations

As part of the Multimedia purchase in 1995, the company acquired cable television and alarm security operations. In 1998, the company sold its alarm security business, which had been reported within the cable segment. In July 1999, the company announced it had agreed to sell its cable business to Cox Communications, Inc., and on Jan. 31, 2000, the sale of cable was completed. Sale proceeds were approximately $2.7 billion and the company will recognize an after-tax gain in its 2000 financial statements of approximately $740 million or $2.64 per diluted share.
     In connection with the cable sale, the company has reclassified cable segment operating results for 1999 and for all prior periods owned as discontinued operations in its statements of income and related discussions. The gain upon sale in 2000 will likewise be reported as an element of discontinued operations. At the end of 1999, the cable television business served 523,000 subscribers in three states. Reported operating results for the cable and security segment over the last three years were as follows:

In millions of dollars
                        1999   Change   1998   Change   1997
                       ------  ------  ------  ------  ------
Revenues               $  258    7%    $  241   (6%)   $  255
Expenses               $  192    4%    $  183   (9%)   $  201
                       ------  ------  ------  ------  ------
Operating income       $   66   14%    $   58    7%    $   54
                       ======  ======  ======  ======  ======
Operating cash flow    $  118    4%    $  114   (6%)   $  121
After tax earnings     $   39   18%    $   33    6%    $   31


Net Income

The company reported net income of $958 million or $3.40 per diluted share in 1999 which includes after-tax earnings from discontinued operations of $39 million or $0.14 per share, and a net non-operating after-tax gain of $33 million or $0.11 per share from the company's exchange of television stations previously discussed.
     Average diluted shares outstanding for 1999 totaled 281,608,000, compared to 285,711,000 in 1998. Basic shares totaled 279,048,000 for 1999 and
283,097,000 for 1998.
     The company's return on shareholders' equity, based on earnings from continuing operations, is presented in the table below.


Return on shareholders' equity (before non-recurring gains and accounting principle changes) in percentages

        Return on shareholders'
Year            equity
----    -----------------------
1990             17.5
1991             16.2
1992             21.9
1993             22.3
1994             24.4
1995             23.0
1996             19.8
1997             21.3
1998             21.0
1999             20.6

     The percentage return on equity for 1999 and 1998 declined from the prior years because non-recurring gains from the sale/ exchange of businesses are included in shareholders' equity, but are excluded from the amount of earnings from continuing operations used in the calculation.

Financial Position

Liquidity and capital resources

The principal changes in the company's financial position for 1999 relate to the Newsquest acquisition, with an aggregate cost of approximately $1.5 billion which was funded principally by commercial paper borrowings.
     Changes in property, plant and equipment in 1999 reflect capital spending of $258 million plus amounts recorded in connection with newly acquired properties, principally Newsquest. The increase in intangible assets is primarily due to amounts recorded in connection with the Newsquest acquisition, and the increases in working capital balances are likewise due to Newsquest. The increase in investments and other assets in 1999 is primarily the result of the company's contribution of The San Bernardino County Sun to a partnership that includes a number of daily California newspapers in exchange for a partnership interest.
     The company purchased $163 million in treasury shares in the second half of 1999. The company's foreign currency translation adjustment, related to Newsquest and reported as part of shareholders' equity, totaled $14.3 million, net of tax, at Dec. 26, 1999. This reflects the strengthening of the pound against the U.S. dollar since the Newsquest acquisition date. Newsquest's assets and liabilities were translated from British pounds to U.S. dollars at the Dec. 26, 1999 exchange rate of $1.62.
     The company's consolidated operating cash flow (defined as operating income plus depreciation and amortization of intangible assets) totaled $1.843 billion in 1999 compared to $1.639 billion in 1998 and $1.496 billion in 1997. The cash flow increase of $204 million or 12% in 1999 reflects significant operating income growth for the company's newspaper segment. The table below presents operating cash flow as a percent of revenue over the last 10 years.

         Operating cash flow,
Year     as a percent of revenue
----     ---------------------
1990             25.8
1991             23.1
1992             24.4
1993             26.1
1994             27.5
1995             27.0
1996             29.7
1997             33.4
1998             33.6
1999             35.0


     Working capital, or the excess of current assets over current liabilities, totaled $191 million at the end of 1999 and $178 million at the end of 1998. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

Working capital measurements
                                       1999      1998      1997
                                     --------  --------  --------
Current ratio                        1.2-to-1  1.2-to-1  1.2-to-1
Accounts receivable turnover            7.4       7.9       7.8
Newsprint inventory turnover            7.3       7.5       7.3

     The company's operations have historically generated strong positive cash flow, which, along with the company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the company's requirements, including those for acquisitions.
     The company regularly issues commercial paper for cash requirements and maintains a revolving credit agreement equal to or in excess of any commercial paper outstanding. The company's commercial paper has been rated A-1+ and P-1 by Standard & Poor's and Moody's Investors Service, respectively. The company's senior unsecured long-term debt is rated AA- by Standard & Poor's and A1 by Moody's Investors Service. The company has a shelf registration statement with the Securities and Exchange Commission under which up to $1.5 billion of additional debt securities may be issued. The company's Board of Directors has established a maximum aggregate level of $3.5 billion for amounts which may be raised through borrowings or the issuance of equity securities.
     The company repaid its commercial paper obligations from the pre-tax proceeds from the sale of the company's cable division on Jan. 31, 2000. Commercial paper borrowings are expected to be made later in 2000 for income tax requirements on the cable sale and also may be necessary for acquisitions or additional share repurchases.
     Note 4 to the company's financial statements on page 42 of this report provides further information concerning commercial paper transactions and the company's $3.0 billion revolving credit agreement.
     The company has a capital expenditure program (not including business acquisitions) of approximately $325 million planned for 2000, including approximately $144 million for land and buildings or renovation of existing facilities, including costs associated with the new USA TODAY and corporate headquarters facility, $162 million for machinery and equipment, and $19 million for vehicles and other assets. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 2000 capital program will be funded from operating cash flow.

Capital stock

In 1998, the company announced authorizations to repurchase up to $750 million of its company stock. During 1998, the company repurchased a total of approximately 6 million shares of common stock at a cost of $329 million and in 1999, the company purchased approximately 2.4 million shares of its common stock at a cost of $163 million. In early 2000, the Board authorized the
repurchase of an additional $500 million of company stock.   Certain of the
shares previously acquired by the company have been reissued in settlement of employee stock awards.
     In 1997, the company's Board of Directors approved a two-for-one stock split effective on Oct. 6, 1997. In this report, all share and per-common-share amounts have been adjusted to reflect this stock split. In connection with the split, $162.2 million was transferred from retained earnings to common stock to reflect the par value of additional shares issued.
     An employee 401(k) Savings Plan was established in 1990 which includes a company matching contribution in the form of Gannett stock. To fund the company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company.
     The company's common stock outstanding at Dec. 26, 1999, totaled 277,926,431 shares, compared with 279,001,295 shares at Dec. 27, 1998.

Dividends

Dividends declared on common stock amounted to $229 million in 1999, compared with $221 million in 1998, reflecting an increase in the dividend rate.

              Dividends declared
Year               per share
----          ------------------
1990                $.61
1991                $.62
1992                $.63
1993                $.65
1994                $.67
1995                $.69
1996                $.71
1997                $.74
1998                $.78
1999                $.82


     In October 1999, the quarterly dividend was increased from $.20 to $.21 per share.

Cash dividends                     Payment date    Per share
                                   ------------    ---------
1999           4th Quarter         Jan. 3, 2000       $.21
               3rd Quarter         Oct. 1, 1999       $.21
               2nd Quarter         July 1, 1999       $.20
               1st Quarter         April 1, 1999      $.20

1998           4th Quarter         Jan. 2, 1999       $.20
               3rd Quarter         Oct. 1, 1998       $.20
               2nd Quarter         July 1, 1998       $.19
               1st Quarter         April 1, 1998      $.19


Effects of inflation and changing prices and other matters

The company's results of operations and financial condition have not been significantly affected by inflation and changing prices. In all of its principal businesses, subject to normal competitive conditions, the company generally has been able to pass along rising costs through increased selling prices. Further, the effects of inflation and changing prices on the company's property, plant and equipment and related depreciation expense have been reduced as a result of an ongoing capital expenditure program and the availability of replacement assets with improved technology and efficiency.
     The company is exposed to foreign exchange rate risk primarily due to its acquisition of Newsquest, which uses the British pound as its functional currency which is then translated into U.S. dollars.
     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This standard is effective for fiscal periods beginning after June 15, 2000. The adoption of this standard is not expected to have a material effect on the company's results of operations or financial position.

Year 2000

The company's efforts to address potential Year 2000 problems began in 1995 and resulted in the development of a plan to ensure all of the company's key computer and telecommunications systems were Year 2000 compliant. The company's plan was successful; no significant Year 2000 problems were encountered. Costs associated with efforts to achieve Year 2000 compliance were not material to the company's financial position or to operating results for any of the years involved.

Certain factors affecting forward-looking statements

Certain statements in the company's 1999 Annual Report to Shareholders and its Annual Report on Form 10-K contain forward-looking information. The words "expect," "intend," "believe," "anticipate," "likely," "will" and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results and events to differ materially from those anticipated in the forward-looking statements.
     Potential risks and uncertainties which could adversely affect the company's ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of the company's principal newspaper or television markets leading to decreased circulation or local, national or classified advertising;
(c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint or syndication programming costs over the levels anticipated; (e) labor disputes which may cause revenue declines or increased labor costs; (f) acquisitions of new businesses or dispositions of existing businesses; (g) a decline in viewership of major networks and local news programming; (h) rapid technological changes and frequent new product introductions prevalent in electronic publishing; and (i) a weakening in the British pound to U.S. dollar exchange rate.

CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                 Dec. 26, 1999    Dec. 27, 1998
                                                 -------------    -------------

ASSETS
Current assets
Cash                                             $     46,148     $     60,103
Marketable securities, at cost,
  which approximates market                                12            6,084
Trade receivables (less allowance for
  doubtful receivables of $30,694 and
  $19,143, respectively)                              800,682          664,540
Other receivables                                      80,753           52,619
Inventories                                            95,014           87,176
Prepaid expenses                                       52,613           35,863
                                                 -------------    -------------
Total current assets                                1,075,222          906,385
                                                 -------------    -------------
Property, plant and equipment
Land                                                  182,138          180,786
Buildings and improvements                            886,655          839,210
Cable systems (Note 2)                                424,907          413,059
Machinery, equipment and fixtures                   2,259,362        2,123,468
Construction in progress                              130,850          110,220
                                                 -------------    -------------
Total                                               3,883,912        3,666,743
Less accumulated depreciation                      (1,660,060)      (1,602,960)
                                                 -------------    -------------
Net property, plant and equipment                   2,223,852        2,063,783
                                                 -------------    -------------
Intangible and other assets
Excess of acquisition cost over the
  value of assets acquired (less accumulated
  amortization of $867,606 and $749,680,
  respectively)                                     5,398,227        3,794,601
Investments and other assets (Note 5)                 309,145          214,711
                                                 -------------    -------------
Total intangible and other assets                   5,707,372        4,009,312
                                                 -------------    -------------
Total assets                                     $  9,006,446     $  6,979,480
                                                 =============    =============

CONSOLIDATED BALANCE SHEETS
In thousands of dollars

                                                 Dec. 26, 1999        Dec. 27, 1998
                                                 -------------        -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt (Note 4)                         $       7,812
Accounts Payable
  Trade                                          $     312,277              282,798
  Other                                                 36,312               29,485
Accrued liabilities
  Compensation                                         120,581              108,301
  Interest                                               5,230                5,213
  Other                                                145,684              114,708
Dividend payable                                        58,297               55,790
Income taxes (Note 7)                                   77,553                6,395
Deferred income                                        127,844              117,465
                                                 -------------        -------------
Total current liabilities                              883,778              727,967
                                                 -------------        -------------
Deferred income taxes (Note 7)                         479,547              442,359
Long-term debt (Note 4)                              2,463,250            1,306,859
Postretirement medical and life
  insurance liabilities (Note 6)                       304,400              308,145
Other long-term liabilities                            245,825              214,326
                                                 -------------        -------------
Total liabilities                                    4,376,800            2,999,656
                                                 -------------        -------------
Shareholders' equity (Notes 4 and 8)
Preferred stock, par value $1: Authorized,
  2,000,000 shares: Issued, none
Common stock, par value $1:  Authorized,
  400,000,000 shares: Issued, 324,420,732
  shares, as to both years                             324,421              324,421
Additional paid-in capital                             153,267              126,045
Retained earnings                                    5,504,810            4,775,313
Accumulated other comprehensive income                  25,377
                                                 -------------        -------------
                                                     6,007,875            5,225,779
Less Treasury stock, 46,494,301 shares and
  45,419,437 shares, respectively, at cost          (1,359,263)          (1,223,077)
Deferred compensation related to ESOP (Note 8)         (18,966)             (22,878)
                                                 -------------        -------------
Total shareholders' equity                           4,629,646            3,979,824
                                                 -------------        -------------
Commitments and contingent liabilities
  (Note 9)
                                                 -------------        -------------
Total liabilities and shareholders' equity       $   9,006,446        $   6,979,480
                                                 =============        =============

CONSOLIDATED STATEMENTS OF INCOME
In thousands of dollars

Fiscal year ended                                      Dec. 26, 1999    Dec. 27, 1998    Dec. 28, 1997
                                                       -------------    -------------    -------------
Net operating revenues
Newspaper advertising                                  $   3,292,894    $   2,942,995    $   2,634,334
Newspaper circulation                                      1,022,520        1,010,238          948,141
Broadcasting                                                 728,642          721,298          703,558
All other                                                    216,134          206,160          188,195
                                                       -------------    -------------    -------------
Total                                                      5,260,190        4,880,691        4,474,228
                                                       -------------    -------------    -------------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                               2,608,469        2,498,876        2,272,080
Selling, general and administrative expenses,
    exclusive of depreciation                                808,529          742,538          706,201
Depreciation                                                 169,460          163,776          152,964
Amortization of intangible assets                            110,631           89,687           80,741
                                                       -------------    -------------    -------------
Total                                                      3,697,089        3,494,877        3,211,986
                                                       -------------    -------------    -------------
Operating income                                           1,563,101        1,385,814        1,262,242
                                                       -------------    -------------    -------------
Non-operating income (expense)
Interest expense                                             (94,619)         (79,412)         (98,242)
Interest income                                                5,739           19,318            6,517
Other (Note 2)                                                52,966          286,005          (15,564)
                                                       -------------    -------------    -------------
Total                                                        (35,914)         225,911         (107,289)
                                                       -------------    -------------    -------------
Income before income taxes                                 1,527,187        1,611,725        1,154,953
Provision for income taxes                                   607,800          645,300          473,600
                                                       -------------    -------------    -------------
Income from continuing operations                            919,387          966,425          681,353
Income from the operation of discontinued operations,
   net of income taxes of $27,700, $24,200 and
   $22,700 respectively                                       38,541           33,488           31,326
                                                       -------------    -------------    -------------
Net income                                             $     957,928    $     999,913    $     712,679
                                                       =============    =============    =============
Earnings per share - basic
Earnings from continuing operations                            $3.29            $3.41            $2.41
Earnings from discontinued operations, net of tax                .14              .12              .11
                                                       -------------    -------------    -------------
Net income per share - basic                                   $3.43            $3.53            $2.52
                                                       =============    =============    =============
Earnings per share - diluted
Earnings from continuing operations                            $3.26            $3.38            $2.39
Earnings from discontinued operations, net of tax                .14              .12              .11
                                                       -------------    -------------    -------------
Net income per share - diluted                                 $3.40            $3.50            $2.50
                                                       =============    =============    =============

CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands of dollars
Fiscal year ended                                       Dec. 26, 1999      Dec. 27, 1998     Dec. 28, 1997
                                                        --------------     --------------    --------------
Cash flows from operating activities
Net income                                              $     957,928      $     999,913     $     712,679
Adjustments to reconcile net income to operating
  cash flows
Discontinued operations, net of tax                           (38,541)           (33,488)          (31,326)
Depreciation                                                  169,460            163,776           152,964
Amortization of intangibles                                   110,631             89,687            80,741
Deferred income taxes                                          21,983             40,105           (14,244)
Other, net, including gains on sales                          (49,269)          (360,944)          (20,166)
Increase in receivables                                       (70,014)           (29,732)          (41,684)
(Increase) decrease in inventories                             (7,624)            11,054            (6,336)
Decrease (increase) in film broadcast rights                    3,359                 62              (644)
Decrease in accounts payable                                  (34,805)           (14,777)          (40,487)
Increase (decrease) in interest and taxes payable              11,555              7,951           (26,336)
Change in other assets and liabilities, net                    72,223             96,928           115,896
                                                        --------------     --------------    --------------
Net cash flow from operating activities                     1,146,886            970,535           881,057
                                                        --------------     --------------    --------------
Cash flows from investing activities
Purchase of property, plant and equipment                    (258,443)          (244,425)         (221,251)
Payments for acquisitions, net of cash acquired            (1,496,649)          (369,804)         (355,343)
Change in other investments                                   (18,561)           (16,244)           (8,099)
Proceeds from sale of certain assets                           38,450            665,001            40,859
Collection of long-term receivables                             8,178              2,409             5,388
                                                        --------------     --------------    --------------
Net cash (used for) provided by investing activities       (1,727,025)            36,937          (538,446)
                                                        --------------     --------------    --------------
Cash flows from financing activities
Proceeds from (payments of) long-term debt                    915,865           (470,207)         (144,903)
Dividends paid                                               (226,274)          (218,853)         (206,557)
Cost of common shares repurchased                            (163,228)          (328,956)
Proceeds from issuance of common stock                         33,681             23,953            30,425
                                                        --------------     --------------    --------------
Net cash provided by (used for) financing activities          560,044           (994,063)         (321,035)
                                                        --------------     --------------    --------------
Effect of currency exchange rate change                            68
(Decrease) increase in cash and cash equivalents              (20,027)            13,409            21,576
Balance of cash and cash equivalents at
  beginning of year                                            66,187             52,778            31,202
                                                        --------------     --------------    --------------
Balance of cash and cash equivalents at end of year     $      46,160      $      66,187     $      52,778
                                                        ==============     ==============    ==============

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
In thousands of dollars
Fiscal years ended
December 28, 1997
December 27, 1998
and December 26, 1999
                                                                       Accumulated               Deferred
                               Common stock  Additional                   other                compensation
                                  $1 par      paid-in      Retained   comprehensive  Treasury     related
                                  value       capital      earnings      income       stock       to ESOP       Total
                               ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 29, 1996         $   162,210  $    86,126  $  3,654,681              $  (942,609) $   (29,590) $ 2,930,818
                               ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1997                                              712,679                                            712,679
Dividends declared, 1997:
 $0.74 per share                                             (209,867)                                          (209,867)
Stock options exercised                           4,152                                 25,781                    29,933
Stock issued under
 incentive plan                                     114                                    120                       234
Tax benefit derived from
 stock incentive plans                           13,974                                                           13,974
Compensation expense
 related to ESOP                                                                                      1,535        1,535
Tax benefit from ESOP                                             430                                                430
Par value of shares issued in
 2-for-1 stock split
 effective Oct. 6, 1997            162,211                   (162,211)
                               ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 28, 1997         $   324,421  $   104,366  $  3,995,712              $  (916,708) $   (28,055) $ 3,479,736
                               ------------ ------------ ------------- ----------- ------------ ------------ ------------
Net income, 1998                                              999,913                                            999,913
Dividends declared, 1998:
 $.78 per share                                              (220,718)                                          (220,718)
Treasury stock acquired                                                               (328,956)                 (328,956)
Stock options exercised                           4,870                                 19,285                    24,155
Stock issued under
 incentive plan                                  (1,255)                                 3,302                     2,047
Tax benefit derived from
 stock incentive plans                           18,064                                                           18,064
Compensation expense
 related to ESOP                                                                                      5,177        5,177
Tax benefit from ESOP                                             406                                                406
                               ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 27, 1998         $   324,421  $   126,045  $  4,775,313              $(1,223,077) $   (22,878) $ 3,979,824
                               ------------ ------------ ------------- ----------- ------------ ------------ ------------

Net Income, 1999                                              957,928                                            957,928
Foreign currency translation
   adjustment, net of taxes                                            $   14,280                                 14,280
   of $9,130
Unrealized gain on securities,
   net of taxes of $7,095                                                  11,097                                 11,097
Total comprehensive income                                                                                       983,305
Dividends declared,
   1999: $.82 per share                                      (228,781)                                          (228,781)
Treasury stock acquired                                                               (163,228)                 (163,228)
Stock options exercised                          7,916                                  23,490                    31,406
Stock issued under incentive
   plan                                         (2,154)                                  3,552                     1,398
Tax benefit derived from stock
   incentive plans                              21,460                                                            21,460
Compensation expense related to
    ESOP                                                                                              3,912        3,912
Tax benefit from ESOP                                             350                                                350
                               ------------ ------------ ------------- ----------- ------------ ------------ ------------
Balance: Dec. 26, 1999         $   324,421  $   153,267  $  5,504,810  $   25,377  $(1,359,263) $   (18,966) $ 4,629,646
                               ============ ============ ============= =========== ============ ============ ============

Notes to Consolidated Financial Statements

Note 1

Summary of significant accounting policies

Fiscal year: The company's fiscal year ends on the last Sunday of the calendar year. The company's 1999 fiscal year ended on Dec. 26, 1999, and encompassed a 52-week period. The company's 1998 and 1997 fiscal years also encompassed 52-week periods.
     Consolidation: The consolidated financial statements include the accounts of the company and its subsidiaries after elimination of all significant intercompany transactions and profits. Certain prior-year information has been reclassified to conform with the current year presentation.
     Operating agencies: Four of the company's newspaper subsidiaries were participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The company includes its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.
     Inventories: Inventories, consisting principally of newsprint, printing ink, plate material and production film for the company's newspaper publishing operations, are valued at the lower of cost (first-in, first-out) or market.
      Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; machinery, equipment and fixtures and cable systems, four to 30 years. Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.
     Excess of acquisition cost over fair value of assets acquired: The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time the subsidiaries were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the excess acquisition cost of subsidiaries arising from acquisitions accounted for as purchases since Oct. 31, 1970, ($6.14 billion at Dec. 26, 1999) is being amortized generally over 40 years on a straight-line basis.
     Valuation of Long-Lived Assets: The company evaluates the carrying value of long-lived assets to be held and used, including the excess of acquisition cost over fair value of assets acquired, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset, including the excess of acquisition cost over fair value of assets acquired, is considered impaired when the projected undiscounted future cash flows from the related business unit are less than its carrying value. The company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.
     Other assets: The company's television stations are parties to program broadcast contracts. These contracts are recorded at the gross amount of the related liability when the programs are available for telecasting. Program assets are classified as current (as a prepaid expense) or noncurrent (as an other asset) in the Consolidated Balance Sheets, based upon the expected use of the programs in succeeding years. The amount charged to expense appropriately matches the cost of the programs with the revenues associated with them. The liability for these contracts is classified as current or noncurrent in accordance with the payment terms of the contracts. The payment period generally coincides with the period of telecast for the programs, but may be shorter.
     Retirement plans: Pension costs under the company's retirement plans are actuarially computed. The company's policy is to fund costs accrued under its qualified pension plans.
      Postretirement benefits other than pensions: The company recognizes the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits.
     Income taxes: The company accounts for certain income and expense items differently for financial reporting purposes than for income tax reporting purposes. Deferred income taxes are provided in recognition of these temporary differences.
     Per share amounts: The company reports earnings per share on two bases, basic and diluted. All basic income per share amounts are based on the weighted average number of common shares outstanding during the year. The calculation of diluted earnings per share also considers the assumed dilution from the exercise of stock options and from stock incentive rights.
     Foreign currency translation: The income statement of Newsquest has been translated to U.S. dollars using the average currency exchange rates in effect during the relevant period. Newsquest's balance sheet has been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of Newsquest's balance sheet is included in comprehensive income, net of tax, and is classified as accumulated other comprehensive income in shareholders' equity.
     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.
     Discontinued operations: In connection with the sale of the cable business, the cable operating results have been reclassified in the statements of income and related discussions as discontinued operations. The cable business (along with the alarm security business sold in 1998) was previously reported as a separate segment by the company. Assets and liabilities from the cable business have not been separately presented in the balance sheet.
     New accounting pronouncements: In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This standard is effective for fiscal periods beginning after June 15, 2000. The adoption of this standard is not expected to have a material effect on the company's results of operations or financial position.

Note 2

Acquisitions, exchanges and dispositions

1999: On June 24, 1999, Gannett made a cash offer to acquire the stock of Newsquest plc ("Newsquest"). Newsquest's principal activities are publishing and printing regional and local newspapers in England with a portfolio of 180 titles that include paid-for daily and weekly newspapers, and free weekly newspapers.
     The offer was for 460 pence (U.S. $7.26) in cash or loan notes for each of
200.4 million fully diluted shares, for a total price of approximately 922 million pounds sterling (U.S. $1.5 billion). Gannett also financed the repayment of Newsquest's existing debt. Share purchases commenced in the third quarter of 1999 and were financed principally by commercial paper borrowings and operating cash flow. On July 26, 1999, Gannett declared the offer unconditional in all respects and shortly thereafter, Gannett effectively owned 100% of Newsquest shares. The acquisition was recorded under the purchase method of accounting and Newsquest's results of operations are included in the company's financial statements from July 26, 1999 forward.
     On June 1, 1999, the company completed a broadcast station transaction under which it exchanged its ABC affiliate KVUE-TV in Austin, Texas, and received KXTV-TV, the ABC affiliate in Sacramento, Calif., plus cash consideration. For financial reporting purposes, the company recorded the exchange as two simultaneous but separate events; that is, a sale of its Austin TV station for which a non-operating gain was recognized, and the acquisition of the Sacramento station accounted for under the purchase method. In its second quarter, the company reported a net non-operating gain of $55 million ($33 million after tax) principally as a result of this transaction.
     In March 1999, the company contributed The San Bernardino County Sun to a partnership that includes 21 daily California newspapers in exchange for a partnership interest.
     The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 1999 including Newsquest, the Sacramento television station and certain smaller non-daily newspaper publishing operations, totaled approximately $1.8 billion.
     Subsequent event - January 31, 2000: On Jan. 31, 2000, the previously announced sale of the assets of the company's subsidiary, Multimedia Cablevision, Inc., to Cox Communications, Inc. of Atlanta, Ga., was completed.
     The sale price for the cable business was approximately $2.7 billion in cash, which resulted in an after-tax gain of approximately $740 million or $2.64 per diluted share. The gain will be reported in Gannett's first quarter of 2000. The proceeds from the sale were used to pay down commercial paper obligations.
     Although the cable sale was finalized in the year 2000, for financial reporting purposes, the cable operating results for 1999 and all prior years for which it was owned by the company have been reclassified in the statements of income and related discussions as discontinued operations. Likewise for the year 2000, cable operating results for the period up to the sale date, along with the gain on the sale, will be reported as discontinued operations. The cable business (along with the alarm security business sold in 1998) was previously reported as a separate segment by the company (refer to page 31 for additional information).
     1998: In the first quarter of 1998, the company sold its five remaining radio stations, its alarm security business and its newspaper in St. Thomas, Virgin Islands. It also contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation. The company recorded a net non-operating gain of $307 million ($184 million after tax), principally as a result of these transactions.
     The company purchased television stations WCSH-TV (NBC) in Portland, Maine, and WLBZ-TV (NBC) in Bangor, Maine, early in the first quarter and WLTX-TV (CBS) in Columbia, S.C., in April 1998.
     In the third quarter of 1998, the company sold five small-market daily newspapers in Ohio, Illinois and West Virginia and completed the acquisition of several newspapers in New Jersey, including The Daily Record in Morristown and the Ocean County Observer in Toms River. Also in the third quarter of 1998, the company completed a transaction with TCI Communications, Inc., under which it exchanged its subscribers and certain cable system assets in the suburban Chicago area (93,000 subscribers) for subscribers and certain cable system assets of TCI in Kansas (128,000 subscribers).
     The aggregate purchase price for businesses and assets acquired in 1998 was approximately $370 million in cash. The acquisitions, which were accounted for under the purchase method of accounting, did not materially affect reported results of operations for the year.
     1997: In January 1997, the company exchanged WLWT-TV (NBC) in Cincinnati and KOCO-TV (ABC) in Oklahoma City for WZZM-TV (ABC) in Grand Rapids and WGRZ-TV (NBC) in Buffalo. This exchange was necessary to comply with FCC cross-ownership rules and did not materially affect broadcast operating results.
     In May 1997, the company acquired KNAZ-TV (NBC) in Flagstaff, Ariz., and KMOH-TV (WB, now NBC) in Kingman, Ariz. Also in May 1997, the company acquired Printed Media Companies. In July 1997, Mary Morgan, Inc., was purchased, and in August 1997, the company acquired Army Times Publishing Company.
     In October 1997, the company acquired New Jersey Press, Inc., which publishes two dailies, the Asbury Park Press and the Home News Tribune of East Brunswick.

     The aggregate purchase price for businesses acquired in 1997 was approximately $445 million in cash and liabilities assumed. The acquisitions were accounted for under the purchase method of accounting, and they did not materially affect reported results of operations for the year.
     In January 1997, the company contributed the Niagara Gazette newspaper to the Gannett Foundation. In April 1997, the company sold its newspaper in Moultrie, Ga., and in November 1997, the company sold its newspapers in Tarentum and North Hills, Pa. These dispositions did not materially affect results of operations.
     An unaudited earnings summary of the company's income from continuing operations, excluding the net non-operating gains in 1999 and 1998 discussed above, is as follows:

In millions of dollars, except per share amounts (unaudited)

                   1999    Change       1998     Change        1997    Change
                  ------  --------     -----     -------      -----    -------
Income from
  continuing
  operations      $  886     13%       $ 782       15%       $  681       35%

Earnings per
  share from
  continuing
  operations
  -Basic          $ 3.18     15%      $ 2.76       15%       $ 2.41       35%
  -Diluted        $ 3.15     15%      $ 2.74       15%       $ 2.39       34%


     The following table summarizes, on an unaudited, pro forma basis, the estimated combined results of operations of the company and its subsidiaries as though the acquisitions, exchanges and dispositions noted above (including the pro forma effects of the cable division sale completed January 2000) were made at the beginning of 1998. On this basis, these transactions would have resulted in a pro forma increase in income per share (diluted) from continuing operations (excluding the 1999 and the 1998 net non-operating gains previously discussed) of $.21. However, this pro forma combined statement does not necessarily reflect the results of operations as they would have been if the combined companies had constituted a single entity during those years.

In millions, except per share amounts (pro forma and unaudited)

Fiscal Year                    1999      1998
                              ------    ------
Operating Revenues*           $5,544    $5,358
Income before taxes*          $1,571    $1,393
Income*                       $  946    $  836
Income per share* - Basic     $ 3.39    $ 2.95
Income per share* - Diluted   $ 3.36    $ 2.93

* from continuing operations


Note 3

Statement of cash flows

For purposes of this statement, the company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.
     Cash paid in 1999, 1998 and 1997 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars

                               1999       1998     1997
                             --------  --------  --------
Income taxes                 $596,873  $626,409  $506,209
Interest                     $100,547  $ 84,808  $102,228


     Liabilities assumed in connection with 1999 acquisitions totaled approximately $365 million, with $181 million related to Newsquest's outstanding debt obligations.
     Liabilities assumed in connection with 1998 and 1997 acquisitions totaled approximately $17 million and $56 million, respectively.
     In each January following the years ended 1999, 1998 and 1997, the company issued 137,168, 161,646 and 149,148 shares of common stock, respectively, in settlement of stock incentive rights whose four-year grant periods ended in December of those years. As a result of issuing those shares, the compensation liabilities for those rights, which equaled $6.3 million, $5.5 million and $6.0 million, respectively, were transferred to shareholders' equity.

Note 4

Long-term debt

The long-term debt of the company is summarized below.

In thousands of dollars

                                       Dec. 26, 1999    Dec. 27, 1998
                                       -------------    -------------
Unsecured promissory notes              $ 2,113,763      $ 1,003,328
Notes due 5/1/00, interest at 5.85%         249,982          249,884
Other indebtedness                           99,505           61,459
                                       -------------    -------------
                                          2,463,250        1,314,671
Less amount included in
 current liabilities                              0           (7,812)
                                       -------------    -------------
Total long-term debt                    $ 2,463,250      $ 1,306,859
                                       =============    =============

     The unsecured promissory notes at Dec. 26, 1999 were due from Dec. 27, 1999 to Jan. 31, 2000 with rates varying from 5.50% to 6.03%.
     The unsecured promissory notes at Dec. 27, 1998, were due from Dec. 28, 1998, to Jan. 19, 1999, with rates varying from 4.82% to 5.21%.
     The maximum amount of such promissory notes outstanding at the end of any period during 1999 and 1998 was $2.2 billion and $1.2 billion, respectively. The daily average outstanding balance was $1.3 billion during 1999 and $1 billion during 1998. The weighted average interest rate was 5.2% for 1999 and 5.5% for 1998.
     Other indebtedness includes the loan notes issued by the company to the former shareholders of Newsquest plc in connection with its acquisition as more fully discussed in Note 2. The notes bear interest at .5% below the London Interbank Offered Rate subject to a cap of 6.5%. Interest is payable semiannually. The notes are due on Dec. 31, 2006, but may be redeemed by the company on June 30, 2000, and on each interest payment date thereafter. The remaining other indebtedness at Dec. 26, 1999, has maturities ranging from 2000 to 2013 at interest rates ranging from 3.7% to 10%.
     At Dec. 26, 1999, the company had $3.0 billion of credit available under a revolving credit agreement. The agreement provides for a revolving credit period which permits borrowing from time to time up to the maximum commitment. The revolving credit period extends to July 1, 2003.
     The commitment fee rate may range from .07% to .175%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rate in effect at Dec. 26, 1999, was .07%. At the option of the company, the interest rate on borrowings under the agreement may be at the prime rate, at rates ranging from .13% to .35% above the London Interbank Offered Rate or at rates ranging from .255% to .50% above a certificate of deposit-based rate. The prime rate was 8.5% at the end of 1999 and 7.75% at the end of 1998. The percentages that will apply will be dependent on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.
     The revolving credit agreement contains restrictive provisions that require the maintenance of net worth of $2.0 billion. At Dec. 26, 1999, and Dec. 27, 1998, net worth was $4.6 billion and $4.0 billion, respectively.
     At Dec. 26, 1999, the unsecured promissory notes and the notes due May 1, 2000, were supported by the $3.0 billion revolving credit agreement and, therefore, are classified as long-term debt.
     As discussed in Note 2, the company sold its cable business on Jan. 31, 2000. The proceeds from the sale were used to pay down commercial paper obligations.

     Approximate annual maturities of long-term debt, assuming that the company had used the $3.0 billion revolving credit agreement as of the balance sheet date to refinance existing unsecured promissory notes and the notes due May 1, 2000, on a long-term basis, are as follows:

In thousands of dollars

2000                         0
2001                         0
2002                         0
2003                $2,379,495
2004                         0
Later years             83,755
                   -----------
Total              $ 2,463,250
                   ===========

     At Dec. 26, 1999, and Dec. 27, 1998, the company estimates that the amount reported on the balance sheet for financial instruments, including long-term debt, cash and cash equivalents, trade and other receivables, current maturities of long-term debt and other long-term liabilities, approximate fair value.

Note 5

Retirement plans

The company and its subsidiaries have various retirement plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the company's principal retirement plan and covers most of the U.S. employees of the company and its subsidiaries. Benefits under the Gannett
Retirement Plan are based on years of service and final average pay.
The company's pension plan assets include marketable securities such as common stocks, bonds and U.S. government obligations and interest-bearing deposits.
     The company's pension costs for 1999, 1998 and 1997 are presented in the following table:

In thousands of dollars

                                  1999       1998       1997
                                --------   ---------  ---------
Service cost - benefits earned
   during the period            $ 60,834   $ 51,249   $ 47,105
Interest cost on
   benefit obligation            103,412     94,171     85,033
Expected return on plan assets  (146,168)  (135,484)  (112,040)
Amortization of transition
  asset                             (984)    (4,226)   (11,008)
Amortization of prior
  service (credit) cost           (3,754)    (3,773)     1,790
Amortization of actuarial loss     1,407        443
                                ---------  ---------  ---------
Pension expense for company-
   sponsored retirement plans     14,747      2,380     10,880
Union and other pension cost       5,071      5,357      4,135
                                ---------  ---------  ---------
Pension cost                    $ 19,818   $  7,737   $ 15,015
                                =========  =========  =========


     The following table provides a reconciliation of benefit obligations, plan assets and funded status of the company's pension plans. The related amounts that are recognized in the Consolidated Balance Sheets for the company's retirement plans also are provided.

In thousands of dollars

                                         Dec. 26, 1999         Dec. 27, 1998
                                         --------------        --------------
Change in benefit obligation
Net benefit obligation at
  beginning of year                      $   1,474,411         $   1,243,188
Service cost                                    60,834                51,249
Interest cost                                  103,412                94,171
Plan participants' contributions                 1,947                     0
Plan amendments                                    253                (3,791)
Actuarial (gain) loss                         (185,452)               57,550
Acquisitions/plan mergers                      106,090               102,927
Gross benefits paid                            (91,092)              (70,883)
                                         --------------        --------------
Net benefit obligation at
  end of year                            $   1,470,403         $   1,474,411
                                         --------------        --------------
Change in plan assets
Fair value of plan assets
 at beginning of year                    $   1,470,826         $   1,269,090
Actual return on plan assets                   264,905               151,892
Plan participants' contributions                 1,947                     0
Employer contributions                           5,354                 3,813
Acquisitions/plan mergers                      111,201               116,914
Gross benefits paid                            (91,092)              (70,883)
                                         --------------        --------------
Fair value of plan assets
 at end of year                          $   1,763,141         $   1,470,826
                                         --------------        --------------
Funded status at end of year             $     292,738         $      (3,585)
Unrecognized net actuarial (gain) loss        (218,942)               92,081
Unrecognized prior service credit              (35,783)              (39,790)
Unrecognized net transition asset                 (232)               (1,214)
                                         --------------        --------------
Net amount recognized at
 end of year                             $      37,781         $      47,492
                                         --------------        --------------
Amounts recognized in
 Consolidated Balance Sheet
 Prepaid benefit cost                    $     111,232         $     110,531
 Accrued benefit cost                    $      73,451         $      63,039
                                         ==============        ==============

     The net benefit obligation was determined using an assumed discount rate of 8.0% and 6.75% at the end of 1999 and 1998, respectively. The assumed rate of compensation increase was 5% at the end of each of 1999 and 1998. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Pension plan assets include 1,242,300 shares of the company's common stock valued at $101 million at the end of 1999 and 1,239,800 shares valued at $80 million at the end of 1998.

Note 6

Postretirement benefits other than pensions

The company provides health care and life insurance benefits to certain retired employees who meet certain age and service requirements. The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.
     Postretirement benefit cost for health care and life insurance for 1999, 1998 and 1997 included the following components:

In thousands of dollars
                                             1999        1998       1997
                                           --------    --------   --------
Service cost - benefits earned
   during the period                       $ 3,796     $ 3,118    $ 3,416
Interest cost on net
   benefit obligation                       14,901      14,378     15,342
Amortization of prior
  service credit                            (8,478)     (5,578)    (5,303)
Amortization of actuarial
 loss (gain)                                    20         235       (171)
                                           --------    --------   --------
Net periodic postretirement
   benefit cost                            $10,239     $12,153    $13,284
                                           ========    ========   ========

     The table below provides a reconciliation of benefit obligations and funded status of the company's postretirement benefit plans:

In thousands of dollars
                                       Dec. 26, 1999    Dec. 27, 1998
                                       -------------    -------------
Change in benefit obligation
Net benefit obligation at
  beginning of year                    $    238,346     $    231,565
Service cost                                  3,796            3,118
Interest cost                                14,901           14,378
Plan participants' contributions              4,656            4,402
Plan amendments                                               (8,341)
Actuarial (gain) loss                       (28,142)          13,798
Acquisitions/plan mergers                     3,392
Gross benefits paid                         (21,356)         (20,574)
                                       -------------    -------------
Net benefit obligation at
  end of year                          $    215,593     $    238,346
                                       -------------    -------------
Change in plan assets
Fair value of plan assets
 at beginning of year                             0                0
Employer contributions                       16,700           16,172
Plan participants' contributions              4,656            4,402
Gross benefits paid                         (21,356)         (20,574)
                                       -------------    -------------
Fair value of plan assets
 at end of year                                   0                0
                                       -------------    -------------
Funded status at end of year           $    215,593     $    238,346
Unrecognized net actuarial
 gain (loss)                                 21,519           (6,154)
Unrecognized prior service credit            67,288           75,953
                                       -------------    -------------
Accrued postretirement benefit cost    $    304,400     $    308,145
                                       =============    =============

     At Dec. 26, 1999, the accumulated postretirement benefit obligation was determined using a discount rate of 8.0% and a health care cost trend rate of 7.5% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 5.5%, declining to 5% in the year 2001 and thereafter.
     At Dec. 27, 1998, the accumulated postretirement benefit obligation was determined using a discount rate of 6.75% and a health care cost trend rate of 8% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 65 benefits, the health care cost trend rate used was 6%, declining to 5% in the year 2001 and thereafter.
     The company's policy is to fund the above-mentioned benefits as claims and premiums are paid.
     The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $13 million in the 1999 postretirement benefit obligation and $1 million in the aggregate service and interest components of the 1999 expense. The effect of a 1% decrease in the health care cost trend rate used would result in decreases of approximately $11 million in the 1999 postretirement benefit obligation and $1 million in the aggregate service and interest components of the 1999 expense.
     The company's U.S. retiree medical insurance plan limits the company's share of the cost of such benefits it will pay to future retirees. The company's share of these benefit costs also depends on employee retirement age and length of service.

Note 7

Income taxes

The provision for income taxes on income from continuing operations consists of the following:

In thousands of dollars

1999                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $505,902   $ 14,791   $520,693
State and other                    72,927      2,132     75,059
Foreign                            10,863      1,185     12,048
                                 --------   --------   --------
Total                            $589,692   $ 18,108   $607,800
                                 ========   ========   ========

In thousands of dollars

1998                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $528,800   $ 31,144   $559,944
State and other                    80,609      4,747     85,356
                                 --------   --------   --------
Total                            $609,409   $ 35,891   $645,300
                                 ========   ========   ========

In thousands of dollars

1997                              Current   Deferred    Total
                                 --------   --------   --------
Federal                          $428,928   $(17,490)  $411,438
State and other                    64,805     (2,643)    62,162
                                 --------   --------   --------
Total                            $493,733   $(20,133)  $473,600
                                 ========   ========   ========

     In addition to the income tax provision presented above for continuing operations, the company also recorded federal and state income taxes payable on discontinued operations of $28 million in 1999, $24 million in 1998 and $23 million in 1997.
     The provision for income taxes on continuing operations exceeds the U.S. federal statutory tax rate as a result of the following differences:

Fiscal year                           1999    1998    1997
                                     ------  ------  ------
U.S. statutory tax rate               35.0%   35.0%   35.0%
Increase in
 taxes resulting from:
State/other income taxes net
 of federal income tax benefit         3.2     3.5     3.5
Goodwill amortization not
 deductible for tax purposes           1.7     1.9     2.1
Other, net                            (0.1)   (0.4)    0.4
                                     ------  ------  ------
Effective tax rate                    39.8%   40.0%   41.0%
                                     ======  ======  ======

     Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.
     Deferred tax liabilities and assets were composed of the following at the end of 1999 and 1998:

In thousands of dollars
                                    Dec. 26, 1999    Dec. 27, 1998
                                    -------------    -------------
Liabilities
Accelerated depreciation             $   403,846      $   392,374
Accelerated amortization of
 deductible intangibles                  114,547          109,807
Pension                                   15,085           16,211
Other                                    148,258          120,475
                                    -------------    -------------
Total deferred tax liabilities           681,736          638,867
                                    -------------    -------------
Assets
Accrued compensation costs               (63,095)         (55,718)
Postretirement medical and life         (118,310)        (120,177)
Other                                    (20,784)         (20,613)
                                    -------------    -------------
Total deferred tax assets               (202,189)        (196,508)
                                    -------------    -------------
Net deferred tax liabilities         $   479,547      $   442,359
                                    =============    =============

Note 8

Capital stock, stock options, incentive plans

On Aug. 19, 1997, the company's Board of Directors approved a two-for-one stock split effective on Oct. 6, 1997, for shareholders of record on Sept. 12, 1997. In this report, all share and per-common-share amounts have been adjusted to reflect the stock split.
     The company's earnings per share from continuing operations
(basic and diluted) for 1999, 1998 and 1997 are presented below:

In thousands, except per share amounts

                                          1999          1998          1997
                                          ----          ----          ----

Income from continuing operations $919,387 $966,425 $681,353 Weighted average number of common
   shares outstanding (basic)           279,048       283,097       283,360
Effect of dilutive securities
   Stock options                          2,217         2,197         1,768
   Stock incentive rights                   343           417           482
Weighted average number of common
   shares outstanding (diluted)         281,608       285,711       285,610
Earnings per share from
   continuing operations (basic)          $3.29         $3.41         $2.41
Earnings per share from
   continuing operations (diluted)        $3.26         $3.38         $2.39


     The 1999, 1998 and 1997 diluted earnings per share amounts exclude the effects of 3,150,090, 2,500,210 and 1,750,100 stock options outstanding, respectively, as their inclusion would be antidilutive.
     In the third quarter of 1998, the company announced an authorization to repurchase up to $250 million of company stock. That authorization was substantially used by the end of the third quarter, and the Board approved an additional $500 million authorization on Sept. 30. Under these authorizations, the company purchased approximately 6 million shares of common stock in 1998 for $329 million and approximately 2.4 million shares in 1999 for $163 million. In early 2000, the Board approved an authorization for the company to repurchase up to $500 million in additional common stock.
     The company's 1978 Executive Long-term Incentive Plan (the Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees. The Plan may issue up to 24,000,000 shares of Gannett common stock through the end of 1997. The Plan restricts the granting of options to any participant in any fiscal year to no more than 350,000 shares of common stock and the exercise period for any stock options issued under the Plan is 10 years after the date of the grant thereof. The Plan provides that shares of common stock subject to a stock option or other award that is canceled or forfeited again be available for issuance under the Plan.
     Stock options are granted to purchase common stock of the company at not less than 100% of the fair market value on the day the option is granted. The exercise period is eight years for options granted prior to Dec. 10, 1996, and 10 years for options granted on that date and subsequent. The options become exercisable at 25% per year after a one-year waiting period.
     Stock incentive rights entitle the employee to receive one share of common stock at the end of an incentive period, conditioned upon the employee's continued employment throughout the incentive period. The incentive period is normally four years. During the incentive period, the employee receives cash payments equal to the cash dividend the company would have paid had the employee owned the shares of common stock issuable under the incentive rights.
     Under the Plan, all outstanding awards will be vested if there is a change in control of the company. Stock options become 100% exercisable immediately upon a change in control. Option surrender rights have been awarded, which relate one-for-one to all outstanding stock options. These rights are effective only upon a change in control and entitle the employee to receive cash for option surrender rights equal to 100% of the difference between the exercise price of the related stock option and the change-in-control price (which is the highest price paid for a share of stock as part of the change in control). The Plan also provides for the payment in cash of the value of stock incentive rights based on the change-in-control price.

     A summary of the status of the company's stock option and stock incentive rights plans as of Dec. 26, 1999, Dec. 27, 1998, and Dec. 28, 1997, and changes during the years then ended is presented below:

                                                     Weighted average
1999 Stock Option Activity              Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year      10,572,736           $43.59
Granted                                3,180,365            74.21
Exercised                             (1,158,304)           30.04
Canceled                                (187,956)           52.47
Outstanding at end of year            12,406,841            52.57
Options exercisable at year end        6,236,725            38.43

Weighted average fair value of
 options granted during the year          $25.04


                                                     Weighted average
1998 Stock Option Activity              Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       9,234,421           $36.00
Granted                                2,514,210            65.00
Exercised                               (931,604)           26.91
Canceled                                (244,291)           40.49
Outstanding at end of year            10,572,736            43.59
Options exercisable at year end        5,365,913            31.93

Weighted average fair value of
 options granted during the year          $17.32


                                                     Weighted average
1997 Stock Option Activity              Shares        exercise price
                                      ----------     ----------------
Outstanding at beginning of year       8,866,658           $29.64
Granted                                1,789,460            59.20
Exercised                             (1,237,089)           24.68
Canceled                                (184,608)           31.28
Outstanding at end of year             9,234,421            36.00
Options exercisable at year end        4,557,488            27.90

Weighted average fair value of
 options granted during the year          $14.71


     Further information about stock options outstanding at Dec. 26, 1999, follows:

                             Weighted
                             average    Weighted               Weighted
Range of      Number        remaining   average     Number     average
exercise    outstanding    contractual  exercise  exercisable  exercise
 prices     at 12/26/99     life (yrs)   price    at 12/26/99   price
--------    -----------    -----------  --------  -----------  --------
$23-28        2,004,883          2.2      $25.61   2,004,883     $25.61
 32-38        3,188,248          5.7      $35.14   2,725,441     $34.76
 41-49           33,060          7.0      $45.98      24,795     $45.98
 50-60        1,565,950          8.0      $59.50     782,975     $59.50
 61-68        2,464,185          9.0      $65.02     628,296     $65.02
 70-75        3,150,515          9.9      $74.26      70,335     $71.82
            -----------    -----------  --------  -----------  --------
             12,406,841          7.2      $52.57   6,236,725     $38.43
            ===========    ===========  ========  ===========  ========


Stock Incentive Rights

Awards made under the Plan for stock incentive rights were as follows:

                                   1999      1998      1997
                                 --------  --------  --------
Awards granted                    169,290   168,785   173,325


     Awards for 1997 are for the four-year period 1998-2001. Awards for 1998 are for the four-year period 1999-2002. Awards for 1999 are for the four-year period 2000-2003.
     In January 2000, 137,168 shares of common stock were issued in settlement of previously granted stock incentive rights for the incentive period ended December 1999.
     Shares available: Shares available for future grants under the 1978 Plan totaled 16,872,659 at Dec. 26, 1999.
     Pro forma results: SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value-based method of accounting for employee stock-based compensation plans and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" (APB 25). The company has chosen to continue to report stock-based compensation in accordance with APB 25, and provides the following pro forma disclosure of the effects of applying the fair value method to all applicable awards granted. Under APB Opinion 25 and related Interpretations, no compensation cost has been recognized for its stock options. The compensation cost that has been charged against income for its stock incentive rights was $8 million for 1999, $7 million for 1998 and $8 million for 1997. Those charges were based on the grant price of the stock incentive rights recognized over the four-year earnout periods. Had compensation cost for the company's stock options been determined based on the fair value at the grant date for those awards as permitted (but not required) under the alternative method of SFAS No. 123, the company's results of operations and related per share amounts would have been reduced to the pro forma amounts indicated below:

In thousands, except per share amounts

                                     1999          1998          1997
                                  ----------    -----------   ----------
Net income
   As reported                     $957,928      $999,913      $712,679
   Pro forma                       $942,733      $991,385      $707,717
Income from continuing operations
   As reported                     $919,387      $966,425      $681,353
   Pro forma                       $904,192      $957,897      $676,391
Net Income per share - basic
   As reported                        $3.43         $3.53         $2.52
   Pro forma                          $3.38         $3.50         $2.50
Net income per share - diluted
   As reported                        $3.40         $3.50         $2.50
   Pro forma                          $3.35         $3.47         $2.48
Income from continuing operations
  per share - basic
   As reported                        $3.29         $3.41         $2.41
   Pro forma                          $3.24         $3.38         $2.39
Income from continuing operations
  per share - diluted
   As reported                        $3.26         $3.38         $2.39
   Pro forma                          $3.21         $3.35         $2.37

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 1.38%, 1.69% and 2.15%; expected volatility of 22.31%, 20.62% and 16.28%; risk-free interest rates of 6.34%, 4.66% and 5.87%; and expected lives of seven years each.
     SFAS No. 123 applies to stock compensation awards granted in fiscal years that began after Dec. 15, 1994. Options are granted by the company primarily in December and begin vesting over a four-year period. Options granted in December 1995 and thereafter are subject to the pronouncement. To calculate the pro forma amounts shown above, compensation cost was recognized over the four-year period of service during which the options will be earned. As a result, options granted in December of each year (beginning with December 1995) impact pro forma amounts for following years but not the year in which they were granted.

401(k) Savings Plan

On July 1, 1990, the company established a 401(k) Savings Plan. Most domestic employees of the company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan. Employees may elect to save up to 15% of compensation on a pre-tax basis subject to certain limits. Through 1997, the company matched, with company common stock, 25% of the first 4% of employee contributions. Beginning Jan. 1, 1998, the company match increased to 50% of the first 6% of employee contributions. To fund the company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed in 1990 which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company, and the shares are pledged as collateral for the loan. The company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.
     The company follows the shares allocated method in accounting for its ESOP. The cost of shares allocated to match employee contributions or to replace dividends that are used for debt service are accounted for as compensation expense. The cost of unallocated shares is reported as deferred compensation in the financial statements. The company, at its option, may repurchase shares from employees who leave the Plan. The shares are purchased at fair market value, and the difference between the original cost of the shares and fair market value is expensed at the time of purchase. All of the shares initially purchased by the ESOP are considered outstanding for earnings per share calculations. Dividends on allocated and unallocated shares are recorded as reductions of retained earnings.
     Compensation expense for the 401(k) match and repurchased shares was $8.9 million in 1999, $7.3 million in 1998 and $2.4 million in 1997. The ESOP shares as of the end of 1999 and 1998 were as follows:

                                   1999          1998
                                ---------     ---------
Allocated shares                1,559,218     1,335,933
Shares released for allocation     44,812        40,950
Unreleased shares                 895,970     1,103,117
Shares distributed to
   terminated participants        (53,563)      (40,454)
                                ---------     ---------
ESOP shares                     2,446,437     2,439,546
                                =========     =========

     In May 1990, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right ("Right") for each common share held, payable to shareholders of record on June 8, 1990. The Rights become exercisable when a person or group of persons acquires or announces an intention to acquire ownership of 15% or more of the company's common shares. Holders of the Rights may acquire an interest in a new series of junior participating preferred stock, or they may acquire an additional interest in the company's common shares at 50% of the market value of the shares at the time the Rights are exercised. The Rights are redeemable by the company at any time prior to the time they become exercisable, at a price of $.01 per Right.
     In November 1999, the Board authorized 2,000,000 shares of common stock to be registered in connection with a savings related share option plan, available to eligible employees of Newsquest.


Note 9

Commitments and contingent liabilities

Litigation: The company and a number of its subsidiaries are defendants in judicial and administrative proceedings involving matters incidental to their business. The company's management does not believe that any material liability will be imposed as a result of these matters.
     Leases: Approximate future minimum annual rentals payable under non-cancelable operating leases are as follows:

In thousands of dollars

2000                   $44,154
2001                    40,780
2002                    26,079
2003                    22,187
2004                    19,136
Later years             86,935
                      --------
Total                 $239,271
                      ========

     Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $9 million. Total rental costs reflected in continuing operations were $50 million for 1999, $44 million for 1998 and $42 million for 1997.
     Program broadcast contracts: The company has commitments under program broadcast contracts totaling $109.5 million for programs to be available for telecasting in the future.
     The company presently owns a 58% interest in WKYC-TV and National Broadcasting Company (NBC) owns a 42% interest. In December 1998, the company entered into a Put-Call agreement with NBC. Terms of the agreement permit (but don't require) either party to initiate a purchase/sale of some or all of NBC's shares in WKYC-TV over a four-year period. A put was made by NBC in April 1999 whereby Gannett acquired an additional 7% of WKYC shares. The company's maximum aggregate remaining potential commitment under the agreement is approximately $174 million.
     In December 1990, the company adopted a Transitional Compensation Plan ("Plan") which provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage.

Note 10

Business operations and segment information

The company has determined that its reportable segments based on its management and internal reporting structure are newspaper publishing, which is the largest segment of its operations; and secondly, broadcasting (television). As discussed in Note 2, the cable division's operating results, identifiable assets and capital expenditures have been retroactively excluded from the segment data presented herein as the division has been reclassified in the statements of income and related discussions as discontinued operations.
     The newspaper segment at the end of 1999 consisted of 74 U.S. daily newspapers in 38 states and one U.S. territory, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes Newsquest (acquired in 1999) which is a regional newspaper publisher in England with a portfolio of 180 titles that include paid-for daily and weekly newspapers, and free weekly newspapers. The newspaper segment in the U.S. also includes non-daily publications, a nationwide network of offset presses for commercial printing and several smaller businesses. Newsprint, which is the principal product used in newspaper publishing, has been and may continue to be subject to significant price changes from time to time.
     The broadcasting segment's activities for 1999 include the operation of 21 U.S. television stations.
     The company's foreign revenues in 1999 totaled approximately $239 million, principally from publications distributed in England. The company's long-lived assets in foreign countries totaled approximately $1.8 billion at Dec. 26, 1999, principally in England.
     Separate financial data for each of the company's business segments is presented in the table which follows. The accounting policies of the segments are those described in Note 1. The company evaluates the performance of its segments based on operating income and operating cash flow. Operating income represents total revenue less operating expenses, depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense, interest income, and other income and expense items of a non-operating nature are not considered, as such items are not allocated to the company's segments. Operating cash flow represents operating income plus depreciation and amortization of intangible assets. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.

In thousands of dollars
Business segment financial information

                                   1999          1998          1997
                                ----------    ----------    ----------
Operating revenues
Newspaper publishing            $4,531,548    $4,159,393    $3,770,670
Broadcasting                       728,642       721,298       703,558
                                ----------    ----------    ----------
                                $5,260,190    $4,880,691    $4,474,228
                                ----------    ----------    ----------
Operating income
Newspaper publishing            $1,291,665    $1,109,221    $1,001,965
Broadcasting                       337,537       343,512       328,311
Corporate (3)                      (66,101)      (66,919)      (68,034)
                                ----------    ----------    ----------
                                $1,563,101    $1,385,814    $1,262,242
                                ----------    ----------    ----------
Depreciation and amortization
Newspaper publishing            $  207,720    $  184,718    $  168,526
Broadcasting                        62,861        60,023        56,459
Corporate (3)                        9,510         8,722         8,720
                                ----------    ----------    ----------
                                $  280,091    $  253,463    $  233,705
                                ----------    ----------    ----------
Operating cash flow (4)
Newspaper publishing            $1,499,385    $1,293,939    $1,170,491
Broadcasting                       400,398       403,535       384,770
Corporate (3)                      (56,591)      (58,197)      (59,314)
                                ----------    ----------    ----------
                                $1,843,192    $1,639,277    $1,495,947
                                ----------    ----------    ----------
Identifiable assets (1)
Newspaper publishing            $5,548,738    $3,682,839    $3,593,932
Broadcasting                     1,931,034     1,872,351     1,725,019
Corporate (3)                      427,429       355,236       348,343
                                ----------    ----------    ----------
                                $7,907,201    $5,910,426    $5,667,294
                                ----------    ----------    ----------
Capital expenditures (2)
Newspaper publishing            $  169,259    $  164,479    $  123,343
Broadcasting                        24,831        25,548        13,157
Corporate (3)                       51,055        32,032         3,495
                                ----------    ----------    ----------
                                $  245,145    $  222,059    $  139,995
                                ----------    ----------    ----------

(1) Excludes assets related to discontinued operations totaling $1,112,527 in 1999, $1,069,054 in 1998, and $1,223,057 in 1997.
(2) Excludes capital expenditures made for discontinued operations totaling $13,298 for 1999, $22,366 for 1998, and $81,256 for 1997.
(3) Corporate amounts represent those not directly related to the company's two business segments.
(4) Operating cash flow amounts represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts in total vary from net cash flow from operating activities presented in the Consolidated Statements of Cash Flows.

Report of independent accountants

To the Board of Directors and Shareholders of Gannett Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at Dec. 26, 1999 and Dec. 27, 1998, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 26, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
Washington, D.C.
January 31, 2000

11-Year Summary
In thousands of dollars,
except per share amounts
                                             1999           1998           1997           1996           1995           1994
                                         ----------     ----------     ----------     ----------     ----------     ----------

Net operating revenues
Newspaper advertising                    $3,292,894     $2,942,995     $2,634,334     $2,417,550     $2,219,250     $2,152,671
Newspaper circulation                     1,022,520      1,010,238        948,141        917,677        869,173        849,461
Broadcasting                                728,642        721,298        703,558        686,936        466,187        406,608
All other                                   216,134        206,160        188,195        166,444        171,426        174,655
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 54)        5,260,190      4,880,691      4,474,228      4,188,607      3,726,036      3,583,395
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating expenses
Costs and expenses                        3,416,998      3,241,414      2,978,281      2,946,565      2,720,245      2,597,556
Depreciation                                169,460        163,776        152,964        147,721        141,151        146,054
Amortization of intangible assets           110,631         89,687         80,741         75,043         47,509         44,110
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                     3,697,089      3,494,877      3,211,986      3,169,329      2,908,905      2,787,720
                                         ----------     ----------     ----------     ----------     ----------     ----------
Operating income                          1,563,101      1,385,814      1,262,242      1,019,278        817,131        795,675
Non-operating income (expense)
Interest expense                            (94,619)       (79,412)       (98,242)      (135,563)       (52,175)       (45,624)
Other                                        58,705 (11)   305,323 (9)     (9,047)       155,825 (7)      3,754         14,945
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before income taxes                1,527,187      1,611,725      1,154,953      1,039,540        768,710        764,996
Provision for income taxes                  607,800        645,300        473,600        442,900        312,084        309,600
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income from continuing operations           919,387 (11)   966,425 (9)    681,353        596,640 (7)    456,626        455,396
                                         ----------     ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes)(12)                         38,541         33,488         31,326         51,867         20,636         10,003
Gain on disposal of Outdoor business
   (net of income taxes)                          0              0              0        294,580              0              0
                                         ----------     ----------     ----------     ----------     ----------     ----------
Total                                        38,541         33,488         31,326        346,447         20,636         10,003
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             957,928        999,913        712,679        943,087        477,262        465,399
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                                   0              0              0              0              0              0
   Retiree health and life insurance
     benefits                                     0              0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------     ----------
Net income                               $  957,928     $  999,913       $712,679       $943,087       $477,262       $465,399
                                         ==========     ==========     ==========     ==========     ==========     ==========
Operating cash flow (5)                  $1,843,192     $1,639,277     $1,495,947     $1,242,042     $1,005,791       $985,839
                                         ----------     ----------     ----------     ----------     ----------     ----------

Per share amounts (1)
Income from continuing operations
   before cumulative effect of accounting
   principle changes: basic/diluted      $3.29/3.26(11) $3.41/3.38(9)  $2.41/2.39     $2.12/2.11(7)  $1.63/1.62     $1.58/1.57
Net income: basic/diluted                $3.43/3.40     $3.53/3.50     $2.52/2.50     $3.35/3.33     $1.70/1.69     $1.61/1.60
Dividends declared (2)                          .82            .78            .74            .71            .69            .67
Weighted average number of common
 shares outstanding in thousands (2):
          Basic                             279,048        283,097        283,360        281,782        280,312        288,552
          Diluted                           281,608        285,711        285,610        283,426        282,323        290,148
Financial position
Working capital                          $  191,444     $  178,418     $  146,057     $   47,609     $   41,312     $  123,783
Long-term debt excluding current
   maturities                             2,463,250      1,306,859      1,740,534      1,880,293      2,767,880        767,270
Shareholders' equity                      4,629,646      3,979,824      3,479,736      2,930,818      2,145,648      1,822,238
Total assets                              9,006,446      6,979,480      6,890,351      6,349,597      6,503,800      3,707,052
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
   after tax (4)                              13.3%(10)      14.9%(8)       35.4%          10.2%(6)        0.3%          17.0%
Earnings from continuing operations,
   after tax, per share (4):
     Basic                                    14.9%(10)      14.5%(8)       36.9%           8.0%(6)        3.2%          18.8%
     Diluted                                  14.9%(10)      14.6%(8)       34.3%           9.9%(6)        3.2%          18.9%
Dividends declared per share                   5.1%           5.4%           4.2%           2.9%           3.0%           3.1%
Return on equity (3)                          20.6%          21.0%          21.3%          19.8%          23.0%          24.4%
Credit ratios
Long-term debt to shareholders' equity        53.2%          32.8%          50.0%          64.2%         129.0%          42.1%
Times interest expense earned                 17.1x          21.3x          12.8x           8.7x          15.7x          17.8x


                                             1993           1992           1991           1990           1989
                                         ----------     ----------     ----------     ----------     ----------

Net operating revenues
Newspaper advertising                    $2,005,037     $1,882,114     $1,852,591     $1,917,477     $2,018,076
Newspaper circulation                       838,706        807,093        777,221        730,426        718,087
Broadcasting                                397,204        370,613        357,383        396,693        408,363
All other                                   169,903        167,824        134,720        125,659        115,773
                                         ----------     ----------     ----------     ----------     ----------
Total (Notes a and b, see page 54)        3,410,850      3,227,644      3,121,915      3,170,255      3,260,299
                                         ----------     ----------     ----------     ----------     ----------
Operating expenses
Costs and expenses                        2,520,278      2,440,275      2,399,930      2,353,281      2,368,160
Depreciation                                147,248        139,080        139,268        135,294        134,119
Amortization of intangible assets            43,771         39,197         39,621         39,649         39,100
                                         ----------     ----------     ----------     ----------     ----------
Total                                     2,711,297      2,618,552      2,578,819      2,528,224      2,541,379
                                         ----------     ----------     ----------     ----------     ----------
Operating income                            699,553        609,092        543,096        642,031        718,920
Non-operating income (expense)
Interest expense                            (51,250)       (50,817)       (71,057)       (71,567)       (90,638)
Other                                         5,350          7,814         14,859         10,689        (18,364)
                                         ----------     ----------     ----------     ----------     ----------
Income before income taxes                  653,653        566,089        486,898        581,153        609,918
Provision for income taxes                  264,400        224,900        194,400        226,600        235,500
                                         ----------     ----------     ----------     ----------     ----------
Income from continuing operations           389,253        341,189        292,498        354,553        374,418
                                         ----------     ----------     ----------     ----------     ----------
Discontinued operations:
Income from the operation of
   discontinued businesses (net of
   income taxes) (12)                         8,499          4,491          9,151         22,410         23,091
Gain on disposal of Outdoor business
   (net of income taxes)                          0              0              0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Total                                         8,499          4,491          9,151         22,410         23,091
                                         ----------     ----------     ----------     ----------     ----------
Income before cumulative effect of
   accounting principle changes             397,752        345,680        301,649        376,963        397,509
Cumulative effect on prior years of
   accounting principle changes for:
   Income taxes                                   0         34,000              0              0              0
   Retiree health and life insurance
     benefits                                     0       (180,000)             0              0              0
                                         ----------     ----------     ----------     ----------     ----------
Net income                                 $397,752       $199,680       $301,649       $376,963       $397,509
                                         ==========     ==========     ==========     ==========     ==========
Operating cash flow (5)                    $890,572       $787,369       $721,985       $816,974       $892,139
                                         ----------     ----------     ----------     ----------     ----------

Per share amounts (1)
Income from continuing operations
   before cumulative effect of accounting
   principle changes: basic/diluted      $1.33/1.32      $1.18/1.18       $.97/.96     $1.11/1.10     $1.16/1.16
Net income: basic/diluted                $1.36/1.35        $.69/.69      $1.00/.99     $1.18/1.17     $1.23/1.23
Dividends declared (2)                          .65             .63            .62            .61            .56
Weighted average number of common
   shares outstanding in thousands (2):
       Basic                                292,948        288,296        301,566        320,094        322,506
       Diluted                              294,659        290,174        303,267        322,830        323,932
Financial position
Working capital                          $  302,818     $  199,896      $ 192,266     $  168,487     $  193,208
Long-term debt excluding current
   maturities                               850,686      1,080,756      1,335,394        848,633        922,470
Shareholders' equity                      1,907,920      1,580,101      1,539,487      2,063,077      1,995,791
Total assets                              3,823,798      3,609,009      3,684,080      3,826,145      3,782,848
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
   after tax (4)                              14.1%           16.6%         (17.5%)         (5.3%)          9.9%
Earnings from continuing operations,
   after tax, per share (4):
        Basic                                 12.3%           22.0%         (12.4%)         (4.6%)         10.2%
        Diluted                               11.9%           22.9%         (12.7%)         (5.2%)         10.5%
Dividends declared per share                   3.2%            1.6%           2.5%           9.0%           8.8%
Return on equity (3)                          22.3%           21.9%          16.2%          17.5%          19.8%
Credit ratios
Long-term debt to shareholders' equity        44.6%           68.4%          86.7%          41.1%          46.2%
Times interest expense earned                 13.8x           12.1x           7.9x           9.1x           7.7x


(1)  Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2)  Shares outstanding and dividends declared have been converted to a comparable basis by reflecting retroactively the 2-for-1 stock split effective Oct. 6, 1997.
(3)  Based upon average shareholders' equity (continuing operations before non-recurring gains and accounting principle changes).
(4)  Before cumulative effect of accounting principle changes.
(5)  Operating cash flow represents operating income plus depreciation and amortization of intangible assets.
(6)  Before 1996 after-tax gain on exchange of broadcast stations of $93 million or $.33 per share.
(7)  Includes pre-tax gain on exchange of broadcast stations of $158 million
     (after-tax gain of $93 million or $.33 per share).
(8)  Before 1998 $184 million after-tax net non-operating gain principally from the disposition of the radio and alarm security businesses ($.65 per share-basic and
     $.64 per share-diluted).
(9)  Includes pre-tax net non-operating gain principally from the disposition of the radio and alarm security businesses of $307 million (after-tax gain of $184 million or $.65 per share-basic and $.64 per share-diluted).
(10) Before 1999 $33 million after-tax net non-operating gain principally from the exchange of KVUE-TV for KXTV-TV ($.11 per share)
(11) Includes pre-tax net non-operating gain principally from the exchange of KVUE-TV for
     KXTV-TV of $55 million (after-tax gain of $33 million or $.11 per share).
(12) Includes results from businesses sold and accounted for as discontinued operations
     (cable - 1995 to 1999; security - 1995 to 1998; entertainment - 1995 to 1996;
     outdoor - 1989 to 1996).

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

Acquisitions 1989-1999
1989
 Oct. 31      Rockford Magazine
 Nov. 6       Outdoor advertising displays merged into New Jersey Outdoor

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

1999
March 17      The Reporter, Melbourne, Fla.
March 29      Lehigh Acres News-Star, Lehigh Acres, Fla.
June 1        Dealer Magazine, Reno, Nev.
June 1        KXTV-TV, Sacramento, Calif.
July 26       Newsquest plc, United Kingdom
Sept. 28      Tucker Communications, Inc., Westchester Co., N.Y.
Sept. 29      Pennypower Shopping News, Branson & Springfield, Mo.

Form 10-K information

Business of the company

Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. and England. Approximately 95% of its revenues are from domestic operations. In addition to operations in England, it has limited foreign operations in certain European and Asian markets. Its corporate headquarters is in Arlington, Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.
     The company presently reports two principal business segments: newspaper publishing and television broadcasting.
     The company's newspapers make up the largest newspaper group in the U.S. in circulation, and in 1999 the company acquired Newsquest plc, one of the largest regional newspaper publishers in England. At the end of 1999, the company operated 85 daily newspapers, with a total average daily circulation of approximately 7.1 million for 1999, including USA TODAY. The company also publishes USA WEEKEND, a weekend newspaper magazine, and a number of non-daily publications.
     The newspaper segment includes the following: Gannett News Service, which provides news services for its newspaper operations; Gannett Retail Advertising Group, which represents the company's newspapers, other than USA TODAY, in the sale of advertising to national and regional retailers and service providers; and Gannett Offset, which is composed of the Gannett Offset print group and Gannett Marketing Services Group. The Gannett Offset print group includes seven non-heatset printing plants and two heatset printing facilities. Gannett Offset's dedicated commercial printing plants are located in Atlanta, Ga.; Chandler, Ariz.; Minneapolis, Minn.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Pensacola, Fla.; St. Louis, Mo.; and Springfield, Va. Gannett Marketing Services Group coordinates the sale of direct-marketing services through:
Telematch, a database management and data enhancement company; Gannett Direct Marketing Services, a direct-marketing company with operations in Louisville, Ky.; and Gannett TeleMarketing, a telephone sales and marketing company. The company also owns USATODAY.com and other Internet services at many of its local newspapers and television stations; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Nursing Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; and Army Times Publishing Company, which publishes military and defense newspapers.
     On Dec. 26, 1999, the broadcasting division included 21 television stations in markets with more than 17.5 million households.
     The company's cable business was sold on Jan. 31, 2000, and its results for 1999 and prior years are treated as discontinued operations in the company's statements of income and related discussions elsewhere in this report.

Newspaper publishing/United States

On Dec. 26, 1999, the company operated 74 daily newspapers, including USA TODAY, and a number of non-daily local publications, in 38 states and Guam. The Newspaper Division is headquartered in Arlington, Va., and on Dec. 26, 1999, it had approximately 35,200 full-time and part-time employees.
     USA TODAY was introduced in 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.
     USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 19 U.S. markets and under contract at offset plants in 14 other U.S. markets. It is sold at newsstands and vending machines generally at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 67% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.
     For 1999, USA TODAY's advertising revenues and volume rose 17% and 13%, respectively. USA TODAY's operating income rose sharply in 1999.
     USA TODAY International is printed from satellite transmission under contract in London, Frankfurt and Hong Kong, and is distributed in Europe, the Middle East, Africa and Asia. It is available in more than 60 foreign countries.
     USATODAY.com reached nearly 15 million different people per month by the end of 1999 and its revenue increased 89%. This operation turned profitable in the latter part of 1999.
     Gannett News Service (GNS) is headquartered in Arlington, Va., and has bureaus in nine other states (see page 72 for more information). GNS provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers. GNS also is distributed by syndication to several non-Gannett newspapers, including ones in Chicago, Salt Lake City, Boston and Seattle.
     The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper magazine in 563 newspapers throughout the country, with a total circulation of 21.8 million at the end of 1999.
     At the end of 1999, 59 of the company's daily newspapers, including USA TODAY, were published in the morning and 15 were published in the evening.
     Individually, Gannett newspapers are the leading news and information source with strong brand recognition in their markets. Their durability lies in the quality of their management, their flexibility, their focus on such customer-directed programs as NEWS 2000, ADvance and ADQ, and their capacity to invest in new technology. Collectively, they form a powerful network to distribute news and advertising information across the nation.

     News departments across Gannett continued to emphasize coverage of the key franchise subject - local news. Many newspapers expanded efforts to reach more local readers by increasing or enhancing coverage of additional local communities around the core cities.
     In June 1999 at a meeting of Gannett publishers and editors, the Newspaper Division introduced the Principles of Ethical Conduct for Newsrooms, guidelines to better address issues of information gathering and presentation. The program's aim is to set out the high standards expected and practiced at the newspapers. The five key principles state that our newsrooms are committed to: seeking and reporting the truth in a truthful way; serving the public interest; exercising fair play; maintaining independence; and acting with integrity.
     Training in the program took place in the fall and extended to all newsrooms. By year-end, nearly 5,000 journalists had participated in training programs. The principles also were spelled out in the newspapers for readers in each community, and editors make sure that newsrooms remain focused on these principles.
     Another major effort in newsrooms was special coverage of Y2K issues and the coming of the new millennium. Newspapers presented some year-long features, special historic sections and sections looking ahead to the next century. Gannett News Service moved substantial material for use by newspapers throughout the year. Each newspaper presented extensive local - as well as national and world - coverage of events Dec. 31, 1999, and into Jan. 1, 2000. All of the company's daily newspapers receive Gannett News Service. In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services.
     In 1999, the company continued to implement strategies to increase its revenues from medium and smaller advertisers in each market it serves. Revenues from these types of advertisers increased again in 1999. Initiatives focused on sales and rate management, among other areas. Sales management initiatives included allocating proper resources to increase the number and quality of sales calls, improving sales compensation and providing consistent sales training. Rate management programs focused on selling multiple advertising insertions and reviewing rates and rate structures to assure they match the opportunities in the market. The company regularly calculates market potential and develops strategic plans to capitalize on that potential. Significant efforts will continue to be taken in 2000 to make the company's personnel increasingly competitive in their leadership, strategic thinking and marketing skills.
     The newspapers' quality initiative, known as ADQ, produced for the fifth consecutive year improved ad quality and reduced credit cost. With ROP ad count up and total ad revenues up in 1999 over 1998, Gannett newspapers produced higher volume with higher quality.
     The online strategy at Gannett local newspapers is consistent with the overall Gannett philosophy in serving our newspapers' communities. The role of the local newspaper is to serve the local reader and advertiser; local newspaper products and services, including online products, must be designed to serve community needs.
     The company is taking an aggressive approach to providing online information products that position its local newspapers to grow and enhance their franchises as the leading information providers in their communities.
     Internet publishing, by its nature, paired with good business approaches, demands more national economies of scale, and standardization of products and technology than traditional newspaper publishing. The company takes advantage of national economies, national partnerships and national-level technology by adapting them to its local markets. Various approaches and different levels of activity are employed based on the specific needs and opportunities in each market.
     A principal achievement in 1998 was growth of newspapers online. By Dec. 31, 1998, 54 newspapers had online projects. This was up from 30 at the end of 1997. In 1999, growth of Internet products at newspapers already launched was emphasized. As a result, the number of newspapers online rose to 60 at the end of 1999, but the number of products these papers offered rose from 238 to over 480.
     These products are each designed to offer penetrating specific information on important subjects and include not only local news, but also guides for home buying, employment and job information, automotive, entertainment, and tourism, as well as other specialty products such as Space Online in Brevard County, Fla., or the Kentucky Derby in Louisville, Ky.
     Revenue for newspaper Internet activities has more than tripled from the first quarter, 1998 through the fourth quarter of 1999. The company expects sharp revenue growth again in 2000.
     The company is also pursuing opportunities to develop national Internet businesses. By partnering with other companies, using the strength of local newspaper franchises and adding to the efficiencies of the Internet to deliver both nationally and locally, unique opportunities to develop new national businesses are being created. In addition, these partnerships enhance local efforts by providing additional content, advertising opportunities and technical resources that help Gannett's local newspapers improve their products and services.

     Some examples are:
     Career Path, which offers the opportunity to build a strong national employment service and, at the same time, makes the company's local employment sites richer for local users and expands the products and services the local paper can offer to local employment advertisers.
     Classified Ventures, which creates similar benefits in Real Estate and Automotive categories.
     InfiNet, which provides Internet site hosting expertise, enables the company's papers to have better, more cost-efficient, more reliable, basic hosting technology than could be provided on a site-by-site basis.
     The senior executive of each newspaper is the publisher, and the newspapers have advertising, business, information systems, circulation, news, market development, human resources, online and production departments.
     Technological advances in recent years have had an impact on the way newspapers are produced. Computer-based text editing systems capture drafts of reporters' stories and then are used to edit and produce type for transfer by a photographic process to printing plates. All of the company's daily newspapers are produced by this method. "Pagination" enables editors to create a newspaper page by computer, avoiding all or part of the manual "paste-up" of the page before it can be converted into a printing plate. The company uses pagination systems at 67 newspaper plants. Twenty-five editorial systems and 26 classified advertising systems were replaced from late 1998 through the end of 1999 ensuring Y2K compliance along with providing major upgrades.
     Gannett newsrooms are making the transition from film to digital cameras, which provide greater flexibility and speed in getting late-breaking photographs into the newspaper. One example was during the spring 1999 snowstorm in Rochester, N.Y. Roads were impassable, but photographers were able to work from home where they transmitted photos from laptop computers to the newspaper plant, thus providing readers with dramatic photos of a major storm. In addition to Rochester, 10 other newspapers have converted to virtually all digital photo departments. Louisville, Nashville, Fort Myers, El Paso, Cherry Hill and Huntington are among the 10. Some newspapers keep one or two film cameras for extremely low-light situations or, in the case of FLORIDA TODAY, for shooting remote shots of space shuttle launches.
     The Mobile Advertising Sales System, or MASS, is Gannett's sales force automation software. This laptop technology provides sales executives with up-to-date customer, contract and sales revenue information; an electronic Rate Calculator for pricing ads; productivity tools for managing their schedules; and software for sales presentations. MASS is currently installed at 54 newspapers, with more than 1,200 laptops deployed. Eight newspapers are electronically uploading insertion orders directly into the business billing system, rather than entering this information manually. Four more newspapers are scheduled to implement this process in the first quarter of 2000. In 1999, a version of MASS that runs on palmtop technology was successfully tested at four newspapers. More newspapers will deploy palmtops in 2000.
     Celebro Advertising Solutions, originally developed by the company in 1994 as AdLink, is a suite of software applications that enables major real estate agents to control the design, scheduling and content of their advertising in the newspaper and market their properties on the Internet, and with audio text/fax back. The Celebro Real Estate System has been installed at 28 Gannett newspapers and at an additional 24 non-Gannett newspapers by Gannett Media Technologies International (GMTI). Celebro auto advertising systems are installed at six Gannett and two non-Gannett newspapers. Celebro's newest product, CityServer, provides newspapers with database and publishing tools to build directories and guides on newspaper Web sites. Hosted by InfiNet, CityServer was field tested in Palm Springs and Brevard and will be rolled out to all newspaper division Web sites in 2000.
     The Digital Collections integrated text/photo archive system has been installed at 46 Gannett newspapers, including Rochester, Des Moines, Louisville, Honolulu, Wilmington, Detroit and Tucson. The system stores, retrieves and distributes text, photos and full-page images of the newspaper in a digital form that can be searched using an easy-to-use interface. GMTI, licensed by DiGiCol, the U.S. subsidiary of Gannett and Digital Collections Verlagsges.mbH, sells and installs Digital Collections systems in North and South America. In addition to the Gannett installations, there are 5 installations in South America and 12 non-Gannett installations in the United States. Non-Gannett customers include The Milwaukee Journal, America Online, O'Globo (Rio De Janiero, Brazil), Copesa (Santiago, Chile), the Princeton (N.J.) Packet, The Indianapolis (Ind.) Star, The University of Missouri, Journal Newspapers (Virginia), Lance Newspapers (Rio De Janiero and Sao Paulo), Prensa Libre (Guatemala) and Kohla de Sao Paulo (Brazil). Installation of a "light" version employing a central server based at Gannett's Maryland Operations Center was completed in 1999. All Gannett newsrooms now have digital archives.

     With respect to newspaper production, 56 daily newspaper plants print by the offset process, and 15 plants print using various letterpress processes.
In recent years, improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked. The company expects this trend to continue in 2000.
     The principal sources of newspaper revenues are circulation and advertising.
     Circulation: Sixteen of the company's local newspapers reported gains in daily circulation in 1999, and seven increased Sunday circulation. Home-delivery prices for the company's newspapers are established individually for each newspaper and range from $1.50 to $2.86 per week in the case of daily newspapers and from $.71 to $2.35 per copy for Sunday newspapers. The company implemented circulation price increases at 20 newspapers in 1999 and plans increases at 30 newspapers in 2000.
     Additional information about the circulation of the company's newspapers may be found on pages 26-27, 60 and 70-72 of this annual report.
     Advertising: The newspapers have advertising departments that sell retail, classified and national advertising. The Gannett Retail Advertising Group also sells advertising on behalf of the company's newspapers, other than USA TODAY, to national and regional retailers and service providers. The company also contracts with outside representative firms that specialize in the sale of national advertising. A further analysis of newspaper advertising revenues is presented on pages 26 and 60 of this report.
    Retail advertising is display advertising associated with local merchants, such as department and grocery stores. Classified advertising includes ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and "help wanted." National advertising is display advertising principally from advertisers who are promoting products or brand names nationally. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city.
     The newspapers have made continuing efforts to serve their readers and advertisers by introducing complete market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.
     Competition: The company's newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping sell the advertisers' products or services. They compete for circulation principally on the basis of their content and price. While most of the company's newspapers do not have daily newspaper competitors that are published in the same city, in certain of the company's larger markets, there is such direct competition. Most of the company's newspapers compete with other newspapers published in nearby cities and towns and with free distribution and paid advertising weeklies, as well as other print and non-print media.
     The rate of development of opportunities in, and competition from, emerging electronic communications services, including those related to the Internet and the Web, is increasing. Through internal development programs, acquisitions and partnerships, the company's efforts to explore new opportunities in news, information and communications businesses have expanded.
     At the end of 1999, The Cincinnati Enquirer, The Detroit News, The Honolulu Advertiser and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.
     Properties: Generally, the company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at Dec. 26, 1999, 14 non-Gannett printers were used to print the newspaper in U.S. markets where there are no company newspapers with appropriate facilities. Three non-Gannett printers in foreign countries are used to print USA TODAY International. USA WEEKEND and Nursing Spectrum also are printed under contracts with commercial printing companies. Many of the company's newspapers also have outside news bureaus and sales offices, which generally are leased. In a few cities, two or more of the company's newspapers share combined facilities; and in certain locations, facilities are shared with other newspaper properties. The company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.

     During the past five years, new or substantial additions or remodeling of existing newspaper facilities have been completed or are at some stage of construction at 23 of the company's newspaper operations. Gannett continues to make significant investments in the renovation of existing or new facilities where the investment will help to improve the products for its readers and advertisers as well as improve productivity and operating efficiencies. The company's facilities are adequate for present operations.
     Regulation: Gannett is committed to protecting the environment. The company's goal is to ensure its facilities comply with federal, state, local and foreign environmental laws and to incorporate appropriate environmental practices and standards in our operations. The company employs a corporate environmental manager responsible for overseeing not only regulatory compliance but also preventive measures. The company is one of the industry leaders in the use of recycled newsprint. The company increased its purchase of newsprint containing some recycled content from 42,000 metric tons in 1989 to 825,000 metric tons in 1999. The company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its environmental compliance plan, the company is taking effective measures to comply with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment.
     Several of the company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency ("EPA") or comparable state agencies. Generally, the company's subsidiaries are de minimus parties. At one such site, the amount in controversy may exceed $300,000. The company believes its liability is substantially less and is defending the case. The company provides for costs associated with these matters in accordance with generally accepted accounting principles. The company does not believe that these matters will have any significant impact on its financial position or results of operations.
     Additional information about the company's newspapers may be found on pages 70-73 of this report.

Newspapers/England

In the third quarter of 1999, the company purchased all of the stock of Newsquest plc, one of the largest regional newspaper publishers in England, with 180 publications in total, including 11 dailies (10 evening titles and one morning title). The acquisition was accounted for under the purchase method. For the period it was owned in 1999, Newsquest contributed slightly to the company's consolidated earnings.
     Newsquest manages its publishing activities around geographic clusters to maximize the use of management, finance, printing and personnel resources. This also enables the group to offer readers and advertisers a range of attractive products covering the market. The clustering of titles and, usually, the publication of a free newspaper alongside a paid-for newspaper allows cross-selling of advertising among newspapers serving the same or contiguous markets, thus satisfying the needs of its advertisers and audiences. At the end of 1999, Newsquest had 13 such clusters in England. Newsquest's policy is to produce free and paid-for newspapers with an attractive level of quality local
editorial content.   Newsquest also distributes a substantial volume of
advertising leaflets in the communities it serves and it offers a travel/ vacation booking service.
     Newsquest's full year revenues for 1999 were in excess of $500 million. As with U.S. newspapers, advertising is the largest component of Newsquest's revenue, comprising approximately 85%. Circulation revenues represent 12% and printing activities account for much of the remainder. Compared to U.S. newspaper operations, ad revenue at Newsquest is a greater percent of total revenue and circulation revenue is a lesser percent reflecting the greater volume and importance of free non-daily publications among Newsquest's titles.
     Newsquest is actively seeking to maximize the value of its local information franchises through development of opportunities offered by the Internet. Through internal growth and in partnership with other businesses, Newsquest has established a number of local and national Web sites which offer news and other information of special interest to its communities, as well as classified and retail advertising and shopping services.
     Newsquest owns certain of the plants where its newspapers are produced and leases other facilities. Its headquarters is in Morden, Surrey. All of its properties are adequate for present purposes. A listing of Newsquest publishing centers and key properties may be found on page 74.
     At the end of 1999, Newsquest had approximately 5,900 full-time and part-time employees. Newsquest employees have local staff councils for consultation and communication with Newsquest subsidiary management. Newsquest provides its employees with a retirement plan that incorporates life insurance and a stock option linked savings plan.
     Newsquest newspapers operate in competitive markets. Their principal competitors include other regional and national newspaper and magazine publishers, other advertising media such as radio and billboard, and Internet-based news, information and communication businesses.

Key revenue and expense data - for all newspapers combined

The table that follows summarizes the circulation volume and revenues of U.S. newspapers owned by the company at the end of 1999, including USA TODAY. The table also includes circulation revenue for all Newsquest publications and circulation volume for Newsquest's eleven paid daily newspapers. This table assumes that all newspapers owned by the company at the end of 1999 were owned during all years shown:

Circulation: newspapers owned on Dec. 26, 1999

                     Circulation      Daily          Sunday
                       revenues      net paid       net paid
                     in thousands   circulation    circulation
                     ------------   ------------   ------------

1999                 $1,054,077      7,063,000      5,813,000
1998                 $1,062,223      7,126,000      5,942,000
1997                 $1,043,486      7,041,000      6,022,000
1996                 $1,021,982      6,939,000      6,076,000
1995                 $  993,282      6,970,000      6,342,000


     The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the company at the end of 1999. For Newsquest, advertising revenues are reflected but linage is not. The chart assumes that all of the newspapers owned at the end of 1999 were owned throughout the years shown:

Advertising: newspapers owned on Dec. 26, 1999

                     Advertising        Inches of
                    revenues (ROP)    advertising,
                     in thousands  excluding preprints
                     ------------  -------------------
1999                  $3,050,697        83,322,000
1998                  $2,890,559        79,406,000
1997                  $2,694,339        74,570,000
1996                  $2,486,942        69,684,000
1995                  $2,338,712        70,383,000


     Total newspaper ad revenues on a pro forma basis rose 6% in 1999. Most major advertising classifications showed substantial year-over-year growth during 1999. However, local ad revenues and linage were down slightly (less then 1%) for the full year. Ad spending by larger retailers declined for the year, reflecting closings and consolidations, but this was mostly offset by greater revenue from expanded sales and marketing efforts directed toward small and medium sized advertisers. Classified advertising revenues grew 6% on the strength of the employment, automotive, and real estate categories. National advertising revenues increased 15%. Preprint revenues grew 6%.
     The company's ad revenues include revenues from Internet activities. At this time, the company's Internet activities are not material to results of operations or financial condition taken as a whole.
     For 2000, further ad revenue and volume growth is anticipated in all categories. Generally modest price increases are planned at most properties, and the company will continue to expand and refine sales and marketing efforts. Changes in economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenue at all of the company's newspapers.
     Raw materials: Newsprint is the basic raw material used to publish newspapers. During 1999, the company's total newsprint consumption was 1,033,000 metric tons, including the company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND, USA TODAY tonnage consumed at non-Gannett print sites and consumption by Newsquest. Newsprint consumption was up 7% in 1999. The company purchases newsprint from 23 North American, European and other offshore suppliers under contracts, which expire at various times through 2010.
     During 1999, all of the company's newspapers consumed some recycled newsprint. For the year, more than 80% of the company's newsprint purchases contained recycled content.
     In 1999, newsprint supplies were adequate. The company believes that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.
     The average cost per ton of newsprint consumed in 1999 declined 12% compared to the 1998 average cost.

Broadcasting

On Dec. 26, 1999, the company's television division, headquartered in Arlington, Va., included 21 television stations in markets with a total of more than 17.5 million households. On June 1, 1999, the company completed a broadcast station transaction under which it exchanged its ABC affiliate KVUE-TV in Austin, Texas, and received KXTV-TV, the ABC affiliate in Sacramento, Calif., plus cash consideration. In November 1999, the company announced an agreement to acquire WJXX-TV, the ABC affiliate in Jacksonville, Fla. Closing is expected to occur as soon as regulatory approvals are obtained. The company also will continue to own WTLV-TV, the NBC affiliate in Jacksonville.
     At the end of 1999, the broadcasting division had approximately 3,000 full-time and part-time employees. Broadcasting revenues accounted for approximately 14% of the company's reported operating revenues from continuing operations in 1999, 15% in 1998 and 16% in 1997.
     The principal sources of the company's broadcasting revenues are: 1) local advertising focusing on the immediate geographic area of the stations;
2) national advertising; 3) compensation paid by the networks for carrying commercial network programs; and 4) payments by advertisers to television stations for other services, such as the production of advertising material. The advertising revenues derived from a station's local news programs make up a significant part of its total revenues.
     Advertising rates charged by a television station are based primarily upon the station's ability to attract viewers, demographics and the number of television households in the area served by the station. Practically all national advertising is placed through independent advertising representatives. Local advertising time is sold by each station's own sales force.
     Generally, a network provides programs to its affiliated television stations, sells commercial advertising announcements within the network programs and compensates the local stations by paying an amount based on the television station's network affiliation agreement.
     For all of its stations, the company is party to network affiliation agreements. The company's two ABC affiliates have agreements which expire in 2005. The agreements for all but one (Macon) of its six CBS affiliates run through 2004-2005, with several having been renewed in 1999. The company has completed negotiations to renew the agreements for its 13 NBC affiliates and they will expire in December 2005. The company will continue to receive compensation under these new agreements, at a reduced level. The amount of the reduction is not material.
     Programming: The costs of locally produced and purchased syndicated programming are a significant portion of television operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and affiliated stations within the market and in some cases from cable operations. In recent years, the company's television stations have emphasized their locally produced news and entertainment programming in an effort to provide programs that distinguish the stations from the competition and to better control costs.
     Properties: The company's broadcasting facilities are adequately equipped with the necessary television broadcasting equipment. The company owns transmitter sites in 22 locations and leases sites in 8 others.
     During the past five years, new broadcasting facilities or substantial improvements to existing facilities were completed in Greensboro, N.C., Little Rock, Phoenix, Jacksonville, Knoxville, Columbia and Atlanta. A new facility will be completed in 2000 in Cleveland. Facility expansion to accommodate Digital Television (DTV) was completed at five sites in 1998 and 1999. Four additional station facilities will be converted to DTV during 2000. The company's broadcast facilities are adequate for present purposes.
     Competition: In each of its broadcasting markets, the company's stations compete for revenues with other network-affiliated and independent television and radio broadcasters and with other advertising media, such as cable television, newspapers, magazines and outdoor advertising. The stations also compete in the emerging local electronic media space, which includes Internet or Internet enabled devices and any digital spectrum opportunities associated with Digital Television. The company's broadcasting stations compete principally on the basis of their market share, advertising rates and audience composition.
     Local news is most important to a station's success, and there is a growing emphasis on other forms of programming that relate to the local community. Network and syndicated programming constitute the majority of all other programming broadcast on the company's television stations, and the company's competitive position is directly affected by viewer acceptance of this programming. Other sources of present and potential competition for the company's broadcasting properties include pay cable, home video and audio recorders and video disc players, direct broadcast satellite and low power television. Some of these competing services have the potential of providing improved signal reception or increased home entertainment selection, and they are continuing development and expansion.
     In November 1999, the Satellite Home Viewer Improvement Act of 1999 was enacted, which for the first time permits satellite carriers to retransmit local television stations to subscribers within the stations' market. Several of the company's television stations are currently being delivered by satellite carriers pursuant to this new law. In order to continue delivery of any local signal beyond May 29, 2000, satellite carriers will be required to obtain the consent of each television station. The new law also permits satellite carriers to retransmit distant network television stations into areas served by local television stations if it is determined, using FCC-approval signal strength measurement standards, that local stations do not deliver an acceptable viewing signal.
     Regulation: The company's television stations are operated under the authority of the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (Communications Act), and the rules and policies of the FCC (FCC Regulations).

     Television broadcast licenses are granted for periods of eight years. They are renewable by broadcasters upon application to the FCC and usually are renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications results in loss of the license. The company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC Regulations.
     FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming. FCC Regulations governing multiple ownership limit, or in some cases, prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio; television and daily newspapers; radio and daily newspapers; or television and cable television). In August 1999, the FCC substantially rewrote a number of its broadcast ownership rules, including restrictions on local television ownership, radio-television cross-ownership, and attribution of broadcast ownership interests. One significant rule change permits common ownership of two television stations in the same market, provided eight independently owned television stations remain in the market following the combination and provided that at least one of the commonly owned stations is not among the market's top four rated stations. It is under this standard that the company has agreed to acquire a second television station in the Jacksonville, Fla. market. The FCC's action removed the interim waivers previously granted to allow the company to own television stations with overlapping signals in the Atlanta and Macon, Ga., markets and in the Portland and Bangor, Maine markets, since such waivers are no longer necessary.
     The FCC also adopted rules to permit common ownership of a number (depending on market size) of radio stations and a television station serving the same community. The FCC retained its rule prohibiting a party from having attributable interests in television stations which collectively reach more than 35 percent of all U.S. television households. The FCC will continue to review this limitation as required by Congress. Presently, the company's 21 television stations reach an aggregate of 17.4% of U.S. TV households.
     Additional information about the company's television stations may be found on page 73 of this annual report.


Cable

On Jan. 31, 2000, the previously announced sale of the assets of the company's subsidiary, Multimedia Cablevision, Inc., to Cox Communications, Inc. of Atlanta, Ga., was completed.
     At the end of fiscal 1999, the company's cable division operated cable television systems serving 523,000 subscribers in Kansas, Oklahoma and North Carolina, and had approximately 1,100 full-time and part-time employees. The principal sources of the company's cable division revenues were: 1) monthly fees paid by subscribers for primary services generally consisting mainly of local and distant broadcast stations and public, educational and governmental channels; 2) monthly and per-event fees; and 3) local advertising revenues.
     The sale price for the cable business was approximately $2.7 billion in cash, which resulted in an after-tax gain of approximately $740 million or $2.64 per diluted share. The gain will be reported in Gannett's first quarter, 2000.
     Although the cable sale was finalized in the year 2000, for financial reporting purposes, the cable operating results for 1999 and all prior years for which it was owned by the company have been reclassified in the statements of income as discontinued operations. Likewise for the year 2000, cable operating results for the period up to the sale date, along with the gain on the sale, will be reported as discontinued operations.

Corporate facilities

The company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The capital expenditure program for 1997, 1998 and 1999 included amounts for leasehold improvements, land, building, furniture, equipment and fixtures for headquarters operations. Headquarters facilities are adequate for present operations. In September 1996, the company purchased 30 acres of land in Fairfax County, Va., for use as a future site for USA TODAY and corporate headquarters. Building construction began in 1999 and is scheduled to be completed in 2001.


Employee relations

At the end of 1999, the company and its subsidiaries had approximately 45,800 full-time and part-time employees. Four of the company's newspapers were published in 1999 together with non-company newspapers pursuant to joint operating agreements, and the employment numbers above include the company's pro-rata share of employees at those joint production and business operations.
     Approximately 12% of those employed by the company and its subsidiaries are represented by labor unions. They are represented by 86 local bargaining units affiliated with nine international unions under collective bargaining agreements. These agreements conform generally with the pattern of labor agreements in the newspaper and broadcasting industries. The company does not engage in industrywide or companywide bargaining. The company strives to maintain good relationships with its employees.
     On July 13, 1995, approximately 2,500 workers from six unions began a strike against the company's largest local newspaper, The Detroit News, the Detroit Newspaper Agency and the Detroit Free Press, its agency partner. The strike was precipitated by unrealistic and excessive demands by the unions for wage increases and position levels. The strike ended in mid-February 1997 when the six striking unions made an unconditional offer to return to work. They continue to attempt a subscriber and advertiser boycott.
     Throughout the strike and despite union efforts at stopping delivery of the newspapers through intimidation and frequent violence, the newspapers published every day. More than 1,000 of the original strikers have now returned to work and approximately 700 replacement workers have been employed to fill other necessary positions. Litigation before the National Labor Relations Board and in the federal courts concerning the strike and its aftermath continues. In February 1999, a 10-year agreement was reached with the Detroit Typographical Union, one of the unions previously on strike, under which its members will work at the Detroit Newspapers. Negotiations with the other formerly striking unions are ongoing.
     The company provides competitive group life and medical insurance programs for full-time domestic employees at each location. The company pays a substantial portion of these costs and employees contribute the balance. Virtually all of the company's units provide retirement or profit-sharing plans which cover eligible full-time employees
     In 1990, the company established a 401(k) Savings Plan, which is available to most of its domestic non-union employees.

Acquisitions 1995-1999
The growth of the company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1995 are shown below. The company has disposed of several businesses during this period, which are presented on the following page.

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

1999     The Reporter                    Melbourne, Fla.            Weekly newspaper
         Lehigh Acres News-Star          Lehigh Acres, Fla.         Weekly newspaper
         Dealer Magazine                 Reno, Nev.                 Weekly magazine
         KXTV-TV                         Sacramento, Calif.         Television station
         Newsquest plc                   United Kingdom             Daily and weekly newspapers
         Tucker Communications, Inc.     Westchester Co., N.Y.      Weekly newspaper
         Pennypower Shopping News        Branson & Springfield, Mo. Weekly newspaper

Dispositions 1995-1999

Year                                                                Publication times
disposed           Name                     Location                or business
-------- ------------------------        --------------             -----------------

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

1999     The San Bernardino County Sun   San Bernardino, Calif.     Daily newspaper
         KVUE-TV                         Austin, Texas              Television station

QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 26, 1999                1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                                   -----------    -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                              $  720,551     $  788,274     $  817,844     $  966,225     $3,292,894
Newspaper circulation                                 253,357        248,812        255,754        264,597      1,022,520
Broadcasting                                          161,194        194,480        166,770        206,198        728,642
All other                                              50,837         48,052         53,193         64,052        216,134
                                                   -----------    -----------    -----------    -----------    -----------
Total                                               1,185,939      1,279,618      1,293,561      1,501,072      5,260,190
                                                   -----------    -----------    -----------    -----------    -----------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                          635,732        620,682        659,654        692,401      2,608,469
Selling, general and administrative expenses,
   exclusive of depreciation                          187,986        190,525        205,716        224,302        808,529
Depreciation                                           42,715         42,130         44,325         40,290        169,460
Amortization of intangible assets                      22,914         23,170         30,500         34,047        110,631
                                                   -----------    -----------    -----------    -----------    -----------
Total                                                 889,347        876,507        940,195        991,040      3,697,089
                                                   -----------    -----------    -----------    -----------    -----------
Operating income                                      296,592        403,111        353,366        510,032      1,563,101
Non-operating (expense) income
Interest expense                                      (16,592)       (13,852)       (26,474)       (37,701)       (94,619)
Other                                                   2,368         55,305 (2)      1,588           (556)        58,705 (2)
                                                   -----------    -----------    -----------    -----------    -----------
Total                                                 (14,224)        41,453        (24,886)       (38,257)       (35,914)
                                                   -----------    -----------    -----------    -----------    -----------
Income before income taxes                            282,368        444,564        328,480        471,775      1,527,187
Provision for income taxes                            112,400        176,950        130,700        187,750        607,800
                                                   -----------    -----------    -----------    -----------    -----------
Income from continuing operations                     169,968        267,614 (2)    197,780        284,025        919,387 (2)
Income from discontinued operations, net                8,925          9,356          9,699         10,561         38,541
                                                   -----------    -----------    -----------    -----------    -----------
Net income                                         $  178,893     $  276,970 (2) $  207,479     $  294,586     $  957,928 (2)
                                                   ===========    ===========    ===========    ===========    ===========

Basic earnings per share
Basic earnings from continuing operations               $0.61          $0.96 (2)      $0.70          $1.02          $3.29 (2)
Basic earnings from discontinued operations, net          .03            .03            .04            .04            .14
                                                   -----------    -----------    -----------    -----------    -----------
Net income per share - basic                            $0.64          $0.99 (2)      $0.74          $1.06          $3.43 (2)
                                                   ===========    ===========    ===========    ===========    ===========

Diluted earnings per share
Diluted earnings from continuing operations (1)         $0.61          $0.95 (2)      $0.70          $1.01          $3.26 (2)
Diluted earnings from discontinued operations, net        .03            .03            .04            .04            .14
                                                   -----------    -----------    -----------    -----------    -----------
Net income per share - diluted (1)                      $0.64          $0.98 (2)      $0.74          $1.05          $3.40 (2)
                                                   ===========    ===========    ===========    ===========    ===========

EARNINGS SUMMARY, EXCLUDING NON-RECURRING NET NON-OPERATING GAINS
In thousands of dollars
Fiscal year ended December 26, 1999                1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                                   -----------    -----------    -----------    -----------    -----------
Income from continuing operations, as reported     $  169,968     $  267,614     $  197,780     $  284,025     $  919,387
Less: after-tax gains on sale/exchange
      of businesses                                         0         32,780              0              0         32,780
                                                   -----------    -----------    -----------    -----------    -----------
Income from continuing operations, as adjusted     $  169,968     $  234,834     $  197,780     $  284,025     $  886,607
                                                   ===========    ===========    ===========    ===========    ===========
Diluted earnings per share from continuing
   operations, as adjusted (1)                          $0.61          $0.84          $0.70          $1.01          $3.15
                                                   ===========    ===========    ===========    ===========    ===========

(1)  As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.
(2)  Includes second quarter net gain principally from the exchange of KVUE-TV in Austin, Texas for KXTV-TV in
     Sacramento, Calif., ($55 million pre-tax, $33 million after tax, $.11 per share-basic and diluted).

QUARTERLY STATEMENTS OF INCOME
In thousands of dollars
Fiscal year ended December 27, 1998                1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                                   -----------    -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                              $  669,994     $  746,675     $  707,347     $  818,979     $2,942,995
Newspaper circulation                                 254,079        252,762        251,534        251,863      1,010,238
Broadcasting                                          160,692        198,799        159,125        202,682        721,298
All other                                              51,083         48,673         49,825         56,579        206,160
                                                   -----------    -----------    -----------    -----------    -----------
Total                                               1,135,848      1,246,909      1,167,831      1,330,103      4,880,691
                                                   -----------    -----------    -----------    -----------    -----------
Operating expenses
Cost of sales and operating expenses,
   exclusive of depreciation                          617,556        624,414        625,258        631,648      2,498,876
Selling, general and administrative expenses,
   exclusive of depreciation                          180,638        183,826        180,548        197,526        742,538
Depreciation                                           41,596         41,640         40,760         39,780        163,776
Amortization of intangible assets                      21,731         21,733         22,482         23,741         89,687
                                                   -----------    -----------    -----------    -----------    -----------
Total                                                 861,521        871,613        869,048        892,695      3,494,877
                                                   -----------    -----------    -----------    -----------    -----------
Operating income                                      274,327        375,296        298,783        437,408      1,385,814
Non-operating (expense) income
Interest expense                                      (23,229)       (20,348)       (17,190)       (18,645)       (79,412)
Other                                                 307,356 (2)      2,498           (877)        (3,654)       305,323 (2)
                                                   -----------    -----------    -----------    -----------    -----------
Total                                                 284,127        (17,850)       (18,067)       (22,299)       225,911
                                                   -----------    -----------    -----------    -----------    -----------
Income before income taxes                            558,454        357,446        280,716        415,109      1,611,725
Provision for income taxes                            223,720        143,100        112,250        166,230        645,300
                                                   -----------    -----------    -----------    -----------    -----------
Income from continuing operations                     334,734 (2)    214,346        168,466        248,879        966,425 (2)
Income from discontinued operations, net                8,116          8,463          8,053          8,856         33,488
                                                   -----------    -----------    -----------    -----------    -----------
Net income                                         $  342,850 (2) $  222,809     $  176,519     $  257,735     $  999,913 (2)
                                                   ===========    ===========    ===========    ===========    ===========
Basic earnings per share
Basic earnings from continuing operations               $1.18 (2)      $0.75          $0.59          $0.89          $3.41 (2)
Basic earnings from discontinued operations, net          .03            .03            .03            .03            .12
                                                   -----------    -----------    -----------    -----------    -----------
Net income per share - basic                            $1.21 (2)      $0.78          $0.62          $0.92          $3.53 (2)
                                                   ===========    ===========    ===========    ===========    ===========
Diluted earnings per share
Diluted earnings from continuing operations (1)         $1.17 (2)      $0.75          $0.59          $0.89          $3.38 (2)
Diluted earnings from discontinued operations, net        .03            .03            .03            .03            .12
                                                   -----------    -----------    -----------    -----------    -----------
Net income per share - diluted (1)                      $1.20 (2)      $0.78          $0.62          $0.92          $3.50 (2)
                                                   ===========    ===========    ===========    ===========    ===========

EARNINGS SUMMARY, EXCLUDING NON-RECURRING NET NON-OPERATING GAINS
In thousands of dollars
Fiscal year ended December 27, 1998                1st Quarter    2nd Quarter    3rd Quarter    4th Quarter       Total
                                                   -----------    -----------    -----------    -----------    -----------
Income from continuing operations, as reported     $  334,734     $  214,346     $  168,466     $  248,879     $  966,425
Less: after-tax gains on sale/exchange
      of businesses                                   183,607              0              0              0        183,607
                                                   -----------    -----------    -----------    -----------    -----------
Income from continuing operations, as adjusted     $  151,127     $  214,346     $  168,466     $  248,879     $  782,818
                                                   ===========    ===========    ===========    ===========    ===========
Diluted earnings per share from continuing
   operations, as adjusted (1)                          $0.53          $0.75          $0.59          $0.89          $2.74
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

SCHEDULES TO FORM 10-K INFORMATION
In thousands of dollars
Property, plant & equipment
                                   Balance at
                                   beginning         Additions          Retirements      Other         Balance at end
Classification                     of period          at cost             or sales      changes          of period
-------------------------------- -------------- --------------------- -------------- ---------------- --------------

Dec. 28, 1997
Land                                $  174,838       $  2,544             $   1,435      $   (63)        $  175,884
Buildings & improvements               770,456         73,581                 7,265        3,385            840,157
Cable and security systems             481,053         76,574                13,383        3,975            548,219
Machinery, equipment & fixtures      1,926,058        260,814                46,508         (216)         2,140,148
Construction in progress and
 deposits on contracts                  70,995          3,637                17,122       (7,081)            50,429
                                 -------------- --------------------- -------------- ---------------- --------------
                                    $3,423,400       $417,150 (A)(E)       $ 85,713      $     0         $3,754,837
                                 ============== ===================== ============== ================ ==============
Dec. 27, 1998
Land                                $  175,884       $  7,769              $    987      $(1,880)        $  180,786
Buildings & improvements               840,157         10,022                13,790        2,821            839,210
Cable and security systems             548,219         24,218               159,634          256            413,059
Machinery, equipment & fixtures      2,140,148        126,006               140,424       (2,262)         2,123,468
Construction in progress and
 deposits on contracts                  50,429         58,859                   133        1,065            110,220
                                 -------------- --------------------- -------------- ---------------- --------------
                                    $3,754,837       $226,874 (B)(E)      $ 314,968      $     0         $3,666,743
                                 ============== ===================== ============== ================ ==============
Dec. 26, 1999
Land                                $  180,786       $  5,901              $  4,853      $   304         $  182,138
Buildings & improvements               839,210         83,975                37,189          659            886,655
Cable                                  413,059         13,680                 1,821          (11)           424,907
Machinery, equipment & fixtures      2,123,468        308,547               171,525       (1,128)         2,259,362
Construction in progress and
 deposits on contracts                 110,220         21,810                 1,318          138            130,850
                                 -------------- --------------------- -------------- ---------------- --------------
                                    $3,666,743       $433,913 (C)(E)      $ 216,706      $   (38) (D)    $3,883,912
                                 ============== ===================== ============== ================ ==============
Notes
(A) Includes assets at acquisition net of adjustments for prior years' acquisitions.         $ 195,899
(B) Includes assets at acquisition net of adjustments for prior years' acquisitions.         $ (17,551)
(C) Includes assets at acquisition net of adjustments for prior years' acquisitions.         $ 175,470
(D) Principally the effect of current foreign currency translation adjustment.
(E) Includes capitalized interest of $1,624 in 1997, $1,610 in 1998 and $5,707 in 1999.
(F) Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements,
    3.3% to 20% for cable and 4% to 30% for machinery, equipment and fixtures.
(G) Includes depreciation expense from cable and security reflected in earnings from discontinued
    operations of $31,806 in 1999, $37,907 in 1998 and $48,136 in 1997.

SCHEDULES TO FORM 10-K INFORMATION


In thousands of dollars
Accumulated depreciation and
amortization of property,
plant and equipment

                                   Balance at   Additions charged
                                   beginning         to costs              Retirements      Other         Balance at end
                                   of period       and expenses              or sales      changes          of period
-------------------------------- -------------- ------------------------- -------------- ---------------- --------------

Dec. 28, 1997
Buildings and improvements          $  300,775           $ 24,396              $  5,148      $ 4,057         $  324,080
Cable and security systems              32,597             60,377                 5,976       (3,892)            83,106
Machinery, equipment and fixtures    1,095,968            116,327                56,521         (165)         1,155,609
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,429,340           $201,100 (F)(G)       $ 67,645      $     0         $1,562,795
                                 ============== ========================= ============== ================ ==============
Dec. 27, 1998
Buildings and improvements          $  324,080           $ 25,434              $ 12,941      $ 9,318         $  345,891
Cable                                   83,106             31,134                36,369         (196)            77,675
Machinery, equipment and fixtures    1,155,609            145,115               112,208       (9,122)         1,179,394
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,562,795           $201,683 (F)(G)       $161,518      $     0         $1,602,960
                                 ============== ========================= ============== ================ ==============
Dec. 26, 1999
Buildings and improvements          $  345,891           $ 22,056              $ 16,511      $(5,003)        $  346,433
Cable                                   77,675             24,862                 1,243            0            101,294
Machinery, equipment and fixtures    1,179,394            154,348               126,421        5,012          1,212,333
                                 -------------- ------------------------- -------------- ---------------- --------------
                                    $1,602,960           $201,266 (F)(G)       $144,175      $     9 (D)     $1,660,060
                                 ============== ========================= ============== ================ ==============

(D)(F) and (G) See page 68

Valuation and qualifying accounts

                                Balance at    Additions charged  Additions/(reductions)
Allowance for doubtful           beginning         to costs        for acquisitions/       Deductions    Balance at end
receivables                      of period       and expenses        dispositions        from reserves     of period
                               -------------- ------------------ ---------------------- ---------------- --------------
Year ended Dec. 28, 1997             $18,942            $22,333                $   618          $23,873        $18,020
Year ended Dec. 27, 1998             $18,020            $22,077                $(1,240)         $19,714        $19,143
Year ended Dec. 26, 1999             $19,143            $26,213                $ 9,419          $24,081        $30,694

Supplementary income statement information (from continuing operations)
Fiscal year ended                                Dec. 26, 1999    Dec. 27, 1998    Dec. 28, 1997
                                              ------------------ --------------- ----------------
Maintenance and repairs                             $45,862           $45,792          $47,159
Taxes other than payroll and income tax
 Property                                           $24,898           $22,725          $18,072
 Other                                              $ 9,034           $ 9,118          $10,601
                                              ------------------ --------------- ----------------
 Total                                              $33,932           $31,843          $28,673
                                              ------------------ --------------- ----------------

MARKETS WE SERVE
NEWSPAPERS AND NEWSPAPER DIVISION
Daily newspapers
    State                                                            Circulation Circulation  Circulation         Joined
  Territory            City                     Newspaper              Morning    Afternoon     Sunday    Founded Gannett   *
-------------- --------------------- ------------------------------- ----------- ------------ ----------- ------- -------------
Alabama        Montgomery            Montgomery Advertiser               54,659                   70,104  1829    1995     (65)
Arizona        Tucson                Tucson Citizen                                   40,601              1870    1976     (31)
Arkansas       Mountain Home         The Baxter Bulletin                 11,224                           1901    1995     (66)
California     Marin County          Marin Independent Journal                        39,606      40,494  1861    1980     (49)
               Palm Springs          The Desert Sun                      51,117                   53,422  1927    1986     (59)
               Salinas               The Californian                     19,421                           1871    1977     (37)
               Tulare                Tulare Advance-Register                           8,257              1882    1993     (64)
               Visalia               Visalia Times-Delta                 21,906                           1859    1977     (38)
Colorado       Fort Collins          Fort Collins Coloradoan             28,584                   35,339  1873    1977     (39)
Connecticut    Norwich               Norwich Bulletin                    30,086                   36,367  1791    1981     (52)
Delaware       Wilmington            The News Journal                   124,509                  146,125  1871    1978     (44)
Florida        Brevard County        FLORIDA TODAY                       88,342                  112,396  1966    1966     ( 9)
               Fort Myers            News-Press                          88,998                  106,752  1884    1971     (24)
               Pensacola             Pensacola News Journal              62,717                   82,385  1889    1969     (11)
Georgia        Gainesville           The Times                                        22,549      26,659  1947    1981     (51)
Guam           Hagatna               Pacific Daily News                  22,422                   21,609  1944    1971     (23)
Hawaii         Honolulu              The Honolulu Advertiser            108,543                  188,416  1856    1993     (63)
Idaho          Boise                 The Idaho Statesman                 64,545                   86,584  1864    1971     (16)
Illinois       Rockford              Rockford Register Star              72,105                   83,846  1855    1967     (10)
Indiana        Lafayette             Journal and Courier                 37,141                   43,839  1829    1971     (17)
               Marion                Chronicle-Tribune                   20,206                   22,469  1867    1971     (20)
               Richmond              Palladium-Item                                   19,454      23,217  1831    1976     (30)
Iowa           Des Moines            The Des Moines Register            158,194                  254,679  1849    1985     (56)
               Iowa City             Iowa City Press-Citizen             15,116                           1860    1977     (41)
Kentucky       Louisville            The Courier-Journal                228,132                  299,539  1868    1986     (61)
Louisiana      Monroe                The News-Star                       37,049                   41,909  1890    1977     (43)
               Shreveport            The Times                           73,328                   89,952  1871    1977     (42)
Michigan       Battle Creek          Battle Creek Enquirer               25,781                   34,407  1900    1971     (18)
               Detroit               The Detroit News                                238,445              1873    1986     (58)
                                     The Detroit News and Free Press                             771,632
               Lansing               Lansing State Journal               70,147                   91,872  1855    1971     (15)
               Port Huron            Times Herald                                     31,030      43,294  1900    1970     (12)
Minnesota      St. Cloud             St. Cloud Times                     28,441                   38,585  1861    1977     (36)
Mississippi    Hattiesburg           Hattiesburg American                             22,414      26,983  1897    1982     (54)
               Jackson               The Clarion-Ledger                 104,055                  121,335  1837    1982     (53)
Missouri       Springfield           Springfield News-Leader             64,867                   95,823  1893    1977     (35)
Montana        Great Falls           Great Falls Tribune                 33,722                   39,297  1885    1990     (62)
Nevada         Reno                  Reno Gazette-Journal                67,247                   84,517  1870    1977     (32)
New Jersey     Asbury Park           Asbury Park Press                  158,397                  222,215  1879    1997     (71)
               Bridgewater           The Courier-News                    42,359                   42,477  1884    1927      (5)
               Cherry Hill           Courier-Post                        84,538                   98,035  1875    1959      (7)
               East Brunswick        Home News Tribune                   72,763                   79,260  1879    1997     (72)
               Morristown            Daily Record                        47,221                   51,341  1900    1998     (73)
               Toms River            Ocean County Observer               10,538                   10,000  1850    1998     (74)
               Vineland              The Daily Journal                   17,463                           1864    1986     (60)
New York       Binghamton            Press & Sun-Bulletin                62,453                   79,392  1904    1943      (6)
               Elmira                Star-Gazette                        30,175                   42,303  1828    1906      (1)
               Ithaca                The Ithaca Journal                  18,983                           1815    1912      (2)
               Poughkeepsie          Poughkeepsie Journal                41,640                   55,073  1785    1977     (34)
               Rochester             Rochester Democrat and Chronicle   175,134                  242,218  1833    1918      (3)
               Utica                 Observer-Dispatch                   48,157                   58,799  1817    1922      (4)
               Westchester County    The Journal News                   146,141                  175,262  1829    1964      (8)
North Carolina Asheville             Asheville Citizen-Times             57,930                   71,030  1870    1995     (67)
Ohio           Cincinnati            The Cincinnati Enquirer            205,112                  321,314  1841    1979     (45)
               Fremont               The News-Messenger                               14,059              1856    1975     (28)
               Marietta              The Marietta Times                               12,205              1864    1974     (27)
               Port Clinton          News Herald                                       6,031              1864    1975     (29)
Oklahoma       Muskogee              Muskogee Daily Phoenix
                                      and Times-Democrat                 19,541                   20,411  1888    1977     (40)
Oregon         Salem                 Statesman Journal                   58,821                   66,784  1851    1974     (26)
Pennsylvania   Chambersburg          Public Opinion                                   21,323              1869    1971     (14)
               Lansdale              The Reporter                                     19,177              1870    1980     (50)
South Carolina Greenville            The Greenville News                 98,953                  133,874  1874    1995     (68)
South Dakota   Sioux Falls           Argus Leader                        52,599                   74,475  1881    1977     (33)
Tennessee      Clarksville           The Leaf-Chronicle                  20,839                   25,318  1808    1995     (69)
               Jackson               The Jackson Sun                     39,654                   44,276  1848    1985     (57)
               Nashville             The Tennessean                     189,756                  269,220  1812    1979     (46)
Texas          El Paso               El Paso Times                       76,289                   95,876  1879    1972     (25)
Vermont        Burlington            The Burlington Free Press           51,528                   62,195  1827    1971     (13)
Virginia       Arlington             USA TODAY                        2,274,621                           1982    1982     (55)
               Staunton              The Daily News Leader               18,243                   21,838  1904    1995     (70)
Washington     Bellingham            The Bellingham Herald               26,251                   33,287  1890    1971     (21)
               Olympia               The Olympian                        39,735                   45,928  1889    1971     (19)
West Virginia  Huntington            The Herald-Dispatch                 36,822                   42,869  1909    1971     (22)
Wisconsin      Green Bay             Green Bay Press-Gazette                          59,099      84,866  1915    1980     (47)
               Wausau                Wausau Daily Herald                              23,513      30,843  1903    1980     (48)


*  Number in parentheses notes chronological order in which existing newspapers joined Gannett.

Army Times Publishing Co.
Headquarters:  Springfield, Va.
Publications:  Army Times, Navy Times, Marine Corps Times,
               Air Force Times, Federal Times, Defense News, Space News, Military Market

Nursing Spectrum
Offices: Falls Church, Va. (serving Washington, D.C./Baltimore); Hoffman Estates, Ill. (serving Illinois and Indiana); Ft. Lauderdale, Fla. (serving Ft. Lauderdale and Tampa); King of Prussia, Pa. (serving Philadelphia and the Delaware Valley); Westbury, N.Y. (serving
          New York and New Jersey); Lexington, Mass. (serving New England states)

Non-daily publications
Weekly, semi-weekly or monthly publications in Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Guam, Hawaii, Idaho, Illinois, Indiana, Iowa, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, Washington, West Virginia, Wisconsin and
Juarez, Mexico.

USA WEEKEND
Circulation 21.8 million in 563 newspapers
Headquarters:  Arlington, Va.
Advertising offices:  Chicago; Detroit; Los Angeles; New York

Gannett Media Technologies International
Cincinnati, Ohio

Gannett Offset
Headquarters:  Springfield, Va.
Offset sites:  Atlanta, Ga.; Chandler, Ariz.; Minneapolis, Minn.;
Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Olivette, Mo.;
Pensacola, Fla.; Springfield, Va.

Gannett Offset Marketing Services Group

  Gannett Direct Marketing Services, Inc.
  Louisville, Ky.

  Gannett TeleMarketing, Inc.
  Headquarters:  Springfield, Va.
  Operations:  Cambridge, Mass.; Cincinnati, Ohio; Columbia, Mo.;
  Louisville, Ky.; Nashville, Tenn.; Silver Spring, Md.; Towson, Md.

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

International print sites:  Frankfurt, Germany; Hong Kong;
London, England

Regional offices: Atlanta; Boston; Buffalo, N.Y.; Charlotte, N.C.; Chicago; Cincinnati; Cleveland; Columbus, Ohio; Dallas; Denver;
Detroit; Houston; Indianapolis; Kansas City, Mo.; Las Vegas; Los Angeles; Milwaukee; Minneapolis-St. Paul; Miramar, Fla.; Mountainside, N.J.; Nashville, Tenn.; New Orleans; Orlando, Fla.; Philadelphia;
Phoenix, Ariz.; Pittsburgh; Port Washington, N.Y.; St. Louis;
San Francisco; Seattle; Springfield, Va.

International offices:  Hong Kong; London, England; Paris, France; Singapore

Advertising offices:  Arlington, Va.; Atlanta; Chicago; Dallas;
Detroit; London, England; Los Angeles; New York; San Francisco

USA TODAY Baseball Weekly                Circulation 280,000
Editorial and advertising offices:       Arlington, Va.

USATODAY.com                             Arlington, Va.



BROADCASTING
Television stations
                                                                          **
                                                                       Weekly              Joined
     State               City            Station     Channel/Network   Audience   Founded  Gannett
---------------- --------------------- ------------ ----------------- ----------- -------- -------
Arizona          Flagstaff             KNAZ-TV      Channel 2/NBC          *      1970     1997
                 Kingman               KMOH-TV      Channel 6/NBC          *      1988     1997
                 Phoenix               KPNX-TV      Channel 12/NBC     1,128,000  1953     1979
Arkansas         Little Rock           KTHV-TV      Channel 11/CBS       373,000  1955     1994
California       Sacramento            KXTV-TV      Channel 10/ABC     1,012,000  1955     1999
Colorado         Denver                KUSA-TV      Channel 9/NBC      1,258,000  1952     1979
District of
 Columbia        Washington            WUSA-TV      Channel 9/CBS      1,983,000  1949     1986
Florida          Jacksonville***       WTLV-TV      Channel 12/NBC       471,000  1957     1988
                 Tampa-St. Petersburg  WTSP-TV      Channel 10/CBS     1,168,000  1965     1996
Georgia          Atlanta               WXIA-TV      Channel 11/NBC     1,564,000  1948     1979
                 Macon                 WMAZ-TV      Channel 13/CBS       228,000  1953     1995
Maine            Bangor                WLBZ-TV      Channel 2/NBC        131,000  1954     1998
                 Portland              WCSH-TV      Channel 6/NBC        333,000  1953     1998
Michigan         Grand Rapids          WZZM-TV      Channel 13/ABC       396,000  1962     1997
Minnesota        Minneapolis-St. Paul  KARE-TV      Channel 11/NBC     1,311,000  1953     1983
Missouri         St. Louis             KSDK-TV      Channel 5/NBC      1,065,000  1947     1995
New York         Buffalo               WGRZ-TV      Channel 2/NBC        461,000  1954     1997
North Carolina   Greensboro            WFMY-TV      Channel 2/CBS        579,000  1949     1988
Ohio             Cleveland             WKYC-TV      Channel 3/NBC      1,305,000  1948     1995
South Carolina   Columbia              WLTX-TV      Channel 19/CBS       240,000  1953     1998
Tennessee        Knoxville             WBIR-TV      Channel 10/NBC       416,000  1956     1995


*   Audience numbers fall below minimum reporting standards.
**  Weekly audience is number of TV households reached, according to the
    November 1999 Nielsen book.
*** On Nov. 16, 1999, Gannett entered into an agreement with Allbritton Jacksonville Inc. to acquire and operate WJXX-TV, the ABC affiliate in Jacksonville, Fla. Gannett will also continue to own and operate WTLV-TV, the NBC affiliate in Jacksonville.  The transaction is subject to FCC and other approvals.


NEWSQUEST plc
Daily Newspapers
                                                      Circulation Circulation  Circulation          Joined
City                     Newspaper                    Morning     Afternoon    Saturday    Founded  Gannett
--------------------- ------------------------------- ----------- ------------ ----------- ------- ---------
Basildon              Evening Echo                                    44,342               1969    1999
Blackburn             Lancashire Evening Telegraph                    43,181       37,207  1886    1999
Bolton                Bolton Evening News                             41,636       32,927  1867    1999
Bradford              Telegraph & Argus                               52,766       50,200  1868    1999
Brighton              Evening Argus                                   49,122       46,716  1880    1999
Colchester            Evening Gazette                                 28,551               1970    1999
Darlington            The Northern Echo                  67,822*                   67,822* 1870    1999
Oxford                Oxford Mail                                     32,159       29,403  1928    1999
Swindon               Evening Advertiser                              26,584       22,899  1854    1999
Worcester             Worcester Evening News                          23,141       19,134  1837    1999
York                  Evening Press                                   41,945*      41,945* 1882    1999

* Monday-Saturday inclusive

Non-daily publications: North West, Yorkshire, North East, Midlands, South East, South West, Essex,
London, South Coast.

Gannett on the Net

News and information about Gannett is available on our Web site, www.gannett.com.

The following Gannett properties also offer online services or informational sites on the Internet:

Newspapers and Newspaper Division

USA TODAY                               www.usatoday.com
USA WEEKEND                             www.usaweekend.com
Asbury Park (N.J.) Press                www.injersey.com/app
Asheville (N.C.) Citizen-Times          www.citizen-times.com
The Bellingham (Wash.) Herald           www.bellinghamherald.com
Press & Sun-Bulletin, Binghamton, N.Y.  www.binghamtonpress.com
FLORIDA TODAY, Brevard County           www.flatoday.com
Courier News, Bridgewater, N.J.         www.c-n.com
The Idaho Statesman, Boise              www.idahostatesman.com
The Burlington (Vt.) Free Press         www.burlingtonfreepress.com
Courier-Post, Cherry Hill, N.J.         www.courierpostonline.com
The Cincinnati Enquirer                 enquirer.com
The Des Moines Register                 DesMoinesRegister.com
The Detroit News                        detnews.com
Home News Tribune, East Brunswick, N.J. www.injersey.com/hnt
Star-Gazette, Elmira, N.Y.              www.star-gazette.com
El Paso (Texas) Times                   www.elpasotimes.com
Fort Collins Coloradoan                 www.coloradoan.com
The News-Press, Fort Myers, Fla.        www.news-press.com
Green Bay (Wis.) Press-Gazette          www.greenbaypressgazette.com
The Greenville (S.C.) News              greenvilleonline.com
The Honolulu Advertiser                 www.honoluluadvertiser.com
The Herald-Dispatch, Huntington, W.Va.  www.hdonline.com
Iowa City (Iowa) Press-Citizen          www.press-citizen.com
The Clarion-Ledger, Jackson, Miss.      www.clarionledger.com
The Jackson (Tenn.) Sun                 www.jacksonsun.com
Journal and Courier, Lafayette, Ind.    www.jconline.com
Lansing (Mich.) State Journal           www.lansingstatejournal.com
The Courier-Journal, Louisville, Ky.    www.courier-journal.com
Marin (County, Calif.) Independent
   Journal                              www.marinij.com
The Montgomery (Ala.) Advertiser        www.montgomeryadvertiser.com
Daily Record, Morristown, N.J.          www.dailyrecord.com
The Tennessean, Nashville               www.tennessean.com
The Olympian, Olympia, Wash.            www.theolympian.com
The Desert Sun, Palm Springs, Calif.    www.desertsunonline.com
Pensacola (Fla.) News Journal           www.PensacolaNewsJournal.com
Poughkeepsie (N.Y.) Journal             www.pojonews.com
Reno (Nev.) Gazette-Journal             www.rgj.com
Rochester (N.Y.) Democrat and Chronicle www.democratandchronicle.com
Rockford (Ill.) Register Star           www.rrstar.com
Argus Leader, Sioux Falls, S.D.         www.argusleader.com
St. Cloud (Minn.) Times                 www.sctimes.com
Statesman Journal, Salem, Ore.          www.statemansjournal.com
The Times, Shreveport, La.              www.nwlouisiana.com
Springfield (Mo.) News-Leader           www.ozarksgateway.com
Ocean County Observer, Toms River, N.J. www.injersey.com/observer
Tucscon (Ariz.) Citizen                 www.tucsoncitizen.com
Observer-Dispatch, Utica, N.Y.          www.uticaod.com
Wausau (Wis.) Daily Herald              www.wausaudailyherald.com
The Journal News, Westchester
   County, N.Y.                         www.nyjournalnews.com
The News Journal, Wilmington, Del.      www.delawareonline.com
Army Times                              www.armytimes.com
Navy Times                              www.navytimes.com
Marine Corps Times                      www.marinetimes.com
Air Force Times                         www.airforcetimes.com
Federal Times                           www.federaltimes.com
Defense News                            www.defensenews.com
Space News                              www.spacenews.com
Military City                           www.militarycity.com
Nursing Spectrum                        www.nursingspectrum.com
Gannett Direct Marketing Services       www.gdms.com
Gannett Media Technologies
   International                        www.gmti.com


Newsquest plc
Newsquest Media Group                   www.newsquest.co.uk


Broadcasting

WXIA-TV, Atlanta                        www.11alive.com
WLBZ-TV, Bangor, Maine                  www.wlbz.com
WKYC-TV, Cleveland, Ohio                www.wkyc.com
WLTX-TV, Columbia, S.C.                 www.wltx.com
KUSA-TV, Denver                         www.9news.com
WFMY-TV, Greensboro, N.C.               www.wfmy.com
WTLV-TV, Jacksonville, Fla.             www.wtlv.com
WMAZ-TV, Macon, Ga.                     www.13wmaz.com
KARE-TV, Minneapolis-St. Paul           www.kare11.com
KPNX-TV, Phoenix, Ariz.                 www.12news.com
WCSH-TV, Portland, Maine                www.wcsh6.com
KXTV-TV, Sacramento, Calif.             www.kxtv.com
KSDK-TV, St. Louis, Mo.                 www.ksdk.com
WTSP-TV, Tampa-St. Petersburg, Fla.     www.wtsp.com
WUSA-TV, Washington, D.C.               www.wusatv9.com

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

Annual meeting
     The annual meeting of shareholders will be held at 10 a.m. Tuesday, May 2, 2000 at Gannett headquarters.

For more information
     News and information about Gannett is available on our Web site (www.gannett.com). Quarterly earnings information will be available around the middle of April, July and October 2000.
     Shareholders who wish to contact the company directly about their Gannett stock should call Shareholder Services at Gannett headquarters, 703-284-6960.

Gannett Headquarters
1100 Wilson Boulevard
Arlington, VA  22234
703-284-6000