Form 10-K, Exhibit 13
period 2000-12-31
GANNETT CO INC /DE/
filed 2001-03-27
CIK 39899

Exhibit 13

     Company Profile: Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and is engaged in marketing, commercial printing, a newswire service, data services and news programming. Gannett is an international company with headquarters in Arlington, Va., and operations in 43 states, the District of Columbia, Guam, the United Kingdom, Belgium, Germany, Italy and Hong Kong.
     Gannett is the USA's largest newspaper group in terms of circulation. The company's 99 U.S. daily newspapers have a combined daily paid circulation of 7.8 million. They include USA TODAY, the nation's largest-selling daily newspaper, with a circulation of approximately 2.3 million. In addition, Gannett owns a variety of non- daily publications, and USA WEEKEND, a weekly newspaper magazine.
     Newsquest plc, a wholly owned Gannett subsidiary acquired in mid- 1999, is one of the largest regional newspaper publishers in the United Kingdom with a portfolio of nearly 300 titles. Its publications include 15 daily newspapers with a combined circulation of approximately 600,000. Newsquest also publishes a variety of non-daily publications, including Berrow's Worcester Journal, the oldest continuously published newspaper in the world.
     The company owns and operates 22 television stations covering 17.5 percent of the USA.
     Gannett was founded by Frank E. Gannett and associates in 1906 and incorporated in 1923. The company went public in 1967. Its more than 264 million shares of common stock are held by approximately 14,000 shareholders of record in all 50 states and several foreign countries. The company has approximately 53,400 employees.


Board of Directors

Douglas H. McCorkindale
Chairman,   president  and  chief  executive  officer,  Gannett  Co.,  Inc.
Formerly: President, chief executive officer and vice chairman, Gannett Co., Inc. (2000-January 2001), Vice chairman and president, Gannett Co., Inc. (1997-2000), Vice chairman and chief financial and administrative officer, Gannett Co., Inc. (1985-1997). Other directorships: Continental Airlines, Inc.; and funds which are part of the Prudential group of mutual funds. Age 61. (b,d,e,f,g)

H. Jesse Arnelle
Of counsel to Winston-Salem, N.C., law firm of Womble, Carlyle, Sandridge & Rice. Other directorships: FPL Group, Inc.; Textron Corporation; Eastman Chemical Co.; Armstrong World Industries; Waste Management, Inc. Age 67. (a,e)

Meredith A. Brokaw
Founder, Penny Whistle Toys, Inc., New York City, and author of children's books. Other directorships: Conservation International, Washington, D.C. Age 60. (b,d,e)

James A. Johnson
Chairman and chief  executive  officer,  Johnson  Capital  Partners.  Other directorships: Cummins Engine Co.; Goldman Sachs Group, Inc.; Target Corporation; Temple-Inland Corporation; United Health Group; KB Home Corporation; Chairman, John F. Kennedy Center for the Performing Arts; Chairman, board of trustees, The Brookings Institution. Age 57. (b,c,d)

Samuel J. Palmisano
President and chief operating officer, International Business Machines Corporation; and a trustee of The Johns Hopkins University. Age 49. (a,c)

Karen Hastie Williams
Partner  of  Washington,   D.C.,  law  firm  of  Crowell  &  Moring.  Other
directorships: The Chubb Corporation; Continental Airlines, Inc.; Washington Gas Light Company; and a trustee of the Fannie Mae Foundation. Age 56. (a,c)

(a) Member of Audit Committee.
(b) Member of Executive Committee.
(c) Member of Executive Compensation Committee.
(d) Member of Management Continuity Committee.
(e) Member of Public Responsibility and Personnel Practices Committee.
(f) Member of Gannett Management Committee.
(g) Member of Contributions Committee.

A Special Thanks

John J. Curley and Stuart T.K. Ho retired from the board on Jan. 31, 2001. Curley is the former chairman and chief executive officer, Gannett Co., Inc. Ho is chairman of the board and president, Capital Investment of Hawaii, Inc. Josephine P. Louis, chairman and chief executive officer of Eximious, Inc. and Eximious Ltd., retired on May 2, 2000. Drew Lewis, former chairman and chief executive officer of Union Pacific Corporation, retired on Nov. 27, 2000.

Company and divisional officers

     Gannett's principal management group is the Gannett Management Committee, which coordinates overall management policies for the company. The Gannett Newspaper Operating Committee oversees operations of the company's newspaper division. The Gannett Broadcasting Operating Committee coordinates management policies for the company's television stations. The members of these three groups are identified below and on the following pages.
     The managers of the company's various local operating units enjoy substantial autonomy in local policy, operational details, news content and political endorsements.
     Gannett`s headquarters staff includes specialists who provide advice and assistance to the company's operating units in various phases of the company's operations.
     Below are brief descriptions of the business experience during the last five years of the officers of the company and the heads of its national and regional divisions. Officers serve for a term of one year and may be re-elected. Information about the officer who serves as a director (Douglas H. McCorkindale) can be found above.

Christopher W. Baldwin
Vice president, taxes. Age 57.

Sara M. Bentley
President, Gannett Northwest Newspaper Group, and president and publisher, Statesman Journal, Salem, Ore. Age 49.(2)

James T. Brown
Executive chairman, Newsquest. Age 65.

Thomas L. Chapple
Senior vice president, general counsel and secretary. Age 53.(1)

Richard L. Clapp
Senior vice president/human resources. Age 60.(1)

Susan Clark-Johnson
Chairman and CEO, Phoenix Newspapers, Inc., Senior group president, Gannett Pacific Newspaper Group. Formerly: Senior group president, Gannett Pacific Newspaper Group, and president and publisher, Reno (Nev.) Gazette-Journal (1994-2000). Age 54.(2)

Michael J. Coleman
Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard County. Age 57.(2)

Robert T. Collins
President, New Jersey Newspaper Group, and president and publisher, Asbury Park Press, Home News Tribune, East Brunswick, N.J., and Ocean County Newspapers. Formerly: President and publisher, Asbury Park Press and Home News Tribune (1997-1998); president and publisher, Courier-Post, Cherry Hill, N.J. (1993-1997). Age 57.(2)

Thomas Curley
Senior vice president, administration, and president and publisher, USA
TODAY. Formerly: President and publisher, USA TODAY (1991-1998). Thomas Curley is the brother of John J. Curley. Age 52.(1)

Philip R. Currie
Senior vice president, news, Newspaper Division. Age 59.(2)

Ardyth R. Diercks
Senior vice president, Gannett Television. Formerly: President and general manager, KSDK-TV, St. Louis (1996-1998); president and general manager, KVUE-TV, Austin, Texas (1994-1996). Age 46.(3)

Craig A. Dubow
President, Gannett Television. Formerly: Executive vice president, Gannett Television (1996-2000); president and general manager, WXIA-TV, Atlanta (1992-1996). Age 46.(3)

Daniel S. Ehrman, Jr.
Vice president, planning and development. Formerly: Senior vice president, Gannett Broadcasting (1995-1997). Age 54.

Millicent A. Feller
Senior vice president, public affairs and government relations. Age 53.(1)

Lawrence P. Gasho
Vice president, financial analysis. Age 58.

George R. Gavagan
Vice president and controller. Formerly: Vice president, corporate accounting services (1993-1997). Age 54.

Denise H. Ivey
President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Age 50.(2)

John B. Jaske
Senior vice president, labor relations and assistant general counsel. Age 56.(1)

Richard A. Mallary
Senior vice president, Gannett Broadcasting. Age 58.(3)

Gracia C. Martore,
Treasurer and vice president, investor relations. Formerly: Vice president, treasury services and investor relations (1996-1998); vice president, treasury services (1993-1996). Age 48.

Myron Maslowsky
Vice president, internal audit. Age 46.

Larry F. Miller
Executive vice president and chief financial officer. Formerly: Senior vice president, financial planning and controller (1991-1997). Age 62.(1)

Craig A. Moon
President, Piedmont Newspaper Group, and president and publisher, The Tennessean, Nashville. Formerly: Vice president, Gannett South Newspaper Group, and president and publisher, The Tennessean (1991-1999). Age 51.(2)

Roger Ogden
Vice president, Gannett Television, and president and general manager, KUSA-TV, Denver, Colo. Age 55.(3)

W. Curtis Riddle
Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del. Age 49.(2)

Carleton F. Rosenburgh
Senior vice president, Gannett Newspaper Division. Age 61.(2)

Gary F. Sherlock
President, Gannett Atlantic Newspaper Group, and president and publisher, The Journal News, Westchester County, N.Y. Age 55.(2)

Mary P. Stier
Senior group president, Gannett Midwest Newspaper Group, and president and publisher, The Des Moines Register. Formerly: President, Gannett Midwest Newspaper Group, and president and publisher, Rockford (Ill.) Register Star (1993-2000). Age 43.(2)

Wendell J. Van Lare
Vice president, senior labor counsel. Age 55.

Frank J. Vega
President and CEO, Detroit Newspapers. Age 52.(2)

Cecil L. Walker
Chairman and CEO, Gannett Broadcasting Division. Formerly: President and CEO, Gannett Broadcasting Division (1986-2000). Age 64.(1)(3)

Barbara W. Wall
Vice president, senior legal counsel. Age 46.

Gary L. Watson
President, Gannett Newspaper Division. Age 55.(1)(2)


(1)      Member of the Gannett Management Committee.
(2)      Member of the Gannett Newspaper Operating Committee.
(3)      Member of the Gannett Broadcasting Operating Committee.

Gannett Common stock prices

High-low range by quarters based on NYSE-composite closing prices.

  Year  Quarter      Low        High
  ----  -------      ---        ----
  1990  First      $ 19.75    $ 22.19
        Second     $ 17.75    $ 21.13
        Third      $ 14.94    $ 18.75
        Fourth     $ 15.32    $ 18.88

  1991  First      $ 17.88    $ 21.32
        Second     $ 19.88    $ 22.19
        Third      $ 19.69    $ 23.32
        Fourth     $ 17.94    $ 21.13

  1992  First      $ 21.13    $ 23.94
        Second     $ 20.75    $ 24.57
        Third      $ 21.94    $ 24.13
        Fourth     $ 23.00    $ 26.82

  1993  First      $ 25.32    $ 27.69
        Second     $ 23.75    $ 27.38
        Third      $ 23.88    $ 25.69
        Fourth     $ 23.75    $ 29.07

  1994  First      $ 26.69    $ 29.19
        Second     $ 25.32    $ 27.44
        Third      $ 24.19    $ 25.82
        Fourth     $ 23.38    $ 26.69

  1995  First      $ 25.07    $ 27.50
        Second     $ 26.00    $ 27.88
        Third      $ 26.50    $ 27.75
        Fourth     $ 26.44    $ 32.19

  1996  First      $ 29.63    $ 35.38
        Second     $ 32.25    $ 35.82
        Third      $ 32.00    $ 35.07
        Fourth     $ 34.75    $ 39.25

  1997  First      $ 35.81    $ 44.75
        Second     $ 40.50    $ 50.66
        Third      $ 48.00    $ 53.00
        Fourth     $ 51.13    $ 61.81

  1998  First      $ 57.25    $ 69.94
        Second     $ 65.13    $ 74.69
        Third      $ 55.81    $ 73.56
        Fourth     $ 48.94    $ 68.06

  1999  First      $ 61.81    $ 70.25
        Second     $ 61.81    $ 75.44
        Third      $ 66.81    $ 76.94
        Fourth     $ 68.81    $ 79.31

  2000  First      $ 61.75    $ 83.25
        Second     $ 59.25    $ 72.13
        Third      $ 49.25    $ 60.06
        Fourth     $ 48.69    $ 63.06

  2001  First      $ 61.06    $ 67.74*

* Through Feb. 26, 2001

Management's responsibility for financial statements

     The management of the company has prepared and is responsible for the consolidated financial statements and related financial information included in this report. These financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements necessarily include amounts determined using management's best judgments and estimates.
     The company's accounting and other control systems provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the company. Underlying the concept of reasonable assurance is the premise that the cost of control not exceed the benefit derived. Management believes that the company's accounting and other control systems appropriately recognize this cost/benefit relationship.
     The company's independent accountants, PricewaterhouseCoopers LLP, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the company's system of internal accounting controls and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The PricewaterhouseCoopers LLP report appears on page 51.
     The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the company's financial reports and accounting practices to ascertain that they are appropriate in the circumstances. The Audit Committee consists of three non-management directors, and meets to discuss audit and financial reporting matters with representatives of financial management, the internal auditors and the independent accountants. The internal auditors and the independent accountants have direct access to the Audit Committee to review the results of their examinations, the adequacy of internal accounting controls and the quality of financial reporting.


Douglas H. McCorkindale                   Larry F. Miller
Chairman, President and                   Executive Vice President
Chief Executive Officer                   and Chief Financial Officer



Management's discussion and analysis of results of operations and financial position

Basis of reporting

     Following is a discussion of the key factors that have affected the company's business over the last three fiscal years. This commentary should be read in conjunction with the company's financial statements, the 11-year summary of operations and the Form 10-K information that appear in the following sections of this report.
     The company's fiscal year ends on the last Sunday of the calendar year. The company's 2000 fiscal year ended on Dec. 31, 2000, and encompassed a 53-week period. The company's 1999 and 1998 fiscal years each encompassed a 52-week period.
     In the fourth quarter of 2000, the company modified its method of accounting with respect to certain of its newspaper subsidiaries that are participants in joint operating agencies, in accordance with a pronouncement of the Financial Accounting Standards Board. Previously, the company included its pro-rata portion of these revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income. In fiscal 2000, the company's operating results from its Detroit and Tucson joint operating agencies are accounted for under the equity method (as a single net amount which is in other operating revenue). All prior years' statements of income have been restated to conform with the new pronouncement. This classification change within the statements of income has no effect on the company's operating income or overall reported results of operations. However, this classification change results in a reduction of reported revenue of approximately $170 million in each of 2000, 1999, and 1998 with a corresponding reduction in operating expenses.

Business acquisitions, exchanges and dispositions

2000
     In May 2000, Gannett made a cash offer to acquire the entire issued and to be issued share capital of News Communications & Media plc ("Newscom"). Pursuant to the Offer, Newscom shareholders elected to receive 1800 pence (U.S. $28.44) per share in cash or Loan Notes, valuing the entire issued share capital of Newscom at approximately 444 million British pounds (U.S. $702 million). Gannett also financed the repayment of Newscom's existing debt. On June 5, 2000, the company concluded the acquisition. With the Newscom acquisition, Newsquest (which includes Newscom) now publishes nearly 300 titles in the United Kingdom, including 15 daily newspapers.

     On July 21, 2000, the company concluded the acquisition of 19 daily newspapers as well as numerous weekly and niche publications from Thomson Newspapers Inc. for an aggregate purchase price of $1.036 billion. The company acquired eight daily newspapers in Wisconsin, eight daily newspapers in central Ohio, and daily newspapers in Lafayette, La.; Salisbury, Md.; and St. George, Utah (collectively, "Thomson").
     The company completed its acquisition of Central Newspapers, Inc. ("Central"), on August 1, 2000, for an approximate cash purchase price of $2.6 billion. The company also retired Central's existing debt of approximately $206 million. Central's properties include The Arizona Republic; The Indianapolis Star; three other dailies in Indiana and one daily in Louisiana; a direct marketing business; CNI Ventures, an Internet and technology investment management group; and other related media and information businesses.
     In March 2000, the company completed the acquisition of WJXX-TV, the ABC affiliate in Jacksonville, Fla. Gannett continues to own and operate WTLV-TV, the NBC affiliate in Jacksonville.
     The Newscom, Thomson, Central and WJXX-TV acquisitions were recorded under the purchase method of accounting. The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 2000 including Newscom, Thomson, Central, the Jacksonville television station and certain smaller newspaper publishing operations, totaled approximately $4.8 billion.
     The sale of the assets of the company's cable division for $2.7 billion was completed on Jan. 31, 2000. Upon closing, an after-tax gain of approximately $745 million or $2.77 per diluted share was recognized which, along with the cable segment operating results, is reported as discontinued operations in the company's financial statements.
     Early in the fourth quarter of 2000, the company contributed the assets of its newspapers, the Marin Independent Journal and the Classified Gazette, to the California Newspapers Partnership (a partnership that includes 21 daily California newspapers) in exchange for an increased ownership interest in the partnership. The company now has a 19.49% ownership interest in the partnership.

1999
     In June 1999, Gannett made a cash offer to acquire the stock of Newsquest plc ("Newsquest"). Newsquest's principal activities are publishing and printing regional and local newspapers in England with a portfolio of 180 titles that includes paid-for daily and weekly newspapers and free weekly newspapers. The offer was for 460 pence (U.S. $7.26) in cash or loan notes for each of 200.4 million fully diluted shares, for a total price of approximately 922 million British pounds (U.S. $1.5 billion). Gannett also financed the repayment of Newsquest's existing debt. In late July 1999, the company concluded the acquisition, which was recorded under the purchase method of accounting.
     In June 1999, the company completed a broadcast station transaction under which it exchanged its ABC affiliate KVUE-TV in Austin, Texas, and received KXTV-TV, the ABC affiliate in Sacramento, Calif., plus cash consideration. For financial reporting purposes, the company recorded the exchange as two simultaneous but separate events; that is, a sale of its Austin TV station for which a non-operating gain was recognized and the acquisition of the Sacramento station accounted for under the purchase method. In its second quarter, the company reported a net non-operating gain of $55 million ($33 million after tax) principally as a result of this transaction.
     The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 1999, including Newsquest, the Sacramento television station and certain smaller non-daily newspaper publishing operations, totaled approximately $1.8 billion.
     In March 1999, the company contributed The San Bernardino County Sun to the California Newspapers Partnership in exchange for a partnership interest.

1998
     In the first quarter of 1998, the company sold its five remaining radio stations, its alarm security business and its newspaper in St. Thomas, Virgin Islands. The company also contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation. The company recorded a net non-operating gain of $307 million ($184 million after tax), principally as a result of these transactions.
     The company purchased television stations WCSH-TV (NBC) in Portland, Maine, and WLBZ-TV (NBC) in Bangor, Maine, early in the first quarter and WLTX-TV (CBS) in Columbia, S.C., in April 1998.
     In the third quarter of 1998, the company sold five small-market daily newspapers in Ohio, Illinois and West Virginia and completed the acquisition of several newspapers in New Jersey, including The Daily Record in Morristown and the Ocean County Observer in Toms River. Also in the third quarter of 1998, the company completed a transaction with TCI Communications, Inc., under which it exchanged its subscribers and certain cable system assets in the suburban Chicago area for subscribers and certain cable system assets of TCI in Kansas.
     The aggregate purchase price for businesses and assets acquired in 1998 was approximately $370 million in cash. These acquisitions were accounted for under the purchase method of accounting.

Results of continuing operations

     Note that the company's results of continuing operations discussed below do not include results from the cable business which was sold in January 2000. All cable operating results have been reclassified in the statements of income and related discussions as discontinued operations.

Consolidated summary

     Operating earnings reached another record level in 2000. A consolidated summary of the company's results is presented below. Note that this summary separates from ongoing results the second quarter 1999 net non-operating gain of $55 million ($33 million after tax) principally from the exchange of the Austin television station for the Sacramento television station, and the first quarter 1998 net non-operating gain of $307 million ($184 million after tax) principally from the sale of radio and alarm security businesses.


In millions of dollars, except per share amounts

                         2000   Change     1999   Change     1998    Change
                         ----   ------     ----   ------     ----    ------
Operating revenues     $ 6,222     22%   $ 5,095     8%    $ 4,709      9%
Operating expenses     $ 4,405     25%   $ 3,532     6%    $ 3,323      9%
Operating income       $ 1,817     16%   $ 1,563    13%    $ 1,386     10%

Income from
continuing
operations,
excluding gains on
sale/exchange of
properties             $   972     10%   $   886    13%    $   782     15%

After-tax gains
on sale/exchange
of properties                            $    33           $   184


Income from
continuing
operations,
as reported            $   972      6%   $   919    (5%)   $   966     42%

Earnings per share
from continuing
operations,
excluding gains
on sale/exchange
of properties

     Basic             $  3.65     15%   $  3.18    15%    $  2.76     15%
     Diluted           $  3.63     15%   $  3.15    15%    $  2.74     15%

Earnings per share
from gains on
sale/exchange of
properties

     Basic                               $   .11           $   .65
     Diluted                             $   .11           $   .64

Earnings per share
from continuing
operations, as
reported

     Basic             $  3.65     11%   $  3.29    (4%)   $  3.41     42%
     Diluted           $  3.63     11%   $  3.26    (4%)   $  3.38     42%


     A discussion of operating results of the company's newspaper and broadcasting segments, along with other factors affecting net income follows. Operating cash flow amounts presented with business segment information represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts vary from net cash flow from operating activities presented in the Consolidated Statements of Cash Flows because cash payments for interest and taxes are not reflected therein, nor are the cash flow effects of non-operating items, discontinued operations or changes in certain operations-related balance sheet accounts.

Newspapers
     In addition to its domestic local newspapers, the company's newspaper publishing operations include USA TODAY, USA WEEKEND, Newsquest (including Newscom operations acquired in 2000), which publishes daily and non-daily newspapers in the United Kingdom, and Gannett Offset commercial printing. The newspaper segment in 2000 contributed 87% of the company's revenues and 84% of its operating income. Record earnings were achieved by the newspaper segment in 2000, reflecting the results from the newly acquired Newscom, Thomson and Central operations and gains at most other U.S. and Newsquest newspapers.
     Newspaper earnings were aided during the first part of 2000 by favorable newsprint price comparisons. However, the last half of 2000 saw a marked increase over 1999 prices. For the year, newsprint prices were 3% higher than 1999.

Newspaper operating results were as follows:

In millions of dollars

                2000     Change      1999     Change      1998     Change
                ----     ------      ----     ------      ----     ------
Revenues       $5,434      24%      $4,367      10%      $3,988      11%

Expenses       $3,912      27%      $3,075       7%      $2,879      11%

Operating
income         $1,522      18%      $1,292      16%      $1,109      11%

Operating
cash flow      $1,825      22%      $1,499      16%      $1,294      11%


     Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 73% and 21%, respectively, of total newspaper revenues in 2000. Ad revenues also include those derived from advertising placed with newspaper Internet products. Other newspaper publishing revenues are mainly from commercial printing businesses and also include earnings from the company's 50% owned joint operating agencies in Detroit and Tucson. The table below presents these components of reported revenues for the last three years.

Newspaper publishing revenues, in millions of dollars

                   2000    Change      1999      Change     1998     Change
                   ----    ------      ----      ------     ----     ------
Advertising      $3,973      28%      $3,115      12%      $2,773      12%

Circulation      $1,121      15%      $  971       1%      $  958       6%

Commercial
printing
and other        $  340      21%      $  281       9%      $  257      16%
                 ------      --       ------      --       ------      --
Total            $5,434      24%      $4,367      10%      $3,988      11%
                 ======      ==       ======      ==       ======      ==

     In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis for newspapers owned at the end of 2000, including the acquired properties from Newscom, Central and Thomson. The tables and related commentary include the portion of revenue and linage data for the company's newspapers participating in joint operating agencies, consistent with prior years.
     For Newsquest, advertising and circulation revenues are fully reflected in the amounts below, as are daily paid circulation volumes. Advertising linage for Newsquest is not reflected, however.


Advertising revenues, in millions of dollars (pro forma)

                  2000     Change      1999     Change      1998    Change
                  ----     ------      ----     ------      ----    ------
Local            $1,312       1%      $1,301       1%      $1,287      4%
National         $  792      10%      $  717      13%      $  632      9%
Classified       $1,860       4%      $1,782       7%      $1,662      9%
                 ------      ---      ------      ---      ------     ---
Total Run-
of-Press         $3,964       4%      $3,800       6%      $3,581      7%

Preprint
and other
advertising      $  693      10%      $  630       8%      $  585      3%
                 ------      ---      ------      ---      ------     ---
Total ad
revenue          $4,657       5%      $4,430       6%      $4,166      6%
                 ======      ===      ======      ===      ======     ===


Advertising linage, in millions of inches, and preprint distribution (pro forma)

                   2000    Change        1999   Change      1998  Change
                   ----    ------        ----   ------      ----  ------
Local              42.8     (1%)         43.1     1%        42.8    2%
National            4.6     11%           4.1    16%         3.5    6%
Classified         57.3      6%          54.0     9%        49.4    8%
                   ----     ---          ----    ---        ----   ---
Total Run-
of-Press          104.7      3%         101.2     6%        95.7    5%
                  =====     ===         =====    ===        ====   ===

Preprint
distribution
(millions)       10,556      7%         9,869     4%       9,444    6%
                 ======     ===         =====    ===       =====   ===


     Reported newspaper advertising revenues for 2000 were $858 million greater than in 1999, a 28% increase, while pro forma revenues presented above reflect a 5% increase. The variance in these two comparisons relates principally to the full year effect of the Newsquest acquisition in 1999 and the Newscom, Thomson and Central acquisitions in 2000. Reported and pro forma newspaper revenue comparisons are positively impacted by the additional 53rd week in 2000.
     Pro forma local ad revenues were up 1% with linage down 1% for the full year. Ad spending by some of the largest retailers declined for the year, reflecting closings and consolidations. These revenue declines were offset by revenue increases from small and medium sized advertisers through expanded sales and marketing efforts.
     Pro forma national ad revenues rose 10% with linage up 11%, driven principally by USA TODAY, which reported a 12% gain in revenues on an 8% linage gain. National ad revenue growth also was strong in Phoenix and at several other larger daily newspaper properties.
     Pro forma classified revenues in 2000 rose 4% on a 6% linage gain. Employment ad revenue gains were the strongest, followed by real estate and automotive. The continued strong economy throughout most of the year and tight labor market in the United States and the United Kingdom were key factors in these revenue gains, along with added marketing and sales resources.
     Revenues from the company's United Kingdom operations were unfavorably impacted by the decline in the exchange rate for British pounds during 2000. If the exchange rate had remained constant year-over-year, pro forma local, national and classified ad revenues would have increased 2%, 11% and 6%, respectively.
     Advertising and other revenue from Internet activities for the newspaper segment totaled approximately $62 million in 2000 and $39 million in 1999. The company has Web sites at nearly all of its newspapers and other operating properties within the newspaper segment.

In millions, as reported

       Newspaper advertising
Year        revenues
----        --------
1991         $1,747
1992         $1,773
1993         $1,847
1994         $1,982
1995         $2,078
1996         $2,281
1997         $2,480
1998         $2,773
1999         $3,115
2000         $3,973

     Looking to 2001, for our domestic newspapers, modest ad revenue and volume growth is anticipated in most categories depending on the health of the U.S. economy and the extent of further closings or consolidations within certain key industries, particularly retail. Changes in national economic levels, consumer confidence, and unemployment rates and the level of general economic growth will impact revenues at all of the company's newspapers. Modest price increases are generally planned at most properties, and the company will continue to expand and refine marketing and sales efforts. More robust ad revenue growth is anticipated in 2001 for our Newsquest properties, depending on continued strong growth in the United Kingdom's economy.
     Newspaper circulation revenues rose $150 million or more than 15% in 2000, due to incremental circulation revenues from the 1999 and 2000 acquisitions. On a pro forma basis, circulation revenues increased 1% in 2000.
     For local newspapers, morning circulation accounts for approximately 78% of total daily volume, while evening circulation accounts for 22%. On a pro forma basis, local morning, evening and Sunday circulation volumes declined 1%. Selected circulation price increases were implemented in 2000 at certain newspapers. Also during 2000, the Green Bay (Wis.) Press-Gazette converted from an evening to a morning publication.
     USA TODAY's average daily circulation for 2000 rose 0.4% to 2,284,024. USA TODAY reported an average daily paid circulation of 2,257,774 in the ABC Publisher's Statement for the six months ended Sept. 24, 2000, a 1% increase over the comparable period a year ago.

In millions, as reported

       Newspaper circulation
Year        revenues
----        --------
1991          $734
1992          $763
1993          $781
1994          $789
1995          $816
1996          $873
1997          $903
1998          $958
1999          $971
2000        $1,121


     The company expects modest circulation revenue growth at most of its newspaper properties in 2001 with circulation price increases planned at certain newspapers.
     Pro forma circulation volume for the company's local newspapers is summarized in the table below:

Average net paid circulation volume, in thousands (pro forma)

                 2000      Change     1999      Change     1998      Change
                 ----      ------     ----      ------     ----      ------
Local
Newspapers:
Morning          4,728      (1%)      4,758      (1%)      4,820       2%
Evening          1,356      (1%)      1,366      (2%)      1,394      (2%)
                 -----      --        -----      --        -----      --
Total daily      6,084      (1%)      6,124      (1%)      6,214       1%
                 =====      ==        =====      ==        =====      ==

Sunday           7,154      (1%)      7,260      (2%)      7,375      (1%)
                 =====      ==        =====      ==        =====      ==

     Reported newspaper advertising revenues for 1999 were $342 million greater than in 1998, a 12% increase, while pro forma revenues presented above reflect a 6% increase. The variance in these two comparisons relates principally to the Newsquest properties acquired in July 1999.
     Pro forma local ad revenues and linage were up slightly for the full year. Ad spending by the larger retailers in our markets declined for the year, reflecting closings and consolidations, but this was mostly offset by greater revenue from expanded sales and marketing efforts directed toward small- and medium-sized advertisers.
     Pro forma national ad revenues and linage rose 13% and 16%, respectively, driven principally by USA TODAY, which reported a 19% gain in revenues on a 14% linage gain. National ad revenue growth also was strong at USA WEEKEND and at several large daily newspaper properties.
     Pro forma classified revenue in 1999 rose 7% on a 9% linage gain. Employment ad revenue gains were the strongest, followed by automotive and then real estate. The continued strong economy and the tight labor market were key factors in these revenue gains, along with added marketing and sales resources.
     Newspaper circulation revenues rose $13 million or slightly more than 1% in 1999. Incremental circulation revenues from Newsquest offset declines in domestic circulation revenue. On a pro forma basis, circulation revenues remained even.
     On a pro forma basis, local morning circulation declined 1%, evening circulation declined 2% and Sunday circulation declined 2%. Selected circulation price increases were implemented in 1999 at certain newspapers. During 1999, the St. Cloud (Minn.) Times and The Daily Journal at Vineland, N.J., converted from evening to morning publications.
     USA TODAY's average daily circulation for 1999 rose 0.1% to 2,274,621. USA TODAY reported an average daily paid circulation of 2,235,808 in the ABC Publisher's Statement for the six months ended Sept. 26, 1999, a 1% increase over the comparable period in 1998.
     Reported newspaper advertising revenues for 1998 were $293 million greater than in 1997, a 12% increase, while pro forma revenues presented above reflect a 6% increase. This reported/pro forma variance relates principally to newspaper acquisitions in 1998 and 1997.
     Pro forma local ad revenues and linage in 1998 rose 4% and 2%, respectively. Most local newspapers achieved gains in this category, particularly from medium and smaller accounts. Ad spending by major retailers was slightly lower in 1998. The overall gains in local revenues were spurred by the strong economy and enhanced sales and marketing efforts.
     Pro forma national ad revenues and linage rose 9% and 6%, respectively, in 1998 fueled principally by USA TODAY, which reported a 12% gain in total ad revenues and a 9% linage gain. Ad revenue growth at USA TODAY in 1998 followed a 12% gain in 1997 and a 30% gain in 1996.
     Pro forma classified revenues in 1998 rose 9% on an 8% linage gain. Employment advertising revenue gains were the strongest, followed by real estate and automotive.
     Newspaper circulation revenues rose $55 million or 6% in 1998. Incremental revenue from the newspaper businesses acquired in 1997 and 1998 contributed significantly to the gains, although most of the company's local newspapers, along with USA TODAY and USA WEEKEND, reported higher circulation revenue as well. On a pro forma basis, local morning circulation rose 2%. Average evening circulation was 2% lower, continuing the national trend. Average Sunday circulation was 1% lower in 1998.
     During 1998, the Battle Creek (Mich.) Enquirer converted from an evening to a morning publication, and the 10 daily Gannett Suburban Newspapers were consolidated into one morning and Sunday publication, The Journal News, based in Westchester County, N.Y.
     Selected circulation price increases were implemented in 1998 at certain newspapers.
     USA TODAY's average daily paid circulation for 1998 rose 2% to 2,271,767. USA TODAY reported an average daily paid circulation of 2,213,255 in the ABC Publisher's Statement for the six months ended Sept. 27, 1998, a 2% increase over the comparable period in 1997.
     Newspaper operating expense: Newspaper operating costs rose $836 million, or 27%, in 2000. The increase was primarily due to incremental costs from the 1999 and 2000 acquisitions. Newsprint expense for the year, including the effect of acquisitions, was 20% higher in 2000. Both consumption and average newsprint prices were higher by 17% and 3%, respectively. The increase in consumption was tempered by a large number of newspapers converting to the new 50-inch web width format. Generally, a conversion from a 54-inch web width to a 50-inch web width will result in a more than 7% savings in newsprint consumption. Payroll costs for newspaper operations rose 26% in 2000, primarily due to the newly acquired properties and the impact of the 53rd week in 2000.

     For 2001, newsprint consumption is expected to be significantly higher due to the full year impact of the 2000 acquisitions. This increase in consumption in 2001 will be tempered by the full year impact of web width reductions implemented in 2000 and planned web width reductions for 2001. For 2001, newsprint prices are expected to be higher than in 2000, particularly in the first half of the year.
     Newspaper operating expenses rose $197 million, or 7%, in 1999. The increase was caused principally by incremental costs from Newsquest properties acquired in July 1999. Newsprint expense for the year, including the effect of acquisitions, was 6% lower than in 1998. While consumption rose nearly 7% (due principally to Newsquest), average newsprint prices declined 12%.
     Payroll costs for newspaper operations rose 10% in 1999, in part because of the Newsquest acquisition but also because of staffing increases in marketing and ad sales and modest pay increases.
     Newspaper operating expenses rose $276 million or 11% in 1998. The increase was caused principally by incremental costs from newspaper properties acquired in 1997 and 1998. Newsprint expense for the year, including the effect of acquisitions, was 18% higher than in 1997. Both consumption and average prices were higher by approximately 9%.
     Payroll costs for newspaper operations rose 9% in 1998, in part because of acquired properties but also because of increases in headcount, particularly in marketing and ad sales, and pay increases.
     Newspaper operating income: The company's newspapers produced record earnings in 2000. Operating profit rose $231 million or 18%. The increases are due largely to contributions from the Newsquest, Newscom, Thomson and Central acquisitions. But other U.S. local newspapers reported earnings gains as well.
     Newsquest financial results were translated from British pounds to U.S. dollars using a weighted average rate of $1.50 for 2000, as compared to $1.62 in 1999, which mitigated some of the strong earnings growth.
     For 2001, newspaper operating profits are expected to show continued growth, reflecting full year results for the 2000 acquisitions, modest revenue gains, strict cost controls and the benefit of further web width reductions to partially offset higher newsprint prices.
     Newspaper operating profit rose $182 million or 16% in 1999. The Newsquest properties acquired in July 1999 contributed to the profit gain. Earnings were strong at Detroit, the company's New Jersey Group and at USA WEEKEND. Most of the company's local U.S. newspapers reported earnings gains. For USA TODAY, 1999 saw operating profit growth. Newsquest financial results were translated from British pounds to U.S. dollars using a weighted average rate of $1.62 for the period it was owned in 1999.
     Newspaper operating profit rose $107 million or 11% in 1998. While newspaper properties acquired in 1997 and 1998 contributed significant earnings, most of the company's local newspapers also reported higher profits. Earnings gains at Detroit and at USA TODAY were among the strongest.

Broadcasting

     The company's broadcasting operations at the end of 2000 included 22 television stations in markets reaching 17.5 percent of U.S. television homes.
     Over the last three years, reported broadcasting revenues, expenses, operating income and operating cash flows were as follows:

In millions of dollars

               2000     Change    1999     Change     1998    Change
               ----     ------    ----     ------     ----    ------

Revenues       $789       8%      $729       1%       $721      3%
Expenses       $429      10%      $391       4%       $377      1%
               ----      ---      ----      ---       ----     ---
Operating
income         $360       7%      $338      (2%)      $344      5%
               ====      ===      ====      ===       ====     ===
Operating
cash flow      $425       6%      $400      (1%)      $404      5%
               ====      ===      ====      ===       ====     ===

     Total broadcast revenues rose $60 million or 8% for 2000. Revenues were bolstered by strong political and issue advertising, revenues from the Australia Olympics on our NBC stations and the impact of the 53rd week in 2000. Local and national advertising revenues increased 2% and 19%, respectively, over 1999. Political and issue advertising in key states contributed to the increase in national revenues.
     Reported operating expenses for broadcast were up 10% due to the WJXX-TV acquisition and the full year impact of the 1999 Austin/Sacramento station exchange. On a pro forma basis, operating costs were up 7%. Pro forma payroll was up 6%.
     For 2001, television revenues and earnings comparisons versus 2000 levels will be challenging, as 2000 benefited significantly from the Summer Olympics and political and issue advertising.
     A summary of pro forma revenues for television stations owned at the end of 2000 follows:

Pro forma broadcast revenues, in millions of dollars

              2000    Change      1999    Change      1998    Change
              ----    ------      ----    ------      ----    ------
Revenues      $789      8%        $732     (1%)       $736      6%

     Total broadcast reported revenues rose $7 million or 1% for 1999. However, on a pro forma basis, giving effect to the Austin/Sacramento station exchange, total station revenues were down 1% for the year. Pro forma local revenues rose 5% for the year, while national revenues were down 7%. The decline in national ad revenue in comparison with 1998 reflects in part revenue gains in 1998 on CBS stations for the Winter Olympics and on NBC affiliates for the Super Bowl and the Seinfeld program, and from political and issue advertising.
     Reported operating expenses for broadcast were up 4%, reflecting the impact of the Austin/Sacramento station exchange. On a pro forma basis, operating costs were down slightly. Pro forma payroll was up 1%.
     Total reported broadcasting revenues rose $18 million or 3% in 1998. On a pro forma basis, broadcasting revenues rose 6% for the year. Pro forma local and national advertising revenues increased 6% and 9%, respectively, over 1997, reflecting strong advertising demand for NBC programming (12 company stations were NBC affiliates) and overall growth in the economy. Advertising revenues benefited from the Super Bowl broadcast on the company's NBC stations and the Winter Olympics airing on its CBS stations. Strong political advertising contributed to the overall revenue growth as well.
     Reported operating expenses for broadcast were up 1% for 1998. On a pro forma basis, operating expenses increased 2%, with payroll costs up 4% and program costs up 1% over 1997. Operating income in 1998 from broadcasting reached a record high, climbing $15 million to $344 million. The 5% increase was the result of continued strong demand for television advertising in most markets throughout the year and cost controls.

In millions, as reported

          Broadcasting
Year        revenues
----        --------
1991          $357
1992          $371
1993          $397
1994          $407
1995          $466
1996          $687
1997          $704
1998          $721
1999          $729
2000          $789


Consolidated operating expenses

     Over the last three years, the company's consolidated operating expenses were as follows:

Consolidated operating expenses, in millions of dollars

                    2000      Change     1999      Change     1998      Change
                    ----      ------     ----      ------     ----      ------
Cost of sales      $3,057      24%      $2,460       4%      $2,364      10%

Selling,
 general
 and admin
 expenses          $  972      23%      $  792      12%      $  705       5%

Depreciation       $  195      15%      $  169       3%      $  164       7%

Amortization
 of intangible
 assets            $  180      63%      $  111      23%      $   90      11%


     Cost of sales for 2000 were up $598 million or 24%, reflecting the full-year effect of the 1999 Newsquest acquisition, increased costs from the Newscom, Thomson and Central acquisitions and the impact of an extra week in 2000 over 1999. Newsprint expense increased 20% due primarily to a 17% increase in consumption, principally from acquisitions. Average newsprint prices increased 3% compared to 1999.
     SG&A was up 23% for the year also due primarily to the new businesses acquired in 1999 and 2000 and the extra week in 2000.
     Depreciation expense increased 15% during the year as a result of the Newsquest, Newscom, Thomson and Central acquisitions. Likewise, amortization of intangibles rose $70 million or 63% due to the 1999 and 2000 acquisitions.
     Cost of sales for 1999 were up $95 million or 4%, reflecting increased costs from businesses acquired in 1998 and 1999, particularly Newsquest. Newsprint expense decreased 6% despite a 7% increase in consumption (including acquisitions). Average newsprint prices dropped 12% as compared to 1998.
     SG&A was up 12% for the year due primarily to the Newsquest acquisition and generally higher newspaper advertising expenses.
     Depreciation expense increased 3% during the year as a result of the Newsquest acquisition. Amortization of intangibles rose $21 million or 23% due to 1998 and 1999 acquisitions, principally Newsquest.
     Cost of sales for 1998 increased $221 million or 10%. Newsprint expense rose 18% for the year because of a 9% increase in consumption (including acquisitions) and 9% higher average newsprint prices. Other costs from businesses acquired in 1997 and 1998 also contributed to this increase.
     SG&A rose 5% for 1998, mainly because of incremental newspaper advertising expenses from properties acquired in 1997 and 1998.

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

                                     2000       1999       1998
                                     ----       ----       ----
Payroll and employee benefits        44.0%      45.0%      45.1%

Newsprint and other
 production material                 18.2%      19.2%      21.0%



Non-operating income and expense

     Interest expense in 2000 increased $125 million due to significant commercial paper borrowings to fund the 1999 Newsquest acquisition, the Newscom acquisition in June 2000, the Thomson and Central acquisitions in the third quarter of 2000 and share repurchases. Higher interest rates in 2000, particularly in the second half of the year, also contributed to the increase, along with the 53rd week in 2000. The daily average commercial paper outstanding balance was $3.1 billion during 2000 and $1.3 billion during 1999. During the second half of 2000, the daily average outstanding balance was $4.9 billion. The weighted average interest rate was 6.5% for 2000 and 5.2% for 1999. The increase, however, was tempered by the pay-down of commercial paper borrowings from the net proceeds on the sale of the cable business in the first quarter of 2000 and from operating cash flows. The company's financing activities are discussed further in the financial position section of this report. Interest expense in 2001 is expected to be significantly higher than 2000 due to the full year impact of increased commercial paper borrowings discussed above. Interest rates have declined significantly in the first quarter of 2001 following actions by the Federal Reserve Board.
     Interest income in 2000 increased $21 million over 1999 due primarily to interest earned on marketable securities from cable sale proceeds in the first half of the year. Non-operating expense in 2000 includes costs associated with minority investments in Internet businesses.
     Interest expense for 1999 increased $15 million or 19%, reflecting significantly increased commercial paper borrowings in the second half of 1999 as a result of the Newsquest acquisition.
     Other non-operating income for 1999 includes the second quarter net non-operating gain of $55 million principally from the exchange of the television stations discussed above.
     Interest expense for 1998 decreased $19 million or 19%, reflecting the paydown of fixed-rate debt and commercial paper borrowings from operating cash flow and the proceeds from the sale of certain businesses.
     Other non-operating income for 1998 includes the first quarter net non-operating gain of $307 million principally from the sale of radio and alarm security businesses.

Provision for income taxes

     The company's effective income tax rate for continuing operations was 39.6% in 2000, 39.8% in 1999 and 40.0% in 1998. The decrease in the effective tax rate each year reflects lower state taxes and lower taxes on foreign operations.

Income from continuing operations

     In 2000, the company reported income from continuing operations of $972 million or $3.63 per diluted share, both record highs, up 10% and 15%, respectively, from record results in 1999 (excluding the 1999 net non-operating gain principally from the television station exchange transaction discussed on page 24).
     The company's operating income was $1.817 billion for the year, an increase of $254 million or 16%. Each of the company's segments reported higher earnings for the year, with interest expense up $125 million over 1999 as previously discussed.
     In 1999, the company reported income from continuing operations of $919 million or $3.26 per diluted share. However, this reflects the net non-operating gain principally from the television station exchange transaction discussed on page 24. This net gain totaled $55 million pre-tax ($33 million after tax or $.11 per diluted share).
     For 1998, the company reported income from continuing operations of $966 million or $3.38 per diluted share. This amount reflects the net non-operating gain principally from the sale of radio and alarm security businesses in the first quarter of the year. This net gain totaled $307 million pre-tax ($184 million after tax or $.64 per diluted share).
     For purposes of evaluating the company's earnings progress from ongoing operations, the earnings summary below excludes the effect of these non-operating gains in 1999 and 1998.


In millions of dollars, except per share amounts

Earnings summary excluding 1999
and 1998 net non-operating gains

                             2000     Change         1999    Change         1998     Change
                             ----     ------         ----    ------         ----     ------
Operating income          $ 1,817        16%      $ 1,563       13%      $ 1,386        10%

Non-operating
  expense
Interest expense             (219)      132%          (95)      19%          (80)      (19%)
Other                          11       159%            4        -            (1)      (87%)
                          -------       ---       -------      ---       -------       ----
Total                        (208)      130%          (91)      12%          (81)      (25%)
                          -------       ---       -------      ---       -------       ----
Income before
  income taxes              1,609         9%        1,472       13%        1,305        13%

Provision for
  income taxes                637         9%          586       12%          523        10%
                          -------       ---       -------      ---       -------       ----
Income from
  continuing
  operations              $   972        10%      $   886       13%      $   782        15%
                          =======       ===       =======      ===       =======       ====
Earnings per
  share from
  continuing
  operations - diluted    $  3.63        15%      $  3.15       15%      $  2.74        15%
                          =======       ===       =======      ===       =======       ====

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

In millions
                Income from
Year        Continuing Operations
----        ---------------------
1991               $292
1992               $341**
1993               $389
1994               $455
1995               $457
1996               $503*
1997               $681
1998               $782*
1999               $886*
2000               $972

* Before net non-recurring gains from sale/exchange of businesses ** Before effect of accounting principle changes


Discontinued operations

     As part of the Multimedia purchase in 1995, the company acquired cable television and alarm security operations. In 1998, the company sold its alarm security business, which had been reported within the cable segment. On Jan. 31, 2000, the company completed the sale of its cable division for $2.7 billion. Upon closing, an after-tax gain of approximately $745 million or $2.77 per diluted share was recognized, which along with the cable segment operating results, are reported as discontinued operations in the company's financial statements.
     After-tax earnings from the cable business for the period it was owned, up to the date of sale, are also reported as income from discontinued operations and amounted to $2.4 million or $.01 per diluted share in 2000, $38.5 million or $.14 per diluted share in 1999 and $33.5 million or $.12 per diluted share in 1998.

Net Income

     The company reported net income of $1.719 billion or $6.41 per diluted share in 2000, which includes after-tax earnings from discontinued operations of $747 million or $2.78 per diluted share.
     Average diluted shares outstanding for 2000 totaled 268,118,000, compared to 281,608,000 in 1999. Basic shares totaled 266,426,000 for 2000 and
279,048,000 for 1999. The decline in diluted and basic shares outstanding in 2000 is primarily due to the company's repurchase of 14.7 million shares during the first half of 2000.
     The company's return on shareholders' equity, based on earnings from continuing operations, is presented in the table below.

Return on shareholders' equity (before non-recurring gains and accounting principle changes) in percentages

            Return on
Year    shareholders' equity
----    --------------------
1991          16.2
1992          21.9
1993          22.3
1994          24.4
1995          23.0
1996          19.8
1997          21.3
1998          21.0
1999          20.6
2000          20.0

     The percentage return on equity for 2000, 1999 and 1998 has declined from the prior years because non-recurring gains from the sale/exchange of businesses are included in shareholders' equity, but are excluded from the amount of earnings from continuing operations used in the calculation.

Financial Position

Liquidity and capital resources
-------------------------------
     The principal changes in the company's financial position for 2000 relate to the sale of the cable business in January 2000 for approximately $2.7 billion, share repurchases totaling $967 million in the first half of 2000 and the Newscom, Thomson and Central acquisitions, with an aggregate cost of approximately $4.6 billion, which were funded primarily by commercial paper borrowings.
     Changes in property, plant and equipment in 2000 reflect capital spending of $351 million plus amounts recorded in connection with the acquisitions in 2000, offset by the sale of cable division assets. The increase in intangible assets is due to amounts recorded in connection with the 2000 acquisitions with increases in working capital balances likewise due to the newly acquired properties, offset by the sale of cable division assets. The increase in investments and other assets in 2000 is primarily the result of the company's contribution of the Marin Independent Journal and the Classified Gazette to the California Newspapers Partnership in exchange for an increased interest in the partnership.
     The company repurchased approximately 14.7 million shares of common stock at a cost of approximately $967 million in the first half of 2000.
     The company's foreign currency translation adjustment, related to Newsquest (including the newly acquired Newscom properties in June 2000) and reported as part of shareholders' equity, totaled ($66.4 million), net of tax, at Dec. 31, 2000. This reflects the weakening of the pound against the U.S. dollar since the Newsquest and Newscom acquisition dates. Newsquest's assets and liabilities were translated from British pounds to U.S. dollars at the Dec. 31, 2000 exchange rate of $1.49.
     The company's consolidated operating cash flow (defined as operating income plus depreciation and amortization of intangible assets) totaled $2.193 billion in 2000 compared to $1.843 billion in 1999 and $1.639 billion in 1998. The operating cash flow increase of 19% reflects significant operating income growth for the company's newspaper segment largely due to 1999 and 2000 acquisitions. The table below presents operating cash flow as a percent of revenue over the last ten years.

             Operating cash flow,
Year       as a percent of revenue
----       -----------------------
1991                 24.2
1992                 25.5
1993                 27.6
1994                 29.0
1995                 28.7
1996                 30.9
1997                 34.7
1998                 34.8
1999                 36.2
2000                 35.2

     Working capital, or the excess of current assets over current liabilities, totaled $128 million at the end of 2000 and $191 million at the end of 1999. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

Working capital measurements

                                      2000       1999       1998
                                      ----       ----       ----
Current ratio                       1.1-to-1   1.2-to-1   1.2-to-1
Accounts receivable turnover          7.4        7.0        7.2
Newsprint inventory turnover          7.3        7.3        7.5


     The company's operations have historically generated strong positive cash flow, which, along with the company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the company's requirements, including those for acquisitions.
     The company regularly issues commercial paper for cash requirements and maintains revolving credit agreements equal to or in excess of any commercial paper outstanding. The company's commercial paper has been rated A-1 and P-1 by Standard & Poor's and Moody's Investors Service, respectively. The company's senior unsecured long-term debt is rated A by Standard & Poor's and A1 by Moody's Investors Service. The company has a shelf registration statement with the Securities and Exchange Commission under which up to $1.5 billion of additional debt securities may be issued. The company's Board of Directors has established a maximum aggregate level of $7 billion for amounts which may be raised through borrowings or the issuance of equity securities.
     Note 4 to the company's financial statements on page 42 of this report provides further information concerning commercial paper transactions and the company's $6.06 billion revolving credit agreements.
     The company has a capital expenditure program (not including business acquisitions) of approximately $335 million planned for 2001, including approximately $91 million for land and buildings or renovation of existing facilities, including costs associated with the new USA TODAY and corporate headquarters facility, which will be completed in the third quarter of 2001, $223 million for machinery and equipment, and $21 million for vehicles and other assets. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 2001 capital program will be funded from operating cash flow.

Capital stock
-------------
     In 2000, the company announced authorizations to repurchase up to $1 billion of its common stock and during 2000, the company repurchased approximately 14.7 million shares of common stock at a cost of $967 million.
     In 1998, the company announced authorizations to repurchase up to $750 million of its company stock. During 1998, the company repurchased a total of approximately 6 million shares of common stock at a cost of $329 million and in 1999, the company purchased approximately 2.4 million shares of its common stock at a cost of $163 million. Certain of the shares previously acquired by the company have been reissued in settlement of employee stock awards.
     An employee 401(k) Savings Plan was established in 1990, which includes a company matching contribution in the form of Gannett stock. To fund the company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company.
     The company's common stock outstanding at Dec. 31, 2000, totaled 264,271,861 shares, compared with 277,926,431 shares at Dec. 26, 1999.

Dividends
---------
     Dividends declared on common stock amounted to $228 million in 2000, compared with $229 million in 1999, reflecting fewer shares outstanding in 2000, net of an increase in the dividend rate.

Year      Dividends declared per share
----      ----------------------------
1991              $ .62
1992              $ .63
1993              $ .65
1994              $ .67
1995              $ .69
1996              $ .71
1997              $ .74
1998              $ .78
1999              $ .82
2000              $ .86


     In October 2000, the quarterly dividend was increased from $.21 to $.22 per share.

  Cash dividends            Payment date        Per share
------------------          ------------        ---------
2000   4th Quarter          Jan. 2, 2001           $.22
       3rd Quarter          Oct. 2, 2000           $.22
       2nd Quarter          July 3, 2000           $.21
       1st Quarter         April 3, 2000           $.21

1999   4th Quarter          Jan. 3, 2000           $.21
       3rd Quarter          Oct. 1, 1999           $.21
       2nd Quarter          July 1, 1999           $.20
       1st Quarter         April 1, 1999           $.20


Effects of inflation and changing prices and other matters

     The company's results of operations and financial condition have not been significantly affected by inflation and changing prices. In all of its principal businesses, subject to normal competitive conditions, the company generally has been able to pass along rising costs through increased selling prices. Further, the effects of inflation and changing prices on the company's property, plant and equipment and related depreciation expense have been reduced as a result of an ongoing capital expenditure program and the availability of replacement assets with improved technology and efficiency.
     The company is exposed to foreign exchange rate risk primarily due to its acquisition of Newsquest, which uses the British pound as its functional currency which is then translated into U.S. dollars.
     Effective Jan. 1, 2001, the company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.133), as amended. Based on the company's current activities, the adoption of this standard is not expected to have any effect on the company's results of operations or financial position. At Dec. 31, 2000, the company is not a party to any material derivative contracts.

Certain factors affecting forward-looking statements

     Certain statements in the company's 2000 Annual Report to Shareholders and its Annual Report on Form 10-K contain forward-looking information. The words "expect," "intend," "believe," "anticipate," "likely," "will" and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results and events to differ materially from those anticipated in the forward-looking statements.
     Potential risks and uncertainties which could adversely affect the company's ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of the company's principal newspaper or television markets leading to decreased circulation or local, national or classified advertising; (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint or syndication programming costs over the levels anticipated; (e) labor disputes which may cause revenue declines or increased labor costs; (f) acquisitions of new businesses or dispositions of existing businesses; (g) a decline in viewership of major networks and local news programming; (h) rapid technological changes and frequent new product introductions prevalent in electronic publishing; (i) an increase in interest rates; (j) a weakening in the British pound to U.S. dollar exchange rate; and (k) general economic and business conditions.

Consolidated balance sheets
In thousands of dollars
                                                          Dec. 31, 2000          Dec. 26, 1999
                                                          -------------          -------------
Assets
Current assets
Cash                                                       $     69,954         $    46,148
Marketable securities, at cost,
   which approximates market                                    123,242                  12
Trade receivables (less allowance for
  doubtful receivables of $37,465
  and $30,694, respectively)                                    875,363             800,682
Other receivables                                                56,469              80,753
Inventories                                                     128,321              95,014
Prepaid expenses                                                 48,987              52,613
                                                           ------------         -----------
Total current assets                                          1,302,336           1,075,222
                                                           ------------         -----------
Property, plant and equipment
Land                                                            216,049             182,138
Buildings and improvements                                    1,101,696             886,655
Cable systems (Note 2)                                                              424,907
Machinery, equipment and fixtures                             2,525,182           2,259,362
Construction in progress                                        292,274             130,850
                                                           ------------         -----------
Total                                                         4,135,201           3,883,912
Less accumulated depreciation                                (1,673,802)         (1,660,060)
                                                           ------------         -----------
Net property, plant and equipment                             2,461,399           2,223,852
                                                           ------------         -----------
Intangible and other assets
Excess of acquisition cost over the
  value of assets acquired (less
  accumulated amortization of
  $947,855 and $867,606, respectively)                        8,740,804           5,398,227
Investments and other assets (Note 5)                           475,872             309,145
                                                           ------------         -----------
Total intangible and other assets                             9,216,676           5,707,372
                                                           ------------         -----------
Total assets                                               $ 12,980,411         $ 9,006,446
                                                           ============         ===========

Consolidated balance sheets
In thousands of dollars
                                                        Dec. 31, 2000         Dec. 26, 1999
                                                        -------------         -------------
Liabilities and shareholders' equity
Current liabilities
Accounts payable
    Trade                                                  $    455,390         $   312,277
    Other                                                        37,853              36,312
Accrued liabilities
    Compensation                                                144,535             120,581
    Interest                                                      4,051               5,230
    Other                                                       177,318             145,684
Dividend payable                                                 58,118              58,297
Income taxes (Note 7)                                           144,599              77,553
Deferred income                                                 152,137             127,844
                                                           ------------         -----------
Total current liabilities                                     1,174,001             883,778

Deferred income taxes (Note 7)                                  274,829             479,547
Long-term debt (Note 4)                                       5,747,856           2,463,250
Postretirement medical and life
  insurance liabilities (Note 6)                                403,528             304,400
Other long-term liabilities                                     276,787             245,825
                                                           ------------         -----------
Total liabilities                                             7,877,001           4,376,800
                                                           ------------         -----------
Shareholders' equity (Notes 4 and 8)
Preferred stock, par value $1:
  Authorized, 2,000,000 shares:
  Issued, none
Common stock, par value $1: Authorized,
  800,000,000 shares and 400,000,000
  shares, respectively:
  Issued, 324,420,732 shares, as to both years                  324,421             324,421
Additional paid-in capital                                      170,715             153,267
Retained earnings                                             6,995,965           5,504,810
Accumulated other comprehensive (loss) income                   (66,274)             25,377
                                                           ------------         -----------
                                                              7,424,827           6,007,875
Less Treasury stock, 60,148,871 shares
  and 46,494,301 shares,  respectively, at cost              (2,307,793)         (1,359,263)
Deferred compensation related to ESOP (Note 8)                  (13,624)            (18,966)
                                                           ------------         -----------
Total shareholders' equity                                    5,103,410           4,629,646
                                                           ------------         -----------
Commitments and contingent liabilities (Note 9)
                                                           ------------         -----------
Total liabilities and shareholders' equity                 $ 12,980,411         $ 9,006,446
                                                           ============         ===========

Consolidated statements of income
In thousands of dollars

Fiscal year ended                                    Dec. 31, 2000       Dec. 26, 1999       Dec. 27, 1998
                                                     -------------       -------------       -------------
Net operating revenues
Newspaper advertising                                  $ 3,972,936         $ 3,115,250         $ 2,773,247
Newspaper circulation                                    1,120,991             971,114             958,456
Broadcasting                                               788,767             728,642             721,298
All other                                                  339,624             280,356             256,030
                                                       -----------         -----------         -----------
Total                                                    6,222,318           5,095,362           4,709,031
                                                       -----------         -----------         -----------
Operating expenses
Cost of sales and operating expenses,
  exclusive of depreciation                              3,057,252           2,459,749           2,364,338
Selling, general and administrative
  expenses, exclusive of depreciation                      971,895             792,421             705,416
Depreciation                                               195,428             169,460             163,776
Amortization of intangible assets                          180,487             110,631              89,687
                                                       -----------         -----------         -----------
Total                                                    4,405,062           3,532,261           3,323,217
                                                       -----------         -----------         -----------
Operating income                                         1,817,256           1,563,101           1,385,814
                                                       -----------         -----------         -----------
Non-operating income (expense)
Interest expense                                          (219,228)            (94,619)            (79,412)
Interest income                                             27,209               5,739              19,318
Other (Note 2)                                             (16,397)             52,966             286,005
                                                       -----------         -----------         -----------
Total                                                     (208,416)            (35,914)            225,911
                                                       -----------         -----------         -----------
Income before income taxes                               1,608,840           1,527,187           1,611,725
Provision for income taxes                                 636,900             607,800             645,300
                                                       -----------         -----------         -----------
Income from continuing operations                          971,940             919,387             966,425
Discontinued operations
Income from the operation of
  discontinued operations, net of income taxes
  of $1,598, $27,700, and $24,200, respectively              2,437              38,541              33,488
Gain on sale of cable business, net of
  income taxes of $889,300                                 744,700
                                                       -----------         -----------         -----------
Net income                                             $ 1,719,077         $   957,928         $   999,913
                                                       ===========         ===========         ===========
Earnings per share - basic
Earnings from continuing operations                    $      3.65         $      3.29         $      3.41
Earnings from discontinued operations:
   Discontinued operations, net of tax                         .01                 .14                 .12
   Gain on sale of cable business, net of tax                 2.79
                                                       -----------         -----------         -----------
Net income per share - basic                           $      6.45         $      3.43         $      3.53
                                                       ===========         ===========         ===========
Earnings per share - diluted
Earnings from continuing operations                    $      3.63         $      3.26         $      3.38
Earnings from discontinued operations:
   Discontinued operations, net of tax                         .01                 .14                 .12
   Gain on sale of cable business, net of tax                 2.77
                                                       -----------         -----------         -----------
Net income per share - diluted                         $      6.41         $      3.40         $      3.50
                                                       ===========         ===========         ===========


Consolidated statements of cash flows
In thousands of dollars

Fiscal year ended                                              Dec. 31, 2000       Dec. 26, 1999     Dec. 27, 1998
                                                               -------------       -------------     -------------
Cash flows from operating activities
Net income                                                       $ 1,719,077         $   957,928         $ 999,913

Adjustments to reconcile net income to
  operating cash flows
Discontinued operations, net of tax                                 (747,137)            (38,541)          (33,488)
Income taxes on sale of cable business                              (889,300)
Depreciation                                                         195,428             169,460           163,776
Amortization of intangibles                                          180,487             110,631            89,687
Deferred income taxes                                               (169,290)             21,983            40,105
Other, net, including gains on sales                                  (4,484)            (49,269)         (360,944)
Decrease (increase) in receivables                                    39,850             (70,014)          (29,732)
(Increase) decrease in inventories                                   (16,091)             (7,624)           11,054
Increase (decrease) in accounts payable                                8,833             (34,805)          (14,777)
Increase in interest and taxes payable                               186,133              11,555             7,951
Change in other assets and liabilities, net                           (1,179)             75,582            96,990
                                                                 -----------         -----------         ---------
Net cash flow from operating activities                              502,327           1,146,886           970,535
                                                                 -----------         -----------         ---------
Cash flows from investing activities
Purchase of property, plant and equipment                           (350,580)           (258,443)         (244,425)
Payments for acquisitions, net of cash acquired                   (4,264,214)         (1,496,649)         (369,804)
Change in other investments                                          (78,531)            (10,383)          (13,835)
Proceeds from sale of certain assets                               2,714,362              38,450           665,001
                                                                 -----------         -----------         ---------
Net cash (used for) provided by investing activities              (1,978,963)         (1,727,025)           36,937
                                                                 -----------         -----------         ---------
Cash flows from financing activities
Proceeds from (payments of) long-term debt                         2,799,161             915,865          (470,207)
Dividends paid                                                      (228,391)           (226,274)         (218,853)
Cost of common shares repurchased                                   (967,242)           (163,228)         (328,956)
Proceeds from issuance of common stock                                21,225              33,681            23,953
                                                                 -----------         -----------         ---------
Net cash provided by (used for) financing activities               1,624,753             560,044          (994,063)
                                                                 -----------         -----------         ---------
Effect of currency exchange rate change                               (1,081)                 68
                                                                 -----------         -----------         ---------
Increase (decrease) in cash and cash equivalents                     147,036             (20,027)           13,409
Balance of cash and cash equivalents at beginning of year             46,160              66,187            52,778
                                                                 -----------         -----------         ---------
Balance of cash and cash equivalents at end of year              $   193,196         $    46,160         $  66,187
                                                                 ===========         ===========         =========


Consolidated statements of changes in shareholders' equity
In thousands of dollars
 Fiscal years ended
 December 27, 1998,
 December 26, 1999
 and December 31, 2000

                                       Common                                Accumulated                  Deferred
                                        stock       Additional                 other                    compensation
                                       $1 par        paid-in      Retained  comprehensive    Treasury      related
                                        value        capital      earnings  income (loss)     stock        to ESOP        Total
                                      ---------     ---------   -----------    --------    -----------    --------    -----------
Balance: Dec. 28, 1997                $ 324,421    $ 104,366    $ 3,995,712                $  (916,708)   $(28,055)   $ 3,479,736
                                      ---------    ---------    -----------    --------    -----------    --------    -----------
Net income, 1998                                                    999,913                                               999,913
Dividends declared,
  1998: $.78 per share                                             (220,718)                                             (220,718)
Treasury stock acquired                                                                       (328,956)                  (328,956)
Stock options exercised                                4,870                                    19,285                     24,155
Stock issued under
  incentive plan                                      (1,255)                                    3,302                      2,047
Tax benefit derived from
  stock incentive plans                               18,064                                                               18,064
Compensation expense
  related to ESOP                                                                                            5,177          5,177
Tax benefit from ESOP                                                   406                                                   406
                                      ---------    ---------    -----------    --------    -----------    --------    -----------
Balance: Dec. 27, 1998                $ 324,421    $ 126,045    $ 4,775,313                $(1,223,077)   $(22,878)   $ 3,979,824
                                      =========    =========    ===========    ========    ===========    ========    ===========
Net income, 1999                                                    957,928                                               957,928
Foreign currency translation
  adjustment, net of taxes of $9,130                                           $ 14,280                                    14,280
Unrealized gain on securities,
  net of taxes of $7,095                                                         11,097                                    11,097
Total comprehensive income                                                                                                983,305
Dividends declared,
  1999: $.82 per share                                             (228,781)                                             (228,781)
Treasury stock acquired                                                                       (163,228)                  (163,228)
Stock options exercised                                7,916                                    23,490                     31,406
Stock issued under
  incentive plan                                      (2,154)                                    3,552                      1,398
Tax benefit derived from
  stock incentive plans                               21,460                                                               21,460
Compensation expense
  related to ESOP                                                                                            3,912          3,912
Tax benefit from ESOP                                                   350                                                   350
                                      ---------    ---------    -----------    --------    -----------    --------    -----------
Balance: Dec. 26, 1999                $ 324,421    $ 153,267    $ 5,504,810    $ 25,377    $(1,359,263)   $(18,966)   $ 4,629,646
                                      =========    =========    ===========    ========    ===========    ========    ===========
Net income, 2000                                                  1,719,077                                             1,719,077
Foreign currency translation
  adjustment, net of tax
  benefit of $51,555                                                            (80,638)                                  (80,638)
Unrealized loss on securities,
  net of reclassification adjustments
  during the period, net of tax
  benefit of $7,041                                                             (11,013)                                  (11,013)
Total comprehensive income                                                                                              1,627,426
Dividends declared,
  2000: $.86 per share                                             (228,212)                                             (228,212)
Treasury stock acquired                                                                       (967,242)                  (967,242)
Stock options exercised                                6,467                                    13,261                     19,728
Stock issued under
  incentive plan                                          41                                     5,451                      5,492
Tax benefit derived from
  stock incentive plans                               10,940                                                               10,940
Compensation expense
  related to ESOP                                                                                            5,342          5,342
Tax benefit from ESOP                                                   290                                                   290
                                      ---------    ---------    -----------    --------    -----------    --------    -----------
Balance: Dec. 31, 2000                $ 324,421    $ 170,715    $ 6,995,965    $(66,274)   $(2,307,793)   $(13,624)   $ 5,103,410
                                      =========    =========    ===========    ========    ===========    ========    ===========

Notes to consolidated financial statements

Note 1
Summary of significant accounting policies

     Fiscal year: The company's fiscal year ends on the last Sunday of the calendar year. The company's 2000 fiscal year ended on Dec. 31, 2000, and encompassed a 53-week period. The company's 1999 and 1998 fiscal years each encompassed 52-week periods.
     Consolidation: The consolidated financial statements include the accounts of the company and its subsidiaries after elimination of all significant intercompany transactions and profits. Certain prior-year information has been reclassified to conform with the current year presentation.
     Operating agencies: Certain of the company's newspaper subsidiaries are participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. Prior to fiscal 2000, the company included its appropriate portion of the revenues and expenses generated by the operation of the agencies on a line-by-line basis in its statement of income.
     Effective in fiscal 2000, the company modified its method of accounting for its 50% owned joint operating agencies, in accordance with a pronouncement of the Financial Accounting Standards Board. The company's operating results in the Detroit and Tucson joint operating agencies are now accounted for under the equity method, reported as a single net amount which is in other operating revenues. All prior years' statements of income have been restated to conform with the new pronouncement. This classification change within the statements of income has no effect on the company's operating income or overall reported results of operations.
     Inventories: Inventories, consisting principally of newsprint, printing ink, plate material and production film for the company's newspaper publishing operations, are valued at the lower of cost (first-in, first-out) or market.
     Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; machinery, equipment and fixtures, four to 30 years. Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.
     Excess of acquisition cost over fair value of assets acquired: The excess of acquisition cost over the fair value of assets acquired represents the cost of intangible assets at the time operating properties were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the excess acquisition cost of operating properties arising from acquisitions accounted for as purchases since Oct. 31, 1970, ($9.63 billion at Dec. 31, 2000) is being amortized generally over 40 years on a straight-line basis.
     Valuation of Long-Lived Assets: The company evaluates the carrying value of long-lived assets to be held and used, including the excess of acquisition cost over fair value of assets acquired, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset, including the excess of acquisition cost over fair value of assets acquired, is considered impaired when the projected undiscounted future cash flows from the related business unit are less than its carrying value. The company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.
     Other assets: The company's television stations are parties to program broadcast contracts. These contracts are recorded at the gross amount of the related liability when the programs are available for telecasting. Program assets are classified as current (as a prepaid expense) or noncurrent (as an other asset) in the Consolidated Balance Sheets, based upon the expected use of the programs in succeeding years. The amount charged to expense appropriately matches the cost of the programs with the revenues associated with them. The liability for these contracts is classified as current or noncurrent in accordance with the payment terms of the contracts. The payment period generally coincides with the period of telecast for the programs, but may be shorter.
     Retirement plans: Pension costs under the company's retirement plans are actuarially computed. The company's policy is to fund costs accrued under its qualified pension plans.
     Postretirement benefits other than pensions: The company recognizes the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits.
     Income taxes: The company accounts for certain income and expense items differently for financial reporting purposes than for income tax reporting purposes. Deferred income taxes are provided in recognition of these temporary differences.
     Per share amounts: The company reports earnings per share on two bases, basic and diluted. All basic income per share amounts are based on the weighted average number of common shares outstanding during the year. The calculation of diluted earnings per share also considers the assumed dilution from the exercise of stock options and from stock incentive rights.
     Foreign currency translation: The income statement of Newsquest (including Newscom operations acquired in 2000) has been translated to U.S. dollars using the average currency exchange rates in effect during the relevant period. Newsquest's balance sheet has been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of Newsquest's balance sheet is included in comprehensive income, net of tax, and is classified as accumulated other comprehensive income (loss) in shareholders' equity.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.
     Discontinued operations: In connection with the sale of the cable business in early fiscal 2000, the cable operating results are presented in the consolidated statements of income and related discussions as discontinued operations. The cable business (along with the alarm security business sold in 1998) was previously reported as a separate segment by the company.
     New accounting pronouncements: Effective Jan. 1, 2001, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended. Based on the company's current activities, the adoption of this standard is not expected to have any effect on the company's results of operations or financial position.
     Refer to "Operating agencies" on page 39 for a discussion of changes in the company's accounting for operating results of its 50% owned joint operating agencies.

Note 2
Acquisitions, exchanges and dispositions

     2000: In May 2000, Gannett made a cash offer to acquire the entire issued and to be issued share capital of News Communications & Media plc ("Newscom"). Pursuant to the Offer, Newscom shareholders elected to receive 1800 pence (U.S. $28.44) per share in cash or Loan Notes, valuing the entire issued share capital of Newscom at approximately 444 million British pounds (U.S. $702 million). Gannett also financed the repayment of Newscom's existing debt. On June 5, 2000, the company concluded the acquisition. With the Newscom acquisition, Newsquest (which includes Newscom) now publishes nearly 300 titles in the United Kingdom, including 15 daily newspapers.
     On July 21, 2000, the company concluded the acquisition of 19 daily newspapers as well as numerous weekly and niche publications from Thomson Newspapers Inc., for an aggregate purchase price of $1.036 billion. The company acquired eight daily newspapers in Wisconsin, eight daily newspapers in central Ohio, and single daily newspapers in Lafayette, La.; Salisbury, Md.; and St. George, Utah (collectively, "Thomson").
     The company completed its acquisition of Central Newspapers, Inc. ("Central") on August 1, 2000, for an approximate cash purchase price of $2.6 billion. The company also retired Central's existing debt of approximately $206 million. Central's properties include The Arizona Republic; The Indianapolis Star; three other dailies in Indiana and one daily in Louisiana; a direct marketing business; CNI Ventures, an Internet and technology investment management group; and other related media and information businesses.
     In March 2000, the company completed the acquisition of WJXX-TV, the ABC affiliate in Jacksonville, Fla. Gannett continues to own and operate WTLV-TV, the NBC affiliate in Jacksonville.
     The Newscom, Thomson, Central and WJXX-TV acquisitions were recorded under the purchase method of accounting.
     The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 2000 including Newscom, Thomson, Central, the Jacksonville television station and certain smaller newspaper publishing operations, totaled approximately $4.8 billion, of which $4.4 billion represents excess of acquisition cost over fair value of assets acquired. The purchase price allocations for Newscom, Thomson and Central are preliminary. The final allocations will be based on a complete evaluation of assets acquired and liabilities assumed.
     The sale of the assets of the company's cable division for $2.7 billion was completed on Jan. 31, 2000. Upon closing, an after-tax gain of approximately $745 million or $2.77 per diluted share was recognized which, along with the cable segment operating results, is reported as discontinued operations in the company's financial statements.
     Early in the fourth quarter of 2000, the company contributed the assets of its newspapers, the Marin Independent Journal and the Classified Gazette, to the California Newspapers Partnership (a partnership that includes 21 daily California newspapers) in exchange for an increased ownership interest in the partnership. The company now has a 19.49% ownership interest in the partnership.
     1999: In June 1999, Gannett made a cash offer to acquire the stock of Newsquest plc ("Newsquest"). Newsquest's principal activities are publishing and printing regional and local newspapers in England with a portfolio of 180 titles that include paid-for daily and weekly newspapers and free weekly newspapers. The offer was for 460 pence (U.S. $7.26) in cash or loan notes for each of 200.4 million fully diluted shares, for a total price of approximately 922 million British pounds (U.S. $1.5 billion). Gannett also financed the repayment of Newsquest's existing debt. In late July 1999, the company concluded the acquisition, which was recorded under the purchase method of accounting.
     In June 1999, the company completed a broadcast station transaction under which it exchanged its ABC affiliate KVUE-TV in Austin, Texas, and received KXTV-TV, the ABC affiliate in Sacramento, Calif., plus cash consideration. For financial reporting purposes, the company recorded the exchange as two simultaneous but separate events; that is, a sale of its Austin TV station for which a non-operating gain was recognized and the acquisition of the Sacramento station accounted for under the purchase method. In its second quarter, the company reported a net non-operating gain of $55 million ($33 million after tax) principally as a result of this transaction.

     The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 1999 including Newsquest, the Sacramento television station and certain smaller non-daily newspaper publishing operations, totaled approximately $1.8 billion.
     In March 1999, the company contributed The San Bernardino County Sun to the California Newspapers Partnership in exchange for a partnership interest.
     1998: In the first quarter of 1998, the company sold its five remaining radio stations, its alarm security business and its newspaper in St. Thomas, Virgin Islands. The company also contributed its newspaper in Saratoga Springs, N.Y., to the Gannett Foundation. The company recorded a net non-operating gain of $307 million ($184 million after tax), principally as a result of these transactions.
     The company purchased television stations WCSH-TV (NBC) in Portland, Maine, and WLBZ-TV (NBC) in Bangor, Maine, early in the first quarter and WLTX-TV (CBS) in Columbia, S.C., in April 1998.
     In the third quarter of 1998, the company sold five small-market daily newspapers in Ohio, Illinois and West Virginia and completed the acquisition of several newspapers in New Jersey, including The Daily Record in Morristown and the Ocean County Observer in Toms River. Also in the third quarter of 1998, the company completed a transaction with TCI Communications, Inc., under which it exchanged its subscribers and certain cable system assets in the suburban Chicago area for subscribers and certain cable system assets of TCI in Kansas.
     The aggregate purchase price for businesses and assets acquired in 1998 was approximately $370 million in cash. These acquisitions were accounted for under the purchase method of accounting.
     An unaudited earnings summary of the company's income from continuing operations, excluding the net non-operating gains in 1999 and 1998 discussed above, is as follows:

In millions of dollars, except per share amounts (unaudited)

                       2000   Change         1999   Change        1998    Change
                       ----   ------         ----   ------        ----    ------
Income from
  continuing
  operations        $   972      10%      $   886      13%      $   782      15%
Earnings per
  share from
  continuing
  operations
     - Basic        $  3.65      15%      $  3.18      15%      $  2.76      15%
     - Diluted         3.63      15%      $  3.15      15%      $  2.74      15%

     The following table summarizes, on an unaudited, pro forma basis, the estimated combined results of operations of the company and its subsidiaries as though the fiscal year 2000 and 1999 acquisitions, exchanges and dispositions noted above were made at the beginning of 1999. On this basis, these transactions would have resulted in a pro-forma decrease in income per diluted share from continuing operations for 2000 and 1999 of $.15 and $.12, respectively (excluding the 1999 net non-operating gain previously discussed). However, this pro forma combined statement does not necessarily reflect the results of operations as they would have been if the combined companies had constituted a single entity during those years.


In millions, except per share amounts (pro forma and unaudited)

Fiscal year                          2000          1999
                                   ------        ------
Operating revenues*                $6,880        $6,598

Income before taxes*               $1,543        $1,419

Income*                            $  932        $  854

Income per share* - Basic          $ 3.50        $ 3.06

Income per share* - Diluted        $ 3.48        $ 3.03

*from continuing operations



Note 3
Statement of cash flows

     For purposes of this statement, the company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.
     Cash paid in 2000, 1999 and 1998 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars

                      2000          1999          1998
                      ----          ----          ----
Income taxes      $1,454,465      $596,873      $626,409
Interest          $  209,240      $100,547      $ 84,808



     The 2000 income taxes paid amount includes amounts paid in connection with the company's sale of the cable business.
     Liabilities assumed in connection with 2000 acquisitions totaled $578 million, with $485 million related to Newscom and Central outstanding debt obligations. Liabilities assumed in connection with 1999 acquisitions totaled approximately $365 million, with $181 million related to Newsquest outstanding debt obligations. Liabilities assumed in connection with 1998 acquisitions totaled approximately $17 million.
     In December 2000, the company issued 118,352 shares of common stock in settlement of previously granted stock incentive rights for the four year period 1997-2000 and the $6.3 million compensation liability for these rights was transferred to shareholders' equity. In January following the years ended 1999 and 1998, the company issued 137,168 and 161,646 shares of common stock, respectively, in settlement of stock incentive rights whose four-year grant periods ended in December of those years and the compensation liabilities for those rights, which equaled $6.3 million and $5.5 million, respectively, were transferred to shareholders' equity.

Note 4
Long-term debt

The long-term debt of the company is summarized below.

In thousands of dollars
                                      Dec. 31, 2000   Dec. 26, 1999
                                      -------------   -------------
Unsecured promissory notes               $5,461,205      $2,113,763
Notes due 5/1/00, interest at 5.85%            --           249,982
Other indebtedness                          286,651          99,505
                                         ----------      ----------
Total long-term debt                     $5,747,856      $2,463,250
                                         ==========      ==========

     The unsecured promissory notes at Dec. 31, 2000, were due from Jan. 4, 2001 to Mar. 23, 2001, with rates varying from 6.4% to 6.63%.
     The unsecured promissory notes at Dec. 26, 1999, were due from Dec. 27, 1999, to Jan. 31, 2000, with rates varying from 5.50% to 6.03%.
     At Dec. 31, 2000, the unsecured promissory notes were supported by the $6.06 billion revolving credit agreements discussed below and, therefore, are classified as long-term debt.
     The maximum amount of such promissory notes outstanding at the end of any period during 2000 and 1999 was $5.7 billion and $2.2 billion, respectively. The daily average outstanding balance was $3.1 billion during 2000 and $1.3 billion during 1999. The weighted average interest rate was 6.5% for 2000 and 5.2% for 1999.
     Other indebtedness includes the loan notes issued by the company to the former shareholders of Newsquest plc and Newscom plc in connection with their acquisitions, as more fully discussed in Note 2. The notes bear interest at .5% below the London Interbank Offered Rate subject to a cap of 6.75%. Interest is payable semiannually. The notes are due on Dec. 31, 2006 and Dec. 31, 2007, respectively, but may be redeemed by the company on each interest payment date. The remaining other indebtedness at Dec. 31, 2000, has maturities ranging from 2001 to 2013 at interest rates ranging from 5% to 10%.
     At Dec. 31, 2000, the company had $6.06 billion of credit available under two revolving credit agreements. The agreements provide for revolving credit periods which permit borrowings from time to time to the maximum commitments. The 1998 $3.0 billion agreement revolving credit period extends to July 1, 2003. The 2000 $3.06 billion agreement consists of a $1.53 billion 364-day facility which extends to July 2001 and a $1.53 billion 5-year facility which extends to July 2005. At the end of the 364-day period, any borrowings outstanding under the 364-day credit facility are convertible into a 2-year term loan at Gannett's option.
     The commitment fee rate for the 1998 revolving credit agreement may range from .07% to .175%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rate in effect on Dec. 31, 2000 was .09%. At the option of the company, the interest rate on borrowings under this agreement may be at the prime rate, at rates ranging from .13% to
 .35% above the London Interbank Offered Rate or at rates ranging from .255% to .50% above a certificate of deposit-based rate. The prime rate was 9.5% at the end of 2000 and 8.5% at the end of 1999. The percentages that apply depend on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.
     The commitment fee rates for the 2000 revolving credit agreement may range from .05% to .09%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rates in effect on Dec. 31, 2000, were .05% for the 364-day facility and .07% for the 5-year facility. At the option of the company, the interest rate on borrowings under this agreement may be at .13% to .19% above the prime rate, the Eurodollar base rate or the Federal Funds Effective Rate plus .50%. The percentages that apply depend on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.
     The revolving credit agreements contain a restrictive provision that requires the maintenance of net worth of at least $2.5 billion. At Dec. 31, 2000, and Dec. 26, 1999, net worth was $5.1 billion and $4.6 billion, respectively.
     Approximate annual maturities of long-term debt, assuming that the company had used the $6.06 billion revolving credit agreements as of the balance sheet date to refinance existing unsecured promissory notes on a long-term basis, are as follows:

In thousands of dollars

2001
2002
2003                 $  3,931,205
2004
2005                    1,530,000
Later years               286,651
                     ------------
Total                $  5,747,856
                     ============

     At Dec. 31, 2000, and Dec. 26, 1999, the company estimates that the amount reported on the balance sheet for financial instruments, including long-term debt, cash and cash equivalents, trade and other receivables, and other long-term liabilities, approximates fair value.

Note 5
Retirement plans

     The company and its subsidiaries have various retirement plans, including plans established under collective bargaining agreements and separate plans for joint operating agencies, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the company's principal retirement plan and covers most U.S. employees of the company and its subsidiaries. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The company's retirement plan assets include marketable securities such as common stocks, bonds and U.S. government obligations and interest-bearing deposits. The tables below also include the assets and obligations of the former Central Newspapers, Inc. Retirement Plan, which was merged into the Gannett Retirement Plan effective December 31, 2000, and Newscom's Retirement Plan.
     The company's pension costs for 2000, 1999 and 1998 are presented in the following table:


In thousands of dollars
                                              2000          1999          1998
                                              ----          ----          ----
Service cost - benefits earned
  during the period                      $  61,905     $  60,834     $  51,249
Interest cost on benefit
  obligation                               129,601       103,412        94,171
Expected return on plan assets            (194,010)     (146,168)     (135,484)
Amortization of transition asset               (28)         (984)       (4,226)
Amortization of prior
  service credit                            (9,498)       (3,754)       (3,773)
Amortization of actuarial (gain) loss       (4,306)        1,407           443
                                         ---------     ---------     ---------
Pension expense
  for company-sponsored
  retirement plans                         (16,336)       14,747         2,380
Union and other
  pension cost                               7,432         5,071         5,357
                                         ---------     ---------     ---------
Pension cost                             $  (8,904)    $  19,818     $   7,737
                                         =========     =========     =========

     The following table provides a reconciliation of benefit obligations, plan assets and funded status of the company's retirement plans. The related amounts that are recognized in the Consolidated Balance Sheets for the company's retirement plans also are provided.


In thousands of dollars
                                        Dec. 31, 2000     Dec. 26, 1999
                                        -------------     -------------
Change in benefit obligation
Net benefit obligation at
  beginning of year                       $ 1,470,403       $ 1,474,411
Service cost                                   61,905            60,834
Interest cost                                 129,601           103,412
Plan participants' contributions                6,080             1,947
Plan amendments                                                     253
Actuarial loss (gain)                          45,636          (185,452)
Acquisitions/plan mergers                     444,522           106,090
Gross benefits paid                          (111,864)          (91,092)
                                          -----------       -----------
Net benefit obligation at
  end of year                             $ 2,046,283       $ 1,470,403
                                          -----------       -----------
Change in plan assets
Fair value of plan assets at
  beginning of year                       $ 1,763,141       $ 1,470,826
Actual return on plan assets                   29,546           264,905
Plan participants' contributions                6,080             1,947
Employer contributions                          8,471             5,354
Acquisitions/plan mergers                     614,594           111,201
Gross benefits paid                          (111,864)          (91,092)
                                          -----------       -----------
Fair value of plan assets at
  end of year                             $ 2,309,968       $ 1,763,141
                                          -----------       -----------
Funded status at end of year              $   263,685       $   292,738
Unrecognized net actuarial gain                (6,024)         (218,942)
Unrecognized prior service credit            (197,324)          (35,783)
Unrecognized net transition asset                (200)             (232)
                                          -----------       -----------
Net amount recognized at end of year      $    60,137       $    37,781
                                          -----------       -----------
Amounts recognized in
Consolidated Balance Sheet
    Prepaid benefit cost                  $   142,807       $   111,232
    Accrued benefit cost                  $    82,670       $    73,451
                                          ===========       ===========

     The net benefit obligation was determined using an assumed discount rate of 7.625% and 8.0% at the end of 2000 and 1999, respectively. The assumed rate of compensation increase was 4.5% and 5% at the end of 2000 and 1999, respectively. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Retirement plan assets include 1,242,300 shares of the company's common stock valued at $78 million and $101 million at the end of 2000 and 1999, respectively.

Note 6
Postretirement benefits other than pensions

     The company provides health care and life insurance benefits to certain retired employees who meet age and service requirements. The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.
     Postretirement benefit cost for health care and life insurance for 2000, 1999 and 1998 included the following components:

In thousands of dollars
                                              2000          1999          1998
                                          --------      --------      --------
Service cost - benefits earned
  during the period                       $  5,247      $  3,796      $  3,118
Interest cost on net benefit
  obligation                                19,865        14,901        14,378
Amortization of prior service credit        (7,018)       (8,478)       (5,578)
Amortization of actuarial (gain) loss         (240)           20           235
                                          --------      --------      --------
Net periodic postretirement
  benefit cost                            $ 17,854      $ 10,239      $ 12,153
                                          ========      ========      ========

     The table below provides a reconciliation of benefit obligations and funded status of the company's postretirement benefit plans:

In thousands of dollars
                                         Dec. 31, 2000   Dec. 26, 1999
                                         -------------   -------------
Change in benefit obligation
Net benefit obligation at
  beginning of year                         $ 215,593       $ 238,346
Service cost                                    5,247           3,796
Interest cost                                  19,865          14,901
Plan participants' contributions                5,626           4,656
Actuarial loss (gain)                          40,801         (28,142)
Acquisitions/plan mergers                     102,000           3,392
Gross benefits paid                           (25,365)        (21,356)
                                            ---------       ---------
Net benefit obligation at
  end of year                               $ 363,767       $ 215,593
                                            ---------       ---------
Change in plan assets
Fair value of plan assets at
  beginning of year                                 -               -
Employer contributions                         19,739          16,700
Plan participants' contributions                5,626           4,656
Gross benefits paid                           (25,365)        (21,356)
                                            ---------       ---------
Fair value of plan assets at
  end of year                                       -               -
                                            ---------       ---------
Funded status at end of year                $ 363,767       $ 215,593
Unrecognized net actuarial (loss) gain        (19,950)         21,519
Unrecognized prior service credit              59,711          67,288
                                            ---------       ---------
Accrued postretirement benefit cost         $ 403,528       $ 304,400
                                            =========       =========

     At Dec. 31, 2000, the accumulated postretirement benefit obligation was determined using a discount rate of 7.625% and a health care cost trend rate of 8% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 64 benefits, the health care cost trend rate used was 12%, decreasing to 5% in the year 2005 and thereafter.
     At Dec. 26, 1999, the accumulated postretirement benefit obligation was determined using a discount rate of 8.0% and a health care cost trend rate of 7.5% for pre-age 65 benefits, decreasing to 5% in the year 2005 and thereafter. For post-age 64 benefits, the health care cost trend rate used was 5.5%, declining to 5% in the year 2001 and thereafter.
     The company's policy is to fund the above-mentioned benefits as claims and premiums are paid.
     The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $27 million in the 2000 postretirement benefit obligation and $2 million in the aggregate service and interest components of the 2000 expense. The effect of a 1% decrease in the health care cost trend rate used would result in decreases of approximately $24 million in the 2000 postretirement benefit obligation and $2 million in the aggregate service and interest components of the 2000 expense.

Note 7
Income taxes

     The provision for income taxes on income from continuing operations consists of the following:

In thousands of dollars

2000                  Current     Deferred         Total
                      -------     --------         -----
Federal              $518,413      $13,414      $531,827
State and other        75,865        1,963        77,828
Foreign                25,041        2,204        27,245
                     --------      -------      --------
Total                $619,319      $17,581      $636,900
                     ========      =======      ========

In thousands of dollars

1999                  Current     Deferred         Total
                      -------     --------         -----
Federal              $505,902      $14,791      $520,693
State and other        72,927        2,132        75,059
Foreign                10,863        1,185        12,048
                     --------      -------      --------
Total                $589,692      $18,108      $607,800
                     ========      =======      ========

In thousands of dollars

1998                  Current     Deferred         Total
                      -------     --------         -----
Federal              $528,800      $31,144      $559,944
State and other        80,609        4,747        85,356
                     --------      -------      --------
Total                $609,409      $35,891      $645,300
                     ========      =======      ========

     In addition to the income tax provision presented above for continuing operations, the company also recorded federal and state income taxes payable on discontinued operations of $891 million in 2000, $28 million in 1999 and $24 million in 1998.
     The provision for income taxes on continuing operations exceeds the U.S. federal statutory tax rate as a result of the following differences:

Fiscal year                                2000          1999          1998
                                           ----          ----          ----
U.S. statutory tax rate                    35.0%         35.0%         35.0%
Increase in taxes resulting from:
State/other income taxes net
  of federal income tax benefit             3.1           3.2           3.5
Goodwill amortization not
  deductible for tax purposes               2.2           1.7           1.9
Other, net                                 (0.7)         (0.1)         (0.4)
                                           ----          ----          ----
Effective tax rate                         39.6%         39.8%         40.0%
                                           ====          ====          ====

     Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.
     Deferred tax liabilities and assets were composed of the following at the end of 2000 and 1999:

In thousands of dollars
                                    Dec. 31, 2000     Dec. 26, 1999
                                    -------------     -------------
Liabilities
Accelerated depreciation               $ 341,786         $ 403,846
Accelerated amortization of
  deductible intangibles                 117,302           114,547
Pension                                   26,858            15,085
Other                                    109,963           148,258
                                       ---------         ---------
Total deferred tax liabilities           595,909           681,736
                                       ---------         ---------
Assets
Accrued compensation costs               (75,411)          (63,095)
Postretirement medical and life         (157,737)         (118,310)
Other                                    (87,932)          (20,784)
                                       ---------         ---------
Total deferred tax assets               (321,080)         (202,189)
                                       ---------         ---------
Net deferred tax liabilities           $ 274,829         $ 479,547
                                       =========         =========

Note 8
Capital stock, stock options, incentive plans

     The company's earnings per share from continuing operations (basic and diluted) for 2000, 1999 and 1998 are presented below:

In thousands, except per share amounts
                                          2000            1999           1998
                                          ----            ----           ----
Income from continuing
  operations                            $971,940       $919,387       $966,425
Weighted average number
  of common shares
  outstanding (basic)                    266,426        279,048        283,097
Effect of dilutive securities
  Stock options                            1,557          2,217          2,197
  Stock incentive rights                     135            343            417
Weighted average number
  of common shares
  outstanding (diluted)                  268,118        281,608        285,711
Earnings per share from
  continuing operations (basic)         $   3.65       $   3.29       $   3.41
Earnings per share from
  continuing operations (diluted)       $   3.63       $   3.26       $   3.38


     The 2000, 1999 and 1998 diluted earnings per share amounts exclude the effects of 5,366,310, 3,150,090 and 2,500,210 stock options outstanding, respectively, as their inclusion would be antidilutive.
     In 1998, the Board authorized the company to repurchase up to $750 million of company stock. In 2000, the Board approved an authorization for the company to repurchase up to $1 billion in additional common stock. The company purchased approximately 6 million shares of common stock in 1998 for $329 million, approximately 2.4 million shares in 1999 for $163 million, and approximately
14.7 million shares in 2000 for $967 million.
     In May 2000, the company's shareholders approved an amendment to the company's certificate of incorporation to increase the authorized number of shares to 802,000,000, of which 800,000,000 shares shall be common stock and 2,000,000 shares shall be preferred stock, both with a $1 par value.
     The company's 1978 Executive Long-Term Incentive Plan (the Plan) provides for the granting of stock options, stock incentive rights and option surrender rights to executive officers and other key employees. The Plan restricts the granting of options to any participant in any fiscal year to no more than 350,000 shares of common stock and the exercise period for any stock options presently issued under the Plan is 10 years after the date of the grant thereof. The Plan provides that shares of common stock subject to a stock option or other award that is canceled or forfeited again be available for issuance under the Plan.
     Stock options are granted to purchase common stock of the company at not less than 100% of the fair market value on the day the option is granted. The exercise period is eight years for options granted prior to Dec. 10, 1996, and 10 years for options granted on or subsequent to that date. The options become exercisable at 25% per year after a one-year waiting period.
     In December 2000, the company elected not to grant stock incentive rights. These rights entitled employees to receive one share of common stock at the end of a four-year incentive period conditioned on the employees' continued employment with the company. In lieu of receiving stock incentive rights, employees may receive stock options. Previously granted stock incentive rights will continue to mature over their original four-year term.
     Under the Plan, all outstanding awards will be vested if there is a change in control of the company. Stock options become 100% exercisable immediately upon a change in control. Option surrender rights have been awarded, which relate one-for-one to all outstanding stock options. These rights are effective only upon a change in control and entitle the employee to receive cash for option surrender rights equal to 100% of the difference between the exercise price of the related stock option and the change-in-control price (which is the highest price paid for a share of stock as part of the change in control). The Plan also provides for the payment in cash of the value of stock incentive rights based on the change-in-control price.

     A summary of the status of the company's stock option and stock incentive rights awards as of Dec. 31, 2000, Dec. 26, 1999, and Dec. 27, 1998, and changes thereto during the years then ended is presented below:

2000 Stock Option Activity                                    Weighted
                                                               average
                                            Shares          exercise price
                                            ------          --------------
Outstanding at beginning of year         12,406,841         $   52.57
Granted                                   5,714,830             55.07
Exercised                                  (846,478)            30.18
Canceled                                   (507,380)            64.44
Outstanding at end of year               16,767,813             54.19
Options exercisable at year end           7,478,604             45.85

Weighted average fair value of
  options granted during the year       $     19.63


1999 Stock Option Activity                                    Weighted
                                                               average
                                            Shares          exercise price
                                            ------          --------------
Outstanding at beginning of year         10,572,736         $   43.59
Granted                                   3,180,365             74.21
Exercised                                (1,158,304)            30.04
Canceled                                   (187,956)            52.47
Outstanding at end of year               12,406,841             52.57
Options exercisable at year end           6,236,725             38.43

Weighted average fair value of
  options granted during the year       $     25.04


1998 Stock Option Activity                                    Weighted
                                                               average
                                            Shares          exercise price
                                            ------          --------------
Outstanding at beginning of year          9,234,421         $   36.00
Granted                                   2,514,210             65.00
Exercised                                  (931,604)            26.91
Canceled                                   (244,291)            40.49
Outstanding at end of year               10,572,736             43.59
Options exercisable at year end           5,365,913             31.93

Weighted average fair value of
  options granted during the year         $   17.32


     Further information about stock options outstanding at Dec. 31, 2000, follows:
                            Weighted
                            average     Weighted                   Weighted
Range of       Number      remaining    average      Number         average
exercise    outstanding  contractual    exercise   exercisable     exercise
prices      at 12/31/00   life (yrs)      price    at 12/31/00       price
------      -----------   ----------     ------    -----------      ------

$23-28        1,428,658         2.5     $ 25.56     1,428,658      $ 25.56
 32-38        2,934,780         5.8     $ 35.18     2,934,780      $ 35.18
 41-49           31,460         7.0     $ 46.17        31,460      $ 46.17
 50-60        7,006,605         9.5     $ 55.84     1,098,319      $ 59.50
 61-68        2,396,295         9.0     $ 64.93     1,181,048      $ 64.97
 70-75        2,970,015         9.9     $ 74.28       804,339      $ 74.09
             ----------        ----     -------     ---------      -------
             16,767,813         8.2     $ 54.19     7,478,604      $ 45.85
             ==========        ====     =======     =========      =======


Stock Incentive Rights

As discussed above, the company elected not to grant stock incentive rights in December 2000. Awards made earlier in 2000, and in 1999 and in 1998 were as follows:
                       2000        1999        1998
                       ----        ----        ----
Awards granted       10,700     169,290     168,785


     Awards for 1998 are for the four-year period 1999-2002. Awards for 1999 and 2000 are for the four-year period 2000-2003.
     In December 2000, 118,352 shares of common stock were issued in settlement of previously granted stock incentive rights for the incentive period ended December 2000.
     Shares available: Shares available for future grants under the Plan totaled 11,721,088 at Dec. 31, 2000.
     Pro forma results: SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value-based method of accounting for employee stock-based compensation plans and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The company has chosen to continue to report stock-based compensation in accordance with APB 25, and provides the following pro forma disclosure of the effects of applying the fair value method to all applicable awards granted. Under APB Opinion 25 and related Interpretations, no compensation cost has been recognized for its stock options. The compensation cost that has been charged against income for its stock incentive rights was $6.5 million for 2000, $8 million for 1999 and $7 million for 1998. Those charges were based on the grant price of the stock incentive rights recognized over the four-year earnout periods. Had compensation cost for the company's stock options been determined based on the fair value at the grant date for those awards as permitted (but not required) under the alternative method of SFAS No. 123, the company's results of operations and related per share amounts would have been reduced to the pro forma amounts indicated below:

In thousands, except per share amounts
                                          2000            1999            1998
                                          ----            ----            ----
Net income
  As reported                      $   1,719,077     $   957,928     $   999,913
  Pro forma                        $   1,693,339     $   942,733     $   991,385
Income from
continuing operations
  As reported                      $     971,940     $   919,387     $   966,425
  Pro forma                        $     946,202     $   904,192     $   957,897
Net income per share - basic
  As reported                      $        6.45     $      3.43     $      3.53
  Pro forma                        $        6.36     $      3.38     $      3.50
Net income per share - diluted
  As reported                      $        6.41     $      3.40     $      3.50
  Pro forma                        $        6.32     $      3.35     $      3.47
Income from continuing
operations per share - basic
  As reported                      $        3.65     $      3.29     $      3.41
  Pro forma                        $        3.55     $      3.24     $      3.38
Income from continuing
operations per share - diluted
  As reported                      $        3.63     $      3.26     $      3.38
  Pro forma                        $        3.53     $      3.21     $      3.35

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yield of 1.26%, 1.38%, and 1.69%; expected volatility of 27.04%, 22.31% and 20.62%;
risk-free interest rates of 5.63%, 6.34% and 4.66%; and expected lives of seven years each.
     SFAS No. 123 applies to stock compensation awards granted in fiscal years that began after Dec. 15, 1994. Options are granted by the company primarily in December and begin vesting over a four-year period. Options granted in December 1995 and thereafter are subject to the pronouncement. To calculate the pro forma amounts shown above, compensation cost was recognized over the four-year period of service during which the options will be earned. As a result, options granted in December of each year (beginning with December 1995) impact pro forma amounts for following years but not the year in which they were granted.

401(k) Savings Plan

     In 1990, the company established a 401(k) Savings Plan. Most employees of the company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan. Employees may elect to save up to 15% of compensation on a pre-tax basis subject to certain limits. The company matches with company common stock to 50% of the first 6% of employee contributions. To fund the company's matching contribution, an Employee Stock Ownership Plan
(ESOP) was formed in 1990 which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company, and the shares are pledged as collateral for the loan. The company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.
     The company follows the shares allocated method in accounting for its ESOP. The cost of shares allocated to match employee contributions or to replace dividends that are used for debt service are accounted for as compensation expense. The cost of unallocated shares is reported as deferred compensation in the financial statements. The company, at its option, may repurchase shares from employees who leave the Plan. The shares are purchased at fair market value, and the difference between the original cost of the shares and fair market value is expensed at the time of purchase. All of the shares initially purchased by the ESOP are considered outstanding for earnings per share calculations. Dividends on allocated and unallocated shares are recorded as reductions of retained earnings.
     Compensation expense for the 401(k) match and repurchased shares was $9.1 million in 2000, $8.9 million in 1999 and $7.3 million in 1998. The ESOP shares as of the end of 2000 and 1999 were as follows:

                                                        2000             1999
                                                        ----             ----
Allocated shares                                    1,825,911        1,559,218
Shares released for allocation                         44,332           44,812
Unreleased shares                                     629,757          895,970
Shares distributed to terminated participants         (72,337)         (53,563)
                                                    ---------        ---------
ESOP shares                                         2,427,663        2,446,437
                                                    =========        =========

     In May 1990, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right ("Right") for each common share held, payable to shareholders of record on June 8, 1990. The Rights become exercisable when a person or group of persons acquires or announces an intention to acquire ownership of 15% or more of the company's common shares. Holders of the Rights may acquire an interest in a new series of junior participating preferred stock, or they may acquire an additional interest in the company's common shares at 50% of the market value of the shares at the time the Rights are exercised. The Rights are redeemable by the company at any time prior to the time they become exercisable, at a price of $.01 per Right.
     In May 2000, the company announced that its Board of Directors approved an amendment to its Shareholder Rights Plan to extend the expiration date of the Rights to May 31, 2010 and increase the initial exercise price of each preferred stock purchase right to $280.
     In November 1999, the Board authorized 2,000,000 shares of common stock to be registered in connection with a savings related share option plan, available to eligible employees of Newsquest.

Note 9
Commitments and contingent liabilities

     Litigation: The company and a number of its subsidiaries are defendants in judicial and administrative proceedings involving matters incidental to their business. The company's management does not believe that any material liability will be imposed as a result of these matters.
     Leases: Approximate future minimum annual rentals payable under non-cancelable operating leases are as follows:

In thousands of dollars

2001             $ 49,689
2002               33,738
2003               29,694
2004               24,986
2005               22,999
Later years        80,300
                 --------
Total            $241,406
                 ========

     Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $8 million. Total rental costs reflected in continuing operations were $62 million for 2000, $48 million for 1999 and $43 million for 1998.
     Program broadcast contracts: The company has commitments under program broadcast contracts totaling $92.3 million for programs to be available for telecasting in the future.
     The company presently owns a 64% interest in WKYC-TV and National Broadcasting Company (NBC) owns a 36% interest. In December 1998, the company entered into a Put-Call agreement with NBC which later was amended. Terms of the agreement permit (but don't require) either party to initiate a purchase/sale of some or all of NBC's shares in WKYC-TV over a six-year period. A put was made by NBC in each of April 1999 and December 2000 whereby Gannett acquired an additional 7% and 6%, respectively of WKYC shares. The company's maximum aggregate remaining potential commitment under the agreement is approximately $156 million.
     In December 1990, the company adopted a Transitional Compensation Plan ("Plan") which provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage.

Note 10
Business operations and segment information

     The company has determined that its reportable segments based on its management and internal reporting structure are newspaper publishing, which is the largest segment of its operations; and secondly, broadcasting (television). As discussed in Note 2, the cable division's operating results, identifiable assets and capital expenditures have been retroactively excluded from the segment data presented herein as the division has been reclassified in the statements of income and related discussions as discontinued operations.
     The newspaper segment at the end of 2000 consisted of 99 U.S. daily newspapers in 40 states and one U.S. territory, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes Newsquest (including Newscom, acquired in 2000) which is a regional newspaper publisher in the United Kingdom with a portfolio of about 300 titles that includes 15 paid-for daily newspapers, paid-for weekly newspapers, free weekly newspapers and other publications. The newspaper segment in the U.S. also includes over 300 non-daily publications, a nationwide network of offset presses for commercial printing and several smaller businesses. Newsprint, which is the principal product used in newspaper publishing, has been and may continue to be subject to significant price changes from time to time.
     As discussed in Note 1, the company modified its method of accounting for its 50% owned joint operating agencies in Detroit and Tucson to the equity method of accounting (as a single net amount which is in other operating revenue for the newspaper segment). All prior years have been restated. This classification change within the statements of income has no effect on the company's operating income or overall reported results of operations. However, this change results in a reduction of reported revenue of approximately $170 million in 2000, 1999 and 1998 with a corresponding reduction in operating expenses.
     The broadcasting segment's activities for 2000 include the operation of 22 U.S. television stations reaching 17.5 percent of U.S. television homes.
     The company's foreign revenues in 2000 and 1999 totaled approximately $674 million and $239 million, respectively, principally from publications distributed in the United Kingdom. The company's long-lived assets in foreign countries totaled approximately $2.4 billion at Dec. 31, 2000, principally in the United Kingdom.
     Separate financial data for each of the company's business segments is presented in the table which follows. The accounting policies of the segments are those described in Note 1. The company evaluates the performance of its segments based on operating income and operating cash flow. Operating income represents total revenue less total operating expenses, including depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense, interest income, and other income and expense items of a non-operating nature are not considered, as such items are not allocated to the company's segments. Operating cash flow represents operating income plus depreciation and amortization of intangible assets. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.

In thousands of dollars
Business segment financial information

                                    2000              1999              1998
                                    ----              ----              ----
Operating revenues
Newspaper publishing          $  5,433,551       $ 4,366,720       $ 3,987,733
Broadcasting                       788,767           728,642           721,298
                              ------------       -----------       -----------
                              $  6,222,318       $ 5,095,362       $ 4,709,031
                              ============       ===========       ===========

Operating income
Newspaper publishing          $  1,522,350       $ 1,291,665       $ 1,109,221
Broadcasting                       359,955           337,537           343,512
Corporate (3)                      (65,049)          (66,101)          (66,919)
                              ------------       -----------       -----------
                              $  1,817,256       $ 1,563,101       $ 1,385,814
                              ============       ===========       ===========
Depreciation and
amortization
Newspaper publishing          $    302,544       $   207,720       $   184,718
Broadcasting                        65,210            62,861            60,023
Corporate (3)                        8,161             9,510             8,722
                              ------------       -----------       -----------
                              $    375,915       $   280,091       $   253,463
                              ============       ===========       ===========
Operating cash flow (4)
Newspaper publishing          $  1,824,894       $ 1,499,385       $ 1,293,939
Broadcasting                       425,165           400,398           403,535
Corporate (3)                      (56,888)          (56,591)          (58,197)
                              ------------       -----------       -----------
                              $  2,193,171       $ 1,843,192       $ 1,639,277
                              ============       ===========       ===========
Identifiable assets (1)
Newspaper publishing          $ 10,434,274       $ 5,599,506       $ 3,682,839
Broadcasting                     1,978,438         1,915,976         1,872,351
Corporate (3)                      567,699           378,437           355,236
                              ------------       -----------       -----------
                              $ 12,980,411       $ 7,893,919       $ 5,910,426
                              ============       ===========       ===========
Capital expenditures (2)
Newspaper publishing          $    199,885       $   169,259       $   164,479
Broadcasting                        49,829            24,831            25,548
Corporate (3)                      100,866            51,055            32,032
                              ------------       -----------       -----------
                              $    350,580       $   245,145       $   222,059
                              ============       ===========       ===========

(1) Excludes assets related to discontinued operations totaling $1,112,527 in 1999 and $1,069,054 in 1998.

(2) Excludes capital expenditures made for discontinued operations totaling $13,298 for 1999 and $22,366 for 1998.

(3) Corporate amounts represent those not directly related to the company's two business segments.

(4) Operating cash flow amounts represent operating income plus depreciation and amortization of intangible assets.

Report of Independent Accountants

To the Board of Directors and Shareholders of Gannett Co., Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at Dec. 31, 2000 and Dec. 26, 1999, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/PricewaterhouseCoopers LLP
-----------------------------
Washington, D.C.
February 8, 2001

11-year summary
In thousands of dollars, except per share amounts

                                                  2000              1999              1998             1997            1996
                                              ------------      -----------       -----------      ------------    -----------
Net operating revenues
Newspaper advertising                         $  3,972,936      $ 3,115,250       $ 2,773,247      $ 2,479,828     $ 2,281,071
Newspaper circulation                            1,120,991          971,114           958,456          903,309         872,969
Broadcasting                                       788,767          728,642           721,298          703,558         686,936
All other                                          339,624          280,356           256,030          221,470         177,237
                                              ------------      -----------       -----------      ------------    -----------
Total (Notes a and b, see page 54)               6,222,318        5,095,362         4,709,031        4,308,165       4,018,213
                                              ------------      -----------       -----------      ------------    -----------
Operating expenses
Costs and expenses                               4,029,147        3,252,170         3,069,754        2,812,218       2,776,171
Depreciation                                       195,428          169,460           163,776          152,964         147,721
Amortization of intangible assets                  180,487          110,631            89,687           80,741          75,043
                                              ------------      -----------       -----------      ------------     -----------
Total                                            4,405,062        3,532,261         3,323,217        3,045,923        2,998,935
                                              ------------      -----------       -----------      ------------     -----------
Operating income                                 1,817,256        1,563,101         1,385,814        1,262,242        1,019,278
Non-operating (expense) income
Interest expense                                  (219,228)         (94,619)          (79,412)         (98,242)        (135,563)
Other                                               10,812           58,705 (11)      305,323 (9)       (9,047)         155,825 (7)
                                              ------------      -----------       -----------      ------------     -----------
Income before income taxes                       1,608,840        1,527,187         1,611,725        1,154,953        1,039,540
Provision for income taxes                         636,900          607,800           645,300          473,600          442,900
                                              ------------      -----------       -----------      ------------     -----------
Income from continuing operations                  971,940          919,387 (11)      966,425 (9)      681,353          596,640 (7)
                                              ------------      -----------       -----------      ------------     -----------
Discontinued operations:
Income from the operation of
  discontinued businesses
  (net of income taxes) (12)                         2,437           38,541            33,488           31,326           51,867
Gain on sale of discontinued
  businesses (net of income taxes) (13)            744,700                                                              294,580
                                              ------------      -----------       -----------      ------------     -----------
Total                                              747,137           38,541            33,488           31,326          346,447
                                              ------------      -----------       -----------      ------------     -----------
Income before cumulative effect of
  accounting principle changes                   1,719,077          957,928           999,913          712,679          943,087
Cumulative effect on prior years of
  accounting principle changes for:
   Income taxes
   Retiree health and life insurance
     benefits
                                              ------------      -----------       -----------      ------------     -----------
Net income                                    $  1,719,077      $   957,928       $   999,913      $   712,679      $   943,087
                                              ============      ===========       ===========      ============     ===========
Operating cash flow (5)                       $  2,193,171      $ 1,843,192       $ 1,639,277      $ 1,495,947      $ 1,242,042
                                              ------------      -----------       -----------      ------------     -----------
Per share amounts (1)
Income from continuing operations
  before cumulative effect of accounting
  principle changes: basic / diluted           $3.65/$3.63      $3.29/$3.26 (11)  $3.41/$3.38 (9)  $2.41/$2.39      $2.12/$2.11(7)
Net income: basic / diluted                    $6.45/$6.41      $3.43/$3.40       $3.53/$3.50      $2.52/$2.50      $3.35/$3.33
Dividends declared (2)                                 .86              .82               .78              .74              .71
Weighted average number of common shares
  outstanding in thousands (2):
  basic                                            266,426          279,048           283,097          283,360          281,782
  diluted                                          268,118          281,608           285,711          285,610          283,426
Financial position
Working capital                               $    128,335      $   191,444       $   178,418      $   146,057      $    47,609
Long-term debt excluding current
  maturities                                     5,747,856        2,463,250         1,306,859        1,740,534        1,880,293
Shareholders' equity                             5,103,410        4,629,646         3,979,824        3,479,736        2,930,818
Total assets                                    12,980,411        9,006,446         6,979,480        6,890,351        6,349,597
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
  after tax (4)                                       9.6%            13.3%(10)         14.9%(8)         35.4%             10.2%(6)
Earnings from continuing operations,
  after tax, per share:basic/diluted (4)       14.8%/15.2%      14.9%/14.9%(10)   14.5%/14.6%(8)   36.9%/34.3%         8.0%/9.9%(6)
Dividends declared per share                          4.9%             5.1%              5.4%             4.2%              2.9%
Return on equity (3)                                 20.0%            20.6%             21.0%            21.3%             19.8%
Credit ratios
Long-term debt to shareholders' equity              112.6%            53.2%             32.8%            50.0%             64.2%
Times interest expense earned                         8.3X            17.1X             21.3X            12.8X              8.7X

                                            1995            1994           1993           1992          1991           1990
                                         -----------    -----------    -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                    $ 2,078,190    $ 1,982,260    $ 1,846,791    $ 1,773,460    $ 1,747,118    $ 1,810,825
Newspaper circulation                        816,474        789,375        781,205        762,729        733,943        691,332
Broadcasting                                 466,187        406,608        397,204        370,613        357,383        396,693
All other                                    144,636        218,000        202,040        184,035        149,489        137,562
                                         -----------    -----------    -----------    -----------    -----------    -----------
Total (Notes a and b, see page 54)         3,505,487      3,396,243      3,227,240      3,090,837      2,987,933      3,036,412
                                         -----------    -----------    -----------    -----------    -----------    -----------
Operating expenses
Costs and expenses                         2,499,696      2,410,404      2,336,668      2,303,468      2,265,948      2,219,438
Depreciation                                 141,151        146,054        147,248        139,080        139,268        135,294
Amortization of intangible assets             47,509         44,110         43,771         39,197         39,621         39,649
                                         -----------    -----------    -----------    -----------    -----------    -----------
Total                                      2,688,356      2,600,568      2,527,687      2,481,745      2,444,837      2,394,381
                                         -----------    -----------    -----------    -----------    -----------    -----------
Operating income                             817,131        795,675        699,553        609,092        543,096        642,031
Non-operating (expense) income
Interest expense                             (52,175)       (45,624)       (51,250)       (50,817)       (71,057)       (71,567)
Other                                          3,754         14,945          5,350          7,814         14,859         10,689
                                         -----------    -----------    -----------    -----------    -----------    -----------
Income before income taxes                   768,710        764,996        653,653        566,089        486,898        581,153
Provision for income taxes                   312,084        309,600        264,400        224,900        194,400        226,600
                                         -----------    -----------    -----------    -----------    -----------    -----------
Income from continuing operations            456,626        455,396        389,253        341,189        292,498        354,553
                                         -----------    -----------    -----------    -----------    -----------    -----------
Discontinued operations:
Income from the operation of
  discontinued businesses
  (net of income taxes) (12)                  20,636         10,003          8,499          4,491          9,151         22,410
Gain on sale of discontinued
  businesses (net of income taxes) (13)
                                         -----------    -----------    -----------    -----------    -----------    -----------
Total                                         20,636         10,003          8,499          4,491          9,151         22,410
                                         -----------    -----------    -----------    -----------    -----------    -----------
Income before cumulative effect of
  accounting principle changes               477,262        465,399        397,752        345,680        301,649        376,963
Cumulative effect on prior years of
  accounting principle changes for:
   Income taxes                                                                            34,000
   Retiree health and life insurance
     benefits                                                                            (180,000)
                                         -----------    -----------    -----------    -----------    -----------    -----------
Net income                               $   477,262    $   465,399    $   397,752    $   199,680    $   301,649    $   376,963
                                         ===========    ===========    ===========    ===========    ===========    ===========
Operating cash flow (5)                  $ 1,005,791    $   985,839    $   890,572    $   787,369    $   721,985    $   816,974
                                         -----------    -----------    -----------    -----------    -----------    -----------

Per share amounts (1)
Income from continuing operations
  before cumulative effect of accounting
  principle changes: basic / diluted     $1.63/$1.62    $1.58/$1.57    $1.33/$1.32    $1.18/$1.18      $.97/$.96    $1.11/$1.10
Net income: basic / diluted              $1.70/$1.69    $1.61/$1.60    $1.36/$1.35      $.69/$.69     $1.00/$.99    $1.18/$1.17
Dividends declared (2)                           .69            .67            .65            .63            .62            .61
Weighted average number of common shares
  outstanding in thousands (2):
  basic                                      280,312        288,552        292,948        288,296       301,566         320,094
  diluted                                    282,323        290,148        294,659        290,174       303,267         322,830
Financial position
Working capital                          $    41,312    $   123,783    $   302,818    $   199,896    $   192,266    $   168,487
Long-term debt excluding current
  maturities                               2,767,880        767,270        850,686      1,080,756      1,335,394        848,633
Shareholders' equity                       2,145,648      1,822,238      1,907,920      1,580,101      1,539,487      2,063,077
Total assets                               6,503,800      3,707,052      3,823,798      3,609,009      3,684,080      3,826,145
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
  after tax (4)                                  0.3%          17.0%          14.1%          16.6%         (17.5%)         (5.3%)
Earnings from continuing operations,
  after tax, per share:basic/diluted (4)    3.2%/3.2%    18.8%/18.9%    12.3%/11.9%    22.0%/22.9%   (12.4%)/(12.7%) (4.6%)/(5.2%)
Dividends declared per share                     3.0%           3.1%           3.2%           1.6%           2.5%           9.0%
Return on equity (3)                            23.0%          24.4%          22.3%          21.9%          16.2%          17.5%
Credit ratios
Long-term debt to shareholders' equity         129.0%          42.1%          44.6%          68.4%          86.7%          41.1%
Times interest expense earned                   15.7X          17.8X          13.8X          12.1X           7.9X           9.1X


(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2) Shares outstanding and dividends declared have been converted to a comparable basis by reflecting retroactively the 2-for-1 stock split effective Oct. 6, 1997.
(3) Based upon average shareholders' equity (and income from continuing operations before non-recurring gains and accounting principle changes).
(4)     Before cumulative effect of accounting principle changes.
(5) Operating cash flow represents operating income plus depreciation and amortization of intangible assets.
(6) Excludes 1996 after-tax gain on exchange of broadcast stations of $93 million or $.33 per share.
(7) Includes pre-tax gain on exchange of broadcast stations of $158 million (after-tax gain of $93 million or $.33 per share).
(8) Excludes 1998 $184 million after-tax net non-operating gain principally from the disposition of the radio and alarm security businesses
        ($.65 per share-basic and $.64 per share-diluted).
(9) Includes pre-tax net non-operating gain principally from the disposition of the radio and alarm security businesses of $307 million (after-tax gain of $184 million or $.65 per share-basic and $.64 per share-diluted).
(10) Excludes 1999 $33 million after-tax net non-operating gain principally from the exchange of KVUE-TV for KXTV-TV ($.11 per share).
(11) Includes pre-tax net non-operating gain principally from the exchange of KVUE-TV for KXTV-TV of $55 million (after-tax gain of $33 million or $.11 per share).
(12) Includes results from businesses sold and accounted for as discontinued operations (cable - 1995 to 2000; security - 1995 to 1998;
        entertainment - 1995 to 1996; outdoor - 1990 to 1996).
(13) Includes gain from businesses sold and accounted for as discontinued operations (cable - 2000; outdoor - 1996).

Note: The amounts above reflect the classification change made to report the operating results from the company's 50% owned joint operating agencies on the equity method of accounting (as a net amount in other operating revenue).

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

Acquisitions   1990-2000

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

2000
Jan. 3         The Pioneer Republican and other publications, Iowa
Jan. 4         Buyers' Digest, Franklin County, Vt.
Feb. 1         The Clarion, Redcar, United Kingdom
Mar. 17        WJXX-TV, Jacksonville, Fla.
Mar. 31        Mason Valley News and Fernley Leader-Dayton Courier,
               Lyon Co., Nev.
Apr. 7         Brevard Technical Journal, Brevard County, Fla.
May 10         Dickson Shoppers, Middle Tennessee
June 2         Greenville Parent Magazine, Greenville County, S.C.
June 5         News Communications & Media plc, United Kingdom
June 30        Space Coast Press, Brevard County, Fla.
July 21        Certain assets of Thomson Newspapers Inc., including
               8 dailies in Wisconsin; 8 dailies in central Ohio; daily
               newspapers in Lafayette, La.; Salisbury, Md.; and
               St. George, Utah; and numerous weeklies and niche
               publications.
Aug. 1         Central Newspapers, Inc., including The Arizona Republic,
               The Indianapolis Star, and other daily newspapers in
               Indiana and Louisiana; and related media and information
               businesses.
Sept. 7        Daily World, Opelousas, La.
Oct. 30        Windsor Beacon, Windsor, Colo.
Dec. 1         50+ Lifestyles and other monthly magazines,
               Des Moines, Iowa

Form 10-K information

Business of the company

     Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. and the United Kingdom. Approximately 89% of its revenues are from domestic operations. In addition to operations in the United Kingdom, it has limited foreign operations in certain European and Asian markets. Its corporate headquarters is in Arlington, Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.
     The company presently reports two principal business segments: newspaper publishing and television broadcasting.
     The company's newspapers make up the largest newspaper group in the U.S. in circulation. In 2000, the company acquired Newscom plc, one of the largest regional publishers in the United Kingdom; 19 daily newspapers and numerous weekly and niche publications from Thomson Newspapers Inc.; and Central Newspapers, Inc., with six daily newspapers and other related media and information businesses. At the end of 2000, the company operated 114 daily newspapers, with a total average daily circulation of approximately 8.4 million, including USA TODAY. The company also publishes USA WEEKEND, a weekend newspaper magazine, and in excess of 300 non-daily publications in the United States and nearly 300 non-daily publications in the United Kingdom.
     The newspaper segment includes the following: Gannett News Service, which provides news services for its newspaper operations; Gannett Retail Advertising Group, which represents the company's local newspapers in the sale of advertising to national and regional retailers and service providers; and Gannett Offset, which is composed of the Gannett Offset print group and Gannett Marketing Services Group. The Gannett Offset print group includes seven non-heatset printing plants and two heatset printing facilities. Gannett Offset's dedicated commercial printing plants are located in Atlanta, Ga.; Chandler, Ariz.; Minneapolis, Minn.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Pensacola, Fla.; St. Louis, Mo.; and Springfield, Va. Gannett Marketing Services Group coordinates the sale of direct-marketing services through:
Telematch, a database management and data enhancement company; Gannett Direct Marketing Services, a direct-marketing company with operations in Louisville, Ky.; and Gannett TeleMarketing, a telephone sales and marketing company. The company also owns USATODAY.com and other Internet services at most of its local newspapers and television stations; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Nursing Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; Army Times Publishing Company, which publishes military and defense newspapers; and a 19.49% interest in California Newspapers Partnership, a partnership that includes 21 daily California newspapers.
     On Dec. 31, 2000, the broadcasting division included 22 television stations in markets with more than 17.9 million households.
     The company's cable business was sold on Jan. 31, 2000, and its results for 2000 and prior years are treated as discontinued operations in the company's statements of income and related discussions elsewhere in this report.

Newspaper publishing/United States

     On Dec. 31, 2000, the company operated 99 daily newspapers, including USA TODAY, and more than 300 non-daily local publications, in 40 states and Guam. The Newspaper Division is headquartered in Arlington, Va., and on Dec. 31, 2000, it had approximately 41,000 full-time and part-time employees.
     USA TODAY was introduced in 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication in the top 100 metropolitan markets in the U.S.
     USA TODAY is produced at facilities in Arlington, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 21 U.S. markets and under contract at offset plants in 15 other U.S. markets. It is sold at newsstands and vending machines generally at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 67% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.
     For 2000, USA TODAY's advertising revenues and volume rose 12% and 8%, respectively.
     USA TODAY International is printed from satellite transmission under contract in London, Frankfurt, Hong Kong, Milan and Belgium, and is distributed in Europe, the Middle East, Africa and Asia. It is available in more than 60 foreign countries.
     USATODAY.com reached more than 25 million visitors per month by the end of 2000 and its revenue increased 18%.
     Gannett News Service (GNS) is headquartered in Arlington, Va., and has bureaus in eight other states (see page 72 for more information). GNS provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers. GNS also is distributed by syndication to several non-Gannett newspapers, including ones in Chicago, Salt Lake City, Boston and Seattle.
     The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper magazine in 555 newspapers throughout the country, with a total circulation of 22.7 million as of January 2001.
     Also included is Nursing Spectrum, publisher of biweekly periodicals advertising nursing employment. Nursing Spectrum's circulation reaches over a million registered nurses each month, or almost half of the registered nurses in the United States. By the end of 2000, Nursing Spectrum's award-winning Web site had about 500,000 unique visitors each month.
     At the end of 2000, 70 of the company's daily newspapers, including USA TODAY, were published in the morning and 29 were published in the evening.
     Individually, Gannett newspapers are the leading news and information source with strong brand recognition in their markets. Their durability lies in the quality of their management, their flexibility, their focus on such customer-directed programs as Complete Community Coverage in News, cross-branding of the daily newspaper, online, and weekly products, ADQ, and their capacity to invest in new technology. Collectively, they form a powerful network to distribute news and advertising information across the nation.

     News departments across Gannett continued to emphasize coverage of local news as the key to successful news reporting. Under the Complete Community Coverage model developed in 2000, the vast majority of newsrooms expanded the amount of local news on their Web sites. The objective is to be the primary source of local news and information, reaching more people interested in local news in more ways.
     To advance that objective in 2000, online training sessions were held for top editors and many online newsroom editors. An internal corporate News Web site was established to provide further guidance for newsrooms on a variety of topics, ranging from readership information to online delivery of news.
     To help expand the readership base, especially among younger readers, a new weekly section on technology was developed. Called "e, your guide to personal technology," the section is produced at Gannett News Service and distributed electronically or on CD-ROM to all Gannett newspapers. The newspapers use part or all of the section for their readers. Local advertising staffs provide advertising content for the section. Additionally, an online version is produced by the corporate Digital Production Center and made available for each newspaper Web site. Gannett Broadcast Web sites have begun using the online version as well.
     All of the company's daily newspapers receive Gannett News Service. In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services.
     In 2000, Gannett News Service staffers joined with USA TODAY reporters and editors to provide Gannett newspapers with coverage of the two national political conventions, the Summer Olympics in Australia, and the presidential debates and election.
     In 2000, the company continued to implement plans to increase its revenues from medium and smaller advertisers in each market it serves. Revenues from these types of advertisers increased again in 2000. Initiatives focused on sales and rate management and the construction of pre-packaged programs scalable to the company's largest and smallest markets. Sales management initiatives included allocating proper resources to increase the number and quality of sales calls, improving sales compensation and providing consistent sales training. Rate management programs focused on selling multiple advertising insertions and reviewing rates and rate structures to assure they match the opportunities in the market. The company operates an extranet site to provide its advertising management with up-to-date information and sales programs 24 hours a day, seven days a week. The company regularly calculates market potential and adjusts its strategic plans accordingly. Significant efforts will continue to be taken in 2001 to make the company's personnel increasingly competitive in their leadership, strategic thinking and marketing skills.
     The newspaper division's continuous improvement quality initiative, known as ADQ, produced its sixth straight year of sharply improving ad and bill quality. ADQ, which has reduced credit costs significantly since its 1995 start-up, is being introduced to the newspapers acquired in 2000.
     The online strategy at Gannett local newspapers has been consistent from the start of our online efforts. This has been built around several major principles. First, the expenditures for the business must be justified by additional revenues, additional customers and additional profits. Second, the company concentrates on serving our local markets. The reason a consumer will turn to the local newspaper's online site is local news and information. This differentiates the paper, which is the known and trusted source for such information today, from other Internet sites. This will be a major factor allowing newspapers to compete successfully as Internet information providers. Lastly, the company takes advantage of the natural synergies between the local newspaper and local Web site. The local content already available, the customer relationships, the news and advertising sales forces, and the promotional vehicle, are all advantages for the newspaper. The company's strategy is to use these advantages to create the best content, create packaged advertising products that serve the advertisers, hold costs down, and leverage the known and trusted brand of the newspaper.
     This strategy has served Gannett well in the development of our newspaper Internet efforts. The aggressive local focus, including advertising sales efforts, combined with effective use of national economies of scale and standardized technology resulted in solid results in 2000.
     Pro forma advertising revenue for local newspaper Web sites increased by 88% in 2000, which followed a 68% increase in 1999. Recent traffic on our sites was more than 40 million visitors and over 150 million pages viewed per month. Twenty-five of local Gannett newspapers' Web sites made a profit in 2000.
     The company achieved these results in a year that Web sites for virtually all smaller market Gannett newspapers were launched. New launches were accomplished through centralized production to provide consistent high quality Web sites while limiting costs. Except for a few small markets, all Gannett newspapers now have operational Web sites.
     The company is also pursuing opportunities to develop national Internet businesses. Through minority partnerships and investments, the strength of a large and broad base of the company's and other newspaper franchises is leveraged with sophisticated, flexible Internet capabilities. The business plans of these ventures are developing to deliver information, services and advertising both nationally and locally. These ventures are also the source of additional content, advertising opportunities and technical resources that augment our local newspaper efforts to build and improve their Internet businesses.

     Two such businesses which are important to the company's Internet plans include Classified Ventures and InfiNet. Classified Ventures, owned by a consortium of media companies, operates Internet businesses on the national level in the real estate and automotive categories by networking local newspaper sites and offerings. Along with the new national opportunities for Classified Ventures, the company's local newspaper sites are also enhanced by new customers, content and technology from their association with Classified Ventures and its other participating newspapers.
     InfiNet, a partnership with other major media companies which provides Internet site hosting expertise, enables the company's papers to have better, more cost-efficient and reliable basic hosting technology than could be provided on a site-by-site basis.
     The senior executive of each newspaper is the publisher, and the newspapers have advertising, business, information systems, circulation, news, market development, human resources, online and production departments.
     Newsroom editorial system replacements were installed in Brevard, Fort Myers, Bridgewater, Tucson, Nashville and Asheville in 2000. In 2001, new editorial systems will be installed in Lansing, Rochester, the Wisconsin Winnebego group of six newspapers, Battle Creek, St. George and Salisbury. The newer systems have Web-conversion capabilities that make it easier and quicker for newspapers to post stories to their Web sites.
     Gannett newsrooms continue to make the conversion to digital photography, which enables our newspapers to provide photos with very late-breaking stories and to be more competitive on their Web sites. By the end of 2001, 45 Gannett news photo departments are expected to be 100 percent digital.
     The Mobile Advertising Sales System, or MASS, is Gannett's sales force automation software. Designed to run on laptops and be used on sales calls, the technology provides account executives with up-to-date customer and order information; an electronic Rate Calculator for pricing retail ads; productivity tools for managing their accounts and schedules; and software for sales presentations. Twenty-five percent of Gannett's newspapers have eliminated handwritten ad insertion orders and are utilizing the MASS software to electronically enter and process them on the laptops.
     A new laptop-based sales program was tested at three newspapers in 2000. Called the Rate Matrix, it is a program for selling multiple ads across multiple product lines and packaging them into one buy for the customer. This program embodies significant change from how newspapers traditionally sell advertising, which is by individual product. A typical Rate Matrix package might include a retail display ad that runs four times, a classified help wanted ad, a print and deliver insert targeted to specific zones, and an online banner ad. The test newspapers used a new laptop-based sales tool, called the Rate Matrix Calculator, to calculate package prices while on sales calls. Based on the program's success at test newspapers, it will be rolled out to more newspapers in 2001.
     Gannett Creative Link was launched in early 2000 as a means for Gannett newspapers to share published and speculative ads. It is a Web based system that enables account executives and artists to view and use advertising concepts created by other Gannett newspapers.
     Gannett Media Technologies International (GMTI) transitioned from delivering its Celebro for Real Estate on desktop computers to providing real estate and other application services via the Internet. Celebro.com automates the scheduling and production of real estate ads, freeing newspapers from production requirements. Real Estate companies are now linked directly to GMTI's database servers running automation software that builds the ads and sends complete, digitized ad files to our newspapers for pagination and printing. GMTI converted a number of Gannett newspapers to Celebro.com in 2000 including Cincinnati, Detroit, Nashville, Tucson, Louisville and Ft. Collins. Thirteen non-Gannett newspapers and six Real Estate companies are also using Celebro.com's ASP solution. Notable non-Gannett properties purchasing Celebro.com in 2000 include the San Francisco Newspaper Agency, Coldwell Banker Moore in Denver and The News-Tribune in Tacoma, Washington.
     In mid-2000, GMTI launched its Celebro.com CarsPlus service producing auto ads at the Rockford Register Star. GMTI also signed an agreement with Classified Ventures linking its Celebro CarsPlus print advertising automation software to cars.com Web-based used car database to facilitate one-stop multimedia advertising packages.
     Celebro CityServer, GMTI's software for building online shopping and commerce guides on Web sites, moved from pilot test to first-stage rollout to 25 Gannett properties this year.
     The Digital Collections integrated asset management system has now been installed at 66 Gannett newspapers and 16 non-Gannett newspapers. DC Version 4.0, a revision based on non-proprietary Web browsers coupled with an Oracle database, was introduced in 2000. This version increases the number of data types that can be stored, bringing to users the capability to archive and re-purpose digital assets that include audio and video files.
     In addition, DC Version 4.0 has an interface to MagnaCash incorporated in the product. This will enable publishers to market their archives and allow consumers to charge the purchased articles to credit card accounts.

     With respect to newspaper production, 67 daily newspaper plants print by the offset process, and 14 plants print using various letterpress processes. To date, there are 70 newspapers (including certain of the new acquisitions) that have converted to the new 50 inch web width format. Readers have found this new format size to be easier to handle and use. The 50 inch format change equates to more than a seven percent savings in newsprint consumption. More of the company's newspapers are scheduled for web width reduction in 2001.
     In recent years, improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked. The company expects this trend to continue in 2001.
     The principal sources of newspaper revenues are circulation and advertising.
     Circulation: Thirty of the company's local newspapers reported gains in daily circulation in 2000, and 13 increased Sunday circulation. Home-delivery prices for the company's newspapers are established individually for each newspaper and range from $1.50 to $2.86 per week for daily newspapers and from $.71 to $2.33 per copy for Sunday newspapers. Price increases for certain elements of local circulation volume were initiated at 34 newspapers in 2000 and similar targeted increases are planned at 27 newspapers in 2001.
     Additional information about the circulation of the company's newspapers may be found on pages 26-27, 60 and 70-72 of this annual report.
     Advertising: The newspapers have advertising departments that sell retail, classified and national advertising. The Gannett Retail Advertising Group also sells advertising on behalf of the company's local newspapers to national and regional retailers and service providers. The company also contracts with outside representative firms that specialize in the sale of national advertising. Analyses of newspaper advertising revenues are presented on pages 26 and 60 of this report.
     Retail advertising is display advertising associated with local merchants, such as department and grocery stores. Classified advertising includes ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and "help wanted." National advertising is display advertising principally from advertisers who are promoting products or brand names nationally. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city.
     The newspapers have made continuing efforts to serve their readers and advertisers by introducing complete market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.
     Continuing and comprehensive efforts are also underway to combine Web site and newspaper marketing and advertising sales opportunities.
     Competition: The company's newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping to sell the advertisers' products or services. They compete for circulation principally on the basis of their content and price. While most of the company's newspapers do not have daily newspaper competitors that are published in the same city, in certain of the company's larger markets, there is such direct competition. Most of the company's newspapers compete with other newspapers published in nearby cities and towns and with free distribution and paid advertising weeklies, as well as other print and non-print media.
     The rate of development of opportunities in, and competition from, emerging electronic communications services, including those related to the Internet, is increasing. Through internal development programs, acquisitions and partnerships, the company's efforts to explore new opportunities in news, information and communications businesses have expanded and will continue to do so.
     At the end of 2000, The Cincinnati Enquirer, The Detroit News, The Honolulu Advertiser and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers. Refer to Note 1 in the notes to consolidated financial statements for a discussion of an accounting method change with respect to two of the company's newspaper subsidiaries that are participants in joint operating agencies.
     Properties: Generally, the company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at Dec. 31, 2000, 15 non-Gannett printers were used to print the newspaper in U.S. markets where there are no company newspapers with appropriate facilities. Five non-Gannett printers in foreign countries are used to print USA TODAY International. USA WEEKEND and Nursing Spectrum are also printed under contracts with commercial printing companies. Many of the company's newspapers have outside news bureaus and sales offices, which generally are leased. In a few markets, two or more of the company's newspapers share combined facilities; and in certain locations, facilities are shared with other newspaper properties. The company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.

     During the past five years, new or substantial additions or remodeling of existing facilities have been completed or are at some stage of construction at 25 of the company's newspaper operations. Gannett continues to make significant investments in renovations or new facilities, where the investment improves the products for its readers and advertisers as well as productivity and operating efficiency. The company's facilities are adequate for present operations.
     Regulation: Gannett is committed to protecting the environment. The company's goal is to ensure its facilities comply with federal, state, local and foreign environmental laws and to incorporate appropriate environmental practices and standards in our operations. The company employs a corporate environmental manager responsible for overseeing not only regulatory compliance but also preventive measures. The company is one of the industry leaders in the use of recycled newsprint. The company increased its domestic purchases of newsprint containing some recycled content from 42,000 metric tons in 1989 to 885,000 metric tons in 2000. The company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its environmental compliance plan, the company is taking effective measures to comply with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment.
     Some of the company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites which have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency or comparable state agencies. Generally, the company's subsidiaries are de minimus parties. At one such site, the amount in controversy may exceed $100,000. The company believes its liability is substantially less and is defending the case. The company provides for costs associated with these matters in accordance with generally accepted accounting principles. The company does not believe that these matters will have any significant impact on its financial position or results of operations.
     Additional information about the company's newspapers may be found on pages 70-73 of this report.

Newspapers/United Kingdom

     In the second quarter of 2000, the company purchased all of the stock of News Communications & Media plc ("Newscom"), a large, regional newspaper publisher in the United Kingdom, with 114 publications in total, including 4 evening dailies. In addition, Newscom operates a contract printing and magazine publishing business. The 2000 Newscom acquisition increased the group's presence in the prosperous southern area of the United Kingdom. The acquisition was accounted for under the purchase method of accounting. This acquisition has been integrated into the company's existing U.K. operation, Newsquest. Altogether, Newsquest now publishes nearly 300 titles in the United Kingdom, including 15 daily newspapers.
     Newsquest manages its newspaper publishing activities around geographic clusters to maximize the use of management, finance, printing and personnel resources. This approach enables the group to offer readers and advertisers a range of attractive products covering the market. The clustering of titles and, usually, the publication of a free newspaper alongside a paid-for newspaper allows cross-selling of advertising among newspapers serving the same or contiguous markets, thus satisfying the needs of its advertisers and audiences. At the end of 2000, Newsquest had 16 such clusters in the United Kingdom. Newsquest's policy is to produce free and paid-for newspapers with an attractive level of quality local editorial content. Newsquest also distributes a substantial volume of advertising leaflets in the communities it serves and it offers a travel/vacation booking service.
     Newsquest's full year pro forma revenues for 2000 were in excess of $700 million (including Newscom). As with U.S. newspapers, advertising is the largest component of revenue, comprising approximately 82%. Circulation revenue represents 11% and printing activities account for much of the remainder. Printing revenue increased in 2000 mainly as a result of the contract printing activities acquired with Newscom. Compared to U.S. newspaper operations, ad revenue at Newsquest is a greater percent of total revenue and circulation revenue is a lesser percent, reflecting the greater volume and importance of free non-daily publications among Newsquest's titles.
     Newsquest is actively seeking to maximize the value of its local information expertise through development of opportunities offered by the Internet. Through internal growth and in partnership with other businesses, Newsquest has established a number of local and national Web sites which offer news and other information of special interest to its communities, as well as classified and retail advertising and shopping services. During 2000, Newsquest became a minority investor in FS Auctions, the auction subsidiary of one of the U.K.'s largest Internet service providers, and in Schoolsnet, an education oriented site. These investee operations complement the local editorial content and classified advertising offered by Newsquest newspapers.

     Newsquest owns certain of the plants where its newspapers are produced and leases other facilities. Its headquarters is in Morden, Surrey. All of its properties are adequate for present purposes. A listing of Newsquest publishing centers and key properties may be found on page 74. A new printing plant is being developed at Lostock to replace the existing press and add color capacity.
     At the end of 2000, Newsquest had approximately 8,400 full-time and part-time employees. Newsquest employees have local staff councils for consultation and communication with Newsquest subsidiary management. Newsquest provides its employees with the option to participate in a retirement plan that incorporates life insurance and a stock option linked savings plan.
     Newsquest newspapers operate in competitive markets. Their principal competitors include other regional and national newspaper and magazine publishers, other advertising media such as radio and billboard, and Internet-based news, information and communication businesses.

Key revenue and expense data - for all newspapers combined

     The table that follows summarizes the circulation volume and revenues of U.S. newspapers owned by the company at the end of 2000, including USA TODAY. The table also includes circulation revenue for all Newsquest publications and circulation volume for Newsquest's fifteen paid daily newspapers. This table assumes that all newspapers owned by the company at the end of 2000 were owned during all years shown. For 2000, the amounts are based on a 53-week period.
     For purposes of presenting pro forma information, the tables and related commentary below include net paid circulation and its pro rata portion of the revenue and linage data for the company's newspapers participating in joint operating agencies, consistent with prior years.

Circulation: newspapers owned on Dec. 31, 2000

           Circulation         Daily          Sunday
             revenues         net paid       net paid
           in thousands     circulation     circulation
           ------------     -----------     -----------
2000       $1,306,780        8,368,000       7,154,000
1999       $1,290,559        8,399,000       7,260,000
1998       $1,290,236        8,486,000       7,375,000
1997       $1,259,935        8,399,000       7,452,000
1996       $1,198,944        8,369,000       7,536,000

     The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the company at the end of 2000. For Newsquest, advertising revenues are reflected, but linage is not. The chart assumes that all of the newspapers owned at the end of 2000 were owned throughout the years shown. For 2000, the amounts are based on a 53-week period.


Advertising: newspapers owned on Dec. 31, 2000

           Advertising              Inches of
           revenues (ROP)          advertising,
           in thousands        excluding preprints
           ------------        -------------------
2000        $3,964,193             104,700,000
1999        $3,800,395             101,253,000
1998        $3,580,739              95,696,000
1997        $3,347,434              90,826,000
1996        $3,045,551              84,940,000

     Total newspaper ad revenues on a pro forma basis rose 5% in 2000. Most major advertising classifications showed solid year-over-year growth during 2000. Ad spending by larger retailers declined for the year, reflecting closings and consolidations, but this was mostly offset by greater revenue from small and medium sized advertisers. Classified advertising revenues grew 4% on the strength of employment, automotive, and real estate categories. National advertising revenues increased 10%. Preprint revenues grew 10%.
     The company's newspaper segment advertising and other revenues from Internet activities totaled approximately $62 million in 2000 and $39 million in 1999.
     For 2001, ad revenue and volume growth is anticipated in all categories. Generally modest price increases are planned at most properties, and the company will continue to expand and refine sales and marketing efforts. Changes in economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenue at all of the company's newspapers.
     Raw materials: Newsprint is the basic raw material used to publish newspapers. During 2000, the company's total newsprint consumption was 1,211,000 metric tons, including the company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND, USA TODAY tonnage consumed at non-Gannett print sites and consumption by Newsquest. Newsprint consumption was up 17% in 2000 due principally to consumption by acquired properties in 2000 and 1999. Newsprint consumption savings were realized due to web width reductions at a number of the company's properties in 1999 and 2000. The company purchases newsprint from 24 North American, European and other offshore suppliers under contracts that expire at various times through 2010.
     During 2000, all of the company's newspapers consumed some recycled newsprint. For the year, more than 80% of the company's domestic newsprint purchases contained recycled content.
     In 2000, newsprint supplies were adequate. The company believes that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.
     The average cost per ton of newsprint consumed in 2000 increased 3% compared to the 1999 average cost.

Broadcasting

     On December 31, 2000, the company's television division, headquartered in Arlington, Va., included 22 television stations in markets with a total of more than 17.9 million households. On March 17, 2000, the company completed the acquisition of WJXX-TV, the ABC affiliate in Jacksonville, Fla. The company continues to own WTLV-TV, the NBC affiliate in Jacksonville.
     At the end of 2000, the broadcasting division had approximately 3,100 full-time and part-time employees. Broadcasting revenues accounted for approximately 13% of the company's reported operating revenues from continuing operations in 2000, 14% in 1999 and 15% in 1998.
     The principal sources of the company's broadcasting revenues are: 1) local advertising focusing on the immediate geographic area of the stations; 2) national advertising; 3) compensation paid by the networks for carrying commercial network programs; and 4) payments by advertisers to television stations for other services, such as the production of advertising material. The advertising revenues derived from a station's local news programs make up a significant part of its total revenues.
     Advertising rates charged by a television station are based primarily upon the station's ability to attract viewers, demographics and the number of television households in the area served by the station. Practically all national advertising is placed through independent advertising representatives. Local advertising time is sold by each station's own sales force.
     Generally, a network provides programs to its affiliated television stations, sells commercial advertising announcements within the network programs and compensates the local stations by paying an amount based on the television station's network affiliation agreement.
     For all of its stations, the company is party to network affiliation agreements. The company's three ABC affiliates have agreements which expire between 2005-2007. The agreements for all of its six CBS affiliates run through 2004-2005. The company's 13 NBC affiliated stations have agreements that will expire in December 2005. The company will continue to receive compensation under these new agreements at the 2000 compensation level with the exception of one smaller market station.
     Programming: The costs of locally produced and purchased syndicated programming are a significant portion of television operating expenses. Syndicated programming costs are determined based upon largely uncontrollable market factors, including demand from the independent and affiliated stations within the market and in some cases from cable operations. In recent years, the company's television stations have emphasized their locally produced news and entertainment programming in an effort to provide programs that distinguish the stations from the competition and to better control costs.

     Properties: The company's broadcasting facilities are adequately equipped with the necessary television broadcasting equipment. The company owns transmitter sites in 23 locations and leases sites in 8 others.
     During the past five years, new broadcasting facilities or substantial improvements to existing facilities were completed in Phoenix, Jacksonville, Knoxville, Columbia and Atlanta. A new facility was completed in December 2000 in Cleveland. Facility expansion to accommodate Digital Television (DTV) was completed at five sites in 1998/1999 and three sites in 2000. Additional station facilities may be converted to DTV in future years. The company's broadcast facilities are adequate for present purposes.
     Competition: In each of its broadcasting markets, the company's stations compete for revenues with other network-affiliated and independent television and radio broadcasters and with other advertising media, such as cable television, newspapers, magazines and outdoor advertising. The stations also compete in the emerging local electronic media space, which includes Internet or Internet-enabled devices and any digital spectrum opportunities associated with DTV. The company's broadcasting stations compete principally on the basis of their market share, advertising rates and audience composition.
     Local news is most important to a station's success, and there is a growing emphasis on other forms of programming that relate to the local community. Network and syndicated programming constitute the majority of all other programming broadcast on the company's television stations, and the company's competitive position is directly affected by viewer acceptance of this programming. Other sources of present and potential competition for the company's broadcasting properties include pay cable, home video and audio recorders and video disc players, direct broadcast satellite and low power television. Some of these competing services have the potential of providing improved signal reception or increased home entertainment selection, and they are continuing development and expansion.
     Pursuant to the Satellite Home Viewer Improvement Act of 1999, several of the company's television stations are currently being delivered by satellite carriers to subscribers within the stations' market. The company has entered into retransmission consent agreements with satellite carriers that authorize such delivery that expire in mid-2004. This law also permits satellite carriers to retransmit distant network television stations into areas served by local television stations if it is determined, using FCC-approved signal strength measurement standards, that local stations do not deliver an acceptable viewing signal.
     Regulation: The company's television stations are operated under the authority of the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (Communications Act), and the rules and policies of the FCC (FCC Regulations).
     Television broadcast licenses are granted for periods of eight years. They are renewable by broadcasters upon application to the FCC and usually are renewed except in rare cases in which a conflicting application, a petition to deny, a complaint or an adverse finding as to the licensee's qualifications results in loss of the license. The company believes it is in substantial compliance with all applicable provisions of the Communications Act and FCC Regulations.
     FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming. FCC Regulations governing multiple ownership limit, or in some cases, prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio; television and daily newspapers; radio and daily newspapers; or television and cable television). The FCC's broadcast ownership rules permit common ownership of two television stations in the same market, provided eight independently owned television stations remain in the market following the combination and provided that at least one of the commonly owned stations is not among the market's top four rated stations. It is under this standard that the company acquired a second television station in the Jacksonville, Fla., market in March 2000. The FCC has instituted a rule-making proceeding to examine possible modifications to the daily newspaper/television broadcast ownership restrictions.
     The FCC rules permit common ownership of a number (depending on market size) of radio stations and television stations serving the same community but continue to prohibit a party from having attributable interests in television stations which collectively reach more than 35 percent of all U.S. television households. The FCC will continue to review this limitation as required by Congress. Presently, the company's 22 television stations reach an aggregate of 17.5% of U.S. TV households.
     Additional information about the company's television stations may be found on page 73 of this annual report.

Corporate facilities

     The company leases office space for its headquarters in Arlington, Va., and also owns data processing facilities in nearby Maryland. The present lease will expire in 2001. In September 1996, the company purchased 30 acres of land in Fairfax County, Va., for use as a future site for USA TODAY and corporate headquarters. Building construction began in 1999 and is scheduled to be completed in mid 2001.

Employee relations

     At the end of 2000, the company and its subsidiaries had approximately 53,400 full-time and part-time employees. Four of the company's newspapers were published in 2000 together with non-company newspapers pursuant to joint operating agreements, and the employment numbers above include the company's pro-rata share of employees at those joint production and business operations.
     Approximately 14% of those employed by the company and its subsidiaries are represented by labor unions. They are represented by 91 local bargaining units affiliated with nine international unions under collective bargaining agreements. These agreements conform generally with the pattern of labor agreements in the newspaper and broadcasting industries. The company does not engage in industrywide or companywide bargaining. The company's UK subsidiaries bargain with two unions over wages and health and safety issues only. The company strives to maintain good relationships with its employees.
     On July 13, 1995, approximately 2,500 workers from six unions began a strike against The Detroit News, the Detroit Newspaper Agency and the Detroit Free Press, the company's agency partner. The strike was precipitated by unrealistic and excessive demands by the unions for wage increases and position levels.
     Throughout the strike and despite union efforts to stop delivery of the newspapers through intimidation and violence, the newspapers published every day. The strike ended in mid February 1997 when six striking unions made an unconditional offer to return to work. The unions, however, continued to attempt a subscriber and advertiser boycott. In February 1999 the Detroit Typographical Union reached a 10-year labor agreement with the company and in January 2001 the remaining five formerly striking unions also reached labor agreements with the employers and agreed to cease their boycott attempts and participate in a program to increase the circulation of the newspapers.
     The company provides competitive group life and medical insurance programs for full-time domestic employees at each location. The company pays a substantial portion of these costs and employees contribute the balance. Virtually all of the company's units provide retirement or profit-sharing plans which cover eligible full-time employees.
     In 1990, the company established a 401(k) Savings Plan, which is available to most of its domestic non-union employees.


Acquisitions and dispositions 1996-2000

The growth of the company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1996 are shown below. The company has disposed of several businesses during this period, which are presented on the following page.

Acquisitions 1996-2000
Year acquired                    Name                                Location                    Publication times or business
-------------      -----------------------------           -------------------------------       -----------------------------
1996               WTSP-TV                                 Tampa-St. Petersburg, Fla.              Television station

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

2000               The Pioneer Republican and              Des Moines, Iowa                        Weekly newspapers
                     other publications
                   Buyers' Digest                          Franklin County, Vt.                    Weekly newspaper
                   The Clarion                             Redcar, United Kingdom                  Weekly newspaper
                   WJXX-TV                                 Jacksonville, Fla.                      Television station
                   Mason Valley News,                      Lyon County, Nev.                       Weekly newspapers
                     Fernley Leader-Dayton Courier
                   Brevard Technical Journal               Brevard County, Fla.                    Monthly magazine
                   Dickson Shoppers                        Middle Tennessee                        Weekly newspapers
                   Greenville Parent Magazine              Greenville County, S.C.                 Monthly magazine
                   News Communications & Media plc         United Kingdom                          Daily and weekly newspapers and
                                                                                                        other publications
                   Space Coast Press                       Brevard County, Fla.                    Weekly newspaper
                   Certain assets of                       Wisconsin, Ohio, Louisiana,             19 daily and numerous
                     Thomson Newspapers Inc.                 Maryland, Utah                             weekly newspapers
                   Central Newspapers, Inc.                Arizona, Indiana, Louisiana             6 daily newspapers; other
                                                                                                        related businesses
                   Daily World                             Opelousas, La.                          Daily newspaper
                   Windsor Beacon                          Windsor, Colo.                          Weekly newspaper
                   50+ Lifestyles and other publications   Des Moines, Iowa                        Monthly magazines


Dispositions 1996-2000
Year disposed                    Name                                Location                    Publication times or business
-------------      -----------------------------           -------------------------------       -----------------------------
1996               WMAZ/WAYS-FM                               Macon, Ga.                          Radio stations
                   Gannett Outdoor Group                      Various major markets,              Outdoor advertising
                                                                U.S. and Canada
                   Multimedia Entertainment                   New York, N.Y.                      Television entertainment
                                                                                                    programming
                   Louis Harris and Associates, Inc.          New York, N.Y.                      Polling and research
                   Gannett Community Directories              Paramus, N.J.                       Community directories
                   KIIS/KIIS-FM                               Los Angeles, Calif.                 Radio stations
                   KSDO/KKBH-FM                               San Diego, Calif.                   Radio stations
                   WDAE/WUSA-FM                               Tampa, Fla.                         Radio stations

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

1999               The San Bernardino County Sun              San Bernardino, Calif.              Daily newspaper
                   KVUE-TV                                    Austin, Texas                       Television station

2000               Multimedia Cable                           Kansas, Oklahoma, North Carolina    Cable television systems
                   Marin Independent Journal                  Marin, Calif.                       Daily newspaper
                   Classified Gazette                         San Rafael, Calif.                  Semi-weekly newspaper
                   Space News                                 Springfield, Va.                    Weekly newspaper

Quarterly statements of income
In thousands of dollars

Fiscal year ended December 31, 2000                  1st Quarter     2nd Quarter     3rd Quarter     4th Quarter        Total
                                                     -----------     -----------     -----------     -----------     -----------
Net operating revenues
Newspaper advertising                                $   830,250     $   911,949     $ 1,004,280     $ 1,226,457     $ 3,972,936
Newspaper circulation                                    254,146         251,524         286,890         328,431       1,120,991
Broadcasting                                             166,789         205,413         183,352         233,213         788,767
All other                                                 70,135          78,921          83,998         106,570         339,624
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                  1,321,320       1,447,807       1,558,520       1,894,671       6,222,318
                                                     -----------     -----------     -----------     -----------     -----------
Operating expenses
Cost of sales and operating
  expenses, exclusive of depreciation                    667,486         683,084         788,209         918,473       3,057,252
Selling, general and administrative expenses,
  exclusive of depreciation                              215,942         227,593         245,735         282,625         971,895
Depreciation                                              46,608          47,070          51,509          50,241         195,428
Amortization of intangible assets                         33,766          35,379          52,082          59,260         180,487
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                    963,802         993,126       1,137,535       1,310,599       4,405,062
                                                     -----------     -----------     -----------     -----------     -----------
Operating income                                         357,518         454,681         420,985         584,072       1,817,256
Non-operating (expense) income
Interest expense                                         (20,175)        (22,666)        (75,962)       (100,425)       (219,228)
Other                                                     (1,326)          7,947            (260)          4,451          10,812
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                    (21,501)        (14,719)        (76,222)        (95,974)       (208,416)
                                                     -----------     -----------     -----------     -----------     -----------
Income before income taxes                               336,017         439,962         344,763         488,098       1,608,840
Provision for income taxes                               133,000         174,200         136,500         193,200         636,900
                                                     -----------     -----------     -----------     -----------     -----------
Income from continuing operations                        203,017         265,762         208,263         294,898         971,940
Discontinued operations
Income from discontinued operations, net                   2,437                                                           2,437
Gain on sale of cable business, net of tax               744,700                                                         744,700
                                                     -----------     -----------     -----------     -----------     -----------
Net income                                           $   950,154     $   265,762     $   208,263     $   294,898     $ 1,719,077
                                                     ===========     ===========     ===========     ===========     ===========
Basic earnings per share
Basic earnings from continuing operations (1)        $       .74     $      1.01     $       .79     $      1.12     $      3.65
Basic earnings from discontinued operations:
   Discontinued operations, net of tax                       .01                                                             .01
   Gain on sale of cable business, net of tax (1)           2.72                                                            2.79
                                                     -----------     -----------     -----------     -----------     -----------
Net income per share - basic (1)                     $      3.47     $      1.01     $       .79     $      1.12     $      6.45
                                                     ===========     ===========     ===========     ===========     ===========
Diluted earnings per share
Diluted earnings from continuing operations (1)      $       .74     $      1.00     $       .79     $      1.11     $      3.63
Diluted earnings from discontinued operations:
   Discontinued operations, net of tax                       .01                                                             .01
   Gain on sale of cable business, net of tax (1)           2.69                                                            2.77
                                                     -----------     -----------     -----------     -----------     -----------
Net income per share - diluted (1)                   $      3.44     $      1.00     $       .79     $      1.11     $      6.41
                                                     ===========     ===========     ===========     ===========     ===========

(1) As a result of rounding and share repurchases made during the year, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

Note: The statements of income reflect the classification change made to report the operating results from the company's 50% owned joint operating agencies on the equity method of accounting (as a net amount in other operating revenue).

Quarterly statements of income
In thousands of dollars

Fiscal year ended December 26, 1999                  1st Quarter     2nd Quarter     3rd Quarter     4th Quarter        Total
                                                     -----------     -----------     -----------     -----------     -----------
Net operating revenues
Newspaper advertising                                $   676,204     $   744,848     $   776,117     $   918,081     $ 3,115,250
Newspaper circulation                                    240,390         236,024         243,085         251,615         971,114
Broadcasting                                             161,194         194,480         166,770         206,198         728,642
All other                                                 64,892          63,690          67,536          84,238         280,356
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                  1,142,680       1,239,042       1,253,508       1,460,132       5,095,362
                                                     -----------     -----------     -----------     -----------     -----------
Operating expenses
Cost of sales and operating
  expenses, exclusive of depreciation                    597,490         584,728         623,388         654,143       2,459,749
Selling, general and administrative expenses,
  exclusive of depreciation                              182,969         185,903         201,929         221,620         792,421
Depreciation                                              42,715          42,130          44,325          40,290         169,460
Amortization of intangible assets                         22,914          23,170          30,500          34,047         110,631
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                    846,088         835,931         900,142         950,100       3,532,261
                                                     -----------     -----------     -----------     -----------     -----------
Operating income                                         296,592         403,111         353,366         510,032       1,563,101
Non-operating (expense) income
Interest expense                                         (16,592)        (13,852)        (26,474)        (37,701)        (94,619)
Other                                                      2,368          55,305 (2)       1,588            (556)         58,705 (2)
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                    (14,224)         41,453         (24,886)        (38,257)        (35,914)
                                                     -----------     -----------     -----------     -----------     -----------
Income before income taxes                               282,368         444,564         328,480         471,775       1,527,187
Provision for income taxes                               112,400         176,950         130,700         187,750         607,800
                                                     -----------     -----------     -----------     -----------     -----------
Income from continuing operations                        169,968         267,614 (2)     197,780         284,025         919,387 (2)
Discontinued operations
Income from discontinued operations, net                   8,925           9,356           9,699          10,561          38,541
Gain on sale of cable business, net of tax
                                                     -----------     -----------     -----------     -----------     -----------
Net income                                           $   178,893     $   276,970 (2) $   207,479     $   294,586     $   957,928 (2)
                                                     ===========     ===========     ===========     ===========     ===========
Basic earnings per share
Basic earnings from continuing operations            $       .61     $       .96 (2) $       .70     $      1.02     $      3.29 (2)
Basic earnings from discontinued operations:
   Discontinued operations, net of tax                       .03             .03             .04             .04             .14
   Gain on sale of cable business, net of tax
                                                     -----------     -----------     -----------     -----------     -----------
Net income per share - basic                         $       .64     $       .99 (2) $       .74     $      1.06     $      3.43 (2)
                                                     ===========     ===========     ===========     ===========     ===========
Diluted earnings per share
Diluted earnings from continuing operations (1)      $       .61     $       .95 (2) $       .70     $      1.01     $      3.26 (2)
Diluted earnings from discontinued operations:
   Discontinued operations, net of tax                       .03             .03             .04             .04             .14
   Gain on sale of cable business, net of tax
                                                     -----------     -----------     -----------     -----------     -----------
Net income per share - diluted (1)                   $       .64     $       .98 (2) $       .74     $      1.05     $      3.40 (2)
                                                     ===========     ===========     ===========     ===========     ===========

Earnings summary, excluding non-recurring net non-operating gains
In thousands of dollars
Fiscal year ended December 26, 1999                  1st Quarter     2nd Quarter     3rd Quarter     4th Quarter        Total
                                                     -----------     -----------     -----------     -----------     -----------
Income from continuing operations, as reported       $   169,968     $   267,614     $   197,780     $   284,025     $   919,387
Less: after-tax gains on sale/exchange
  of businesses (2)                                                       32,780                                          32,780
                                                     -----------     -----------     -----------     -----------     -----------
Income from continuing operations, as adjusted       $   169,968     $   234,834     $   197,780     $   284,025     $   886,607
                                                     ===========     ===========     ===========     ===========     ===========
Diluted earnings per share from continuing
operations, as adjusted (1)                          $       .61     $       .84     $       .70     $      1.01     $      3.15
                                                     ===========     ===========     ===========     ===========     ===========

(1) As a result of rounding, the total of the four quarters' earnings per share does not equal the earnings per share for the year.

(2) Includes second quarter net gain principally from the exchange of KVUE-TV in Austin, Texas, for KXTV-TV in Sacramento, Calif., ($55 million pre-tax, $33 million after-tax, $.11 per share-basic and diluted).

Note: The statements of income reflect the classification change made to report the operating results from the company's 50% owned joint operating agencies on the equity method of accounting (as a net amount in other operating revenue).

Schedules to Form 10-K information

In thousands of dollars
Property, plant and equipment
                                           Balance at
                                           beginning      Additions        Retirements                           Balance at
Classification                             of period       at cost           or sales     Other changes         end of period
                                         ------------    ----------        -----------    -------------         -------------
Dec. 27, 1998
Land                                     $  175,884      $  7,769          $     987      $    (1,880)          $  180,786
Buildings and improvements                  840,157        10,022             13,790            2,821              839,210
Cable and security systems                  548,219        24,218            159,634              256              413,059
Machinery, equipment and fixtures         2,140,148       126,006            140,424           (2,262)           2,123,468
Construction in progress and
  deposits on contracts                      50,429        58,859                133            1,065              110,220
                                         ----------      ---------         ---------      -----------           ----------
                                         $3,754,837      $ 226,874 (A)(E)  $ 314,968      $         0           $3,666,743
                                         ==========      =========         =========      ===========           ==========
Dec. 26, 1999
Land                                     $  180,786      $  5,901          $   4,853      $       304           $  182,138
Buildings and improvements                  839,210        83,975             37,189              659              886,655
Cable                                       413,059        13,680              1,821              (11)             424,907
Machinery, equipment and fixtures         2,123,468       308,547            171,525           (1,128)           2,259,362
Construction in progress and
  deposits on contracts                     110,220        21,810              1,318              138              130,850
                                         ----------      ---------         ---------      -----------           ----------
                                         $3,666,743      $ 433,913 (B)(E)  $ 216,706      $       (38) (D)      $3,883,912
                                         ==========      =========         =========      ===========           ==========
Dec. 31, 2000
Land                                     $  182,138      $ 33,066          $   4,374      $     5,219           $  216,049
Buildings and improvements                  886,655       183,971             20,639           51,709            1,101,696
Cable                                       424,907             4            424,911                0                    0
Machinery, equipment and fixtures         2,259,362       451,276            107,822          (77,634)           2,525,182
Construction in progress and
  deposits on contracts                     130,850       153,383                223            8,264              292,274
                                         ----------      ---------         ---------      -----------           ----------
                                         $3,883,912      $ 821,700 (C)(E)  $ 557,969      $   (12,442)(D)       $4,135,201
                                         ==========      =========         =========      ===========           ==========
Notes
(A)  Includes assets at acquisition net of adjustments for prior years' acquisitions.                           $  (17,551)
(B)  Includes assets at acquisition net of adjustments for prior years' acquisitions.                           $  175,470
(C)  Includes assets at acquisition net of adjustments for prior years' acquisitions.                           $  471,120
(D)  Principally the effect of current foreign currency translation adjustment.
(E)  Includes capitalized interest of $1,610 in 1998, $5,707 in 1999 and $11,167 in 2000.
(F)  Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements, 3.3% to 20% for cable and 4% to 30% for machinery, equipment and fixtures.
(G)  Includes depreciation expense from cable and security reflected in earnings from discontinued operations of $2,759 in 2000, $31,806 in 1999 and $37,907 in 1998.

Schedules to Form 10-K information

In thousands of dollars
Accumulated depreciation and amortization of property, plant and equipment
                                                          Additions
                                         Balance at        charged
                                          beginning      to costs and      Retirements        Other          Balance at
                                          of period        expenses          or sales        changes        end of period
                                         ----------       ---------         ---------       ----------       ----------
Dec. 27, 1998
Buildings and improvements               $  324,080       $  25,434         $  12,941       $   9,318        $  345,891
Cable                                        83,106          31,134            36,369            (196)           77,675
Machinery, equipment and fixtures         1,155,609         145,115           112,208          (9,122)        1,179,394
                                         ----------       ---------         ---------       ----------       ----------
                                         $1,562,795       $ 201,683 (F)(G)  $ 161,518       $       0        $1,602,960
                                         ==========       =========         =========       ==========       ==========
Dec. 26, 1999
Buildings and improvements               $  345,891       $  22,056         $  16,511       $  (5,003)       $  346,433
Cable                                        77,675          24,862             1,243               0           101,294
Machinery, equipment and fixtures         1,179,394         154,348           126,421           5,012         1,212,333
                                         ----------       ---------         ---------       ----------       ----------
                                         $1,602,960       $ 201,266 (F)(G)  $ 144,175       $       9 (D)    $1,660,060
                                         ==========       =========         =========       ==========       ==========
Dec. 31, 2000
Buildings and improvements               $  346,433       $  30,371         $  (6,055)      $   4,330        $  387,189
Cable                                       101,294           2,697           103,991               0                 0
Machinery, equipment and fixtures         1,212,333         165,119            85,976          (4,863)        1,286,613
                                         ----------       ---------         ---------       ----------       ----------
                                         $1,660,060       $ 198,187 (F)(G)  $ 183,912       $    (533)(D)    $1,673,802
                                         ==========       =========         =========       ==========       ==========

(D)(F)(G) See page 68

Valuation and qualifying accounts
                                                         Additions        Additions/
                                        Balance at        charged        (reductions)                       Balance
                                        beginning       to costs and   for acquisitions/    Deductions       at end
Allowance for doubtful receivables       of period        expenses       dispositions      from reserves   of period
                                         ---------        --------       ------------      -------------   ---------
Year ended Dec. 27, 1998                   $18,020        $22,077          $ (1,240)          $19,714         $19,143
Year ended Dec. 26, 1999                   $19,143        $26,213          $  9,419           $24,081         $30,694
Year ended Dec. 31, 2000                   $30,694        $28,072          $ 10,456           $31,757         $37,465

Supplementary income statement information (from continuing operations)
Fiscal year ended                             Dec. 31, 2000      Dec. 26, 1999      Dec. 27, 1998
                                              -------------      -------------      -------------

Maintenance and repairs                            $51,424            $42,208            $41,053
                                                   -------            -------            -------
Taxes other than payroll and income tax
  Property                                         $28,074            $23,101            $20,736
  Other                                            $12,660            $ 8,243            $ 8,327
                                                   -------            -------            -------
Total                                              $40,734            $31,344            $29,063
                                                   -------            -------            -------

MARKETS WE SERVE
NEWSPAPERS AND NEWSPAPER DIVISION

Daily newspapers

 State                                                                                  Circulation                    Joined
Territory               City                    Newspaper                     Morning  Afternoon   Sunday  Founded   Gannett (a)
---------               ----                    ---------                     -------  ---------   ------  -------   -----------
Alabama            Montgomery            Montgomery Advertiser                 53,500              67,042    1829      1995 (64)
Arizona            Phoenix               The Arizona Republic                 469,812             582,371    1890      2000 (93)
                   Tucson                Tucson Citizen                                  39,543              1870      1976 (31)
Arkansas           Mountain Home         The Baxter Bulletin                   11,345                        1901      1995 (65)
California         Palm Springs          The Desert Sun                        52,327              54,917    1927      1986 (58)
                   Salinas               The Californian                       19,304                        1871      1977 (37)
                   Tulare                Tulare Advance-Register                          8,291              1882      1993 (63)
                   Visalia               Visalia Times-Delta                   21,836                        1859      1977 (38)
Colorado           Fort Collins          Fort Collins Coloradoan               28,775              35,348    1873      1977 (39)
Connecticut        Norwich               Norwich Bulletin                      28,807              34,334    1791      1981 (51)
Delaware           Wilmington            The News Journal                     122,118             143,113    1871      1978 (44)
Florida            Brevard County        FLORIDA TODAY                         86,980             110,714    1966      1966  (9)
                   Fort Myers            The News-Press                        88,159             106,328    1884      1971 (24)
                   Pensacola             Pensacola News Journal                62,817              81,806    1889      1969 (11)
Georgia            Gainesville           The Times                                       22,124    26,188    1947      1981 (50)
Guam               Hagatna               Pacific Daily News                    21,482              20,608    1944      1971 (23)
Hawaii             Honolulu              The Honolulu Advertiser              112,410             186,926    1856      1993 (62)
Idaho              Boise                 The Idaho Statesman                   64,573              86,680    1864      1971 (16)
Illinois           Rockford              Rockford Register Star                70,755              82,074    1855      1967 (10)

                        - 70 -

Daily newspapers

 State                                                                                  Circulation                    Joined
Territory               City                    Newspaper                     Morning  Afternoon   Sunday  Founded   Gannett (a)
---------               ----                    ---------                     -------  ---------   ------  -------   -----------
Indiana            Fishers               The Daily Ledger                                11,231              1870      2000 (94)
                   Indianapolis          The Indianapolis Star                246,957             363,275    1903      2000 (95)
                   Lafayette             Journal and Courier                   37,238              44,225    1829      1971 (17)
                   Marion                Chronicle-Tribune                     19,847              22,142    1867      1971 (20)
                   Muncie                The Star Press                        33,534              36,429    1899      2000 (96)
                   Richmond              Palladium-Item                                  19,150    22,858    1831      1976 (30)
                   Vincennes             Vincennes Sun-Commercial                        12,149    14,179    1804      2000 (97)
Iowa               Des Moines            The Des Moines Register              155,930             249,085    1849      1985 (55)
                   Iowa City             Iowa City Press-Citizen               14,897                        1860      1977 (41)
Kentucky           Louisville            The Courier-Journal                  231,685             296,546    1868      1986 (60)
Louisiana          Alexandria            Alexandria Daily Town Talk            36,001              41,772    1883      2000 (98)
                   Lafayette             The Daily Advertiser                  44,663              51,866    1865      2000 (74)
                   Monroe                The News-Star                         36,708              41,243    1890      1977 (43)
                   Opelousas             Daily World                                     11,643    12,958    1939      2000 (99)
                   Shreveport            The Times                             69,625              85,670    1871      1977 (42)
Maryland           Salisbury             The Daily Times                       27,183              31,118    1900      2000 (75)
Michigan           Battle Creek          Battle Creek Enquirer                 25,725              34,787    1900      1971 (18)
                   Detroit               The Detroit News                               237,403              1873      1986 (57)
                                         The Detroit News and Free Press                          750,696
                   Lansing               Lansing State Journal                 70,171              91,659    1855      1971 (15)
                   Port Huron            Times Herald                                    30,831    42,729    1900      1970 (12)
Minnesota          St. Cloud             St. Cloud Times                       28,364              38,111    1861      1977 (36)
Mississippi        Hattiesburg           Hattiesburg American                            22,681    27,014    1897      1982 (53)
                   Jackson               The Clarion-Ledger                   103,040             119,638    1837      1982 (52)
Missouri           Springfield           Springfield News-Leader               64,239              93,452    1893      1977 (35)
Montana            Great Falls           Great Falls Tribune                   33,903              39,107    1885      1990 (61)
Nevada             Reno                  Reno Gazette-Journal                  67,833              85,156    1870      1977 (32)
New Jersey         Asbury Park           Asbury Park Press                    157,997             220,198    1879      1997 (70)
                   Bridgewater           Courier News                          41,354              41,107    1884      1927 (5)
                   Cherry Hill           Courier-Post                          83,254              96,579    1875      1959 (7)
                   East Brunswick        Home News Tribune                     68,822              76,620    1879      1997 (71)
                   Morristown            Daily Record                          44,656              47,386    1900      1998 (72)
                   Toms River            Ocean County Observer                 10,055               9,741    1850      1998 (73)
                   Vineland              The Daily Journal                     17,548                        1864      1986 (59)
New York           Binghamton            Press & Sun-Bulletin                  60,442              76,385    1904      1943 (6)
                   Elmira                Star-Gazette                          29,303              41,217    1828      1906 (1)
                   Ithaca                The Ithaca Journal                    18,605                        1815      1912 (2)
                   Poughkeepsie          Poughkeepsie Journal                  40,370              52,895    1785      1977 (34)
                   Rochester             Rochester Democrat and Chronicle     174,676             241,750    1833      1918 (3)
                   Utica                 Observer-Dispatch                     47,022              57,022    1817      1922 (4)
                   Westchester County    The Journal News                     144,309             173,733    1829      1964 (8)
North Carolina     Asheville             Asheville Citizen-Times               56,408              70,094    1870      1995 (66)
Ohio               Bucyrus               Telegraph-Forum                                  7,033              1923      2000 (76)
                   Cincinnati            The Cincinnati Enquirer              202,467             313,864    1841      1979 (45)
                   Chillicothe           Chillicothe Gazette                             15,988    15,934    1800      2000 (77)
                   Coshocton             Coshocton Tribune                                7,543     7,930    1842      2000 (78)
                   Fremont               The News-Messenger                              14,054              1856      1975 (28)
                   Lancaster             Lancaster Eagle-Gazette                         15,482    16,056    1807      2000 (79)
                   Mansfield             News Journal                                    34,656    44,104    1885      2000 (80)
                   Marietta              The Marietta Times                              12,073              1864      1974 (27)
                   Marion                The Marion Star                                 14,818    16,088    1880      2000 (81)
                   Newark                The Advocate                                    21,350    22,179    1820      2000 (82)
                   Port Clinton          News Herald                                      5,960              1864      1975 (29)
                   Zanesville            Times Recorder                        21,582              22,032    1852      2000 (83)

                        - 71 -

Daily newspapers

 State                                                                                  Circulation                    Joined
Territory               City                    Newspaper                     Morning  Afternoon   Sunday  Founded   Gannett (a)
---------               ----                    ---------                     -------  ---------   ------  -------   -----------
Oklahoma           Muskogee              Muskogee Daily Phoenix
                                            and Times-Democrat                 19,096              20,091    1888      1977 (40)
Oregon             Salem                 Statesman Journal                     57,658              66,100    1851      1974 (26)
Pennsylvania       Chambersburg          Public Opinion                                  20,660              1869      1971 (14)
                   Lansdale              The Reporter                          18,532                        1870      1980 (49)
South Carolina     Greenville            The Greenville News                   99,020             133,503    1874      1995 (67)
South Dakota       Sioux Falls           Argus Leader                          52,828              74,763    1881      1977 (33)
Tennessee          Clarksville           The Leaf-Chronicle                    21,823              25,821    1808      1995 (68)
                   Jackson               The Jackson Sun                       37,678              42,844    1848      1985 (56)
                   Nashville             The Tennessean                       185,230             263,268    1812      1979 (46)
Texas              El Paso               El Paso Times                         76,848              95,659    1879      1972 (25)
Utah               St. George            The Spectrum                          21,461              22,552    1963      2000 (84)
Vermont            Burlington            The Burlington Free Press             50,809              61,838    1827      1971 (13)
Virginia           Arlington             USA TODAY                          2,284,024                        1982      1982 (54)
                   Staunton              The Daily News Leader                 18,583              21,549    1904      1995 (69)
Washington         Bellingham            The Bellingham Herald                 24,496              31,383    1890      1971 (21)
                   Olympia               The Olympian                          38,546              44,923    1889      1971 (19)
West Virginia      Huntington            The Herald-Dispatch                   35,469              41,361    1909      1971 (22)
Wisconsin          Appleton              The Post-Crescent                               54,901    71,511    1853      2000 (85)
                   Fond du Lac           The Reporter                                    18,330    20,476    1870      2000 (86)
                   Green Bay             Green Bay Press-Gazette               56,647              82,713    1915      1980 (47)
                   Manitowoc             Herald Times Reporter                           16,455    16,805    1898      2000 (87)
                   Marshfield            Marshfield News-Herald                          14,581              1927      2000 (88)
                   Oshkosh               Oshkosh Northwestern                  22,806              26,637    1868      2000 (89)
                   Sheboygan             The Sheboygan Press                             24,550    26,615    1907      2000 (90)
                   Stevens Point         Stevens Point Journal                           13,548              1873      2000 (91)
                                         Central Wisconsin Sunday                                  16,640
                   Wausau                Wausau Daily Herald                             22,819    30,305    1903      1980 (48)
                   Wisconsin Rapids      Daily Tribune                                   13,749              1914      2000 (92)

(a)  Number in parentheses notes chronological order in which existing newspapers joined Gannett.


Army Times Publishing Co.
Headquarters: Springfield, Va.
Publications: Army Times, Navy Times, Marine Corps Times, Air Force Times,
              Federal Times, Defense News

Nursing Spectrum
Offices: Falls Church, Va. (serving Washington, D.C./Baltimore); Hoffman Estates, Ill. (serving Illinois and Indiana); Ft. Lauderdale, Fla. (serving Ft. Lauderdale and Tampa); King of Prussia, Pa. (serving Philadelphia and the Delaware Valley); Westbury, N.Y. (serving New York and New Jersey); Lexington, Mass. (serving New England states)

Non-daily publications
Weekly, semi-weekly or monthly publications in Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Guam, Hawaii, Idaho, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Juarez, Mexico

USA WEEKEND
Circulation 22.7 million in 555 newspapers
Headquarters: Arlington, Va.
Advertising offices:  Chicago; Detroit; Los Angeles; New York

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

   Telematch  Springfield, Va.

Gannett Retail Advertising Group          Chicago, Ill.

Gannett Satellite Information Network     Arlington, Va.

Gannett News Service
Headquarters:  Arlington, Va.
Bureaus: Albany, N.Y.; Baton Rouge, La.; Columbus, Ohio; Harrisburg, Pa.; Indianapolis, Ind.; Sacramento, Calif.; Springfield, Ill.; Tallahassee, Fla.

USA TODAY
Headquarters: Arlington, Va.

Print sites: Arlington, Texas; Atlanta; Batavia, N.Y.; Brevard County,
Fla.; Chandler, Ariz.; Chicago; Columbia, S.C.; Fort Collins, Colo.; Fort Myers, Fla.; Gainesville, Ga.; Hattiesburg, Miss.; Kankakee, Ill.; Lansing, Mich.; Las Vegas, Nev.; Lawrence, Kan.; Mansfield, Ohio; Marin County, Calif.; Miramar, Fla.; Nashville, Tenn.; Newark, Ohio; Norwood, Mass.; Olympia, Wash.; Pasadena, Texas; Port Huron, Mich.; Raleigh, N.C.; Richmond, Ind.; Rockaway, N.J.; St. Cloud, Minn.; St. Louis; Salisbury, N.C.; Salt Lake City; San Bernardino, Calif.; Springfield, Va.; Tarentum, Pa.; White Plains, N.Y.; Wilmington, Del.

International print sites: Charleroi, Belgium; Frankfurt, Germany; Hong Kong; London, England; Milan, Italy

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

International offices: Hong Kong; London, England; Paris, France; Singapore

Advertising offices: Arlington, Va.; Atlanta; Chicago; Dallas; Detroit; London, England; Los Angeles; New York; San Francisco

USA TODAY Baseball Weekly
Editorial and advertising offices:        Arlington, Va.

USATODAY.com                              Arlington, Va.




BROADCASTING
Television stations

                                                                            Weekly                Joined
State             City                     Station    Channel/Network     Audience *    Founded   Gannett
-----             ----                     -------    ---------------     ----------    -------   -------
Arizona           Flagstaff                KNAZ-TV    Channel 2/NBC            **         1970     1997
                  Kingman                  KMOH-TV    Channel 6/NBC            **         1988     1997
                  Phoenix                  KPNX-TV    Channel 12/NBC       1,209,000      1953     1979
Arkansas          Little Rock              KTHV-TV    Channel 11/CBS         377,000      1955     1994
California        Sacramento               KXTV-TV    Channel 10/ABC       1,039,000      1955     1999
Colorado          Denver                   KUSA-TV    Channel 9/NBC        1,235,000      1952     1979
District
   of Columbia    Washington               WUSA-TV    Channel 9/CBS        1,857,000      1949     1986
Florida           Jacksonville             WJXX-TV    Channel 25/ABC         388,000      1989     2000
                                           WTLV-TV    Channel 12/NBC         459,000      1957     1988
                  Tampa-St. Petersburg     WTSP-TV    Channel 10/CBS       1,212,000      1965     1996
Georgia           Atlanta                  WXIA-TV    Channel 11/NBC       1,578,000      1948     1979
                  Macon                    WMAZ-TV    Channel 13/CBS         208,000      1953     1995
Maine             Bangor                   WLBZ-TV    Channel 2/NBC          123,000      1954     1998
                  Portland                 WCSH-TV    Channel 6/NBC          334,000      1953     1998
Michigan          Grand Rapids             WZZM-TV    Channel 13/ABC         394,000      1962     1997
Minnesota         Minneapolis-St. Paul     KARE-TV    Channel 11/NBC       1,354,000      1953     1983
Missouri          St. Louis                KSDK-TV    Channel 5/NBC        1,086,000      1947     1995
New York          Buffalo                  WGRZ-TV    Channel 2/NBC          503,000      1954     1997
North Carolina    Greensboro               WFMY-TV    Channel 2/CBS          545,000      1949     1988
Ohio              Cleveland                WKYC-TV    Channel 3/NBC        1,399,000      1948     1995
South Carolina    Columbia                 WLTX-TV    Channel 19/CBS         245,000      1953     1998
Tennessee         Knoxville                WBIR-TV    Channel 10/NBC         434,000      1956     1995

* Weekly audience is number of TV households reached, according to the November 2000 Nielsen book.
** Audience numbers fall below minimum reporting standards.


NEWSQUEST PLC
Daily newspapers

                                                             Circulation                             Joined
City            Newspaper                          Morning    Afternoon     Saturday     Founded     Gannett
----            ---------                          -------     --------     --------     -------     -------
Basildon        Evening Echo                                    42,372                    1969         1999
Blackburn       Lancashire Evening Telegraph                    42,639       36,634       1886         1999
Bolton          Bolton Evening News                             41,746       30,708       1867         1999
Bournemouth     Daily Echo                                      43,393       39,321       1900         2000
Bradford        Telegraph & Argus                               52,977       49,511       1868         1999
Brighton        Evening Argus                                   47,873       44,345       1880         1999
Colchester      Evening Gazette                                 28,761                    1970         1999
Darlington      The Northern Echo                  65,290*                                1870         1999
Newport         South Wales Argus                               34,803       29,807       1892         2000
Oxford          Oxford Mail                                     30,735       28,378       1928         1999
Southampton     Southern Daily Echo                             58,980       57,178       1888         2000
Swindon         Evening Advertiser                              25,826       21,495       1854         1999
Weymouth        Dorset Echo                                     20,670       21,070       1921         2000
Worcester       Worcester Evening News                          22,869       19,106       1937         1999
York            Evening Press                                   42,278*                   1882         1999


* Monday-Saturday inclusive

Non-daily publications
North West, Yorkshire, North East, Midlands, South East, South West, Essex, London, South Coast, South Wales

GANNETT ON THE NET

News and information about Gannett is available on our Web site, www.gannett.com.

     The following Gannett properties also offer online services or informational sites on the Internet:

Newspapers and Newspaper Division
---------------------------------
USA TODAY                                     www.usatoday.com
USA TODAY Baseball Weekly                     www.totalbaseballweekly.com
USA WEEKEND                                   www.usaweekend.com
Alexandria (La.) Daily Town Talk              www.thetowntalk.com
The Post-Crescent, Appleton, Wis.             www.wisinfo.com/postcrescent
Asbury Park (N.J.) Press                      www.app.com
Asheville (N.C.) Citizen-Times                www.citizen-times.com
Battle Creek (Mich.) Enquirer                 www.battlecreekenquirer.com
The Bellingham (Wash.) Herald                 www.bellinghamherald.com
Press & Sun-Bulletin, Binghamton, N.Y.        www.pressconnects.com
FLORIDA TODAY, Brevard County                 www.flatoday.com
Courier News, Bridgewater, N.J.               www.c-n.com
The Idaho Statesman, Boise                    www.idahostatesman.com
The Burlington (Vt.) Free Press               www.burlingtonfreepress.com
Public Opinion, Chambersburg, Pa.             www.publicopiniononline.com
Courier-Post, Cherry Hill, N.J.               www.courierpostonline.com
The Cincinnati Enquirer                       enquirer.com
The Leaf-Chronicle, Clarksville, Tenn.        www.theleafchronicle.com
The Des Moines Register                       DesMoinesRegister.com
The Detroit News                              detnews.com
Home News Tribune, East Brunswick, N.J.       www.injersey.com/hnt
Star-Gazette, Elmira, N.Y.                    www.star-gazette.com
El Paso (Texas) Times                         www.elpasotimes.com
The Daily Ledger, Fishers, Ind.               www.topics.com
The Reporter, Fond du Lac, Wis.               www.wisinfo.com/thereporter
Fort Collins Coloradoan                       www.coloradoan.com
The News-Press, Fort Myers, Fla.              www.news-press.com
The News-Messenger, Fremont, Ohio             www.thenews-messenger.com
The Times, Gainesville, Ga.                   www.gainesvilletimes.com
Great Falls (Mont.) Tribune                   www.greatfallstribune.com
Green Bay (Wis.) Press-Gazette                www.greenbaypressgazette.com
The Greenville (S.C.) News                    greenvilleonline.com
Pacific Daily News, Hagatna, Guam             www.guampdn.com
Hattiesburg (Miss.) American                  www.hattiesburgamerican.com
The Honolulu Advertiser                       www.honoluluadvertiser.com
The Herald-Dispatch, Huntington, W.Va.        www.hdonline.com
The Indianapolis Star                         www.starnews.com
Iowa City (Iowa) Press-Citizen                www.press-citizen.com
The Ithaca (N.Y.) Journal                     www.theithacajournal.com
The Clarion-Ledger, Jackson, Miss.            www.clarionledger.com
The Jackson (Tenn.) Sun                       www.jacksonsun.com
Journal and Courier, Lafayette, Ind.          www.jconline.com
The Reporter, Lansdale, Pa.                   www.thereporteronline.com
Lansing (Mich.) State Journal                 www.lsj.com
The Courier-Journal, Louisville, Ky.          www.courier-journal.com
The Daily Advertiser, Lafayette, La.          www.acadiananow.com
Herald Times Reporter, Manitowoc, Wis.        www.wisinfo.com/heraldtimes
The Marietta (Ohio) Times                     www.mariettatimes.com
Chronicle-Tribune, Marion, Ind.               www.chronicle-tribune.com
Marshfield (Wis.) News-Herald                 www.wisinfo.com/newsherald
The News-Star, Monroe, La.                    www.thenewsstar.com
The Baxter Bulletin, Mountain Home, Ark.      www.baxterbulletin.com
The Montgomery (Ala.) Advertiser              www.montgomeryadvertiser.com
Daily Record, Morristown, N.J.                www.dailyrecord.com
The Star Press, Muncie, Ind.                  www.thestarpress.com
The Tennessean, Nashville                     www.tennessean.com
The Olympian, Olympia, Wash.                  www.theolympian.com
Daily World, Opelousas, La.                   www.dailyworld.com
Oshkosh (Wis.) Northwestern                   www.wisinfo.com/northwestern
The Desert Sun, Palm Springs, Calif.          www.thedesertsun.com
Pensacola (Fla.) News Journal                 www.PensacolaNewsJournal.com
The Arizona Republic, Phoenix                 www.arizonarepublic.com
News Herald, Port Clinton, Ohio               www.portclintonnewsherald.com
Times Herald, Port Huron, Mich.               www.thetimesherald.com
Poughkeepsie (N.Y.) Journal                   www.poughkeepsiejournal.com
Reno (Nev.) Gazette-Journal                   www.rgj.com
Palladium-Item, Richmond, Ind.                www.pal-item.com
Rochester (N.Y.) Democrat and Chronicle       www.democratandchronicle.com
Rockford (Ill.) Register Star                 www.rrstar.com
The Californian, Salinas                      www.californianonline.com
The Daily Times, Salisbury, Md.               www.thedailytimesonline.com
The Sheboygan (Wis.) Press                    www.wisinfo.com/sheboyganpress
Argus Leader, Sioux Falls, S.D.               www.argusleader.com
St. Cloud (Minn.) Times                       www.sctimes.com
The Spectrum, St. George, Utah                www.thespectrum.com
Statesman Journal, Salem, Ore.                www.statesmanjournal.com
The Times, Shreveport, La.                    www.shreveporttimes.com
Springfield (Mo.) News-Leader                 www.ozarksnow.com
Stevens Point (Wis.) Journal                  www.wisinfo.com/journal
Ocean County Observer, Toms River, N.J.       www.injersey.com/observer
Tucson (Ariz.) Citizen                        www.tucsoncitizen.com
Tulare (Calif.) Advance-Register              www.tulareadvanceregister.com
Observer-Dispatch, Utica, N.Y.                www.uticaod.com
Vincennes (Ind.) Sun-Commercial               www.vincennes.com
The Daily Journal, Vineland, N.J.             www.thedailyjournal.com
Visalia (Calif.) Times-Delta                  www.visaliatimesdelta.com
Wausau (Wis.) Daily Herald                    www.wausaudailyherald.com
The Journal News, Westchester County, N.Y.    www.thejournalnews.com
The News Journal, Wilmington, Del.            www.delawareonline.com
Daily Tribune, Wisconsin Rapids, Wis.         www.wisinfo.com/dailytribune
Army Times                                    www.armytimes.com
Navy Times                                    www.navytimes.com
Marine Corps Times                            www.marinetimes.com
Air Force Times                               www.airforcetimes.com
Federal Times                                 www.federaltimes.com
Defense News                                  www.defensenews.com
Military City                                 www.militarycity.com
Military Market                               www.militarymarket.com
Nursing Spectrum                              www.nursingspectrum.com
Gannett Offset                                www.gannettoffset.com
Gannett Direct Marketing Services             www.gdms.com
Gannett Media Technologies International      www.gmti.com

Newsquest plc
-------------
Newsquest Media Group                         www.newsquest.co.uk
Evening Echo, Basildon                        www.thisisessex.co.uk
Lancashire Evening Telegraph, Blackburn       www.thisislancashire.co.uk
Bolton Evening News, Bolton                   www.thisisbolton.co.uk
Daily Echo, Bournemouth                       www.thisisdorset.net
Telegraph & Argus, Bradford                   www.thisisbradford.co.uk
Evening Argus, Brighton                       www.thisisbrightonandhove.co.uk
Evening Gazette,Colchester                    www.thisisessex.co.uk
The Northern Echo, Darlington                 www.thisisthenortheast.co.uk
South Wales Argus, Newport                    www.southwalesargus.co.uk
Oxford Mail, Oxford                           www.thisisoxfordshire.co.uk
Southern Daily Echo, Southampton              www.thisishampshire.net
Evening Advertiser,Swindon                    www.thisiswiltshire.co.uk
Dorset Echo, Weymouth                         www.thisisdorset.net
Worcester Evening News, Worcester             www.thisisworcestershire.co.uk
Evening Press,York                            www.thisisyork.co.uk

Broadcasting
------------
WXIA-TV, Atlanta                                       www.11alive.com
WLBZ-TV, Bangor, Maine                                 www.wlbz.com
WGRZ-TV, Buffalo, N.Y.                                 www.wgrz.com
WKYC-TV, Cleveland, Ohio                               www.wkyc.com
WLTX-TV, Columbia, S.C.                                www.wltx.com
KUSA-TV, Denver                                        www.9news.com
WZZM-TV, Grand Rapids-Kalamazoo-Battle Creek, Mich.    www.wzzm13.com
WFMY-TV, Greensboro, N.C.                              www.wfmy2.com
WTLV-TV/WJXX-TV, Jacksonville, Fla.                    www.firstcoastnews.com
WBIR-TV, Knoxville, Tenn.                              www.wbir.com
KTHV-TV, Little Rock, Ark.                             www.kthv.com
WMAZ-TV, Macon, Ga.                                    www.13wmaz.com
KARE-TV, Minneapolis-St. Paul                          www.kare11.com
KPNX-TV, Phoenix, Ariz.                                www.12news.com
WCSH-TV, Portland, Maine                               www.wcsh6.com
KXTV-TV, Sacramento, Calif.                            www.kxtv.com
KSDK-TV, St. Louis, Mo.                                www.ksdk.com
WTSP-TV, Tampa-St. Petersburg, Fla.                    www.wtsp.com
WUSA-TV, Washington, D.C.                              www.wusatv9.com

Glossary of Financial Terms

Presented below are definitions of certain key financial and operational terms that we hope will enhance your reading and understanding of Gannett's 2000 Annual Report.

Advertising linage - Measurement term for the volume of space sold as advertising in the company's newspapers; refers to number of column inches, with each newspaper page composed of six columns.

Balance sheet - A summary statement that reflects the company's assets, liabilities and shareholders' equity at a particular point in time.

Broadcasting revenues - Primarily amounts charged to customers for commercial advertising aired on the company's television stations as well as radio stations prior to 1998.

Circulation - The number of newspapers sold to customers each day ("paid circulation"). The company keeps separate records of morning, evening and Sunday circulation.

Circulation revenues - Amounts charged to newspaper readers or distributors. Charges vary from city to city and depend on the type of sale (i.e., subscription or single copy) and distributor arrangements.

Comprehensive income - The change in equity (net assets) of the company from transactions and other events from non-owner sources. Comprehensive income comprises net income and other items previously reported directly in shareholders' equity, principally foreign currency translation adjustment.

Current assets - Cash and other assets that are expected to be converted to cash within one year.

Current liabilities - Amounts owed that will be paid within one year.

Depreciation - A charge against the company's earnings that allocates the cost of property, plant and equipment over the estimated useful lives of the assets.

Discontinued operation -A principal business that has been sold and is reported separately from continuing operations in the statement of income.

Dividend - Payment by the company to its shareholders of a portion of its earnings.

Earnings per share (basic) - The company's earnings divided by the average number of shares outstanding for the period.

Earnings per share (diluted) - The company's earnings divided by the average number of shares outstanding for the period, giving effect to assumed dilution from outstanding stock options and stock incentive rights.

Excess of acquisition cost over fair value of assets acquired -In a business purchase, this represents the excess of amounts paid over fair value of tangible assets acquired (also referred to as intangible assets or goodwill). Generally this cost is written off against operations over periods of up to 40 years. (Also see "Purchase.")

Inventories - Raw materials, principally newsprint, used in the business.

Newspaper advertising revenues - Amounts charged to customers for space ("advertising linage") purchased in the company's newspapers. There are three major types of advertising revenue: retail ads from local merchants, such as department stores; classified ads, which include automotive, real estate and "help wanted"; and national ads, which promote products or brand names on a nationwide basis.

Operating cash flow - Operating income adjusted for major non-cash expenses, depreciation and amortization of intangible assets.

Pro forma - A manner of presentation intended to improve comparability of financial results; it assumes business purchases/ dispositions were completed at the beginning of the earliest period discussed (i.e., results are compared for all periods but only for businesses presently owned).

Purchase - A business acquisition. The acquiring company records at its cost the acquired assets less liabilities assumed. The reported income of an acquiring company includes the operations of the acquired company from the date of acquisition.

Results of continuing operations - A key section of the statement of income which presents operating results for the company's principal ongoing businesses (newspaper and broadcasting).

Retained earnings - The earnings of the company not paid out as dividends to shareholders.

Statement of cash flows -A financial statement that reflects cash flows from operating, investing and financing activities, providing a comprehensive view of changes in the company's cash and cash equivalents.

Statement of changes in shareholders' equity -A statement that reflects changes in the common stock, retained earnings and other equity accounts.

Statement of income -A financial statement that reflects the company's profit by measuring revenues and expenses.

Stock incentive rights -An award that gives key employees the right to receive shares of the company's stock without payment at the end of an incentive period, conditioned on their continued employment throughout the incentive period.

Stock option - An award that gives key employees the right to buy shares of the company's stock at the market price of the stock on the date of the award.

Shareholder Services

Gannett stock
-------------
     Gannett Co., Inc. shares are traded on the New York Stock Exchange with the symbol GCI.
     The company's transfer agent and registrar is Wells Fargo Bank Minnesota, N.A. General inquiries and requests for enrollment materials for the programs described below should be directed to Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, MN 55164-0854 or by telephone at 1-800-778-3299.


Gannett is pleased to offer the following shareholder services:

Dividend reinvestment plan
--------------------------
     The Dividend Reinvestment Plan (DRP) provides Gannett shareholders the opportunity to purchase additional shares of the company's common stock free of brokerage fees or service charges through automatic reinvestment of dividends and optional cash payments. Cash payments may range from a minimum of $10 to a maximum of $5,000 per month.

Automatic cash investment service for the DRP
---------------------------------------------
     This service provides a convenient, no-cost method of having money automatically withdrawn from your checking or savings account each month and invested in Gannett stock through your DRP account.

Direct deposit service
----------------------
     Gannett shareholders may have their quarterly dividends electronically credited to their checking or savings accounts on the payment date at no additional cost.

Form 10-K
---------
     Information provided by Gannett in its Form 10-K annual report to the Securities and Exchange Commission has been incorporated in this report. Copies of the complete Form 10-K annual report may be obtained by writing the Secretary, Gannett Co., Inc., 1100 Wilson Blvd., Arlington, VA 22234.

Annual meeting
--------------
     The annual meeting of shareholders will be held at 10 a.m. Tuesday, May 8, 2001 at Gannett headquarters.

For more information
--------------------
     News and information about Gannett is available on our Web site (www.gannett.com). Quarterly earnings information will be available around the middle of April, July and October 2001.
     Shareholders who wish to contact the company directly about their Gannett stock should call Shareholder Services at Gannett headquarters, 703-284-6960.

Gannett Headquarters
1100 Wilson Boulevard
Arlington, VA  22234
703-284-6000