Form 10-K, Exhibit 13
period 2001-12-30
GANNETT CO INC /DE/
filed 2002-03-22
CIK 39899

Exhibit 13

COMPANY PROFILE
Gannett Co., Inc. is a diversified news and information company that publishes newspapers, operates broadcasting stations and is engaged in marketing, commercial printing, a newswire service, data services and news programming. Gannett is an international company with headquarters in McLean, Va., and operations in 43 states, the District of Columbia, Guam, the United Kingdom, Belgium, Germany, Italy and Hong Kong.

     Gannett is the USA's largest newspaper group in terms of circulation. The company's 95 U.S. daily newspapers have a combined daily paid circulation of 7.7 million. They include USA TODAY, the nation's largest-selling daily newspaper, with a circulation of approximately 2.3 million. In addition, Gannett owns a variety of non-daily publications and USA WEEKEND, a weekly newspaper magazine.

     Newsquest plc, a wholly owned Gannett subsidiary acquired in mid-1999, is one of the largest regional newspaper publishers in the United Kingdom with a portfolio of more than 300 titles. Its publications include 15 daily newspapers with a combined circulation of approximately 600,000. Newsquest also publishes a variety of non-daily publications, including Berrow's Worcester Journal, the oldest continuously published newspaper in the world.

     The company owns and operates 22 television stations covering 17.7 percent of the USA.

     Gannett was founded by Frank E. Gannett and associates in 1906 and incorporated in 1923. The company went public in 1967. Its more than 265 million shares of common stock are held by approximately 13,700 shareholders of record in all 50 states and several foreign countries. The company has approximately 51,500 employees.


BOARD OF DIRECTORS


Douglas H. McCorkindale
Chairman, president and chief executive officer, Gannett Co., Inc. Formerly:
President, chief executive officer and vice chairman, Gannett Co., Inc. (2000-January 2001), Vice chairman and president, Gannett Co., Inc. (1997-2000), Vice chairman and chief financial and administrative officer, Gannett Co., Inc. (1985-1997). Other directorships: Continental Airlines, Inc.; Lockheed Martin Corporation; and funds that are part of the Prudential group of mutual funds. Age 62. (b,d,e,f)

H. Jesse Arnelle
Of counsel to Winston-Salem, N.C., law firm of Womble, Carlyle, Sandridge & Rice. Other directorships: FPL Group, Inc.; Textron Corporation; Eastman Chemical Co.; Armstrong World Industries; Waste Management, Inc.; Metropolitan Life Series Fund. Age 68. (a,e)

Meredith A. Brokaw
Founder, Penny Whistle Toys, Inc., New York City, and author of children's books. Other directorships: Conservation International, Washington, D.C. Age 61. (d,e)

James A. Johnson
Vice chairman, Perseus LLC. Other directorships: Cummins Engine Co.; Goldman Sachs Group, Inc.; Target Corporation; Temple-Inland Corporation; UnitedHealth Group; KB Home Corporation; Chairman, John F. Kennedy Center for the Performing Arts; Chairman, board of trustees, The Brookings Institution. Age 58. (b,c,d)

Stephen P. Munn
Chairman and director, Carlisle Companies, Inc. Other directorships: funds that are part of the Prudential group of mutual funds. Age 59. (a,c)

Samuel J. Palmisano
President and chief executive officer, International Business Machines Corporation; and a trustee of The Johns Hopkins University. Age 50. (a,c)

Donna E. Shalala
President, University of Miami. Other directorships: UnitedHealth Group; Lennar Corporation. Age 61. (d,e)

Karen Hastie Williams
Partner of Washington, D.C., law firm of Crowell & Moring. Other directorships:
The Chubb Corporation; Continental Airlines, Inc.; SunTrust Banks, Inc.; Washington Gas Light Company; and a trustee of the Fannie Mae Foundation. Age
57. (a,b,c)


(a)   Member of Audit Committee.
(b)   Member of Executive Committee.
(c)   Member of Executive Compensation Committee.
(d)   Member of Management Continuity Committee.
(e)   Member of Public Responsibility and Personnel Practices Committee.
(f)   Member of Gannett Management Committee.

Company and Divisional Officers

Gannett's principal management group is the Gannett Management Committee, which coordinates overall management policies for the company. The Gannett Newspaper Operating Committee oversees operations of the company's newspaper division. The Gannett Broadcasting Operating Committee coordinates management policies for the company's television stations. The members of these three groups are identified at right. The managers of the company's various local operating units enjoy substantial autonomy in local policy, operational details, news content and political endorsements. Gannett's headquarters staff includes specialists who provide advice and assistance to the company's operating units in various phases of the company's operations. At right is a listing of the officers of the company and the heads of its national and regional divisions. Officers serve for a term of one year and may be re-elected. Information about the officer who serves as a director (Douglas H. McCorkindale) can be found on page 12.

Christopher W. Baldwin
Vice president, taxes. Age 58.

James T. Brown
Non-executive chairman, Newsquest. Age 66.

Thomas L. Chapple
Senior vice president, general counsel and secretary. Age 54.(1)

Richard L. Clapp
Senior vice president, human resources. Age 61.(1)

Susan Clark-Johnson
Chairman and CEO, Phoenix Newspapers, Inc., Senior group president, Gannett Pacific Newspaper Group. Age 55.(2)

Michael J. Coleman
Senior group president, Gannett South Newspaper Group, and president and publisher, FLORIDA TODAY at Brevard County. Age 58. (2)

Robert T. Collins
President, New Jersey Newspaper Group, and president and publisher, Asbury Park Press. Age 59. (2)

Thomas Curley
Senior vice president, administration, Gannett, and president and publisher, USA TODAY. Age 53.(1)

Philip R. Currie
Senior vice president, news, Newspaper Division. Age 61.(2)

Paul Davidson
Chief executive, Newsquest. Age 47.(1)

Ardyth R. Diercks
Senior vice president, Gannett Television, and president and general manager, WUSA-TV, Washington, D.C. Age 47.(3)

Craig A. Dubow
President and CEO, Gannett Broadcasting. Age 47.(1)(3)

Daniel S. Ehrman, Jr.
Vice president, planning and development. Age 55.

Millicent A. Feller
Senior vice president, public affairs and government relations. Age 54.(1)

Lawrence P. Gasho
Vice president, financial analysis. Age 59.

George R. Gavagan
Vice president and controller. Age 55.

Denise H. Ivey
President, Gannett Gulf Coast Newspaper Group, and president and publisher, Pensacola (Fla.) News Journal. Age 51.(2)

John B. Jaske
Senior vice president, labor relations and assistant general counsel. Age 57.(1)

Richard A. Mallary
Senior vice president, Gannett Television. Age 59.(2)

Gracia C. Martore
Senior vice president, finance and treasurer. Age 50.

Larry F. Miller
Executive vice president, operations, and chief financial officer. Age 63.(1)

Craig A. Moon
President, Gannett Piedmont Newspaper Group, and president and publisher, The Tennessean, Nashville. Age 52.(2)

Roger Ogden
Senior vice president, Gannett Television, and president and general manager, KUSA-TV, Denver, Colo. Age 56.(3)

W. Curtis Riddle
Senior group president, Gannett East Newspaper Group, and president and publisher, The News Journal, Wilmington, Del. Age 51.(2)

Gary F. Sherlock
President, Gannett Atlantic Newspaper Group, and president and publisher, The Journal News, Westchester County, N.Y. Age 56.(2)

Mary P. Stier
Senior group president, Gannett Midwest Newspaper Group, and president and publisher, The Des Moines Register. Age 45.(2)

Wendell J. Van Lare
Vice president, senior labor counsel. Age 57.

Frank J. Vega
President and CEO, Detroit Newspapers. Age 53.(2)

Barbara W. Wall
Vice president, senior legal counsel. Age 47.

Gary L. Watson
President, Gannett Newspaper Division. Age 56.(1)(2)


(1)  Member of the Gannett Management Committee.
(2)  Member of the Gannett Newspaper Operating Committee.
(3)  Member of the Gannett Broadcasting Operating Committee.



SPECIAL THANKS
Cecil Walker, chairman and CEO of Gannett Broadcasting, retired from Gannett on Dec. 31, 2001.

Gannett Common stock prices

High-low range by quarters based on NYSE-composite closing prices.

  Year  Quarter      Low        High
  ----  -------      ---        ----
  1991  First      $ 17.88    $ 21.32
        Second     $ 19.88    $ 22.19
        Third      $ 19.69    $ 23.32
        Fourth     $ 17.94    $ 21.13

  1992  First      $ 21.13    $ 23.94
        Second     $ 20.75    $ 24.57
        Third      $ 21.94    $ 24.13
        Fourth     $ 23.00    $ 26.82

  1993  First      $ 25.32    $ 27.69
        Second     $ 23.75    $ 27.38
        Third      $ 23.88    $ 25.69
        Fourth     $ 23.75    $ 29.07

  1994  First      $ 26.69    $ 29.19
        Second     $ 25.32    $ 27.44
        Third      $ 24.19    $ 25.82
        Fourth     $ 23.38    $ 26.69

  1995  First      $ 25.07    $ 27.50
        Second     $ 26.00    $ 27.88
        Third      $ 26.50    $ 27.75
        Fourth     $ 26.44    $ 32.19

  1996  First      $ 29.63    $ 35.38
        Second     $ 32.25    $ 35.82
        Third      $ 32.00    $ 35.07
        Fourth     $ 34.75    $ 39.25

  1997  First      $ 35.81    $ 44.75
        Second     $ 40.50    $ 50.66
        Third      $ 48.00    $ 53.00
        Fourth     $ 51.13    $ 61.81

  1998  First      $ 57.25    $ 69.94
        Second     $ 65.13    $ 74.69
        Third      $ 55.81    $ 73.56
        Fourth     $ 48.94    $ 68.06

  1999  First      $ 61.81    $ 70.25
        Second     $ 61.81    $ 75.44
        Third      $ 66.81    $ 76.94
        Fourth     $ 68.81    $ 79.31

  2000  First      $ 61.75    $ 83.25
        Second     $ 59.25    $ 72.13
        Third      $ 49.25    $ 60.06
        Fourth     $ 48.69    $ 63.06

  2001  First      $ 56.50    $ 67.74
        Second     $ 59.58    $ 69.38
        Third      $ 55.55    $ 69.11
        Fourth     $ 58.55    $ 71.10

  2002  First      $ 65.03    $ 77.10*

* Through March 7, 2002

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

        The company's independent accountants, PricewaterhouseCoopers LLP, provide an independent assessment of the degree to which management meets its responsibility for fairness in financial reporting. They regularly evaluate the company's system of internal accounting controls and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The PricewaterhouseCoopers LLP report appears on page 47.

        The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the company's financial reports and accounting practices to ascertain that they are appropriate in the circumstances. The Audit Committee consists of four non-management directors, and meets to discuss audit and financial reporting matters with representatives of financial management, the internal auditors and the independent accountants. The internal auditors and the independent accountants have direct access to the Audit Committee to review the results of their examinations, the adequacy of internal accounting controls and the quality of financial reporting.


Douglas H. McCorkindale             Larry F. Miller
Chairman, President and             Executive Vice
Chief Executive Officer             President/Operations and
                                    Chief Financial Officer

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

        Critical accounting policies and the use of estimates: The company prepares its financial statements in accordance with generally accepted accounting principles which require the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent matters. The company bases its estimates on historical experience, actuarial studies and other assumptions, as appropriate, concerning the carrying values of its assets and liabilities and disclosure of contingent matters. The company re-evaluates its estimates on an ongoing basis. Actual results could differ from these estimates.

        Critical accounting policies for the company involve its assessment of the recoverability of its long-lived assets, including goodwill and other intangible assets, which are based on such factors as estimated future cash flows and current fair value estimates of business units. The company's accounting for pension and retiree medical benefits requires the use of various estimates concerning the work force, interest rates, plan investment return, and involves the use of advice from consulting actuaries. The company's accounting for income taxes in the U.S. and foreign jurisdictions is sensitive to interpretation of various laws and regulations therein, and to company policy and expectations as to the repatriation of earnings from foreign sources.

        Please refer to page 35 of this report for a more complete discussion of all of the company's significant accounting policies.

        The company's fiscal year ends on the last Sunday of the calendar year. The company's 2001 fiscal year ended on December 30, 2001, and encompassed a 52-week period. The company's 2000 fiscal year encompassed a 53-week period and its 1999 fiscal year covered a 52-week period.

Business Acquisitions, Exchanges and Dispositions
2001
During 2001, the company purchased the remaining 36% interest in WKYC-TV, Cleveland, that it did not previously own. Additionally, the company purchased several small non-daily publications in the U.S. and in the U.K. These acquisitions, which had an aggregate purchase price of approximately $186 million, were accounted for under the purchase method of accounting. The company contributed its Marietta (Ohio) Times newspaper to the Gannett Foundation in May 2001. The Gannett Foundation is a not-for-profit, private foundation that makes charitable awards in the communities in which Gannett operates its newspapers and television stations. The company sold its daily newspaper in Lansdale, Pa., in September 2001. These business acquisitions and dispositions did not materially affect the company's financial position or results of operations.

2000
In June 2000, Gannett acquired the entire share capital of News Communications & Media plc ("Newscom") for approximately 444 million British pounds (U.S. $702 million). Gannett also financed the repayment of Newscom's existing debt. With the Newscom acquisition, Newsquest (which includes Newscom) now publishes more than 300 titles in the United Kingdom, including 15 daily newspapers.

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

        The company completed its acquisition of Central Newspapers, Inc. ("Central"), on Aug. 1, 2000, for an approximate cash purchase price of $2.6 billion. The company also retired Central's existing debt of approximately $206 million. Central's properties include The Arizona Republic; The Indianapolis Star; three other dailies in Indiana and one daily in Louisiana; a direct marketing business; CNI Ventures, an Internet and technology investment management group; and other related media and information businesses.

        In March 2000, the company completed the acquisition of WJXX-TV, the ABC affiliate in Jacksonville, Fla. Gannett continues to own and operate WTLV-TV, the NBC affiliate in Jacksonville.

        The Newscom, Thomson, Central and WJXX-TV acquisitions were recorded under the purchase method of accounting.

        The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 2000, including Newscom, Thomson, Central, WJXX-TV and certain smaller newspaper publishing operations, totaled approximately $4.8 billion.

        The sale of the assets of the company's cable division for $2.7 billion was completed on Jan. 31, 2000. Upon closing, an after-tax gain of approximately $745 million or $2.77 per diluted share was recognized which, along with the cable segment operating results, is reported as discontinued operations in the company's financial statements.

        Early in the fourth quarter of 2000, the company contributed the assets of its newspapers, the Marin Independent Journal and the Classified Gazette, to the California Newspapers Partnership (a partnership that includes 20 daily California newspapers) in exchange for an increased ownership interest in the partnership. The company now has a 19.49% ownership interest in the partnership.

1999
In July 1999, Gannett acquired the stock of Newsquest plc ("Newsquest") for a total price of approximately 922 million British pounds (U.S. $1.5 billion). Gannett also financed the repayment of Newsquest's existing debt. Newsquest's principal activities are publishing and printing regional and local newspapers in England with a portfolio of more than 180 titles that includes paid-for daily and weekly newspapers and free weekly newspapers. The acquisition was recorded under the purchase method of accounting.

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

        The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 1999, including Newsquest, KXTV-TV and certain smaller non-daily newspaper publishing operations, totaled approximately $1.8 billion.

        In March 1999, the company contributed The San Bernardino County Sun to the California Newspapers Partnership in exchange for a partnership interest.

Results of continuing operations
Consolidated summary
A consolidated summary of the company's results is presented below. Note that this summary separates from ongoing results the second quarter 1999 net non-operating gain of $55 million ($33 million after tax) principally from an exchange of a television station.

In millions of dollars, except per share amounts
----------------------------------------------------------------------------------------------------------------------
                                       2001         Change       2000          Change      1999          Change
----------------------------------------------------------------------------------------------------------------------
 Operating revenues                  $  6,344         2%       $  6,222          22%     $  5,095           8%
----------------------------------------------------------------------------------------------------------------------
 Operating expenses                  $  4,754         8%       $  4,405          25%     $  3,532           6%
----------------------------------------------------------------------------------------------------------------------
 Operating income                    $  1,590       (13%)      $  1,817          16%     $  1,563          13%
----------------------------------------------------------------------------------------------------------------------
 Income from continuing              $    831       (14%)      $    972          10%     $    886          13%
 operations, excluding gain
 on exchange of properties
----------------------------------------------------------------------------------------------------------------------
 After-tax gain on exchange                                                              $     33
 of properties
----------------------------------------------------------------------------------------------------------------------
 Income from continuing               $   831       (14%)      $    972           6%     $    919          (5%)
 operations, as reported
----------------------------------------------------------------------------------------------------------------------
 Earnings per share from
 continuing operations,
 excluding gain on exchange
 of properties
      Basic                           $  3.14       (14%)      $   3.65          15%     $   3.18          15%
      Diluted                         $  3.12       (14%)      $   3.63          15%     $   3.15          15%
----------------------------------------------------------------------------------------------------------------------
 Earnings per share from
 gain on exchange of
 properties
      Basic                                                                              $   0.11
      Diluted                                                                            $   0.11
----------------------------------------------------------------------------------------------------------------------
 Earnings per share from
 continuing operations, as
 reported
      Basic                           $  3.14       (14%)      $   3.65          11%     $   3.29          (4%)
      Diluted                         $  3.12       (14%)      $   3.63          11%     $   3.26          (4%)
----------------------------------------------------------------------------------------------------------------------

        A discussion of operating results of the company's newspaper and broadcasting segments, along with other factors affecting net income follows. Operating cash flow amounts presented with business segment information represent operating income plus depreciation and amortization of intangible assets. Such cash flow amounts vary from net cash flow from operating activities presented in the audited Consolidated Statements of Cash Flows because cash payments for interest and taxes are not reflected therein, nor are the cash flow effects of non-operating items and discontinued operations.

Newspapers
In addition to its domestic local newspapers, the company's newspaper publishing operations include USA TODAY, USA WEEKEND, Newsquest (including Newscom operations acquired in 2000), which publishes daily and non-daily newspapers in the United Kingdom, and Gannett Offset commercial printing. The newspaper segment in 2001 contributed 90% of the company's revenues and 88% of its operating income.

        The reported financial results of the newspaper segment for 2001 were materially impacted by four principal factors. Reported revenues and operating income were favorably affected by the carryover effect of the three major acquisitions in mid-2000. The year 2001 reflects a full year of these operations compared to approximately half of 2000. Offsetting the added business from the 2000 acquisitions were pervasive advertising revenue declines, particularly in the classified category for nearly all domestic newspapers, and the 53rd week in 2000. Further, newsprint prices on a yearly average basis were up 10% in 2001.

        Newspaper operating results were as follows:

In millions of dollars
-----------------------------------------------------------------------------------------------------------------------
                            2001            Change         2000           Change          1999            Change
-----------------------------------------------------------------------------------------------------------------------
Revenues                  $  5,682            5%          $ 5,434           24%         $  4,367            10%
-----------------------------------------------------------------------------------------------------------------------
Expenses                  $  4,281            9%          $ 3,912           27%         $  3,075             7%
-----------------------------------------------------------------------------------------------------------------------
Operating income          $  1,401           (8%)         $ 1,522           18%         $  1,292            16%
-----------------------------------------------------------------------------------------------------------------------
Operating cash flow       $  1,770           (3%)         $ 1,825           22%         $  1,499            16%
-----------------------------------------------------------------------------------------------------------------------

        Newspaper operating revenues: Newspaper operating revenues are derived principally from advertising and circulation sales, which accounted for 73% and 22%, respectively, of total newspaper revenues in 2001. Ad revenues also include those derived from advertising placed with newspaper Internet products. Other newspaper publishing revenues are mainly from commercial printing businesses and also include earnings from the company's 50% owned joint operating agencies in Detroit and Tucson. The table below presents these components of reported revenues for the last three years.

Newspaper publishing revenues:

In millions of dollars
----------------------------------------------------------------------------------------------------------------------
                             2001         Change             2000              Change         1999         Change
----------------------------------------------------------------------------------------------------------------------
Advertising                $ 4,120           4%             $ 3,973              28%        $  3,115         12%
----------------------------------------------------------------------------------------------------------------------
Circulation                $ 1,233          10%             $ 1,121              15%        $    971          1%
----------------------------------------------------------------------------------------------------------------------
Commercial
printing and other         $   329          (3%)            $   340              21%        $    281          9%
----------------------------------------------------------------------------------------------------------------------
Total                      $ 5,682           5%             $ 5,434              24%        $  4,367         10%
----------------------------------------------------------------------------------------------------------------------

        The advertising and circulation revenue increases shown above reflect new business from the 2000 acquisitions, offset by overall ad revenue softness at most domestic newspapers in 2001.

        In the tables that follow, newspaper advertising linage, circulation volume statistics and related revenue results are presented on a pro forma basis. Pro forma basis means that these results are presented as if all properties owned at the end of 2001 were owned throughout the periods presented. The tables and related commentary also include the portion of revenue and linage data for the company's newspapers participating in joint operating agencies, consistent with prior years.

        For Newsquest, advertising and circulation revenues are fully reflected in the amounts below, as are daily paid circulation volumes. Advertising linage for Newsquest is not reflected, however.

Advertising revenues, in millions of dollars (pro forma)
-----------------------------------------------------------------------------------------------------------------
                                       2001        Change         2000          Change       1999         Change
-----------------------------------------------------------------------------------------------------------------
Local                                $ 1,249         (6%)       $ 1,322            2%      $ 1,297           1%
-----------------------------------------------------------------------------------------------------------------
National                             $   669        (15%)       $   788           10%      $   717          13%
-----------------------------------------------------------------------------------------------------------------
Classified                           $ 1,700         (9%)       $ 1,873            5%      $ 1,777           7%
-----------------------------------------------------------------------------------------------------------------
Total Run-of-Press                   $ 3,618         (9%)       $ 3,983            5%      $ 3,791           6%
-----------------------------------------------------------------------------------------------------------------
Preprint and other advertising       $   691         (2%)       $   703           12%      $   628           7%
-----------------------------------------------------------------------------------------------------------------
Total ad revenue                     $ 4,309         (8%)       $ 4,686            6%      $ 4,419           6%
-----------------------------------------------------------------------------------------------------------------

Advertising linage, in millions of inches, and preprint distribution (pro forma)
--------------------------------------------------------------------------------------------------------------------------------
                                                     2001        Change         2000         Change         1999         Change
--------------------------------------------------------------------------------------------------------------------------------
Local                                                39.5         (7%)          42.3         (1%)           42.7             -
--------------------------------------------------------------------------------------------------------------------------------
National                                              3.8        (15%)           4.5          9%             4.1            16%
--------------------------------------------------------------------------------------------------------------------------------
Classified                                           54.5         (4%)          56.6          6%            53.6             9%
--------------------------------------------------------------------------------------------------------------------------------
Total Run-of-Press                                   97.8         (5%)         103.4          3%           100.4             5%
--------------------------------------------------------------------------------------------------------------------------------
Preprint distribution (millions)                   10,401         (3%)        10,741          9%           9,839             4%
--------------------------------------------------------------------------------------------------------------------------------

        Reported newspaper advertising revenues for 2001 were $147 million greater than in 2000, a 4% increase, while pro forma revenues presented above reflect an 8% decline. Reported newspaper ad revenues in 2001 are higher principally because of the major acquisitions in mid-2000. Pro forma revenues declined in all categories, reflecting a soft and very uncertain general U.S. economy which was worsened by the attacks of Sept. 11. In addition, both reported and pro forma newspaper revenue comparisons are negatively impacted by the additional 53rd week in 2000 and an overall decline in the exchange rate for sterling. If the exchange rate had remained constant year-over-year, pro forma local, national and classified ad revenues would have decreased 4%, 14% and 8%, respectively.

        Pro forma local ad revenues were down 6% in 2001 with linage down 7% for the full year. Ad spending by some of the largest retailers continued to decline in 2001, reflecting closings and consolidations. These revenue declines were partially offset by revenue increases from some small- and medium-sized advertisers through expanded sales and marketing efforts.

        Pro forma national ad revenues and linage were down 15% in 2001. Most of the national revenue loss was at USA TODAY, which reported a 22% decrease in revenues and 24% decrease in linage. Advertising revenues at USA TODAY were adversely affected by the absence of year-earlier Olympics-related ad spending, lower demand by dot-com advertisers and significantly lower demand for travel-related advertising following the terrorist attacks.

        Pro forma classified revenues in 2001 decreased 9% on a 4% decrease in linage. Employment ad revenues fell 21% for the year as job market conditions in the U.S. continued to worsen. The company's U.K. properties experienced stronger classified results than in the U.S., particularly in help-wanted.

        Advertising and other revenue from Internet activities for the newspaper segment totaled approximately $69 million in 2001, $62 million in 2000 and $39 million in 1999. The company has Web sites at nearly all of its newspapers and other operating properties within the newspaper segment.

Newspaper advertising revenues in millions, as reported.
92         $1773
93         $1847
94         $1982
95         $2078
96         $2281
97         $2480
98         $2773
99         $3115
00         $3973
01         $4120

        Looking to 2002, for our domestic newspapers, modest ad revenue and volume growth are anticipated in most categories depending on the health of the U.S. economy and the extent of further closings or consolidations within certain key industries, particularly retail. Changes in national economic levels, consumer confidence, and unemployment rates and the level of general economic growth will impact revenues at all of the company's newspapers. Modest price increases are generally planned at most properties, and the company will continue to expand and refine marketing and sales efforts. Modest ad revenue growth is anticipated in 2002 for our Newsquest properties, depending on the health of the United Kingdom's economy.

        Newspaper circulation revenues rose $112 million or 10% in 2001, due to incremental circulation revenues from the 2000 acquisitions. On a pro forma basis, circulation revenues decreased 2% in 2001.

        For local newspapers, morning circulation accounts for approximately 79% of total daily volume, while evening circulation accounts for 21%. On a pro forma basis, local morning circulation was flat with 2000 while evening and Sunday circulation volumes declined 2%. Selected circulation price increases were implemented in 2001 at certain newspapers.

        USA TODAY's average daily circulation for 2001 declined 1% to 2,255,348. USA TODAY reported an average daily paid circulation of 2,243,843 in the ABC Publisher's Statement for the six months ended Sept. 30, 2001, a 1% decrease over the comparable period a year ago.

Newspaper circulation revenues in millions, as reported.
92         $763
93         $781
94         $789
95         $816
96         $873
97         $903
98         $958
99         $971
00        $1121
01        $1233

        The company expects modest circulation revenue growth at many of its newspaper properties in 2002 with circulation price increases planned at a few newspapers.

        Pro forma circulation volume for the company's local newspapers is summarized in the table below:

Average net paid circulation volume, in thousands (pro forma)
---------------------------------------------------------------------------------------------------------------------------------
                                                     2001        Change         2000          Change         1999          Change
---------------------------------------------------------------------------------------------------------------------------------
Local Newspapers
---------------------------------------------------------------------------------------------------------------------------------
                          Morning                    4,752          --          4,773          (1%)          4,799          (2%)
---------------------------------------------------------------------------------------------------------------------------------
                          Evening                    1,249         (2%)         1,275          (2%)          1,294          (2%)
---------------------------------------------------------------------------------------------------------------------------------
                          Total daily                6,001         (1%)         6,048          (1%)          6,093          (2%)
---------------------------------------------------------------------------------------------------------------------------------
                          Sunday                     7,045         (2%)         7,160          (1%)          7,260          (2%)
---------------------------------------------------------------------------------------------------------------------------------

        Reported newspaper advertising revenues for 2000 were $858 million greater than in 1999, a 28% increase, while pro forma revenues presented above reflect a 6% increase. The variance in these two comparisons relates principally to the full year effect of the Newsquest acquisition in 1999 and the Newscom, Thomson and Central acquisitions in 2000. Reported and pro forma newspaper revenue comparisons were positively impacted by the additional 53rd week in 2000.

        Pro forma local ad revenues in 2000 were up 2% with linage down 1%. Ad spending by some of the largest retailers declined in 2000, reflecting closings and consolidations. These revenue declines were partially offset by revenue increases from small- and medium-sized advertisers as a result of expanded sales and marketing efforts.

        Pro forma national ad revenues for 2000 rose 10% with linage up 9%, driven principally by USA TODAY, which reported a 12% gain in revenues on an 8% linage gain. National ad revenue growth was also strong in Phoenix and at several other larger daily newspaper properties.

        Pro forma classified revenues in 2000 rose 5% on a 6% linage gain. Employment ad revenue gains were the strongest, followed by real estate and automotive. The continued strong economy throughout most of the year and tight labor market in the U.S. and the U.K. were key factors in these revenue gains, along with added marketing and sales resources.

        Revenues from the company's U.K. operations were unfavorably impacted by the decline in the exchange rate for sterling during 2000. If the exchange rate had remained constant year-over-year, pro forma local, national and classified ad revenues would have increased 2%, 11% and 6%, respectively.

        Newspaper circulation revenues rose $150 million or more than 15% in 2000, due to incremental circulation revenues from the 1999 and 2000 acquisitions. On a pro forma basis, circulation revenues increased 2% in 2000.

        For local newspapers, morning circulation accounts for approximately 79% of total daily volume, while evening circulation accounts for 21%. On a pro forma basis, local morning and Sunday circulation volumes declined 1%, while evening circulation declined 2%. Selected circulation price increases were implemented in 2000 at certain newspapers. Also during 2000, the Green Bay (Wis.) Press-Gazette converted from an evening to a morning publication.

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

        Pro forma local ad revenues and linage were up slightly for 1999. Ad spending by the larger retailers declined for the year, reflecting closings and consolidations, but this was mostly offset by greater revenue from expanded sales and marketing efforts directed toward small- and medium-sized advertisers.

        Pro forma national ad revenues and linage for 1999 rose 13% and 16%, respectively, driven principally by USA TODAY, which reported a 19% gain in revenues on a 14% linage gain. National ad revenue growth was also strong at USA WEEKEND and at several large daily newspaper properties.

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

        Pro forma local morning circulation declined 2% in 1999, evening circulation declined 2% and Sunday circulation declined 2%. Circulation price increases were implemented in 1999 at certain newspapers. During 1999, the St. Cloud (Minn.) Times and The Daily Journal at Vineland, N.J., converted from evening to morning publications.

        USA TODAY's average daily circulation for 1999 rose 0.1% to 2,274,621. USA TODAY reported an average daily paid circulation of 2,235,808 in the ABC Publisher's Statement for the six months ended Sept. 26, 1999, a 1% increase over the comparable period in 1998.

Newspaper operating expense:
Newspaper operating costs rose $369 million, or 9%, in 2001. The increase was primarily due to incremental costs from the 2000 acquisitions and higher newsprint prices, which were 10% higher on average over 2000. Cost control efforts at all newspaper properties continued as a very high management priority and employee reductions have been achieved at most properties. As a result, on a pro forma basis, overall operating costs decreased 4%. Newsprint expense decreased 2% in 2001, due to lower consumption partially offset by higher average newsprint prices. The consumption added from recent acquisitions was tempered by a large number of newspapers converting to the new 50-inch web width during 2001 and 2000 and an overall decline in advertising demand. Payroll costs for newspaper operations rose 8% in 2001, primarily due to the newly acquired properties.

        For 2002, newsprint consumption is expected to increase modestly. Consumption in 2002 will be tempered by the full year impact of web width reductions implemented in 2001 and planned web width reductions for 2002. For 2002, newsprint prices are expected to be significantly lower on average than in 2001. Employee count reductions will also benefit cost comparisons in 2002.

        Newspaper operating costs rose $837 million, or 27%, in 2000. The increase was primarily due to incremental costs from the 1999 and 2000 acquisitions. Newsprint expense for the year, including the effect of acquisitions, was 20% higher in 2000. Both consumption and average newsprint prices were higher by 17% and 3%, respectively. The increase in consumption was tempered by a large number of newspapers converting to the new 50-inch web width format. Generally, a conversion from a 54-inch web width to a 50-inch web width will result in a more than 7% savings in newsprint consumption. Payroll costs for newspaper operations rose 26% in 2000, primarily due to the newly acquired properties and the impact of the 53rd week in 2000.

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

Newspaper operating income:
Operating profit decreased $121 million or 8%. The decrease in operating profits is due largely to declining advertising revenues and higher newsprint prices for U.S. newspapers during much of 2001. Most of the company's domestic newspapers reported lower results in 2001.

        Newsquest operating income improved but financial results were translated from British pounds to U.S. dollars using a weighted average rate of $1.44 for 2001, as compared to $1.50 in 2000, which mitigated some of the earnings growth in the U.K.

        For 2002, newspaper operating profits are expected to show modest growth, reflecting revenue gains, the benefit of further web width reductions and lower newsprint prices, and growth in savings from ongoing cost control efforts, including employee count reductions.

        The company's newspapers produced record earnings in 2000. Operating profit rose $231 million or 18%. The increases were due largely to contributions from the Newsquest, Newscom, Thomson and Central acquisitions. However, many other U.S. local newspapers reported earnings gains as well.

        Newsquest financial results were translated from British pounds to U.S. dollars using a weighted average rate of $1.50 for 2000, as compared to $1.62 in 1999, which mitigated some of the strong earnings growth.

        Newspaper operating profit rose $182 million or 16% in 1999. The Newsquest properties acquired in July 1999 contributed to the profit gain. Earnings were strong at Detroit, the company's New Jersey Group and at USA WEEKEND. Most of the company's local U.S. newspapers reported earnings gains as did USA TODAY. Newsquest financial results were translated from British pounds to U.S. dollars using a weighted average rate of $1.62 for the period it was owned in 1999.

Broadcasting
The company's broadcasting operations at the end of 2001 included 22 television stations in markets reaching 17.7 percent of U.S. television homes.

        Over the last three years, reported broadcasting revenues, expenses, operating income and operating cash flows were as follows:

In millions of dollars
------------------------------------------------------------------------------------------------------
                           2001         Change        2000         Change         1999         Change
------------------------------------------------------------------------------------------------------
Revenues                   $663         (16%)         $789            8%          $729           1%
------------------------------------------------------------------------------------------------------
Expenses                   $413          (4%)         $429           10%          $391           4%
------------------------------------------------------------------------------------------------------
Operating income           $250         (31%)         $360            7%          $338          (2%)
------------------------------------------------------------------------------------------------------
Operating cash flow        $317         (25%)         $425            6%          $400          (1%)
------------------------------------------------------------------------------------------------------

        Total broadcast revenues declined $126 million or 16% for 2001. The revenue decline reflects a generally soft broadcasting advertising environment and challenging comparisons with 2000, which benefited from Olympic and strong political ad spending and an additional week. The third quarter of 2001 was also affected by several days of commercial-free coverage in the wake of the Sept. 11 attacks. The negative effects of Sept. 11 on advertising demand continued throughout the fourth quarter of 2001. Local and national advertising revenues decreased 10% and 25%, respectively, from 2000.

        Reported operating expenses were down by 4% due to stringent cost controls. Headcount reductions have been made at most properties. Payroll expense decreased 3% in 2001.

        For 2002, television revenues and earnings are expected to improve with impetus from the Winter Olympics on our NBC stations and political advertising.

        Total broadcast revenues rose $60 million or 8% for 2000. Revenues were bolstered by strong political and issue advertising, revenues from the Summer Olympics in Australia on our NBC stations and the impact of the 53rd week. Local and national advertising revenues increased 2% and 19%, respectively, over 1999. Political and issue advertising in key states contributed to the increase in national revenues.

        Reported operating expenses for broadcast were up 10% in 2000 due to the WJXX-TV acquisition and the full year impact of the 1999 Austin/Sacramento station exchange. On a pro forma basis, operating costs were up 7%. Pro forma payroll was up 6%.

        Total broadcast reported revenues rose $7 million or 1% for 1999. However, on a pro forma basis, giving effect to the Austin/Sacramento station exchange, total station revenues were down 1% for the year. Pro forma local revenues rose 5% for the year, while national revenues were down 7%. The decline in national ad revenue in comparison with 1998 reflects in part revenue gains in 1998 on CBS stations for the Winter Olympics, on NBC affiliates for the Super Bowl and the Seinfeld program, and from political and issue advertising.

        Reported operating expenses for broadcast were up 4% in 1999, reflecting the impact of the Austin/Sacramento station exchange. On a pro forma basis, operating costs were down slightly. Pro forma payroll was up 1%.

Broadcasting revenues in millions, as reported.
92         $371
93         $397
94         $407
95         $466
96         $687
97         $704
98         $721
99         $729
00         $789
01         $663


Consolidated operating expenses
Over the last three years, the company's consolidated operating expenses were as follows:

Consolidated operating expenses, in millions of dollars
------------------------------------------------------------------------------------------------------------------------
                                            2001          Change        2000           Change        1999         Change
------------------------------------------------------------------------------------------------------------------------
Cost of sales                              $3,320            9%        $3,057            24%        $2,460           4%
------------------------------------------------------------------------------------------------------------------------
Selling, general and admin. expenses       $  990            2%        $  972            23%        $  792          12%
------------------------------------------------------------------------------------------------------------------------
Depreciation                               $  202            4%        $  195            15%        $  169           3%
------------------------------------------------------------------------------------------------------------------------
Amortization of intangible assets          $  241           34%        $  180            63%        $  111          23%
------------------------------------------------------------------------------------------------------------------------

        Cost of sales for 2001 increased $263 million or 9%, reflecting the full-year effect of the Newscom, Thomson and Central acquisitions, and higher average newsprint prices which were up 10%. These cost increases were tempered by stringent cost controls and the absence of a 53rd week in 2001.

        SG&A increased $18 million or 2%, due primarily to the acquisitions completed in 2000.

        Depreciation expense increased 4% and amortization of intangibles increased 34%, primarily due to the businesses acquired in 2000.

        For 2002, the company expects substantial savings from lower average newsprint costs and from cost control measures taken to date, including employee reductions at most properties. Medical benefit costs will be higher in 2002, due to inflation.

        During 2001, the company's retirement plan assets declined in market value, as did the principal equity and other investment markets in the U.S. and overseas. As a result of this investment performance and the use of a lower discount rate to value plan liabilities at the end of 2001, total retirement plan obligations grew to exceed plan assets. To reduce this under-funding, the company made a $300 million tax-deductible contribution to the plan in December 2001, and may consider making additional contributions in 2002.

        For 2002, the company's pension expense will increase by more than $50 million, which reflects the impact of unfavorable investment return in 2001 and the lower discount rate at the end of 2001, partially offset by the favorable impact of the 2001 contribution to the plan. For further information regarding the company's retirement plan, see Note 5 to the Financial Statements, beginning on page 39 of this report.

        As further discussed on page 29 of this report, amortization of goodwill will cease upon the company's adoption of the Statement of Financial Accounting Standards No. 142 (SFAS No. 142) "Goodwill and Other Intangible Assets" in the first quarter of 2002. At that time, amortization expense will decline to approximately $7.3 million annually, covering certain identified newspaper intangible assets.

        Cost of sales for 2000 was up $598 million or 24%, reflecting the full-year effect of the 1999 Newsquest acquisition, increased costs from the Newscom, Thomson and Central acquisitions and the impact of an extra week in 2000 over 1999. Newsprint expense increased 20% due primarily to a 17% increase in consumption, principally from acquisitions. Average newsprint prices increased 3% compared to 1999.

        SG&A was up 23% for the year also due primarily to the new businesses acquired in 1999 and 2000 and the extra week in 2000.

        Depreciation expense increased 15% during 2000 as a result of the Newsquest, Newscom, Thomson and Central acquisitions. Likewise, amortization of intangibles rose $70 million or 63% due to the 1999 and 2000 acquisitions.

        Cost of sales for 1999 was up $95 million or 4%, reflecting increased costs from businesses acquired in 1998 and 1999, particularly Newsquest. Newsprint expense decreased 6% despite a 7% increase in consumption (including acquisitions). Average newsprint prices dropped 12% as compared to 1998.

        SG&A was up 12% for 1999 due primarily to the Newsquest acquisition and generally higher newspaper advertising expenses.

        Depreciation expense for 1999 increased 3% as a result of the Newsquest acquisition. Amortization of intangibles rose $21 million or 23% due to 1998 and 1999 acquisitions, principally Newsquest.

        Payroll and newsprint costs (along with certain other production material costs), the largest elements of the company's operating expenses, are presented below, expressed as a percentage of total pre-tax operating expenses.

-------------------------------------------------------------------------------------
                                                   2001          2000          1999
-------------------------------------------------------------------------------------
Payroll and employee benefits                      43.4%         44.0%         45.0%
-------------------------------------------------------------------------------------
Newsprint and other production material            19.4%         18.2%         19.2%
-------------------------------------------------------------------------------------

Non-operating income and expense
For the full year, interest expense rose $3 million to approximately $222 million. Most of the company's debt is in commercial paper for which the daily average outstanding balance was $5.2 billion during 2001 and $3.1 billion during 2000. The weighted average interest rate was 4.1% for 2001 and 6.5% for 2000. The decrease in the average interest rates almost entirely offset the increase in interest expense as a result of the full-year impact of increased commercial paper borrowings to fund the Newscom acquisition in June 2000, the Thomson and Central acquisitions in the third quarter of 2000 and share repurchases made in 2000.

        The company reduced its commercial paper balance by $528 million during 2001. Because of that and lower interest rates, interest expense comparisons turned positive in the third quarter of 2001. In the fourth quarter, interest expense was below that of 2000 by $69 million or 69%, in part due to the additional week in 2000. If the current interest rate environment prevails, and in the absence of major acquisitions or stock repurchases, interest expense will decline significantly in 2002.

        Interest income declined to approximately $4.7 million, a more normal level for the company, compared to 2000 when substantially greater interest was earned on the proceeds of the sale of the cable business in the first half of the year.

        Interest expense in 2000 increased $125 million due to significant commercial paper borrowings to fund the 1999 Newsquest acquisition, the Newscom acquisition in June 2000, the Thomson and Central acquisitions in the third quarter of 2000, and share repurchases. Higher interest rates in 2000, particularly in the second half of the year, also contributed to the increase. The increase, however, was tempered by the pay down of commercial paper borrowings from the net proceeds on the sale of the cable business in the first quarter of 2000 and from operating cash flows. Interest income in 2000 increased $21 million over 1999 due primarily to interest earned on marketable securities from cable sale proceeds in the first half of the year. Non-operating expense in 2000 includes costs associated with minority investments in Internet businesses.

        Interest expense for 1999 increased $15 million or 19%, reflecting significantly increased commercial paper borrowings in the second half of 1999 to finance the Newsquest acquisition.

        The company's financing activities are discussed further in the financial position section of this report.

        In all years shown, non-operating income and expense includes charges for the write-down of certain minority interest investments in online/new technology businesses as well as gains from the sale of certain properties.

        Other non-operating income for 1999 includes the second quarter net non-operating gain of $55 million principally from the exchange of television stations discussed on page 20 of this report.

Provision for income taxes
The company's effective income tax rate for continuing operations was 39.4% in 2001, 39.6% in 2000, and 39.8% in 1999. The decrease in the effective tax rate each year reflects lower state taxes and lower taxes on foreign operations. Due to the adoption of SFAS No. 142 (see discussion on page 29), the company expects its effective rate to be slightly below 35% in 2002.

Income from continuing operations
In 2001, the company reported income from continuing operations of $831 million or $3.12 per diluted share. Operating income from both business segments was lower in 2001 and net non-operating costs were higher, principally because of greater interest expense.

        In 2000, the company reported income from continuing operations of $972 million or $3.63 per diluted share, both record highs, up 10% and 15%, respectively, from record results in 1999 (excluding the 1999 net non-operating gain principally from the television station exchange transaction discussed on page 20). The company's operating income was $1.817 billion for the year, an increase of $254 million or 16%. Each of the company's segments reported higher earnings for the year, with interest expense up $125 million over 1999 as previously discussed.

        In 1999, the company reported income from continuing operations of $919 million or $3.26 per diluted share. However, this reflects the net non-operating gain principally from the television station exchange transaction discussed on page 20. This net gain totaled $55 million pre-tax ($33 million after tax or $.11 per diluted share).

        For purposes of evaluating the company's earnings progress from ongoing operations, the earnings summary below excludes the effect of the non-operating gain in 1999 and discontinued cable operations.


In millions of dollars, except per share amounts.
Earnings summary excluding 1999 net non-operating gain:
-----------------------------------------------------------------------------------------------------------------
                                           2001       Change      2000         Change        1999         Change
-----------------------------------------------------------------------------------------------------------------
Operating income                         $ 1,590       (13%)    $ 1,817           16%      $ 1,563          13%
-----------------------------------------------------------------------------------------------------------------
Non-operating expense
-----------------------------------------------------------------------------------------------------------------
Interest expense                            (222)        1%        (219)         132%          (95)         19%
-----------------------------------------------------------------------------------------------------------------
Other                                          3       (76%)         11          159%            4          --
-----------------------------------------------------------------------------------------------------------------
Total                                       (219)        5%        (208)         130%          (91)         12%
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                 1,371       (15%)      1,609            9%        1,472          13%
-----------------------------------------------------------------------------------------------------------------
Provision for income taxes                   540       (15%)        637            9%          586          12%
-----------------------------------------------------------------------------------------------------------------
Income from continuing operations        $   831       (14%)    $   972           10%      $   886          13%
-----------------------------------------------------------------------------------------------------------------
Earnings per share from continuing
operations - diluted                     $  3.12       (14%)    $  3.63           15%      $  3.15          15%
-----------------------------------------------------------------------------------------------------------------

        Excluding non-recurring items, the company's reported earnings from continuing operations in 1999 were $886 million, a 13% increase, with diluted earnings per share at $3.15, up 15%; operating income reached $1.563 billion, an increase of $177 million or 13%. The strong, record showing in operating income and after-tax results for 1999 came from newspapers. Broadcast earnings were down 2%. Interest expense was 19% higher.

Income from continuing operations in millions, as reported.
92         $341*
93         $389
94         $455
95         $457
96         $503+
97         $681
98         $782+
99         $886+
00         $972
01         $831

+ Before net non-recurring gains from sale/exchange of businesses
* Before effect of accounting principle changes

Discontinued operations
As part of the Multimedia purchase in 1995, the company acquired cable television operations. On Jan. 31, 2000, the company completed the sale of its cable division for $2.7 billion. Upon closing, an after-tax gain of approximately $745 million or $2.77 per diluted share was recognized, which, along with the cable segment operating results, are reported as discontinued operations in the company's financial statements.

        After-tax earnings from the cable business for the period it was owned, up to the date of sale, are also reported as income from discontinued operations and amounted to $2.4 million or $.01 per diluted share in 2000 and $38.5 million or $.14 per diluted share in 1999.

Net income
The company reported net income of $831 million or $3.12 per diluted share in 2001.

        Average diluted shares outstanding for 2001 totaled 266,833,000, compared to 268,118,000 in 2000. Basic shares totaled 264,821,000 for 2001 and 266,426,000 for 2000.

        The company's return on shareholders' equity, before non-recurring gains and accounting principle changes, is presented in the table below.

Return on shareholders' equity (before non-recurring gains and accounting principle changes) in percentages
92         21.9
93         22.3
94         24.4
95         23.0
96         19.8
97         21.3
98         21.0
99         20.6
00         20.0
01         15.3

        The percentage return on equity for 2001, 2000 and 1999 has declined from the prior years because non-recurring gains from the sale/exchange of businesses are included in shareholders' equity, but are excluded from the amount of earnings from continuing operations used in the calculation. The return on equity in 2001 is lower than in 2000 due to lower earnings and higher equity. The Consolidated Statements of Changes in Shareholders' Equity appears on page 34.

FINANCIAL POSITION

Liquidity and capital resources
The principal changes in the company's financial position for 2001 include the net pay down of debt by $668 million using operating cash flow. Changes in property, plant and equipment in 2001 reflect capital spending of $325 million, which includes costs associated with the new USA TODAY and Corporate headquarters facility, completed in the fourth quarter of 2001. The increase in other assets reflects a $300 million tax deductible contribution to the Gannett Retirement Plan in late 2001. The company also paid $186 million for several small acquisitions and additional share purchases of WKYC-TV.

        The company's current income tax liability is $179 million greater at the end of 2001 than at the end of 2000. Under the Economic Growth and Tax Relief Reconciliation Act of 2001, the company's estimated federal income tax payment normally due on Sept. 15 was deferred until Oct. 1, 2001. However, subsequent to the attacks of Sept. 11, Internal Revenue Service Rule 2001-61 was issued, which permitted a further deferral of the company's third quarter estimated tax payment and its fourth quarter estimated tax payment until Jan. 15, 2002.

        The company's foreign currency translation adjustment, related to Newsquest (including the newly acquired Newscom properties in June 2000) and reported as part of shareholders' equity, totaled $104.9 million net of tax, at Dec. 30, 2001. This reflects the weakening of the pound against the U.S. dollar since the Newsquest and Newscom acquisition dates. Newsquest's assets and liabilities were translated from British pounds to U.S. dollars at the Dec. 30, 2001, exchange rate of $1.45.

        The company's consolidated operating cash flow (defined as operating income plus depreciation and amortization of intangible assets) totaled $2.034 billion in 2001 compared to $2.193 billion in 2000 and $1.843 billion in 1999. The 7% decrease in operating cash flow reflects the decrease in advertising revenues and earnings for newspapers and television. The table below presents operating cash flow as a percent of revenue over the last 10 years.

Operating cash flow, as a percent of revenue
92         25.5
93         27.6
94         29.0
95         28.7
96         30.9
97         34.7
98         34.8
99         36.2
00         35.2
01         32.1

        The increase in the income tax liability account, as discussed above, results in a significant decrease in working capital. Working capital was $50.5 million at the end of 2001, compared with working capital of $128.3 million at the end of 2000. Certain key measurements of the elements of working capital for the last three years are presented in the following chart:

Working capital measurements
-----------------------------------------------------------------------------
                                        2001          2000         1999
-----------------------------------------------------------------------------
Current ratio                         1.0-to-1      1.1-to-1     1.2-to-1
-----------------------------------------------------------------------------
Accounts receivable turnover            7.6           7.4           7.0
-----------------------------------------------------------------------------
Newsprint inventory turnover            6.8           7.3           7.3
-----------------------------------------------------------------------------

        The company's operations have historically generated strong positive cash flow, which, along with the company's program of issuing commercial paper and maintaining bank revolving credit agreements, has provided adequate liquidity to meet the company's requirements, including those for acquisitions.

        The company regularly issues commercial paper for cash requirements and maintains revolving credit agreements equal to or in excess of any commercial paper outstanding. The company's commercial paper has been rated A-1 and P-1 by Standard & Poor's and Moody's Investors Service, respectively. The company's senior unsecured long-term debt is rated A by Standard & Poor's and A2 by Moody's Investors Service. The company has a shelf registration statement with the Securities and Exchange Commission under which up to $1.5 billion of additional debt securities may be issued. The company's Board of Directors has established a maximum aggregate level of $7 billion for amounts which may be raised through borrowings or the issuance of equity securities.


Long-term debt
The long-term debt of the company is summarized below.

In thousands of dollars
-------------------------------------------------------------------------
                                       Dec. 30, 2001      Dec. 31, 2000
-------------------------------------------------------------------------
Unsecured promissory notes              $ 4,932,813        $ 5,461,205
-------------------------------------------------------------------------
Other indebtedness                          147,212            286,651
-------------------------------------------------------------------------
Total long-term debt                    $ 5,080,025        $ 5,747,856
-------------------------------------------------------------------------

The unsecured promissory notes at Dec. 30, 2001, were due from Jan. 3, 2002, to Feb. 1, 2002, with rates varying from 1.75% to 2.00%.

        The unsecured promissory notes at Dec. 31, 2000, were due from Jan. 4, 2001, to March 23, 2001, with rates varying from 6.4% to 6.63%.

        At Dec. 30, 2001, the unsecured promissory notes were supported by the $6.06 billion revolving credit agreements discussed below and, therefore, are classified as long-term debt.

        The maximum amount of such promissory notes outstanding at the end of any period during 2001 and 2000 was $5.4 billion and $5.7 billion, respectively. The daily average outstanding balance was $5.2 billion during 2001 and $3.1 billion during 2000. The weighted average interest rate was 4.1% for 2001 and 6.5% for 2000.

        Other indebtedness includes the loan notes issued by the company in the U.K. to the former shareholders of Newsquest, Newscom and Dimbleby in connection with their acquisitions as more fully discussed in Note 2 to the Financial Statements. The Newsquest and Newscom notes ($21.8 million and $90.1 million, respectively) bear interest at .5% below the London Interbank Offered Rate (LIBOR), subject to a cap of 6.5% and 6.75%, respectively. The Dimbleby notes ($18.3 million) bear interest at the LIBOR rate minus 1%. Interest is payable semi-annually on all notes. The Newsquest and Newscom notes are due on Dec. 31, 2006, and Dec. 31, 2007, respectively, but may be redeemed by the company on each interest payment date. The Newsquest and Newscom noteholders are entitled to require the company to repay all or part of the notes on any interest payment date by giving 30 days' written notice. The Dimbleby notes may be redeemed by the company, in whole or in part, at any time after June 30, 2003. The Dimbleby noteholders are entitled to require the company to repay all or part of the principal amount of the notes by giving the company 30 days' written notice any time after six months of issue of the notes. Should a noteholder exercise that right, it is the company's intention to exchange the notes for cash. The remaining other indebtedness at Dec. 30, 2001, consists primarily of industrial revenue bonds with maturities in 2008 and 2009 at variable interest rates (1.9% at Dec. 30, 2001).

        At Dec. 30, 2001, the company had $6.06 billion of credit available under two revolving credit agreements. The agreements provide for revolving credit periods which permit borrowings from time to time to the maximum commitments. The 1998 $3.0 billion agreement revolving credit period extends to July 1, 2003. The 2000 $3.06 billion agreement consists of a $1.53 billion 364-day facility which extends to July 2002 and a $1.53 billion 5-year facility which extends to July 2005. At the end of the 364-day period, any borrowings outstanding under the 364-day credit facility are convertible into a 2-year term loan at Gannett's option.

        The commitment fee rate for the 1998 revolving credit agreement may range from .07% to .175%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rate in effect on Dec. 30, 2001, was .09%. At the option of the company, the interest rate on borrowings under this agreement may be at the prime rate, at rates ranging from ..13% to .35% above the LIBOR or at rates ranging from .255% to .50% above a certificate of deposit-based rate. The prime rate was 4.75% at the end of 2001 and 9.5% at the end of 2000. The percentages that apply depend on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.

        The commitment fee rates for the 2000 revolving credit agreement may range from .05% to .09%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rates in effect on Dec. 30, 2001, were .05% for the 364-day facility and .07% for the 5-year facility. At the option of the company, the interest rate on borrowings under this agreement may be at .13% to .24% above the prime rate, the Eurodollar base rate or the Federal Funds Effective Rate plus .50%. The percentages that apply depend on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.

        The revolving credit agreements contain a restrictive provision that requires the maintenance of net worth of at least $2.5 billion. At Dec. 30, 2001, and Dec. 31, 2000, net worth was $5.7 billion and $5.1 billion, respectively.

        Approximate annual maturities of long-term debt, assuming that the company had used the $6.06 billion revolving credit agreements as of the balance sheet date to refinance existing unsecured promissory notes on a long-term basis and assuming the company's other indebtedness was paid on its scheduled pay dates, are as follows:

In thousands of dollars
-------------------------------------------------
2002                                          --
-------------------------------------------------
2003                                 $ 3,018,416
-------------------------------------------------
2004                                     402,813
-------------------------------------------------
2005                                   1,530,000
-------------------------------------------------
2006                                      21,838
-------------------------------------------------
Later years                              106,958
-------------------------------------------------
Total                                $ 5,080,025
-------------------------------------------------

        In mid-March 2002, the company issued three series of unsecured global notes; $600 million at 4.95% due 2005, $700 million at 5.50% due 2007, and $500 million at 6.375% due 2012. The net proceeds from these notes were used to repay outstanding commercial paper obligations. Also in mid-March 2002, the company entered into a $2.75 billion revolving credit agreement providing for up to $1.385 million in 364-day revolving credit loans and up to $1.365 billion in 5-year revolving credit loans. The company terminated its $3.0 billion revolving credit agreement, and its $1.53 billion revolving credit agreement which was to expire in July 2002.

        The company has a capital expenditure program (not including business acquisitions) of approximately $300 million planned for 2002, including approximately $35 million for land and buildings or renovation of existing facilities, $243 million for machinery and equipment, and $22 million for vehicles and other assets. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs. It is expected that the 2002 capital program will be funded from operating cash flow.

        The company has a 13.5% general partnership interest in Ponderay Newsprint Company. The company, on a several basis, is a guarantor of 13.5% of the principal and interest on a term loan that totals $125 million held by Ponderay.

Capital stock
In 2000, the company announced authorizations to repurchase up to $1 billion of its common stock and during 2000, the company repurchased approximately 14.7 million shares of common stock at a cost of $967 million. In 1999, the company purchased approximately 2.4 million shares of its common stock at a cost of $163 million. The company currently has no plans to repurchase additional shares. Certain of the shares previously acquired by the company have been reissued in settlement of employee stock awards.

        An employee 401(k) Savings Plan was established in 1990, which includes a company matching contribution in the form of Gannett stock. To fund the company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company.

        The company's common stock outstanding at Dec. 30, 2001, totaled 265,797,212 shares, compared with 264,271,861 shares at Dec. 31, 2000.

Dividends
Dividends declared on common stock amounted to $238 million in 2001, compared with $228 million in 2000, reflecting an increase in the dividend rate partially offset by a decrease in shares outstanding in 2001.

Dividends declared per share.
92         $.63
93         $.65
94         $.67
95         $.69
96         $.71
97         $.74
98         $.78
99         $.82
00         $.86
01         $.90

        In October 2001, the quarterly dividend was increased from $.22 to $.23 per share.

---------------------------------------------------------------------
Cash dividends                        Payment date          Per share
---------------------------------------------------------------------
2001            4th Quarter           Jan. 2, 2002            $.23
---------------------------------------------------------------------
                3rd Quarter           Oct. 1, 2001            $.23
---------------------------------------------------------------------
                2nd Quarter           July 2, 2001            $.22
---------------------------------------------------------------------
                1st Quarter           April 2, 2001           $.22
---------------------------------------------------------------------
2000            4th Quarter           Jan. 2, 2001            $.22
---------------------------------------------------------------------
                3rd Quarter           Oct. 2, 2000            $.22
---------------------------------------------------------------------
                2nd Quarter           July 3, 2000            $.21
---------------------------------------------------------------------
                1st Quarter           April 3, 2000           $.21
---------------------------------------------------------------------

Effects of inflation and changing prices and other matters
The company's results of operations and financial condition have not been significantly affected by inflation and changing prices. In both of its principal businesses, subject to normal competitive conditions, the company generally has been able to pass along rising costs through increased selling prices. Further, the effects of inflation and changing prices on the company's property, plant and equipment and related depreciation expense have been reduced as a result of an ongoing capital expenditure program and the availability of replacement assets with improved technology and efficiency.

        The company is exposed to foreign exchange rate risk primarily due to its ownership of Newsquest, which uses the British pound as its functional currency which is then translated into U.S. dollars.

        Effective Jan. 1, 2001, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The adoption of this standard did not have any effect on the company's results of operations or financial position. At Dec. 30, 2001, the company is not a party to any derivative contracts.

        On July 1, 2001, the company adopted Statement of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations." In accordance with SFAS No. 141, the company ceased amortizing goodwill for acquisitions after July 1, 2001.

        In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The company adopted SFAS No. 142 effective Dec. 31, 2001, the first day of its fiscal year 2002. Upon adoption, the company ceased amortizing goodwill. Based on the current levels of goodwill, this will increase net income by approximately $216 million annually ($.80 per share based on average diluted shares outstanding in 2001) beginning in 2002.

        The following table summarizes, on an unaudited, pro forma basis, the results of operations of the company as though SFAS No. 142 was effective on the first day of fiscal year 1999:

In millions, except per share amounts (pro forma and unaudited)

------------------------------------------------------------------------------
Fiscal year                                  2001         2000          1999
------------------------------------------------------------------------------
Net income*                                 $1,047       $1,879        $1,068
------------------------------------------------------------------------------
Income per share* - Basic                   $ 3.95       $ 4.25        $ 3.69
------------------------------------------------------------------------------
Income per share* - Diluted                 $ 3.92       $ 4.22        $ 3.65
------------------------------------------------------------------------------

* from continuing operations

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The company does not believe that the adoption of the statement will have a material impact on its financial position or results of operations.

Certain factors affecting forward-looking statements
Certain statements in the company's 2001 Annual Report to Shareholders and its Annual Report on Form 10-K contain forward-looking information. The words "expect," "intend," "believe," "anticipate," "likely," "will" and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results and events to differ materially from those anticipated in the forward-looking statements.

        Potential risks and uncertainties which could adversely affect the company's ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of the company's principal newspaper or television markets leading to decreased circulation or local, national or classified advertising; (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint or syndication programming costs over the levels anticipated; (e) labor disputes which may cause revenue declines or increased labor costs; (f) acquisitions of new businesses or dispositions of existing businesses; (g) a decline in viewership of major networks and local news programming; (h) rapid technological changes and frequent new product introductions prevalent in electronic publishing; (i) an increase in interest rates; (j) a weakening in the British pound to U.S. dollar exchange rate; and (k) general economic, political and business conditions.

CONSOLIDATED BALANCE SHEETS

In thousands of dollars
----------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                          Dec. 30, 2001        Dec. 31, 2000
----------------------------------------------------------------------------------------------------------------------------------
Current assets
----------------------------------------------------------------------------------------------------------------------------------
Cash                                                                                             $    73,905          $    69,954
----------------------------------------------------------------------------------------------------------------------------------
Marketable securities, at cost, which approximates market                                             66,724              123,242
----------------------------------------------------------------------------------------------------------------------------------
Trade receivables (less allowance for doubtful receivables
of $39,138 and $37,465, respectively)                                                                805,746              875,363
----------------------------------------------------------------------------------------------------------------------------------
Other receivables                                                                                     65,923               56,469
----------------------------------------------------------------------------------------------------------------------------------
Inventories                                                                                          104,848              128,321
----------------------------------------------------------------------------------------------------------------------------------
Prepaid expenses                                                                                      61,052               48,987
----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                               1,178,198            1,302,336
----------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment
----------------------------------------------------------------------------------------------------------------------------------
Land                                                                                                 237,485              216,049
----------------------------------------------------------------------------------------------------------------------------------
Buildings and improvements                                                                         1,243,363            1,101,696
----------------------------------------------------------------------------------------------------------------------------------
Machinery, equipment and fixtures                                                                  2,609,706            2,525,182
----------------------------------------------------------------------------------------------------------------------------------
Construction in progress                                                                             116,520              292,274
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              4,207,074            4,135,201
----------------------------------------------------------------------------------------------------------------------------------
Less accumulated depreciation                                                                     (1,741,604)          (1,673,802)
----------------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                                                  2,465,470            2,461,399
----------------------------------------------------------------------------------------------------------------------------------
Intangible and other assets
----------------------------------------------------------------------------------------------------------------------------------
Intangible assets and excess of acquisition cost over the value of assets acquired
(less accumulated amortization of $1,183,722 and $947,855, respectively)                           8,684,359            8,740,804
----------------------------------------------------------------------------------------------------------------------------------
Investments and other assets                                                                         768,074              475,872
----------------------------------------------------------------------------------------------------------------------------------
Total intangible and other assets                                                                  9,452,433            9,216,676
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                    $ 13,096,101         $ 12,980,411
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

In thousands of dollars
----------------------------------------------------------------------------------------------------------------
Liabilities and shareholders' equity                                          Dec. 30, 2001        Dec. 31, 2000
----------------------------------------------------------------------------------------------------------------
Current liabilities
----------------------------------------------------------------------------------------------------------------
Accounts payable
----------------------------------------------------------------------------------------------------------------
    Trade                                                                      $  320,280            $  455,390
----------------------------------------------------------------------------------------------------------------
    Other                                                                          34,342                37,853
----------------------------------------------------------------------------------------------------------------
Accrued liabilities
----------------------------------------------------------------------------------------------------------------
    Compensation                                                                  120,015               144,535
----------------------------------------------------------------------------------------------------------------
    Interest                                                                        2,178                 4,051
----------------------------------------------------------------------------------------------------------------
    Other                                                                         112,900               177,318
----------------------------------------------------------------------------------------------------------------
Dividend payable                                                                   60,947                58,118
----------------------------------------------------------------------------------------------------------------
Income taxes                                                                      323,481               144,599
----------------------------------------------------------------------------------------------------------------
Deferred income                                                                   153,594               152,137
----------------------------------------------------------------------------------------------------------------
Total current liabilities                                                       1,127,737             1,174,001
----------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                             503,397               274,829
----------------------------------------------------------------------------------------------------------------
Long-term debt                                                                  5,080,025             5,747,856
----------------------------------------------------------------------------------------------------------------
Post-retirement medical and life insurance liabilities                            409,052               403,528
----------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                                       239,968               276,787
----------------------------------------------------------------------------------------------------------------
Total liabilities                                                               7,360,179             7,877,001
----------------------------------------------------------------------------------------------------------------
Shareholders' equity
----------------------------------------------------------------------------------------------------------------
Preferred stock, par value $1: Authorized, 2,000,000 shares:
Issued, none
----------------------------------------------------------------------------------------------------------------
Common stock, par value $1: Authorized, 800,000,000 shares:
Issued, 324,420,732 shares, as to both years                                      324,421               324,421
----------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                        210,256               170,715
----------------------------------------------------------------------------------------------------------------
Retained earnings                                                               7,589,069             6,995,965
----------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive loss                                             (103,287)              (66,274)
----------------------------------------------------------------------------------------------------------------
                                                                                8,020,459             7,424,827
----------------------------------------------------------------------------------------------------------------
Less Treasury stock, 58,623,520 shares and 60,148,871 shares,
respectively, at cost                                                          (2,275,737)           (2,307,793)
----------------------------------------------------------------------------------------------------------------
Deferred compensation related to ESOP                                              (8,800)              (13,624)
----------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                      5,735,922             5,103,410
----------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities
----------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                   $ 13,096,101          $ 12,980,411
----------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

In thousands of dollars
-------------------------------------------------------------------------------------------------------------------------------
Fiscal year ended                                                          Dec. 30, 2001       Dec. 31, 2000      Dec. 26, 1999
-------------------------------------------------------------------------------------------------------------------------------
Net operating revenues
-------------------------------------------------------------------------------------------------------------------------------
Newspaper advertising                                                       $ 4,119,773         $ 3,972,936        $ 3,115,250
-------------------------------------------------------------------------------------------------------------------------------
Newspaper circulation                                                         1,233,106           1,120,991            971,114
-------------------------------------------------------------------------------------------------------------------------------
Broadcasting                                                                    662,652             788,767            728,642
-------------------------------------------------------------------------------------------------------------------------------
All other                                                                       328,714             339,624            280,356
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                         6,344,245           6,222,318          5,095,362
-------------------------------------------------------------------------------------------------------------------------------
Operating expenses
-------------------------------------------------------------------------------------------------------------------------------
Cost of sales and operating expenses, exclusive of
depreciation                                                                  3,320,161           3,057,252          2,459,749
-------------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses, exclusive
of depreciation                                                                 990,472             971,895            792,421
-------------------------------------------------------------------------------------------------------------------------------
Depreciation                                                                    202,456             195,428            169,460
-------------------------------------------------------------------------------------------------------------------------------
Amortization of intangible assets                                               241,321             180,487            110,631
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                         4,754,410           4,405,062          3,532,261
-------------------------------------------------------------------------------------------------------------------------------
Operating income                                                              1,589,835           1,817,256          1,563,101
-------------------------------------------------------------------------------------------------------------------------------
Non-operating income (expense)
-------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                               (221,854)           (219,228)           (94,619)
-------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                   4,676              27,209              5,739
-------------------------------------------------------------------------------------------------------------------------------
Other                                                                            (2,060)            (16,397)             52,966
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                          (219,238)           (208,416)           (35,914)
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                    1,370,597           1,608,840          1,527,187
-------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                      539,400             636,900            607,800
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                               831,197             971,940            919,387
-------------------------------------------------------------------------------------------------------------------------------
Discontinued operations
-------------------------------------------------------------------------------------------------------------------------------
Income from the operation of discontinued operations,
   net of income taxes of $0, $1,598 and $27,700, respectively                                        2,437             38,541
-------------------------------------------------------------------------------------------------------------------------------
Gain on sale of cable business, net of income taxes of $889,300                                     744,700
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                   $  831,197         $ 1,719,077         $  957,928
-------------------------------------------------------------------------------------------------------------------------------
Earnings per share - basic
-------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                               $3.14               $3.65              $3.29
-------------------------------------------------------------------------------------------------------------------------------
Earnings from discontinued operations:
-------------------------------------------------------------------------------------------------------------------------------
    Discontinued operations, net of tax                                                                 .01                .14
-------------------------------------------------------------------------------------------------------------------------------
    Gain on sale of cable business, net of tax                                                         2.79
-------------------------------------------------------------------------------------------------------------------------------
Net income per share - basic                                                      $3.14               $6.45              $3.43
-------------------------------------------------------------------------------------------------------------------------------
Earnings per share - diluted
-------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                               $3.12               $3.63              $3.26
-------------------------------------------------------------------------------------------------------------------------------
Earnings from discontinued operations:
-------------------------------------------------------------------------------------------------------------------------------
    Discontinued operations, net of tax                                                                 .01                .14
-------------------------------------------------------------------------------------------------------------------------------
    Gain on sale of cable business, net of tax                                                         2.77
-------------------------------------------------------------------------------------------------------------------------------
Net income per share - diluted                                                    $3.12               $6.41              $3.40
-------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands of dollars
-----------------------------------------------------------------------------------------------------------------------
Fiscal year ended                                                       Dec. 30, 2001    Dec. 31, 2000    Dec. 26, 1999
-----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
-----------------------------------------------------------------------------------------------------------------------
Net income                                                               $ 831,197        $1,719,077        $ 957,928
-----------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to
operating cash flows
-----------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of tax                                                         (747,137)         (38,541)
-----------------------------------------------------------------------------------------------------------------------
Income taxes on sale of cable business                                                      (889,300)
-----------------------------------------------------------------------------------------------------------------------
Depreciation                                                               202,456           195,428          169,460
-----------------------------------------------------------------------------------------------------------------------
Amortization of intangibles                                                241,321           180,487          110,631
-----------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                      228,568          (169,290)          21,983
-----------------------------------------------------------------------------------------------------------------------
Other, net, including gains on sales                                        (9,461)           (4,484)         (49,269)
-----------------------------------------------------------------------------------------------------------------------
Decrease (increase) in receivables                                          67,035            39,850          (70,014)
-----------------------------------------------------------------------------------------------------------------------
Decrease (increase) in inventories                                          22,457           (16,091)          (7,624)
-----------------------------------------------------------------------------------------------------------------------
(Decrease) increase in accounts payable                                   (103,195)            8,833          (34,805)
-----------------------------------------------------------------------------------------------------------------------
Increase in interest and taxes payable                                     177,950           186,133           11,555
-----------------------------------------------------------------------------------------------------------------------
Change in other assets and liabilities, net                               (339,331)           (1,179)          75,582
-----------------------------------------------------------------------------------------------------------------------
Net cash flow from operating activities                                  1,318,997           502,327        1,146,886
-----------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
-----------------------------------------------------------------------------------------------------------------------
Purchase of property, plant and equipment                                 (324,579)         (350,580)        (258,443)
-----------------------------------------------------------------------------------------------------------------------
Payments for acquisitions, net of cash acquired                           (186,201)       (4,264,214)      (1,496,649)
-----------------------------------------------------------------------------------------------------------------------
Change in other investments                                                (42,637)          (78,531)         (10,383)
-----------------------------------------------------------------------------------------------------------------------
Proceeds from sale of certain assets                                        38,539         2,714,362           38,450
-----------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                    (514,878)       (1,978,963)      (1,727,025)
-----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
-----------------------------------------------------------------------------------------------------------------------
(Payments of) proceeds from long-term debt                                (667,831)        2,799,161          915,865
-----------------------------------------------------------------------------------------------------------------------
Dividends paid                                                            (235,472)         (228,391)        (226,274)
-----------------------------------------------------------------------------------------------------------------------
Cost of common shares repurchased                                                           (967,242)        (163,228)
-----------------------------------------------------------------------------------------------------------------------
Proceeds from issuance of common stock                                      48,780            21,225           33,681
-----------------------------------------------------------------------------------------------------------------------
Net cash (used for) provided by financing activities                      (854,523)        1,624,753          560,044
-----------------------------------------------------------------------------------------------------------------------
Effect of currency exchange rate change                                     (2,163)           (1,081)              68
-----------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                           (52,567)          147,036          (20,027)
-----------------------------------------------------------------------------------------------------------------------
Balance of cash and cash equivalents at beginning of year                  193,196            46,160           66,187
-----------------------------------------------------------------------------------------------------------------------
Balance of cash and cash equivalents at end of year                      $ 140,629         $ 193,196         $ 46,160
-----------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

In thousands of dollars
------------------------------------------------------------------------------------------------------------------------------------
Fiscal years ended                  Common                                    Accumulated                   Deferred
December 26, 1999,                   stock      Additional                       other                    compensation
December 31, 2000                   $1 par        paid-in        Retained    comprehensive     Treasury     related
and December 30, 2001                value        capital        earnings    income (loss)       stock      to ESOP          Total
------------------------------------------------------------------------------------------------------------------------------------
Balance: Dec. 27, 1998             $  324,421   $  126,045     $ 4,775,313                  $(1,223,077)  $  (22,878)   $ 3,979,824
------------------------------------------------------------------------------------------------------------------------------------

Net income, 1999                                                   957,928                                                  957,928
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation
adjustment, net of taxes of
$9,130                                                                         $   14,280                                    14,280
------------------------------------------------------------------------------------------------------------------------------------
Unrealized gain on securities,
net of taxes of $7,095                                                             11,097                                    11,097
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                  983,305
------------------------------------------------------------------------------------------------------------------------------------
Dividends declared,
1999: $.82 per share                                              (228,781)                                                (228,781)
------------------------------------------------------------------------------------------------------------------------------------
Treasury stock acquired                                                                        (163,228)                   (163,228)
------------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                              7,916                                       23,490                      31,406
------------------------------------------------------------------------------------------------------------------------------------
Stock issued under
incentive plan                                      (2,154)                                       3,552                       1,398
------------------------------------------------------------------------------------------------------------------------------------
Tax benefit derived from
stock incentive plans                               21,460                                                                   21,460
------------------------------------------------------------------------------------------------------------------------------------
Compensation expense
related to ESOP                                                                                                3,912          3,912
------------------------------------------------------------------------------------------------------------------------------------
Tax benefit from ESOP                                                  350                                                      350
------------------------------------------------------------------------------------------------------------------------------------
Balance: Dec. 26, 1999             $  324,421   $  153,267     $ 5,504,810     $   25,377   $(1,359,263)  $  (18,966)   $ 4,629,646
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Net income, 2000                                                 1,719,077                                                1,719,077
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation
adjustment, net of tax
benefit of $51,555                                                                (80,638)                                  (80,638)
------------------------------------------------------------------------------------------------------------------------------------
Unrealized loss on securities,
net of reclassification
adjustments during the period,
net of tax benefit of $7,041                                                      (11,013)                                  (11,013)
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                1,627,426
------------------------------------------------------------------------------------------------------------------------------------
Dividends declared,
2000: $.86 per share                                              (228,212)                                                (228,212)
------------------------------------------------------------------------------------------------------------------------------------
Treasury stock acquired                                                                        (967,242)                   (967,242)
------------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                              6,467                                       13,261                      19,728
------------------------------------------------------------------------------------------------------------------------------------
Stock issued under
incentive plan                                          41                                        5,451                       5,492
------------------------------------------------------------------------------------------------------------------------------------
Tax benefit derived from
stock incentive plans                               10,940                                                                   10,940
------------------------------------------------------------------------------------------------------------------------------------
Compensation expense
related to ESOP                                                                                                5,342          5,342
------------------------------------------------------------------------------------------------------------------------------------
Tax benefit from ESOP                                                  290                                                      290
------------------------------------------------------------------------------------------------------------------------------------
Balance: Dec. 31, 2000             $  324,421   $  170,715     $ 6,995,965     $  (66,274)  $(2,307,793)  $  (13,624)   $ 5,103,410
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Net income, 2001                                                   831,197                                                  831,197
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation
adjustment, net of tax
benefit of $21,851                                                                (38,540)                                  (38,540)
------------------------------------------------------------------------------------------------------------------------------------
Unrealized gain on securities,
net of reclassification
adjustments during the period,
net of taxes of $933                                                                1,527                                     1,527
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                  794,184
------------------------------------------------------------------------------------------------------------------------------------
Dividends declared,
2001: $.90 per share                                              (238,301)                                                (238,301)
------------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                             17,751                                       30,278                      48,029
------------------------------------------------------------------------------------------------------------------------------------
Stock issued under
incentive plan                                       2,937                                        1,778                       4,715
------------------------------------------------------------------------------------------------------------------------------------
Tax benefit derived from
stock incentive plans                               18,853                                                                   18,853
------------------------------------------------------------------------------------------------------------------------------------
Compensation expense
related to ESOP                                                                                                4,824          4,824
------------------------------------------------------------------------------------------------------------------------------------
Tax benefit from ESOP                                                  208                                                      208
------------------------------------------------------------------------------------------------------------------------------------
Balance: Dec. 30, 2001             $  324,421   $  210,256     $ 7,589,069     $ (103,287)  $(2,275,737)  $   (8,800)   $ 5,735,922
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1
Summary of significant accounting policies
Fiscal year: The company's fiscal year ends on the last Sunday of the calendar year. The company's 2001 fiscal year ended on Dec. 30, 2001, and encompassed a 52-week period. The company's 2000 fiscal year encompassed a 53-week period and its 1999 fiscal year covered a 52-week period.

        Consolidation: The consolidated financial statements include the accounts of the company and its wholly and majority owned subsidiaries after elimination of all significant intercompany transactions and profits.

        Critical accounting policies and the use of estimates: The company prepares its financial statements in accordance with generally accepted accounting principles which require the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent matters. The company bases its estimates on historical experience, actuarial studies and other assumptions, as appropriate, concerning the carrying values of its assets and liabilities and disclosure of contingent matters. The company re-evaluates its estimates on an ongoing basis. Actual results could differ from these estimates.

        Critical accounting policies for the company involve its assessment of the recoverability of its long-lived assets, including goodwill and other intangible assets, which are based on such factors as estimated future cash flows and current fair value estimates of business units. The company's accounting for pension and retiree medical benefits requires the use of various estimates concerning the work force, interest rates, plan investment return, and involves the use of advice from consulting actuaries. The company's accounting for income taxes in the U.S. and foreign jurisdictions is sensitive to interpretation of various laws and regulations therein, and to company policy and expectations as to the repatriation of earnings from foreign sources.

        A more complete discussion of all of the company's significant accounting policies follows.

        Operating agencies: Certain of the company's newspaper subsidiaries are participants in joint operating agencies. Each joint operating agency performs the production, sales and distribution functions for the subsidiary and another newspaper publishing company under a joint operating agreement. The company's operating results in the Detroit and Tucson joint operating agencies are accounted for under the equity method, reported as a single net amount in other operating revenues. The company also participates in a newspaper publishing partnership. Operating results for this partnership are accounted for under the equity method and reported as a single net amount in other operating revenues.

        Inventories: Inventories, consisting principally of newsprint, printing ink, plate material and production film for the company's newspaper publishing operations, are valued primarily at the lower of cost (first-in, first-out) or market.

        Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; and machinery, equipment and fixtures, four to 30 years. Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.

        Intangible assets and excess of acquisition cost over fair value of assets acquired: Intangible assets and the excess of acquisition cost over the fair value of assets acquired represent the cost of intangible assets at the time operating properties were purchased. In accordance with Opinion 17 of the Accounting Principles Board of the American Institute of Certified Public Accountants, intangible assets and the excess acquisition cost of operating properties arising from acquisitions accounted for as purchases since Oct. 31, 1970, ($9.81 billion at Dec. 30, 2001) are being amortized generally over 15-40 years on a straight-line basis.

        Valuation of Long-Lived Assets: The company evaluates the carrying value of long-lived assets to be held and used, including the excess of acquisition cost over fair value of assets acquired, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset, including the excess of acquisition cost over fair value of assets acquired, is considered impaired when the projected undiscounted future cash flows from the related reporting unit are less than its carrying value. The company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

        Investments and other assets: Investments in non-public businesses in which the company does not have control are carried at cost and losses resulting from periodic evaluations of the carrying value of these investments are included as a non-operating expense. At Dec. 30, 2001, and Dec. 31, 2000, such investments aggregated $20 million and $57 million, respectively. Investments in public equity securities are available for sale with related gains and losses included in equity as other comprehensive income.

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

        Revenue recognition: The company's revenues include amounts charged to customers for space purchased in the company's newspapers, ads placed on its Internet Web sites and for advertising broadcast on the company's television stations. Newspaper revenues also include circulation revenues for newspapers purchased by readers or distributors. Advertising revenues are recognized, net of agency commissions, in the period when advertising is printed, placed on Web sites or broadcast, and circulation revenues are recognized when purchased newspapers are distributed. Amounts received from customers in advance of revenue recognition are deferred as liabilities.

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

        Foreign currency translation: The income statement of Newsquest operations has been translated to U.S. dollars using the average currency exchange rates in effect during the relevant period. Newsquest's balance sheet has been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of Newsquest's balance sheet is included in comprehensive income, net of tax, and is classified as accumulated other comprehensive income (loss) in shareholders' equity.

        Discontinued operations: In connection with the sale of the cable business in early fiscal 2000, the cable operating results are presented in the consolidated statements of income and related discussions as discontinued operations.

        New accounting pronouncements: Effective Jan. 1, 2001, the company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended. The adoption of this standard did not have any effect on the company's results of operations or financial position.

        On July 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations." In accordance with SFAS No. 141, the company ceased amortizing goodwill for acquisitions after July 1, 2001.

        In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The company adopted SFAS No. 142 effective Dec. 31, 2001, the first day of its fiscal year 2002. Upon adoption, the company ceased amortizing goodwill. Based on the current levels of goodwill, this accounting change will increase net income by approximately $216 million annually ($.80 per share based on average diluted shares outstanding in 2001) beginning in 2002.

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The company does not believe that the adoption of the statement will have a material impact on its financial position or results of operations.

NOTE 2

Acquisitions, exchanges and dispositions
2001: During 2001, the company purchased the remaining 36% interest in WKYC-TV, Cleveland, that it did not previously own. Additionally, the company purchased several small non-daily publications in the U.S. and in the U.K. In connection with the acquisition of several non-daily publications in the U.K. ("Dimbleby"), the company issued loan notes totaling approximately 12.7 million British pounds (U.S. $18.3 million) to the shareholders of Dimbleby. These acquisitions, which had an aggregate purchase price of approximately $186 million, were accounted for under the purchase method of accounting. The company contributed its Marietta (Ohio) Times newspaper to the Gannett Foundation in May 2001. The Gannett Foundation is a not-for-profit, private foundation that makes charitable awards in the communities in which Gannett operates its newspapers and television stations. The company sold its daily newspaper in Lansdale, Pa., in September 2001. These business acquisitions and dispositions did not materially affect the company's financial position or results of operations.

        2000: In June 2000, Gannett acquired the entire share capital of News Communications & Media plc ("Newscom") for approximately 444 million British pounds (U.S. $702 million). Gannett also financed the repayment of Newscom's existing debt. With the Newscom acquisition, the company now publishes more than 300 titles in the United Kingdom, including 15 daily newspapers.

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

        The company completed its acquisition of Central Newspapers, Inc. ("Central") on Aug. 1, 2000, for an approximate cash purchase price of $2.6 billion. The company also retired Central's existing debt of approximately $206 million. Central's properties include The Arizona Republic; The Indianapolis Star; three other dailies in Indiana and one daily in Louisiana; a direct marketing business; CNI Ventures, an Internet and technology investment management group; and other related media and information businesses.

        In March 2000, the company completed the acquisition of WJXX-TV, the ABC affiliate in Jacksonville, Fla. Gannett continues to own and operate WTLV-TV, the NBC affiliate in Jacksonville.

        The Newscom, Thomson, Central and WJXX-TV acquisitions were recorded under the purchase method of accounting.

        The aggregate purchase price, including liabilities assumed, for businesses and assets acquired in 2000, including Newscom, Thomson, Central, WJXX-TV and certain smaller newspaper publishing operations, totaled approximately $4.8 billion, of which $4.4 billion represents identified intangible assets and excess of acquisition cost over fair value of assets acquired.

        The sale of the assets of the company's cable division for $2.7 billion was completed on Jan. 31, 2000. Upon closing, an after-tax gain of approximately $745 million or $2.77 per diluted share was recognized which, along with the cable segment operating results, is reported as discontinued operations in the company's financial statements.

        In the fourth quarter of 2000, the company contributed the assets of its newspapers, the Marin Independent Journal and the Classified Gazette, to the California Newspapers Partnership (a partnership that includes 20 daily California newspapers) in exchange for an increased ownership interest in the partnership. The company now has a 19.49% ownership interest in the partnership.

        1999: In July 1999, Gannett acquired the stock of Newsquest plc ("Newsquest") for a total price of approximately 922 million British pounds (U.S. $1.5 billion). Gannett also financed the repayment of Newsquest's existing debt. Newsquest's principal activities are publishing and printing regional and local newspapers in England with a portfolio of more than 180 titles that include paid-for daily and weekly newspapers and free weekly newspapers. The acquisition was recorded under the purchase method of accounting.

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

        The following table summarizes, on an unaudited, pro forma basis, the estimated combined results of operations of the company and its subsidiaries as though the fiscal year 2000 acquisitions and dispositions noted above were made at the beginning of 2000. The 2001 transactions were not material for pro forma purposes. On this basis, these transactions would have resulted in a pro forma decrease in income per diluted share from continuing operations of $.12 in 2000. However, this pro forma combined statement does not necessarily reflect the results of operations as they would have been if the combined businesses had constituted a single entity during those years.

In millions, except per share amounts (pro forma and unaudited)
------------------------------------------------------------------------
Fiscal year                                         2001           2000
------------------------------------------------------------------------

Operating revenues*                               $6,344         $6,902
------------------------------------------------------------------------

------------------------------------------------------------------------
Income before taxes*                              $1,371         $1,556
------------------------------------------------------------------------

------------------------------------------------------------------------
Income*                                           $  831         $  940
------------------------------------------------------------------------
Income per share* - Basic                         $ 3.14         $ 3.53
------------------------------------------------------------------------

------------------------------------------------------------------------
Income per share* - Diluted                       $ 3.12         $ 3.51
------------------------------------------------------------------------
*from continuing operations
------------------------------------------------------------------------

NOTE 3

Consolidated statements of cash flows
For purposes of this statement, the company considers its marketable securities, which are readily convertible into cash (with original maturity dates of less than 90 days) and consist of short-term investments in government securities, commercial paper and money market funds, as cash equivalents.

        Cash paid in 2001, 2000 and 1999 for income taxes and for interest (net of amounts capitalized) was as follows:

In thousands of dollars
-------------------------------------------------------------------------------
                              2001                   2000                 1999
-------------------------------------------------------------------------------
Income taxes              $138,688             $1,454,465             $596,873
-------------------------------------------------------------------------------
Interest                  $223,691             $  209,240             $100,547
-------------------------------------------------------------------------------

        Interest in the amount of $8.6 million, $11.1 million and $5.7 million was capitalized in 2001, 2000 and 1999, respectively.

        The income taxes paid by the company for 2001 are below typical levels. Under the Economic Growth and Tax Relief Reconciliation Act of 2001, the company's estimated federal income tax payment normally due on Sept. 15 was deferred until Oct. 1, 2001. However, subsequent to the attacks of September 11, Internal Revenue Service Rule 2001-61 was issued which permitted a further deferral of the company's third quarter estimated tax payment and its fourth quarter estimated tax payment until January 15, 2002.

        The 2000 income taxes paid amount includes amounts paid in connection with the company's sale of the cable business.

        No significant liabilities were assumed in connection with the 2001 acquisitions. Liabilities assumed in connection with 2000 acquisitions totaled $578 million, with $485 million related to Newscom and Central outstanding debt obligations. Liabilities assumed in connection with 1999 acquisitions totaled approximately $365 million, with $181 million related to Newsquest outstanding debt obligations.

        In 2001 and 2000, the company issued 86,544 and 161,152 shares of common stock, respectively, in settlement of previously granted stock incentive rights for the four year period 1998-2001 and the compensation liability of $7.0 million and $6.3 million, respectively, for these rights was transferred to shareholders' equity.

NOTE 4

Long-term debt
The long-term debt of the company is summarized below.

In thousands of dollars
----------------------------------------------------------------------------------------------
                                                      Dec. 30, 2001              Dec. 31, 2000
----------------------------------------------------------------------------------------------
Unsecured promissory notes                              $4,932,813                 $5,461,205
----------------------------------------------------------------------------------------------
Other indebtedness                                         147,212                    286,651
----------------------------------------------------------------------------------------------
Total long-term debt                                    $5,080,025                 $5,747,856
----------------------------------------------------------------------------------------------

The unsecured promissory notes at Dec. 30, 2001, were due from Jan. 3, 2002, to Feb. 1, 2002, with rates varying from 1.75% to 2.00%.

        The unsecured promissory notes at Dec. 31, 2000, were due from Jan. 4, 2001, to March 23, 2001, with rates varying from 6.4% to 6.63%.

        At Dec. 30, 2001, the unsecured promissory notes were supported by the $6.06 billion of revolving credit agreements discussed below and, therefore, are classified as long-term debt.

        The maximum amount of such promissory notes outstanding at the end of any period during 2001 and 2000 was $5.4 billion and $5.7 billion, respectively. The daily average outstanding balance was $5.2 billion during 2001 and $3.1 billion during 2000. The weighted average interest rate was 4.1% for 2001 and 6.5% for 2000.

        Other indebtedness includes the loan notes issued by the company in the U.K. to the former shareholders of Newsquest, Newscom and Dimbleby in connection with their acquisitions as more fully discussed in Note 2. The Newsquest and Newscom notes ($21.8 million and $90.1 million, respectively) bear interest at ..5% below the London Interbank Offered Rate (LIBOR), subject to a cap of 6.5% and 6.75%, respectively. The Dimbleby notes ($18.3 million) bear interest at the LIBOR rate minus 1%. Interest is payable semi-annually on all notes. The Newsquest and Newscom notes are due on Dec. 31, 2006, and Dec. 31, 2007, respectively, but may be redeemed by the company on each interest payment date. The Newsquest and Newscom noteholders are entitled to require the company to repay all or part of the notes on any interest payment date by giving 30 days' written notice. The Dimbleby notes may be redeemed by the company or the noteholders, in whole or in part, at any time after June 30, 2003. The Dimbleby noteholders are entitled to require the company to repay all or part of the principal amount of the notes by giving the company 30 days' written notice any time after six months of issue of the notes. Should a noteholder exercise that right, it is the company's intention to exchange the notes for cash. The remaining other indebtedness at Dec. 30, 2001, consists primarily of industrial revenue bonds with maturities in 2008 and 2009 at variable interest rates (1.9% at Dec. 30, 2001).

        At Dec. 30, 2001, the company had $6.06 billion of credit available under two revolving credit agreements. The agreements provide for revolving credit periods which permit borrowings from time to time to the maximum commitments. The 1998 $3.0 billion agreement revolving credit period extends to

July 1, 2003. The 2000 $3.06 billion agreement consists of a $1.53 billion 364-day facility which extends to July 2002 and a $1.53 billion 5-year facility which extends to July 2005. At the end of the 364-day period, any borrowings outstanding under the 364-day credit facility are convertible into a 2-year term loan at Gannett's option.

        The commitment fee rate for the 1998 revolving credit agreement may range from .07% to .175%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rate in effect on Dec. 30, 2001, was .09%. At the option of the company, the interest rate on borrowings under this agreement may be at the prime rate, at rates ranging from ..13% to .35% above the LIBOR or at rates ranging from .255% to .50% above a certificate of deposit-based rate. The prime rate was 4.75% at the end of 2001 and 9.5% at the end of 2000. The percentages that apply depend on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.

        The commitment fee rates for the 2000 revolving credit agreement may range from .05% to .09%, depending on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt. The rates in effect on Dec. 30, 2001, were .05% for the 364-day facility and .07% for the 5-year facility. At the option of the company, the interest rate on borrowings under this agreement may be at .13% to .24% above the prime rate, the Eurodollar base rate or the Federal Funds Effective Rate plus .50%. The percentages that apply depend on Standard & Poor's or Moody's credit rating of the company's senior unsecured long-term debt.

        The revolving credit agreements contain a restrictive provision that requires the maintenance of net worth of at least $2.5 billion. At Dec. 30, 2001, and Dec. 31, 2000, net worth was $5.7 billion and $5.1 billion, respectively.

        Approximate annual maturities of long-term debt, assuming that the company had used the $6.06 billion revolving credit agreements as of the balance sheet date to refinance existing unsecured promissory notes on a long-term basis and assuming the company's other indebtedness was paid on its scheduled pay dates, are as follows:

In thousands of dollars
------------------------------------------------------------------
2002                                                           --
------------------------------------------------------------------
2003                                                   $3,018,416
------------------------------------------------------------------
2004                                                      402,813
------------------------------------------------------------------
2005                                                    1,530,000
------------------------------------------------------------------
2006                                                       21,838
------------------------------------------------------------------
Later years                                               106,958
------------------------------------------------------------------
Total                                                  $5,080,025
------------------------------------------------------------------

        At Dec. 30, 2001, and Dec. 31, 2000, the company estimates that the amount reported on the balance sheet for financial instruments, including long-term debt, cash and cash equivalents, trade and other receivables, and other long-term liabilities, approximates fair value.


NOTE 5

Retirement plans
The company and its subsidiaries have various retirement plans, including plans established under collective bargaining agreements, under which substantially all full-time employees are covered. The Gannett Retirement Plan is the company's principal retirement plan and covers most U.S. employees of the company and its subsidiaries. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The company's retirement plan assets include marketable securities such as common stocks, bonds and U.S. government obligations and interest-bearing deposits. The tables below also include the assets and obligations of the former Central Newspapers, Inc. Retirement Plan, which was merged into the Gannett Retirement Plan effective Dec. 31, 2000, and Newsquest's Retirement Plans.

        The company's pension costs for 2001, 2000 and 1999 are presented in the following table:

In thousands of dollars
----------------------------------------------------------------------------------------
                                                      2001           2000          1999
----------------------------------------------------------------------------------------
Service cost - benefits earned
during the period                                $  70,643      $  61,905     $  60,834
----------------------------------------------------------------------------------------
Interest cost on benefit obligation                150,935        129,601       103,412
----------------------------------------------------------------------------------------
Expected return on plan assets                    (217,796)      (194,010)     (146,168)
----------------------------------------------------------------------------------------
Amortization of transition asset                       (68)           (28)         (984)
----------------------------------------------------------------------------------------
Amortization of prior
service credit                                     (18,908)        (9,498)       (3,754)
----------------------------------------------------------------------------------------
Amortization of actuarial loss (gain)                  824         (4,306)        1,407
----------------------------------------------------------------------------------------
Pension expense for company-
sponsored retirement plans                         (14,370)       (16,336)       14,747
----------------------------------------------------------------------------------------
Union and other pension cost                         6,404          7,432         5,071
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Pension cost                                     $  (7,966)     $  (8,904)    $  19,818
----------------------------------------------------------------------------------------

        In December 2001, the company contributed $300 million to the Gannett Retirement Plan.

        The following table provides a reconciliation of benefit obligations, plan assets and funded status of the company's retirement plans. The related amounts that are recognized in the Consolidated Balance Sheets for the company's retirement plans also are provided.

In thousands of dollars
--------------------------------------------------------------------------------------------
                                                     Dec. 30, 2001             Dec. 31, 2000
--------------------------------------------------------------------------------------------
Change in benefit obligation
--------------------------------------------------------------------------------------------
Net benefit obligation at
beginning of year                                     $ 2,046,283               $ 1,470,403
--------------------------------------------------------------------------------------------
Service cost                                               70,643                    61,905
--------------------------------------------------------------------------------------------
Interest cost                                             150,935                   129,601
--------------------------------------------------------------------------------------------
Plan participants' contributions                            6,559                     6,080
--------------------------------------------------------------------------------------------
Actuarial loss                                             32,636                    45,636
--------------------------------------------------------------------------------------------
Acquisitions/plan mergers                                   4,308                   444,522
--------------------------------------------------------------------------------------------
Gross benefits paid                                      (129,062)                 (111,864)
--------------------------------------------------------------------------------------------
Net benefit obligation at
end of year                                           $ 2,182,302               $ 2,046,283
--------------------------------------------------------------------------------------------

Change in plan assets
--------------------------------------------------------------------------------------------
Fair value of plan assets at
beginning of year                                     $ 2,309,968               $ 1,763,141
--------------------------------------------------------------------------------------------
Actual return on plan assets                             (511,625)                   29,546
--------------------------------------------------------------------------------------------
Plan participants' contributions                            6,559                     6,080
--------------------------------------------------------------------------------------------
Employer contributions                                    308,015                     8,471
--------------------------------------------------------------------------------------------
Acquisitions/plan mergers                                   6,549                   614,594
--------------------------------------------------------------------------------------------
Gross benefits paid                                      (129,062)                 (111,864)
--------------------------------------------------------------------------------------------
Fair value of plan assets at
end of year                                           $ 1,990,404               $ 2,309,968
--------------------------------------------------------------------------------------------
Funded status at end of year                          $  (191,898)              $   263,685
--------------------------------------------------------------------------------------------
Unrecognized net actuarial loss (gain)                    738,079                    (6,024)
--------------------------------------------------------------------------------------------
Unrecognized prior service credit                        (176,799)                 (197,324)
--------------------------------------------------------------------------------------------
Unrecognized net transition asset                            (146)                     (200)
--------------------------------------------------------------------------------------------
Net amount recognized at end of year                  $   369,236               $    60,137
--------------------------------------------------------------------------------------------
Amounts recognized in
Consolidated Balance Sheets
--------------------------------------------------------------------------------------------
    Prepaid benefit cost                              $   461,743               $   142,807
--------------------------------------------------------------------------------------------
    Accrued benefit cost                              $    92,507               $    82,670
--------------------------------------------------------------------------------------------

The net benefit obligation was determined using an assumed discount rate of 7.25% and 7.625% at the end of 2001 and 2000, respectively. The assumed rate of compensation increase was 4.0% and 4.5% at the end of 2001 and 2000, respectively. The assumed long-term rate of return on plan assets used in determining pension cost was 10%. Retirement plan assets include approximately 1,242,300 shares of the company's common stock valued at approximately $84 million and $78 million at the end of 2001 and 2000, respectively.


NOTE 6

Postretirement benefits other than pensions
The company provides health care and life insurance benefits to certain retired employees who meet age and service requirements. Most of the company's retirees contribute to the cost of these benefits and retiree contributions are increased as actual benefit costs increase. The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.

        Postretirement benefit cost for health care and life insurance for 2001, 2000 and 1999 included the following components:

In thousands of dollars
--------------------------------------------------------------------------------------------
                                                     2001             2000             1999
--------------------------------------------------------------------------------------------
Service cost - benefits earned
during the period                                $  6,512         $  5,247         $  3,796
--------------------------------------------------------------------------------------------
Interest cost on net benefit
obligation                                         24,674           19,865           14,901
--------------------------------------------------------------------------------------------
Amortization of prior
service credit                                     (7,728)          (7,018)          (8,478)
--------------------------------------------------------------------------------------------
Amortization of actuarial (gain) loss                 (10)            (240)              20
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Net periodic postretirement                      $ 23,448         $ 17,854         $ 10,239
benefit cost
--------------------------------------------------------------------------------------------


The table below provides a reconciliation of benefit obligations and funded status of the company's postretirement benefit plans:

In thousands of dollars
----------------------------------------------------------------------------------------------
                                                      Dec. 30, 2001             Dec. 31, 2000
----------------------------------------------------------------------------------------------
Change in benefit obligation
----------------------------------------------------------------------------------------------
Net benefit obligation at
beginning of year                                       $  363,767                 $  215,593
----------------------------------------------------------------------------------------------
Service cost                                                 6,512                      5,247
----------------------------------------------------------------------------------------------
Interest cost                                               24,674                     19,865
----------------------------------------------------------------------------------------------
Plan participants' contributions                             8,204                      5,626
----------------------------------------------------------------------------------------------
Plan amendment                                             (58,009)                         0
----------------------------------------------------------------------------------------------
Actuarial loss                                              13,095                     40,801
----------------------------------------------------------------------------------------------
Acquisitions/plan mergers                                        0                    102,000
----------------------------------------------------------------------------------------------
Gross benefits paid                                        (33,912)                   (25,365)
----------------------------------------------------------------------------------------------
Net benefit obligation at
end of year                                             $  324,331                 $  363,767
----------------------------------------------------------------------------------------------
Change in plan assets
----------------------------------------------------------------------------------------------
Fair value of plan assets at
beginning of year                                                0                          0
----------------------------------------------------------------------------------------------
Employer contributions                                      25,708                     19,739
----------------------------------------------------------------------------------------------
Plan participants' contributions                             8,204                      5,626
----------------------------------------------------------------------------------------------
Gross benefits paid                                        (33,912)                   (25,365)
----------------------------------------------------------------------------------------------
Fair value of plan assets at
end of year                                                      0                          0
----------------------------------------------------------------------------------------------
Benefit obligation at end of year                       $  324,331                 $  363,767
----------------------------------------------------------------------------------------------
Unrecognized net actuarial (loss)                          (18,949)                   (19,950)
----------------------------------------------------------------------------------------------
Unrecognized prior service credit                          103,670                     59,711
----------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                     $  409,052                 $  403,528
----------------------------------------------------------------------------------------------

        At Dec. 30, 2001, the accumulated postretirement benefit obligation was determined using a discount rate of 7.25% and a health care cost trend rate of 7% for pre-age 65 benefits, decreasing to 5% in the year 2004 and thereafter. For post-age 64 benefits, the health care cost trend rate used was 10%, declining to 5% in the year 2005 and thereafter.

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

        The effect of a 1% increase in the health care cost trend rate used would result in increases of approximately $27 million in the 2001 postretirement benefit obligation and $3 million in the aggregate service and interest components of the 2001 expense. The effect of a 1% decrease in the health care cost trend rate used would result in decreases of approximately $23 million in the 2001 postretirement benefit obligation and $3 million in the aggregate service and interest components of the 2001 expense.


NOTE 7

Income taxes
The provision for income taxes on income from continuing operations consists of the following:

In thousands of dollars
------------------------------------------------------------------------------------
2001                                Current           Deferred             Total
------------------------------------------------------------------------------------
Federal                            $ 241,713          $ 200,065          $  441,778
------------------------------------------------------------------------------------
State and other                       34,437             28,504              62,941
------------------------------------------------------------------------------------
Foreign                               34,681                  0              34,681
------------------------------------------------------------------------------------
Total                              $ 310,831          $ 228,569          $  539,400
------------------------------------------------------------------------------------

In thousands of dollars
------------------------------------------------------------------------------------
2000                                Current           Deferred             Total
------------------------------------------------------------------------------------
Federal                            $ 518,413          $  13,414          $ 531,827
------------------------------------------------------------------------------------
State and other                       75,865              1,963             77,828
------------------------------------------------------------------------------------
Foreign                               25,041              2,204             27,245
------------------------------------------------------------------------------------
Total                              $ 619,319           $ 17,581          $ 636,900
------------------------------------------------------------------------------------

In thousands of dollars
------------------------------------------------------------------------------------
1999                                Current           Deferred             Total
------------------------------------------------------------------------------------
Federal                            $ 505,902          $  14,791          $ 520,693
------------------------------------------------------------------------------------
State and other                       72,927              2,132             75,059
------------------------------------------------------------------------------------
Foreign                               10,863              1,185             12,048
------------------------------------------------------------------------------------
Total                              $ 589,692          $  18,108          $ 607,800
------------------------------------------------------------------------------------

        In addition to the income tax provision presented above for continuing operations, the company also recorded federal and state income taxes payable on discontinued operations of $891 million in 2000 and $28 million in 1999.

        The provision for income taxes on continuing operations exceeds the U.S. federal statutory tax rate as a result of the following differences:

-------------------------------------------------------------------------------
Fiscal year                           2001              2000              1999
-------------------------------------------------------------------------------
U.S. statutory tax rate               35.0%             35.0%             35.0%
-------------------------------------------------------------------------------
Increase in taxes resulting from:
-------------------------------------------------------------------------------
State/other income taxes net
of federal income tax benefit          3.0               3.1               3.2
-------------------------------------------------------------------------------
Goodwill amortization not
deductible for tax purposes            3.8               2.2               1.7
-------------------------------------------------------------------------------
Other, net                            (2.4)             (0.7)             (0.1)
-------------------------------------------------------------------------------
Effective tax rate                    39.4%             39.6%             39.8%
-------------------------------------------------------------------------------

        The company has not provided for U.S. taxes on a portion of earnings from its U.K. operations which it considers permanently invested in these operations.

        Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes.

        Deferred tax liabilities and assets were composed of the following at the end of 2001 and 2000:

In thousands of dollars
--------------------------------------------------------------------------------------
                                               Dec. 30, 2001             Dec. 31, 2000
--------------------------------------------------------------------------------------
Liabilities
--------------------------------------------------------------------------------------
Accelerated depreciation                         $  338,941                $  341,786
--------------------------------------------------------------------------------------
Accelerated amortization of
deductible intangibles                              142,748                   117,302
--------------------------------------------------------------------------------------
Pension                                             149,388                    26,858
--------------------------------------------------------------------------------------
Other                                               134,577                   109,963
--------------------------------------------------------------------------------------
Total deferred tax liabilities                      765,654                   595,909
--------------------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------------------
Accrued compensation costs                          (59,724)                  (75,411)
--------------------------------------------------------------------------------------
Postretirement medical and life                    (156,770)                 (157,737)
--------------------------------------------------------------------------------------
Other                                               (45,763)                  (87,932)
--------------------------------------------------------------------------------------
Total deferred tax assets                          (262,257)                 (321,080)
--------------------------------------------------------------------------------------
Net deferred tax liabilities                     $  503,397                $  274,829
--------------------------------------------------------------------------------------


NOTE 8

Capital stock, stock options, incentive plans
The company's earnings per share from continuing operations (basic and diluted) for 2001, 2000 and 1999 are presented below:

In thousands, except per share amounts
---------------------------------------------------------------------------------------------------
                                                  2001                  2000                  1999
---------------------------------------------------------------------------------------------------
Income from continuing
operations                                    $831,197              $971,940              $919,387
---------------------------------------------------------------------------------------------------
Weighted average number
of common shares
outstanding (basic)                            264,821               266,426               279,048
---------------------------------------------------------------------------------------------------
Effect of dilutive securities
---------------------------------------------------------------------------------------------------
Stock options                                    1,761                 1,557                 2,217
---------------------------------------------------------------------------------------------------
Stock incentive rights                             251                   135                   343
---------------------------------------------------------------------------------------------------
Weighted average number
of common shares
outstanding (diluted)                          266,833               268,118               281,608
---------------------------------------------------------------------------------------------------
Earnings per share from
continuing operations (basic)                    $3.14                 $3.65                 $3.29
---------------------------------------------------------------------------------------------------
Earnings per share from
continuing operations (diluted)                  $3.12                 $3.63                 $3.26
---------------------------------------------------------------------------------------------------

        The 2001, 2000 and 1999 diluted earnings per share amounts exclude the effects of approximately 10.6 million, 5.4 million and 3.2 million stock options outstanding, respectively, as their inclusion would be antidilutive.

        In 1998, the Board authorized the company to repurchase up to $750 million of company stock and in 2000, the Board approved an authorization for the repurchase of up to an additional $1 billion in common stock. The company purchased approximately 6 million shares of common stock in 1998 for $329 million, approximately 2.4 million shares in 1999 for $163 million, and approximately 14.7 million shares in 2000 for $967 million.

        In May 2000, the company's shareholders approved an amendment to the company's certificate of incorporation to increase the authorized number of shares to 802,000,000, of which 800,000,000 shares shall be common stock and 2,000,000 shares shall be preferred stock, both with a $1 par value.

        In May 2001, the company's shareholders approved the adoption of the Omnibus Incentive Compensation Plan (the Plan), which replaced the 1978 Long-Term Executive Incentive Plan (1978 Plan). The Plan, which will be administered by the Executive Compensation Committee of the Board of Directors, as was the 1978 Plan, provides for the issuance of up to 12 million shares of Company common stock for awards granted on or after May 7, 2001. No more than 1,500,000 of the authorized shares may be granted in the aggregate in the form of Restricted Stock, Performance Shares and/or Performance Units. The Plan provides for the granting of stock options, stock appreciation rights, restricted stock and other equity-based and cash-based awards. Awards may be granted to employees of the company and members of the board of directors. The 1978 Plan did not provide for granting awards to members of the board. The Plan provides that shares of common stock subject to awards granted under the Plan become available again for issuance under the Plan if such awards are canceled or forfeited. A similar feature existed under the 1978 plan but with the adoption of the Omnibus Plan, canceled or forfeited shares subject to grants under the 1978 plan are permanently retired.

        Stock options may be granted as either non-qualified stock options or incentive stock options. The options are granted to purchase common stock of the company at not less than 100% of the fair market value on the day the option is granted. Options are exercisable at such times and subject to such terms and conditions as the Executive Compensation Committee determines but generally the exercise period is ten years and the options become exercisable at 25% per year after a one-year waiting period. Under the 1978 Plan, options issued prior to 1996 had an eight-year exercise period. The Plan restricts the granting of stock options to any participant in any fiscal year to no more than 1,000,000 shares. The limit under the 1978 Plan was 350,000 shares.

        A Stock Appreciation Right (SAR) is a right to receive an amount in any combination of cash or common stock equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted in tandem with related options or freestanding. The exercise price of a SAR is equal to the fair market value of a share of common stock on the date the SAR is granted. No more than 1,000,000 shares of common stock may be granted in the form of SARs to any participant in any fiscal year. No SARs have been granted as of Dec. 30, 2001.

        Restricted Stock is an award of common stock that is subject to restrictions and such other terms and conditions as the Executive Compensation Committee determines. Under the 1978 Plan, such awards could be issued in the form of Stock Incentive Rights. These rights entitle an employee to receive one share of common stock at the end of a four-year incentive period conditioned on the employee's continued employment with the company. The Plan continues to permit the issuance of such awards but also allows restrictions other than the incentive period. Additionally, under the Plan, no more than 500,000 restricted shares may be granted to any participant in any fiscal year. Under the 1978 Plan there was no limit. No restricted stock awards have been issued since July 2000 but previously granted awards will continue to mature over their original four-year period.

        The Executive Compensation Committee may grant other types of awards that are valued in whole or in part by reference to or that are otherwise based on fair market value of the Company's common stock or other criteria established by the Executive Compensation Committee and the achievement of performance goals. The maximum aggregate grant of performance shares that may be awarded to any participant in any fiscal year shall not exceed 500,000 shares of common stock. The maximum aggregate amount of performance units or cash-based awards that may be awarded to any participant in any fiscal year shall not exceed $10,000,000.

        In the event of a change in control, as defined in the Plan (1) all outstanding options and SARs will become immediately exercisable in full, (2) all restricted periods and restrictions imposed on non-performance based restricted stock awards will lapse and (3) target payment opportunities attainable under all outstanding awards of performance-based restricted stock, performance units and performance shares will be paid on a prorated basis as specified in the Plan. The Plan does not provide for the grant of option surrender rights in tandem with stock options, as was the case under the 1978 Plan, and has eliminated the requirement under the 1978 Plan that awards that were accelerated as a result of a change in control could only be exercised during certain window periods.

        A summary of the status of the company's stock option awards as of Dec. 30, 2001, Dec. 31, 2000, and Dec. 26, 1999, and changes thereto during the years then ended is presented below:

-----------------------------------------------------------------------------------------
2001 Stock Option Activity                                                 Weighted
                                                                           average
                                                     Shares                exercise price
-----------------------------------------------------------------------------------------
Outstanding at beginning of year                     16,767,813                   $54.19
-----------------------------------------------------------------------------------------
Granted                                               5,945,245                    69.21
-----------------------------------------------------------------------------------------
Exercised                                            (1,438,807)                   33.92
-----------------------------------------------------------------------------------------
Canceled                                               (748,187)                   65.09
-----------------------------------------------------------------------------------------
Outstanding at end of year                           20,526,064                    59.57
-----------------------------------------------------------------------------------------
Options exercisable at year end                       9,018,580                    53.08
-----------------------------------------------------------------------------------------
Weighted average fair value of
Options granted during the year                          $22.58
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
2000 Stock Option Activity                                                 Weighted
                                                                           average
                                                     Shares                exercise price
-----------------------------------------------------------------------------------------
Outstanding at beginning of year                     12,406,841                   $52.57
-----------------------------------------------------------------------------------------
Granted                                               5,714,830                    55.07
-----------------------------------------------------------------------------------------
Exercised                                              (846,478)                   30.18
-----------------------------------------------------------------------------------------
Canceled                                               (507,380)                   64.44
-----------------------------------------------------------------------------------------
Outstanding at end of year                           16,767,813                    54.19
-----------------------------------------------------------------------------------------
Options exercisable at year end                       7,478,603                    45.85
-----------------------------------------------------------------------------------------
Weighted average fair value of
Options granted during the year                          $19.63
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
1999 Stock Option Activity                                                 Weighted
                                                                           average
                                                     Shares                exercise price
-----------------------------------------------------------------------------------------
Outstanding at beginning of year                     10,572,736                   $43.59
-----------------------------------------------------------------------------------------
Granted                                               3,180,365                    74.21
-----------------------------------------------------------------------------------------
Exercised                                            (1,158,304)                   30.04
-----------------------------------------------------------------------------------------
Canceled                                               (187,956)                   52.47
-----------------------------------------------------------------------------------------
Outstanding at end of year                           12,406,841                    52.57
-----------------------------------------------------------------------------------------
Options exercisable at year end                       6,236,725                    38.43
-----------------------------------------------------------------------------------------
Weighted average fair value of
options granted during the year                          $25.04
-----------------------------------------------------------------------------------------

        Further information about stock options outstanding at Dec. 30, 2001, follows:

-------------------------------------------------------------------------------------------------------------------------
                                         Weighted
                                         average
                        Number          remaining
   Range of         outstanding at   contractual life    Weighted average        Number exercisable      Weighted average
exercise prices        12/30/01            (yrs)           exercise price           at 12/30/01           exercise price
-------------------------------------------------------------------------------------------------------------------------
    $23-28              663,690             1.0                $23.68                 663,690                  $23.68
-------------------------------------------------------------------------------------------------------------------------
     32-38            2,453,376             3.8                $35.22               2,453,376                  $35.22
-------------------------------------------------------------------------------------------------------------------------
     41-49               27,760             5.0                $45.93                  27,760                  $45.93
-------------------------------------------------------------------------------------------------------------------------
     50-60            6,576,595             8.3                $55.84               2,611,279                  $57.29
-------------------------------------------------------------------------------------------------------------------------
     61-70            8,119,378             9.1                $68.05               1,869,170                  $65.36
-------------------------------------------------------------------------------------------------------------------------
     71-75            2,685,265             9.9                $74.28               1,393,305                  $74.27
-------------------------------------------------------------------------------------------------------------------------
                     20,526,064             8.1                $59.57               9,018,580                  $53.08
-------------------------------------------------------------------------------------------------------------------------

Stock Incentive Rights
The company has not granted stock incentive rights since July 2000. Stock incentive rights awarded earlier in 2000 and in 1999 were as follows:

-------------------------------------------------------------------------
                                            2000                    1999
-------------------------------------------------------------------------
Awards granted                            10,700                 169,290
-------------------------------------------------------------------------

        Awards for 1999 and 2000 are for the four-year incentive period
2000-2003.

        In 2001, 86,544 shares of common stock were issued in settlement of previously granted stock incentive rights for the incentive period ended December 2001.

        Remaining shares available under the 1978 Plan, which totaled approximately 11,700,000 shares, were moved into the Plan and are thereby included in the 12,000,000 shares originally authorized under the Plan. Shares available for future grants under the Plan totaled 6,392,105 at Dec. 30, 2001.

        SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value-based method of accounting for employee stock-based compensation plans and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The company has chosen to continue to report stock-based compensation in accordance with APB 25, and provides the following pro forma disclosure of the effects of applying the fair value method to all applicable awards granted. Under APB 25 and related interpretations, no compensation cost has been recognized for the company's stock options. The compensation cost has been charged against income for stock incentive rights. Those charges were based on the grant price of the stock incentive rights recognized over the four-year earnout periods. Had compensation cost for the company's stock options been determined based on the fair value at the grant date for those awards as permitted (but not required) under the alternative method of SFAS No. 123, the company's results of operations and related per share amounts would have been reduced to the pro forma amounts indicated below:

In thousands, except per share amounts
---------------------------------------------------------------------------------------------------
                                                        2001               2000               1999
---------------------------------------------------------------------------------------------------
Net income
---------------------------------------------------------------------------------------------------
   As reported                                      $831,197         $1,719,077           $957,928
---------------------------------------------------------------------------------------------------
   Pro forma                                        $796,402         $1,693,339           $942,733
---------------------------------------------------------------------------------------------------
Income from continuing operations
---------------------------------------------------------------------------------------------------
   As reported                                      $831,197           $971,940           $919,387
---------------------------------------------------------------------------------------------------
   Pro forma                                        $796,402           $946,202           $904,192
---------------------------------------------------------------------------------------------------
Net income per share - basic
---------------------------------------------------------------------------------------------------
   As reported                                         $3.14              $6.45              $3.43
---------------------------------------------------------------------------------------------------
   Pro forma                                           $3.01              $6.36              $3.38
---------------------------------------------------------------------------------------------------
Net income per share - diluted
---------------------------------------------------------------------------------------------------
   As reported                                         $3.12              $6.41              $3.40
---------------------------------------------------------------------------------------------------
   Pro forma                                           $2.98              $6.32              $3.35
---------------------------------------------------------------------------------------------------
Income from continuing operations per
share - basic
---------------------------------------------------------------------------------------------------
   As reported                                         $3.14              $3.65              $3.29
---------------------------------------------------------------------------------------------------
   Pro forma                                           $3.01              $3.55              $3.24
---------------------------------------------------------------------------------------------------
Income from continuing operations per
share - diluted
---------------------------------------------------------------------------------------------------
   As reported                                         $3.12              $3.63              $3.26
---------------------------------------------------------------------------------------------------
   Pro forma                                           $2.98              $3.53              $3.21
---------------------------------------------------------------------------------------------------

        The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 1.33%, 1.26% and 1.38%; expected volatility of 26.37%, 27.04% and 22.31%;
risk-free interest rates of 4.60%, 5.63%, and 6.34%; and expected lives of seven years each.

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

401(k) Savings Plan
In 1990, the company established a 401(k) Savings Plan (the Plan). Substantially all employees of the company (other than those covered by a collective bargaining agreement) who are scheduled to work at least 1,000 hours during each year of employment are eligible to participate in the Plan. Employees could elect to save up to 15% of compensation on a pre-tax basis subject to certain limits. This limit was increased to 20% in 2002. The company matches with company common stock 50% of the first 6% of employee contributions. In 2002, Plan participants are able to fully diversify their company matched stock at any time. To fund the company's matching contribution, an Employee Stock Ownership Plan (ESOP) was formed in 1990 which acquired 2,500,000 shares of Gannett stock from the company for $50 million. The stock purchase was financed with a loan from the company, and the shares are pledged as collateral for the loan. The company makes monthly contributions to the ESOP equal to the ESOP's debt service requirements less dividends. All dividends received by the ESOP are used to pay debt service. As the debt is paid, shares are released as collateral and are available for allocation to participants.

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

        Compensation expense for the 401(k) match and repurchased shares was $9.7 million in 2001, $9.1 million in 2000 and $8.9 million in 1999. The ESOP shares as of the end of 2001 and 2000 were as follows:

------------------------------------------------------------------------------------------------
                                                                 2001                    2000
------------------------------------------------------------------------------------------------
Allocated shares                                            2,088,238                1,825,911
------------------------------------------------------------------------------------------------
Shares released for allocation                                 43,650                   44,332
------------------------------------------------------------------------------------------------
Unreleased shares                                             368,112                  629,757
------------------------------------------------------------------------------------------------
Shares distributed to terminated participants                 (87,346)                 (72,337)
------------------------------------------------------------------------------------------------
ESOP shares                                                 2,412,654                2,427,663
------------------------------------------------------------------------------------------------

        In May 1990, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (Right) for each common share held, payable to shareholders of record on June 8, 1990. The Rights become exercisable when a person or group of persons acquires or announces an intention to acquire ownership of 15% or more of the company's common shares. Holders of the Rights may acquire an interest in a new series of junior participating preferred stock, or they may acquire an additional interest in the company's common shares at 50% of the market value of the shares at the time the Rights are exercised. The Rights are redeemable by the company at any time prior to the time they become exercisable, at a price of $.01 per Right.

        In May 2000, the company announced that its Board of Directors approved an amendment to its Shareholder Rights Plan to extend the expiration date of the Rights to May 31, 2010, and increase the initial exercise price of each preferred stock purchase right to $280.

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

        Leases: Approximate future minimum annual rentals payable under non-cancelable operating leases, primarily real estate related, are as follows:

In thousands of dollars
-----------------------------------------------
2002                               $   40,718
-----------------------------------------------
2003                                   35,746
-----------------------------------------------
2004                                   30,349
-----------------------------------------------
2005                                   23,155
-----------------------------------------------
2006                                   19,942
-----------------------------------------------
Later years                            85,956
-----------------------------------------------
Total                              $  235,866
-----------------------------------------------

        Total minimum annual rentals have not been reduced for future minimum sublease rentals aggregating approximately $7 million. Total rental costs reflected in continuing operations were $69 million for 2001, $62 million for 2000 and $48 million for 1999.

        Program broadcast contracts: The company has commitments under program broadcast contracts totaling $114.0 million for programs to be available for telecasting in the future.

        The company has a 13.5% general partnership interest in Ponderay Newsprint Company. The company, on a several basis, is a guarantor of 13.5% of the principal and interest on a term loan that totals $125 million held by Ponderay.

        In December 1990, the company adopted a Transitional Compensation Plan (the Plan). The Plan provides termination benefits to key executives whose employment is terminated under certain circumstances within two years following a change in control of the company. Benefits under the Plan include a severance payment of up to three years' compensation and continued life and medical insurance coverage. The Board of Directors amended and restated this plan in October 2001.

NOTE 10

Business operations and segment information
The company has determined that its reportable segments based on its management and internal reporting structure are newspaper publishing, which is the largest segment of its operations; and broadcasting (television). The cable division's operating results, identifiable assets and capital expenditures have been retroactively excluded from the segment data presented herein, since as discussed in Note 1, the division has been reclassified in the statements of income and related discussions as discontinued operations.

        The newspaper segment at the end of 2001 consisted of 95 U.S. daily newspapers in 40 states and one U.S. territory, including USA TODAY, a national, general-interest daily newspaper; and USA WEEKEND, a magazine supplement for newspapers. The newspaper segment also includes Newsquest (including Newscom, acquired in 2000) which is a regional newspaper publisher in the United Kingdom with a portfolio of more than 300 titles that includes 15 paid-for daily newspapers, paid-for weekly newspapers, free weekly newspapers and other publications. The newspaper segment in the U.S. also includes over 300 non-daily publications, a nationwide network of offset presses for commercial printing, newspaper related online businesses and several smaller businesses. Newsprint, which is the principal product used in newspaper publishing, has been and may continue to be subject to significant price changes from time to time.

        As discussed in Note 1, the company accounts for its 50% owned joint operating agencies in Detroit and Tucson on the equity method of accounting (as a single net amount in other operating revenue for the newspaper segment). The newspaper segment also reflects a minority interest in a newspaper publishing partnership and a newsprint production partnership.

        The broadcasting segment's activities for 2001 include the operation of 22 U.S. television stations reaching 17.7 percent of U.S. television homes.

        The company's foreign revenues in 2001 and 2000 totaled approximately $773 million and $694 million, respectively, principally from publications distributed in the United Kingdom. The company's long-lived assets in foreign countries totaled approximately $2.3 billion at Dec. 30, 2001, principally in the United Kingdom.

        Separate financial data for each of the company's business segments is presented in the table which follows. The accounting policies of the segments are those described in Note 1. The company evaluates the performance of its segments based on operating income and operating cash flow. Operating income represents total revenue less operating expenses, including depreciation and amortization of intangibles. In determining operating income by industry segment, general corporate expenses, interest expense, interest income, and other income and expense items of a non-operating nature are not considered, as such items are not allocated to the company's segments. Operating cash flow represents operating income plus depreciation and amortization of intangible assets. Upon adoption of SFAS No. 142 beginning with fiscal year 2002, the company ceased amortizing goodwill.

        See Note 1 for a further discussion of this accounting change. Corporate assets include cash and marketable securities, certain investments, long-term receivables and plant and equipment primarily used for corporate purposes. Interest capitalized has been included as a corporate capital expenditure for purposes of segment reporting.

Business segment financial information, in thousands of dollars
--------------------------------------------------------------------------------------------------------
                                                     2001                2000                1999
--------------------------------------------------------------------------------------------------------
 Operating revenues
--------------------------------------------------------------------------------------------------------
 Newspaper publishing                       $   5,681,593       $   5,433,551       $   4,366,720
--------------------------------------------------------------------------------------------------------
 Broadcasting                                     662,652             788,767             728,642
--------------------------------------------------------------------------------------------------------
                                            $   6,344,245       $   6,222,318       $   5,095,362
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
 Operating income
--------------------------------------------------------------------------------------------------------
 Newspaper publishing                       $   1,400,609       $   1,522,350       $   1,291,665
--------------------------------------------------------------------------------------------------------
 Broadcasting                                     249,783             359,955             337,537
--------------------------------------------------------------------------------------------------------
 Corporate (1)                                    (60,557)            (65,049)            (66,101)
--------------------------------------------------------------------------------------------------------
                                            $   1,589,835       $   1,817,256       $   1,563,101
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
 Depreciation and amortization
--------------------------------------------------------------------------------------------------------
 Newspaper publishing                       $     369,044       $     302,544       $     207,720
--------------------------------------------------------------------------------------------------------
 Broadcasting                                      67,639              65,210              62,861
--------------------------------------------------------------------------------------------------------
 Corporate (1)                                      7,094               8,161               9,510
--------------------------------------------------------------------------------------------------------
                                            $     443,777       $     375,915       $     280,091
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
 Operating cash flow (2)
--------------------------------------------------------------------------------------------------------
 Newspaper publishing                       $   1,769,653       $   1,824,894       $   1,499,385
--------------------------------------------------------------------------------------------------------
 Broadcasting                                     317,422             425,165             400,398
--------------------------------------------------------------------------------------------------------
 Corporate (1)                                    (53,463)            (56,888)            (56,591)
--------------------------------------------------------------------------------------------------------
                                            $   2,033,612       $   2,193,171       $   1,843,192
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
 Identifiable assets (3)
--------------------------------------------------------------------------------------------------------
 Newspaper publishing                       $  10,558,641       $  10,608,191       $   5,748,018
--------------------------------------------------------------------------------------------------------
 Broadcasting                                   2,004,486           1,923,422           1,841,699
--------------------------------------------------------------------------------------------------------
 Corporate (1)                                    532,974             448,798             304,202
--------------------------------------------------------------------------------------------------------
                                            $  13,096,101       $  12,980,411       $   7,893,919
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
 Capital expenditures (4)
--------------------------------------------------------------------------------------------------------
 Newspaper publishing                       $     230,223       $     242,885       $     190,259
--------------------------------------------------------------------------------------------------------
 Broadcasting                                      21,602              49,829              24,831
--------------------------------------------------------------------------------------------------------
 Corporate (1)                                     72,754              57,866              30,055
--------------------------------------------------------------------------------------------------------
                                            $     324,579       $     350,580       $     245,145
--------------------------------------------------------------------------------------------------------

(1) Corporate amounts represent those not directly related to the company's two business segments.
(2) Operating cash flow amounts represent operating income plus depreciation and amortization of intangible assets.
(3) Excludes assets related to discontinued operations totaling $1,112,527 in 1999.
(4) Excludes capital expenditures made for discontinued operations totaling $13,298 for 1999.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Gannett Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Gannett Co., Inc. and its subsidiaries at Dec. 30, 2001 and Dec. 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PRICEWATERHOUSECOOPERS LLP

McLean, Va.
February 7, 2002

11-year summary
In thousands of dollars, except per share amounts

                                                  2001              2000              1999             1998            1997
                                              ------------      -----------       -----------      ------------     -----------
Net operating revenues
Newspaper advertising                         $  4,119,773      $  3,972,936      $ 3,115,250       $ 2,773,247      $ 2,479,828
Newspaper circulation                            1,233,106         1,120,991          971,114           958,456          903,309
Broadcasting                                       662,652           788,767          728,642           721,298          703,558
All other                                          328,714           339,624          280,356           256,030          221,470
                                              ------------      ------------      -----------       -----------      ------------
Total (Notes a and b, see page 50)               6,344,245         6,222,318        5,095,362         4,709,031        4,308,165
                                              ------------      ------------      -----------       -----------      ------------
Operating expenses
Costs and expenses                               4,310,633         4,029,147        3,252,170         3,069,754        2,812,218
Depreciation                                       202,456           195,428          169,460           163,776          152,964
Amortization of intangible assets                  241,321           180,487          110,631            89,687           80,741
                                              ------------      ------------      -----------       -----------      ------------
Total                                            4,754,410         4,405,062        3,532,261         3,323,217        3,045,923
                                              ------------      ------------      -----------       -----------      ------------
Operating income                                 1,589,835         1,817,256        1,563,101         1,385,814        1,262,242
Non-operating (expense) income
Interest expense                                  (221,854)         (219,228)         (94,619)          (79,412)         (98,242)
Other                                                2,616            10,812           58,705 (11)      305,323 (9)       (9,047)
                                              ------------      ------------      -----------       -----------      ------------
Income before income taxes                       1,370,597         1,608,840        1,527,187         1,611,725        1,154,953
Provision for income taxes                         539,400           636,900          607,800           645,300          473,600
                                              ------------      ------------      -----------       -----------      ------------
Income from continuing operations                  831,197           971,940          919,387 (11)      966,425 (9)      681,353
                                              ------------      ------------      -----------       -----------      ------------
Discontinued operations:
Income from the operation of
  discontinued businesses
  (net of income taxes) (12)                                           2,437           38,541            33,488           31,326
Gain on sale of discontinued
  businesses (net of income taxes) (13)                              744,700
                                              ------------      ------------      -----------       -----------      ------------
Total                                                                747,137           38,541            33,488           31,326
                                              ------------      ------------      -----------       -----------      ------------
Income before cumulative effect of
  accounting principle changes                     831,197         1,719,077          957,928           999,913          712,679
Cumulative effect on prior years of
  accounting principle changes for:
   Income taxes
   Retiree health and life insurance
     benefits
                                              ------------      ------------      -----------       -----------      ------------
Net income                                    $    831,197      $  1,719,077      $   957,928       $   999,913      $   712,679
                                              ============      ============      ===========       ===========      ============
Operating cash flow (5)                       $  2,033,612      $  2,193,171      $ 1,843,192       $ 1,639,277      $ 1,495,947
                                              ------------      ------------      -----------       -----------      ------------
Per share amounts (1)
Income from continuing operations
  before cumulative effect of accounting
  principle changes: basic / diluted           $3.14/$3.12       $3.65/$3.63      $3.29/$3.26 (11)  $3.41/$3.38 (9)  $2.41/$2.39
Net income: basic / diluted                    $3.14/$3.12       $6.45/$6.41      $3.43/$3.40       $3.53/$3.50      $2.52/$2.50
Dividends declared (2)                                 .90               .86              .82               .78              .74
Weighted average number of common shares
  outstanding in thousands (2):
  basic                                            264,821           266,426          279,048           283,097          283,360
  diluted                                          266,833           268,118          281,608           285,711          285,610
Financial position
Working capital                               $     50,461      $    128,335      $   191,444       $   178,418      $   146,057
Long-term debt excluding current
  maturities                                     5,080,025         5,747,856        2,463,250         1,306,859        1,740,534
Shareholders' equity                             5,735,922         5,103,410        4,629,646         3,979,824        3,479,736
Total assets                                    13,096,101        12,980,411        9,006,446         6,979,480        6,890,351
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
  after tax (4)                                    (14.5%)              9.6%            13.3%(10)         14.9%(8)         35.4%
Earnings from continuing operations,
  after tax, per share:basic/diluted (4)     (14.0%)/(14.1%)     14.8%/15.2%      14.9%/14.9%(10)   14.5%/14.6%(8)   36.9%/34.3%
Dividends declared per share                          4.7%              4.9%             5.1%              5.4%             4.2%
Return on equity (3)                                 15.3%             20.0%            20.6%             21.0%            21.3%
Credit ratios
Long-term debt to shareholders' equity               88.6%            112.6%            53.2%             32.8%            50.0%
Times interest expense earned                         7.2X              8.3X            17.1X             21.3X            12.8X

                                            1996             1995          1994           1993          1992           1991
                                         -----------     -----------   -----------    -----------    -----------    -----------
Net operating revenues
Newspaper advertising                    $ 2,281,071      $ 2,078,190   $ 1,982,260    $ 1,846,791    $ 1,773,460    $ 1,747,118
Newspaper circulation                        872,969          816,474       789,375        781,205        762,729        733,943
Broadcasting                                 686,936          466,187       406,608        397,204        370,613        357,383
All other                                    177,237          144,636       218,000        202,040        184,035        149,489
                                         -----------      -----------   -----------    -----------    -----------    -----------
Total (Notes a and b, see page 50)         4,018,213        3,505,487     3,396,243      3,227,240      3,090,837      2,987,933
                                         -----------      -----------   -----------    -----------    -----------    -----------
Operating expenses
Costs and expenses                         2,776,171        2,499,696     2,410,404      2,336,668      2,303,468      2,265,948
Depreciation                                 147,721          141,151       146,054        147,248        139,080        139,268
Amortization of intangible assets             75,043           47,509        44,110         43,771         39,197         39,621
                                         -----------      -----------   -----------    -----------    -----------    -----------
Total                                      2,998,935        2,688,356     2,600,568      2,527,687      2,481,745      2,444,837
                                         -----------      -----------   -----------    -----------    -----------    -----------
Operating income                           1,019,278          817,131       795,675        699,553        609,092        543,096
Non-operating (expense) income
Interest expense                            (135,563)         (52,175)      (45,624)       (51,250)       (50,817)       (71,057)
Other                                        155,825 (7)        3,754        14,945          5,350          7,814         14,859
                                         -----------      -----------   -----------    -----------    -----------    -----------
Income before income taxes                 1,039,540          768,710       764,996        653,653        566,089        486,898
Provision for income taxes                   442,900          312,084       309,600        264,400        224,900        194,400
                                         -----------      -----------   -----------    -----------    -----------    -----------
Income from continuing operations            596,640 (7)      456,626       455,396        389,253        341,189        292,498
                                         -----------      -----------   -----------    -----------    -----------    -----------
Discontinued operations:
Income from the operation of
  discontinued businesses
  (net of income taxes) (12)                  51,867           20,636        10,003          8,499          4,491          9,151
Gain on sale of discontinued
  businesses (net of income taxes) (13)      294,580
                                         -----------      -----------   -----------    -----------    -----------    -----------
Total                                        346,447           20,636        10,003          8,499          4,491          9,151
                                         -----------      -----------   -----------    -----------    -----------    -----------
Income before cumulative effect of
  accounting principle changes               943,087          477,262       465,399        397,752        345,680        301,649
Cumulative effect on prior years of
  accounting principle changes for:
   Income taxes                                                                                            34,000
   Retiree health and life insurance
     benefits                                                                                            (180,000)
                                         -----------      -----------   -----------    -----------    -----------    -----------
Net income                               $   943,087      $   477,262   $   465,399    $   397,752    $   199,680    $   301,649
                                         ===========      ===========   ===========    ===========    ===========    ===========
Operating cash flow (5)                  $ 1,242,042      $ 1,005,791   $   985,839    $   890,572    $   787,369    $   721,985
                                         -----------      -----------   -----------    -----------    -----------    -----------

Per share amounts (1)
Income from continuing operations
  before cumulative effect of accounting
  principle changes: basic / diluted     $2.12/$2.11(7)   $1.63/$1.62   $1.58/$1.57    $1.33/$1.32    $1.18/$1.18      $.97/$.96
Net income: basic / diluted              $3.35/$3.33      $1.70/$1.69   $1.61/$1.60    $1.36/$1.35      $.69/$.69     $1.00/$.99
Dividends declared (2)                           .71              .69           .67            .65            .63            .62
Weighted average number of common shares
  outstanding in thousands (2):
  basic                                      281,782          280,312       288,552        292,948        288,296       301,566
  diluted                                    283,426          282,323       290,148        294,659        290,174       303,267
Financial position
Working capital                          $    47,609      $    41,312   $   123,783    $   302,818    $   199,896    $   192,266
Long-term debt excluding current
  maturities                               1,880,293        2,767,880       767,270        850,686      1,080,756      1,335,394
Shareholders' equity                       2,930,818        2,145,648     1,822,238      1,907,920      1,580,101      1,539,487
Total assets                               6,349,597        6,503,800     3,707,052      3,823,798      3,609,009      3,684,080
Selected financial percentages and ratios
Percentage increase (decrease)
Earnings from continuing operations,
  after tax (4)                                 10.2%(6)          0.3%         17.0%          14.1%          16.6%         (17.5%)
Earnings from continuing operations,
  after tax, per share:basic/diluted (4)    8.0%/9.9%(6)     3.2%/3.2%   18.8%/18.9%    12.3%/11.9%    22.0%/22.9%   (12.4%)/(12.7%)
Dividends declared per share                     2.9%             3.0%          3.1%           3.2%           1.6%           2.5%
Return on equity (3)                            19.8%            23.0%         24.4%          22.3%          21.9%          16.2%
Credit ratios
Long-term debt to shareholders' equity          64.2%           129.0%         42.1%          44.6%          68.4%          86.7%
Times interest expense earned                   8.7X            15.7X         17.8X          13.8X          12.1X           7.9X


(1) Per share amounts have been based upon average number of shares outstanding during each year, giving retroactive effect to adjustment in (2).
(2) Shares outstanding and dividends declared have been converted to a comparable basis by reflecting retroactively the 2-for-1 stock split effective Oct. 6, 1997.
(3) Based upon average shareholders' equity (and income from continuing operations before non-recurring gains and accounting principle changes).
(4)     Before cumulative effect of accounting principle changes.
(5) Operating cash flow represents operating income plus depreciation and amortization of intangible assets. This measure varies from the audited Consolidated Statements of Cash Flows.
(6) Excludes 1996 after-tax gain on exchange of broadcast stations of $93 million or $.33 per share.
(7) Includes pre-tax gain on exchange of broadcast stations of $158 million (after-tax gain of $93 million or $.33 per share).
(8) Excludes 1998 $184 million after-tax net non-operating gain principally from the disposition of the radio and alarm security businesses
        ($.65 per share-basic and $.64 per share-diluted).
(9) Includes pre-tax net non-operating gain principally from the disposition of the radio and alarm security businesses of $307 million (after-tax gain of $184 million or $.65 per share-basic and $.64 per share-diluted).
(10) Excludes 1999 $33 million after-tax net non-operating gain principally from the exchange of KVUE-TV for KXTV-TV ($.11 per share).
(11) Includes pre-tax net non-operating gain principally from the exchange of KVUE-TV for KXTV-TV of $55 million (after-tax gain of $33 million or $.11 per share).
(12) Includes results from businesses sold and accounted for as discontinued operations (cable - 1995 to 2000; security - 1995 to 1998;
        entertainment - 1995 to 1996; outdoor - 1991 to 1996).
(13) Includes gain from businesses sold and accounted for as discontinued operations (cable - 2000; outdoor - 1996).

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

Acquisitions   1991-2001

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

2001
Feb. 9         Shopping News, St. Cloud, Minn.
Feb. 16        Gatwick Life and Horley Life, Surrey/Sussex, U.K.
March 1        The Bulletin Board, Montgomery, Ala.
March 27       PMP Company, Ltd., Honolulu, Hawaii
May 29         AutoChooser, Tempe, Ariz.
June 29        The Dimbleby Newspapers, London, U.K.
Sept. 14       Honolulu Pennysaver, Honolulu, Hawaii
Sept. 21       Buy and Sell Classifieds, Honolulu, Hawaii

Form 10-K information

Business of the company
Gannett Co., Inc. is a diversified information company that operates primarily in the U.S. and the United Kingdom. Approximately 88% of its revenues are from domestic operations. In addition to operations in the United Kingdom, it has limited foreign operations in certain European and Asian markets. Its corporate headquarters is in McLean,Va., near Washington, D.C. It was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.

     The company presently reports two principal business segments: newspaper publishing and broadcasting (television).

     The company's newspapers make up the largest newspaper group in the U.S. in circulation. At the end of 2001, the company operated 110 daily newspapers, with a total average daily circulation of approximately 8.3 million in the U.S. and U.K., including USA TODAY. The company also publishes USA WEEKEND, a weekend newspaper magazine, and in excess of 300 non-daily publications in the United States and more than 300 non-daily publications in the United Kingdom.

     The newspaper segment includes the following: Gannett News Service, which provides news services for its newspaper operations; Gannett Retail Advertising Group, which represents the company's local newspapers in the sale of advertising to national and regional retailers and service providers; and Gannett Offset, which is composed of the Gannett Offset print group and Gannett Marketing Services Group. The Gannett Offset print group currently includes seven non-heatset printing plants and two heatset printing facilities. Gannett Offset's dedicated commercial printing plants are located in Atlanta, Ga.; Chandler, Ariz.; Minneapolis, Minn.; Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; Pensacola, Fla.; St. Louis, Mo.; and Springfield, Va. Gannett Marketing Services Group coordinates the sale of direct-marketing services through:
Telematch, a database management and data enhancement company; Gannett Direct Marketing Services, a direct-marketing company with operations in Louisville, Ky.; and Gannett TeleMarketing, a telephone sales and marketing company. The company also owns USATODAY.com, USA TODAY Careers Network and other Internet services at most of its local newspapers and television stations; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Nursing Spectrum, publisher of biweekly periodicals specializing in advertising for nursing employment; Army Times Publishing Company, which publishes military and defense newspapers; a 19.49% interest in California Newspapers Partnership, a partnership that includes 20 daily California newspapers; and a 13.5% interest in Ponderay Newsprint Company in California.

     On Dec. 30, 2001, the broadcasting division included 22 television stations in markets with more than 18.6 million households.

     The company's cable business was sold on Jan. 31, 2000, and its results for 2000 and prior years are treated as discontinued operations in the company's statements of income and related discussions elsewhere in this report.

Newspaper publishing/United States
On Dec. 30, 2001, the company operated 95 daily newspapers, including USA TODAY, and more than 300 non-daily local publications, in 40 states and Guam. The Newspaper Division is headquartered in McLean, Va., and on Dec. 30, 2001, it had approximately 39,400 full- and part-time employees.

     USA TODAY was introduced in 1982 as the country's first national, general-interest daily newspaper. It is available in all 50 states and is available to readers on the day of publication throughout the U.S.

     USA TODAY is produced at facilities in McLean, Va., and is transmitted via satellite to offset printing plants around the country. It is printed at Gannett plants in 18 U.S. markets and under contract at offset plants in 18 other U.S. markets. It is sold at newsstands and vending machines generally at 50 cents a copy. Mail subscriptions are available nationwide and abroad, and home and office delivery is offered in many markets. Approximately 65% of its net paid circulation results from single-copy sales at newsstands or vending machines and the remainder is from home and office delivery, mail and other sales.

     For 2001, USA TODAY's advertising revenues and volume declined 22% and 24%, respectively.

     USA TODAY International is printed from satellite transmission under contract in London, Frankfurt, Hong Kong, Milan and Belgium, and is distributed in Europe, the Middle East, Africa and Asia. It is available in more than 60 foreign countries.

     USATODAY.com reached more than 25 million visitors per month at the end of 2001.

     The USA TODAY Careers Network, USATODAYCareers.com, is a national online recruitment site that houses job listings from USA TODAY and 80 other company newspapers across the country, and their respective Web sites. The site provides job seekers free access to the best tools and resources for making career decisions and finding a job as well as the latest employment news and trends. The site also provides service for employers, including job postings and resume searching.

     Gannett News Service (GNS) is headquartered in McLean, Va., and operates bureaus in eight other states and Washington, D.C. (see page 68 for more information). GNS provides national and regional news coverage and sports, features, photo and graphic services to Gannett newspapers. GNS also is distributed by syndication to several non-Gannett newspapers, including ones in Chicago, Salt Lake City, Boston and Seattle.

     The newspaper publishing segment also includes USA WEEKEND, which is distributed as a weekend newspaper magazine in 591 newspapers throughout the country, with a total circulation of 23.6 million as of January 2002. The general interest magazine has a readership of 48 million, the second largest circulation publication in the nation.

     Also included is Nursing Spectrum, publisher of biweekly and monthly periodicals that advertise nursing employment. Nursing Spectrum's circulation reaches nearly one million registered nurses each month, or almost half of the registered nurses in the United States. By the end of 2001, Nursing Spectrum's award-winning Web site had about 700,000 unique visitors each month.

     At the end of 2001, 68 of the company's daily newspapers, including USA TODAY, were published in the morning and 27 were published in the evening.

     For local U.S. newspapers, excluding USA TODAY, morning circulation accounts for approximately 86% of total daily volume, while evening circulation accounts for 14%.

     Individually, Gannett newspapers are the leading news and information source with strong brand recognition in their markets. Their durability lies in the quality of their management, their flexibility, their focus on such customer-directed programs as Complete Community Coverage in News, cross-branding of the daily newspaper, online, and weekly products, ADQ (described further below), and their capacity to invest in new technology. Collectively, they form a powerful network to distribute news and advertising information across the nation.

     In 2001, news departments across Gannett continued to emphasize coverage of local news as the key to successful news reporting. Under the Complete Community Coverage model developed in 2000, the vast majority of newsrooms expanded the amount of local news on their Web sites. The objective is to enhance our position as the primary source of local news and information, reaching more people interested in local news in more ways.

     To advance that objective in 2001, online training sessions were held for newsroom editors and reporters and many online editors. An internal corporate News Web site was expanded to provide further guidance for newsrooms on a variety of topics, ranging from readership information to online delivery of news.

     To help expand the readership base, especially among younger readers, an "X Manual" was created. It offers ideas and approaches for reaching readers ages 25 to 34. It was published in book form and also was placed on the News Department's Web site.

     All of the company's daily newspapers receive Gannett News Service. In addition, all subscribe to The Associated Press, and some receive various supplemental news and syndicated features services. In 2001, Gannett News Service staffers joined with USA TODAY reporters and editors to provide Gannett newspapers with special, localized coverage of the 2000 U.S. Census.

     In the hours after the Sept. 11 attacks on America, GNS moved more than 100 stories, photographs and graphics to local newspapers, and it continued special coverage as war events unfolded. A special information exchange, called War Watch 2001, was established through which hundreds of coverage ideas were shared on the department's Web site.

     In 2001, the company continued to emphasize increasing its revenue from medium and smaller advertisers in each market it serves. These efforts will continue throughout 2002. Initiatives have focused on sales and rate management and the construction of pre-packaged programs scalable to the company's largest and smallest markets. Sales management initiatives increased the number and quality of sales calls, improved sales compensation and enhanced consistent sales training. Rate management programs focused on selling multiple advertising insertions and reviewing rates and rate structures to ensure that they match the opportunities in the market. The company operates an extranet site to provide its advertising management with up-to-date information and sales programs 24 hours a day, seven days a week. The company regularly calculates market potential and adjusts its local strategic plans accordingly. Significant efforts will continue to be taken in 2002 to make the company's personnel increasingly competitive in their leadership, strategic thinking and marketing skills.

     The newspaper division's advertising quality initiative, known as ADQ, produced its seventh straight year of improved ad and bill quality. ADQ has reduced credit cost significantly since its 1995 launch.

     Three principles guide online strategy at Gannett's local newspapers. First, spending for the online business must be justified by additional revenues, additional customers and additional profits. Second, emphasis needs to be on serving our local markets. A key reason customers turn to a Gannett newspaper's online site is to find local news and information. The credibility of the local newspaper, the known and trusted information source, extends to the company's Web sites and thus differentiates Gannett from other Internet sites. This is a major factor that allows Gannett newspapers to compete successfully as Internet information providers. Third, the natural synergies between the local newspaper and local Web site should be utilized. The local content already available, the customer relationships, the news and advertising sales forces, and the promotional vehicle are all advantages for the newspaper. The company's strategy is to use these advantages to create the strong and timely content, sell packaged advertising products that serve the advertisers, hold down costs, and leverage the known and trusted brand of the newspaper.

     This strategy has served Gannett well in the development of our newspaper Internet efforts. The aggressive local focus, including advertising sales efforts, combined with effective use of national economies of scale and standardized technology resulted in solid results in 2001.

     Pro forma advertising revenue for local newspaper Web sites increased by 29% in 2001, which followed an 88% increase in 2000. Recent traffic on our sites reached more than 40 million visitors and over 150 million page views per month.

     Newsroom editorial systems were replaced in Lansing, Battle Creek and the Wisconsin Winnebago group of six newspapers in 2001. In 2002, new editorial systems will be installed in Rochester, Louisville, Cincinnati, St. George and Salisbury. The newer systems have Web-conversion capabilities that make it easier and quicker for newspapers to post stories on their Web sites.

     Gannett newsrooms continue to convert to digital photography, which enables our newspapers to provide photos with very late-breaking stories and to be more competitive on their Web sites. By the end of 2002, more than 75 Gannett news photo departments are expected to be 100 percent digital.

     The Rate Matrix sales program was implemented at 12 Gannett newspapers in 2001 and more newspapers will follow in 2002. The Rate Matrix is a program for selling multiple ads across multiple product lines and packaging them into one buy for the customer. A typical Matrix package might include a retail display ad, a classified help wanted ad, a print-and-deliver insert targeted to specific zones, an online directory listing and an online coupon. Pricings and proposals are done on laptop or desktop computers.

     New online classified ad order entry software was installed in three newspapers in 2001. The software allows the customer to place their classified ad via the newspaper's Web site. It permits the customer to build both their print and online ad using templates provided by the newspaper or to customize the ad to meet their specific requirements. The standard software includes six categories: employment, automotive, real estate, merchandise, obituaries and legals. It also facilitates upsell opportunities such as bolding, attention getters, and e-mail hyperlinks. When customers complete the design of their ads and select a product schedule, they receive a realtime price quote. Customers can then book their ads without further newspaper involvement. A larger rollout is planned for 2002.

     Also in 2002, Gannett will begin the rollout of it newest update to the company's legacy software. The update will focus primarily on advertising functionality. The highlight of the release is the new pricing engine that will permit the packaging and selling of multiple products across multiple mediums. This will improve the competitive position of Gannett's local newspapers in their marketplaces, and provide the flexibility to be more creative in meeting advertisers' changing needs.

     Gannett Media Technologies International (GMTI) continued to transition customers to its Internet-based Celebro system. Celebro aids in the creation of new advertising products while automating the scheduling and production of real estate ads. Newspapers are freed from production requirements. Real estate companies are now linked directly to GMTI's database servers where Celebro's automation software builds ads and sends complete, digitized ad files to our newspapers for pagination and printing.

     GMTI installed new systems at The Indianapolis Star and Pensacola Offset and upgraded systems at a number of Gannett newspapers including Burlington, El Paso, Fort Myers, Olympia and Rockford. Thirteen non-Gannett newspapers and 10 real estate companies use Celebro's ASP solution to manage their advertising. More than 4,000 real estate companies have aggregated 500,000 property listings in the Celebro database. Celebro produces ads for 300 publications and provides access to more than 45,000 agents across the United States. Non-Gannett properties purchasing Celebro.com in 2001 included the Orlando Sun-Sentinel and the Austin (Texas) Board of Realtors.

     In May 2001, GMTI acquired the AutoChooser division of Pentawave, Inc. GMTI is blending the AutoChooser technology with Celebro's CarsPlus system to enable newspapers to offer Web site creation/hosting and print advertising integration. Significant non-Gannett users of AutoChooser technology include The Washington Post, The Atlanta Journal-Constitution, and Media News Group.

     GMTI continued the rollout of CelebroCityServer, its software for building online shopping and commerce guides on Web sites, to more than 34 Gannett properties.

     The Digital Collections digital asset management system has now been installed at USA TODAY, Gannett News Service, 69 Gannett newspapers and 25 non-Gannett newspapers. A centralized, group-wide archive system for Ottaway Newspapers, a division of Dow Jones, Inc., and an advertising and photo management system for Wegman's Food Markets in Rochester, N.Y., were completed in 2001. The Wegman's installation marks the most recent use of the Digital Collections system outside the publishing industry.

     In addition to the software enhancements added to the newest system version and the commercial release of its e-commerce integration package, GMTI entered a strategic marketing agreement with Atex, Inc. of Bedford, Mass. Atex will market the Digital Collections archive system as part of its editorial publishing system in North and South America.

     With respect to newspaper production, 68 daily newspaper plants print by the offset process, and 12 plants print using various letterpress processes. To date, there are 80 newspapers that have converted to the new 50-inch web width format. Readers have found this new size to be easier to handle and use. The 50-inch format change equates to more than a seven percent savings in newsprint consumption. More of the company's newspapers are scheduled for web width reduction in 2002.

     The company has been consolidating certain of its newspaper operations in a number of geographic areas in order to achieve greater marketing, administrative and production effectiveness and efficiencies. Consolidations of this type have been made in New Jersey, upstate New York, Louisiana, Wisconsin and Ohio. Further consolidations of this type will be made in 2002.

     In recent years, improved technology for all of the newspapers has resulted in greater speed and accuracy and in a reduction in the number of production hours worked. The company expects this trend to continue in 2002.

     The principal sources of newspaper revenues are circulation and advertising.

     Circulation: 24 of the company's local newspapers reported gains in daily circulation in 2001, and 17 increased Sunday circulation. Home-delivery prices for the company's newspapers are established individually for each newspaper and range from $1.75 to $3.00 per week for daily newspapers and from $.71 to $2.51 per copy for Sunday newspapers. Price increases for certain elements of local circulation volume were initiated at 36 newspapers in 2001.

     Additional information about the circulation of the company's newspapers may be found on pages 22-23, 56 and 66-68 of this annual report.

     Advertising: The newspapers have advertising departments that sell retail, classified and national advertising. The Gannett Retail Advertising Group also sells advertising on behalf of the company's local newspapers to national and regional retailers and service providers. The company also contracts with outside representative firms that specialize in the sale of national advertising. Analyses of newspaper advertising revenues are presented on pages 21 and 56 of this report.

     Retail advertising is display advertising associated with local merchants, such as department and grocery stores. Classified advertising includes ads listed together in sequence by the nature of the ads, such as automobile sales, real estate sales and help wanted. National advertising is display advertising principally from advertisers who are promoting products or brand names nationally. Retail and national advertising may appear in the newspaper itself or in preprinted sections. Generally there are different rates for each category of advertising, and the rates for each newspaper are set independently, varying from city to city.

     The newspapers have made continuing efforts to serve their readers and advertisers by introducing complete market coverage programs and by targeting specific market segments desired by many advertisers through the use of specially zoned editions and other special publications.

     Continuing and comprehensive efforts are also underway to leverage Web site and newspaper marketing and advertising sales opportunities.

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

     The rate of development of opportunities in, and competition from, emerging electronic communications services, including those related to the Internet, are increasing. Through internal development programs, acquisitions and partnerships, the company's efforts to explore new opportunities in news, information and communications businesses have expanded and will continue to do so.

     At the end of 2001, The Cincinnati Enquirer, The Detroit News, and the Tucson (Ariz.) Citizen were published under joint operating agreements with non-Gannett newspapers located in the same cities. All of these agreements provide for joint business, advertising, production and circulation operations and a contractual division of profits. The editorial and reporting staffs of the company's newspapers, however, are separate and autonomous from those of the non-Gannett newspapers.

     Properties: Generally, the company owns the plants that house all aspects of the newspaper publication process. In the case of USA TODAY, at Dec. 30, 2001, 18 non-Gannett printers were used to print the newspaper in U.S. markets where there are no company newspapers with appropriate facilities. Five non-Gannett printers in foreign countries are used to print USA TODAY International. USA WEEKEND and Nursing Spectrum are also printed under contracts with commercial printing companies. Many of the company's newspapers have outside news bureaus and sales offices, which generally are leased. In a few markets, two or more of the company's newspapers share combined facilities; and in certain locations, facilities are shared with other newspaper properties. The company's newspaper properties have rail siding facilities or access to main roads for newsprint delivery purposes and are conveniently located for distribution purposes.

     During the past five years, new or substantial additions or remodeling of existing facilities have been completed or are at some stage of construction at 29 of the company's newspaper operations. Gannett continues to make significant investments in renovations or new facilities, where the investment improves the products for its readers and advertisers as well as productivity and operating efficiency. The company's facilities are adequate for present operations.

     Regulation: Gannett is committed to protecting the environment. The company's goal is to ensure its facilities comply with federal, state, local and foreign environmental laws and to incorporate appropriate environmental practices and standards in our operations. The company employs a corporate environmental manager responsible for overseeing not only regulatory compliance but also preventive measures. The company is one of the industry leaders in the use of recycled newsprint. The company increased its domestic purchases of newsprint containing some recycled content from 42,000 metric tons in 1989 to 862,000 metric tons in 2001. The company's newspapers use inks, photographic chemicals, solvents and fuels. The use and disposal of these substances may be regulated by federal, state and local agencies. Through its environmental compliance plan, the company is taking effective measures to comply with environmental laws. Any release into the environment may create obligations to private and governmental entities under a variety of statutes and rules regulating the environment.

     Some of the company's newspaper subsidiaries have been included among the potentially responsible parties in connection with the alleged disposal of ink or other chemical wastes at disposal sites that have been subsequently identified as inactive hazardous waste sites by the U.S. Environmental Protection Agency or comparable state agencies. Generally, the company's subsidiaries are de minimus parties. The company provides for costs associated with these matters in accordance with generally accepted accounting principles. The company does not believe that these matters will have any significant impact on its financial position or results of operations.

     Additional information about the company's newspapers may be found on pages 66-69 of this report.

Newspapers/United Kingdom
Altogether, Newsquest now publishes over 300 titles in the United Kingdom, including 15 daily newspapers. Newsquest manages its newspaper publishing activities around geographic clusters to maximize the use of management, finance, printing and personnel resources. This approach enables the group to offer readers and advertisers a range of attractive products covering the market. The clustering of titles and, usually, the publication of a free newspaper alongside a paid-for newspaper allows cross-selling of advertising among newspapers serving the same or contiguous markets, thus satisfying the needs of its advertisers and audiences. At the end of 2001, Newsquest had 16 such clusters in the United Kingdom. Newsquest's policy is to produce free and paid-for newspapers with an attractive level of quality local editorial content. Newsquest also distributes a substantial volume of advertising leaflets in the communities it serves and it offers a travel/vacation booking service.

     Newsquest's revenues for 2001 were in excess of $700 million. As with U.S. newspapers, advertising is the largest component of revenue, comprising approximately 80%. Circulation revenue represents 11% of revenues and printing activities account for much of the remainder. Compared to U.S. newspaper operations, advertising revenue at Newsquest is a greater percent of total revenue and circulation revenue is a lesser percent, reflecting the greater volume and importance of free weekly publications among Newsquest's titles.

     Newsquest is actively seeking to maximize the value of its local information expertise through development of opportunities offered by the Internet. Through internal growth and in partnership with other businesses, Newsquest has established a number of local and national Web sites that offer news and other information of special interest to its communities, as well as classified and retail advertising and shopping services.

     Newsquest owns certain of the plants where its newspapers are produced and leases other facilities. Its headquarters is in Morden, Surrey. All of its properties are adequate for present purposes. A new printing plant has come into operation at Wingates in Lancashire to replace the existing press at Lostock and add color capacity. A listing of Newsquest publishing centers and key properties may be found on page 70.

     At the end of 2001, Newsquest had approximately 8,500 full-time and part-time employees. Newsquest employees have local staff councils for consultation and communication with local Newsquest management. Newsquest provides the majority of its employees with the option to participate in a retirement plan that incorporates life insurance and a stock option linked savings plan.

     Newsquest newspapers operate in competitive markets. Their principal competitors include other regional and national newspaper and magazine publishers, other advertising media such as radio and billboard, and Internet-based news, information and communication businesses.

Key revenue and expense data - for all newspapers combined
The table that follows summarizes the circulation volume and revenues of U.S. newspapers owned by the company at the end of 2001, including USA TODAY. The table also includes circulation revenue for all Newsquest publications and circulation volume for Newsquest's fifteen paid daily newspapers. This table assumes that all newspapers owned by the company at the end of 2001 were owned during all years shown.
     For purposes of presenting pro forma information, the tables and related commentary below include net paid circulation and a pro rata portion of the revenue and linage data for the company's newspapers participating in joint operating agencies, consistent with prior years.


Circulation: newspapers owned on Dec. 30, 2001

           Circulation         Daily          Sunday
             revenues         net paid       net paid
           in thousands     circulation     circulation
           ------------     -----------     -----------
2001       $1,293,165        8,256,000       7,045,000
2000       $1,315,089        8,332,000       7,160,000
1999       $1,287,347        8,368,000       7,260,000
1998       $1,288,365        8,475,000       7,397,000
1997       $1,258,224        8,387,000       7,473,000


     The following chart summarizes the advertising linage (in six-column inches) and advertising revenues of the newspapers owned by the company at the end of 2001. For Newsquest, advertising revenues are reflected, but linage is not. The chart assumes that all of the newspapers owned at the end of 2001 were owned during all years shown.


Advertising: newspapers owned on Dec. 30, 2001

           Advertising              Inches of
           revenues (ROP)          advertising,
           in thousands        excluding preprints
           ------------        -------------------
2001        $3,618,136              97,802,000
2000        $3,982,390             103,449,000
1999        $3,790,847             100,381,000
1998        $3,576,587              95,567,000
1997        $3,343,258              90,567,000

     Total newspaper ad revenues on a pro forma basis declined 8% in 2001. All advertising classifications showed declines reflecting a soft and very uncertain general U.S. economy, which was worsened by the attacks of Sept. 11. In addition, revenue comparisons are negatively impacted by the additional 53rd week in 2000 and an overall decline in the exchange rate for sterling. Ad spending by larger retailers declined for the year, reflecting closings and consolidations, partially offset by greater revenue from small- and medium-sized advertisers. Classified advertising revenues declined 9%. Employment ad revenues fell 21% for the year as job market conditions in the U.S. continued to worsen. National advertising revenues were down 15%. Most of the national revenue loss was at USA TODAY, which reported a 22% decrease in revenues. Advertising revenues at USA TODAY were adversely affected by the absence of year-earlier Olympics-related ad spending and significantly lower demand for travel-related advertising following the terrorist attacks. Preprint and other advertising revenues declined 2%.

     The company's newspaper segment advertising and other revenues from Internet activities totaled approximately $69 million in 2001, $62 million in 2000 and $39 million in 1999.

     Looking to 2002, modest ad revenue and volume growth is anticipated in most categories. Price increases are generally planned at most properties, and the company will continue to expand and refine sales and marketing efforts. Changes in economic factors such as interest rates, employment levels and the rate of general economic growth will have an impact on revenue at all of the company's newspapers.

     Raw materials: Newsprint is the basic raw material used to publish newspapers. During 2001, the company's total newsprint consumption was 1,216,000 metric tons, including the company's portion of newsprint consumed at joint operating agencies, consumption by USA WEEKEND, USA TODAY tonnage consumed at non-Gannett print sites and consumption by Newsquest. Newsprint consumption was flat with 2000 despite an increase resulting from a full year impact of the acquired properties in 2000. Newsprint consumption savings were realized due to reduced advertising space and web width reductions at a number of the company's properties in the years 1999-2001. The company purchases newsprint from 20 North American, European and other offshore suppliers under contracts that expire at various times through 2010.

     During 2001, all of the company's newspapers consumed some recycled newsprint. For the year, more than 80% of the company's domestic newsprint purchases contained recycled content.

     In 2001, newsprint supplies were adequate. The company believes that the available sources of newsprint, together with present inventories, will continue to be adequate to supply the needs of its newspapers.

     The average cost per ton of newsprint consumed in 2001 increased 10% compared to the 2000 average cost.

Broadcasting
On Dec. 30, 2001, the company's television division, headquartered in McLean, Va., included 22 television stations in markets with a total of more than 18.6 million households.

     At the end of 2001, the broadcasting division had approximately 3,000 full-time and part-time employees. Broadcasting revenues accounted for approximately 10% of the company's reported operating revenues from continuing operations in 2001, 13% in 2000 and 14% in 1999.

     The principal sources of the company's broadcasting revenues are: 1) local advertising focusing on the immediate geographic area of the stations; 2) national advertising; 3) compensation paid by the networks for carrying commercial network programs; 4) advertising on the stations' web sites; and 5) payments by advertisers to television stations for other services, such as the production of advertising material. The advertising revenues derived from a station's local news programs make up a significant part of its total revenues.

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

     Properties: The company's broadcasting facilities are adequately equipped with the necessary television broadcasting equipment. The company owns transmitter sites in 23 locations and leases sites in eight others.

     During the past five years, new broadcasting facilities or substantial improvements to existing facilities were completed in Phoenix, Jacksonville, Knoxville and Columbia. A new facility was completed in December 2000 in Cleveland. Facility expansion to accommodate Digital Television (DTV) was completed at five sites in 1998/1999, three sites in 2000 and one site in 2001. Twelve additional station facilities are scheduled to be converted to DTV in 2002. The company's broadcast facilities are adequate for present purposes.

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

     FCC Regulations also prohibit concentrations of broadcasting control and regulate network programming. FCC Regulations governing multiple ownership limit, or in some cases, prohibit the common ownership or control of most communications media serving common market areas (for example, television and radio; television and daily newspapers; radio and daily newspapers; or television and cable television). The FCC's broadcast ownership rules permit common ownership of two television stations in the same market, provided eight independently owned television stations remain in the market following the combination and provided that at least one of the commonly owned stations is not among the market's top four rated stations. It is under this standard that the company acquired a second television station in the Jacksonville, Fla. The FCC has instituted a rule-making proceeding to examine possible modifications to the daily newspaper/television broadcast ownership restrictions.

     The FCC rules permit common ownership of a number (depending on market size) of radio stations and television stations serving the same community but continue to prohibit a party from having attributable interests in television stations that collectively reach more than 35 percent of all U.S. television households. The FCC will continue to review this limitation as required by Congress, and as it was specifically ordered to do so by a federal court in February 2002. Constitutional challenges to these ownership restrictions are pending in several federal courts. Presently, the company's 22 television stations reach an aggregate of 17.7% of U.S. TV households.

     Additional information about the company's television stations may be found on page 69 of this annual report.

Corporate facilities
The company's headquarters and USA TODAY are located in McLean, Va. The company also owns data processing facilities in nearby Maryland. Headquarters facilities are adequate for present operations.


Employee relations
At the end of 2001, the company and its subsidiaries had approximately 51,500 full-time and part-time employees. Three of the company's newspapers were published in 2001 together with non-company newspapers pursuant to joint operating agreements, and the employment numbers above include the company's pro-rata share of employees at those joint production and business operations.

     Approximately 14% of those employed by the company and its subsidiaries are represented by labor unions. They are represented by 91 local bargaining units affiliated with nine international unions under collective bargaining agreements. These agreements conform generally with the pattern of labor agreements in the newspaper and broadcasting industries. The company does not engage in industrywide or companywide bargaining. The company's U.K. subsidiaries bargain with two unions over wages and health and safety issues only. The company strives to maintain good relationships with its employees.

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

Acquisitions 1997-2001

Acquisitions and dispositions 1997-2001

The growth of the company has resulted from acquisitions of businesses, as well as from internal expansion. Its significant acquisitions since the beginning of 1997 are shown below. The company has disposed of several businesses during this period, which are presented on the following page.

Acquisitions 1997-2001
Year acquired                    Name                                Location                    Publication times or business
-------------      -----------------------------           -------------------------------       -----------------------------
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

2001               Shopping News                           St. Cloud, Minn.                        Weekly newspaper
                   Gatwick Life, Horley Life               Surrey/Sussex, U.K.                     Weekly newspapers
                   The Bulletin Board                      Montgomery, Ala.                        Weekly newspaper
                   The Dimbleby Newspapers                 London, U.K.                            Weekly newspapers
                   PMP Company Ltd.                        Honolulu, Hawaii                        Monthly and bi-monthly
                                                                                                        publications
                   AutoChooser                             Tempe, Ariz.                            Software product
                   Honolulu Pennysaver                     Honolulu, Hawaii                        Weekly newspaper
                   Buy and Sell Classifieds                Honolulu, Hawaii                        Bi-weekly newspapers

Dispositions 1997-2001
Year disposed                    Name                                Location                    Publication times or business
-------------      -----------------------------           -------------------------------       -----------------------------
1997               WLWT-TV (4)                                Cincinnati, Ohio                    Television station
                   KOCO-TV (4)                                Oklahoma City, Okla.                Television station
                   Niagara Gazette (1)                        Niagara Falls, N.Y.                 Daily newspaper
                   The Observer                               Moultrie, Ga.                       Daily newspaper
                   North Hills News Record                    North Hills, Pa.                    Daily newspaper
                   Valley News Dispatch                       Tarentum, Pa.                       Daily newspaper

1998               The Virgin Islands Daily News              St. Thomas, V.I.                    Daily newspaper
                   WGCI/WGCI-FM                               Chicago, Ill.                       Radio stations
                   KKBQ/KKBQ-FM                               Houston, Texas                      Radio stations
                   KHKS-FM                                    Dallas, Texas                       Radio station
                   The Saratogian (1)                         Saratoga Springs, N.Y.              Daily newspaper
                   Multimedia Security Service                Wichita, Kan.                       Alarm security business
                   Commercial-News                            Danville, Ill.                      Daily newspaper
                   Chillicothe Gazette                        Chillicothe, Ohio                   Daily newspaper
                   Gallipolis Daily Tribune                   Gallipolis, Ohio                    Daily newspaper
                   The Daily Sentinel                         Pomeroy, Ohio                       Daily newspaper
                   Point Pleasant Register                    Point Pleasant, W.Va.               Daily newspaper
                   Multimedia Cable Illinois                  Suburban Chicago, Ill.              Cable television systems

1999               The San Bernardino County Sun (2)          San Bernardino, Calif.              Daily newspaper
                   KVUE-TV (3)                                Austin, Texas                       Television station

2000               Multimedia Cable                           Kansas, Oklahoma, North Carolina    Cable television systems
                   Marin Independent Journal (2)              Marin, Calif.                       Daily newspaper
                   Classified Gazette (2)                     San Rafael, Calif.                  Semi-weekly newspaper
                   Space News                                 Springfield, Va.                    Weekly newspaper

2001               The Marietta Times (1)                     Marietta, Ohio                      Daily newspaper
                   The Reporter                               Lansdale, Pa.                       Daily newspaper
                   Ocean Springs Record and
                      Gautier Independent                     Ocean Springs, Miss.                Weekly newspapers


(1) These properties were contributed to the Gannett Foundation, a not-for-profit, private foundation.
(2)  Contributed for an equity interest in the California Newspaper Partnership.
(3)  Exchanged for KXTV-TV in Sacramento, Calif.
(4)  Exchanged for WGRZ-TV in Buffalo, N.Y. and WZZM-TV in Grand Rapids, Mich.


Quarterly statements of income
In thousands of dollars

Fiscal year ended December 30, 2001                  1st Quarter     2nd Quarter     3rd Quarter     4th Quarter        Total
                                                     -----------     -----------     -----------     -----------     -----------
Net operating revenues
Newspaper advertising                                $ 1,020,934     $ 1,057,899     $   988,045     $ 1,052,895     $ 4,119,773
Newspaper circulation                                    313,009         306,019         306,139         307,939       1,233,106
Broadcasting                                             155,613         178,692         148,229         180,118         662,652
All other                                                 85,392          84,622          75,515          83,185         328,714
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                  1,574,948       1,627,232       1,517,928       1,624,137       6,344,245
                                                     -----------     -----------     -----------     -----------     -----------
Operating expenses
Cost of sales and operating
  expenses, exclusive of depreciation                    839,547         824,030         824,839         831,745       3,320,161
Selling, general and administrative expenses,
  exclusive of depreciation                              254,738         246,324         244,308         245,102         990,472
Depreciation                                              53,281          51,059          50,916          47,200         202,456
Amortization of intangible assets                         59,343          59,457          61,267          61,254         241,321
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                  1,206,909       1,180,870       1,181,330       1,185,301       4,754,410
                                                     -----------     -----------     -----------     -----------     -----------
Operating income                                         368,039         446,362         336,598         438,836       1,589,835
Non-operating (expense) income
Interest expense                                         (80,442)        (61,728)        (48,600)        (31,084)       (221,854)
Other                                                        448             528             530           1,110           2,616
                                                     -----------     -----------     -----------     -----------     -----------
Total                                                    (79,994)        (61,200)        (48,070)        (29,974)       (219,238)
                                                     -----------     -----------     -----------     -----------     -----------
Income before income taxes                               288,045         385,162         288,528         408,862       1,370,597
Provision for income taxes                               113,500         151,700         113,700         160,500         539,400
                                                     -----------     -----------     -----------     -----------     -----------
Income from continuing operations                        174,545         233,462         174,828         248,362         831,197

Discontinued operations
Income from discontinued operations, net
Gain on sale of cable business, net of tax
                                                     -----------     -----------     -----------     -----------     -----------
Net income                                           $   174,545     $   233,462     $   174,828     $   248,362     $   831,197
                                                     ===========     ===========     ===========     ===========     ===========

Basic earnings per share
Basic earnings from continuing operations            $       .66     $       .88     $       .66     $       .94     $      3.14
Basic earnings from discontinued operations:
   Discontinued operations, net of tax
   Gain on sale of cable business, net of tax
                                                     -----------     -----------     -----------     -----------     -----------
Net income per share - basic                         $       .66     $       .88     $       .66     $       .94     $      3.14
                                                     ===========     ===========     ===========     ===========     ===========

Diluted earnings per share
Diluted earnings from continuing operations (1)      $       .66     $       .88     $       .66     $       .93     $      3.12
Diluted earnings from discontinued operations:
   Discontinued operations, net of tax
   Gain on sale of cable business, net of tax
                                                     -----------     -----------     -----------     -----------     -----------
Net income per share - diluted (1)                   $       .66     $       .88     $       .66     $       .93     $      3.12
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

Schedules to Form 10-K information

In thousands of dollars
Property, plant and equipment
                                           Balance at
                                           beginning      Additions        Retirements                           Balance at
Classification                             of period       at cost           or sales     Other changes         end of period
                                         ------------    ----------        -----------    -------------         -------------
Dec. 26, 1999
Land                                     $  180,786      $   5,901         $   4,853      $       304           $  182,138
Buildings and improvements                  839,210         83,975            37,189              659              886,655
Cable                                       413,059         13,680             1,821              (11)             424,907
Machinery, equipment and fixtures         2,123,468        308,547           171,525           (1,128)           2,259,362
Construction in progress and
  deposits on contracts                     110,220         21,810             1,318              138              130,850
                                         ----------      ---------         ---------      -----------           ----------
                                         $3,666,743      $ 433,913 (A)(E)  $ 216,706      $       (38) (D)      $3,883,912
                                         ==========      =========         =========      ===========           ==========
Dec. 31, 2000
Land                                     $  182,138      $  33,066         $   4,374      $     5,219           $  216,049
Buildings and improvements                  886,655        183,971            20,639           51,709            1,101,696
Cable                                       424,907              4           424,911                0                    0
Machinery, equipment and fixtures         2,259,362        463,183           107,822          (89,541)           2,525,182
Construction in progress and
  deposits on contracts                     130,850        141,476               223           20,171              292,274
                                         ----------      ---------         ---------      -----------           ----------
                                         $3,883,912      $ 821,700 (B)(E)  $ 557,969      $   (12,442)(D)       $4,135,201
                                         ==========      =========         =========      ===========           ==========
Dec. 30, 2001
Land                                     $  216,049      $  26,548         $   6,431      $     1,319           $  237,485
Buildings and improvements                1,101,696        199,825            59,483            1,325            1,243,363
Machinery, equipment and fixtures         2,525,182        263,877           166,890          (12,465)           2,609,704
Construction in progress and
  deposits on contracts                     292,274       (174,767)              538             (447)             116,522
                                         ----------      ---------         ---------      -----------           ----------
                                         $4,135,201      $ 315,483 (C)(E)  $ 233,342      $   (10,268) (D)      $4,207,074
                                         ==========      =========         =========      ===========           ==========

Notes
(A)   Includes assets at acquisition net of adjustments for prior years' acquisitions.                          $  175,470
(B)   Includes assets at acquisition net of adjustments for prior years' acquisitions.                          $  471,120
(C)   Includes assets at acquisition net of adjustments for prior years' acquisitions.                          $   (9,096)
(D)   Principally the effect of current foreign currency translation adjustment.
(E)   Includes capitalized interest of $5,707 in 1999, $11,167 in 2000 and $8,550 in 2001
(F)   Generally the rates of depreciation range from 2.5% to 10% for buildings and improvements, 3.3% to 20%
      for cable and 4% to 30% for machinery, equipment and fixtures.
(G)   Includes depreciation expense from cable and security reflected in earnings from discontinued operations of $2,759 in 2000 and $31,806 in 1999.

Schedules to Form 10-K information

In thousands of dollars
Accumulated depreciation and amortization of property, plant and equipment
                                                          Additions
                                         Balance at        charged
                                          beginning      to costs and      Retirements        Other          Balance at
                                          of period        expenses          or sales        changes        end of period
                                         ----------       ---------         ---------       ----------       ----------
Dec. 26, 1999
Buildings and improvements               $  345,891       $  22,056         $  16,511       $  (5,003)       $  346,433
Cable                                        77,675          24,862             1,243               0           101,294
Machinery, equipment and fixtures         1,179,394         154,348           126,421           5,012         1,212,333
                                         ----------       ---------         ---------       ----------       ----------
                                         $1,602,960       $ 201,266 (F)(G)  $ 144,175       $       9  (D)   $1,660,060
                                         ==========       =========         =========       ==========       ==========
Dec. 31, 2000
Buildings and improvements               $  346,433       $  30,371         $  (6,055)      $   4,330        $  387,189
Cable                                       101,294           2,697           103,991               0                 0
Machinery, equipment and fixtures         1,212,333         165,119            85,976          (4,863)        1,286,613
                                         ----------       ---------         ---------       ----------       ----------
                                         $1,660,060       $ 198,187 (F)(G)  $ 183,912       $    (533) (D)   $1,673,802
                                         ==========       =========         =========       ==========       ==========
Dec. 30, 2001
Buildings and improvements               $  387,189       $  25,769         $  49,854       $   2,183        $  365,287
Machinery, equipment and fixtures         1,286,613         176,687            84,336          (2,647)        1,376,317
                                         ----------       ---------         ---------       ----------       ----------
                                         $1,673,802       $ 202,456 (F)     $ 134,190       $    (464) (D)   $1,741,604
                                         ==========       =========         =========       ==========       ==========

(D)(F)(G) See page 64

Valuation and qualifying accounts
                                                         Additions        Additions/
                                        Balance at        charged        (reductions)                       Balance
                                        beginning       to costs and   for acquisitions/    Deductions       at end
Allowance for doubtful receivables       of period        expenses       dispositions      from reserves   of period
                                         ---------        --------       ------------      -------------   ---------
Year ended Dec. 26, 1999                   $19,143        $26,213          $  9,419           $24,081         $30,694
Year ended Dec. 31, 2000                   $30,694        $28,072          $ 10,456           $31,757         $37,465
Year ended Dec. 30, 2001                   $37,465        $32,891          $   (361)          $30,857         $39,138

Supplementary income statement information (from continuing operations)
Fiscal year ended                             Dec. 30, 2001      Dec. 31, 2000      Dec. 26, 1999
                                              -------------      -------------      -------------
Maintenance and repairs                            $56,576            $51,424            $42,208
                                                   -------            -------            -------
Taxes other than payroll and income tax
Property                                           $32,041            $28,074            $23,101
Other                                              $16,876            $12,660            $ 8,243
                                                   -------            -------            -------
Total                                              $48,917            $40,734            $31,344
                                                   -------            -------            -------

MARKETS WE SERVE
NEWSPAPERS AND NEWSPAPER DIVISION

Daily newspapers

 State                                                                                  Circulation                    Joined
Territory               City                    Newspaper                     Morning  Afternoon   Sunday  Founded   Gannett (a)
---------               ----                    ---------                     -------  ---------   ------  -------   -----------
Alabama            Montgomery             Montgomery Advertiser                52,068               64,598    1829     1995  (62)
Arizona            Phoenix                The Arizona Republic                472,416              577,744    1890     2000  (91)
                   Tucson                 Tucson Citizen                                 38,123               1870     1976  (30)
Arkansas           Mountain Home          The Baxter                           11,291                         1901     1995  (63)
                                          Bulletin
California         Palm Springs           The Desert Sun                       52,824               55,562    1927     1986  (56)
                   Salinas                The Californian                      18,896                         1871     1977  (36)
                   Tulare                 Tulare Advance-Register                         8,121               1882     1993  (61)
                   Visalia                Visalia Times-Delta                  21,396                         1859     1977  (37)
Colorado           Fort Collins           Fort Collins Coloradoan              28,965               35,770    1873     1977  (38)
Connecticut        Norwich                Norwich Bulletin                     27,413               32,796    1791     1981  (49)
Delaware           Wilmington             The News Journal                    121,399              141,815    1871     1978  (43)
Florida            Brevard County         FLORIDA TODAY                        86,425              108,879    1966     1966   (9)
                   Fort Myers             The News-Press                       89,567              107,522    1884     1971  (24)
                   Pensacola              Pensacola News Journal               63,351               80,954    1889     1969  (11)
Georgia            Gainesville            The Times                                      20,343     24,429    1947     1981  (48)
Guam               Hagatna                Pacific Daily News                   21,207               19,851    1944     1971  (23)
Hawaii             Honolulu               The Honolulu Advertiser             145,594              176,387    1856     1993  (60)
Idaho              Boise                  The Idaho Statesman                  65,600               87,640    1864     1971  (16)

MARKETS WE SERVE
NEWSPAPERS AND NEWSPAPER DIVISION

Daily newspapers

 State                                                                                  Circulation                    Joined
Territory               City                    Newspaper                     Morning  Afternoon   Sunday  Founded   Gannett (a)
---------               ----                    ---------                     -------  ---------   ------  -------   -----------
llinois            Rockford               Rockford Register Star               69,377               80,890    1855     1967  (10)
Indiana            Fishers                The Daily Ledger(c)                             9,900               1870     2000  (92)
                   Indianapolis           The Indianapolis Star               253,060              364,345    1903     2000  (93)
                   Lafayette              Journal and Courier                  37,210               43,769    1829     1971  (17)
                   Marion                 Chronicle-Tribune                    18,928               21,199    1867     1971  (20)
                   Muncie                 The Star Press                       32,388               35,419    1899     2000  (94)
                   Richmond               Palladium-Item                                 19,119     22,834    1831     1976  (29)
                   Vincennes              Vincennes Sun-Commercial                       11,973     13,864    1804     2000  (95)
Iowa               Des Moines             The Des Moines Register             152,567              244,395    1849     1985  (53)
                   Iowa City              Iowa City Press-Citizen              15,227                         1860     1977  (40)
Kentucky           Louisville             The Courier-Journal                 224,679              285,538    1868     1986  (58)
Louisiana          Alexandria             Alexandria Daily Town Talk           35,693               40,551    1883     2000  (96)
                   Lafayette              The Daily Advertiser                 44,487               51,716    1865     2000  (72)
                   Monroe                 The News-Star                        36,244               41,323    1890     1977  (42)
                   Opelousas              Daily World                                    11,029     12,268    1939     2000  (97)
                   Shreveport             The Times                            66,871               82,526    1871     1977  (41)
Maryland           Salisbury              The Daily Times                      27,326               31,482    1900     2000  (73)
Michigan           Battle Creek           Battle Creek Enquirer                24,962               34,002    1900     1971  (18)
                   Detroit                The Detroit News                              241,184               1873     1986  (55)
                                          The Detroit News and Free Press                          745,686
                   Lansing                Lansing State Journal                71,141               90,439    1855     1971  (15)
                   Port Huron             Times Herald                                   29,779     40,739    1900     1970  (12)
Minnesota          St. Cloud              St. Cloud Times                      27,992               37,567    1861     1977  (35)
Mississippi        Hattiesburg            Hattiesburg American                           22,290     26,479    1897     1982  (51)
                   Jackson                The Clarion-Ledger                  100,708              114,771    1837     1982  (50)
Missouri           Springfield            Springfield News-Leader              63,873               92,586    1893     1977  (34)
Montana            Great Falls            Great Falls Tribune                  33,253               38,377    1885     1990  (59)
Nevada             Reno                   Reno Gazette-Journal                 66,681               84,048    1870     1977  (31)
New Jersey         Asbury Park            Asbury Park Press                   167,149              227,984    1879     1997  (68)
                   Bridgewater            Courier News                         39,952               40,134    1884     1927   (5)
                   Cherry Hill            Courier-Post                         81,949               97,360    1875     1959   (7)
                   East Brunswick         Home News Tribune                    65,180               72,966    1879     1997  (69)
                   Morristown             Daily Record                         42,865               45,259    1900     1998  (70)
                   Toms River             Ocean County Observer(b)                                            1850     1998  (71)
                   Vineland               The Daily Journal                    17,437                         1864     1986  (57)
New York           Binghamton             Press & Sun-Bulletin                 58,619               73,765    1904     1943   (6)
                   Elmira                 Star-Gazette                         28,933               40,407    1828     1906   (1)
                   Ithaca                 The Ithaca Journal                   18,624                         1815     1912   (2)
                   Poughkeepsie           Poughkeepsie Journal                 40,154               51,525    1785     1977  (33)
                   Rochester              Rochester Democrat and Chronicle    176,463              238,593    1833     1918   (3)
                   Utica                  Observer-Dispatch                    45,794               54,020    1817     1922   (4)
                   Westchester County     The Journal News                    144,240              173,985    1829     1964   (8)
North Carolina     Asheville              Asheville Citizen-Times              55,374               68,997    1870     1995  (64)
Ohio               Bucyrus                Telegraph-Forum                                 7,197               1923     2000  (74)
                   Cincinnati             The Cincinnati Enquirer             197,399              310,673    1841     1979  (44)
                   Chillicothe            Chillicothe Gazette                            16,340     16,220    1800     2000  (75)
                   Coshocton              Coshocton Tribune                               7,311      7,608    1842     2000  (76)
                   Fremont                The News-Messenger                             13,626               1856     1975  (27)
                   Lancaster              Lancaster Eagle-Gazette                        15,446     15,718    1807     2000  (77)
                   Mansfield              News Journal                                   33,823     43,112    1885     2000  (78)
                   Marion                 The Marion Star                                14,437     15,258    1880     2000  (79)
                   Newark                 The Advocate                                   21,868     22,781    1820     2000  (80)
                   Port Clinton           News Herald                                     5,828               1864     1975  (28)
                   Zanesville             Times Recorder                       21,542               21,402    1852     2000  (81)

MARKETS WE SERVE
NEWSPAPERS AND NEWSPAPER DIVISION

Daily newspapers

 State                                                                                  Circulation                    Joined
Territory               City                    Newspaper                     Morning  Afternoon   Sunday  Founded   Gannett (a)
---------               ----                    ---------                     -------  ---------   ------  -------   -----------
Oklahoma           Muskogee               Muskogee Daily Phoenix
                                                and Times-Democrat             18,853               19,737    1888     1977  (39)
Oregon             Salem                  Statesman Journal                    57,944               66,246    1851     1974  (26)
Pennsylvania       Chambersburg           Public Opinion                                 19,616               1869     1971  (14)
South Carolina     Greenville             The Greenville News                  95,008              128,784    1874     1995  (65)
South Dakota       Sioux Falls            Argus Leader                         53,310               75,105    1881     1977  (32)
Tennessee          Clarksville            The Leaf-Chronicle                   21,389               25,237    1808     1995  (66)
                   Jackson                The Jackson Sun                      36,450               41,673    1848     1985  (54)
                   Nashville              The Tennessean                      183,869              258,439    1812     1979  (45)
Texas              El Paso                El Paso Times                        74,273               91,991    1879     1972  (25)
Utah               St. George             The Spectrum                         21,807               22,846    1963     2000  (82)
Vermont            Burlington             The Burlington Free Press            49,729               60,219    1827     1971  (13)
Virginia           McLean                 USA TODAY                         2,255,348                         1982     1982  (52)
                   Staunton               The Daily News Leader                18,478               21,400    1904     1995  (67)
Washington         Bellingham             The Bellingham Herald                24,754               31,348    1890     1971  (21)
                   Olympia                The Olympian                         38,555               45,487    1889     1971  (19)
West Virginia      Huntington             The Herald-Dispatch                  35,546               41,150    1909     1971  (22)
Wisconsin          Appleton               The Post-Crescent                              53,416     69,855    1853     2000  (83)
                   Fond du Lac            The Reporter                                   20,084     20,562    1870     2000  (84)
                   Green Bay              Green Bay Press-Gazette              54,308               80,863    1915     1980  (46)
                   Manitowoc              Herald Times Reporter                          16,486     16,889    1898     2000  (85)
                   Marshfield             Marshfield News-Herald                         14,039               1927     2000  (86)
                   Oshkosh                Oshkosh Northwestern                 22,850               26,541    1868     2000  (87)
                   Sheboygan              The Sheboygan Press                            24,045     26,360    1907     2000  (88)
                   Stevens Point          Stevens Point Journal                          12,868               1873     2000  (89)
                                          Central Wisconsin Sunday                                  16,035
                   Wausau                 Wausau Daily Herald                            22,432     29,860    1903     1980  (47)
                   Wisconsin Rapids       Daily Tribune                                  13,444               1914     2000  (90)

(a) Number in parentheses notes chronological order in which existing newspapers joined Gannett.
(b)  Became an edition of the Asbury Park Press in 2001.
(c)  Becomes twice weekly The Noblesville Ledger in April 2002.


Army Times Publishing Co.
Headquarters: Springfield, Va.
Advertising offices: New York; Chicago; Los Angeles
Publications: Army Times, Navy Times, Marine Corps Times, Air Force Times, Federal Times, Defense News

Nursing Spectrum
Offices: Falls Church, Va. (serving Washington, D.C./Baltimore); Hoffman Estates, Ill. (serving Illinois and Indiana); Ft. Lauderdale, Fla. (serving Ft. Lauderdale and Tampa); King of Prussia, Pa. (serving Philadelphia and the Delaware Valley); Westbury, N.Y. (serving New York and New Jersey); Lexington, Mass. (serving New England states)

Non-daily publications
Weekly, semi-weekly or monthly publications in Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Guam, Hawaii, Idaho, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Juarez, Mexico

USA WEEKEND
Circulation 23.6 million in 591 newspapers
Headquarters: McLean, Va.
Advertising offices: Chicago; Detroit; Los Angeles; New York

Gannett Media Technologies International          Cincinnati, Ohio

Gannett Offset
Headquarters: Springfield, Va.
Offset sites: Atlanta, Ga.; Chandler, Ariz.; Minneapolis, Minn.;
Miramar, Fla.; Nashville, Tenn.; Norwood, Mass.; St. Louis, Mo.;
Pensacola, Fla.; Springfield, Va.
Gannett Offset Marketing Services Group
      Gannett Direct Marketing Services, Inc.     Louisville, Ky.
      Gannett TeleMarketing, Inc.
      Headquarters: Springfield, Va.
      Operations: Cambridge, Mass.; Cincinnati, Ohio; Columbia, Mo.; Louisville, Ky.; Nashville, Tenn.; Silver Spring, Md.; Towson, Md.
      Telematch                                   Springfield, Va.

Gannett Retail Advertising Group                  Chicago, Ill.

Gannett Satellite Information Network             McLean, Va.

Gannett News Service
Headquarters: McLean, Va.
Bureau: Washington, D.C.
State bureaus: Albany, N.Y.; Baton Rouge, La.; Columbus, Ohio; Indianapolis, Ind.; Newark, N.J.; Sacramento, Calif.; Springfield, Ill.; Tallahassee, Fla.

USA TODAY
Headquarters: McLean, Va.
Print sites: Arlington, Texas; Atlanta; Batavia, N.Y.; Brevard County, Fla.; Chandler, Ariz.; Chicago; Columbia, S.C.; Fort Collins, Colo.; Fort Myers, Fla.; Gainesville, Ga.; Hattiesburg, Miss.; Kankakee, Ill.; Lansing, Mich.; Las Vegas, Nev.; Lawrence, Kan.; Mansfield, Ohio; Marin County, Calif.; Miramar, Fla.; Nashville, Tenn.; Newark, Ohio; Norwood, Mass.; Olympia, Wash.; Pasadena, Texas; Port Huron, Mich.; Raleigh, N.C.; Richmond, Ind.; Rockaway, N.J.; St. Cloud, Minn.; St. Louis; Salisbury, N.C.; Salt Lake City; San Bernardino, Calif.; Springfield, Va.; Tarentum, Pa.; White Plains, N.Y.; Wilmington, Del.

International print sites: Charleroi, Belgium; Frankfurt, Germany; Hong Kong; London, England; Milan, Italy

National offices: Atlanta; Boston; Buffalo; Carolinas; Chicago; Cincinnati; Cleveland; Columbus; Dallas; Denver; Detroit; Houston; Indianapolis;Kansas City; Las Vegas; Los Angeles; Miami; Milwaukee; Minneapolis; Nashville; New Orleans; New York; North New Jersey; Orlando; Philadelphia; Phoenix; Pittsburgh; San Francisco; Seattle; St. Louis; Washington, D.C.

International offices:  Hong Kong; London, England; Paris, France; Singapore

Advertising offices: McLean, Va.; Atlanta; Chicago; Dallas; Detroit; London, England; Los Angeles; New York; San Francisco

USA TODAY Baseball Weekly
Editorial offices:                                McLean, Va.
Advertising offices:                              Chicago; McLean, Va.; New York

USATODAY.com                                      McLean, Va.


BROADCASTING
Television stations
                                                                            Weekly                Joined
State             City                     Station    Channel/Network     Audience(a)   Founded   Gannett
-----             ----                     -------    ---------------     ----------    -------   -------
Arizona           Flagstaff                KNAZ-TV    Channel 2/NBC              (b)      1970     1997
                  Kingman                  KMOH-TV    Channel 6/NBC              (b)      1988     1997
                  Phoenix                  KPNX-TV    Channel 12/NBC       1,258,000      1953     1979
Arkansas          Little Rock              KTHV-TV    Channel 11/CBS         406,000      1955     1994
California        Sacramento               KXTV-TV    Channel 10/ABC       1,042,000      1955     1999
Colorado          Denver                   KUSA-TV    Channel 9/NBC        1,357,000      1952     1979
District
  of Columbia     Washington               WUSA-TV    Channel 9/CBS        1,895,000      1949     1986
Florida           Jacksonville             WJXX-TV    Channel 25/ABC         387,000      1989     2000
                                           WTLV-TV    Channel 12/NBC         468,000      1957     1988
                  Tampa-St. Petersburg     WTSP-TV    Channel 10/CBS       1,265,000      1965     1996
Georgia           Atlanta                  WXIA-TV    Channel 11/NBC       1,639,000      1948     1979
                  Macon                    WMAZ-TV    Channel 13/CBS         214,000      1953     1995
Maine             Bangor                   WLBZ-TV    Channel 2/NBC          126,000      1954     1998
                  Portland                 WCSH-TV    Channel 6/NBC          337,000      1953     1998
Michigan          Grand Rapids             WZZM-TV    Channel 13/ABC         397,000      1962     1997
Minnesota         Minneapolis-St. Paul     KARE-TV    Channel 11/NBC       1,370,000      1953     1983
Missouri          St. Louis                KSDK-TV    Channel 5/NBC        1,095,000      1947     1995
New               Buffalo                  WGRZ-TV    Channel 2/NBC          537,000      1954     1997
York
North Carolina    Greensboro               WFMY-TV    Channel 2/CBS          582,000      1949     1988
Ohio              Cleveland                WKYC-TV    Channel 3/NBC        1,357,000      1948     1995
South Carolina    Columbia                 WLTX-TV    Channel 19/CBS         272,000      1953     1998
Tennessee         Knoxville                WBIR-TV    Channel 10/NBC         428,000      1956     1995

(a) Weekly audience is number of TV households reached, according to the November 2001 Nielsen book.
(b)  Audience numbers fall below minimum reporting standards.


NEWSQUEST PLC
Daily newspapers

                                                             Circulation                             Joined
City            Newspaper                          Morning    Afternoon     Saturday     Founded     Gannett
----            ---------                          -------     --------     --------     -------     -------
Basildon        Evening Echo                                    40,452                    1969         1999
Blackburn       Lancashire Evening Telegraph                    41,245       35,399       1886         1999
Bolton          Bolton Evening News                             39,228       29,365       1867         1999
Bournemouth     Daily Echo                                      40,493       38,460       1900         2000
Bradford        Telegraph & Argus                               50,793       48,789       1868         1999
Brighton        The Argus                                       47,493       45,706       1880         1999
Colchester      Evening Gazette                                 28,464                    1970         1999
Darlington      The Northern Echo                   61,671*                               1870         1999
Newport         South Wales Argus                               29,342       25,610       1892         2000
Oxford          Oxford Mail                                     29,927       30,316       1928         1999
Southampton     Southern Daily Echo                             54,528       54,597       1888         2000
Swindon         Evening Advertiser                              25,192       21,000       1854         1999
Weymouth        Dorset Echo                                     20,792       21,336       1921         2000
Worcester       Worcester Evening News                          22,088       18,655       1937         1999
York            Evening Press                                   41,884*                   1882         1999

* Monday-Saturday inclusive

Non-daily publications
Essex, London, Midlands, North East, North West, South Coast,
South East, South Wales, South West, Yorkshire

Gannett on the net

News and information about Gannett is available on our Web site, www.gannett.com.

     The following Gannett properties also offer online services or informational sites on the Internet:


Newspapers and Newspaper Division
---------------------------------
USA TODAY                                        www.usatoday.com
USA TODAY Baseball Weekly                        www.baseballweekly.com
USA WEEKEND                                      www.usaweekend.com
Alexandria (La.) Daily Town Talk                 www.thetowntalk.com
The Post-Crescent, Appleton, Wis.                www.postcrescent.com
Asbury Park (N.J.) Press                         www.app.com
Asheville (N.C.) Citizen-Times                   www.citizen-times.com
Battle Creek (Mich.) Enquirer                    www.battlecreekenquirer.com
The Bellingham (Wash.) Herald                    www.bellinghamherald.com
Press & Sun-Bulletin, Binghamton, N.Y.           www.pressconnects.com
The Idaho Statesman, Boise                       www.idahostatesman.com
Telegraph-Forum, Bucyrus, Ohio                   www.bucyrustelegraphforum.com
FLORIDA TODAY, Brevard County                    www.floridatoday.com
Courier News, Bridgewater, N.J.                  www.c-n.com
The Burlington (Vt.) Free Press                  www.burlingtonfreepress.com
Public Opinion, Chambersburg, Pa.                www.publicopiniononline.com
Courier-Post, Cherry Hill, N.J.                  www.courierpostonline.com
Chillicothe (Ohio) Gazette                       www.chillicothegazette.com
The Cincinnati Enquirer                          www.cincinnati.com
The Leaf-Chronicle, Clarksville, Tenn.           www.theleafchronicle.com
Coshocton (Ohio) Tribune                         www.coshoctontribune.com
The Des Moines Register                          DesMoinesRegister.com
The Detroit News                                 detnews.com
Home News Tribune, East Brunswick, N.J.          www.injersey.com/hnt
Star-Gazette, Elmira, N.Y.                       www.star-gazette.com
El Paso (Texas) Times                            www.elpasotimes.com
The Daily Ledger, Fishers, Ind.                  www.topics.com
The Reporter, Fond du Lac, Wis.                  www.fdlreporter.com
Fort Collins Coloradoan                          www.coloradoan.com
The News-Press, Fort Myers, Fla.                 www.news-press.com
The News-Messenger, Fremont, Ohio                www.thenews-messenger.com
The Times, Gainesville, Ga.                      www.gainesvilletimes.com
Great Falls (Mont.) Tribune                      www.greatfallstribune.com
Green Bay (Wis.) Press-Gazette                   www.greenbaypressgazette.com
The Greenville (S.C.) News                       greenvilleonline.com
Pacific Daily News, Hagatna, Guam                www.guampdn.com
Hattiesburg (Miss.) American                     www.hattiesburgamerican.com
The Honolulu Advertiser                          www.honoluluadvertiser.com
The Herald-Dispatch, Huntington, W.Va.           www.hdonline.com
The Indianapolis Star                            www.indystar.com
Iowa City (Iowa) Press-Citizen                   www.press-citizen.com
The Ithaca (N.Y.) Journal                        www.theithacajournal.com
The Clarion-Ledger, Jackson, Miss.               www.clarionledger.com
The Jackson (Tenn.) Sun                          www.jacksonsun.com
Journal and Courier, Lafayette, Ind.             www.jconline.com
The Daily Advertiser, Lafayette, La.             www.theadvertiser.com
Lancaster (Ohio) Eagle-Gazette                   www.lancastereaglegazette.com
Lansing (Mich.) State Journal                    www.lansingstatejournal.com
The Courier-Journal, Louisville, Ky.             www.courier-journal.com
Herald Times Reporter, Manitowoc, Wis.           www.htrnews.com
News Journal, Mansfield, Ohio                    www.mansfieldnewsjournal.com
Chronicle-Tribune, Marion, Ind.                  www.chronicle-tribune.com
The Marion (Ohio) Star                           www.marionstar.com
Marshfield (Wis.) News-Herald                    www.marshfieldnewsherald.com
The News-Star, Monroe, La.                       www.thenewsstar.com
The Montgomery (Ala.) Advertiser                 www.montgomeryadvertiser.com
Daily Record, Morristown, N.J.                   www.dailyrecord.com
The Baxter Bulletin, Mountain Home, Ark.         www.baxterbulletin.com
The Star Press, Muncie, Ind.                     www.thestarpress.com
The Tennessean, Nashville                        www.tennessean.com
The Advocate, Newark, Ohio                       www.newarkadvocate.com
Newspaper Network of Central Ohio                www.centralohio.com
Norwich (Conn.)Bulletin                          www.norwichbulletin.com
The Olympian, Olympia, Wash.                     www.theolympian.com
Daily World, Opelousas, La.                      www.dailyworld.com
Oshkosh (Wis.) Northwestern                      www.thenorthwestern.com
The Desert Sun, Palm Springs, Calif.             www.thedesertsun.com
Pensacola (Fla.) News Journal                    www.PensacolaNewsJournal.com
The Arizona Republic, Phoenix                    www.azcentral.com
News Herald, Port Clinton, Ohio                  www.portclintonnewsherald.com
Times Herald, Port Huron, Mich.                  www.thetimesherald.com
Poughkeepsie (N.Y.) Journal                      www.poughkeepsiejournal.com
Reno (Nev.) Gazette-Journal                      www.rgj.com
Palladium-Item, Richmond, Ind.                   www.pal-item.com
Rochester (N.Y.) Democrat and Chronicle          www.DemocratandChronicle.com
Rockford (Ill.) Register Star                    www.rrstar.com
The Californian, Salinas                         www.californianonline.com
The Daily Times, Salisbury, Md.                  www.delmarvanow.com
The Sheboygan (Wis.) Press                       www.sheboygan-press.com
Argus Leader, Sioux Falls, S.D.                  www.argusleader.com
St. Cloud (Minn.) Times                          www.sctimes.com
The Spectrum, St. George, Utah                   www.thespectrum.com
Statesman Journal, Salem, Ore.                   www.statesmanjournal.com
The Times, Shreveport, La.                       www.shreveporttimes.com
Springfield (Mo.) News-Leader                    www.ozarksgateway.com
The Daily News Leader, Staunton, Va.             www.newsleader.com
Stevens Point (Wis.) Journal                     www.stevenspointjournal.com
Tucson (Ariz.) Citizen                           www.tucsoncitizen.com
Tulare (Calif.) Advance-Register                 www.tulareadvanceregister.com
Observer-Dispatch, Utica, N.Y.                   www.uticaod.com
Vincennes (Ind.) Sun-Commercial                  www.vincennes.com
The Daily Journal, Vineland, N.J.                www.thedailyjournal.com
Visalia (Calif.) Times-Delta                     www.visaliatimesdelta.com
Wausau (Wis.) Daily Herald                       www.wausaudailyherald.com
The Journal News, Westchester County, N.Y.       www.nyjournalnews.com
The News Journal, Wilmington, Del.               www.delawareonline.com
The Daily Tribune, Wisconsin Rapids, Wis.        www.wisconsinrapidstribune.com
Army Times                                       www.armytimes.com
Navy Times                                       www.navytimes.com
Marine Corps Times                               www.marinetimes.com
Air Force Times                                  www.airforcetimes.com
Federal Times                                    www.federaltimes.com
Defense News                                     www.defensenews.com
Military City                                    www.militarycity.com
Nursing Spectrum                                 www.nursingspectrum.com
Gannett Offset                                   www.gannettoffset.com
Gannett Direct Marketing Services                www.gdms.com
Gannett Media Technologies International         www.gmti.com

Newsquest PLC
-------------
Newsquest Media Group                            www.newsquest.co.uk
Evening Echo, Basildon                           www.thisisessex.co.uk
Lancashire Evening Telegraph, Blackburn          www.thisislancashire.co.uk
Bolton Evening News, Bolton                      www.thisisbolton.co.uk
Daily Echo, Bournemouth                          www.thisisdorset.net
Telegraph & Argus, Bradford                      www.thisisbradford.co.uk
The Argus, Brighton                              www.thisisbrightonandhove.co.uk
Evening Gazette, Colchester                      www.thisisessex.co.uk
The Northern Echo, Darlington                    www.thisisthenortheast.co.uk
South Wales Argus, Newport                       www.thisisgwent.co.uk
Oxford Mail, Oxford                              www.thisisoxfordshire.co.uk
Southern Daily Echo, Southampton                 www.thisishampshire.net
Evening Advertiser, Swindon                      www.thisiswiltshire.co.uk
Dorset Echo, Weymouth                            www.thisisdorset.net
Worcester Evening News, Worcester                www.thisisworcestershire.co.uk
Evening Press, York                              www.thisisyork.co.uk

Broadcasting
------------
WXIA-TV, Atlanta                                 www.11alive.com
WLBZ-TV, Bangor, Maine                           www.wlbz.com
WGRZ-TV, Buffalo, N.Y.                           www.wgrz.com
WKYC-TV, Cleveland, Ohio                         www.wkyc.com
WLTX-TV, Columbia, S.C.                          www.wltx.com
KUSA-TV, Denver                                  www.9news.com
WZZM-TV, Grand Rapids-Kalamazoo-
         Battle Creek, Mich.                     www.wzzm13.com
WFMY-TV, Greensboro, N.C.                        www.wfmynews2.com
WTLV-TV/WJXX-TV, Jacksonville, Fla.              www.firstcoastnews.com
WBIR-TV, Knoxville, Tenn.                        www.wbir.com
KTHV-TV, Little Rock, Ark.                       www.kthv.com
WMAZ-TV, Macon, Ga.                              www.13wmaz.com
KARE-TV, Minneapolis-St. Paul                    www.kare11.com
KPNX-TV, Phoenix, Ariz.                          www.12news.com
WCSH-TV, Portland, Maine                         www.wcsh6.com
KXTV-TV, Sacramento, Calif.                      www.kxtv.com
KSDK-TV, St. Louis, Mo.                          www.ksdk.com
WTSP-TV, Tampa-St. Petersburg, Fla.              www.wtsp.com
WUSA-TV, Washington, D.C.                        www.wusatv9.com

Glossary of financial terms

     Presented below are definitions of certain key financial and operational terms that we hope will enhance your reading and understanding of Gannett's 2001 Annual Report.

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

DISCONTINUED OPERATIONS - A principal business that has been sold and is reported separately from continuing operations in the statement of income.

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

EXCESS OF ACQUISITION COST OVER FAIR VALUE OF ASSETS ACQUIRED - In a business purchase, this represents the excess of amounts paid over fair value of tangible assets acquired (also referred to as goodwill). Generally this cost is written off against operations over periods of up to 40 years. The company adopted a new accounting standard on Dec. 31, 2001, the first day of fiscal 2002, under which goodwill is only written off if it is considered to be impaired. (Also see "Purchase.")

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

PRO FORMA - A manner of presentation intended to improve comparability of financial results; it assumes business purchases/dispositions were completed at the beginning of the earliest period discussed (i.e., results are compared for all periods but only for businesses presently owned).

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

STATEMENT OF CASH FLOWS - A financial statement that reflects cash flows from operating, investing and financing activities, providing a comprehensive view of changes in the company's cash and cash equivalents.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY - A statement that reflects changes in the common stock, retained earnings and other equity accounts.

STATEMENT OF INCOME - A financial statement that reflects the company's profit by measuring revenues and expenses.

STOCK INCENTIVE RIGHTS - An award that gives key employees the right to receive shares of the company's stock without payment at the end of an incentive period, conditioned on their continued employment throughout the incentive period.

STOCK OPTION - An award that gives key employees the right to buy shares of the company's stock, pursuant to a vesting schedule, at the market price of the stock on the date of the award.

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

Form 10-K
---------
     Information provided by Gannett in its Form 10-K annual report to the Securities and Exchange Commission has been incorporated in this report. Copies of the complete Form 10-K annual report may be obtained by writing the Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107.

Annual meeting
--------------
     The annual meeting of shareholders will be held at 10 a.m. Tuesday, May 7, 2002, at Gannett headquarters.

For more information
--------------------
     News and information about Gannett is available on our Web site (www.gannett.com). Quarterly earnings information will be available around the middle of April, July and October 2002.
     Shareholders who wish to contact the company directly about their Gannett stock should call Shareholder Services at Gannett headquarters, 703-854-6960.

Gannett Headquarters
7950 Jones Branch Drive
McLean, VA  22107
703-854-6000